                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant /x/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement        / / Confidential, For Use of the
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                                                Rule 14a-6(e)(2))
     /x/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           TELE-COMMUNICATIONS, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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

                           TELE-COMMUNICATIONS, INC.
                                TERRACE TOWER II
                                5619 DTC PARKWAY
                           ENGLEWOOD, COLORADO 80111
                                 (303) 267-5500


Dear Stockholder:                                                  July 25, 1997



     You are cordially invited to attend the annual meeting of stockholders of Tele-Communications, Inc. (the "Company" or "TCI"), which will be held at the TCI National Digital Television Center, 4100 East Dry Creek Road, Littleton, Colorado, on August 28, 1997 starting at 10:00 a.m., local time. A notice of the annual meeting, a proxy card, a Proxy Statement containing important information about the matters to be acted upon at the annual meeting, and the Company's 1996 Annual Report to Stockholders are enclosed.


     The election of directors will take place at the annual meeting. This year three directors will be elected, who will hold office until the annual meeting of stockholders in the year 2000 or until their successors are elected and qualified. The Proxy Statement contains information with respect to the nominees, as well as the other directors who continue in office.


     In addition to the election of directors, you will be asked to consider and vote upon a proposal (the "TCI Ventures Group Stock Proposal"), to amend the terms of the series of the Company's Common Stock, par value $1.00 per share (the "Common Stock") which has been designated as Tele-Communications, Inc. Series A Telephony Group Common Stock (the "Series A Telephony Group Common Stock") and Tele-Communications, Inc. Series B Telephony Group Common Stock (the "Series B Telephony Group Common Stock" and, together with the Series A Telephony Group Common Stock, the "Telephony Group Common Stock"). The Telephony Group Common Stock was authorized by the stockholders at a special meeting held on March 12, 1997. No shares of Telephony Group Common Stock have been issued. The Telephony Group Common Stock, if issued, would have been intended to reflect the separate performance of the Telephony Group, which initially was to consist of TCI's principal investments in the domestic wireless and wireline telephony businesses (the "Telephony Business"). A total of 750 million shares of Series A Telephony Group Common Stock and 75 million shares of Series B Telephony Common Stock were authorized.


     The TCI Ventures Group Stock Proposal would change the name of the Telephony Group to the TCI Ventures Group and would redefine the Group to include TCI's principal international assets and substantially all of TCI's non-cable and non-programming domestic assets. The two authorized series of Telephony Group Common Stock would be redesignated as Tele-Communications, Inc. Series A TCI Ventures Group Common Stock ("Series A TCI Ventures Group Common Stock") and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock ("Series B TCI Ventures Group Common Stock" and, together with the Series A TCI Ventures Group Common Stock, the "TCI Ventures Group Common Stock").

     The TCI Ventures Group Common Stock, when issued, would be intended to reflect the separate performance of the TCI Ventures Group. The assets that will be attributed to the TCI Ventures Group are comprised principally of (i) TCI's 85% equity interest (representing a 92% voting interest) in Tele-Communications International, Inc. ("International"), which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group), (ii) TCI's principal interests in the Telephony Business, consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.), the Company's 30% equity interest (representing a 37% voting interest) in Teleport Communications Group Inc. ("TCG"), a competitive local exchange carrier, and the Company's wholly owned subsidiary Western Tele-Communications, Inc. ("WTCI"), which provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing an 85% voting interest) in United Video Satellite Group, Inc. ("UVSG"), which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in At Home Corporation ("@Home"), a provider of high speed multimedia Internet services, and the Company's interest in other Internet-related assets, and (v) other assets, including the Company's National Digital Television Center, which provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC w/tci, Inc., an 80% owned subsidiary of the Company that develops and distributes for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C., wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand the service to include third parties. (Percentage equity and voting interests provided above have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.) The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market.


     Unlike the Telephony Group, the TCI Ventures Group would include WTCI, rather than an option to acquire WTCI, and would not include an option to acquire TCI's developmental stage domestic cable telephony business nor would it include any other business that uses TCI's domestic cable plant to distribute services to customers (e.g., cable, telephony and Internet services). Such domestic "distribution" businesses will continue to be attributed to the TCI Group. By way of example, the business of distributing @Home's Internet service to customers through TCI's cable systems would not be attributed to the TCI Ventures Group, although the investment in @Home would be.


     The TCI Ventures Group Stock Proposal and the issuance of the TCI Ventures Group Common Stock are intended to result in greater market recognition of the value of the TCI Ventures Group, thereby enhancing stockholder value over the long term, while at the same time enabling the Company's businesses to preserve the benefits of being part of a consolidated enterprise. In addition, the businesses that would be attributed to the TCI Group after giving effect to the creation of the TCI Ventures Group would largely be confined to the Company's domestic distribution and communications businesses (i.e., the provision of cable, telephony and Internet services over its domestic cable facilities), thereby simplifying the market's analysis of the TCI Group Common Stock (as defined below). The TCI Ventures Group Stock Proposal should provide the Company with greater flexibility with regard to raising capital and making acquisitions and investments, including strategic partnering transactions, with equity securities specifically related to the TCI Ventures Group. Further, the TCI Ventures Group Stock Proposal would provide security holders with the opportunity to invest in separate securities intended specifically to reflect the TCI Ventures Group and would enable the Company to more effectively tailor employee benefits plans to provide incentives to the employees in the TCI Ventures Group.



     Currently the Company has four other series of Common Stock authorized: (i) Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), (ii) Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock" and, together with the Series A TCI Group Common Stock, the "TCI Group Common Stock"), (iii) Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock"); and (iv) Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock" and, together with the Series A Liberty Media Group Common Stock, the "Liberty Media Group Common Stock"). The TCI Group Common Stock is intended to reflect the separate performance of the TCI Group, which currently is comprised of the Company's domestic cable and telephony distribution and communications businesses (other than those attributed to the Telephony Group), international cable, telephony and programming businesses, technology/venture capital businesses, and any other businesses and assets of the Company not attributed to either the Liberty Media Group or the Telephony Group. The TCI Group Common Stock is also currently intended to reflect 100% of the common stockholders' equity value of the Company attributable to the Telephony Group. The assets attributed to the TCI Ventures Group are currently included in the TCI Group and the Telephony Group. The Liberty Media Group Common Stock is intended to reflect the separate performance of the Liberty Media



                                      (ii)

Group, which is presently comprised of the Company's businesses, and investments in entities, that are engaged in the production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products, and its investments in entities engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing, and the operation of UHF television stations. The composition of the Liberty Media Group will not be affected by the TCI Ventures Group Stock Proposal.


     Upon effectiveness of the TCI Ventures Group Stock Proposal, the TCI Ventures Group will replace the Telephony Group and the assets attributed to the TCI Ventures Group will no longer be included in the TCI Group. Until shares of TCI Ventures Group Common Stock are issued as described below, however, the TCI Group Common Stock will continue to be intended to reflect all of the common stockholders' equity value of the Company attributable to the TCI Ventures Group, in addition to the separate performance of the Company's domestic distribution and communications businesses (other than the investments attributed to the TCI Ventures Group), and any other businesses and assets of the Company not attributed to either the Liberty Media Group or the TCI Ventures Group. The common stockholders' equity value of the Company attributable to the TCI Ventures Group that, at any relevant time, is attributed to the TCI Group and, accordingly, not represented by outstanding TCI Ventures Group Common Stock is referred to as the "Inter-Group Interest" of the TCI Group in the TCI Ventures Group.


     Prior to the Annual Meeting, the Company will commence offers (the "Exchange Offers") to exchange shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock for up to an aggregate of 188,661,300 shares of Series A TCI Group Common Stock and 16,266,400 shares of Series B TCI Group Common Stock, respectively (representing approximately 30% of the shares of each such series outstanding as of June 30, 1997, excluding shares held by majority owned subsidiaries of the Company) in the ratio of one share of the applicable series of TCI Ventures Group Common Stock in exchange for each share of the corresponding series of TCI Group Common Stock properly tendered. The Exchange Offers will be made on the terms and subject to the conditions to be set forth in an Offering Circular and related Letter of Transmittal. The Exchange Offers will be subject, among other conditions, to the approval by stockholders of the TCI Ventures Group Stock Proposal. If such approval is obtained and other conditions are satisfied, the Company would consummate the Exchange Offers on or about September 10, 1997.



     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent 100% of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares were issued in the Exchange Offers, the Inter-Group Interest of the TCI Group in the TCI Ventures Group would be reduced to zero. If immediately following the consummation of the Exchange Offers the TCI Group has any remaining Inter-Group Interest in the TCI Ventures Group, the Company will extinguish such Inter-Group Interest in consideration of the attribution to the TCI Group of a preferred equity interest in the TCI Ventures Group with a face amount equal to the market value of the shares of TCI Ventures Group Common Stock not issued in the Exchange Offers (which shall be deemed to be the same, on a per share basis, as the market value of the Series A TCI Group Common Stock on the last trading day preceding the closing of the Exchange Offers), a dividend rate of 5% per annum and a mandatory redemption obligation on the 15th anniversary of the closing of the Exchange Offers. Accrued dividends on the preferred equity interest would accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers and thereafter would be payable annually.



     In addition to the shares of TCI Ventures Group Common Stock to be issued in the Exchange Offers, shares of Series A TCI Ventures Group Common Stock are being reserved for issuance upon conversion, exercise or exchange subsequent to the closing of the Exchange Offers of certain outstanding convertible notes issued by a subsidiary of the Company and upon exercise of certain outstanding options. In lieu of a number of shares of Series A TCI Group Common Stock equal to 30% of the number of shares of Series A TCI Group Common Stock currently issuable upon exchange of such convertible notes, an equal number of shares of TCI Ventures Group Common Stock would be issued upon such exchange. Similarly, options to purchase shares of Series A TCI Group Common Stock that are outstanding under the Company's various stock incentive plans will be adjusted upon consummation of the Exchange Offers by dividing such options into options to purchase shares of Series A TCI Ventures Group Common Stock and options to purchase shares of Series A TCI



                                      (iii)

Group Common Stock, with 30% of the shares originally subject to the options being allocated to the options to purchase TCI Ventures Group Common Stock and 70% of such shares being allocated to the options to purchase shares of TCI Group Common Stock. The terms of each of such options at the time of issuance will be the same as the terms of the option that they replace, including as to the exercise price per share and vesting schedule.


     IT IS IMPORTANT TO NOTE THAT HOLDERS OF TCI GROUP COMMON STOCK, LIBERTY MEDIA GROUP COMMON STOCK AND TCI VENTURES GROUP COMMON STOCK WHEN ISSUED WILL BE COMMON STOCKHOLDERS OF THE COMPANY AND WILL BE SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY AND ALL OF ITS BUSINESSES, ASSETS AND LIABILITIES. THE COMPANY CAN PROVIDE NO ASSURANCE AS TO THE DEGREE TO WHICH THE MARKET PRICE OF THE TCI VENTURES GROUP COMMON STOCK WILL REFLECT THE SEPARATE PERFORMANCE OF THE TCI VENTURES GROUP OR AS TO THE IMPACT OF THE PROPOSAL ON THE MARKET PRICE OF THE TCI GROUP COMMON STOCK OR THE LIBERTY MEDIA GROUP COMMON STOCK. IN ADDITION, IMPLEMENTATION OF THE TCI VENTURES GROUP STOCK PROPOSAL WILL MAKE THE CAPITAL STRUCTURE OF THE COMPANY MORE COMPLEX AND MAY GIVE RISE TO OCCASIONS WHEN THE INTERESTS OF THE HOLDERS OF THE SEPARATE SERIES OF COMMON STOCK MAY DIVERGE OR APPEAR TO DIVERGE.

     In addition to the TCI Ventures Group Stock Proposal, you will also be asked at the annual meeting to consider and vote upon the approval of an amendment to the terms of the Liberty Media Group Common Stock to conform the provision that permits the redemption of the Liberty Media Group Common Stock for the stock of a subsidiary to the corresponding provision that currently relates to the Telephony Group Common Stock and that will relate to the TCI Ventures Group Common Stock if the TCI Ventures Group Common Stock Proposal is approved (the "Liberty Media Group Amendment Proposal").

     The terms of the Liberty Media Group Common Stock currently permit the Liberty Media Group Common Stock to be redeemed for the stock of a wholly owned subsidiary of TCI that holds, directly or indirectly, all the assets and liabilities attributed to the Liberty Media Group. The Liberty Media Group Amendment Proposal, if approved, would also permit the redemption of the Liberty Media Group Common Stock for the stock of a less than wholly owned subsidiary that holds, directly or indirectly, all the assets and liabilities attributed to the Liberty Media Group, if the Company's ownership and voting interest in such subsidiary is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of the Company's interest in such subsidiary to the holders of TCI Ventures Group Common Stock to be tax free to such holders.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TCI VENTURES GROUP STOCK PROPOSAL AND THE LIBERTY MEDIA GROUP AMENDMENT PROPOSAL, BELIEVES THE ADOPTION OF EACH SUCH PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF EACH SUCH PROPOSAL.


     The proposal of two stockholders, which is expected to be presented at the Annual Meeting, is also included in the Proxy Statement. The proposal relates to a request that the Board of Directors take steps to eliminate the election of directors by classes. For the reasons set forth in the Proxy Statement, if such proposal is presented at the Annual Meeting, the Board of Directors recommends a vote against this stockholder proposal.


     Whether or not you are personally able to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the annual meeting and vote personally.

                                          Sincerely yours,


                                          /s/ JOHN C. MALONE
                                          John C. Malone
                                          Chairman of the Board and
                                            Chief Executive Officer



                                      (iv)

                               TABLE OF CONTENTS


                                                               PAGE
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
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS....................   (vii)
PROXY STATEMENT.............................................       1

THE ANNUAL MEETING..........................................       1
  Time and Place; Purposes..................................       1
  Voting Rights; Votes Required for Approval................       2
  Proxies...................................................       3
  No Appraisal Rights.......................................       4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................       5
  Security Ownership of Certain Beneficial Owners...........       5
  Security Ownership of Management..........................      12
  Change of Control.........................................      20

PROPOSALS OF THE BOARD......................................      21

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS.....................      21
  General...................................................      21
  Nominees For Election As Directors........................      21
  Directors Whose Term Expires in 1998......................      21
  Directors Whose Term Expires in 1999......................      22

PROPOSAL NO. 2 -- TCI VENTURES GROUP STOCK PROPOSAL.........      22
  General...................................................      22
  The TCI Ventures Group....................................      24
  Background and Reasons for the TCI Ventures Group Stock
     Proposal...............................................      26
  Recommendation of the Board of Directors..................      29
  Summary Description of TCI Ventures Group Stock
     Proposal...............................................      29
  Factors to be Considered..................................      36



  Management and Allocation Policies........................      46
  Description of TCI Ventures Group Common Stock and Effects
     on Existing Common Stock...............................      53
  No Initial Inter-Group Interest in the TCI Ventures
     Group..................................................      72
  Dividend Policy...........................................      75
  Stock Transfer Agent and Registrar........................      75
  Inclusion in Nasdaq National Market.......................      76
  Certain Federal Income Tax Considerations.................      76
  Existing Capital Stock....................................      79
  Anti-Takeover Considerations..............................      80



PROPOSAL NO. 3 -- LIBERTY MEDIA GROUP AMENDMENT.............      83
  General...................................................      83
  Redemption for Stock of Subsidiary........................      83
  Recommendations of the Board of Directors.................      83



PROPOSAL OF STOCKHOLDER.....................................      84



PROPOSAL NO. 4..............................................      84
  Board of Directors Statement in Opposition to Proposal No.
     4......................................................      84
  Recommendation of the Board of Directors..................      85



CONCERNING MANAGEMENT.......................................      86
  Executive Officers........................................      86
  Executive Compensation....................................      87



                                       (v)

                                                               PAGE
                                                              ------
  Compensation Committee Interlocks and Insider
     Participation in Compensation Decisions................      97
  Report of the Compensation Committee on Executive
     Compensation...........................................      97
  Stock Performance Graphs..................................     100
  Compensation of Directors.................................     102
  Board Meetings............................................     102
  Committees of the Board of Directors......................     102
  Certain Relationships and Related Transactions............     103
INDEPENDENT AUDITORS........................................     112
INCORPORATION BY REFERENCE..................................     112
AVAILABLE INFORMATION.......................................     112
STOCKHOLDERS PROPOSALS......................................     112
ANNEX I -- Index of Certain Defined Terms...................     I-1
ANNEX II-A -- Proposed Amendments to the Restated
  Certificate of Incorporation
  (Implementing the TCI Ventures Group Stock Proposal)......  II-A-1
ANNEX II-B -- Proposed Amendments to the Restated
  Certificate of Incorporation
  (Implementing the Liberty Media Group Amendment
  Proposal).................................................  II-B-1
ANNEX III -- Description of TCI Ventures Group..............   III-1
ANNEX IV -- Illustration of Certain Terms...................    IV-1
ANNEX V -- Financial Information............................     V-1
  Index.....................................................     V-1
  Selected Historical and Pro Forma Financial Data..........     V-2
  Tele-Communications, Inc. Condensed Pro Forma Combined
     Financial Statements ..................................     V-5
  TCI Ventures Group Condensed Pro Forma Combined Financial
     Statements.............................................    V-12
  TCI Group Condensed Pro Forma Combined Financial
     Statements.............................................    V-18
  Tele-Communications, Inc. and Subsidiaries................    V-25
  TCI Ventures Group........................................    V-98



                                      (vi)

                           TELE-COMMUNICATIONS, INC.
                            ------------------------



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 28, 1997
                            ------------------------



     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (including any adjournment or postponement thereof, the "Annual Meeting") of Tele-Communications, Inc., a Delaware corporation (the "Company"), will be held at the TCI National Digital Television Center, 4100 East Dry Creek Road, Littleton, Colorado, starting at 10:00 a.m., local time, on August 28, 1997, for the following purposes:


          1. To elect three directors of the Company to hold office until the 2000 annual meeting of stockholders or until their successors are elected and qualified ("Election of Directors Proposal").


          2. To consider and vote upon a proposal ("TCI Ventures Group Stock Proposal") to adopt an amendment to the Company's Restated Certificate of Incorporation which would (a) redesignate the Tele-Communications, Inc. Series A Telephony Group Common Stock and the Tele-Communications, Inc. Series B Telephony Group Common Stock (collectively, the "Telephony Group Common Stock"), as Tele-Communications, Inc. Series A TCI Ventures Group Common Stock and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, respectively (collectively, the "TCI Ventures Group Common Stock"), (b) change the name of the Telephony Group to the TCI Ventures Group and redefine the assets and liabilities attributed to such Group, (c) make corresponding changes to the terms of the other existing series of Tele-Communications, Inc. Common Stock to reflect the redesignation of the Telephony Group Common Stock as TCI Ventures Group Common Stock, and (d) provide for the reservation of shares of Series A TCI Ventures Group Common Stock for issuance upon conversion, exercise or exchange of certain convertible notes and options.



          3. To consider and vote upon a proposal ("Liberty Media Group Amendment Proposal") to adopt an amendment to the Company's Restated Certificate of Incorporation which would permit the Company to redeem the Liberty Media Group Common Stock for stock of a less than wholly owned subsidiary of the Company that holds, directly or indirectly, all the assets and liabilities of the Liberty Media Group if the Company's ownership of and voting interest in such subsidiary is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of the Company's interest in such subsidiary to the holders of Liberty Media Group Common Stock to be tax free to such holders.



          4. To consider and act upon a proposal of two stockholders of the Company, if such proposal is brought before the Annual Meeting, with respect to the elimination of election of directors by classes ("Proposal No. 4"). The proposal is set forth on page 84 of the Proxy Statement.


          5. To transact such other business as may properly come before the Annual Meeting.


     Holders of record of (i) Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), (ii) Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock" and, together with the Series A TCI Group Common Stock, the "TCI Group Common Stock"), (iii) Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock"), (iv) Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock" and, together with the Series A Liberty Media Group Common Stock, the "Liberty Media Group Common Stock"), (v) Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock (the "Class B Preferred Stock"), (vi) Convertible Preferred Stock, Series C (the "Series C Preferred Stock"), (vii) Redeemable Convertible TCI Group Preferred Stock, Series G (the "Series G Preferred Stock"), and (viii) Redeemable Convertible Liberty Media Group Preferred Stock, Series H (the "Series H Preferred Stock"), at the close of business on July 25, 1997, the record date for the Annual Meeting, will be entitled to notice of the Annual Meeting. Holders of record of the foregoing securities at the close of business on the record date will be entitled to vote together as a single class on the Election of Directors Proposal.



                                      (vii)

     Holders of record of the Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and Series C Preferred Stock at the close of business on the record date will be entitled to vote together as a single class on the TCI Ventures Group Stock Proposal, the Liberty Media Group Amendment Proposal and Proposal No. 4. In addition, holders of record of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock will be entitled to vote as a separate class on the Liberty Media Group Amendment Proposal. Accordingly, the vote of a holder of record on the record date of shares of Liberty Media Group Common Stock with respect to the Liberty Media Group Amendment Proposal will count for both the single class vote of the TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock, and for the separate class vote of the Liberty Media Group Common Stock with respect to such proposal. The vote with respect to the Liberty Media Group Amendment Proposal of a holder of record on the record date of shares of TCI Group Common Stock or Series C Preferred Stock will only count for the single class vote with respect to such proposal.



     Each holder of record as of the record date of (i) shares of Series A TCI Group Common Stock, Series A Liberty Media Group Common Stock, Class B Preferred Stock, Series G Preferred Stock and Series H Preferred Stock is entitled to cast one vote per share of such class or series held, (ii) shares of Series B TCI Group Common Stock and Series B Liberty Media Group Common Stock is entitled to cast ten votes per share of such series held, and (iii) shares of Series C Preferred Stock is entitled to cast 153 votes per share of such series held, on each matter on which holders of shares of such class or series are entitled to vote at the Annual Meeting. In the single class vote, the affirmative vote (in person or by proxy) of (x) a plurality of the votes cast by holders of the shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Class B Preferred Stock, Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, represented in person or by proxy and entitled to vote is required to approve the Election of Directors Proposal, (y) at least 66 2/3% of the combined voting power of the shares of TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock outstanding on the record date is required to approve the TCI Ventures Group Stock Proposal and the Liberty Media Group Amendment Proposal, and (z) a majority of the combined voting power of the shares of TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock, represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve Proposal No. 4. In the separate class vote, the affirmative vote (in person or by proxy) of a majority of the combined voting power of the shares of Liberty Media Group Common Stock outstanding on the record date is required to approve the Liberty Media Group Amendment Proposal.


     To assure that your interests will be represented at the Annual Meeting, regardless of whether you plan to attend in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you wish to attend the Annual Meeting and vote personally.

                                          By Order of the Board of Directors


                                          /s/ STEPHEN M. BRETT
                                          Stephen M. Brett
                                          Secretary



Englewood, Colorado
July 25, 1997


PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.


                                     (viii)

                           TELE-COMMUNICATIONS, INC.
                                TERRACE TOWER II
                                5619 DTC PARKWAY
                           ENGLEWOOD, COLORADO 80111
                            ------------------------


                                PROXY STATEMENT
                            ------------------------


                       FOR ANNUAL MEETING OF STOCKHOLDERS


     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Tele-Communications, Inc., a Delaware corporation (the "Company" or "TCI") of proxies for use at the annual meeting of the stockholders of the Company, or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Meeting. Proxies are being solicited from the holders of the following securities of the Company: (i) Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), (ii) Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock" and, together with the Series A TCI Group Common Stock, the "TCI Group Common Stock"), (iii) Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock"), (iv) Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock" and, together with the Series A Liberty Media Group Common Stock, the "Liberty Media Group Common Stock"), (v) Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock (the "Class B Preferred Stock"), (vi) Convertible Preferred Stock, Series C (the "Series C Preferred Stock"), (vii) Redeemable Convertible TCI Group Preferred Stock, Series G (the "Series G Preferred Stock"), and (viii) Redeemable Convertible Liberty Media Group Preferred Stock, Series H (the "Series H Preferred Stock").


                               THE ANNUAL MEETING

TIME AND PLACE; PURPOSES


     The Annual Meeting will be held at the TCI National Digital Television Center, 4100 East Dry Creek Road, Littleton, Colorado, on August 28, 1997, starting at 10:00 a.m. local time. At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon proposals (i) to elect three directors of the Company to hold office until the annual meeting of stockholders in the year 2000 or until their successors are elected and qualified ("Election of Directors Proposal"); (ii) to adopt an amendment to the Company's Restated Certificate of Incorporation (as heretofore amended the "Company Charter") which would (a) change the designation of the series of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), which had been designated as Tele-Communications, Inc. Series A Telephony Group Common Stock and Tele-Communications, Inc. Series B Telephony Group Common Stock (collectively, the "Telephony Group Common Stock"), to Tele-Communications, Inc. Series A TCI Ventures Group Common Stock and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, respectively (collectively, the "TCI Ventures Group Common Stock"), (b) change the name of the Telephony Group to the TCI Ventures Group and redefine the assets and liabilities attributed to such Group, (c) make corresponding changes to the terms of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, and the Series B Liberty Media Group Common Stock to reflect the redesignation of the Telephony Group Common Stock as TCI Ventures Group Common Stock, and (d) provide for the reservation of shares of Series A TCI Ventures Group Common Stock for issuance upon conversion, exercise or exchange of certain convertible notes and options (the "TCI Ventures Group Stock Proposal"); (iii) to adopt an amendment to the Company Charter which would expand the Company's right to redeem the Liberty Media Group Common Stock for stock of a subsidiary that holds, directly or indirectly, all the assets and liabilities of the Liberty Media Group, by permitting redemption for the stock of a less than wholly owned subsidiary of the Company if the Company's ownership of and voting interest in such subsidiary is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of the Company's interest in such subsidiary to the holders of Liberty Media Group Common Stock to be tax free to such holders (the "Liberty Media Group Amendment Proposal"); (iv) to consider and act upon a proposal of two stockholders of the Company, if such proposal is brought before the Annual Meeting, requesting the Board of Directors to take steps to eliminate the election of directors by classes ("Proposal No. 4"); and (v) to transact such other business as may properly come before the Annual Meeting.



     This Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders of the Company on or about August 1, 1997.


VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL


     The Board of Directors has fixed the close of business on July 25, 1997 (the "Record Date") as the date for the determination of holders of shares of TCI Group Common Stock, Liberty Media Group Common Stock, Class B Preferred Stock, Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock entitled to notice of and to vote at the Annual Meeting. Only holders of record of such shares at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.


     Holders of record of TCI Group Common Stock, Liberty Media Group Common Stock, Class B Preferred Stock, Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock at the close of business on the Record Date will be entitled to vote together as a single class on the Election of Directors Proposal.

     Holders of record of TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock at the close of business on the Record Date will be entitled to vote together as a single class on the TCI Ventures Group Stock Proposal, the Liberty Media Group Amendment Proposal and Proposal No. 4. In addition, holders of record of Liberty Media Group Common Stock will be entitled to vote as a separate class on the Liberty Media Group Amendment Proposal. Accordingly, if, for example, you were a record holder of shares of Liberty Media Group Common Stock on the Record Date, your vote of such shares with respect to the Liberty Media Group Amendment Proposal will count for both the single class vote of the TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock, and for the separate class vote of the Liberty Media Group Common Stock. If you were a record holder of TCI Group Common Stock or Series C Preferred Stock on the Record Date, your vote of such shares with respect to the Liberty Media Group Amendment Proposal will only count for the single class vote of the TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock.


     At the close of business on the Record Date, there were: (i) 621,724,731 shares of Series A TCI Group Common Stock outstanding and entitled to vote at the Annual Meeting, (ii) 61,517,638 shares of Series B TCI Group Common Stock outstanding and entitled to vote at the Annual Meeting, (iii) 227,495,519 shares of Series A Liberty Media Group Common Stock outstanding and entitled to vote at the Annual Meeting, (iv) 23,453,590 shares of Series B Liberty Media Group Common Stock outstanding and entitled to vote at the Annual Meeting, (v) 1,620,026 shares of Class B Preferred Stock outstanding and entitled to vote at the Annual Meeting, (vi) 70,575 shares of Series C Preferred Stock outstanding and entitled to vote at the Annual Meeting, (vii) 6,693,027 shares of Series G Preferred Stock outstanding and entitled to vote at the Annual Meeting, and
(viii) 6,693,127 shares of Series H Preferred Stock outstanding and entitled to vote at the Annual Meeting. Each holder of record as of the Record Date of: (i) Series A TCI Group Common Stock, Series A Liberty Media Group Common Stock, Class B Preferred Stock, Series G Preferred Stock and Series H Preferred Stock is entitled to cast one vote per share of such series held, (ii) Series B TCI Group Common Stock and Series B Liberty Media Group Common Stock is entitled to cast ten votes per share of such series held, and (iii) Series C Preferred Stock is entitled to cast 153 votes per share of such series held, on each matter on which holders of shares of such class or series are entitled to vote at the Annual Meeting.



     Subsequent to the Record Date and prior to the date of the Annual Meeting, the Company expects to consummate its acquisition by merger (the "Kearns-Tribune Merger") of the Kearns-Tribune Corporation ("Kearns-Tribune"), which on the Record Date held 8,792,490 shares of Series A TCI Group Common Stock, 9,112,500 shares of Series B TCI Group Common Stock, 4,436,245 shares of Series A Liberty Media

Group Common Stock, 2,278,125 shares of Series B Liberty Media Group Common Stock and 67,536 shares of Class B Preferred Stock. Accordingly, the number of shares of each such series and class entitled to vote at the Annual Meeting and deemed outstanding for that purpose on the Record Date will be reduced by the number of shares of such series or class so acquired by the Company in the Kearns-Tribune Merger.



     The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of TCI Group Common Stock, Liberty Media Group Common Stock, Class B Preferred Stock, Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The Election of Directors Proposal must be approved by a plurality of the votes cast at the Annual Meeting with respect to the shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Class B Preferred Stock, Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, that are represented in person or by proxy and entitled to vote at the Annual Meeting. The affirmative vote, in person or by proxy, of holders of record of at least
66 2/3% of the combined voting power of the shares of TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock outstanding on the Record Date, voting together as a single class, is required to approve the TCI Ventures Group Stock Proposal. The affirmative vote, in person or by proxy, of
(i) holders of record of at least 66 2/3% of the combined voting power of the shares of TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock outstanding on the Record Date, voting together as a single class, and (ii) holders of record of a majority of the combined voting power of the shares of Liberty Media Group Common Stock outstanding on the Record Date, voting as a separate class, is required to approve the Liberty Media Group Amendment Proposal. The affirmative vote, in person or by proxy, of a majority of the combined voting power of the shares of TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required to approve Proposal No. 4.



     The shares of TCI Group Common Stock outstanding on the Record Date represented an aggregate of 1,136,983,621 votes; the shares of Liberty Media Group Common Stock outstanding on the Record Date represented an aggregate of 434,813,924 votes; the shares of Class B Preferred Stock outstanding on the Record Date represented an aggregate of 1,552,490 votes; the shares of Series C Preferred Stock outstanding on the Record Date represented an aggregate of 10,850,201 votes; the shares of Series G Preferred Stock outstanding on the Record Date represented an aggregate of 6,693,027 votes, and the shares of Series H Preferred Stock outstanding on the Record Date represented an aggregate of 6,693,127 votes. For a quorum, shares representing 798,793,196 votes in the aggregate will be required to be present at the meeting in person or by proxy. For the TCI Ventures Group Stock Proposal to be approved, the Company needs 1,055,098,498 affirmative votes in the aggregate by holders of shares of TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock entitled to vote (voting together). For the Liberty Media Group Amendment Proposal to be approved, the Company needs (i) 1,055,098,498 affirmative votes in the aggregate by holders of shares of TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock entitled to vote (voting together) and (ii) 217,406,963 affirmative votes by the holders of shares of Liberty Media Group Common Stock entitled to vote. The number of votes represented by each series and class of the Company's stock and the number of votes required to approve each proposal as set forth above in this paragraph have been adjusted to reflect the effect that the consummation of the Kearns-Tribune Merger will have on such votes.


PROXIES

     All shares of TCI Group Common Stock, Liberty Media Group Common Stock, Class B Preferred Stock, Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock represented by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Election of Directors Proposal, FOR the TCI Ventures Group Stock Proposal and FOR the Liberty Media Group Amendment Proposal. If, with respect to Proposal No. 4, no instructions are indicated, such proxies will be voted AGAINST Proposal No. 4 if presented at the Annual Meeting. So far as the

Company's Board of Directors is aware, the foregoing proposals and Proposal No. 4 are the only matters to be acted upon at the Annual Meeting. As to any other matter which may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Annual Meeting, will not be voted and, therefore, except with respect to the Election of Directors Proposal, will have the same effect as a vote cast against the matter to which such instruction is indicated. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will also be counted for purposes of determining whether there is a quorum at the Annual Meeting but will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular matter. Such shares will however be counted for purposes of determining the combined voting power of the shares of TCI Group Common Stock, Liberty Media Group Common Stock and Series C Preferred Stock outstanding on the Record Date and, accordingly, will have the same effect as a vote cast against the TCI Ventures Group Stock Proposal and the Liberty Media Group Amendment Proposal.

     A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

     The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram, in person or by other means. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable out-of-pocket expenses in connection therewith.


NO APPRAISAL RIGHTS


     Under applicable Delaware law, holders of the TCI Group Common Stock, the Liberty Media Group Common Stock and the Series C Preferred Stock do not have appraisal rights in connection with the TCI Ventures Group Stock Proposal or the Liberty Media Group Amendment Proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 1, 1997, information with respect to the ownership of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Class B Preferred Stock, Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, by each person known to the Company to own beneficially more than 5% of any such class or series outstanding on that date. Shares issuable upon exercise of options or conversion or exchange of convertible or exchangeable securities are deemed to be outstanding for the purpose of computing the percentage of ownership and overall voting power of persons beneficially owning such options or convertible securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Voting power in the table is computed with respect to a general election of directors and, therefore, the Class B Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock are included in the calculation notwithstanding the fact that the Class B Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock do not generally vote with respect to matters submitted to a vote of stockholders. The number of shares indicated as owned by John C. Malone, Chairman of the Board and Chief Executive Officer of the Company, include interests in shares held by the trustee of TCI's Employee Stock Purchase Plan ("ESPP"). So far as is known to TCI, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table and except for the shares held by the trustee of the ESPP for the benefit of Dr. Malone, which shares are voted at the discretion of the trustee.


                                                                      AMOUNT
                                                                       AND
                                                                    NATURE OF
                                         NAME AND ADDRESS           BENEFICIAL        PERCENT OF     VOTING
        TITLE OF CLASS                 OF BENEFICIAL OWNER          OWNERSHIP          CLASS(1)     POWER(1)
        --------------                 -------------------          ----------        ----------    --------
TCI Group                         Donne F. Fisher,
  Common Stock                    Director, individually and
    Series A                      as personal co-representative      4,110,681(2)(3)     *            20.8%
    Series B                      of the Estate of Bob Magness      31,034,936(2)        36.7%
                                  5619 DTC Parkway
                                  Englewood, Colorado
Liberty Media Group
  Common Stock
    Series A                                                         5,423,725(2)(3)      2.4%
    Series B                                                         7,758,734(2)        36.6%
  Preferred Stock
    Class B                                                            129,299(2)         8.0%
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --
TCI Group                         Daniel Ritchie, as personal
  Common Stock                    co-representative of the
    Series A                      Estate of Bob Magness              3,524,315(2)           *         20.6%
    Series B                      2199 South University             30,785,864(2)        36.4%
                                  Denver, Colorado
Liberty Media Group
  Common Stock
    Series A                                                         5,169,304(2)         2.3%
    Series B                                                         7,696,466(2)        36.3%
  Preferred Stock
    Class B                                                            125,000(2)         7.7%
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --

                                                                      AMOUNT
                                                                       AND
                                                                    NATURE OF
                                         NAME AND ADDRESS           BENEFICIAL        PERCENT OF     VOTING
        TITLE OF CLASS                 OF BENEFICIAL OWNER          OWNERSHIP          CLASS(1)     POWER(1)
        --------------                 -------------------          ----------        ----------    --------
TCI Group                         John C. Malone,
  Common Stock                    Chief Executive Officer and
    Series A                      Chairman of the Board              2,173,166(4)           *         16.9%
    Series B                      5619 DTC Parkway                  25,287,083(5)(6)     29.9%
                                  Englewood, Colorado
Liberty Media Group
  Common Stock
    Series A                                                         3,929,331(4)(5)      1.7%
    Series B                                                         6,349,270(5)(6)     30.0%
  Preferred Stock
    Class B                                                            306,000(5)        18.9%
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --
TCI Group                         Kearns-Tribune Corporation
  Common Stock                    400 Tribune Building
    Series A                      Salt Lake City, Utah               8,792,490(6)         1.5%         6.7%
    Series B                                                         9,112,500(6)        10.8%
Liberty Media Group
  Common Stock
    Series A                                                         4,436,245(6)         1.9%
    Series B                                                         2,278,125(6)        10.8%
  Preferred Stock
    Class B                                                             67,536            4.2%
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --
TCI Group                         Kim Magness,
  Common Stock                    Director, individually and as
    Series A                      personal representative of         2,155,332(7)(8)        *          4.7%
    Series B                      the Estate of Betsy Magness        6,864,212(7)         8.1%
                                  5619 DTC Parkway
                                  Englewood, Colorado
Liberty Media Group
  Common Stock
    Series A                                                         1,666,275(7)(8)        *
    Series B                                                         1,716,053(7)         8.1%
  Preferred Stock
    Class B                                                                 --             --
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --
TCI Group                         The Associated Group, Inc.
  Common Stock                    200 Gateway Towers
    Series A                      Pittsburgh, Pennsylvania          12,479,976(9)         2.1%         5.8%
    Series B                                                         7,071,852(9)         8.4%
Liberty Media Group
  Common Stock
    Series A                                                         9,102,436(9)         4.0%
    Series B                                                         1,767,963(9)         8.3%
  Preferred Stock
    Class B                                                                 --             --
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --

                                                                      AMOUNT
                                                                       AND
                                                                    NATURE OF
                                         NAME AND ADDRESS           BENEFICIAL        PERCENT OF     VOTING
        TITLE OF CLASS                 OF BENEFICIAL OWNER          OWNERSHIP          CLASS(1)     POWER(1)
        --------------                 -------------------          ----------        ----------    --------
TCI Group                         The Equitable Companies
  Common Stock                    Incorporated
    Series A                      787 Seventh Avenue                32,824,784(10)        5.5%         2.9%
    Series B                      New York, New York; and                   --             --
                                  The Mutuelles AXA and
                                  AXA 101-100 Terrasse
                                  Boieldieu 92042
                                  Paris La Defense France
Liberty Media Group
  Common Stock
    Series A                                                        23,303,041(11)       10.2%
    Series B                                                                --             --
  Preferred Stock
    Class B                                                                 --             --
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --
TCI Group                         The Capital Group
  Common Stock                    Companies, Inc.
    Series A                      333 South Hope Street             34,799,410(12)        5.8%         3.3%
    Series B                      Los Angeles, California                   --             --
Liberty Media Group
  Common Stock
    Series A                                                        28,902,435(13)       12.6%
    Series B                                                                --             --
  Preferred Stock
    Class B                                                                 --             --
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --
TCI Group                         J.P. Morgan & Co.
  Common Stock                    Incorporated
    Series A                      60 Wall Street                    43,044,027(14)        7.2%         2.3%
    Series B                      New York, New York                        --             --
Liberty Media Group
  Common Stock
    Series A                                                                --             --
    Series B                                                                --             --
  Preferred Stock
    Class B                                                                 --             --
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --
TCI Group                         Oppenheimer Capital
  Common Stock                    200 Liberty Street
    Series A                      New York, New York                41,545,872(15)        7.0%         2.2%
    Series B                                                                --             --
Liberty Media Group
  Common Stock
    Series A                                                                --             --
    Series B                                                                --             --
  Preferred Stock
    Class B                                                                 --             --
    Series C                                                                --             --
    Series G                                                                --             --
    Series H                                                                --             --

                                                                        AMOUNT
                                                                          AND
                                                                       NATURE OF
                                            NAME AND ADDRESS          BENEFICIAL   PERCENT OF      VOTING
          TITLE OF CLASS                  OF BENEFICIAL OWNER          OWNERSHIP    CLASS(1)      POWER(1)
----------------------------------  --------------------------------  -----------  -----------  -------------
TCI Group                           Bill Daniels
  Common Stock                      c/o Daniels & Associates
    Series A                        3200 Cherry Creek Drive South             259(16)          *           *
    Series B                        Denver, Colorado                           --          --
Liberty Media Group
  Common Stock
    Series A                                                                   96(16)          *
    Series B                                                                   --          --
  Preferred Stock
    Class B                                                                    --          --
    Series C                                                               70,575       100.0%
    Series G                                                                   --          --
    Series H                                                                   --          --
TCI Group                           Lawrence Flinn Jr.
  Common Stock                      209 Taconic Road
    Series A                        Greenwich, Connecticut              1,102,344(16)          *           *
    Series B                                                               24,000(16)          *
Liberty Media Group
  Common Stock
    Series A                                                              416,416(16)          *
    Series B                                                                6,000(16)          *
Preferred Stock
    Class B                                                                    --          --
    Series C                                                                   --          --
    Series G                                                            6,186,647(16)       92.4%
    Series H                                                            6,186,647(16)       92.4%



---------------
  *  Less than one percent



 (1) Based on 598,055,198 shares of Series A TCI Group Common Stock, 84,647,065 shares of Series B TCI Group Common Stock, 228,721,426 shares of Series A Liberty Media Group Common Stock, 21,187,969 shares of Series B Liberty Media Group Common Stock, 1,620,026 shares of Class B Preferred Stock, 70,575 shares of Series C Preferred Stock, 6,693,177 shares of Series G Preferred Stock and 6,693,177 shares of Series H Preferred Stock outstanding on March 1, 1997, in each case after elimination of shares then held by the Company and its majority owned subsidiaries.



 (2) Messrs. Fisher and Ritchie, as co-personal representatives of the Estate of Bob Magness, are each deemed to be the beneficial owner of all shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and Class B Preferred Stock held of record by the Estate of Bob Magness. The number of shares reflected in the table as held by Messrs. Fisher and Ritchie each includes 1,524,315 shares of Series A TCI Group Common Stock, 30,785,864 shares of Series B TCI Group Common Stock, 4,419,304 shares of Series A Liberty Media Group Common Stock, 7,696,466 shares of Series B Liberty Media Group Common Stock and 125,000 shares of Class B Preferred Stock of which Mr. Fisher and Mr. Ritchie are each deemed to be the beneficial owner as co-personal representative. Additionally, the number of shares in the table assumes the exercise in full by the Estate of Bob Magness of stock options granted in tandem with stock appreciation rights to Mr. Bob Magness in November of 1992 to acquire 1,000,000 shares of Series A TCI Group Common Stock and 375,000 shares of Series A Liberty Media Group Common Stock, and the exercise in full by the Estate of Bob Magness of stock options granted in tandem with stock appreciation rights to Mr. Bob Magness in December of 1995 to acquire 1,000,000 shares of Series A TCI Group Common Stock and 375,000 shares of Series A Liberty Media Group Common Stock. All such options are currently exercisable and may be exercised at any time on or prior to November 15, 1997. On June 16, 1997, the Estate of Bob Magness sold 30,545,864 shares of Series B TCI Group Common Stock to the Company in exchange for an equal number of shares of Series A TCI Group Common Stock (the "Estate Swap") and then sold an aggregate of

     32,068,588 shares of Series A TCI Group Common Stock to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and LB I Group (an affiliate of Lehman Brothers, Inc.) ("Lehman"), with each of Merrill Lynch and Lehman purchasing an equal number of shares pursuant to separate stock purchase agreements (the "Estate Sale" and, together with the Estate Swap, the "Estate Transactions").


 (3) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights to Mr. Fisher in November of 1994 to acquire 200,000 shares of Series A TCI Group Common Stock and 75,000 shares of Series A Liberty Media Group Common Stock. Options to acquire 80,000 shares of Series A TCI Group Common Stock and 30,000 shares of Series A Liberty Media Group Common Stock are currently exercisable. Additionally assumes the exercise in full of options granted to Mr. Fisher in January 1996, pursuant to the Company's Director Stock Option Plan, to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. Options to acquire 10,000 shares of Series A TCI Group Common Stock and 3,750 shares of Series A Liberty Media Group Common Stock are currently exercisable.

 (4) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 1,000,000 shares of Series A TCI Group Common Stock and 375,000 shares of Series A Liberty Media Group Common Stock. Options to acquire 800,000 and 300,000 shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock, respectively, are currently exercisable. Additionally assumes the exercise in full of stock options granted in tandem with stock appreciation rights in December of 1995 to acquire 1,000,000 shares of Series A TCI Group Common Stock and 375,000 shares of Series A Liberty Media Group Common Stock. Options to acquire 200,000 shares of Series A TCI Group Common Stock and 75,000 shares of Series A Liberty Media Group Common Stock are currently exercisable.

 (5) Includes 1,173,000 shares of Series B TCI Group Common Stock, 146,625 shares of Series A Liberty Media Group Common Stock, 293,250 shares of Series B Liberty Media Group Common Stock and 6,900 shares of Class B Preferred Stock held by Dr. Malone's wife, Mrs. Leslie Malone, but Dr. Malone has disclaimed any beneficial ownership of such shares.


 (6) Pursuant to a letter agreement dated June 17, 1988 (the "1988 Agreement"), the late Mr. Bob Magness and Kearns-Tribune each granted Dr. Malone certain rights with respect to the then Class B Common Stock of the Company owned by them. Dr. Malone agreed with the Company to forgo the exercise of such rights in connection with the Estate Swap and, in consideration thereof, the Company granted Dr. Malone the right to acquire, at any time and from time to time prior to June 30, 1999, up to 30,545,864 shares of Series B TCI Group Common Stock for either (or any combination of) (i) shares of Series A TCI Group Common Stock on a one-for-one basis or (ii) cash based on the closing sales price of the Series B TCI Group Common Stock on The Nasdaq Stock Market for a specified period prior to the acquisition of shares by Dr. Malone (the "TCI-Estates Agreement"). Similarly, Dr. Malone has agreed to forgo exercising his rights under the 1988 Agreement and a later agreement with Kearns-Tribune dated April 18, 1997 in connection with the Kearns-Tribune Merger in consideration of the Company's agreement (the "TCI-KT Agreement") that he may acquire directly from the Company, at any time and from time to time prior to July 30, 1998, up to 9,112,500 shares of Series B TCI Group Common Stock and 2,278,125 shares of Series B Liberty Media Group Common Stock in exchange for equal numbers of shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock, respectively. Pursuant to the TCI-KT Agreement, on July 24, 1997, Dr. Malone acquired 7,296,324 shares of Series B TCI Group Common Stock and 2,278,125 shares of Series B Liberty Media Group Common Stock from the Company in exchange for a like number of shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock held by Dr. Malone on March 1, 1997, together with shares thereafter acquired. If the number of shares held by Dr. Malone at March 1, 1997 were adjusted solely for the transactions described in the preceding sentence, then the numbers of shares of Common Stock held by Dr. Malone at that date (assuming the exercise of his options) would have been 2,161,338 shares of Series A TCI Group Common Stock, 32,583,407 shares of Series B TCI Group Common Stock, 1,519,206 shares of Series A Liberty Media Group Common Stock and 8,627,395 shares of Series B Liberty Media Group Common Stock.

 (7) Mr. Kim Magness, as personal representative of the Estate of Betsy Magness, is the beneficial owner of all shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock held of record by the Estate of Betsy Magness. The number of shares held by Mr. Kim Magness includes 2,105,332 shares of Series A TCI Group Common Stock, 6,346,212 shares of Series B TCI Group Common Stock, 1,582,775 shares of Series A Liberty Media Group Common Stock and 1,586,553 shares of Series B Liberty Media Group Common Stock of which Mr. Magness is beneficial owner as personal representative.


 (8) Assumes the exercise in full of options granted to Mr. Kim Magness in November of 1994, pursuant to the Company's Director Stock Option Plan, to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. Options to acquire 20,000 shares of Series A TCI Group Common Stock and 7,500 shares of Series A Liberty Media Group Common Stock are currently exercisable.


 (9) The number of shares of Series B TCI Group Common Stock and Series B Liberty Media Group Common Stock in the table is based upon Amendment No. 2 to Schedule 13D, dated May 24, 1996, filed by The Associated Group, Inc. Such Schedule 13D reflects that said corporation has shared voting power over such shares. The number of shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock in the table is based upon disclosure made by The Associated Group, Inc. to the Company.


(10) The number of shares in the table is based upon a Schedule 13G, dated February 12, 1997, filed by The Equitable Companies Incorporated, which
     Schedule 13G reflects that said corporation has sole voting power over 27,983,325 shares and shared voting power over 986,125 shares of Series A TCI Group Common Stock. No information is given with respect to voting power over the remaining shares.


(11) The number of shares in the table is based upon a Schedule 13G, dated February 12, 1997, filed by the Equitable Companies Incorporated, as adjusted to reflect the stock dividend effective January 14, 1997 of one share of Series A Liberty Media Group Common Stock for every two shares of Series A Liberty Media Group Common Stock and one share of Series A Liberty Media Group Common Stock for every two shares of Series B Liberty Media Group Common Stock (the "Liberty Group Stock Dividend") then owned by holders of Liberty Media Group Common Stock. The Schedule 13G reflects that such corporation has sole voting power over 17,960,232 shares and shared voting power over 515,709 shares of Series A Liberty Media Group Common Stock, each as adjusted for the Liberty Group Stock Dividend. No information is given with respect to voting power over the remaining shares.



(12) The number of shares in the table is based upon a Schedule 13G, dated February 14, 1997, filed by The Capital Group Companies, Inc. The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the Schedule 13G. The investment management companies, which include a bank and several investment advisers, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. The Capital Group Companies, Inc. does not have investment power or voting power over any of the securities reported herein; however, The Capital Group Companies, Inc., may be deemed to beneficially own such securities. Capital Research and Management Company, an investment adviser and wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of 29,960,700 shares of Series A TCI Group Common Stock as a result of acting as investment adviser to various investment companies. The remaining shares reported as being beneficially owned by The Capital Group Companies, Inc. are beneficially owned by other subsidiaries of The Capital Group Companies, Inc., none of which by itself owns 5% or more of the outstanding securities.


(13) The number of shares in the table is based upon a Schedule 13G, dated February 14, 1997, filed by The Capital Group Companies, Inc., as adjusted to reflect the Liberty Group Stock Dividend. For a description of The Capital Group Companies, Inc., see note 12 above. Capital Research and Management Company, an investment adviser and wholly owned subsidiary of The Capital Group

     Companies, Inc., is the beneficial owner of 22,612,005 shares of Series A Liberty Media Group Common Stock as a result of acting as investment adviser to various investment companies. The remaining shares reported as being beneficially owned by The Capital Group Companies, Inc. are beneficially owned by other subsidiaries of The Capital Group Companies, Inc., none of which by itself owns 5% or more of the outstanding securities.


(14) The number of shares in the table is based upon a Schedule 13G, dated as of December 31, 1996, filed by J.P. Morgan & Co. Incorporated which Schedule 13G reflects that said corporation has sole voting power over 28,128,668 shares and shared voting power over 525,866 shares of Series A TCI Group Common Stock. No information is given with respect to the voting power over the remaining shares.


(15) Based upon disclosure made by Oppenheimer Capital to the Company.

(16) Based upon the Company's review of the record of shareholders provided by the Company's transfer agent, The Bank of New York.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 1997, information with respect to the ownership of: (i) Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Class B Preferred Stock, Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock and (ii) the voting securities of Tele-Communications International, Inc., a majority owned subsidiary of the Company ("International"), which consist of Tele-Communications International, Inc. Series A Common Stock ("TINTA Series A Stock") and Tele-Communications International, Inc. Series B Common Stock ("TINTA Series B Stock"), by all directors and each of the named executive officers of TCI and by all executive officers and directors of TCI as a group. Shares issuable upon exercise of options or conversion or exchange of convertible or exchangeable securities and upon vesting of restricted shares are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Voting power in the table is computed with respect to a general election of directors. The number of shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the table include interests of the named directors or executive officers or of members of the group of directors and executive officers in shares held by the trustee of TCI's ESPP and shares held by the trustee of United Artists Entertainment Company's Employee Stock Ownership Plan for their respective accounts. So far as is known to TCI, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table and except for the shares held by the trustee of TCI's ESPP for the benefit of such person, which shares are voted at the discretion of the trustee.


                                                           AMOUNT
                                                            AND                            PERCENT
                                                         NATURE OF                            OF      VOTING
                                    NAME OF              BENEFICIAL                         CLASS     POWER
    TITLE OF CLASS             BENEFICIAL OWNER          OWNERSHIP                          (1)(2)    (1)(2)
    --------------             ----------------          ----------                        --------   ------
TCI Group               Donne F. Fisher,
Common Stock            individually and as co-
    Series A            personal representative           4,110,681(3)                          *      20.8%
    Series B            of the Estate of Bob Magness     31,034,936(3)                       36.7%
Liberty Media Group
  Common Stock
    Series A                                              5,423,725(3)                        2.4%
    Series B                                              7,758,734(3)                       36.6%
  Preferred Stock
    Class B                                                 129,299(3)                        8.0%
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                        450,000                          *          *
TINTA Series B Stock                                             --                            --
TCI Group               John C. Malone
  Common Stock
    Series A                                              2,173,166(4)                       *         16.9%
    Series B                                             25,287,083(4)                       29.9%
Liberty Media Group
  Common Stock
    Series A                                              3,929,331(4)                        1.7%
    Series B                                              6,349,270(4)                       30.0%
  Preferred Stock
    Class B                                                 306,000(4)                       18.9%
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                         50,000(13)                         *         *
TINTA Series B Stock                                             --                            --

                                                           AMOUNT
                                                            AND                            PERCENT
                                                         NATURE OF                            OF      VOTING
                                    NAME OF              BENEFICIAL                         CLASS     POWER
    TITLE OF CLASS             BENEFICIAL OWNER          OWNERSHIP                          (1)(2)    (1)(2)
    --------------             ----------------          ----------                        --------   ------
TCI Group               Kim Magness, individually
  Common Stock          and as personal
    Series A            representative of the             2,155,332(5)                          *       4.7%
    Series B            Estate of Betsy Magness           6,864,212(5)                        8.1%
Liberty Media Group
  Common Stock
    Series A                                              1,666,275(5)                          *
    Series B                                              1,716,053(5)                        8.1%
  Preferred Stock
    Class B                                                      --                            --
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --        --
TINTA Series A Stock                                          2,000                             *         *
TINTA Series B Stock                                             --                            --
TCI Group               John W. Gallivan
  Common Stock
    Series A                                                 52,124(6)(7)                       *         *
    Series B                                                     --                            --
Liberty Media Group
  Common Stock
    Series A                                                 19,546(6)(7)                       *
    Series B                                                     --                            --
  Preferred Stock
    Class B                                                      14(6)(7)                       *
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                             --                            --        --
TINTA Series B Stock                                             --                            --
TCI Group               Jerome H. Kern
  Common Stock
    Series A                                              2,050,000(8)                          *         *
    Series B                                                     --                            --
Liberty Media Group
  Common Stock
    Series A                                                768,750(8)                          *
    Series B                                                     --                            --
  Preferred Stock
    Class B                                                      --                            --
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                         50,000(13)                         *         *
TINTA Series B Stock                                             --                            --
TCI Group               Tony Coehlo
  Common Stock
    Series A                                                152,800(9)                          *         *
    Series B                                                     --                            --
Liberty Media Group
  Common Stock
    Series A                                                 19,050(9)                          *
    Series B                                                     --                            --
  Preferred Stock
    Class B                                                      --                            --
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                          1,000                             *         *
TINTA Series B Stock                                             --                            --

                                                           AMOUNT
                                                            AND                            PERCENT
                                                         NATURE OF                            OF      VOTING
                                    NAME OF              BENEFICIAL                         CLASS     POWER
    TITLE OF CLASS             BENEFICIAL OWNER          OWNERSHIP                          (1)(2)    (1)(2)
    --------------             ----------------          ----------                        --------   ------
TCI Group               Robert A. Naify
  Common Stock
    Series A                                             23,688,859(10)                       3.8%      1.7%
    Series B                                                     --                            --
Liberty Media Group
  Common Stock
    Series A                                              8,883,287(10)                       3.7%
    Series B                                                     --                            --
  Preferred Stock
    Class B                                                   1,000                             *
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                             --                            --        --
TINTA Series B Stock                                             --                            --
TCI Group               J.C. Sparkman
  Common Stock
    Series A                                                279,472(11)                         *         *
    Series B                                                     --                            --
Liberty Media Group
  Common Stock
    Series A                                                112,001(11)                         *
    Series B                                                     --                            --
  Preferred Stock
    Class B                                                      --                            --
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                             --                            --        --
TINTA Series B Stock                                             --                            --
TCI Group               Paul A. Gould
  Common Stock
    Series A                                                127,330(12)                         *         *
    Series B                                                243,824                             *
Liberty Media Group
  Common Stock
    Series A                                                102,538(12)                         *
    Series B                                                 39,081                             *
  Preferred Stock
    Class B                                                  19,558                           1.2%
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                         95,000(13)                         *         *
TINTA Series B Stock                                             --                            --
TCI Group               Leo J. Hindery, Jr.
  Common Stock
    Series A                                              1,000,000(14)                         *         *
    Series B                                                     --                            --
Liberty Media Group
  Common Stock
    Series A                                                250,000(14)                         *
    Series B                                                     --                            --
  Preferred Stock
    Class B                                                      --                            --
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                         50,000(14)                         *         *
TINTA Series B Stock                                             --                            --

                                                           AMOUNT
                                                            AND                            PERCENT
                                                         NATURE OF                            OF      VOTING
                                    NAME OF              BENEFICIAL                         CLASS     POWER
    TITLE OF CLASS             BENEFICIAL OWNER          OWNERSHIP                          (1)(2)    (1)(2)
    --------------             ----------------          ----------                        --------   ------
TCI Group               Fred A. Vierra
  Common Stock
    Series A                                                581,474(15)                         *         *
    Series B                                                     --                            --
Liberty Media Group
  Common Stock
    Series A                                                211,889(15)                         *
    Series B                                                     --                            --
  Preferred Stock
    Class B                                                     200                             *
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                        446,000(16)                         *         *
TINTA Series B Stock                                             --                            --
TCI Group               Brendan R. Clouston
  Common Stock
    Series A                                              1,986,498(17)                         *         *
    Series B                                                    230                             *
Liberty Media Group
  Common Stock
    Series A                                                332,463(17)                         *
    Series B                                                     57                             *
  Preferred Stock
    Class B                                                      --                            --
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                             --                            --        --
TINTA Series B Stock                                             --                            --
TCI Group Common Stock  Peter R. Barton
    Series A                                                352,566(18)                         *         *
    Series B                                                     42                             *
Liberty Media Group
  Common Stock
    Series A                                              1,615,221(18)(19)                     *
    Series B                                                     10                             *
  Preferred Stock
    Class B                                                   1,374                             *
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                          1,000                             *         *
TINTA Series B Stock                                             --                            --
TCI Group               Larry E. Romrell
  Common Stock
    Series A                                                773,529(20)                         *         *
    Series B                                                    588                             *
Liberty Media Group
  Common Stock
    Series A                                                293,884(20)                         *
    Series B                                                    147                             *
  Preferred Stock
    Class B                                                      --                            --
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                             --                            --        --
TINTA Series B Stock                                             --                            --

                                                           AMOUNT
                                                            AND                            PERCENT
                                                         NATURE OF                            OF      VOTING
                                    NAME OF              BENEFICIAL                         CLASS     POWER
    TITLE OF CLASS             BENEFICIAL OWNER          OWNERSHIP                          (1)(2)    (1)(2)
    --------------             ----------------          ----------                        --------   ------
TCI Group               All directors and executive
  Common Stock          officers as a group
    Series A            (20 persons)                     42,264,117(3)(4)(5)(6)(7)(10)(21)    6.7%     43.9%
    Series B                                             63,435,631(3)(4)(5)                 74.9%
Liberty Media Group
  Common Stock
    Series A                                             24,479,261(3)(4)(5)(6)(7)(10)(21)   10.1%
    Series B                                             15,864,531(3)(4)(5)                 74.9%
  Preferred Stock
    Class B                                                 459,277(3)(4)(6)                 28.4%
    Series C                                                     --                            --
    Series G                                                     --                            --
    Series H                                                     --                            --
TINTA Series A Stock                                      1,252,200(22)                       1.2%        *
TINTA Series B Stock                                             --                            --



---------------
* Less than one percent.



 (1) See note 1 to the table in " -- Security Ownership of Certain Beneficial Owners".


 (2) Based on 106,740,873 shares of TINTA Series A Stock and 11,700,000 shares of TINTA Series B Stock outstanding on March 1, 1997.

 (3) See notes (2) and (3) to the table in " -- Security Ownership of Certain Beneficial Owners".

 (4) See notes (4) through (6) to the table in " -- Security Ownership of Certain Beneficial Owners".

 (5) See notes (7) and (8) to the table in " -- Security Ownership of Certain Beneficial Owners".

 (6) Includes 1,524 shares of Series A TCI Group Common Stock, 571 shares of Series A Liberty Media Group Common Stock and 14 shares of Class B Preferred Stock held by Mr. Gallivan's wife. Also, assumes the exercise in full of options granted pursuant to TCI's Director Stock Option Plan, to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. Options to acquire 20,000 shares of Series A TCI Group Common Stock and 7,500 shares of Series A Liberty Media Group Common Stock are currently exercisable.


 (7) The number of shares in the table does not include any shares held by Kearns-Tribune, of which Mr. Gallivan is an officer and a stockholder.


 (8) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights to acquire 1,500,000 shares of Series A TCI Group Common Stock and 562,500 shares of Series A Liberty Media Group Common Stock. Options to acquire 1,100,000 shares and 412,500 shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock, respectively, are currently exercisable and the remainder vest and become exercisable on November 12, 1997. The options expire on November 12, 1998. Additionally, assumes the exercise in full of stock options granted in tandem with stock appreciation rights to acquire 500,000 shares of Series A TCI Group Common Stock and 187,500 shares of Series A Liberty Media Group Common Stock. Options to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock are currently exercisable. Also assumes the exercise in full of stock options granted in November 1994, pursuant to TCI's Director Stock Option Plan, to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. Options to acquire 20,000 shares of Series A TCI Group Common Stock and 7,500 shares of Series A Liberty Media Group Common Stock are currently exercisable.

 (9) Assumes the exercise in full of stock options granted in November 1994, pursuant to the Director Stock Option Plan, to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. Options to acquire 20,000 shares of Series A TCI Group Common Stock and 7,500 shares of Series A Liberty Media Group Common Stock are currently exercisable. Additionally, assumes the exercise in full of stock options granted in tandem with stock appreciation rights to acquire 100,000 shares of Series A TCI Group Common Stock. Options to acquire 20,000 shares of Series A TCI Group Common Stock are currently exercisable.

(10) Mr. Robert Naify received notes, which are currently convertible into 22,446,926 shares of Series A TCI Group Common Stock and 8,417,597 shares of Series A Liberty Media Group Common Stock, as partial consideration for the sale to TCI of the stock owned by him in United Artists Communications, Inc. Mr. Naify is also a co-trustee, along with Mr. Naify's brother, Marshall, and their sister, of a trust for the benefit of Marshall which holds additional notes convertible into 341,606 shares of Series A TCI Group Common Stock and 128,102 shares of Series A Liberty Media Group Common Stock. The number of shares indicated as held by Mr. Naify assumes the conversion of these notes. Also, assumes the exercise in full of options granted in November 1994, pursuant to the Director Stock Option Plan, to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. Options to acquire 20,000 shares of Series A TCI Group Common Stock and 7,500 shares of Series A Liberty Media Group Common Stock are currently exercisable.

(11) Assumes the exercise in full of options granted in tandem with stock appreciation rights to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock. All such options are currently exercisable. Also, assumes the exercise in full of options granted in December 1996, pursuant to the Director Stock Option Plan, to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. None of these options are exercisable until December 13, 1997.


(12) Assumes the exercise in full of options granted in December 1996, pursuant to the Director Stock Option Plan, to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. None of these options are exercisable until December 13, 1997.


(13) Assumes the exercise in full of options granted in April 1996, pursuant to an option plan of International for its directors who are not employees, to acquire 50,000 shares of TINTA Series A Stock. Options to acquire 10,000 shares of TINTA Series A Stock are currently exercisable.

(14) Assumes the exercise in full of options granted in tandem with stock appreciation rights in February of 1997 to acquire 1,000,000 shares of Series A TCI Group Common Stock and 250,000 shares of Series A Liberty Media Group Common Stock. None of the options are exercisable until February of 1998. Assumes the exercise in full of options granted in tandem with stock appreciation rights by TCI in February of 1997 to acquire 50,000 shares of TINTA Series A Stock owned by TCI. None of the options are exercisable until February of 1998.

(15) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November 1992 to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock. Options to acquire 80,000 shares of Series A TCI Group Common Stock and 30,000 shares of Series A Liberty Media Group Common Stock are currently exercisable. Also assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1993 to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock. Options to acquire 75,000 shares of Series A TCI Group Common Stock and 28,125 shares of Series A Liberty Media Group Common Stock are currently exercisable. Additionally assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Series A TCI Group Common Stock and 75,000 shares of Series A Liberty Media Group Common Stock. Options to acquire 80,000 shares of Series A TCI Group Common Stock and 30,000 shares of Series A Liberty Media Group Common Stock are currently exercisable.

(16) Assumes the exercise in full of options granted in tandem with stock appreciation rights in December of 1995 to acquire 400,000 shares of TINTA Series A Stock. Options to acquire 80,000 shares of TINTA Series A Stock are currently exercisable. Additionally assumes the vesting in full of 15,000 restricted shares of TINTA Series A Stock. None of the stock is currently vested.

(17) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 300,000 shares of Series A TCI Group Common Stock and 112,500 shares of Series A Liberty Media Group Common Stock. Options to acquire 200,000 shares of Series A TCI Group Common Stock and 75,000 shares of Series A Liberty Media Group Common Stock are currently exercisable. Additionally, assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1993 to acquire 375,000 shares of Series A TCI Group Common Stock and 140,625 shares of Series A Liberty Media Group Common Stock. Options to acquire 250,000 shares of Series A TCI Group Common Stock and 93,750 shares of Series A Liberty Media Group Common Stock are currently exercisable. Also assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Series A TCI Group Common Stock and 75,000 shares of Series A Liberty Media Group Common Stock. Options to acquire 80,000 shares of Series A TCI Group Common Stock and 30,000 shares of Series A Liberty Media Group Common Stock are currently exercisable. Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in December of 1995 to purchase 1,000,000 shares of Series A TCI Group Common Stock. Options to acquire 200,000 shares of Series A TCI Group Common Stock are currently exercisable. Additionally, assumes the vesting in full of 100,000 restricted shares of Series A TCI Group Stock. None of the stock is currently vested.

(18) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1994 to purchase 200,000 shares of Series A TCI Group Common Stock and 75,000 shares of Series A Liberty Media Group Common Stock. Pursuant to an agreement between the Company and Mr. Barton entered into in connection with his resignation as President of Liberty Media Corporation, a wholly owned subsidiary of the Company ("Liberty"), the options granted to Mr. Barton and described in this note 18 and in note 19 have vested and are currently exercisable in full.


(19) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in December of 1995 to purchase 1,500,000 shares of Series A Liberty Media Group Common Stock. Such options have vested and are currently exercisable in full. See note 18 above.


(20) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock. Options to acquire 80,000 shares of Series A TCI Group Common Stock and 30,000 shares of Series A Liberty Media Group Common Stock are currently exercisable. Also assumes the exercise in full of stock options granted in tandem with stock appreciation rights in October of 1993 to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock. Options to purchase 75,000 shares of Series A TCI Group Common Stock and 28,125 shares of Series A Liberty Media Group Common Stock are currently exercisable. Additionally assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Series A TCI Group Common Stock and 75,000 shares of Series A Liberty Media Group Common Stock. Options to purchase 80,000 shares of Series A TCI Group Common Stock and 30,000 shares of Series A Liberty Media Group Common Stock are currently exercisable. Further assumes the exercise in full of options granted in tandem with stock appreciation rights in December of 1995 to acquire 300,000 shares of Series A TCI Group Common Stock and 112,500 shares of Series A Liberty Media Group Common Stock. Options to purchase 60,000 shares of Series A TCI Group Common Stock and 22,500 shares of Series A Liberty Media Group Common Stock are currently exercisable. Additionally assumes the vesting in full of 40,000 shares of Series A TCI Group Stock and 15,000 restricted shares of Series A Liberty Media Group Stock. None of the stock is currently vested.

(21) Certain executive officers and directors of TCI (10 persons, including Messrs. Malone, Vierra, Romrell, Clouston and Fisher (as co-personal representative of the Estate of Bob Magness)) hold options which were granted in tandem with stock appreciation rights in November of 1992, to acquire an aggregate of 3,025,000 shares of Series A TCI Group Common Stock and an aggregate of 1,134,375 shares of Series A Liberty Media Group Common Stock at purchase prices of $10.75 per share and $11.16 per share, respectively. Options to acquire 2,380,000 shares of Series A TCI Group Common Stock and 892,500 shares of Series A Liberty Media Group Common Stock are currently exercisable.

     Additionally, certain executive officers (8 persons including Messrs. Vierra, Romrell and Clouston) hold stock options granted in tandem with stock appreciation rights in October and November of 1993 to acquire an aggregate of 1,100,000 shares of Series A TCI Group Common Stock and an aggregate of 412,500 shares of Series A Liberty Media Group Common Stock at purchase prices of $10.75 per share and $11.16 per share, respectively. Options to acquire 793,750 shares of Series A TCI Group Common Stock and 297,656 shares of Series A Liberty Media Group Common Stock are currently exercisable.

     Also, certain executive officers and directors (10 persons including Messrs. Barton, Romrell, Fisher, Vierra and Clouston) hold stock options which were granted in tandem with stock appreciation rights in November of 1994 to acquire an aggregate of 1,450,000 shares of Series A TCI Group Common Stock and an aggregate of 543,750 shares of Series A Liberty Media Group Common Stock at purchase prices of $14.19 per share and $14.67 per share, respectively. Options to acquire 580,000 shares of Series A TCI Group Common Stock and 217,500 shares of Series A Liberty Media Group Common Stock are currently exercisable.

     Additionally, certain executive officers and directors (11 persons, including Messrs. Malone, Kern, Clouston, Coelho, Romrell and Fisher (as co-personal representative of the Estate of Bob Magness)) hold stock options which were granted in tandem with stock appreciation rights in December of 1995 to acquire an aggregate of 4,650,000 shares of Series A TCI Group Common Stock at $14.62 per share. Options to purchase 930,000 shares of Series A TCI Group Common Stock are currently exercisable.


     Additionally, certain executive officers and directors (6 persons, including Messrs. Fisher (as co-personal representative of the Estate of Bob Magness), Malone, Kern, Barton and Romrell) hold stock options which were granted in tandem with stock appreciation rights in December of 1995 to acquire an aggregate of 2,662,500 shares of Series A Liberty Media Group Common Stock at a purchase price of $16.00 per share. Options to acquire 532,500 shares of Series A Liberty Media Group Common Stock are currently exercisable.



     Also, certain executive officers (7 persons, including Messrs. Clouston and Romrell) hold an aggregate of 240,000 restricted shares of Series A TCI Group Common Stock. None of the shares are currently vested. Certain executive officers (2 persons, including Mr. Romrell) hold an aggregate of 30,000 restricted shares of Series A Liberty Media Group Common Stock. None of the shares are currently vested.


     Mr. Kern holds options to acquire 1,500,000 shares of Series A TCI Group Common Stock and 562,500 shares of Series A Liberty Media Group Common Stock as described in note 8 above. Mr. Sparkman holds options to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock as described in note 11 above. Mr. Hindery holds options to acquire 1,000,000 shares of Series A TCI Group Common Stock and 250,000 shares of Series A Liberty Media Group Common Stock as described in note 14 above.

     Pursuant to the Director Stock Option Plan, Messrs. Gallivan, Kim Magness, Kern, Coelho and Naify hold options to purchase an aggregate of 250,000 shares of Series A TCI Group Common Stock and an aggregate of 93,750 shares of Series A Liberty Media Group Common Stock at purchase prices of $14.19 per share and $14.67 per share, respectively. Options to purchase an aggregate 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock are currently exercisable. Mr. Fisher holds an option to purchase 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock at purchase prices of $16.99 and $16.83 per share, respectively. Options to purchase 10,000 shares of Series A TCI Group Common Stock and 3,750 shares of Series A Liberty Media Group Common Stock are currently exercisable. Mr. Gould and Mr. Sparkman hold options to purchase an aggregate of 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock at purchase prices of $12.25 and $17.50 per share, respectively. None of these options are exercisable until December 13, 1997.

     All of the aforementioned options with tandem stock appreciation rights, options and restricted stock are reflected in this table assuming the exercise or vesting in full of such securities.

(22) Two executive officers, including Mr. Vierra, hold options which were granted in tandem with stock appreciation rights in December of 1995 to acquire an aggregate of 450,000 shares of TINTA Series A Stock. Options to acquire 90,000 shares of TINTA Series A Stock are currently exercisable. Additionally, Mr. Vierra holds 15,000 restricted shares of TINTA Series A Stock. None of the shares are currently vested. Additionally, one executive officer holds options granted in tandem with stock appreciation rights in December of 1995 by TCI to acquire 50,000 shares of its TINTA Series A Stock. Options to acquire 10,000 shares of TINTA Series A Stock are currently exercisable. Messrs. Malone, Kern and Gould hold options to purchase an aggregate of 150,000 shares of TINTA Series A Stock. Options to acquire an aggregate of 30,000 shares of TINTA Series A Stock are currently exercisable. Mr. Hindery holds an option granted by TCI to acquire 50,000 shares of TINTA Series A Stock as described in note 14 above.


     No equity securities in any subsidiary of the Company, other than directors' qualifying shares, are owned by any of the Company's executive officers or directors, except for those shares of TINTA Series A Stock reflected in the table above and except that Mr. Kim Magness, a director of the Company, owns 31 shares of 12% Series C Cumulative Compounding Preferred Stock ("WestMarc Preferred Stock") of WestMarc Communications, Inc. ("WestMarc"), a wholly owned subsidiary of TCI; 948 shares of WestMarc Preferred Stock are held in the Estate of Bob Magness, of which Donne Fisher, a director of the Company, is a co-personal representative; Dr. Malone, a director and an executive officer of the Company, owns, as trustee for his children, 68 shares of WestMarc Preferred Stock; Mr. Larry Romrell, an officer of the Company, owns 103 shares of WestMarc Preferred Stock; Mr. Jerome Kern, a director of the Company, is deemed to have beneficial ownership over 116 shares of WestMarc Preferred Stock owned by his wife, Diane D. Kern; and Mr. Clouston, an executive officer of the Company, pursuant to a restricted stock award, owns 62 shares of WestMarc Preferred Stock. During 1996, Mr. Clouston was granted options to acquire 1% of the Company's common equity in TCI Telephony Services, Inc. ("TTS-Delaware"), a wholly owned subsidiary of the Company through which the Company holds its telephony investments, 1% of the Company's common equity in TCI Wireline, Inc. ("TCI Wireline"), a wholly owned subsidiary of the Company through which the Company operates its developmental stage cable telephony business, and 1% of the Company's common equity in TCI Internet Services, Inc. ("TCI Internet"), through which the Company owns certain of its Internet services investments and businesses. Mr. Romrell was also granted an option to acquire 1% of the Company's common equity in TCI Internet. The Company is in the process of transferring the Internet services distribution business currently conducted through subsidiaries of TCI Internet to TCI.NET, Inc. ("TCI.NET"), another subsidiary of the Company. In anticipation of such transfer, the Company has replaced the options to acquire stock of TCI Internet held by Messrs. Clouston and Romrell and another executive with an option to acquire 1% of the Company's common equity in TCI.NET and a stock appreciation right with respect to 1% of the common equity of TCI Internet. Mr. Coelho owns 1,500 shares of ETC w/tci, Inc. ("ETC"), a subsidiary of the Company through which it holds certain of the Company's education-related investments and businesses, representing 15% of such subsidiary's common equity, and under certain circumstances will be entitled to increase his percentage ownership to up to 20%.



CHANGE OF CONTROL


     The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                             PROPOSALS OF THE BOARD

     The following proposals will be presented to the Annual Meeting by the Board of Directors.


                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS


GENERAL

     The persons named in the accompanying proxy will vote for the election of three (3) directors, with the term of office of each to continue until the annual meeting of stockholders in the year 2000 or until his successor shall have been duly elected and qualified, unless authority to vote is withheld. Donne F. Fisher, Kim Magness and J.C. Sparkman are the three (3) nominees for election as directors of the Company, and the Company is informed that these nominees are willing to serve as directors. However, if any such nominee should decline or shall become unable to serve as a director for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. Messrs. Fisher, Magness and Sparkman are each incumbent directors.


     The following lists the three nominees for election as directors of the Company and the seven (7) directors of the Company whose term of office will continue after the Annual Meeting, including the birth date of each person, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The numbers of shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Class B Preferred Stock, Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, owned beneficially by each such person as of March 1, 1997 are set forth in "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


NOMINEES FOR ELECTION AS DIRECTORS


     DONNE F. FISHER: Born May 24, 1938; director of the Company since June of 1994; was Executive Vice President of TCI from January of 1994 through January 1, 1996; has been providing consulting services to TCI since resigning his position as Executive Vice President on January 1, 1996; Executive Vice President of TCI Communications, Inc., the predecessor company to TCI and now a majority owned subsidiary of TCI ("TCIC") from December of 1991 to October of 1994; was previously Senior Vice President of TCIC since 1982 and Treasurer since 1970; TCIC director since 1980; also a director of TCI Pacific Communications, Inc. ("TPAC"), General Communication, Inc., TCI Music, Inc. ("TCI Music") and United Video Satellite Group, Inc. ("United Video" or "UVSG").


     KIM MAGNESS: Born May 17, 1952; director of the Company since June of 1994; TCIC director from 1985 to August of 1994 and since January of 1996. Manages numerous personal and business investments, and is Chairman and President of a company developing liners for irrigation canals.


     J.C. SPARKMAN: Born September 12, 1932; director of the Company since December of 1996; was Executive Vice President of TCI from January of 1994 through March of 1995; has been providing consulting services to TCI since his retirement in March of 1995; was previously Executive Vice President of TCIC from 1987 to October of 1994; also a director of Shaw Communications, Inc., TCI Music and United Video.



DIRECTORS WHOSE TERM EXPIRES IN 1998



     JOHN W. GALLIVAN: Born June 28, 1915; director of the Company since June of 1994; Chairman of the Board of Kearns-Tribune, a newspaper publishing concern; also a director of Silver King Mining Company; TCIC director from 1980 to August of 1994 and since January of 1996.


     PAUL A. GOULD: Born September 27, 1945; director of the Company since December of 1996; Managing Director and Executive Vice President of Allen & Company Incorporated for more than the last five years;

also a director of National Patent Development Corporation, Choice International, United Video and International.

     JEROME H. KERN: Born June 1, 1937; director of the Company since June of 1994; TCIC director from December of 1993 to August of 1994; director of International since May of 1995; also is Special Counsel with the law firm of Baker & Botts, L.L.P., since July 1996; was a senior partner with Baker & Botts, L.L.P. since September of 1992; prior to joining Baker & Botts, L.L.P., was senior partner with the Law Office of Jerome H. Kern from January 1, 1992 to September 1, 1992.

DIRECTORS WHOSE TERM EXPIRES IN 1999


     JOHN C. MALONE: Born March 7, 1941; director of the Company since June of 1994; Chairman of the Board of TCI from November 1996; Chief Executive Officer of TCI from January of 1994; President of TCI from January of 1994 through March of 1997; Chief Executive Officer of TCIC from March of 1992 to October of 1994 and President of TCIC from 1973 to October of 1994; Chairman of the Board and director of International since May of 1995; director of TPAC since July of 1996; is President and a director of many of the Company's subsidiaries; director of BET Holdings, Inc., The Bank of New York and TCI Satellite Entertainment, Inc. ("Satellite"); TCIC director since 1973.


     TONY COELHO: Born June 15, 1942; director of the Company since June of 1994; TCIC director from March of 1994 to August of 1994; is Chairman of the Board and Chief Executive Officer of ETC w/tci, since October 1995; Chairman and Chief Executive Officer of Coelho Associates, L.L.C. since July of 1995; President and Chief Executive Officer of Wertheim Schroder Investment Services from 1990 to June of 1995 and Managing Director of Wertheim Schroder & Co., Incorporated from 1989 to June of 1995; also a director of AutoLend Group, Inc., Cyberonics, Inc., ICF Kaiser International, Inc., International Thoroughbred Breeders, Inc., Service Corporation International and TEI, Inc.


     LEO J. HINDERY, JR.: Born October 31, 1947; director of the Company since May of 1997; President and Chief Operating Officer of TCI from March of 1997; President, Chief Executive Officer and a director of TCIC since March of 1997; was founder, Managing General Partner and Chief Executive Officer of InterMedia Partners and its affiliated entities since 1988; also a director and Chairman of the Board of TCI Music.


     ROBERT A. NAIFY: Born February 17, 1922; director of the Company since June of 1994; TCIC director from 1987 to August of 1994; also Co-Chairman and a director of The Todd-AO Corporation.


              PROPOSAL NO. 2 -- TCI VENTURES GROUP STOCK PROPOSAL


GENERAL


     The holders of the TCI Group Common Stock, the Liberty Media Group Common Stock and the Series C Preferred Stock are being asked to consider and approve the TCI Ventures Group Stock Proposal, including adoption of the proposed amendment to the Company Charter set forth in Annex II-A hereto. The amendment would alter the terms of the series of the Company's Common Stock that had previously been designated as Tele-Communications, Inc. Series A Telephony Group Common Stock ("Series A Telephony Group Common Stock") and Tele-Communications, Inc. Series B Telephony Group Common Stock ("Series B Telephony Group Common Stock"), to (i) redesignate the Series A Telephony Group Common Stock as Tele-Communications, Inc. Series A TCI Ventures Group Common Stock ("Series A TCI Ventures Group Common Stock"), (ii) redesignate the Series B Telephony Group Common Stock as Tele-Communications, Inc. Series B TCI Ventures Group Common Stock ("Series B TCI Ventures Group Common Stock"), (iii) change the name of the Telephony Group to the TCI Ventures Group and redefine the assets and liabilities attributed to such Group and (iv) provide for the reservation of shares of Series A TCI Ventures Group Common Stock for issuance upon conversion, exercise or exchange of certain convertible notes issued by a subsidiary of the Company and certain options. The amendment would also make corresponding changes to the terms of the TCI Group Common Stock and Liberty Media Group Common

Stock to reflect the redesignation of the Telephony Group Common Stock as TCI Ventures Group Common Stock. Capitalized terms used in the following description of the TCI Ventures Group Stock Proposal and not otherwise defined have the meanings ascribed to them elsewhere in this Proxy Statement. See Annex I -- Index of Certain Defined Terms.

     The Telephony Group Common Stock was authorized by the stockholders at a special meeting held on March 12, 1997. No shares of Telephony Group Common Stock have been issued. The Telephony Group Common Stock, if issued, would have been intended to reflect the separate performance of the Telephony Group, which initially was to consist of TCI's principal investments in the domestic wireless and wireline telephony businesses (the "Telephony Business"). A total of 750 million shares of Series A Telephony Group Common Stock and 75 million shares of Series B Telephony Group Common Stock were authorized.

     If the TCI Ventures Group Stock Proposal is approved by stockholders, the Company anticipates filing with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company Charter including the amendments in the form set forth in Annex II-A hereto (the "Certificate of Amendment"). It is currently anticipated that such filing will be made as promptly as practicable after the Annual Meeting. The Company Charter as proposed to be amended to reflect the TCI Ventures Group Stock Proposal is herein referred to as the "Amended Charter." The Board of Directors may abandon the TCI Ventures Group Stock Proposal in whole, but not in part, without further action by the stockholders, at any time prior to such filing. If the TCI Ventures Group Stock Proposal is not approved, the Certificate of Amendment will not be filed and no shares of TCI Ventures Group Common Stock will be authorized or issued.


     Prior to the Annual Meeting, the Company will commence (i) an offer to exchange one share of Series A TCI Ventures Group Common Stock for each share of Series A TCI Group Common Stock properly tendered (the "Series A TCI Group Exchange Offer"), up to an aggregate of 188,661,300 shares of Series A TCI Group Common Stock (the "Series A Maximum"), and (ii) an offer to exchange one share of Series B TCI Ventures Group Common Stock for each share of Series B TCI Group Common Stock properly tendered (the "Series B TCI Group Exchange Offer" and, together with the Series A TCI Group Exchange Offer, the "Exchange Offers"), up to an aggregate of 16,266,400 shares of Series B TCI Group Common Stock (the "Series B Maximum" and, together with the Series A Maximum, the "Maximum"). The Exchange Offers will be made on the terms and subject to the conditions to be set forth in an Offering Circular and related Letter of Transmittal. The Exchange Offers will be subject, among other conditions, to the approval of the TCI Ventures Group Stock Proposal. If such approval is obtained and other conditions satisfied, the Company would consummate the Exchange Offers on or about September 10, 1997.


     The number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock that would be issued upon closing of the Exchange Offers, if shares of TCI Group Common Stock at least equal to the Maximum are properly tendered, would be intended initially to represent 100% of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. The common stockholders' equity value of the Company attributable to the TCI Ventures Group that, at any relevant time, is attributed to the TCI Group and, accordingly, not represented by outstanding TCI Ventures Group Common Stock is referred to as the "Inter-Group Interest" of the TCI Group in the TCI Ventures Group. If a number of shares of TCI Ventures Group Common Stock equal to the Maximum is issued pursuant to the Exchange Offers, the Inter-Group Interest of the TCI Group in the TCI Ventures Group would be reduced to zero. If fewer shares than the Maximum are properly tendered (and, accordingly, the TCI Group would continue to have an Inter-Group Interest in the TCI Ventures Group immediately following consummation of the Exchange Offers), the Company will extinguish such Inter-Group Interest in consideration of the attribution to the TCI Group of a preferred equity interest in the TCI Ventures Group (the "TCI Ventures Group Preferred Interest"). The TCI Ventures Group Preferred Interest will have a stated liquidation value equal to the market value of the shares of TCI Ventures Group Common Stock not issued in the Exchange Offers (which shall be deemed to be the same, on a per share basis, as the Market Value of the Series A TCI Group Common Stock as of the last trading day preceding the closing of the Exchange Offers), a dividend rate of 5% per annum and a mandatory redemption obligation on the 15th anniversary of issuance. Accrued dividends on the TCI Ventures Group Preferred Interest would accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers. On and after such fifth anniversary, accrued dividends would be payable annually on each anniversary of the closing of the Exchange Offers and would accumulate and compound to the extent not paid on any such anniversary. When dividends become payable currently they could be paid (i) through the transfer of cash or other assets from the TCI Ventures Group to the TCI Group, (ii) through the reduction of amounts owed by the TCI Group to the TCI Ventures Group, (iii) through the deemed transfer of taxable losses of the TCI Ventures Group to the TCI Group pursuant to the new tax sharing agreement among the TCI Ventures Group, the TCI Group and the Liberty Media Group that becomes effective as of October 1, 1997 (in an amount equal to the highest corporate tax rate in effect at the time of the dividend multiplied by the amount of taxable losses deemed transferred), but only if such taxable losses have not been utilized in any calculation under such new tax sharing agreement or (iv) through the cancellation of amounts owed by the TCI Group under such new tax sharing agreement with respect to utilized tax benefits of the TCI Ventures Group. See "Management and Allocation Policies." The TCI Ventures Group Preferred Interest will also be redeemable at the discretion of the Board of Directors in whole or in part at any time. Immediately after giving effect to the Exchange Offers and the attribution of the TCI Ventures Group Preferred Interest, the TCI Group will have no Inter-Group Interest in the TCI Ventures Group. In addition to the shares of TCI Ventures Group Common Stock to be issued in the Exchange Offers, shares of Series A TCI Ventures Group Common Stock are being reserved for issuance upon conversion, exercise or exchange subsequent to the closing of the Exchange Offers of certain outstanding convertible notes issued by a subsidiary of the Company in 1986 and held by a director of the Company, members of his family and trusts for their benefit (the "TCI-UA Notes"), and certain options to purchase shares of Series A TCI Group Common Stock that are outstanding under the Company's existing stock incentive plans for employees, consultants and advisors immediately prior to the consummation of the Exchange Offers (the "Adjustable Options"). In lieu of a number of shares of Series A TCI Group Common Stock equal to 30% of the number of shares of Series A TCI Group Common Stock currently issuable upon exchange of the TCI-UA Notes, an equal number of shares of TCI Ventures Group Common Stock would be issued upon the exchange thereof. Similarly, the Adjustable Options will be adjusted upon consummation of the Exchange Offers by issuing to each holder of such an option, in substitution therefor and cancellation thereof, two new options -- one for the purchase of a number of shares of Series A TCI Ventures Group Common Stock equal to 30% (rounded up to the nearest whole number) of the number of shares of Series A TCI Group Common Stock that would have been issuable upon exercise of such holder's Adjustable Option immediately prior to the consummation of the Exchange Offers (the "Initial Ventures Options"), and the other for the purchase of a number of shares of Series A TCI Group Common Stock equal to 70% (rounded down to the nearest whole number) of the number of shares of Series A TCI Group Common Stock that would have been issuable upon exercise of such Adjustable Option immediately prior to the consummation of the Exchange Offers. The terms of each of such options at the time of issuance will be the same as the terms of the Adjustable Option that they replace, including the exercise price per share and vesting schedule. The TCI-UA Notes and the Initial Ventures Options are referred to in the Certificate of Amendment as the "Pre-Exchange Offer Securities."



     The Company may from time to time, by action of its Board of Directors, (i) offer shares of TCI Ventures Group Common Stock for cash in one or more public offerings, (ii) issue shares of TCI Ventures Group Common Stock as consideration for acquisitions or investments, (iii) issue shares of TCI Ventures Group Common Stock to employees of the Company pursuant to employee benefit plans or otherwise as compensation, (iv) issue shares as a distribution to holders of TCI Group Common Stock (to the extent of any then existing Inter-Group Interest of the TCI Group in the TCI Ventures Group) or (v) issue shares of TCI Ventures Group Common Stock for any other proper corporate purpose. So long as sufficient authorized shares are available, the timing, sequence, size and terms of such transactions would be determined by the Board of Directors, without further approval of the stockholders, unless deemed advisable by the Board of Directors or required by applicable law, regulation or Nasdaq National Market requirements. For an illustration of certain effects of the issuance of shares of TCI Ventures Group Common Stock, see Annex IV -- Illustration of Certain Terms.


THE TCI VENTURES GROUP

     The TCI Ventures Group Common Stock, if issued, will be intended to reflect the separate performance of the TCI Ventures Group. The TCI Ventures Group would initially consist principally of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in International, which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group), (ii) TCI's principal interests in the Telephony Business, owned through its indirect wholly owned subsidiary TTS-Delaware (together with its consolidated subsidiaries, "TCI Telephony") consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), the Company's 30% equity interest (representing a 37% voting interest) in Teleport Communications Group Inc. ("Teleport" or "TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. (together with its consolidated subsidiaries, "WTCI"), a wholly owned subsidiary of the Company that provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing an 85% voting interest) in UVSG, which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in At Home Corporation ("@Home"), a provider of high speed multimedia Internet services, and (v) other assets, including National Digital Television Center, Inc. ("NDTC"), a wholly owned subsidiary of the Company that provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC, an 80% owned subsidiary of the Company that develops and distributes for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. (collectively, "SUMMITrak"), wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand its service to include third parties. The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market. The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships"), and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. (Percentage equity and voting interests provided above have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.) Reference is made to Annex III for a further description of the TCI Ventures Group and to Annex V for the combined financial statements of the TCI Ventures Group.



     Unlike the Telephony Group, the TCI Ventures Group would include WTCI, rather than an option to acquire WTCI, and would not include an option to acquire TCI's developmental stage domestic cable telephony business, nor would it include any other business that uses TCI's domestic cable plant to distribute services to customers (e.g., cable, telephony and Internet services). Such domestic "distribution" businesses will continue to be attributed to the TCI Group. By way of example, the business of distributing @Home's Internet service to customers through TCI's cable systems would not be attributed to the TCI Ventures Group, although the investment in @Home would be.



     The TCI Ventures Group would also include such other assets and liabilities of the TCI Group as the Board of Directors may in the future determine to attribute to the TCI Ventures Group and such other businesses, assets and liabilities as the Company or any of its subsidiaries may in the future acquire for the TCI Ventures Group, as determined by the Board of Directors. It is currently the intention of the Company that any businesses, assets and liabilities so attributed to the TCI Ventures Group in the future would not include assets and liabilities of the Company's domestic programming businesses and investments or its domestic cable operations (including its businesses which utilize its cable plant to distribute telephony and Internet services).

     The assets attributed to the TCI Ventures Group are currently included in the Telephony Group and in the TCI Group, which also includes the Company's domestic cable and telephony distribution and communications businesses (other than those currently attributed to the Telephony Group) and any other businesses and assets of the Company not attributed to either the Liberty Media Group or the Telephony Group. Because no shares of Telephony Group Common Stock have been issued, the TCI Group also currently includes, and the TCI Group Common Stock also is currently intended to reflect, 100% of the common stockholders' equity value of the Company attributable to the Telephony Group. The following table presents selected financial data as of December 31, 1996 and for the year then ended of the TCI Group (inclusive of the assets constituting the TCI Ventures Group as if none of such assets had ever been attributed to the Telephony Group) and of the TCI Ventures Group, and the percentage of such TCI Group amounts represented by those of the TCI Ventures Group. The table should be read together with the more detailed information and financial statements included in Annexes III and V.


                                                                                                 TCI
                                                                                              VENTURES
                                                                                             GROUP AS A
                                               TELE-                         TCI VENTURES   PERCENTAGE OF
                                        COMMUNICATIONS, INC.    TCI GROUP       GROUP         TCI GROUP
                                        --------------------    ---------    ------------   -------------
                                                          (DOLLAR AMOUNTS IN MILLIONS)
YEAR ENDED DECEMBER 31, 1996:
Revenue...............................        $ 8,022            $ 6,790        $  926          13.6%
Operating income(loss)................        $   632            $   546        $  (51)          n/a
Share of losses of affiliates.........        $  (473)           $  (469)       $ (368)         78.5%
Net earnings (loss)...................        $   278            $  (778)       $ (258)         33.2%

DECEMBER 31, 1996:
Investment in equity affiliates.......        $ 3,012            $ 2,457        $2,069          84.2%
Total assets..........................        $30,244            $27,154        $4,260          15.7%
Total liabilities.....................        $22,840            $22,179        $1,337           6.0%



     Upon effectiveness of the TCI Ventures Group Stock Proposal, if approved, the TCI Ventures Group will replace the Telephony Group and the assets and liabilities attributed to the TCI Ventures Group will no longer be attributed to the TCI Group; however, pending the issuance of shares of TCI Ventures Group Common Stock in the Exchange Offers, the TCI Group Common Stock will continue to be intended to reflect all of the common stockholders' equity value of the Company attributable to the TCI Ventures Group, in addition to the separate performance of the Company's domestic distribution and communications businesses (other than the investments attributed to the TCI Ventures Group), and any other businesses and assets of the Company not attributed to either the Liberty Media Group or the TCI Ventures Group.


BACKGROUND AND REASONS FOR THE TCI VENTURES GROUP STOCK PROPOSAL

     In late 1994, the Board of Directors of the Company determined to restructure the Company's businesses into four separate business lines: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Business Line Restructuring"). The Board of Directors believed that the division of the Company's business into four distinct units would enable the Company to benefit from the focused and entrepreneurial behavior which is more typical of a small company, while also maintaining the benefits of scale which a large corporation such as the Company is ordinarily able to achieve; would facilitate increased investor understanding of the different lines of business; would enhance opportunities to finance the operations of each division separately, where appropriate, through financing tailored specifically to the capital needs of the division in question; and could encourage strategic partnering with other companies in the same line of business.

     The Board of Directors also directed management to study various methods of enhancing stockholder value. This directive resulted from the Board of Directors' belief that the Company was undervalued by the capital markets, in part because the market focused primarily upon the Company's dominant cable television system business and did not give full value to the other diverse assets held by the Company. The Board of

Directors believed that overall stockholder value would be enhanced if there were increased recognition in the investment community of the Company's individual lines of business and the value of the assets used in such businesses.

     Management proceeded to review with its financial advisors potential actions which the Company could undertake in order to increase market recognition of the value of the Company's assets used in each of its lines of business. Among the actions considered by management were a spin-off to the Company's stockholders of all or part of one or more of its divisions, public offerings of minority interests in one or more of the divisions and the issuance of separate securities of the Company the economic attributes of which would be defined by reference to the performance of one or more of its divisions (commonly known as "tracking stock" or "targeted stock").


     With respect to the Programming line of business, the Board of Directors determined that the issuance of tracking stock came closest to meeting the objectives of the Board of Directors. Accordingly, on February 8, 1995, the Board of Directors determined that the creation of the Liberty Media Group Common Stock and the redesignation of the Company's then existing common stock into TCI Group Common Stock was in the best interests of the Company and its stockholders and made a proposal to such effect to the Company's stockholders (the "Liberty Media Group Proposal"). At the Company's annual meeting held on August 3, 1995, the Company's stockholders approved the Liberty Media Group Proposal, and shares of Liberty Media Group Common Stock were distributed to holders of TCI Group Common Stock on August 10, 1995.


     With respect to the Company's International Cable and Programming line of business, which currently is included in the TCI Group, the Board of Directors determined that a public offering of a minority interest in this division was the appropriate course to take to achieve the Company's objectives. In July 1995, International, which holds the assets comprising the International Cable and Programming line of business, completed an initial public offering of shares representing approximately 18% of its common stock.


     Consistent with the Board of Director's directive, management of the Company also considered the applicability of certain of the strategies proposed by its financial advisors to the Company's Domestic Cable and Communications line of business. As an initial step, the operations of the Domestic Cable and Communications line of business were further subdivided into four strategic business units (each, an "SBU"): cable, telephony, Internet services and satellite. In November 1996, the Board of Directors declared a distribution to the holders of TCI Group Common Stock of all of the outstanding shares of common stock of Satellite, which then held the assets of the satellite SBU. The distribution was effected on December 4, 1996, resulting in the spin off to stockholders of all of the Company's interests in the business of distributing multichannel programming services directly to consumers in the United States via digital medium power or high power satellites, including the rental and sale of related customer premises equipment (the "Digital Satellite Business"). Because the Digital Satellite Business and the cable distribution business use distinct distribution networks to provide the same or similar programming potentially to the same customer, the separation of the two businesses through a spin off was both possible and desirable.



     Management then proposed to the Board of Directors that the Company issue a "tracking stock" or "targeted stock," the economic attributes of which would be defined by reference to the performance of the Telephony Group, which would initially be comprised of certain investments of the telephony SBU, including the Company's interests in the PCS Ventures and in TCG. At a special meeting of TCI's stockholders held on March 12, 1997, the creation of the Telephony Group Common Stock was approved. The Board of Directors had proposed offering shares of Telephony Group Common Stock for cash in an initial public offering, and the Company filed a registration statement with the Securities and Exchange Commission (the "SEC") with respect to the shares to be offered. The Board subsequently determined, however, that market and other conditions were not favorable to an offering of stock that the market would largely identify with the wireless PCS business. The PCS business generally was in an early stage of network construction and service launch and could not yet demonstrate customer acceptance.


     The Board of Directors decided to reevaluate its strategy with respect to enhancing the market's recognition of the value of its diverse assets. Rather than creating a tracking stock or selling a minority interest or spinning off individual lines of business, the Board determined to refine the TCI Group so that the TCI

Group Common Stock would reflect primarily the Company's dominant cable television system business and other distribution and communications businesses (such as telephony and Internet services) that use the Company's domestic cable plant (just as the Liberty Media Group Common Stock reflects primarily the Company's domestic programming assets), and to create a new tracking stock that would be intended to reflect the performance of TCI's international assets and its domestic non-cable and non-programming assets, many of which businesses are at an early stage of development.

     On May 14, 1997, the Board of Directors determined that the TCI Ventures Group Stock Proposal was in the best interests of the Company and its stockholders and unanimously declared it advisable and recommended that the Company's stockholders vote in favor of the TCI Ventures Group Stock Proposal. The Board of Directors believes that adoption of the TCI Ventures Group Stock Proposal is in the best interests of the Company and all of its stockholders for the following reasons:


     - The issuance and sale of TCI Ventures Group Common Stock would result in greater market recognition of the value of the TCI Ventures Group, thereby enhancing stockholder value over the long term.



     - The TCI Group would be easier for the market to understand and value once its businesses and assets were largely confined to the distribution and communications businesses using the Company's domestic cable plant.



     - It would provide the Company greater flexibility with regard to raising capital for the TCI Ventures Group's businesses and with regard to making acquisitions and investments for the TCI Ventures Group, including strategic partnering transactions, independent of the TCI Group, by using equity securities specifically related to the TCI Ventures Group.



     - The issuance and sale of TCI Ventures Group Common Stock would also provide investors with the opportunity to invest in separate securities intended specifically to reflect the TCI Ventures Group and would enable the Company to more effectively tailor employee benefit plans to provide incentives to the employees in the TCI Ventures Group. Although a substantial portion of the value of the assets of the TCI Ventures Group is represented by the Company's investments in International, TCG, UVSG and @Home and shares of the common stock of such companies are traded on the Nasdaq National Market, the issuance and sale of shares of the TCI Ventures Group Common Stock would offer investors the opportunity to participate in the Company's substantial equity investment in such companies (which primarily is represented by high vote stock that is not publicly traded) and its investments in the PCS Ventures and other companies that do not have publicly traded equity securities.



     - It would permit the Company to obtain the foregoing benefits while preserving the advantages of continued ownership of the businesses of the TCI Ventures Group by the Company and the benefits of being part of a consolidated enterprise, including the absence of certain costs associated with operation of separate, publicly held corporations, the advantages of tax consolidation and economies of scale, and preserving certain restructuring options for the Company in the future. Unlike the case with separate, publicly held corporations, however, holders of TCI Ventures Group Common Stock will continue to be subject to all the risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Factors to be Considered -- Stockholders of One Company; Financial Effects on One Business Could Affect Other Businesses."


     In connection with its approval of the TCI Ventures Group Stock Proposal, the Board of Directors also evaluated the potentially adverse aspects of the proposal, including the lack of assurance as to the degree to which the market price of the TCI Ventures Group Common Stock will reflect the separate performance of the TCI Ventures Group and the uncertainty as to the impact of the proposal on the market price of the TCI Group Common Stock and the Liberty Media Group Common Stock, as well as the fact that implementation of the TCI Ventures Group Stock Proposal will, to an extent, make the capital structure of the Company more complex than if the Company's Common Stock consisted solely of TCI Group Common Stock and Liberty Media Group Common Stock, and may give rise to occasions when the interests of the holders of TCI Group

Common Stock, the holders of Liberty Media Group Common Stock and the holders of TCI Ventures Group Common Stock may diverge or appear to diverge. See "Factors to be Considered -- No Assurance as to Market Price" and "Factors to be Considered -- Potential Divergence of Interests; No Specific Procedures for Resolution." The Board of Directors determined, however, that the positive aspects of the TCI Ventures Group Stock Proposal outweighed any potentially adverse aspect.

     The Board of Directors will continue to review options that may be available to the Company to realize additional value from the assets attributed to the TCI Ventures Group. In determining whether to pursue a particular option, the Board of Directors, in exercising its business judgment, will consider various factors, including market conditions, the financial and other effects of any such option on the Company, the TCI Group, the Liberty Media Group and the TCI Ventures Group (each, a "Group" and, collectively, the "Groups") and on the holders of the TCI Group Common Stock, the Liberty Media Group Common Stock and TCI Ventures Group Common Stock, and the preservation of its ability to engage in other restructuring options at such time as such options become desirable.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TCI VENTURES GROUP STOCK PROPOSAL AND BELIEVES THAT ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE TCI VENTURES GROUP STOCK PROPOSAL.

SUMMARY DESCRIPTION OF TCI VENTURES GROUP STOCK PROPOSAL

     The following summarizes certain selected terms of the TCI Ventures Group Common Stock under the Amended Charter, the changes to the terms of the TCI Group Common Stock and Liberty Media Group Common Stock under the Amended Charter and the Inter-Group Interest. These summaries should be read together with (and are qualified by reference to) the more complete discussion set forth under "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock" and the text of the Certificate of Amendment set forth in Annex II-A.


                         TCI VENTURES GROUP COMMON STOCK



Businesses.................  The TCI Ventures Group consists primarily of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in International, (ii) TCI's principal interests in the Telephony Business, consisting primarily of the Company's investments in the PCS Ventures, TCG and WTCI, (iii) TCI's 40% equity interest (representing an 85% voting interest) in UVSG, (iv) TCI's 39% equity interest (representing a 72% voting interest) in @Home, and
                             (v) other assets, including TCI's interests in NDTC, ETC and SUMMMITrak. See Annex
                             III -- Description of TCI Ventures Group. The Company could determine to pursue future business opportunities through one Group instead of the other Groups, or jointly through more than one of the Groups. See "Management and Allocation Policies."



                             The TCI Ventures Group Common Stock is intended to reflect the separate performance of the TCI Ventures Group. However, holders of TCI Ventures Group Common Stock will be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. There is no assurance as to the degree to which the market value of the TCI Ventures Group Common Stock will reflect the separate performance of the TCI Ventures Group.

Dividends and Share
  Distributions............  The Company has never paid cash dividends on its
                             Common Stock and does not currently intend to pay cash dividends on any series of its Common Stock, including the TCI Ventures Group Common Stock, if authorized.


                             Dividends on the TCI Ventures Group Common Stock would be payable out of the lesser of assets of the Company legally available therefor and the TCI Ventures Group Available Dividend Amount. If dividends on the TCI Ventures Group Common Stock are paid, equivalent per share dividends will be concurrently paid on both the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock. For this purpose, equivalent per share dividends include, in the case of distributions of securities, either distributions of identical securities or distributions of securities having differences in voting rights and in certain related rights (which differences are, in the case of distributions of securities of the Company or its subsidiaries (including stock dividends consisting of TCI Ventures Group Common Stock), not greater than the corresponding differences between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock).


                             Subject to the foregoing provisions, dividends may be declared and paid on the TCI Group Common Stock, the Liberty Media Group Common Stock and/or the TCI Ventures Group Common Stock in equal or unequal amounts, notwithstanding the relationship among the TCI Group Available Dividend Amount, the Liberty Media Group Available Dividend Amount and the TCI Ventures Group Available Dividend Amount, the respective amounts of prior dividends paid on, or liquidation rights of, the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock or any other factor.


                             Any decision to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. In making a determination as to the allocation of any future dividends between the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock, the Board of Directors expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups.


Dividend, Redemption and
  Conversion Rights
  Applicable on Disposition
  of TCI Ventures Group
  Assets...................  If the Company disposes of all or substantially all of the assets of the TCI Ventures Group (defined as 80% or more on a current market value basis), other than in a transaction referred to in the following sentence, the Company is required, at its option, either to (i) distribute to holders of the TCI Ventures Group Common Stock an amount in cash and/or securities or other property equal to their proportionate interest in the TCI Ventures Group Net Proceeds of such disposition, either by special dividend or by redemption of all or part of the outstanding shares of TCI Ventures Group Common Stock, or (ii) convert each outstanding share of Series A TCI Ventures Group Common Stock and Series B TCI

                             Ventures Group Common Stock into a number (or fraction) of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, respectively, equal in each case to 110% of the average daily ratio over the ten-Trading Day period beginning on the 16th Trading Day after consummation of the transaction of the Market Value of one share of Series A TCI Ventures Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock. The Company will not be required to take any of the foregoing actions if the disposition of all or substantially all of the assets of the TCI Ventures Group occurs in a transaction in which the Company receives primarily equity securities of an entity engaged or proposing to engage primarily in a similar or complementary business or occurs in connection with the disposition of all of the assets of the Company. The proportionate interest in the TCI Ventures Group Net Proceeds of a disposition that would be distributed to holders of TCI Ventures Group Common Stock would be based on (a) in the case of a special dividend or partial redemption following the disposition of less than all the properties and assets of the TCI Ventures Group, the TCI Ventures Group Outstanding Interest Fraction (a measure of the percentage interest in the TCI Ventures Group represented by outstanding shares of TCI Ventures Group Common Stock), or (b) in the case of a complete redemption following the disposition of all of the properties and assets of the TCI Ventures Group, the Adjusted TCI Ventures Group Outstanding Interest Fraction (a similar measure that differs in that it takes into account the dilutive effect of the Pre-Exchange Offer Securities). Such a partial redemption could be effected pro rata among the holders of such shares or by such other method as may be determined by the Board of Directors to be equitable.



Conversion at Option of
Holder.....................  Shares of Series B TCI Ventures Group Common Stock
                             will be convertible at any time, at the option of the holder only, into the same number of shares of Series A TCI Ventures Group Common Stock. Shares of Series A TCI Ventures Group Common Stock will not be convertible into shares of Series B TCI Ventures Group Common Stock.



Conversion at Option of
  Company..................  The Company may, in the sole discretion of the
                             Board of Directors, elect at any time to convert each outstanding share of TCI Ventures Group Common Stock into a number (or fraction) of shares of TCI Group Common Stock equal to the ratio of the value (as determined on the basis of appraisals performed by investment banking firms) of one share of TCI Ventures Group Common Stock to the average Market Value over a 20-Trading Day period prior to the date such appraisal process is initiated of one share of Series A TCI Group Common Stock. In such a case, shares of Series A TCI Ventures Group Common Stock would be converted into Series A TCI Group Common Stock and shares of Series B TCI Ventures Group Common Stock would be converted into Series B TCI Group Common Stock.



Redemption in Exchange for
  Stock of Subsidiary......  Subject to certain restrictions, the Company could at any time, in the sole discretion of the Board of Directors, redeem (without premium) all outstanding shares of TCI Ventures Group Common Stock in exchange for a proportionate interest in the outstanding shares of any one or more Qualifying Subsidiaries that hold all of the assets and liabilities attrib-uted to the TCI Ventures Group. The percentage of the stock of the Qualifying Subsidiary or Qualifying Subsidiaries owned by the Company that is distributable in the redemption would be based on the Adjusted TCI Ventures Group Outstanding Interest Fraction. In such a case, the Board of Directors could elect to distribute, with respect to each such subsidiary, either a single class of subsidiary stock or two classes of subsidiary stock having relative voting rights and differences in certain related rights not greater than the corresponding differences between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock. A "Qualifying Subsidiary" for this purpose is a subsidiary of the Company that is either wholly owned, directly or indirectly, by the Company or in which the Company's direct or indirect ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service (the "Service") for a distribution of the Company's interest in such subsidiary to holders of TCI Ventures Group Common Stock to be tax free to such holders.



                             A Qualifying Subsidiary may include an existing subsidiary of the Company that may in the future hold all of the assets and liabilities attributed to the TCI Ventures Group or any future subsidiary of the Company that meets the definition of Qualifying Subsidiary and holds such assets and liabilities, whether or not created exclusively for such purpose. To the extent that any such Qualifying Subsidiary held assets and/or liabilities in addition to those attributed to the TCI Ventures Group, it is expected that in connection with any such redemption such additional assets or liabilities would either be attributed to the TCI Ventures Group or transferred by such Qualifying Subsidiary to the Company or to another subsidiary of the Company attributed to a Group other than the TCI Ventures Group. In each case, either any then existing Inter-Group Interest of the TCI Group in the TCI Ventures Group would be appropriately adjusted or other consideration that the Board of Directors may determine in its discretion to be appropriate would be paid by one Group to the other Group. See "Management and Allocation Policies." The Company currently holds the assets that would be attributed to the TCI Ventures Group through several direct and indirect subsidiaries, a number of which own other subsidiaries that are attributed to the TCI Group.



                             Generally, the charter of a corporation that has a tracking stock contains a provision equivalent to the foregoing for the redemption of such tracking stock in exchange for the stock of a subsidiary and the Company Charter includes such a provision with respect to the Liberty Media Group Common Stock and the Telephony Group Common Stock. Although the Board of Directors determined that it was appropriate for the Company to have the same flexibility to redeem the TCI Ventures Group Common Stock, the Company does not currently have any plans or proposals to effect any such redemption if the TCI Ventures Group Common Stock is authorized and issued. Further, the Board of Directors has not determined under what circumstances it might be appropriate for the Company to do so. The ability of the Company to exercise its right to redeem the outstanding shares of TCI Ventures Group Common Stock in exchange for a proportionate interest in shares of one or more Qualifying Subsidiaries may be limited by the tax consequences to the Company in recognizing certain deferred gains as a result of such redemption and by certain agreements relating to its interests in the PCS Ventures and to its equity interest in TCG, which agreements generally require that any entity which holds all or part of such interests remain a subsidiary of the Company, subject to certain exceptions.


                             The Company believes that under current law a holder of TCI Ventures Group Common Stock generally would not be entitled to money damages or other remedies against the Company or the Board of Directors based on a decision by the Board of Directors to redeem the outstanding shares of TCI Ventures Group Common Stock in accordance with the procedures described above unless such redemption otherwise represented a breach by such directors of their respective fiduciary or other duties to the stockholders of the Company as a whole.


Voting Rights..............  The Series A TCI Ventures Group Common Stock will be entitled to one vote per share and the Series B TCI Ventures Group Common Stock will be entitled to ten votes per share, voting as one class with the TCI Group Common Stock, the Liberty Media Group Common Stock and any Preferred Stock entitled to vote, except to the extent separate class or series votes are required by law or the Amended Charter. The Amended Charter does not provide for any rights for the TCI Ventures Group Common Stock to vote separately from the TCI Group Common Stock and the Liberty Media Group Common Stock.



Liquidation................  Holders of shares of Series A TCI Ventures Group
                             Common Stock and Series B TCI Ventures Group Common Stock will be entitled to share (on an equal per share basis) a portion of the funds of the Company remaining for distribution to its common stockholders based on the average daily ratio over a period of 20 Trading Days prior to the announcement of the liquidation, dissolution or winding up of the Company of the aggregate Market Capitalization of the TCI Ventures Group Common Stock to the aggregate Market Capitalization of the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock.



Inclusion in Nasdaq
National Market............  The Company has applied for inclusion of the Series
                             A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock in the National Market tier of The Nasdaq Stock Market under the symbols "TCIVA" and "TCIVB".


      EFFECTS ON TCI GROUP COMMON STOCK AND LIBERTY MEDIA GROUP COMMON STOCK


Businesses.................  Under the TCI Ventures Group Stock Proposal, the
                             TCI Group will consist of the Company's businesses and assets not included in either the Liberty Media Group or the TCI Ventures Group, including currently the Company's domestic distribution and communications businesses (other than the investments attributed to the TCI Ventures Group). The TCI Group will also include any Inter-Group Interest that may hereafter be created in the Liberty Media Group or the TCI Ventures Group. The businesses included in the Liberty Media Group will not change under the TCI Ventures Group Stock Proposal.



Dividends and Share
  Distributions............  Because the businesses included in the TCI Ventures
                             Group are currently included in the TCI Group, the TCI Ventures Group Stock

                             Proposal will affect the determination of, and could reduce the amount available for dividends under, the TCI Group Available Dividend Amount. Under the TCI Ventures Group Stock Proposal, share distributions on the TCI Group Common Stock consisting of TCI Ventures Group Common Stock are permitted to the extent of the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, if any, while share distributions on the Liberty Media Group Common Stock consisting of TCI Ventures Group Common Stock are not permitted.


Liquidation................  Holders of shares of Series A TCI Group Common
                             Stock and Series B TCI Group Common Stock are currently entitled to share (on an equal per share basis) a portion of the funds of the Company remaining for distribution to its common stockholders based on the average daily ratio over a period of 20 Trading Days prior to the announcement of the liquidation, dissolution or winding up of the Company of the aggregate Market Capitalization of the TCI Group Common Stock to the aggregate Market Capitalization of the TCI Group Common Stock and the Liberty Media Group Common Stock. If the TCI Ventures Group Stock Proposal is approved and shares of TCI Ventures Group Common Stock are issued, the formula basis on which holders of shares of TCI Group Common Stock share in the funds remaining for distribution to common stockholders will take into account the Market Capitalization of the TCI Ventures Group Common Stock. Similarly, holders of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock will be entitled to share (on an equal per share basis) a portion of the funds of the Company remaining for distribution to its common stockholders based on the average daily ratio over a period of 20 Trading Days prior to the announcement of the liquidation, dissolution or winding up of the Company of the aggregate Market Capitalization of the Liberty Media Group Common Stock to the aggregate Market Capitalization of the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock. If the sum of the Market Capitalization of the TCI Group Common Stock and the Market Capitalization of the TCI Ventures Group Common Stock for the relevant measurement period is greater than what the Market Capitalization of the TCI Group for such period would have been if the TCI Ventures Group Common Stock had not been authorized, then the portion of the funds of the Company remaining for distribution to common stockholders in which the holders of Liberty Media Group Common Stock would share would be smaller than it otherwise would have been.


                         NO INITIAL INTER-GROUP INTEREST

     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent all of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares are issued in the Exchange Offers, the TCI Group will not have any Inter-Group Interest in the TCI Ventures Group. If fewer than all of the shares offered are issued, the remaining Inter-Group Interest would be extinguished in consideration of the attribution to the TCI Group of the TCI Ventures Group Preferred Interest.

     An Inter-Group Interest in the TCI Ventures Group would be created only if a subsequent transfer of cash or other property from the TCI Group to the TCI Ventures Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest in the TCI Ventures Group (in contrast to transfers made for other consideration such as transfers as loans or in purchase and sale transactions) or if outstanding shares of TCI Ventures Group Common Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group. In structuring the terms of the TCI Ventures Group Stock Proposal, the Board of Directors determined that the TCI Ventures Group should not be permitted to create an interest in either the TCI Group or the Liberty Media Group corresponding to the Inter-Group Interest. The Company Charter does not permit the Liberty Media Group to create an interest in the TCI Group or the Telephony Group, and the Amended Charter would not permit the Liberty Media Group to create an interest in the TCI Ventures Group, corresponding to the Inter-Group Interest. In making these determinations, the Board of Directors concluded that an interest corresponding to the Inter-Group Interest held by the TCI Ventures Group in either the TCI Group or the Liberty Media Group could influence adversely the ability of the TCI Ventures Group Common Stock to reflect the separate performance of the TCI Ventures Group, and that an interest corresponding to the Inter-Group Interest held by the Liberty Media Group in the TCI Ventures Group could influence adversely the ability of the Liberty Media Group Common Stock to reflect the separate performance of the Liberty Media Group.


     The amount of any Inter-Group Interest of the TCI Group in the TCI Ventures Group at any point in time would be expressed in terms of the "Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest," which is intended to provide a measure of any Inter-Group Interest of the TCI Group in the TCI Ventures Group on a basis comparable to an investment in shares of TCI Ventures Group Common Stock. In general, if an Inter-Group Interest in the TCI Ventures Group is created by a transfer of funds or other assets from the TCI Group to the TCI Ventures Group, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would be increased by an amount determined by dividing the amount of funds or value of assets transferred by the Market Value of a share of Series A TCI Ventures Group Common Stock as of the date of such transfer. In the event a subsequent transfer of funds or other assets from the TCI Group to the TCI Ventures Group is determined by the Board of Directors to be made in respect of an increase in the Inter-Group Interest, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would be increased by an amount determined by dividing the amount of the additional funds or value of the additional assets transferred by the Market Value of a share of Series A TCI Ventures Group Common Stock as of the date of such transfer. Any decrease in the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest resulting from a transfer of funds or other assets from the TCI Ventures Group to the TCI Group determined by the Board of Directors to be made in respect of such a decrease would be similarly calculated. To the extent outstanding shares of TCI Ventures Group Common Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would increase on a share-for-share basis. Shares of TCI Ventures Group Common Stock purchased with funds attributed to the TCI Group which remain outstanding (as a result of being held by a subsidiary included in the TCI Group) would not create an Inter-Group Interest or increase any then existing Inter-Group Interest in the TCI Ventures Group but would represent an outstanding interest in the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Similarly, shares of TCI Ventures Group Common Stock purchased with funds attributed to the Liberty Media Group which remain outstanding would not create an interest in the TCI Ventures Group corresponding to the Inter-Group Interest, but would represent an outstanding interest in the common stockholders' equity value of the Company attributable to the TCI Ventures Group. The Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, if any, would also (a) be adjusted from time to time as appropriate to reflect (i) subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the TCI Ventures Group Common Stock, (ii) dividends or distributions payable in shares of TCI Ventures Group Common Stock to holders of TCI Ventures Group Common Stock and (iii) reclassifications of TCI Ventures Group Common Stock and
(b) be decreased by the number of shares of TCI Ventures Group Common Stock (i) issued upon conversion, exercise or exchange of Convertible Securities (other than Pre-Exchange Offer Securities) that are not attributed to the TCI Ventures Group or (ii) issued by the Company as a dividend or distribution or by reclassification or exchange to holders of TCI Group Common Stock. The

Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, if any, would not be represented by outstanding shares of TCI Ventures Group Common Stock and would have no voting rights.

     Issuances or sales of shares of TCI Ventures Group Common Stock designated by the Board of Directors as being made in reduction of any Inter-Group Interest then existing would reduce the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest on a share-for-share basis and the net proceeds of such sale would be reflected in the combined financial statements of the TCI Group. At the discretion of the Board of Directors, shares of TCI Ventures Group Common Stock issued in respect of any Inter-Group Interest in the TCI Ventures Group may be issued in the form of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock (subject to there being a sufficient number of authorized and unissued shares of the applicable series of TCI Ventures Group Common Stock). In addition to the net proceeds from a sale of the number of shares of TCI Ventures Group Common Stock deemed to constitute all or part of the Inter-Group Interest, if any, the TCI Group combined financial statements would be credited, and the TCI Ventures Group combined financial statements would be charged, with an amount equal to the product of (i) the aggregate amount of any dividend or other distribution paid (other than in shares of TCI Ventures Group Common Stock, which will result in the adjustment to the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest described above) or distributed in respect of outstanding TCI Ventures Group Common Stock, times (ii) a fraction, the numerator of which is the TCI Ventures Group Inter-Group Interest Fraction and the denominator of which is the TCI Ventures Group Outstanding Interest Fraction. For illustrations of the effects of the issuance of shares of TCI Ventures Group Common Stock, see Annex IV -- Illustration of Certain Terms.


     The "TCI Ventures Group Outstanding Interest Fraction" represents the percentage interest in the common stockholders' equity value of the Company attributable to the TCI Ventures Group that is represented at any time by the outstanding shares of TCI Ventures Group Common Stock, and the "TCI Ventures Group Inter-Group Interest Fraction" represents any remaining percentage interest in the common stockholders' equity value of the Company attributable to the TCI Ventures Group that is attributed to the TCI Group by virtue of an Inter-Group Interest. The sum of the TCI Ventures Group Outstanding Interest Fraction and the TCI Ventures Group Inter-Group Interest Fraction would always equal 100%. The "Adjusted TCI Ventures Group Outstanding Interest Fraction" means a fraction the numerator of which is the number of outstanding shares of TCI Ventures Group Common Stock and the denominator of which is the sum of (a) such number of outstanding shares, (b) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, if any, and (c) the number of shares of TCI Ventures Group Common Stock issuable upon conversion, exercise or exchange of Pre-Exchange Offer Securities. See "Factors to be Considered -- Potential Dilution from Issuances of TCI Ventures Group Common Stock upon Conversion, Exercise or Exchange of Certain Outstanding Securities."


FACTORS TO BE CONSIDERED

     Stockholders should consider the following factors, in addition to the other information contained elsewhere in this Proxy Statement and the Annexes hereto, in connection with the TCI Ventures Group Stock Proposal.

  STOCKHOLDERS OF ONE COMPANY; FINANCIAL EFFECTS ON ONE BUSINESS COULD AFFECT OTHER BUSINESSES


     Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among the Groups for the purpose of preparing the combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group, the change in the capital structure of the Company contemplated by the TCI Ventures Group Stock Proposal will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of TCI Group Common Stock, Liberty Media Group Common Stock and TCI Ventures Group Common Stock will be common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.

     The financial results of one Group that affect the Company's consolidated results of operations or financial condition could affect the combined results of operations or financial condition of the other Groups and the market price of the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock. In addition, any net losses of any Group, dividends or distributions on, or repurchases of, the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock, and dividends on, or certain repurchases of, Preferred Stock, will reduce funds of the Company legally available for the payment of dividends on the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock. The combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group should be read in conjunction with the consolidated financial statements of the Company. The combined financial statements of each Group will principally reflect the combined financial position, results of operations and cash flows of the businesses and investments included therein. However, each Group's financial information could also include allocated portions of the individual assets and liabilities that are not separately identified with the operations of a specific Group.

  LIMITED SEPARATE STOCKHOLDER RIGHTS; EFFECTS ON VOTING POWER

     Under the TCI Ventures Group Stock Proposal, holders of TCI Ventures Group Common Stock would not have any legal rights specifically related to the assets attributed to the TCI Ventures Group or have any right to vote on matters as a separate class, other than (i) as set forth in the provisions relating to dividend and liquidation rights and requirements for mandatory dividend, redemption or conversion of TCI Ventures Group Common Stock upon the disposition of all or substantially all of the properties and assets of the TCI Ventures Group as described under "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Conversion and Redemption" and (ii) separate voting rights in limited circumstances as required by the General Corporation Law of the State of Delaware (the "DGCL"). Separate meetings for the holders of TCI Ventures Group Common Stock would not be held.


     Under the TCI Ventures Group Stock Proposal, holders of TCI Group Common Stock, Liberty Media Group Common Stock, TCI Ventures Group Common Stock and any Preferred Stock having general voting rights would vote as one class on all matters coming before any meeting of stockholders and would not have any separate class voting rights except in limited circumstances as required by the DGCL. Under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment to a corporation's certificate of incorporation, whether or not entitled to vote on such amendment by the certificate of incorporation, if the amendment would alter or change the powers, preferences or special rights of such class so as to affect them adversely. For this purpose, if a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, a proposed amendment the adverse effect of which on the powers, preferences or special rights of any series of Common Stock does not differ from its adverse effect on the powers, preferences or special rights of any other series of Common Stock would not entitle such series to vote as a class separately from the other series of Common Stock.



     Certain matters on which holders of TCI Group Common Stock, Liberty Media Group Common Stock and TCI Ventures Group Common Stock would vote together as a single class could involve a divergence or the appearance of a divergence of interests among the holders of such series of Common Stock. For example, the Amended Charter does not require that a merger or consolidation of the Company requiring the approval of the Company's stockholders be approved by a separate vote of holders of any series of Common Stock, and Delaware law requires such approval only in certain circumstances. As a result, if holders of any one or more series of Common Stock that possess the requisite voting power vote to approve the merger or consolidation, then the merger or consolidation could be consummated even if the holders of a majority of some other series of Common Stock vote against the merger or consolidation. See "-- Potential Divergence of Interests; No Specific Procedures for Resolution." Immediately following the issuance of shares of TCI Ventures Group Common Stock upon the closing of the Exchange Offers, assuming all shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock offered are issued, the combined voting power of the Series A TCI Group Common Stock and Series B TCI Group Common Stock would represent a majority of the voting power of all classes and series entitled to vote in the election of directors.


     If the TCI Ventures Group Stock Proposal is approved by stockholders, the Series A TCI Ventures Group Common Stock will have one vote per share and the Series B TCI Ventures Group Common Stock will have ten votes per share. The Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock will continue to have one vote per share and the Series B TCI Group Common Stock and Series B Liberty Media Group Common Stock will continue to have ten votes per share. See "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Voting Rights."

  POTENTIAL DIVERGENCE OF INTERESTS; NO SPECIFIC PROCEDURES FOR RESOLUTION

     The existence of the TCI Ventures Group Common Stock may give rise to occasions when the interests of the holders of TCI Ventures Group Common Stock and the holders of either TCI Group Common Stock or Liberty Media Group Common Stock, or both, may diverge or appear to diverge. As further discussed below, examples include, among others, determinations by the Board of Directors to (i) convert each outstanding share of TCI Ventures Group Common Stock into shares of TCI Group Common Stock, (ii) approve the disposition of all or substantially all of the properties and assets of the TCI Ventures Group, (iii) allocate consideration to be received by holders of Common Stock in connection with a merger or consolidation involving the Company among holders of different series of Common Stock, (iv) allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of one or more of the other Groups, (v) if and to the extent there is an Inter-Group Interest, allocate the proceeds of issuances of TCI Ventures Group Common Stock either to the TCI Group in respect of a reduction in its Inter-Group Interest in the TCI Ventures Group or to the equity of the TCI Ventures Group, (vi) pay or omit dividends on the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock or (vii) approve transactions involving the transfer of funds or assets from one Group to one or more of the other Groups or make other operational or financial decisions with respect to one Group that could be considered to be detrimental to one or more of the other Groups. Other than as described under "Management and Allocation Policies," no specific procedures have been adopted for consideration of matters involving a divergence of interests among the holders of TCI Group Common Stock, Liberty Media Group Common Stock and TCI Ventures Group Common Stock. Rather than develop additional specific procedures in advance, the Board of Directors intends to exercise its judgment from time to time, depending on the circumstances, as to how best to obtain information regarding the divergence (or potential divergence) of interests, under what circumstances to seek the assistance of outside advisers, whether a committee of the Board of Directors should be appointed to address the matter and how to assess which available alternative is in the best interests of the Company and all of its stockholders. The Board of Directors believes the advantages of retaining flexibility in determining how best to fulfill its responsibilities in such circumstances as they may arise outweigh any perceived advantages from adopting additional specific procedures in advance.

     Optional Conversion of TCI Ventures Group Common Stock into TCI Group Common Stock. The Board of Directors may determine to convert each outstanding share of Series A TCI Ventures Group Common Stock into shares of Series A TCI Group Common Stock and each outstanding share of Series B TCI Ventures Group Common Stock into shares of Series B TCI Group Common Stock, in each case determined based upon the ratio of the value (as determined on the basis of appraisals performed by investment banking firms) of one share of TCI Ventures Group Common Stock to the average Market Value over a 20-Trading Day period prior to the date such appraisal process is initiated of one share of Series A TCI Group Common Stock. Such a conversion could be effected at any time, including at a time when the value of one share of TCI Ventures Group Common Stock determined by appraisal differs significantly from the market value of the TCI Ventures Group Common Stock reflected in the trading markets, or at a time when the Market Value of the TCI Group Common Stock used in the determination of the conversion ratio reflects what might be considered an overvaluation or undervaluation. Basing the conversion ratio on an appraised value determination for the TCI Ventures Group Common Stock and a trading market valuation for the TCI Group Common Stock could result in the conversion ratio being significantly different from that which would have resulted if the same measure were used for the valuation of both the TCI Group Common Stock and the

TCI Ventures Group Common Stock. For example, a conversion could be considered dilutive of the interests of the holders of the TCI Group Common Stock if the Market Value of the TCI Group Common Stock is less than the valuation of the TCI Group Common Stock that would have resulted if a similar appraisal procedure to that used in the determination of the value of the TCI Ventures Group Common Stock were used. Such a conversion would also have the effect of precluding holders of TCI Ventures Group Common Stock from retaining their investment in a security intended to reflect separately the businesses and assets attributed to the TCI Ventures Group.



     Disposition of Group Assets. As long as the assets of a Group continue to represent less than substantially all of the properties and assets of the Company, the Board of Directors may approve sales and other dispositions of any amount of the properties and assets of such Group without stockholder approval, because under the DGCL and the Amended Charter stockholder approval is required only for a sale or other disposition of all or substantially all of the properties and assets of the Company as a whole. The Amended Charter, however, contains provisions which, in the event of a Disposition of all or substantially all of the properties and assets of the TCI Ventures Group in one transaction or a series of related transactions, other than in certain specified transactions, including a transaction in which the Company receives primarily equity securities of an entity engaged or proposing to engage primarily in a similar or complementary business, and other than in connection with the disposition of all of the assets of the entire Company, require the Company, at its option, either to (i) distribute by dividend or redemption to the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock an amount in cash and/or securities or other property equal to their proportionate interest in the TCI Ventures Group Net Proceeds of such Disposition or (ii) convert outstanding shares of Series A TCI Ventures Group Common Stock into a number (or fraction) of shares of Series A TCI Group Common Stock and convert outstanding shares of Series B TCI Ventures Group Common Stock into a number (or fraction) of shares of Series B TCI Group Common Stock, equal in each case to 110% of the average daily ratio of the Market Value of a share of Series A TCI Ventures Group Common Stock to the Market Value of a share of Series A TCI Group Common Stock over a specified period following such Disposition. The provisions of the Amended Charter do not require the Board of Directors to select the option which would result in the distribution with the highest value to the holders of the TCI Ventures Group Common Stock or with the smallest effect on the TCI Group Common Stock. The Amended Charter does not require the Company to take such actions upon sales or other dispositions of less than substantially all of the properties and assets of the TCI Ventures Group or upon two or more unrelated sales or other dispositions which together constitute the sale of substantially all of the properties and assets of the TCI Ventures Group. In addition, although the Company Charter currently contains, and the Amended Charter will continue to contain, comparable provisions relating to a disposition of all or substantially all of the properties and assets of the Liberty Media Group, the Company Charter currently does not contain, and the Amended Charter will continue not to contain, comparable provisions relating to a disposition of all or substantially all of the properties and assets of the TCI Group. See "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Conversion and Redemption." The appropriate disposition of proceeds in the latter case would be subject to determination by the Board of Directors in accordance with the Amended Charter, approved allocation policies and in the exercise of its fiduciary duties. See "-- Fiduciary Duties of the Board of Directors Are to All Stockholders Regardless of Class or Series."


     Allocation of Proceeds of Mergers or Consolidations. The Amended Charter does not contain any provisions governing how consideration to be received by the Company's stockholders in connection with a merger or consolidation involving the Company (in which the Common Stock is to be converted into other securities, cash or other property) is to be allocated among holders of TCI Group Common Stock, Liberty Media Group Common Stock and TCI Ventures Group Common Stock. In any such merger or consolidation, the allocation of consideration would be determined by the Board of Directors. See "-- Limited Separate Stockholder Rights; Effects on Voting Power."

     Allocation of Resources and Financial Support; Pursuit of Business Opportunities or Operational Strategies. The Board of Directors could from time to time allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of the other Groups. The decision to allocate resources and financial support to one Group may adversely affect the ability of the other

Groups to obtain funds sufficient to implement their business strategies. Because both the Liberty Media Group and the TCI Ventures Group (through International) have significant interests in entities which provide programming services to markets outside the United States, and also have business strategies which anticipate further expansion into international markets, the Board of Directors has been and likely will continue to be presented with opportunities that could be pursued through either the TCI Ventures Group (through International) or the Liberty Media Group, or jointly through both Groups. See "Management and Allocation Policies."

     Allocation of Proceeds Upon Issuance of TCI Ventures Group Common
Stock. If and to the extent that the TCI Group has an Inter-Group Interest in the TCI Ventures Group at the time of any sale of shares of TCI Ventures Group Common Stock, the Board of Directors would determine the allocation of the proceeds of such sale between the TCI Group and the TCI Ventures Group. In such case, the Board of Directors could allocate up to 100% of the net proceeds of the sale of TCI Ventures Group Common Stock to the TCI Group or to the TCI Ventures Group, and such net proceeds would be reflected entirely on the combined financial statements of the Group to which such proceeds were allocated. Any such allocation of net proceeds to the TCI Group would reduce any then existing Inter-Group Interest in the TCI Ventures Group.


     No Assurance of Payment of Dividends. The Company has never paid cash dividends on its Common Stock. The Board of Directors does not currently intend to pay cash dividends on the TCI Group Common Stock, the Liberty Media Group Common Stock or, if the TCI Ventures Group Stock Proposal is approved, the TCI Ventures Group Common Stock. Any dividends on the TCI Ventures Group Common Stock which may be declared by the Board of Directors will be payable out of the lesser of (i) the funds of the Company legally available for such purpose, which are determined on the basis of the entire Company, and (ii) the TCI Ventures Group Available Dividend Amount. Such dividends are further subject to the prior payment of dividends on outstanding shares of any class or series of capital stock of the Company with preferential dividend provisions. Any net losses of the Company (without regard to whether such losses arose from any specific Group), and any dividends or distributions on, or repurchases of, the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock, and dividends on, and certain repurchases of, Preferred Stock, will reduce the funds of the Company legally available for payment of dividends on the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock. Subject to limitations of the DGCL and the Amended Charter, the Board of Directors may declare and pay dividends on the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock in equal or unequal amounts, or may decide not to declare and pay such dividends, notwithstanding the relationship between the TCI Group Available Dividend Amount, the Liberty Media Group Available Dividend Amount and the TCI Ventures Group Available Dividend Amount, the respective amounts of prior dividends paid on, or liquidation rights of, the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock or any other factor. See "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Dividends" and "Dividend Policy."


     Operational and Financial Decisions. The Board of Directors could from time to time make operational and financial decisions that affect the Groups disproportionately, such as transfers of funds or assets among the Groups, the allocation of funds for capital expenditures, the determination to expand into new areas and the allocation of resources and personnel that may be suitable for more than one Group. See "Management and Allocation Policies." The decision to provide funds to one Group may adversely affect the ability of the other Groups to obtain funds sufficient to implement their business strategies. For further discussion of potential divergence of interests arising from financial decisions, see "-- Transfer of Funds among Groups; Equity Contributions from the TCI Group."

  FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS ARE TO ALL STOCKHOLDERS REGARDLESS OF CLASS OR SERIES

     Under Delaware law, the Board of Directors has a duty to act with due care and in the best interests of all the Company's stockholders, including the holders of TCI Group Common Stock, Liberty Media Group Common Stock and TCI Ventures Group Common Stock. The existence of the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock may give rise to occasions when the interests of the holders of one or more series of Common Stock and the holders of the other series of Common Stock may diverge or appear to diverge. See "-- Potential Divergence of Interests; No Specific Procedures for Resolution." The Board of Directors will address and resolve any issues involving a material divergence of interests among the holders of the separate series of Common Stock.


     Although the Company is not aware of any precedent concerning the manner in which principles of Delaware law would be applied in the context of a capital structure involving multiple classes or series of capital stock the rights of which include terms designed to reflect the separate performance of specified businesses, principles of Delaware law provide that a board of directors must act in accordance with its good faith business judgment of the corporation's best interests, taking into consideration the interests of all stockholders regardless of class or series. Under these principles of Delaware law and the "business judgment rule," a good faith determination made by a disinterested and adequately informed Board of Directors with respect to any matter having a disparate impact upon the holders of TCI Group Common Stock, the holders of Liberty Media Group Common Stock and the holders of TCI Ventures Group Common Stock would be a defense to any challenge to such determination made by or on behalf of any of such groups of holders. Nevertheless, a Delaware court hearing a case involving such a challenge may decide to apply principles of Delaware law other than those discussed above, or may fashion new principles of Delaware law, in order to decide such a case, which would be a case of first impression. There may arise circumstances involving a divergence of interests in which the Board of Directors is held to have properly discharged its responsibilities to act with due care and in the best interests of the Company and all of its stockholders, but in which holders of the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock consider themselves to be disadvantaged relative to the other series. In such a case, such holders would not have any other remedy under Delaware law with respect to the circumstances giving rise to the divergence of interests.


     Disproportionate ownership interests of members of the Board of Directors in the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock or disparate values of the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for different series. See "-- Potential Divergence of Interests; No Specific Procedures for Resolution." Nevertheless, the Company believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of TCI Group Common Stock, Liberty Media Group Common Stock and TCI Ventures Group Common Stock were disproportionate or had disparate values.


  TRANSFER OF FUNDS AMONG GROUPS; EQUITY CONTRIBUTIONS FROM THE TCI GROUP


     If the TCI Ventures Group Stock Proposal is approved by stockholders, all debt incurred or preferred stock issued by the Company and its subsidiaries following the issuance by the Company of the TCI Ventures Group Common Stock would be (unless the Board of Directors otherwise provides) specifically attributed to and reflected in the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., the TCI Group. The Board of Directors could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.



     To the extent cash needs of one Group exceed cash provided by such Group, one of the other Groups may transfer funds to such Group. The TCI Group has provided and will continue to provide centralized cash management functions under which cash receipts of certain entities included in the other Groups are remitted to the TCI Group and certain cash disbursements of the other Groups will be funded by the TCI Group on a daily basis. Such transfers of funds between the Groups will be reflected as borrowings or, if determined by the Board of Directors, in the case of a transfer from the TCI Group to either the Liberty Media Group or the TCI Ventures Group, reflected as the creation of an, or an increase in any then existing, Inter-Group Interest of the TCI Group in such Group or, in the case of a transfer from either the Liberty Media Group or the TCI

Ventures Group to the TCI Group, reflected as a reduction in any then existing Inter-Group Interest of the TCI Group in such Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.


     Generally, it is expected that entities included in the Liberty Media Group will seek their own long-term debt financing, whereas the TCI Ventures Group is expected to require additional advances from the TCI Group for some period of time. To satisfy this need, the Company has agreed to provide a revolving loan facility (the "Revolving Credit Facility") to the TCI Ventures Group for a five-year period commencing on the closing of the Exchange Offers. Such facility would permit aggregate borrowings at any one time outstanding of up to $500 million (subject to reduction as provided below), which borrowings would bear interest at a rate per annum equal to The Bank of New York's prime rate (as in effect from time to time) plus 1% per annum, payable quarterly. A commitment fee equal to 3/8% per annum of the average unborrowed availability under the Revolving Credit Facility would be payable by the TCI Ventures Group to the TCI Group on a quarterly basis. The maximum amount of borrowings permitted under the Revolving Credit Facility will be reduced on a dollar-for-dollar basis by up to $300 million if and to the extent that the aggregate amount of any additional capital that TCI Telephony contributes or is required to contribute to the Sprint PCS Partnerships subsequent to the closing of the Exchange Offers is less than $300 million.

     Except as described above with respect to the Revolving Credit Facility, loans from one Group to another Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.


     Although the creation of or any increase in an Inter-Group Interest of the TCI Group in the TCI Ventures Group resulting from an equity contribution by the TCI Group to the TCI Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from the TCI Ventures Group to the TCI Group would be determined by reference to the Market Value of the Series A TCI Ventures Group Common Stock as of the date of such transfer, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.


  MANAGEMENT AND ALLOCATION POLICIES SUBJECT TO CHANGE

     The Board of Directors has adopted certain management and allocation policies described herein with respect to cash management, corporate expenses and inter-Group transactions, any and all of which could be modified or rescinded by the Board of Directors, in its sole discretion, without the approval of stockholders, although there is no present intention to do so. The Board of Directors could also adopt additional policies depending upon the circumstances. Any determination to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of TCI Group Common Stock, Liberty Media Group Common Stock or TCI Ventures Group Common Stock, would be made by the Board of Directors as set forth under "-- Fiduciary Duties of the Board of Directors Are to All Stockholders Regardless of Class or Series." See "Management and Allocation Policies."

  NO ASSURANCE AS TO MARKET PRICE


     Because there has been no prior market for the TCI Ventures Group Common Stock, there can be no assurance as to the market price of the TCI Ventures Group Common Stock following the closing of the Exchange Offers. If a relatively small number of shares of either or both of the Series A TCI Ventures Group Common Stock or the Series B TCI Ventures Group Common Stock are issued, there would only be a limited market, if any, for such shares, and holders could have difficulty selling such shares. Further, if an active trading market does develop, there can be no assurance that it will be maintained. Moreover, it is not possible to predict the impact of the issuance of the TCI Ventures Group Common Stock on the market price of the TCI Group Common Stock.



     The market prices of the TCI Ventures Group Common Stock would be determined in the trading markets and could be influenced by many factors, including the combined results of the TCI Ventures Group and the consolidated results of the Company and of the various companies attributed to the TCI Ventures Group, as well as the performance of the TCI Ventures Group and such companies relative to investors' expectations, trading volumes, regulatory environment and general economic and market conditions. There can be no assurance as to the extent to which investors would assign values to the TCI Ventures Group Common Stock based on the reported financial results or other measures of performance or prospects of the TCI Ventures Group or such other companies. Financial effects of the Groups that affect the Company's consolidated results of operations or financial condition could affect the market prices of the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock. In addition, the Company cannot predict the impact on the market price of the TCI Ventures Group Common Stock of certain terms of such securities, such as basing the consideration to be paid if all or substantially all of the properties and assets of the TCI Ventures Group are sold in a Disposition on the TCI Ventures Group Net Proceeds of such Disposition, the ability of the Company to convert shares of TCI Ventures Group Common Stock into TCI Group Common Stock at a conversion ratio based on an appraised value determination for the TCI Ventures Group Common Stock and a trading market valuation for the TCI Group Common Stock or the discretion of the Board of Directors to make various other determinations with respect to the Groups and the separate series of Common Stock. There is no assurance that the TCI Ventures Group Common Stock will be included in any stock market index in which the TCI Group Common Stock is now included, or that the TCI Group Common Stock will continue to be included in such index. Not being included in an index could adversely affect demand for the TCI Ventures Group Common Stock or the TCI Group Common Stock and, consequently, the market price thereof.


  POTENTIAL CONVERSION OF TCI VENTURES GROUP COMMON STOCK


     The TCI Ventures Group Stock Proposal will permit the conversion, solely at the Company's option, of all of the outstanding shares of TCI Ventures Group Common Stock into TCI Group Common Stock upon the terms described under "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Conversion and Redemption." The Company cannot predict the impact on the market prices of the TCI Group Common Stock or the TCI Ventures Group Common Stock of its ability to effect any such conversion or the effect, if any, that the exercise by the Company of this conversion right would have on the market price of the TCI Group Common Stock or the TCI Ventures Group Common Stock prevailing at such time. See "-- Potential Divergence of Interests; No Specific Procedures for Resolution."


  POTENTIAL EFFECTS OF POSSIBLE DISPOSITION OF ASSETS OF THE TCI VENTURES GROUP


     The terms of the TCI Ventures Group Common Stock provide that if the Company were to dispose of all or substantially all of the properties and assets of the TCI Ventures Group, other than in a transaction in which the Company receives primarily equity securities of an entity engaged or proposing to engage primarily in a similar or complementary business and other than in connection with the disposition of all of the assets of the Company, the Company would be required, at its option, either to (i) distribute to holders of TCI Ventures Group Common Stock an amount equal to their proportionate interest in the TCI Ventures Group Net Proceeds of such Disposition, either by special dividend or by redemption of all or part of the outstanding shares of TCI Ventures Group Common Stock or (ii) convert outstanding shares of TCI Ventures Group

Common Stock into shares of the corresponding series of TCI Group Common Stock at a conversion ratio based on 110% of the average daily ratio of the Market Value of a share of Series A TCI Ventures Group Common Stock to the Market Value of a share of Series A TCI Group Common Stock over a specified period following such Disposition. "TCI Ventures Group Net Proceeds" means the proceeds of such Disposition after payment of or provision for certain specified costs, including taxes to be paid by the Company in respect of the Disposition or such dividend or redemption, transaction costs and liabilities and other obligations (contingent or otherwise, including obligations in respect of Preferred Stock and in respect of the TCI Ventures Group Preferred Interest) attributed to the TCI Ventures Group. If the TCI Ventures Group were a separate independent company and its shares were acquired by another person, certain of those costs, including corporate and shareholder level taxes, might not be payable in connection with such an acquisition. As a result, the consideration that would be received by stockholders of such a separate independent company in connection with such a stock acquisition might be greater than the TCI Ventures Group Net Proceeds that would be received by holders of TCI Ventures Group Common Stock if all or substantially all of the properties and assets of the TCI Ventures Group were sold. In addition, no assurance can be given that the TCI Ventures Group Net Proceeds per share of TCI Ventures Group Common Stock to be received in connection with a Disposition of all or substantially all of the properties and assets of the TCI Ventures Group will be equal to or more than the market value per share of TCI Ventures Group Common Stock prior to or after announcement of such Disposition. See "-- Potential Conversion of TCI Ventures Group Common Stock" and "-- No Assurance as to Market Price" above and "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Conversion and Redemption."



  POTENTIAL DILUTION FROM ISSUANCES OF TCI VENTURES GROUP COMMON STOCK UPON CONVERSION, EXERCISE OR EXCHANGE OF CERTAIN OUTSTANDING SECURITIES



     After the consummation of the Exchange Offers, the TCI-UA Notes that remain outstanding will be adjusted, in accordance with their terms, so that if such TCI-UA Notes were exchanged immediately following the closing of the Exchange Offers there would be delivered upon such exchange a number of shares of Series A TCI Ventures Group Common Stock equal to 30% of the number of shares of Series A TCI Group Common Stock that would have been deliverable upon such exchange if effected immediately prior to the closing of the Exchange Offers. Further, the shares of Series A TCI Group Common Stock that would have been issuable upon such exchange if effected immediately prior to the closing of the Exchange Offers will be reduced by the number of shares of TCI Ventures Group Common Stock so issuable. Similarly, the Adjustable Options will be divided into options to purchase shares of Series A TCI Ventures Group Common Stock and options to purchase shares of Series A TCI Group Common Stock, with 30% of the shares originally subject to the option being allocated to the option to purchase shares of TCI Ventures Group Common Stock. The issuance of shares of Series A TCI Ventures Group Common Stock upon such conversion, exercise or exchange of Pre-Exchange Offer Securities will not result in any transfer of funds or other assets from the TCI Group to the TCI Ventures Group, or a reduction in any Inter-Group Interest that then may exist, in consideration of such issuance. The proceeds received upon the exercise of options that are Pre-Exchange Offer Securities will be attributed to the TCI Ventures Group, as will the liability for amounts payable upon the exercise of any related stock appreciation rights.



     If Pre-Exchange Offer Securities remain outstanding at the time of any redemption of all outstanding shares of TCI Ventures Group Common Stock following the Disposition of all (not merely substantially all) of the properties and assets of the TCI Ventures Group (see "Description of TCI Group Common Stock and Effects on Existing Common Stock -- Conversion and
Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock"), the proportionate interest in the TCI Ventures Group Net Proceeds of the Disposition to be distributed to the holders of TCI Ventures Group Common Stock will be determined on the basis of the Adjusted TCI Ventures Group Outstanding Interest Fraction. Such determination will result in the allocation to the TCI Group of a portion of such TCI Ventures Group Net Proceeds, in addition to the portion attributable to any Inter-Group Interest, sufficient to provide for the delivery of the portion of the consideration (if any) deliverable by the Company on any post-redemption conversion, exercise or exchange of Pre-Exchange Offer Securities that is in substitution for shares of TCI Ventures Group Common Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to the redemption. Likewise if Pre-Exchange Offer Securities remain outstanding at the time of any redemption of all the outstanding shares of TCI Ventures Group Common Stock in exchange for stock of any one or more Qualifying Subsidiaries of the Company which hold all of the assets and liabilities of the TCI Ventures Group (see "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Conversion and Redemption -- Redemption in Exchange for Stock of Subsidiary"), the number of shares of such subsidiaries deliverable in redemption of the outstanding shares of TCI Ventures Group Common Stock will be determined on the basis of the Adjusted TCI Ventures Group Outstanding Interest Fraction, resulting in the allocation to the TCI Group of a portion of the shares of such subsidiaries, in addition to the number of shares so allocated in respect of any Inter-Group Interest, sufficient to provide for the delivery of the portion of the consideration (if any) deliverable by the Company upon any post-redemption conversion, exercise or exchange of Pre-Exchange Offer Securities that is in substitution for shares of TCI Ventures Group Common Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption. If Pre-Exchange Offer Securities remain outstanding at the time of any conversion at the option of the Company of all outstanding shares of TCI Ventures Group Common Stock into TCI Group Common Stock (see "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Conversion and Redemption -- Conversion at the Option of the Company"), the determination of the value (as determined on the basis of appraisals performed by investment banking firms) of one share of TCI Ventures Group Common Stock used in calculating the conversion ratio will be made on a basis that assumes conversion, exercise or exchange, as applicable, of all Pre-Exchange Offer Securities.



     As of June 30, 1997, the TCI-UA Notes in the aggregate were exchangeable for 34,853,145 shares of Series A TCI Group Common Stock and 13,069,918 shares of Series A Liberty Media Group Common Stock, and the Adjustable Options in the aggregate were exercisable for 18,993,639 shares of Series A TCI Group Common Stock. As a result of the adjustments described above, immediately following the closing of the Exchange Offers, the TCI-UA Notes will be exchangeable for 24,397,201 shares of Series A TCI Group Common Stock, 13,069,918 shares of Series A Liberty Media Group Common Stock and 10,455,944 shares of Series A TCI Ventures Group Common Stock, and the Adjustable Options will be replaced by options to purchase an aggregate of 5,698,093 shares of Series A TCI Ventures Group Common Stock and options to purchase an aggregate of 13,295,546 shares of Series A TCI Group Common Stock. On July 23, 1997, the Board of Directors approved the grant of Adjustable Options exercisable for 3,850,000 shares of Series A TCI Group Common Stock. Immediately following the closing of the Exchange Offers, such options will be replaced by options to purchase an aggregate of 1,155,000 shares of Series A TCI Ventures Group Common Stock, and options to purchase an aggregate of 2,695,000 shares of Series A TCI Group Common Stock.


  LIMITATIONS ON POTENTIAL ACQUISITION OF A GROUP

     If each Group were a separate publicly held corporation, any person interested in acquiring such corporation without negotiation with management could seek control of the outstanding stock of such corporation by means of a tender offer or proxy contest. Although adoption of the TCI Ventures Group Stock Proposal would authorize issuance of the TCI Ventures Group Common Stock with economic terms designed to reflect the separate performance of the TCI Ventures Group, a person interested in acquiring only the TCI Ventures Group without negotiation with the Company's management would still be required to seek control of the voting power represented by all of the outstanding capital stock of the Company, including the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock. See "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Voting Rights."

  ABSENCE OF APPROVAL RIGHTS WITH RESPECT TO FUTURE ISSUANCES OF AUTHORIZED
SHARES

     The authorized but unissued shares of capital stock would be available for issuance from time to time by the Company at the sole discretion of the Board of Directors for any proper corporate purpose. Such issuances could include shares of TCI Ventures Group Common Stock, as well as the issuance of such shares upon the conversion or exercise of securities of the Company that are convertible into or exercisable or exchangeable for such shares. The approval of the stockholders of the Company will not be sought by the Company for the issuance of authorized but unissued shares of TCI Ventures Group Common Stock (or the reissuance of previously issued shares that have been reacquired by the Company) or securities of the Company that are convertible into or exercisable or exchangeable for such shares, unless deemed advisable by the Board of Directors or required by applicable law, regulation or Nasdaq National Market requirements.

  ANTI-TAKEOVER CONSIDERATIONS


     The DGCL, the Company Charter and the Company's Bylaws contain provisions which may serve to discourage or make more difficult a change in control of the Company without the support of the Board of Directors or without meeting various other conditions. The Company is subject to Section 203 of the DGCL, which, in general, prohibits a "business combination" between a corporation and an "interested stockholder" for a period of three years following the time that such stockholder became an "interested stockholder" unless certain conditions are met. The Company Charter and Bylaw provisions which may discourage or make more difficult a change in control of the Company include the requirement of a supermajority vote to approve specified actions, the authorization of the Company's Board of Directors to issue additional shares of Series Preferred Stock in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series without further action by the Company's stockholders, certain procedures required in connection with the nomination of directors of the Company and the other provisions described under "Anti-Takeover Considerations." In addition, the existence of the TCI Ventures Group Common Stock would present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. For example, a potential acquiror would have to take into consideration that holders of different series of Common Stock might be more or less receptive to the acquiror's proposal, that a tender offer would have to be structured so as to take into account different prices at which shares of the different series might be acquired, that a merger would require allocation of consideration among the different series of Common Stock and the effects of actions the Company might take such as causing a conversion of the TCI Ventures Group Common Stock. The provisions of the DGCL, the Amended Charter and the Company's Bylaws and the existence of the TCI Ventures Group Common Stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of the Company by delaying or preventing such change in control. See "Anti-Takeover Considerations."


MANAGEMENT AND ALLOCATION POLICIES


     If the TCI Ventures Group Stock Proposal is approved by stockholders, the Company will prepare and include in its filings with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), consolidated financial statements of the Company and combined financial statements of the TCI Ventures Group (for so long as the TCI Ventures Group Common Stock is outstanding), the TCI Group (for so long as either the TCI Ventures Group Common Stock or the Liberty Media Group Common Stock is outstanding), and the Liberty Media Group (for so long as the Liberty Media Group Common Stock is outstanding). Except for the financial statements included in this Proxy Statement and in the Offering Circular, the Company does not intend to provide separate combined financial statements for the TCI Ventures Group until shares of TCI Ventures Group Common Stock are first issued. The combined financial statements of each Group, taken together and after giving effect to inter-Group eliminations, would effectively comprise the consolidated financial statements of the Company. The combined financial statements of each Group will principally reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto. Consistent with the Amended Charter and applicable policies, the Group financial information could also include allocated portions of individual assets and liabilities that are not separately identified with the operations of a specific Group. Notwithstanding allocations of assets and liabilities for the purpose of preparing Group combined financial statements, holders of each series of Common Stock would continue to be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Factors to be Considered -- Stockholders of One Company; Financial Effects on One Business Could Affect Other Businesses."

     If the TCI Ventures Group Stock Proposal is approved by stockholders, upon initial issuance of TCI Ventures Group Common Stock, cash management, taxes and allocation of principal corporate activities among the Groups would be based upon methods that management of the Company believes to be reasonable and would be reflected in the respective Group financial information as follows:

          (i) All debt incurred or preferred stock issued by the Company and its subsidiaries would (unless the Board of Directors otherwise provides) be specifically attributed to and reflected on the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., the TCI Group. The Board of Directors could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected on the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group. As described above, the obligations of the TCI Ventures Group with respect to indebtedness under the Revolving Credit Facility and the TCI Ventures Group Preferred Interest will be reflected in the combined financial statements of the TCI Ventures Group.


          (ii) For all periods prior to the distribution of the Liberty Media Group Common Stock on August 10, 1995 (the "Liberty Media Group Distribution"), all financial impacts of equity offerings are and will be attributed entirely to the TCI Group. After the Liberty Media Group Distribution, all financial impacts of issuances of additional shares of TCI Group Common Stock are and will be attributed entirely to the TCI Group, all financial impacts of issuances of additional shares of Liberty Media Group Common Stock the proceeds of which are attributed to the Liberty Media Group are and will be to such extent reflected in the combined financial statements of the Liberty Media Group, and all financial impacts of issuances of additional shares of Liberty Media Group Common Stock the proceeds of which are attributed to the TCI Group in respect of a reduction in any Inter-Group Interest in the Liberty Media Group are and will be to such extent reflected in the combined financial statements of the TCI Group. All financial impacts of issuances of shares of TCI Ventures Group Common Stock the proceeds of which are attributed to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and all financial impacts of issuances of shares of TCI Ventures Group Common Stock the proceeds of which are attributed to the TCI Group in respect of a reduction in any Inter-Group Interest of the TCI Group in the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Group. Financial impacts of dividends or other distributions on TCI Ventures Group Common Stock will be attributed entirely to the TCI Ventures Group, except that dividends or other distributions on the TCI Ventures Group Common Stock will (if at the time there is an Inter-Group Interest in the TCI Ventures Group) result in the TCI Group being credited, and the TCI Ventures Group being charged (in addition to the charge for the dividend or other distribution paid on the outstanding shares of TCI Ventures Group Common Stock), with an amount equal to the product of (x) the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Common Stock and (y) a fraction the numerator of which is the TCI Ventures Group Inter-Group Interest Fraction and the denominator of which is the TCI Ventures Group Outstanding Interest Fraction. Financial impacts of repurchases of TCI Ventures Group Common Stock the consideration for which is charged to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and financial impacts of repurchases of TCI Ventures Group Common Stock the consideration for which is charged to the TCI Group will be to such extent reflected in the combined financial statements of the TCI Group and will result in the creation of an, or an increase in any then existing, Inter-Group Interest of the TCI Group in the TCI Ventures Group.


          (iii) To the extent cash needs of one Group exceed cash provided by such Group, one of the other Groups may transfer funds to such Group. The TCI Group has provided and will continue to provide centralized cash management functions under which cash receipts of certain entities attributed to the other Groups are remitted to the TCI Group and certain cash disbursements of the other Groups will be funded by the TCI Group on a daily basis. Such transfers of funds among the Groups will be reflected as borrowings or, if determined by the Board of Directors, in the case of a transfer from the TCI Group to either the TCI Ventures Group or the Liberty Media Group, reflected as the creation of an, or an increase in any then existing, Inter-Group Interest of the TCI Group in such Group or, in the case of a transfer from either the TCI Ventures Group or the Liberty Media Group to the TCI Group, reflected as a reduction in any Inter-Group Interest of the TCI Group in such Group. There are no specific criteria for determining when a transfer will be reflected as borrowings or as an increase or reduction in an Inter-Group Interest. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Generally, it is expected that entities included in the TCI Ventures Group will require additional advances from the TCI Group for some period of time. To satisfy this need, the Company has agreed to provide the Revolving Credit Facility to the TCI Ventures Group for a five-year period commencing on the closing of the Exchange Offers. Such facility would permit aggregate borrowings at any one time outstanding of up to $500 million (subject to reduction as provided below), which borrowings would bear interest at a rate per annum equal to The Bank of New York's prime rate (as in effect from time to time) plus 1% per annum, payable quarterly. A commitment fee equal to 3/8% per annum of the average unborrowed availability under the Revolving Credit Facility will be payable by the TCI Ventures Group to the TCI Group on a quarterly basis. The maximum amount of borrowings permitted under the Revolving Credit Facility will be reduced on a dollar-for-dollar basis by up to $300 million if and to the extent that the aggregate amount of any additional capital that TCI Telephony is required to contribute to the Sprint PCS Partnerships subsequent to the closing of the Exchange Offers is less than $300 million.


          (iv) Except as described above with respect to the Revolving Credit Facility, loans from one Group to another Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans of and the investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.


          (v) In the event of a transfer of funds or other assets from the TCI Group to the TCI Ventures Group that the Board of Directors has determined to reflect as creating or increasing the TCI Group's Inter-Group Interest in the TCI Ventures Group, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would be increased by an amount determined by dividing the amount of funds or the value of the assets transferred by the Market Value of a share of Series A TCI Ventures Group Common Stock as of the date of such transfer, and the TCI Ventures Group Inter-Group Interest Fraction would be increased and the TCI Ventures Group Outstanding Interest Fraction would be decreased accordingly. In the event of a transfer of funds or other assets from the TCI Ventures Group to the TCI Group that the Board of Directors has determined to reflect as a decrease in the TCI Group's Inter-Group Interest in the TCI Ventures Group, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would be decreased by an amount determined by dividing the amount of funds or the value of the assets transferred by the Market Value of a share of Series A TCI Ventures Group Common Stock as of the date of such transfer and the TCI Ventures Group Inter-Group Interest Fraction would be decreased and the TCI Ventures Group Outstanding Interest Fraction would be increased accordingly. For illustrations of the effects of the issuance of shares of TCI Ventures Group Common Stock, see Annex IV--Illustration of Certain Terms.


          (vi) The combined balance sheets of a Group would reflect its net loans to or borrowings from the other Groups. Similarly, the respective combined statements of operations of the Groups would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective combined statements of cash flows of the Groups would reflect changes in the amounts of loans or borrowings deemed outstanding. In the historical financial information included in this Proxy Statement and the Annexes hereto, net borrowings of the TCI Ventures Group have been included as a component of the TCI Ventures Group's combined equity. Such net borrowings incurred prior to the consummation of the Exchange Offers will continue to be reflected as a component of the TCI Ventures Group's combined equity. Amounts borrowed by the TCI Ventures Group from another Group on and subsequent to the consummation of the Exchange Offers (including pursuant to the Revolving Credit Facility), will be reflected on the TCI Ventures Group's financial statements as indebtedness to the applicable lender.



          (vii) Certain corporate general and administrative costs (including, but not limited to, certain corporate, legal, finance, accounting, tax, data processing, employee benefit and insurance costs) would be charged to both the TCI Ventures Group and the Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The balance of such costs would be reflected in the combined financial statements of the TCI Group. The utilization-based charges would be set at levels that management believes to be reasonable and that would approximate the costs that the TCI Ventures Group and the Liberty Media Group would incur for comparable services on a stand-alone basis. Assuming shares of TCI Ventures Group Common Stock had first been issued on January 1, 1996, the Company estimates that such costs of the TCI Ventures Group would have aggregated approximately $7,918,000 for the year ended December 31, 1996. Certain other corporate general and administrative costs related specifically to management of a Group would be allocated entirely to such Group. The scope of the services charged to the TCI Ventures Group and the Liberty Media Group on an allocated basis could be adjusted from time to time depending on the extent to which it is determined that services should instead be performed directly by employees of entities attributed to such Group.



          (viii) Certain of the companies with domestic operations that would be attributed to the TCI Ventures Group provide services to companies attributed to one or more of the other Groups, and certain of the companies attributed to the other Groups provide services and the use of facilities to companies attributed to the TCI Ventures Group, all as more fully described in Annex III. Generally, services and rights to use facilities provided pursuant to contractual arrangements to which a member of the TCI Ventures Group that is not a wholly owned subsidiary of the Company is a party will continue to be provided in accordance with the terms of such arrangements following the consummation of the Exchange Offers. For example, Teleport has the indefeasible right to use certain fiber optic and cable transmission facilities of the Company for compensation based on the cost of construction of such facilities. In general, such arrangements were entered into with Teleport by the Company and other multiple cable system operators ("MSOs") that are stockholders of Teleport several years ago when Teleport was a privately owned company. Similarly, @Home has entered into arrangements for the distribution of its @Home service with its stockholders that are MSOs. The TCI Group has agreements with UVSG for, among other things, the carriage of UVSG's Prevue Networks and superstation programming on certain of the cable systems attributed to the TCI Group, and UVSG purchases programming from companies attributed to the Liberty Media Group. Many of these contracts were entered into prior to the Company's acquisition of an equity interest in UVSG. Because of the presence in each of TCG, @Home and UVSG of other stockholders not affiliated with the Company and the independent management teams at each of these companies, the Company anticipates that future contractual arrangements between these companies and entities attributed to the other Groups will be negotiated on an arm's-length basis. DigiVentures, a lease finance company owned by the Company and Babcock & Brown, leases digital set-top boxes to TCIC (which is attributed to the TCI Group) at rates commensurate with market rates given TCIC's size and creditworthiness.



          In addition to the foregoing entities, WTCI, NDTC, and SUMMITrak, each of which is a wholly owned subsidiary of the Company, provide or may provide services to the other Groups. WTCI provides video transport services to the TCI Group (in addition to services provided to third parties) based on published tariffed rates. NDTC provides digital television services, including digital compression of programming, satellite uplinking, and transponder management, primarily to programming suppliers, many of which are affiliated with the Liberty Media Group, and satellite distributors. Such services provided to affiliated companies are governed by agreements which have been negotiated on a basis which approximates arm's-length terms and the material terms of which are substantially the same as those governing relationships with third parties, except as appropriate to take into account volume differences. NDTC has also recently begun offering on a commercial basis its newly developed service of authorization of addressable set-top boxes and transmission of compressed and encrypted digital programming signals directly to cable operators, and is currently negotiating a long term contract with the TCI Group, for such services. Such negotiations are being carried out on a basis which approximates arm's-length terms and it is expected that the material terms made available to the TCI Group will be substantially the same as those provided to unaffiliated third parties, but will include pricing on a most favored nations basis due to the importance to NDTC of the TCI Group's large customer base. SUMMITrak has been funded by the TCI Group during its development and test phases, which are substantially complete. Currently, the TCI Group is only utilizing SUMMITrak's services on a test basis and has no agreement with SUMMITrak for commercial deployment. If SUMMITrak's services are used by the TCI Group on a commercial basis, such use will be at commercial rates and on a basis which approximates arm's-length terms.



          (ix) A tax sharing agreement (the "Old Tax Sharing Agreement") among entities attributed to the TCI Ventures Group, Liberty Media Group, the TCI Group and certain subsidiaries of TCI was implemented effective July 1, 1995 for all periods after such effective date and prior to October 1, 1997. The Old Tax Sharing Agreement formalizes certain of the elements of a pre-existing tax sharing arrangement and contains additional provisions regarding the allocation of certain consolidated income tax attributes and the settlement procedures with respect to the intercompany allocation of current tax attributes. Under the Old Tax Sharing Agreement, tax liabilities and benefits of the entities attributed to the TCI Ventures Group, Liberty Media Group, and TCI Group are charged or credited to intercompany accounts between TCI and each of its first tier subsidiaries. The Old Tax Sharing Agreement encompasses U.S. federal, state, local and foreign tax consequences and relies upon the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable state, local and foreign tax law and related regulations. In connection with the formation of the TCI Ventures Group, the net amount of the balance of each intercompany account under the Old Tax Sharing Agreement that is attributable to entities included in the TCI Ventures Group for the period beginning July 1, 1995 and ending prior to the consummation of the Exchange Offers will be reflected as a component of the TCI Ventures Group's combined equity. The intercompany account existing between TCI and International for the period beginning July 1, 1995 and ending prior to the consummation of the Exchange Offers will be required to be settled by the TCI Ventures Group and International when International ceases to be a member of the TCI consolidated group for federal income tax purposes. Tax liabilities and benefits, as determined under the Old Tax Sharing Agreement, that are generated by the entities comprising the TCI Ventures Group for the period beginning on the consummation of the Exchange Offers and ending prior to October 1, 1997 will be credited or debited to an intercompany account between TCI and the TCI Ventures Group as described below. For the period beginning on the consummation of the Exchange Offers and ending prior to October 1, 1997, the TCI Ventures Group will be responsible to TCI for its share of consolidated income tax liabilities (computed as if the Company was not liable for the alternative minimum tax) determined in accordance with the Old Tax Sharing Agreement. TCI will be responsible to the TCI Ventures Group to the extent that the TCI Ventures Group's income tax attributes generated during the period beginning on the consummation of the Exchange Offers and ending prior to October 1, 1997 are utilized by TCI to reduce its consolidated income tax liabilities (computed as if the Company was not liable for the alternative minimum tax). Accordingly, all tax attributes generated by the TCI Ventures Group's operations for the period beginning on the consummation of the Exchange Offers and ending prior to October 1, 1997 (including, but not limited to, net operating losses, tax credits, deferred intercompany gains, and the tax basis of assets) will be inventoried and tracked for the entities comprising the TCI Ventures Group. All intercompany accounts existing under the Old Tax Sharing Agreement with respect to entities attributed to the TCI Group, entities attributed to the Liberty Media

     Group and, for the period beginning on the consummation of the Exchange Offers, entities attributed to the TCI Ventures Group, will be required to be settled only upon the date that an entity ceases to be a member of the TCI consolidated group for federal income tax purposes. Under the Old Tax Sharing Agreement, TCI retains the burden of any alternative minimum tax and has the right to receive the tax benefits from any alternative minimum tax credit attributable to any tax period beginning on or after July 1, 1995 and ending on or before October 1, 1997.



          For periods from and after October 1, 1997, federal income taxes will be computed pursuant to a new tax sharing agreement (the "New Tax Sharing Agreement") based upon the type of tax paid by the Company (on a regular tax or alternative minimum tax basis) on a separate basis for each Group (applying provisions of the Code, and related regulations as if such Group filed a separate consolidated return for federal income tax purposes, with certain adjustments, but was subject to the same type of tax as the Company). Based upon these separate calculations, an allocation of tax liabilities and benefits will be made such that each Group will be required to make cash payments to the Company based on its allocable share of the Company's consolidated federal income tax liabilities (on a regular tax or alternative minimum tax basis, as applicable). The Company may be required at the times and under the circumstances described below to make cash payments to each Group for tax benefits (on a regular tax or alternative minimum tax basis, as applicable) attributable to such Group and actually used by the Company in reducing its consolidated federal income tax liability. Tax attributes, including but not limited to net operating losses, foreign tax credits, investment tax credits, alternative minimum tax net operating losses, deferred intercompany gains, and tax basis in assets would be inventoried and tracked for ultimate credit to or charge against each Group. Similarly, in each taxable period that the Company pays alternative minimum tax, the federal income tax liabilities and federal income tax benefits of each Group, computed as if such Group were subject to regular tax, would be inventoried and tracked for payment to or payment by each Group (at the difference between the amount such Group would have paid or received under the New Tax Sharing Agreement if the Company had paid regular tax during such taxable period and the amount such Group paid or received under the New Tax Sharing Agreement on an alternative minimum tax basis for such taxable period) in years that the Company utilizes the alternative minimum tax credit associated with such taxable period. Even though the tax benefits of a Group are utilized by the Company in reducing its consolidated federal income tax liability, such Group may not receive current cash payments for such benefit (or the difference between such Group's benefits computed under the New Tax Sharing Agreement on a regular tax basis and on an alternative minimum tax basis) if the Group against the income of which the tax benefits are applied had other separate taxable losses (not currently utilized by the Company) which would offset income attributable to such Group. The Group generating the utilized tax benefits would receive a cash payment only if, and when, the unutilized taxable losses of the other Group are actually utilized. If the unutilized taxable losses expire without ever being utilized, the Group generating the utilized tax benefits will never receive payment for such benefits. In addition, if the unutilized taxable losses are connected with a Group or part of a Group which ceases to be part of the TCI consolidated group for federal income tax purposes, there can be no assurance that the transferee will agree to pay for the eventual use of the unutilized taxable losses. In addition, pursuant to the New Tax Sharing Agreement, state and local income taxes are calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes), and the Company's combined or unitary tax liability is allocated among the Groups based upon such separate calculation. The Company has retained the right to file all returns, make all elections and control all audits and contests.



          As detailed elsewhere, unutilized taxable losses of the TCI Ventures Group may be used to offset the obligation of the TCI Ventures Group to pay dividends on the TCI Ventures Group Preferred Interest. Any such taxable losses which are so used will be considered taxable losses of the TCI Group for all calculations under the New Tax Sharing Agreement relating to federal income taxes. Such taxable losses will continue to be treated as taxable losses of the TCI Ventures Group for all calculations relating to state and local income taxes. In addition, any amount owed by the TCI Group with respect to utilized taxable losses of the TCI Ventures Group may be cancelled as an offset to the obligation of the TCI Ventures Group to pay dividends on the TCI Ventures Group Preferred Interest.



          (x) The Board of Directors expects to determine, either in specific instances or by setting generally applicable policies from time to time, whether to allocate resources and financial support to or pursue business opportunities or operational strategies through one Group or one or more of the other Groups, after consideration of such factors as it deems relevant. The Company has advised International that the Company intends (a) to make available to International any opportunity to acquire, develop, own and/or manage cable and/or telephony operations outside the United States that is presented to the Company or any of its controlled affiliates and (b) except as provided below, to make available to International any opportunity to acquire, develop, manage and/or operate programming services outside of the United States (an "International Programming Opportunity") that is presented to the Company or any of its controlled affiliates, including those affiliates that are a part of the Liberty Media Group. The foregoing does not apply to (1) international programming services owned or managed, directly or indirectly (in whole or in part), by the Company or any of its controlled affiliates other than International as of July 12, 1995 (the date of the prospectus for International's initial public offering), (2) International Programming Opportunities under development by the Company or any of its controlled affiliates other than International that were the subject of a signed letter of intent or other agreement in principle as of July 12, 1995, (3) an International Programming Opportunity in respect of foreign sports programming, which may be pursued either through International or the Liberty Media Group, (4) an International Programming Opportunity presented to a public company that is a controlled affiliate of either the Company or any of the Company's controlled affiliates (other than International), (5) an International Programming Opportunity presented to, or cable television or cable telephony services provided by, any company or other entity in which the Company or any of its controlled affiliates has an interest but which is not itself a controlled affiliate of either the Company or any of the Company's controlled affiliates and (6) the distribution outside the United States of a programming service initially distributed within the United States and owned and/or managed by the Company or any of its controlled affiliates (other than International). If International determines not to pursue an International Programming Opportunity, subsidiaries or controlled affiliates of the Company other than International may pursue such International Programming Opportunity or International and another subsidiary of the Company (or any of its other controlled affiliates) may pursue such opportunity jointly. To the extent that the Company or any of its controlled affiliates (other than International) owns rights to worldwide or regional sporting events, the Company or such affiliates may also utilize those rights worldwide, including to provide "backdrop" services. Neither the Company nor any of its controlled affiliates will be obligated to make available to International any International Programming Opportunity to the extent the Company or such controlled affiliate is legally (for example, by a fiduciary duty owed to others) or contractually prohibited from doing so. The foregoing arrangement concerning International Programming Opportunities will, in any event, be terminable at such time as the Company ceases to beneficially own at least a majority in voting power of the outstanding shares of common stock of International. See Annex
     III -- Description of TCI Ventures Group.


     Notwithstanding the policies described above, determinations with respect to the transfer of funds from one Group to one of the other Groups would be made at the discretion of the Board of Directors, except to the extent that the Company is contractually obligated to make a transfer of funds to an entity included in a Group. Nothing in the foregoing policies (as opposed to any such contractual obligation) obligates the Board of Directors to cause a Group to provide funds to one of the other Groups if the Board of Directors determines that it is in the best interests of the Company not to do so.

     The above management and allocation policies could be modified or rescinded by the Board of Directors, in its sole discretion, without approval of stockholders, although there is no present intention to do so. The Board of Directors could also adopt additional policies depending upon the circumstances. The Board of Directors intends that any determination it might make to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of Common Stock, would be made by the Board of Directors as set forth under "Factors to be


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

Considered -- Fiduciary Duties of the Board of Directors Are to All Stockholders Regardless of Class or Series."

DESCRIPTION OF TCI VENTURES GROUP COMMON STOCK AND EFFECTS ON EXISTING COMMON STOCK

     THE FOLLOWING DESCRIPTION IS QUALIFIED BY REFERENCE TO THE INDEX OF CERTAIN DEFINED TERMS CONTAINED IN ANNEX I TO THIS PROXY STATEMENT AND TO ANNEX II TO THIS PROXY STATEMENT, WHICH CONTAINS THE FULL TEXT OF THE PROPOSED AMENDMENTS TO THE COMPANY CHARTER.

  GENERAL


     The Company Charter currently provides that the Company is authorized to issue 3,602,375,096 shares of capital stock, including (i) 3,550,000,000 shares of Common Stock, of which 1,750,000,000 shares are designated Series A TCI Group Common Stock, 150,000,000 shares are designated Series B TCI Group Common Stock, 750,000,000 shares are designated Series A Liberty Media Group Common Stock, 75,000,000 shares are designated Series B Liberty Media Group Common Stock, 750,000,000 shares are designated Series A Telephony Group Common Stock and 75,000,000 shares are designated Series B Telephony Group Common Stock and (ii) 52,375,096 shares of Preferred Stock. If the TCI Ventures Group Stock Proposal is approved, the Company Charter will be amended to, among other things, change the designation of the Series A Telephony Group Common Stock and Series B Telephony Group Common Stock to Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, respectively.


     The authorized but unissued shares of TCI Ventures Group Common Stock will be available for issuance by the Company from time to time, as determined by the Board of Directors, for any proper corporate purpose, which could include raising capital, acquiring other companies or making investments or providing compensation or benefits to employees. The issuance of such shares would not be subject to approval by the stockholders of the Company, unless deemed advisable by the Board of Directors or required by applicable law, regulation or Nasdaq National Market requirements.

  VOTING RIGHTS

     Holders of Series A TCI Ventures Group Common Stock will be entitled to one vote for each share of such stock held and holders of Series B TCI Ventures Group Common Stock will be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Holders of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock will continue to be entitled to one vote for each share of such stock held and holders of Series B TCI Group Common Stock and Series B Liberty Media Group Common Stock will continue to be entitled to ten votes for each share of such stock held. Except as may otherwise be required by the laws of the State of Delaware, or, with respect to any class of Preferred Stock or any series of such a class, in the Amended Charter (including any resolution or resolutions providing for the establishment of such class or series pursuant to authority vested in the Board of Directors by the Amended Charter), the holders of TCI Group Common Stock, the holders of Liberty Media Group Common Stock, the holders of TCI Ventures Group Common Stock and the holders of each class or series of Preferred Stock, if any, entitled to vote thereon will vote as one class with respect to all matters to be voted on by stockholders of the Company.

     The term "Voting Securities" will include the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, in addition to the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series C Preferred Stock and any other class or series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual or special meeting. The affirmative vote of holders of at least 66 2/3% of the total voting power of the then-outstanding Voting Securities, voting together as a single class, is required for (i) the amendment, alteration or repeal of any provision of the Amended Charter or the addition or insertion of other provisions therein, (ii) the adoption, amendment or repeal of any provision of the Company's Bylaws, unless approved by at least 75% of the members of the Board of Directors then in office, in which case no vote of stockholders will be required, (iii) the merger or consolidation of the Company with or into any other corporation other than a merger or consolidation which does not require the consent of stockholders under the DGCL or which at least 75% of the members of the Board of Directors then in office have approved (in which case such merger or consolidation would require the approval of a majority of the total voting power of the then-outstanding Voting Securities), (iv) the sale, lease or exchange of all or substantially all of the property and assets of the Company or (v) the dissolution of the Company. Both the Amended Charter and the Company Charter provide that a director may only be removed for "cause" (as defined) and that any action to remove a director must be approved by the holders of 66 2/3% of the total voting power of the then-outstanding shares entitled to vote in the election of directors (which would include the Class B Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock in addition to the Voting Securities).


     The holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock will not have any rights to vote as a separate class or series on any matter coming before the stockholders of the Company, except with respect to certain limited class and series voting rights provided under the DGCL. Similarly, under the Company Charter and the Amended Charter, none of the Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock have any separate class or series voting rights, except as provided under the DGCL. Under the DGCL, the approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve any amendment to the charter that would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, provided that, if any amendment would alter or change the powers, preferences or special rights of one or more series of the class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote thereon separately as a class. Because the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock will each be a separate series of a single class of stock, each series would be entitled to vote separately as a class upon an amendment to the Amended Charter that would alter or change the powers, preferences or special rights of such series so as to affect them adversely only if the other series were not so affected. The DGCL does not provide for any other separate voting rights of a class or series of capital stock (other than with respect to a change in par value or, in certain circumstances not applicable in the case of the Company's outstanding stock, an increase or decrease in the authorized shares of such class or series). Consequently, because most matters brought to a stockholder vote will require the approval of only a specified percentage of all of the Company's outstanding capital stock entitled to vote on such matters (including the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock) voting together as a single class, if the holders of one or more series of Common Stock have more than the number of votes required to approve any such matter, such holders would be in a position to control the outcome of the vote on such matter.


  DIVIDENDS

     Dividends on TCI Ventures Group Common Stock. Dividends on TCI Ventures Group Common Stock will be limited to legally available funds of the Company under the DGCL and will be subject to the prior payment of dividends on outstanding shares of Preferred Stock. The DGCL limits the amount of distributions on the Common Stock to the funds of the Company legally available for that purpose, which are determined on the basis of the entire Company and not just the Groups. Consequently, the amount of legally available funds will be reduced by the amount of any net losses of the Groups and any dividends or distributions on, or repurchases of, the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock and dividends on, or certain repurchases of, Preferred Stock. Certain loan agreements to which certain subsidiaries of the Company are parties or are subject contain restricted payment provisions that limit the amount of dividends, other than stock dividends, that those companies may pay. Future loan agreements may also contain similar restrictions and limits.

     Dividends on the TCI Ventures Group Common Stock, in addition to the limitations set forth in the foregoing paragraph, will be further limited to an amount not in excess of the TCI Ventures Group Available Dividend Amount, which is intended to be similar to the amount that would be legally available for the payment of dividends on the TCI Ventures Group Common Stock under the DGCL if the TCI Ventures Group were a separate Delaware corporation. There can be no assurance that there will be a TCI Ventures Group Available Dividend Amount.

     The "TCI Ventures Group Available Dividend Amount," as of any date, means the product of the TCI Ventures Group Outstanding Interest Fraction and either
(i) the excess of (a) an amount equal to the total assets of the TCI Ventures Group less the total liabilities (not including preferred stock) of the TCI Ventures Group as of such date over (b) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of TCI Ventures Group Common Stock, each class or series of Preferred Stock attributed to the TCI Ventures Group and the TCI Ventures Group Preferred Interest or (ii) in case there is no such excess, an amount equal to the Company Earnings (Loss) Attributable to the TCI Ventures Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year. The "Company Earnings (Loss) Attributable to the TCI Ventures Group," for any period, means the net earnings or loss of the TCI Ventures Group for such period determined on a basis consistent with the determination of the net earnings or loss of the TCI Ventures Group for such period as presented in the combined financial statements of the TCI Ventures Group, including income and expenses of the Company attributed to the operations of the TCI Ventures Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and income taxes.

     Except for dividends declared or paid as described below under "-- Share Distributions" and "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock," any dividends paid on the Series A TCI Ventures Group Common Stock or the Series B TCI Ventures Group Common Stock will be paid only on both series, in equal amounts per share.

     The Board of Directors, subject to the provisions described under this caption "Dividends" and below under "-- Share Distributions," will have the authority and discretion to declare and pay dividends on the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock in equal or unequal amounts, notwithstanding the relationship among the TCI Group Available Dividend Amount, the Liberty Media Group Available Dividend Amount and the TCI Ventures Group Available Dividend Amount, the respective amounts of prior dividends declared on, or liquidation rights of, the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock or any other factor. See "Dividend Policy."


     At the time of any dividend or other distribution on the outstanding shares of TCI Ventures Group Common Stock (including any dividend of TCI Ventures Group Net Proceeds from the Disposition of all or substantially all of the properties and assets of the TCI Ventures Group as described under "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock"), the TCI Group will (if at such time there is an Inter-Group Interest in the TCI Ventures Group) be credited, and the TCI Ventures Group will be charged (in addition to the charge for the dividend or other distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Common Stock), with an amount equal to the product of (i) the aggregate amount of such dividend or distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Common Stock times (ii) a fraction the numerator of which is the TCI Ventures Group Inter-Group Interest Fraction and the denominator of which is the TCI Ventures Group Outstanding Interest Fraction.


     See Annex IV -- Illustration of Certain Terms for illustrations of the calculation of the TCI Ventures Group Inter-Group Interest Fraction and the effects of dividends on shares of TCI Ventures Group Common Stock.

     Dividends on TCI Group Common Stock and Liberty Media Group Common
Stock. Dividends on the TCI Group Common Stock are payable out of the lesser of assets of the Company legally available therefor and the TCI Group Available Dividend Amount. Dividends on the Liberty Media Group Common Stock are payable out of the lesser of assets of the Company legally available therefor and the Liberty Media Group

Available Dividend Amount. The provisions of the Company Charter regarding dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock will not change pursuant to the TCI Ventures Group Stock Proposal. Because certain of the assets and liabilities attributed to the TCI Ventures Group are currently included in the TCI Group, the TCI Ventures Group Stock Proposal would affect the determination of, and could reduce the amount available for dividends under, the TCI Group Available Dividend Amount.

  SHARE DISTRIBUTIONS

     Distributions on TCI Group Common Stock. If at any time after the initial issuance of shares of TCI Ventures Group Common Stock, a distribution paid in TCI Group Common Stock, Liberty Media Group Common Stock, TCI Ventures Group Common Stock, or any other securities of the Company or any other person (a "share distribution") is made with respect to the TCI Group Common Stock, such share distribution will be declared and paid only as follows:

          (i) a share distribution consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series B TCI Group Common Stock;

          (ii) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; provided that the sum of (A) the aggregate number of shares of Series A Liberty Media Group Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so issued) and (B) the number of shares of such series that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group (other than Pre-Distribution Convertible Securities (as defined in the Company Charter) and other than Convertible Securities convertible into or exercisable or exchangeable for Committed Acquisition Shares (as defined in the Company Charter)) is less than or equal to the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest;


          (iii) a share distribution consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Ventures Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series B TCI Group Common Stock; provided that the sum of (A) the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so issued) and (B) the number of shares of Series A TCI Ventures Group Common Stock that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group (other than Pre-Exchange Offer Securities) is less than or equal to the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest; and

          (iv) a share distribution consisting of any class or series of securities of the Company or any other person other than TCI Group Common Stock, Liberty Media Group Common Stock or TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of TCI Group Common Stock, Liberty Media Group Common Stock or TCI Ventures Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Group Common Stock and another class or series of securities to holders of Series B TCI Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock), provided that if the securities so distributed constitute capital stock of a subsidiary of the Company, such rights will not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Company will not reclassify, subdivide or combine the Series A TCI Group Common Stock without reclassifying, subdividing or combining the Series B TCI Group Common Stock, on an equal per share basis, and the Company will not reclassify, subdivide or combine the Series B TCI Group Common Stock without reclassifying, subdividing or combining the Series A TCI Group Common Stock, on an equal per share basis.

     Distributions on TCI Ventures Group Common Stock. If at any time a share distribution is to be made with respect to the TCI Ventures Group Common Stock, such share distribution will be declared and paid only as follows (or as described under "-- Conversion and Redemption" with respect to the redemptions and other distributions referred to therein):

          (i) a share distribution consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Ventures Group Common Stock and, on an equal per share basis, shares of Series B TCI Ventures Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series B TCI Ventures Group Common Stock; and


          (ii) a share distribution consisting of any class or series of securities of the Company or any other person other than as described in the immediately preceding clause (i) and other than TCI Group Common Stock or Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of TCI Group Common Stock or Liberty Media Group Common

     Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Ventures Group Common Stock and another class or series of securities to holders of Series B TCI Ventures Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Ventures Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock), provided that if the securities so distributed constitute capital stock of a subsidiary of the Company, such rights will not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     Because the TCI Ventures Group is not permitted to have an Inter-Group Interest in either the TCI Group or the Liberty Media Group, no distributions on the TCI Ventures Group Common Stock of shares of TCI Group Common Stock (or related Convertible Securities) or Liberty Media Group Common Stock (or related Convertible Securities) are permitted.

     The Company will not reclassify, subdivide or combine the Series A TCI Ventures Group Common Stock without reclassifying, subdividing or combining the Series B TCI Ventures Group Common Stock, on an equal per share basis, and the Company will not reclassify, subdivide or combine the Series B TCI Ventures Group Common Stock without reclassifying, subdividing or combining the Series A TCI Ventures Group Common Stock, on an equal per share basis.

     Distributions on Liberty Media Group Common Stock. Under the Company Charter, share distributions on the Liberty Media Group Common Stock consisting of TCI Group Common Stock (or related Convertible Securities) or Telephony Group Common Stock (or related Convertible Securities) are not permitted. In the Amended Charter, the TCI Ventures Group Common Stock is substituted for the Telephony Group Common Stock.

  CONVERSION AND REDEMPTION

     Conversion at the Option of the Holder. Each share of Series B TCI Ventures Group Common Stock will be convertible, at the option of the holder thereof, into one share of Series A TCI Ventures Group Common Stock. Shares of Series A TCI Ventures Group Common Stock will not be convertible into shares of Series B TCI Ventures Group Common Stock.

     Conversion at the Option of the Company. The Board of Directors may at any time declare that (i) all of the outstanding shares of Series A TCI Ventures Group Common Stock will be converted into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the TCI Ventures Group Optional Conversion Ratio, and (ii) all of the outstanding shares of Series B TCI Ventures Group Common Stock will be converted into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the TCI Ventures Group Optional Conversion Ratio. As more fully described below, the TCI Ventures Group Optional Conversion Ratio is the ratio of the private market value of a share of TCI Ventures Group Common Stock determined by appraisal to the public trading price of a share of TCI Group Common Stock.

     Under the Amended Charter, the "TCI Ventures Group Optional Conversion Ratio" means the quotient (calculated to the nearest five decimal places) obtained by dividing (x) the TCI Ventures Group Common Stock Per Share Value by
(y) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date. The TCI Ventures


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

Group Common Stock Per Share Value will equal the quotient obtained by dividing the TCI Ventures Group Private Market Value by the Adjusted Outstanding Shares of TCI Ventures Group Common Stock, which will be determined in the manner provided below.


     The "TCI Ventures Group Private Market Value" means an amount equal to the private market value of the TCI Ventures Group as of the last day of the calendar month preceding the month in which the last of the two appraisers referred to in the immediately following sentence are selected (the last day of such calendar month is hereinafter referred to as the "Appraisal Date"). In the event that the Company determines to establish the TCI Ventures Group Private Market Value, an investment banking firm of recognized national standing will be designated by the Company (the "First Appraiser") and a second investment banking firm of recognized national standing will be designated by a committee of the Board of Directors all of whose members are independent directors as determined under Nasdaq National Market rules (the "Second Appraiser"). The date upon which the last of such appraisers is selected is hereinafter referred to as the "Selection Date." Not later than 20 days after the Selection Date, the First Appraiser and the Second Appraiser will each determine its initial view as to the private market value of the TCI Ventures Group as of the Appraisal Date and will consult with one another with respect thereto. Not later than the 30th day after the Selection Date, the First Appraiser and the Second Appraiser will each have determined its final view as to such private market value. If the higher of the respective final views of the First Appraiser and the Second Appraiser as to such private market value (the "Higher Appraised Amount") is not more than 120% of the lower of such respective final views (the "Lower Appraised Amount"), the TCI Ventures Group Private Market Value (subject to any adjustment described in the second succeeding paragraph) will be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser will agree upon and jointly designate a third investment banking firm of recognized national standing (the "Mutually Designated Appraiser") to determine such private market value. The Mutually Designated Appraiser will not be provided with any of the work of the First Appraiser and the Second Appraiser. The Mutually Designated Appraiser will, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine such private market value (the "Mutually Appraised Amount"), and the TCI Ventures Group Private Market Value (subject to any adjustment described in the second succeeding paragraph) will be (i) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (a) the average of (1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (b) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (ii) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such investment banking firm expresses its final view of the private market value of the TCI Ventures Group as a range of values, such investment banking firm's final view of such private market value will be deemed to be the midpoint of such range of values.


     Each of the investment banking firms referred to in the immediately preceding paragraph will be instructed to determine the private market value of the TCI Ventures Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's-length transaction, if it were acquiring the TCI Ventures Group, as if the TCI Ventures Group were a publicly traded non-controlled corporation and the purchaser was acquiring all of the capital stock of such corporation and without consideration of any potential regulatory constraints limiting the potential purchasers of the TCI Ventures Group other than that which would have existed if the TCI Ventures Group were a publicly traded non-controlled entity.

     Following the determination of the TCI Ventures Group Private Market Value, the investment banking firms whose final views of the private market value of the TCI Ventures Group were used in the calculation of the TCI Ventures Group Private Market Value will determine the Adjusted Outstanding Shares of TCI Ventures Group Common Stock together with any further appropriate adjustments to the TCI Ventures Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of TCI Ventures Group Common Stock" means a number, as determined by such investment banking firms as of the


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


Appraisal Date, equal to the sum of the number of shares of TCI Ventures Group Common Stock outstanding, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, the number of shares of TCI Ventures Group Common Stock issuable upon the conversion, exercise or exchange of all Pre-Exchange Offer Securities, and the number of shares of TCI Ventures Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities (other than Pre-Exchange Offer Securities) the holders of which would derive an economic benefit from conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "TCI Ventures Group Common Stock Per Share Value" means the quotient obtained by dividing the TCI Ventures Group Private Market Value by the Adjusted Outstanding Shares of TCI Ventures Group Common Stock, provided that if such investment banking firms do not agree on the determinations provided for in this paragraph, the TCI Ventures Group Common Stock Per Share Value will be the average of the quotients so obtained on the basis of the respective determinations of such firms.



     If the Company determines to convert shares of Series A TCI Ventures Group Common Stock into Series A TCI Group Common Stock and shares of Series B TCI Ventures Group Common Stock into Series B TCI Group Common Stock at the TCI Ventures Group Optional Conversion Ratio, such conversion will occur on a conversion date on or prior to the 120th day following the Appraisal Date. If the Company determines not to undertake such conversion, the Company may at any time thereafter undertake to reestablish the TCI Ventures Group Common Stock Per Share Value as of a subsequent date.



     Any such conversion would dilute the interests of holders of TCI Group Common Stock and would preclude holders of TCI Ventures Group Common Stock from retaining their interest in a security reflecting separately the business of the TCI Ventures Group. In addition, the adjustments in respect of Pre-Exchange Offer Securities would dilute the interests of holders of TCI Ventures Group Common Stock upon any conversion of shares of TCI Ventures Group Common Stock into TCI Group Common Stock at the TCI Ventures Group Optional Conversion Ratio. See "Factors to be Considered -- Potential Dilution from Issuances of TCI Ventures Group Common Stock upon Conversion, Exercise or Exchange of Certain Outstanding Securities."


     See Annex IV -- Illustration of Certain Terms for an illustration of the conversion of TCI Ventures Group Common Stock into TCI Group Common Stock at the TCI Ventures Group Optional Conversion Ratio.

     Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock. Upon the Disposition in one transaction or a series of related transactions by the Company and its subsidiaries of all or substantially all of the properties and assets of the TCI Ventures Group to any one or more persons, entities or groups, the Company is required, on or prior to the 85th Trading Day following the consummation of such Disposition, to take one of the actions listed in the following paragraph. This requirement does not apply to a Disposition (a) in connection with the Disposition by the Company of all of the Company's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Company, (b) by dividend, other distribution or redemption in accordance with any provision described under "-- Dividends," "-- Share Distributions,"
"-- Conversion and Redemption -- Redemption in Exchange for Stock of Subsidiary" or "-- Liquidation Rights," (c) to any person, entity or group which the Company, directly or indirectly, after giving effect to the Disposition, controls or (d) in connection with a Related Business Transaction. For these purposes, "substantially all of the properties and assets of the TCI Ventures Group" means a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the TCI Ventures Group as of such date.

     The action the Company is required to take is to either:

          (i) subject to the limitations described above under "-- Dividends," declare and pay a dividend in cash and/or securities or other property (other than a dividend or distribution of Common Stock) to the holders of the outstanding shares of TCI Ventures Group Common Stock equally on a share for share basis (subject to the provisions described in the last sentence of the following paragraph), in an aggregate amount equal to the product of the TCI Ventures Group Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the TCI Ventures Group Net Proceeds of such Disposition;

          (ii) provided that there are assets of the Company legally available therefor and the TCI Ventures Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof as described in clause
     (i) of this paragraph, then:

             (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the TCI Ventures Group, redeem all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Adjusted TCI Ventures Group Outstanding Interest Fraction as of the date of such redemption and the TCI Ventures Group Net Proceeds of such Disposition, such aggregate amount to be allocated (subject to the provisions described in the last sentence of the following paragraph) to shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A TCI Ventures Group Common Stock and each share of Series B TCI Ventures Group Common Stock is the same); or


             (B) if such Disposition involves substantially all (but not all) of the properties and assets of the TCI Ventures Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the TCI Ventures Group Outstanding Interest Fraction as of the date shares are selected for redemption and the TCI Ventures Group Net Proceeds of such Disposition to the redemption of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, such aggregate amount to be allocated (subject to the provisions described in the last sentence of the following paragraph) to shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in the ratio of the number of shares of each such series outstanding, with the number of shares of each such series to be redeemed to equal the lesser of (x) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A TCI Ventures Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A TCI Ventures Group Common Stock and each share of Series B TCI Ventures Group Common Stock is the same); or


          (iii) convert (A) each outstanding share of Series A TCI Ventures Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B TCI Ventures Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A TCI Ventures Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph.

     The Company may elect to pay the dividend or redemption price referred to in clause (i) or (ii) of the preceding paragraph either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the TCI Ventures Group Net Proceeds. If the dividend or redemption price is paid in the form of securities of an issuer other than the Company, the Board of Directors may determine either to (i) pay the dividend or redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Series A TCI Ventures Group Common Stock and another class or series of securities to holders of Series B TCI Ventures Group Common Stock, provided that such securities (and, if such securities are convertible into or exercisable or exchangeable for shares of another class or series of securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions with holders of shares of Series B TCI Ventures Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock), provided that if such securities constitute capital stock of a subsidiary of the Company, such rights will not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock, and otherwise such securities will be distributed on an equal per share basis, or (ii) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock.

     The Related Business Transaction exception to the foregoing requirements would enable the Company to enter into transactions in which the properties or assets of the TCI Ventures Group may be considered to be "disposed of " in exchange for equity securities of an entity engaged or proposing to engage in similar or complementary business areas to those of the TCI Ventures Group while maintaining the capital structure and delineation of business groups contemplated by the TCI Ventures Group Stock Proposal.


     The effect of using the Adjusted TCI Ventures Group Outstanding Interest Fraction, instead of the TCI Ventures Group Outstanding Interest Fraction, in the determination of amounts to be paid in redemption of shares of TCI Ventures Group Common Stock following a Disposition of all of the properties and assets of the TCI Ventures Group is to allocate to the TCI Group a portion of the TCI Ventures Group Net Proceeds of the Disposition, in addition to the amount so allocated in respect of any Inter-Group Interest, sufficient to provide for the delivery of the portion of the consideration deliverable by the Company upon any post-Disposition conversion, exercise or exchange of Pre-Exchange Offer Securities that is in substitution for shares of TCI Ventures Group Common Stock that would have been issuable upon such exchange if it had occurred prior to such Disposition. To the extent such Pre-Exchange Offer Securities are included in the determination of the Adjusted TCI Ventures Group Outstanding Interest Fraction, the Company's obligations in respect of such securities would not be a reduction in the calculation of the TCI Ventures Group Net Proceeds. See "Factors to be Considered -- Potential Dilution from Issuances of TCI Ventures Group Common Stock upon Conversion, Exercise or Exchange of Certain Outstanding Securities." In the event any redemption of the TCI Ventures Group Common Stock or conversion of the TCI Ventures Group Common Stock into TCI Group Common Stock is made in circumstances in which securities or property are allocated to the TCI Group in respect of Pre-Exchange Offer Securities or other Convertible Securities entitled to receive such securities or property upon conversion, exercise or exchange (such securities or other property, the "Reserved Property"), the TCI Group will segregate and hold such property separate (in the case of any Reserved Property other than TCI Group Common Stock), or duly reserve shares of TCI Group Common Stock issuable upon such conversion, exercise or exchange, for the benefit of the holders of Pre-Exchange Offer Securities or other Convertible Securities. In the event the holders of any such Pre-Exchange Offer Securities or other Convertible Securities do not convert, exercise or exchange such securities prior to the expiration of any conversion or exercise right or the retirement of such security, then the Reserved Property shall revert to the TCI Group and the former holders of TCI Ventures Group Common Stock shall have no interest in such Reserved Property.


     The option to convert the TCI Ventures Group Common Stock into TCI Group Common Stock in the event of a Disposition provides the Company with additional flexibility by allowing the Company to deliver consideration in the form of shares of TCI Group Common Stock rather than cash or securities or other properties. This alternative could be used, for example, in circumstances when the Company did not have sufficient legally available assets under the DGCL to pay the full amount of an otherwise required dividend or redemption or when the Company desired to retain such proceeds.

     If less than substantially all of the properties and assets of the TCI Ventures Group were disposed of by the Company in one transaction, the Company would not be required to pay a dividend on, redeem or convert the outstanding shares of TCI Ventures Group Common Stock, even if an additional transaction were consummated at a later time in which additional properties and assets of the TCI Ventures Group were disposed of by the Company, which, together with the properties and assets disposed of in the first transaction, would have constituted substantially all of the properties and assets of the TCI Ventures Group at the time of the first transaction, unless such transactions constituted a series of related transactions. The second transaction, however, could trigger such a requirement if, at the time of the second transaction, the properties and assets disposed of in such transaction constituted at least substantially all of the properties and assets of the TCI Ventures Group at such time. If less than substantially all of the properties and assets of the TCI Ventures Group were disposed of by the Company, the holders of the TCI Ventures Group Common Stock would not be entitled to receive any dividend or have their shares redeemed or converted for TCI Group Common Stock, although the Board of Directors could determine, in its sole discretion, to pay a dividend on the TCI Ventures Group Common Stock in an amount related to the proceeds of such Disposition.

     At the time of any dividend made as a result of a Disposition referred to above, the TCI Group will be credited, and the TCI Ventures Group will be charged (in addition to the charge for the dividend paid in respect of outstanding shares of TCI Ventures Group Common Stock), with an amount equal to the product of (i) the aggregate amount paid in respect of such dividend times
(ii) a fraction the numerator of which is the TCI Ventures Group Inter-Group Interest Fraction and the denominator of which is the TCI Ventures Group Outstanding Interest Fraction.

     See Annex IV -- Illustration of Certain Terms for an illustration of the dividend on or redemption or conversion of TCI Ventures Group Common Stock following the Disposition of all or substantially all of the properties and assets of the TCI Ventures Group.


     Redemption in Exchange for Stock of Subsidiary. At any time at which all of the assets and liabilities attributed to the TCI Ventures Group have become and continue to be held directly or indirectly by any one or more corporations that are Qualifying Subsidiaries (the "TCI Ventures Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Company legally available therefor, redeem on a pro rata basis, all of the outstanding shares of TCI Ventures Group Common Stock in exchange for an aggregate number of outstanding, fully paid and nonassessable shares of common stock of each TCI Ventures Group Subsidiary equal to the product of the Adjusted TCI Ventures Group Outstanding Interest Fraction and the number of outstanding shares of common stock of such TCI Ventures Group Subsidiary that are owned by the Company. The effect of using the Adjusted TCI Ventures Group Outstanding Interest Fraction, instead of the TCI Ventures Group Outstanding Interest Fraction, in the determination of shares of the TCI Ventures Group Subsidiaries deliverable in such a redemption is to allocate to the TCI Group a portion of the shares of the TCI Ventures Group Subsidiaries, in addition to the number of such shares so allocated in respect of any Inter-Group Interest, sufficient to provide for the delivery of the consideration deliverable by the Company upon any post-redemption conversion, exercise or exchange of Pre-Exchange Offer Securities that become so payable in substitution for shares of TCI Ventures Group Common Stock that would have been issuable upon such exchange if it had occurred prior to such redemption. See "Factors to be Considered -- Potential Dilution from Issuances of TCI Ventures Group Common Stock upon Conversion, Exercise or Exchange of Certain Outstanding Securities."


     In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for shares of separate classes or series of common stock of each TCI Ventures Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, with holders of shares of Series B TCI Ventures Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for shares of a single class of common stock of each TCI Ventures Group Subsidiary without distinction between the shares distributed to the holders of the two series of TCI Ventures Group Common Stock.

     See Annex IV -- Illustration of Certain Terms for an illustration of the redemption of TCI Ventures Group Common Stock in exchange for common stock of the TCI Ventures Group Subsidiaries.


     Certain Provisions Respecting Convertible Securities. Unless the provisions of the Pre-Exchange Offer Securities provide specifically to the contrary, after any conversion date or redemption date on which all outstanding shares of TCI Ventures Group Common Stock were converted or redeemed, any shares of TCI Ventures Group Common Stock that are issued on conversion, exercise or exchange of any Pre-Exchange Offer Securities will, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Company or its Board of Directors or the holder of such share of TCI Ventures Group Common Stock, be converted into or redeemed in exchange for, as applicable, the kind and amount of shares of capital stock, cash and/or securities or other property that a holder of such Pre-Exchange Offer Securities would have been entitled to receive as a result of such conversion and redemption had such Pre-Exchange Offer Securities been converted, exercised or exchanged immediately prior to such action. Unless the provisions of any class or series of Convertible Securities (other than Pre-Exchange Offer Securities) which are convertible into or exercisable or exchangeable for shares of TCI Ventures Group Common Stock provide specifically to the contrary, after any conversion date or redemption date on which all outstanding shares of TCI Ventures Group Common Stock were converted or redeemed, any share of TCI Ventures Group Common Stock that is issued on conversion, exercise or exchange of any such Convertible Securities will, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Company or its Board of Directors or the holder of such share of TCI Ventures Group Common Stock, be redeemed in exchange for, to the extent assets of the Company are legally available therefor, the amount of $.01 per share in cash.


     General Conversion and Redemption Provisions. Not later than the 10th Trading Day following the consummation of a Disposition referred to above under "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock," the Company will announce publicly by press release (i) the TCI Ventures Group Net Proceeds of such Disposition, (ii) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, (iii) the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Exchange Offer Securities), (iv) the TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice and (v) the Adjusted TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Company will announce publicly by press release which of the actions described in clause (i),
(ii) or (iii) of the second paragraph under "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock" it has irrevocably determined to take.


     If the Company determines to pay a dividend described in clause (i) of the second paragraph under "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock," the Company will, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock a notice setting forth (i) the record date for determining holders entitled to receive such dividend, which will be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (ii) the anticipated payment date of such dividend (which will not be more than 85 Trading Days following the consummation of such Disposition),
(iii) the kind of shares of capital stock, cash and/or other securities or property to be distributed in respect of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, (iv) the TCI Ventures Group Net Proceeds of such Disposition, (v) the TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, and
(vi) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof.

     If the Company determines to undertake a redemption of shares of TCI Ventures Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the TCI Ventures Group as described in clause (ii)(A) of the second paragraph under "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock," the Company will cause to be given to each holder of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock a notice setting forth (i) a statement that all shares of TCI Ventures Group Common Stock outstanding on the redemption date will be redeemed,
(ii) the redemption date (which will not be more than 85 Trading Days following the consummation of such Disposition), (iii) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of TCI Ventures Group Common Stock outstanding on the redemption date, (iv) the TCI Ventures Group Net Proceeds of such Disposition,
(v) the Adjusted TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (vi) the place or places where certificates for shares of TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, and (vii) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Exchange Offer Securities). Such notice will be sent not less than 35 Trading Days nor more than 45 Trading Days prior to the redemption date.

     If the Company determines to undertake a redemption of shares of TCI Ventures Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the TCI Ventures Group as described in clause (ii)(B) of the second paragraph under "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock," the Company will, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock a notice setting forth (i) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which will be the date on which shares of the TCI Ventures Group Common Stock then outstanding will be selected for redemption, (ii) the anticipated redemption date (which will not be more than 85 Trading Days following the consummation of such Disposition), (iii) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of TCI Ventures Group Common Stock selected for redemption, (iv) the TCI Ventures Group Net Proceeds of such Disposition, (v) the TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (vi) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof, and (vii) a statement that the Company will not be required to register a transfer of any shares of TCI Ventures Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (i) of this sentence. Promptly following the date referred to in clause (i) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Company will cause to be given to each holder of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be redeemed, a notice setting forth
(i) the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock held by such holder to be redeemed, (ii) a statement that such shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock will be redeemed, (iii) the redemption date (which will not be more than 85 Trading Days following the consummation of such Disposition), (iv) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with


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


respect to each share of such TCI Ventures Group Common Stock to be redeemed, including details as to the calculation thereof, and (v) the place or places where certificates for shares of such TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. The outstanding shares of TCI Ventures Group Common Stock to be redeemed will be redeemed by the Company pro rata among the holders of TCI Ventures Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.


     In the event of any conversion as described above under "-- Conversion and Redemption -- Conversion at the Option of the Company" or "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock," the Company will cause to be given to each holder of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock a notice setting forth (i) a statement that all outstanding shares of TCI Ventures Group Common Stock will be converted, (ii) the conversion date (which will not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to the provisions described under "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock" and which will not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to the provisions described under "-- Conversion and Redemption -- Conversion at the Option of the Company"), (iii) the per share number (or fraction) of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, including details as to the calculation thereof, (iv) the place or places where certificates for shares of TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered, and (v) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof. Such notice will be sent not less than 35 Trading Days nor more than 45 Trading Days prior to the conversion date.

     If the Company determines to redeem shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock as described above under "-- Conversion and Redemption -- Redemption in Exchange for Stock of Subsidiary," the Company will promptly cause to be given to each holder of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock a notice setting forth (i) a statement that all outstanding shares of TCI Ventures Group Common Stock will be redeemed in exchange for shares of common stock of the TCI Ventures Group Subsidiaries, (ii) the redemption date, (iii) the Adjusted TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (iv) the place or places where certificates for shares of TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of common stock of the TCI Ventures Group Subsidiaries, and (v) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Exchange Offer Securities). Such notice will be sent not less than 35 Trading Days nor more than 45 Trading Days prior to the redemption date.

     In each case in which a notice is required to be given to holders of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in accordance with the preceding five paragraphs (other than a notice to holders of shares selected for redemption), notice shall also be given, within the required time period, to each holder of Convertible Securities that are convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), which notice shall include, in addition to all of the information set forth in the corresponding notice to holders of TCI Ventures Group Common Stock, a


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statement to the effect that the holders of such Convertible Securities will be entitled to receive the dividend, participate in the redemption of shares following a Disposition or in the selection of shares for redemption, participate in the conversion of shares or participate in the redemption of shares in exchange for stock of the TCI Ventures Group Subsidiaries only if such holder appropriately converts, exercises or exchanges such Convertible Securities on or prior to the record date for the dividend, redemption date, date fixed for selection of shares to be redeemed or conversion date, as applicable, set forth in such notice. In the case of a redemption or conversion of shares of TCI Ventures Group Common Stock, the notice to holders of Convertible Securities shall also state what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described under "-- Conversion and Redemption
-- Certain Provisions Respecting Convertible Securities" if such holders convert, exercise or exchange such Convertible Securities following the redemption date or conversion date, as applicable.


     All notices required to be given in accordance with the preceding paragraphs will be sent to a holder by first class mail, postage prepaid, at the holder's address as the same appears on the transfer books of TCI. Neither the failure to mail any notice to any particular holder of TCI Ventures Group Common Stock or of Convertible Securities nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of TCI Ventures Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.


     The Company will not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of TCI Ventures Group Common Stock upon any conversion, redemption, dividend or other distribution described above. In connection with the determination of the number of shares of any class of capital stock that is issuable or the amount of securities that is deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Company may aggregate the number of shares of TCI Ventures Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of TCI Ventures Group Common Stock is a fraction, the Company will, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction will be
(i) in the case of any fraction of a share of capital stock of the Company, the product of such fraction and the Market Value of one share of such capital stock and (ii) in the case of any other fractional security, such value as is determined by the Board of Directors.

     No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of TCI Ventures Group Common Stock; provided, however, that if the conversion date or the redemption date with respect to the TCI Ventures Group Common Stock is subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of TCI Ventures Group Common Stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Company's default in payment of the dividend or distribution due on such date.

     Before any holder of shares of TCI Ventures Group Common Stock will be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to any conversion or redemption of shares of TCI Ventures Group Common Stock, such holder is required to surrender at such place as the Company will specify certificates for such shares, properly endorsed or assigned for transfer (unless the Company waives such requirement). The Company will as soon as practicable after surrender of certificates representing shares of TCI Ventures Group Common Stock deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person is entitled, together with any payment for fractional securities referred to above. If less than all of the shares of TCI Ventures Group Common Stock represented by any one certificate are to be redeemed, the Company will issue and deliver a new certificate for the shares of TCI Ventures Group Common Stock not redeemed. The Company will not be required to register a transfer of


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(i) any shares of TCI Ventures Group Common Stock for a period of 15 Trading
Days next preceding any selection of shares of TCI Ventures Group Common Stock to be redeemed or (ii) any shares of TCI Ventures Group Common Stock selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to the provisions described under "-- Conversion and Redemption -- Conversion at the Option of the Holder."


     From and after any applicable conversion date or redemption date, all rights of a holder of shares of TCI Ventures Group Common Stock that were converted or redeemed will cease except for the right, upon surrender of the certificates representing shares of TCI Ventures Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities, and such holder will have no other or further rights in respect of the shares of TCI Ventures Group Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other property which are reserved or otherwise designated by the Company as being held for the satisfaction of the Company's obligations to pay or deliver any cash, securities or other property upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption. No holder of a certificate that, immediately prior to the applicable conversion date or redemption date for the TCI Ventures Group Common Stock, represented shares of TCI Ventures Group Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the TCI Ventures Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the conversion date or redemption date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion date or redemption date, as the case may be, of TCI Ventures Group Common Stock, the Company will, however, be entitled to treat the certificates for shares of TCI Ventures Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of TCI Ventures Group Common Stock represented by such certificates have been converted or redeemed, notwithstanding the failure to surrender such certificates.


     The Company will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of TCI Ventures Group Common Stock. The Company will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of TCI Ventures Group Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

  LIQUIDATION RIGHTS

     In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, (i) the holders of the shares of TCI Group Common Stock will share equally, on a share for share basis, in a percentage of the funds of the Company remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of W/Z for the 20-Trading Day period ending on the Trading Day prior to the date of the public announcement of such liquidation, dissolution or winding up, (ii) the holders of the shares of Liberty Media Group Common Stock will share equally, on a share for share basis, in a percentage of the funds of the Company remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of X/Z for such 20-Trading Day period and
(iii) the holders of the shares of TCI Ventures Group Common Stock will share equally, on a share for share basis, in a percentage of the funds of the Company remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of Y/Z for such 20-Trading Day period, where W is the aggregate Market Capitalization of the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, X is the aggregate Market Capitalization of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, Y is the aggregate Market Capitalization of the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock, and Z is the aggregate Market Capitalization of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock. Neither a consolidation, merger nor sale of assets will be construed to be a "liquidation," "dissolution" or "winding up" of the Company. The "Market Capitalization" of any class or series of capital stock of the Company on any trading day means the product of (i) the Market Value of one share of such class or series on such trading day and (ii) the number of shares of such class or series outstanding on such trading day.

     No holder of TCI Ventures Group Common Stock will have any special right to receive specific assets of the TCI Ventures Group in the case of any dissolution, liquidation or winding up of the Company.

  DETERMINATIONS BY THE BOARD OF DIRECTORS

     Any determinations made by the Board of Directors under any provision described under "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock" will be final and binding on all stockholders of the Company, except as may otherwise be required by law. Such a determination would not be binding if it were established that the determination was made in breach of a fiduciary duty of the Board of Directors. See "Factors to be Considered -- Fiduciary Duties of the Board of Directors Are to All Stockholders Regardless of Class or Series." The Company will prepare a statement of any such determination by the Board of Directors respecting the fair market value of any properties, assets or securities and will file such statement with the Secretary of the Company.


  PREEMPTIVE RIGHTS


     The holders of the TCI Group Common Stock, Liberty Media Group Common Stock and TCI Ventures Group Common Stock will not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by the Company.

  CERTAIN DEFINITIONS

     As used in this Proxy Statement, the following terms have the meanings specified below:


     "Adjusted TCI Ventures Group Outstanding Interest Fraction", as of any date, means a fraction the numerator of which is the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on such date and the denominator of which is the sum of
(a) such aggregate number of outstanding shares, (b) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date, and (c) the aggregate number of shares of Series A TCI Ventures Group Common Stock issuable, determined as of such date, upon conversion, exercise or exchange of Pre-Exchange Offer Securities.


     "Convertible Securities" means any securities of the Company (other than any series of Common Stock) that are convertible into, exchangeable for or evidence the right to purchase any shares of any series of Common Stock, whether upon conversion, exercise or exchange, pursuant to anti-dilution provisions of such securities or otherwise.

     "Disposition" means the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.


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     "Initial Ventures Options" means those certain options to purchase shares of Series A TCI Ventures Group Common Stock that are issued effective upon the consummation of the Exchange Offers, in connection with the adjustment of the Adjustable Options. For purposes of this definition, the term "Adjustable Options" means those options to purchase shares of Series A TCI Group Common Stock that are outstanding immediately prior to the consummation of the Exchange Offers under any Existing Stock Plan (as defined below), which options the Board of Directors and, if applicable, the committee of the Board of Directors charged with the administration of such Existing Stock Plan, determined to adjust for the effects of the Exchange Offers by the issuance, in substitution for and in cancellation of each such Adjustable Option effective upon the consummation of the Exchange Offers, of an Initial Ventures Option to purchase a number of shares of Series A TCI Ventures Group Common Stock initially equal to 30% (rounded up to the next whole number) of the number of shares of Series A TCI Group Common Stock that would have been issuable upon exercise of such Adjustable Option immediately prior to the consummation of the Exchange Offers, and an option to purchase a number of shares of Series A TCI Group Common Stock equal to 70% (rounded down to the next whole number) of the number of shares of Series A TCI Group Common Stock that would have been issuable upon exercise of such Adjustable Option immediately prior to the consummation of the Exchange Offers, together with such other securities as were then issuable upon exercise of such Adjustable Option (and in each case, having such other terms consistent with the terms of the Adjustable Option for which they are exchanged as the Board of Directors or the committee, as applicable, determines.) The term "Existing Stock Plans" means each of the following: the Tele-Communications, Inc. 1994 Stock Incentive Plan, the Tele-Communications, Inc. 1995 Stock Incentive Plan and the Tele-Communications, Inc. 1996 Incentive Plan.


     The "Liberty Media Group Available Dividend Amount," as of any date, means the product of the Liberty Media Group Outstanding Interest Fraction and either
(i) the excess of (a) an amount equal to the total assets of the Liberty Media Group less the total liabilities (not including preferred stock) of the Liberty Media Group as of such date over (b) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Media Group Common Stock and each class or series of Preferred Stock attributed to the Liberty Media Group or (ii) in case there is no such excess, an amount equal to Company Earnings (Loss) Attributable to the Liberty Media Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year. The "Company Earnings (Loss) Attributable to the Liberty Media Group," for any period, means the net earnings or loss of the Liberty Media Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Liberty Media Group for such period as presented in the combined financial statements of the Liberty Media Group for such period, including income and expenses of the Company attributed to the operations of the Liberty Media Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and income taxes. The Liberty Media Group Available Dividend Amount is intended to be similar to the amount that would be legally available for the payment of dividends on the Liberty Media Group Common Stock under the DGCL if the Liberty Media Group were a separate Delaware corporation.

     "Market Value" of a share of any class or series of capital stock of the Company on any day means the average of the high and low reported sale prices regular way of a share of such class or series on such day (if such day is a trading day, and if such day is not a trading day, on the trading day immediately preceding such day) or in case no such reported sale takes place on such trading day the average of the reported closing bid and asked prices regular way of a share of such class or series on such trading day, in either case on the Nasdaq National Market, or if the shares of such class or series are not quoted on the Nasdaq National Market on such trading day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such trading day as furnished by any New York Stock Exchange member firm selected from time to time by the Company, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such trading day, the market value of a share of such class or series as determined by the Board of Directors; provided, that for purposes of determining the ratios described under "-- Conversion and Redemption -- Conversion at the Option of the Company," "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock" and "-- Liquidation Rights," (a) the "Market Value" of a share of any series of Common Stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with


                                       70

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respect to such series of Common Stock will be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board of Directors and (b) the "Market Value" of a share of any series of Common Stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock or (ii) the "ex" date or any similar date for any dividend or distribution with respect to any such series of Common Stock in shares of such series of Common Stock, will be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.


     "Pre-Exchange Offer Securities" means the TCI-UA Notes and the Initial Ventures Options.


     A "Related Business Transaction" means any Disposition of all or substantially all of the properties and assets of a Group in which the Company receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of the applicable Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets and properties of the applicable Group or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the applicable Group prior to such Disposition, as determined in good faith by the Board of Directors.

     The "TCI Group Available Dividend Amount," as of any date, means either (i) the excess of (a) an amount equal to the total assets of the TCI Group less the total liabilities (not including preferred stock) of the TCI Group as of such date over (b) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of TCI Group Common Stock and each class or series of Preferred Stock attributed to the TCI Group or (ii) in case there is no such excess, an amount equal to the Company Earnings (Loss) Attributable to the TCI Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year. "Company Earnings (Loss) Attributable to the TCI Group," for any period, means the net earnings or loss of the TCI Group for such period determined on a basis consistent with the determination of the net earnings or loss of the TCI Group for such period as presented in the combined financial statements of the TCI Group for such period, including income and expenses of the Company attributed to the operations of the TCI Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and income taxes. The TCI Group Available Dividend Amount is intended to be similar to the amount that would be legally available for the payment of dividends on the TCI Group Common Stock under the DGCL if the TCI Group were a separate Delaware corporation.


     "TCI-UA Notes" shall mean those certain convertible notes due December 12, 2021 issued by TCI-UA, Inc. a Subsidiary of the Corporation, which notes were, prior to the consummation of the Exchange Offers, exchangeable for shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock.


     "TCI Ventures Group Inter-Group Interest Fraction," as of any date, shall mean a fraction the numerator of which is the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date and (b) the aggregate number of shares of TCI Ventures Group Common Stock outstanding as of such date.

     "TCI Ventures Group Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the TCI Ventures Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by TCI in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (i) or (ii), respectively, of the second paragraph under "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock" (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group or the Liberty Media Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the TCI Ventures Group, including, without


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limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations (without duplication of amounts allocated for the satisfaction of the Company's obligations with respect to Pre-Exchange Offer Securities which are included in the determination of the Adjusted TCI Ventures Group Outstanding Interest Fraction) in respect of Preferred Stock attributed to the TCI Ventures Group and in respect of the TCI Ventures Group Preferred Interest. For purposes of this definition, any properties and assets of the TCI Ventures Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in the third paragraph under "-- Conversion and Redemption -- Mandatory Dividend, Redemption or Conversion of TCI Ventures Group Common Stock."



     "TCI Ventures Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of TCI Ventures Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A TCI Ventures Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date.


NO INITIAL INTER-GROUP INTEREST IN THE TCI VENTURES GROUP

     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent all of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares are issued in the Exchange Offers, the TCI Group will not have any Inter-Group Interest in the TCI Ventures Group. If fewer than all of the shares offered are issued, the remaining Inter-Group Interest would be extinguished in consideration of the attribution to the TCI Group of the TCI Ventures Group Preferred Interest.


     An Inter-Group Interest in the TCI Ventures Group would be created only if a subsequent transfer of cash or other property from the TCI Group to the TCI Ventures Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest in the TCI Ventures Group (in contrast to transfers made for other consideration such as transfers as loans or in purchase and sale transactions) or if outstanding shares of TCI Ventures Group Common Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group. In structuring the terms of the TCI Ventures Group Stock Proposal, the Board of Directors determined that the TCI Ventures Group should not be permitted to create an interest in either the TCI Group or the Liberty Media Group corresponding to the Inter-Group Interest. The Company Charter does not permit the Liberty Media Group to create an interest in the TCI Group or the Telephony Group, and the Amended Charter would not permit the Liberty Media Group to create an interest in the TCI Ventures Group, corresponding to the Inter-Group Interest. In making these determinations, the Board of Directors concluded that an interest corresponding to the Inter-Group Interest held by the TCI Ventures Group in either the TCI Group or the Liberty Media Group could influence adversely the ability of the TCI Ventures Group Common Stock to reflect the separate performance of the TCI Ventures Group, and that an interest corresponding to the Inter-Group Interest held by the Liberty Media Group in either the TCI Group or the TCI Ventures Group could influence adversely the ability of the Liberty Media Group Common Stock to reflect the separate performance of the Liberty Media Group.



     The "Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest" means the number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock that could be issued or sold by the Company for the account of the TCI Group in respect of any Inter-Group Interest of the TCI Group in the TCI Ventures Group. The authorized shares of TCI Ventures Group Common Stock in excess of the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, if any, and the outstanding shares of TCI Ventures Group Common Stock (the "Available Shares") will be available for issuance as additional equity for the TCI Ventures

Group. The "TCI Ventures Group Outstanding Interest Fraction" means the percentage interest in the common stockholders' equity value of the Company attributable to the TCI Ventures Group that is represented at any time by the outstanding shares of TCI Ventures Group Common Stock, and the "TCI Ventures Group Inter-Group Interest Fraction" means any remaining percentage interest in the common stockholders' equity value of the Company attributable to the TCI Ventures Group that is attributed to the TCI Group and represented by the Inter-Group Interest. The sum of the TCI Ventures Group Outstanding Interest Fraction and the TCI Ventures Group Inter-Group Interest Fraction would always equal 100%. The "Adjusted TCI Ventures Group Outstanding Interest Fraction" means a fraction the numerator of which is the number of outstanding shares of TCI Ventures Group Common Stock and the denominator of which is the sum of (a) such number of outstanding shares, (b) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest and (c) the number of shares of TCI Ventures Group Common Stock issuable upon conversion, exercise or exchange of Pre-Exchange Offer Securities. The Adjusted TCI Ventures Group Outstanding Interest Fraction is used instead of the TCI Ventures Group Outstanding Interest Fraction in certain provisions described under "Description of TCI Ventures Group Common Stock and Effects on Existing Common
Stock -- Conversion and Redemption". The full definitions of "Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest," "TCI Ventures Group Outstanding Interest Fraction", "TCI Ventures Group Inter-Group Interest Fraction" and "Adjusted TCI Ventures Group Outstanding Interest Fraction" are set forth in Annex II-A.



     Any Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would not be represented by outstanding shares of TCI Ventures Group Common Stock and, therefore, would not be entitled to any voting rights. In addition, outstanding shares of TCI Ventures Group Common Stock that are held by majority-owned subsidiaries of the Company (as to which the Company owns a majority of the shares entitled to vote in the election of directors) would not, in accordance with the DGCL, be entitled to vote on matters presented to stockholders or be counted for quorum purposes. Accordingly, the Company will not have any voting rights with respect to any Inter-Group Interest in the TCI Ventures Group, and the outcome of any vote of the TCI Ventures Group Common Stock would be determined by the holders of the outstanding shares of TCI Ventures Group Common Stock (excluding any shares held by such majority-owned subsidiaries of the Company).



     For financial reporting purposes, shares of TCI Ventures Group Common Stock acquired by consolidated subsidiaries of the Company included in the TCI Group which remain outstanding following such acquisition would be combined with the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, if any, and reported as the TCI Group's investment in the TCI Ventures Group. Any differences between such reported investment and any then existing Inter-Group Interest in the TCI Ventures Group would be reconcilable by adding to any then existing Inter-Group Interest the number of outstanding shares of TCI Ventures Group Common Stock held by consolidated subsidiaries of the Company. Because these shares would still be outstanding for purposes of the receipt of dividends and payment of redemption or liquidation amounts, the TCI Group would obtain substantially the same economic benefits from such outstanding shares as it would have received had such shares been retired or otherwise ceased to be outstanding following their purchase and added to the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest.


     The authorized shares of TCI Ventures Group Common Stock in excess of the total number of shares outstanding will be available for issuance or sale without further approval by the Company's stockholders and may be issued at any time at prices that would dilute the value of the outstanding shares of TCI Ventures Group Common Stock. If there is an Inter-Group Interest in the future, whenever shares of TCI Ventures Group Common Stock are subsequently issued or sold by the Company, the Company will identify (i) the number of shares of TCI Ventures Group Common Stock issued and sold that represent the Inter-Group Interest, if any, the sale of which shares will reduce the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest on a share-for-share basis and the net proceeds of which sale will be reflected entirely in the combined financial statements of the TCI Group, and (ii) the number of such shares that represent an additional equity interest in the TCI Ventures Group, the sale of which shares will reduce the Available Shares and the net proceeds of which sale will be reflected entirely in the combined financial statements of the TCI Ventures Group. The Board of Directors expects to make such determination, in its sole discretion, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the relative levels of internally generated cash flow of the Groups, the capital expenditure plans of and investment opportunities available to the Groups, the long-term business prospects for the Groups and the availability, cost and time associated with alternative financing sources. See "Factors to be Considered -- Fiduciary Duties of the Board of Directors Are to All Stockholders Regardless of Class or Series." For illustrations of the effects of the issuance of shares of TCI Ventures Group Common Stock, see Annex IV -- Illustration of Certain Terms.

     If there is an Inter-Group Interest in the TCI Ventures Group, whenever additional shares of TCI Ventures Group Common Stock are issued or sold by the Company for the account of the TCI Group in respect of a reduction in its Inter-Group Interest in the TCI Ventures Group, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would decrease on a share-for-share basis and the TCI Ventures Group Inter-Group Interest Fraction would decrease and the TCI Ventures Group Outstanding Interest Fraction would increase accordingly. If the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest is reduced to zero as a result of any combination of one or more of such issuances or sales, shares of TCI Ventures Group Common Stock could no longer be issued or sold by the Company for the account of the TCI Group unless a further Inter-Group Interest in the TCI Ventures Group is subsequently created. If the net proceeds of any issuance or sale by the Company of TCI Ventures Group Common Stock are allocated to the TCI Ventures Group, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would not be reduced, but the TCI Ventures Group Inter-Group Interest Fraction would decrease and the TCI Ventures Group Outstanding Interest Fraction would increase accordingly.

     If there is an Inter-Group Interest in the TCI Ventures Group and the Board of Directors determines to issue or deliver shares of TCI Ventures Group Common Stock as a distribution on the TCI Group Common Stock, such distribution would be treated as a distribution of shares issuable with respect to the TCI Group's Inter-Group Interest in the TCI Ventures Group, and as a result, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would decrease by the number of shares distributed to the holders of TCI Group Common Stock, resulting in a proportionate decrease in the TCI Ventures Group Inter-Group Interest Fraction and increase in the TCI Ventures Group Outstanding Interest Fraction.


     If shares of TCI Ventures Group Common Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would increase on a share-for-share basis and the TCI Ventures Group Inter-Group Interest Fraction would increase and the TCI Ventures Group Outstanding Interest Fraction would decrease accordingly. If the purchase of shares of TCI Ventures Group Common Stock were made with funds attributed to the TCI Ventures Group, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would not be increased, but the TCI Ventures Group Inter-Group Interest Fraction would increase and the TCI Ventures Group Outstanding Interest Fraction would decrease accordingly. The Board of Directors would, in its sole discretion, determine whether purchases of TCI Ventures Group Common Stock should be made with consideration attributed to the TCI Group or the TCI Ventures Group, by considering such factors as it deems relevant, including, without limitation, the needs of the Company, the relative levels of internally generated cash flow of the Groups, the capital expenditure plans of the Groups, the investment opportunities available to the Groups, the long-term business prospects for the Groups and the availability, cost and time associated with alternative financing sources.


     The Board of Directors could, in its sole discretion, determine from time to time to have the Company contribute cash or other property of the TCI Group as additional equity to the TCI Ventures Group, which would increase the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest by the number determined by dividing the amount of such cash or the fair value (as determined by the Board of Directors) of such property by the Market Value of one share of Series A TCI Ventures Group Common Stock as of the date of such contribution. In such event, the TCI Ventures Group Inter-Group Interest Fraction will increase and the TCI Ventures Group Outstanding Interest Fraction will decrease accordingly.

The Board of Directors could, in its sole discretion, also determine from time to time to transfer cash or other property of the TCI Ventures Group from the TCI Ventures Group to the TCI Group in respect of a reduction in its Inter-Group Interest in the TCI Ventures Group, in which case the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would be decreased by the number determined by dividing the amount of such cash or the fair value (as determined by the Board of Directors) of such property by the Market Value of one share of Series A TCI Ventures Group Common Stock as of the date of such contribution. In such event, the TCI Ventures Group Inter-Group Interest Fraction would decrease and the TCI Ventures Group Outstanding Interest Fraction would increase accordingly. The Board of Directors could, in its sole discretion, determine to make contributions or other transfers referred to in this paragraph after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

     In the event of any dividend or other distribution paid or distributed in respect of the outstanding shares of TCI Ventures Group Common Stock (other than in shares of TCI Ventures Group Common Stock, which will result in an adjustment to the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as described above), the TCI Group will be credited, and the TCI Ventures Group will be charged (in addition to the charge for such dividend or other distribution paid upon outstanding shares of TCI Ventures Group Common Stock), with an amount equal to the product of (i) the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Common Stock (including any dividend of TCI Ventures Group Net Proceeds from the Disposition of all or substantially all of the assets and properties of the TCI Ventures Group), times (ii) a fraction the numerator of which is the TCI Ventures Group Inter-Group Interest Fraction and the denominator of which is the TCI Ventures Group Outstanding Interest Fraction.

     See Annex IV -- Illustration of Certain Terms for illustrations of the calculation of the Inter-Group Interest in the TCI Ventures Group and the effects thereon of dividends on, and the sale or purchase of, shares of TCI Ventures Group Common Stock and contributions of cash or other property of the TCI Group to the TCI Ventures Group.

DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock. The Board of Directors does not currently intend to pay dividends on the TCI Group Common Stock, the Liberty Media Group Common Stock or the TCI Ventures Group Common Stock. However, the Board of Directors reserves the right to pay such dividends at any time and from time to time out of funds legally available therefor.


     Any decision to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. Any future dividends on the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock would be paid on such basis as the Board of Directors determines, subject to the provisions described under "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Dividends." In making its determination, the Board of Directors expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups. See Annex V for the Consolidated Financial Information of the Company and the Combined Financial Information of the TCI Ventures Group.


     For information concerning dividends on the TCI Group Common Stock, the Liberty Media Group Common Stock and the TCI Ventures Group Common Stock, see "Description of TCI Ventures Group Common Stock and Effects on Existing Common Stock -- Dividends."

STOCK TRANSFER AGENT AND REGISTRAR

     The Bank of New York will act as transfer agent and registrar for the TCI Ventures Group Common Stock upon issuance thereof.

INCLUSION IN NASDAQ NATIONAL MARKET


     The Company has applied for inclusion of the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock in the National Market tier of The Nasdaq Stock Market under the symbols "TCIVA " and "TCIVB", respectively. The Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock will continue to be included in the National Market tier of The Nasdaq Stock Market under the symbols "TCOMA," "TCOMB," "LBTYA" and "LBTYB," respectively.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following general discussion is a summary of the material federal income tax consequences of the TCI Ventures Group Stock Proposal, but does not purport to be a complete analysis of the relevant tax issues. The discussion is based on the Code, Treasury Department regulations, published positions of the Service and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the TCI Ventures Group Common Stock, or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its authority under Section 337(d) of the Code (granting the Treasury regulatory authority with respect to the proper tax treatment of corporate distributions of appreciated property to shareholders). Any further legislation or regulations could be enacted or promulgated so as to apply retroactively to the TCI Ventures Group Common Stock. However, the Company believes that, as a practical matter, it is unlikely that such legislation or regulations would apply retroactively to the TCI Ventures Group Common Stock. The discussion contained herein is based on the assumption that the TCI Ventures Group Stock Proposal will be implemented and the TCI Ventures Group Common Stock will have the characteristics as described herein.


     The Company has not applied for an advance tax ruling from the Service because the Service has announced that it will not issue advance rulings on the classification of stock with characteristics similar to the TCI Ventures Group Common Stock.


     IT IS IMPORTANT TO NOTE THAT THE FOLLOWING DISCUSSION IS BASED UPON THE LAW IN EFFECT AS OF THE DATE HEREOF.


  TAX IMPLICATIONS TO STOCKHOLDERS


     This discussion addresses only those stockholders who hold TCI Group Common Stock and/or would hold TCI Ventures Group Common Stock as a capital asset within the meaning of Section 1221 of the Code. This discussion is included for general information only. It does not discuss all aspects of federal income taxation that could be relevant to a stockholder in light of such stockholder's particular tax circumstances and does not apply to certain types of stockholders who could be subject to special treatment under the federal income tax laws. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS TO WHICH THEY COULD BE SUBJECT.



     Exchange of TCI Group Common Stock for TCI Ventures Group Common
Stock. Subject to certain conditions, including approval by stockholders of the TCI Ventures Group Stock Proposal, the Company currently intends to offer shares of Series A TCI Ventures Group Common Stock in exchange for shares of Series A TCI Group Common Stock and to offer shares of Series B TCI Ventures Group Common Stock in exchange for shares of Series B TCI Group Common Stock, on the terms and subject to the conditions to be set forth in an Offering Circular and related Letter of Transmittal. Additional shares of TCI Ventures Group Common Stock could be offered in the future for cash in one or more public offerings or issued as a distribution to the holders of TCI Group Common Stock on a pro rata basis; and the Company may, from time to time, issue shares of TCI Ventures Group Common Stock for other corporate purposes.



     The Company believes that the TCI Ventures Group Common Stock would be stock of the Company for federal income tax purposes, and therefore that the exchange of TCI Group Common Stock for TCI Ventures Group Common Stock would be a tax free exchange. The tax basis in the TCI Ventures Group Common Stock received in such exchange would equal the sum of the tax basis in the TCI Group Common Stock surrendered in exchange therefor, and, although the question is not free from doubt, the holding period of such TCI Ventures Group Common Stock would include the holding period of the TCI Group Common Stock surrendered therefor, assuming that such TCI Group Common Stock was a capital asset in the hands of the exchanging stockholder on the date of the exchange. If different shares of TCI Group Common Stock have different holding periods, the Service takes the position that the various holding periods must be allocated pro rata among all the TCI Ventures Group Common Stock received.


     Although the Company believes that the exchange of the TCI Group Common Stock for TCI Ventures Group Common Stock would not result in the recognition of any income, gain or loss by stockholders, there are no federal income tax regulations, court decisions or published Service rulings bearing directly on stock with characteristics of the TCI Ventures Group Common Stock, particularly the dividend and liquidation features. In addition, the Service announced during 1987 that it was studying the federal income tax consequences of stock which has certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and that it would not issue any advance rulings regarding such stock. Although the Service has since withdrawn such stock from its list of matters under consideration, it has reiterated that it would not issue advance rulings regarding such stock. In the absence of such a ruling, there is a risk that the Service could assert that the TCI Ventures Group Common Stock represents property other than stock of the Company.



     If the TCI Ventures Group Common Stock were treated as property other than stock of the Company, stockholders participating in the Exchange Offers would recognize gain (or loss) in the amount by which the fair market value of the TCI Ventures Group Common Stock received exceeds (or is less than) the adjusted basis of the TCI Group Common Stock exchanged therefor. In addition, if the TCI Ventures Group Common Stock were treated as property other than stock of the Company, the Company could recognize gain on the exchange of the TCI Ventures Group Common Stock for TCI Group Common Stock, in an amount equal to the difference between the fair market value of the TCI Ventures Group Common Stock, and the Company's tax basis in such property. However, as indicated above, the Company believes that the TCI Ventures Group Common Stock would be treated as stock of the Company.


     Sale or Exchange of Common Stock. Upon the taxable sale or exchange of the TCI Ventures Group Common Stock, a stockholder would recognize gain or loss equal to the difference between (i) any cash received plus the fair market value of any other consideration received and (ii) the tax basis of the stock sold or exchanged. Such tax basis would, in the case of a purchase of the stock, be the amount paid therefor, or, if received in the Exchange Offers, be determined as described under "-- Exchange of TCI Group Common Stock for TCI Ventures Group Common Stock" above.

     Should the Company redeem the TCI Ventures Group Common Stock in the future by distributing shares of one or more TCI Ventures Group Subsidiaries in exchange therefor, it intends to do so in a manner so that such redemption will be tax free under Section 355 of the Code. If such redemption does not qualify under Section 355 of the Code, then the holders of the TCI Ventures Group Common Stock could, depending upon their individual circumstances, either (a) recognize gain on the redemption in an amount equal to the difference between the fair market value of the TCI Ventures Group Subsidiaries' stock received and the stockholders' tax basis in their shares being redeemed or (b) be treated as having received a taxable dividend in an amount equal to the fair market value of the received TCI Ventures Group Subsidiaries' stock.

     The excess of net long-term capital gains over net short-term capital loss could be taxed at a rate lower than ordinary income for certain noncorporate taxpayers. A capital gain is long-term if the asset is held for more than one year and is short-term if held for one year or less. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, the limitation on the deductibility of capital losses.


     Conversion. The TCI Ventures Group Common Stock should be treated as stock of the Company for federal income tax purposes. If the TCI Ventures Group Common Stock is so treated, a conversion of such stock into TCI Group Common Stock pursuant to the terms of the Amended Charter should constitute a tax free exchange. However, it is not clear that an exchange of shares of TCI Ventures Group Common Stock for shares of TCI Group Common Stock, or shares of TCI Group Common Stock for shares of TCI Ventures Group Common Stock, would constitute a tax free exchange under the Code if such exchange occurred between shareholders (rather than between a shareholder and the Company).


     Dividends. Dividend payments received by a holder of TCI Ventures Group Common Stock who is not a Nonresident Alien (as defined below) will be taxable at ordinary income rates to the extent of the current and accumulated earnings and profits of the Company, then as a return of basis of the TCI Ventures Group Common Stock of the holder, then as capital gain. Corporate shareholders would generally be eligible for a dividends received deduction with respect to the distribution.



     Nonresident Alien Holders. Dividend payments received by a holder of TCI Ventures Group Common Stock who is a Nonresident Alien would be subject to United States federal withholding tax unless a treaty exemption applies or the Nonresident Alien otherwise establishes an exemption. A Nonresident Alien holder would not be subject to United States federal income or withholding tax on any gain realized on the taxable sale or exchange of any such stock, unless (A) such gain was effectively connected with a United States trade or business of the Nonresident Alien, (B) the Nonresident Alien was an individual who had been present in the United States for a period or periods of 183 days or more during the taxable year and certain other conditions were met or (C) the stock sold or exchanged was a "United States Real Property Interest" as defined in Section 897(c)(1) of the Code at any time during the five years prior to the sale or exchange of the stock or at any time during the time that the Nonresident Alien held such stock, whichever time was shorter. The TCI Ventures Group Common Stock sold or exchanged would be a United States Real Property Interest only if, at any time during the five years prior to the sale or exchange of such stock, or at any time during the period that the Nonresident Alien held such stock, whichever time was shorter, the Company had been a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code and the Nonresident Alien owned directly or indirectly more than 5% of such series of TCI Ventures Group Common Stock. The Company believes that it is not, has not been and will not become a "United States real property holding corporation" for federal income tax purposes.



     A "Nonresident Alien" is any person who, for federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary or a foreign estate or trust, or a foreign partnership that includes as a member any of the foregoing persons.


     Backup Withholding. Certain noncorporate holders of TCI Ventures Group Common Stock could be subject to backup withholding at a rate of 31% on the payment of dividends on such stock. Backup withholding will apply only if the holder (i) failed to furnish its Taxpayer Identification Number ("TIN"), which, for an individual, is his or her Social Security number, (ii) furnished an incorrect TIN, (iii) was notified by the Service that it had failed to properly report payments of interest or dividends or (iv) under certain circumstances, failed to certify under penalties of perjury that it (x) had furnished a correct TIN and (y) had not been notified by the Service that it had failed to properly report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable.


     The amount of any backup withholding on a payment to a holder of TCI Ventures Group Common Stock would be allowed as a credit against such stockholder's federal income tax liability and could entitle such stockholder to a refund, provided that the required information was furnished to the Service.


  TAX IMPLICATIONS TO THE COMPANY


     As noted above, the TCI Ventures Group Common Stock should be treated as stock of the Company for federal income tax purposes. Accordingly, no gain or loss should be recognized by the Company on the issuance of shares of TCI Ventures Group Common Stock in exchange for shares of TCI Group Common Stock or on subsequent sales of TCI Ventures Group Common Stock. If, however, the TCI Ventures Group Common Stock were treated as property other than stock of the Company, the Company could recognize gain on the sale of TCI Ventures Group Common Stock in an amount equal to the difference between the proceeds received therefrom and its tax basis in the hands of the Company. If the TCI Ventures Group Common Stock is treated as stock of a subsidiary of the Company, and not as stock of the Company, the TCI Ventures Group could, depending upon the amount of stock issued, be treated as not includable in the Company's consolidated federal income tax return. If so treated, any dividends paid or deemed paid to the Company by the TCI Ventures Group would be taxed to the Company.


EXISTING CAPITAL STOCK

     Each series of Common Stock and each class and series of Preferred Stock currently outstanding will remain authorized following approval of the TCI Ventures Group Stock Proposal.


     No shares of Telephony Group Common Stock have been issued or are outstanding. As of June 30, 1997, 628,870,996 shares of Series A TCI Group Common Stock (net of shares held by subsidiaries of TCI), 54,221,314 shares of Series B TCI Group Common Stock (net of treasury stock), 228,239,906 shares of Series A Liberty Media Group Common Stock (net of treasury stock) and 21,175,465 shares of Series B Liberty Media Group Common Stock had been issued and were outstanding and 116,853,196 shares of Series A TCI Group Common Stock were held by subsidiaries of the Company. As of that date, 125,616,994 shares of Series A TCI Group Common Stock and 29,915,040 shares of Series A Liberty Media Group Common Stock were reserved for issuance upon conversion, exchange or exercise of outstanding convertible or exchangeable securities and options. In addition, TCI has reserved a number of shares of Series A TCI Group Common Stock equal to the number of shares of Series B TCI Group Common Stock outstanding, and a number of shares of Series A Liberty Media Group Common Stock equal to the number of shares of Series B Liberty Media Group Common Stock outstanding, in either case for issuance upon conversion, at the option of the holder, of the Series B TCI Group Common Stock and Series B Liberty Media Group Common Stock, respectively. Additionally, subsidiaries of the Company own shares of the Company's Convertible Redeemable Participating Preferred Stock, Series F (the "Series F Preferred Stock"), which are convertible in the aggregate into 416,528,172 shares of Series A TCI Group Common Stock. For a more complete description of the existing terms of the TCI Group Common Stock and the Liberty Media Group Common Stock, reference is made to the Company's Registration Statement on Form 8-A dated July 11, 1995, as amended by Amendment No. 1 dated September 29, 1995 and Amendment No. 2 dated October 25, 1995, filed by the Company with the SEC under the Exchange Act, and to the Company Charter. See "ADDITIONAL INFORMATION."


     Of the 52,375,096 shares of Preferred Stock authorized by the Company Charter, 700,000 shares are designated Class A Preferred Stock, par value $0.01 per share (the "Class A Preferred Stock"), 1,675,096 shares are designated Class B Preferred Stock and 50,000,000 shares are designated as Series Preferred Stock, issuable in series. Of the Series Preferred Stock, 80,000 shares are designated as Series C Preferred Stock, 1,000,000 shares are designated as Convertible Preferred Stock, Series D (the "Series D Preferred Stock"), 400,000 shares are designated as Redeemable Convertible Preferred Stock, Series E (the "Series E Preferred Stock"), 500,000 shares are designated as Series F Preferred Stock, 7,259,380 shares are designated as Series G Preferred Stock and 7,259,380 shares are designated as Series H Preferred Stock. All of the shares of Class A Preferred Stock have previously been redeemed and retired and may not be reissued, thereby reducing the number of authorized shares of Preferred Stock. All of the shares of Series E Preferred Stock have previously been redeemed and retired, with the effect that such shares have been restored to the status of authorized and unissued shares of Series Preferred Stock, may be reissued as shares of another series of Series Preferred Stock, but may not be reissued as Series E Preferred Stock.


     As of June 30, 1997, 1,620,026 shares of Class B Preferred Stock, 70,575 shares of Series C Preferred Stock, 995,324 shares of Series D Preferred Stock, 278,307 shares of Series F Preferred Stock, 6,693,077 shares of Series G Preferred Stock and 6,693,177 shares of Series H Preferred Stock were outstanding. All of the outstanding shares of Series F Preferred Stock are held by subsidiaries of the Company. The liquidation preference as of such date of the Class B Preferred Stock was $100 per share, of the Series C Preferred Stock was $2,375 per share, of the Series D Preferred Stock was $300 per share, of the Series F Preferred Stock was $.01 per share, of the Series G Preferred Stock was $21.60 per share, and of the Series H Preferred Stock was $5.40 per share. After receipt of their liquidation preference, holders of Series F Preferred Stock are entitled to receive from the assets of the Company available for distribution to common stockholders an amount equal to the amount per share to be distributed to holders of Series A TCI Group Common Stock in such liquidation, multiplied by the number of shares of Series A TCI Group Common Stock into which their shares of Series F Preferred Stock are then convertible. As of the date of this Proxy Statement, (i) each share of Series C Preferred Stock is convertible at the option of the holder into 116.24 shares of Series A TCI Group Common Stock and 25 shares of Series A Liberty Media Group Common Stock, and, upon conversion of shares of the Series C Preferred Stock each holder of Series C Preferred Stock is entitled to receive one additional share of Series A Liberty Media Group Common Stock for every two such shares received upon conversion;
(ii) each share of Series D Preferred Stock is convertible at the option of the holder into 10 shares of Series A TCI Group Common Stock, two and one-half shares of Series A Liberty Media Group Common Stock (and, upon conversion of shares of the Series D Preferred Stock, each holder of Series D Preferred Stock is entitled to receive one additional share of Series A Liberty Media Group Common Stock for every two such shares received upon conversion), and one share of TCI Satellite Entertainment, Inc. Series A Common Stock ("SATCo Series A Stock"); (iii) each share of Series F Preferred Stock is convertible into 1,496.65 shares of Series A TCI Group Common Stock; (iv) each share of Series G Preferred Stock is convertible at the option of the holder into 1.190 shares of Series A TCI Group Common Stock, and (v) each share of Series H Preferred Stock is convertible at the option of the holder into .2625 shares of Series A Liberty Media Group Common Stock and, upon conversion of shares of Series H Preferred Stock each holder of Series H Preferred Stock is entitled to receive one additional share of Series A Liberty Media Group Common Stock for every two such shares received upon conversion, in each case subject to antidilution adjustments. The Series C Preferred Stock, the Series G Preferred Stock and Series H Preferred Stock are required to be redeemed by the Company out of legally available funds on August 8, 2001, February 1, 2016 and February 1, 2016, respectively. The Series D Preferred Stock is redeemable at the option of the holder at any time after the tenth anniversary of its issuance.


     The Class B Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock are each entitled to vote, on the basis of one vote per share, together with the Common Stock and any class or series of Preferred Stock of the Company entitled to vote thereon, in the general election of directors of the Company. The holders of shares of Series C Preferred Stock are entitled to vote such shares on an as converted basis on all matters submitted to a vote of holders of Common Stock and any other class of capital stock of the Company entitled to vote generally on the election of directors. The consent of the holders of 66 2/3% of the aggregate liquidation value of the Series D Preferred Stock is required in order for the Company to create any series of Preferred Stock that is senior to the Series D Preferred Stock. Except as described above and as otherwise required by the DGCL, the Preferred Stock of the Company has no voting rights. The terms of the various classes and series of the Company's Preferred Stock include provisions that restrict the redemption or repurchase of and the payment of dividends or the making of distributions on the Common Stock if any dividends are in arrears on the Preferred Stock or if the Company has failed to redeem any shares of Preferred Stock that it was required to redeem.

     The foregoing description of certain terms of the outstanding classes and series of Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Company Charter (including the Certificate of Designation with respect to each outstanding series of Preferred Stock).

ANTI-TAKEOVER CONSIDERATIONS


     The DGCL, the Company Charter and the Company's Bylaws contain provisions which may serve to discourage or make more difficult a change in control of the Company without the support of the Board of Directors or without meeting various other conditions. The principal provisions of the DGCL, the Company Charter and the Company's Bylaws with respect to the foregoing are outlined below.



     DGCL Section 203, in general, prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the time such stockholder became an "interested stockholder," unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is defined to include, among other transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through his or its affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock. The restrictions of DGCL
Section 203 do not apply to corporations that have elected, in the manner provided therein, not to be subject to such section or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on The Nasdaq Stock Market or held of record by more than 2,000 stockholders.


     The Company Charter does not contain any provision "opting out" of the application of DGCL Section 203 and the Company has not taken any of the actions necessary for it to "opt out" of such provision. As a result, the provisions of
Section 203 will remain applicable to transactions between the Company and any of its "interested stockholders."


     The Company Charter also contains certain provisions which could make a change in control of the Company more difficult. For example, the Company Charter requires, subject to the rights, if any, of any class or series of Preferred Stock, the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of Voting Securities, voting together as a single class, to approve (i) a merger or consolidation of the Company with, or into, another corporation, other than a merger or consolidation which does not require the consent of stockholders under the DGCL or a merger or consolidation which has been approved by 75% of the members of the Board of Directors (in which case, in accordance with the DGCL, the affirmative vote of a majority of the total voting power of the outstanding Voting Securities would, with certain exceptions, be required for approval), (ii) the sale, lease or exchange of all or substantially all of the property and assets of the Company or (iii) the dissolution of the Company. "Voting Securities" is currently defined as the TCI Group Common Stock, the Liberty Media Group Common Stock, the Telephony Group Common Stock (of which no shares have been issued) and any class or series of Preferred Stock entitled to vote generally with the holders of Common Stock on matters submitted to stockholders for a vote, and if the TCI Ventures Group Stock Proposal is approved, would include the TCI Ventures Group Common Stock (which would be substituted for the Telephony Group Common Stock). The Company Charter also provides for a Board of Directors of not less than three members, divided into three classes of approximately equal size, with each class to be elected for a three-year term at each annual meeting of stockholders. The exact number of directors, currently 10, is fixed by the Board of Directors. The holders of Voting Securities and of Class B Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, voting together as a single class, vote in elections for directors. (The holders of the Company's Series F Preferred Stock are entitled to vote in the election of directors; however, the DGCL prohibits the voting of such shares because such shares are held by subsidiaries of the Company.) Stockholders of the Company do not have cumulative voting rights.



     The Company Charter authorizes the issuance of 50,000,000 shares of Series Preferred Stock, of which 33,901,240 remain available for issuance as of June 30, 1997. Under the Company Charter, the Board of

Directors is authorized, without further action by the stockholders of the Company, to establish the preferences, limitations and relative rights of the Series Preferred Stock. In addition, 1,900,000,000 shares of TCI Group Common Stock, 825,000,000 shares of Liberty Media Group Common Stock and 825,000,000 shares of Telephony Group Common Stock are currently authorized by the Company Charter, of which 1,069,508,630 shares of TCI Group Common Stock, 575,022,629 shares of Liberty Media Group Common Stock and 825,000,000 shares of Telephony Group Common Stock remain available for issuance as of June 30, 1997 (without taking into consideration shares reserved for issuance upon conversion, exchange or exercise of outstanding convertible or exchangeable securities and options). If the TCI Ventures Group Stock Proposal is approved by stockholders, the 825,000,000 authorized shares of Telephony Group Common Stock would become authorized shares of TCI Ventures Group Common Stock. The issue and sale of shares of TCI Group Common Stock and Liberty Media Group Common Stock, TCI Ventures Group Common Stock and/or Series Preferred Stock could occur in connection with an attempt to acquire control of the Company, and the terms of such shares of Series Preferred Stock could be designed in part to impede the acquisition of such control.


     The Company Charter requires the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of Voting Securities, voting together as a single class, to approve any amendment, alteration or repeal of any provision of the Company Charter or the addition or insertion of other provisions therein.


     The Company Charter and the Company's Bylaws provide that a special meeting of stockholders will be held at any time, subject to the rights of the holders of any class or series of Preferred Stock, upon the call of the Secretary of the Company upon (i) the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding shares of Voting Securities or (ii) at the request of not less than 75% of the members of the Board of Directors. Subject to the rights of any class or series of Preferred Stock, the Company's Bylaws require that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Secretary of the Company, at the Company's principal executive offices, not later than (a) with respect to an election of directors to be held at an annual meeting of stockholders, 90 days in advance of such meeting, and (b) with respect to an election of directors to be held at a special meeting of stockholders, the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders. The notice must contain: (1) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the stockholder is a holder of record of the Company's Voting Securities entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (4) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each proposed nominee been nominated, or intended to be nominated, by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected. Any action to remove directors is required to be for "cause" (as defined in the Company Charter) and be approved by the holders of 66 2/3% of the total voting power of the outstanding shares entitled to vote in the election of directors.


     The Company believes that the TCI Ventures Group Stock Proposal, if approved by the stockholders, should not make a change in control of the Company more difficult. The number of authorized shares of Common Stock will not increase and, although the number of outstanding shares will increase upon the issuance of the TCI Ventures Group Common Stock, the cost to an acquiring person of obtaining majority control would depend on the aggregate market value and the terms of the outstanding shares. The Company cannot predict whether, to what extent or during what periods of time such cost may increase or decrease. See "Factors to be Considered -- No Assurance as to Market Price."

     Nevertheless, the existence of the TCI Ventures Group Common Stock would present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. For example, a potential acquiror would have to take into consideration that holders of different series of Common Stock might be more or less receptive to the acquiror's proposal, that a tender offer would have to be structured so as to take into account different prices at which shares of the different series might be acquired, that a merger would require allocation of consideration among the different series of Common Stock and the effects of actions the Company might take such as causing a conversion of the TCI Ventures Group Common Stock.


                PROPOSAL NO. 3 -- LIBERTY MEDIA GROUP AMENDMENT


GENERAL

     The holders of the TCI Group Common Stock, the Liberty Media Group Common Stock and the Series C Preferred Stock are also being asked to consider and approve the proposed amendments to the Company Charter set forth in Annex II-B. The Liberty Media Group Amendment would expand the Company's right to redeem the Liberty Media Group Common Stock in exchange for stock of a subsidiary that holds all of the assets and liabilities attributed to the Liberty Media Group.

REDEMPTION FOR STOCK OF SUBSIDIARY

     The Company Charter currently provides that at any time at which all of the assets and liabilities attributed to the Liberty Media Group are held, directly or indirectly, by any one or more corporations all of the capital stock of which is owned by the Company (the "Liberty Media Group Subsidiaries"), TCI may redeem all of the outstanding shares of Liberty Media Group Common Stock in exchange for shares of the common stock of each Liberty Media Group Subsidiary. The Liberty Media Group Amendment would redefine the term "Liberty Media Group Subsidiaries" to be those "Qualifying Subsidiaries" that at the time of such redemption hold, directly or indirectly, all of the assets and liabilities attributed to the Liberty Media Group.

     The term "Qualifying Subsidiary", which the Company Charter currently uses only with respect to the Telephony Group, would be redefined as a Subsidiary of the Company in which either (i) the Company's ownership and voting interest is sufficient to satisfy the requirements of the Service for a distribution of the Company's interest in such Subsidiary to the holders of Liberty Media Group Common Stock or TCI Ventures Group Common Stock, as applicable, to be tax free to such holders or (ii) the Company owns, directly or indirectly, all of the issued and outstanding capital stock.


     The Liberty Media Group Amendment, by permitting the redemption of the Liberty Media Group Common Stock in exchange for the stock of a less than wholly owned subsidiary, would increase the Company's flexibility in structuring the ownership of the assets attributed to the Liberty Media Group. The Company currently has such flexibility under the Company Charter with respect to the Telephony Group and would have such flexibility under the Amended Charter with respect to the TCI Ventures Group. The flexibility that the Liberty Media Group Amendment would provide the Company with respect to the Liberty Media Group would be accomplished without imposing on the holders of Liberty Media Group Common Stock any tax risk with respect to such redemption that would be in addition to the tax consequences associated with the redemption of Liberty Media Group Common Stock for stock of a wholly owned subsidiary.



RECOMMENDATION OF THE BOARD OF DIRECTORS


     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE LIBERTY MEDIA GROUP AMENDMENT PROPOSAL AND BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE LIBERTY MEDIA GROUP STOCK PROPOSAL.

                            PROPOSAL OF STOCKHOLDER

     The following proposal is expected to be presented to the Annual Meeting:

                                 PROPOSAL NO. 4

           STOCKHOLDER PROPOSAL REQUESTING ELIMINATION OF ELECTION OF DIRECTORS BY CLASSES AND DIRECTORS' STATEMENT AGAINST PROPOSAL


     The Company is informed that John J. Gilbert, whose address is 29 East 64th Street, New York, New York 10021-7043, a record holder of 204 shares of common stock, and Margaret B. Gilbert who, along with John J. Gilbert, are the Executors of the Estate of Lewis D. Gilbert for 400 shares, and both also trustees U/W of Samuel Rosenthal for 200 shares, intend to propose at the Annual Meeting the following resolution.


     "RESOLVED: That the stockholders of Tele-Communications, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

     The proponents have furnished the following statement setting forth the reasons advanced by them in support of their proposal:

     "ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industries, Hanover Direct and others. Ameritech is one of the latest to end theirs."

     "A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the Lockheed-Martin merger the stagger system was ended and also at a special meeting of First Commerce Corporation in 1995. Further, Alleghany Power System tried to put in a stagger system, as well as take away cumulative voting and the stockholders defeated it, showing stockholders are interested in their rights."

     "In the recent merger of Nynex into Bell Atlantic the annual election of directors, instead of the stagger system that Nynex had, will be adopted."

     "Because of the normal need to find new directors and because of environment problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer."


     "Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling [sic] French insurance company not wanting it, they now do not have a staggered board."



     "Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal affecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him."


     "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."


BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL NO. 4



     Under the corporate law of Delaware, the state in which the Company is incorporated, the change contemplated by the proposal would require an amendment to the Company Charter which must first be approved by the Board of Directors and then submitted to a vote of the stockholders. A vote in favor of Proposal No. 4, therefore, would constitute a request that the Board initiate this amendment. The Board of

Directors does not believe, however, that such an amendment would be in the best interests of the Company or its stockholders.



     The Company has had a classified board since 1979, when the stockholders approved an amendment to the Company's then Certificate of Incorporation to provide for the current division of the Board of Directors into three classes, with one class elected each year for a three-year term. The Board of Directors' reasons for initially proposing such amendment, which reasons are still applicable today, include the Board's belief that a classified Board enables the Company to provide continuity of membership on the Board and to preserve stability and continuity of planning and operations for a reasonable period into the future. In addition, the Board of Directors believes a classified Board better enables the Board to protect the interests of stockholders generally in the event that another corporation or group of persons should acquire a substantial amount of the Company's shares and seek to dominate or otherwise influence the Company's affairs. Since only one class of directors stands for election each year, a change in the majority of the Board, absent resignations, would require action at two annual meetings of stockholders. In addition, the classified board may significantly impede the efforts of a small but dominant group to "pack" the Board of Directors by increasing the number of directors and electing its own designees to fill the increase or to attempt to assert control over the Board of Directors, by removing incumbent directors and filling the resulting vacancy with persons of their own choosing. For the foregoing reasons, the Board of Directors believes that the amendment contemplated by Proposal No. 4 is not in the best interests of the Company.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS, FOR THE REASONS STATED ABOVE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 4.

                             CONCERNING MANAGEMENT

EXECUTIVE OFFICERS


     The following lists the executive officers of TCI, other than directors listed under "PROPOSAL NO. 1 -- ELECTION OF DIRECTORS," their birth dates, a description of their business experience and positions held with the Company as of April 15, 1997. All officers are appointed for an indefinite term, serving at the pleasure of the Board of Directors.



                   NAME                                              POSITION
                   ----                                              --------
Stephen M. Brett..........................    Executive Vice President, General Counsel and
Born September 20, 1940                       Secretary of TCI since January of 1994. Appointed TCIC
                                              Senior Vice President and General Counsel of TCIC as
                                              of December of 1991. Vice President and Secretary and
                                              a director of most of TCI's subsidiaries.
Fred A. Vierra............................    Executive Vice President of TCI since January of 1994.
Born November 9, 1931                         Chief Executive Officer and director of International
                                              since October of 1994. Vice Chairman of the Board of
                                              International since May of 1995. From October 1994
                                              through May 1995, Mr. Vierra served as Chairman of the
                                              Board of International. Executive Vice President of
                                              TCIC from December of 1991 to October of 1994.
Robert R. Bennett.........................    President and Chief Executive Officer of Liberty since
Born April 19, 1958                           April of 1997. From June 1995 through March 1997, was
                                              Executive Vice President, Chief Financial Officer,
                                              Secretary and Treasurer of Liberty. Prior to June
                                              1995, was Senior Vice President of Liberty since
                                              September 1991 and Vice President of TCIC from 1990
                                              through March 1991 while also holding the titles of
                                              Treasurer, Secretary and Chief Financial Officer of
                                              Liberty.
Brendan R. Clouston.......................    Executive Vice President of TCI since January of 1994;
Born April 28, 1953                           Chief Financial Officer of TCI from March 1997 to
                                              April 1997; President and Chief Executive Officer of
                                              TCIC from October of 1994 to March of 1997; Executive
                                              Vice President and Chief Operating Officer of TCIC
                                              from March of 1992 to October of 1994; previously
                                              Senior Vice President of TCIC since December of 1991.
Larry E. Romrell..........................    Executive Vice President of TCI since January 1994.
Born December 30, 1939                        President of TCI Technology Ventures, Inc., a wholly
                                              owned subsidiary of TCI, since September of 1994 and a
                                              director of same since December of 1994; Senior Vice
                                              President of TCIC from 1991 to October of 1994;
                                              previously held various executive positions with
                                              WestMarc.
Marvin Jones..............................    Appointed TCIC Executive Vice President and Chief
Born September 11, 1937                       Operating Officer in March 1997. Named TCIC director
                                              in 1997. President of one of TCIC's three cable units
                                              since November 1, 1996. Consultant since December 1991
                                              in the cable television industry.
Gary K. Bracken...........................    Controller of TCIC since 1969. Appointed Senior Vice
Born July 29, 1939                            President of TCIC in December of 1991. Was named Vice
                                              President and Principal Accounting Officer of TCIC in
                                              1982. Senior Vice President of TPAC.
Bernard W. Schotters......................    Appointed Senior Vice President-Finance and Treasurer
Born November 25, 1944                        of TCIC in December of 1991. Was appointed Vice
                                              President-Finance of TCIC in 1984. Vice President and
                                              Treasurer of most of TCI's subsidiaries.


     Mr. Bob Magness, founder and Chairman of the Board of TCI, died in November of 1996. Mr. Magness had been Chairman of the Board and director of TCI since June of 1994 and of TCIC (predecessor company to TCI) since 1973. He had been a TCIC director since 1968. On November 25, 1996, the Board of Directors named John C. Malone to the position of Chairman of the Board to replace Bob Magness. On December 13, 1996, the Board of Directors named Paul A. Gould as director to fill the unexpired term on the Board of Directors held by Bob Magness.


     Mr. Peter R. Barton was Executive Vice President of TCI since January of 1994 and was President and Chief Executive Officer of Liberty since June of 1990. In April of 1997, Mr. Barton resigned his positions with the Company.

     Mr. Barry P. Marshall was Executive Vice President and Chief Operating Officer of TCIC from October of 1994 through March of 1997. In March of 1997, Mr. Marshall resigned his positions as Executive Vice President and Chief Operating Officer of TCIC. Mr. Marshall was Executive Vice President and Chief Operating Officer of TCI Cable Management Corporation, TCIC's primary operating subsidiary, from March of 1992 through January 1, 1994, where he directly oversaw all of TCIC's regional operating divisions. From 1986 to March of 1992, Mr. Marshall was Vice President and Chief Operating Officer of TCIC's largest regional operating division.


     Mr. Robert N. Thomson was appointed Senior Vice President of TCIC in February of 1995. He was Senior Vice President of Communications and Policy Planning for TCIC from 1991 to October of 1994. In June of 1997, Mr. Thomson resigned his position with the Company.


     There are no family relations, of first cousin or closer, among the above named individuals, by blood, marriage or adoption, except that Bob Magness and Kim Magness were father and son, respectively.

     During the past five years, none of the above persons have had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TCI's executive officers and directors, and persons who own more than ten percent of a registered class of TCI's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish TCI with copies of all Section 16 forms they file.



     Based solely on a review of the copies of such Forms 3, 4 and 5 and amendments thereto furnished to TCI with respect to its most recent fiscal year, or written representations that no Forms 5 were required, TCI believes that, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that one report, covering one transaction, was filed late by Mr. Donne F. Fisher, a director of the Company, one report, covering one transaction, was filed late by Mr. J.C. Sparkman, another director of the Company, and one report, covering shares held by minors, was filed late by Mr. Bernard W. Schotters, an officer of the Company.


EXECUTIVE COMPENSATION


     On December 4, 1996, the Company distributed (the "Satellite Distribution") to the holders of shares of TCI Group Common Stock all of the issued and outstanding common stock of Satellite. Certain directors, officers and employees of TCI and its subsidiaries have been granted options to purchase shares of Series A TCI Group Common Stock ("TCI Options") and stock appreciation rights with respect to shares of Series A TCI Group Common Stock ("TCI SARs"). The TCI Options and TCI SARs have been granted pursuant to various stock plans of TCI (the "TCI Plans"). The TCI Plans give the Board of Directors of TCI (the "TCI Board") the authority to make equitable adjustments to outstanding TCI Options and TCI SARs in the event of certain transactions, of which the Satellite Distribution was one.



     The TCI Board determined that, immediately prior to the Satellite Distribution, each TCI Option would be divided into two separately exercisable options: (i) an option to purchase TCI Satellite Entertainment, Inc. Series A Common Stock ("SATCo Option"), exercisable for the number of shares of SATCo Series A Stock that would have been issued in the Satellite Distribution in respect of the shares of Series A TCI Group Common Stock subject to the applicable TCI Option, if such TCI Option had been exercised in full immediately prior to the record date of the Satellite Distribution, and containing substantially equivalent terms as the existing TCI Option, and (ii) an option to purchase Series A TCI Group Common Stock (a

"TCI Group Series A Option"), exercisable for the same number of shares of Series A TCI Group Common Stock as the corresponding TCI Option had been. The aggregate exercise price of each TCI Option was allocated between the SATCo Option and the TCI Group Series A Option into which it was divided, and all other terms, including date of grant, of the SATCo Option and TCI Group Series A Option are in all material respects the same as the terms of such TCI Option. Similar adjustments were made to the outstanding TCI SARs, resulting in the holders thereof holding TCI Group Series A SARs and SATCo SARs instead of TCI SARs, and to outstanding restricted stock awards, resulting in the holders thereof holding restricted shares of SATCo Series A Stock in addition to restricted stock of Series A TCI Group Common Stock. The foregoing adjustments were made pursuant to the anti-dilution provisions of the TCI Plans pursuant to which the respective TCI Group Series A Options and TCI Group Series A SARs were granted.


     Prior to the Satellite Distribution, TCI and Satellite entered into an agreement to sell to each other from time to time at the then current market price shares of Series A TCI Group Common Stock and SATCo Series A Stock, respectively, as necessary to satisfy their respective obligations under such securities.


     Prior to the Satellite Distribution, Satellite was a member of the TCI Group and all of the assets and businesses transferred to Satellite were included in the TCI Group. Accordingly, the Satellite Distribution was made to the TCI Group stockholders and the holders of Liberty Media Group Common Stock did not participate in the Satellite Distribution.


     Effective January 14, 1997, the Company distributed the Liberty Group Stock Dividend. As a result of the Liberty Group Stock Dividend, the number of options granted to purchase Series A Liberty Media Group Common Stock and the price to purchase such options have been adjusted.

     Summary Compensation Table of TCI. The following table shows, for the three years ended December 31, 1996, all forms of compensation for the Chief Executive Officer and each of the four most highly compensated executive officers of TCI, whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1996. Additionally, the following table includes disclosure of all forms of compensation paid to Mr. Bob Magness during the year ended December 31, 1996.


                                                                             LONG-TERM
                                                                        COMPENSATION AWARDS
                                     ANNUAL COMPENSATION             -------------------------
                               --------------------------------                     SECURITIES
                                                      OTHER          RESTRICTED     UNDERLYING
                                                      ANNUAL           STOCK         OPTIONS/      ALL OTHER
                                                   COMPENSATION        AWARDS          SARS       COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)        ($)              ($)          (#)(17)          ($)
 ---------------------------   ----   ---------    ------------      ----------     ----------    ------------
Bob Magness..................  1996   $863,462       $ 65,900(3)(4)          --            --       $17,000(15)(16)
  Formerly Chairman            1995   $850,000       $     --                --     1,475,000(10)   $17,500(15)(16)
  of the Board                 1994   $830,769       $     --                --            --       $ 2,500(16)
John C. Malone...............  1996   $900,000       $  4,496(3)             --        50,000(12)   $17,500(15)(16)
  Chief Executive Officer      1995   $850,000(1)    $  3,758(3)             --     1,475,000(10)   $17,500(15)(16)
                               1994   $821,731(1)    $  2,610(3)             --            --       $17,500(15)(16)
Fred A. Vierra...............  1996   $650,000(2)    $  4,231(3)             --            --       $15,000(15)
  Executive Vice President     1995   $650,000(2)    $  3,207(3)     $  380,625(6)    400,000(10)   $15,000(15)
                               1994   $669,613(2)    $  1,024(3)             --       295,000(11)   $15,000(15)
Brendan R. Clouston..........  1996   $650,000       $244,147(3)(5)  $1,999,500(7)    664,106(13)   $15,000(15)
  Executive Vice President     1995   $550,000       $  3,181(3)     $2,062,500(8)  1,100,000(10)   $15,000(15)
                               1994   $525,000       $  1,000(3)             --       295,000(11)   $15,000(15)
Peter R. Barton..............  1996   $503,846       $  1,315(3)             --            --       $ 9,500(15)
  Executive Vice President     1995   $400,000       $  1,283(3)             --     1,500,000(10)   $ 9,240(15)
                               1994   $350,000       $     --                --       295,000(11)   $ 9,240(15)
Larry E. Romrell.............  1996   $500,000       $  4,910(3)             --       664,086(14)   $15,000(15)
  Executive Vice President     1995   $408,654       $  3,788(3)     $1,087,500(9)    442,500(10)   $15,000(15)
                               1994   $391,347       $  1,659(3)             --       295,000(11)   $15,000(15)



---------------
 (1) Includes deferred compensation of $320,000 in each of 1995 and 1994.


 (2) Includes deferred compensation of $250,000 in each of the years presented.

 (3) Consists of amounts reimbursed during the year for the payment of taxes. During 1996, a total of $4,207 was paid to Mr. Clouston and $4,159 was paid to Mr. Magness.

 (4) Includes $61,741 in 1996 representing the Company's allocated cost for personal use of the Company's aircraft and flight crew.

 (5) Includes $239,940 in 1996 of dividend income received on WestMarc preferred stock which is subject to forfeiture (see note 7 below).

 (6) International has a stock incentive plan (the "International Plan"). On December 13, 1995, pursuant to the International Plan, Mr. Vierra was granted 15,000 restricted shares of TINTA Series A Stock. Such restricted shares vest as to 50% of such shares on December 13, 1999 and as to the remaining 50% of such shares on December 13, 2000. The value of such restricted stock award was $198,750 at the end of 1996 based upon the closing price of TINTA Series A Stock on December 31, 1996. International has not paid cash dividends on TINTA Series A Stock and does not anticipate declaring and paying cash dividends on the TINTA Series A Stock at any time in the foreseeable future.

 (7) On July 1, 1996, pursuant to a Restricted Stock Award Agreement, Mr. Clouston was transferred all of the Company's right, title and interest in and to 62 shares of the 12% Series C Cumulative Compounding Preferred Stock of WestMarc owned by the Company. Such preferred stock is subject to forfeiture in the event of certain circumstances from the date of grant through December 13, 2005.


 (8) The Company has a stock incentive plan, the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "1994 Plan"). On December 13, 1995, pursuant to the 1994 Plan, Mr. Clouston was granted 100,000 restricted shares of Series A TCI Group Common Stock and 10,000 restricted shares of SATCo Series A Stock. Such restricted shares vest as to 50% of such shares on December 13, 1999 and as to the remaining 50% of such shares on December 13, 2000. The value of such restricted stock award was $1,405,000 at the end of 1996 based upon the closing price of Series A TCI Group Common Stock and SATCo Series A Stock on December 31, 1996. TCI has not paid cash dividends on the Series A TCI Group Common Stock and does not anticipate declaring and paying cash dividends on the Series A TCI Group Common Stock at any time in the foreseeable future.


 (9) On December 13, 1995, pursuant to the 1994 Plan, Mr. Romrell was granted 40,000 restricted shares of Series A TCI Group Common Stock, 15,000 restricted shares of Series A Liberty Media Group Common Stock and 4,000 restricted shares of SATCo Series A Stock. Such restricted shares vest as to 50% of such shares on December 13, 1999 and as to the remaining 50% of such shares on December 13, 2000. The value of such restricted stock award was $847,630 at the end of 1996 based upon the closing prices of Series A TCI Group Common Stock, Series A Liberty Media Group Common Stock and SATCo Series A Stock on December 31, 1996. TCI has not paid cash dividends on the Series A Liberty Media Group Common Stock and does not anticipate declaring and paying cash dividends on the Series A Liberty Media Group Common Stock at any time in the foreseeable future.

(10) On December 13, 1995, pursuant to an incentive plan (the "1996 Plan"), certain executive officers of TCI were granted an aggregate of 2,000,000 options in tandem with stock appreciation rights to acquire shares of Series A TCI Group Common Stock, 1,650,000 options in tandem with stock appreciation rights to acquire shares of Series A Liberty Media Group Common Stock and 200,000 options in tandem with stock appreciation rights to acquire shares of SATCo Series A Stock at adjusted purchase prices of $14.62, $16.00 and $23.76 per share, respectively. Each such grant of options with tandem stock appreciation rights vests evenly over five years with such vesting period beginning August 4, 1995, first becomes exercisable beginning on August 4, 1996 and expires on August 4, 2005.

      On December 13, 1995, pursuant to the 1994 Plan, certain executive officers were granted an aggregate of 2,650,000 options in tandem with stock appreciation rights to acquire shares of Series A TCI Group Common Stock, an aggregate of 1,012,500 options, in tandem with stock appreciation rights to acquire shares of Series A Liberty Media Group Common Stock and 265,000 options in tandem with stock appreciation rights to acquire shares of SATCo Series A Stock at adjusted purchase prices of $14.62, $16.00 and $23.76 per share, respectively. Additionally, the Company has a stock incentive plan, the Tele-Communications, Inc. 1995 Stock Incentive Plan (the "1995 Plan"). On December 13, 1995, pursuant to the 1995 Plan, certain key employees were granted an aggregate of 2,757,500 options in tandem with stock appreciation rights to acquire shares of Series A TCI Group Common Stock, an aggregate of 654,000 options in tandem with stock appreciation rights to acquire shares of Series A Liberty Media Group Common Stock and 275,750 options in tandem with stock appreciation rights to acquire shares of SATCo Series A Stock at adjusted purchase prices of $14.62, $16.00 and $23.76 per share, respectively. Each such grant of options with tandem stock appreciation rights vests evenly over five years with such vesting period beginning August 4, 1995, first became exercisable beginning on August 4, 1996 and expires on August 4, 2005.



      Notwithstanding the vesting schedule as set forth in the option agreement, the option shares shall become available for purchase if grantee's employment with the Company (a) shall terminate by reason of (i) termination by the Company without cause, (ii) termination by the grantee for good reason (as defined in the agreement) or (iii) disability, (b) shall terminate pursuant to provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon occurrence of specified events (other than the giving of notice and passage of time), or (c) if grantee dies while employed by the Company. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the applicable Plan), unless in the case of an Approved Transaction, the Compensation Committee under the circumstances specified in the Plan determines otherwise.


(11) On November 17, 1994, pursuant to the 1994 Plan, certain executive officers and other key employees were granted an aggregate of 3,220,000 options in tandem with stock appreciation rights to acquire shares of Series A TCI Group Common Stock at an adjusted purchase price of $14.19 per share, an aggregate of 1,196,625 options in tandem with stock appreciation rights to acquire shares of Series A Liberty Media Group Common Stock at a purchase price of $14.67 per share and 322,000 options in tandem with stock appreciation rights to acquire shares of SATCo Series A Stock at an adjusted purchase price of $23.06 per share. Such options vest evenly over five years, became exercisable beginning on November 17, 1995 and expire on November 17, 2004.


(12) On April 11, 1996, Dr. Malone was granted, pursuant to the International Director Stock Option Plan, options to acquire 50,000 shares of TINTA Series A Stock. For additional information relating to this grant, see note 4 to the Option/SAR Grants Table of TCI, below.



(13) On December 1, 1996, Mr. Clouston was granted options to acquire 10 shares of common stock of TTS-Delaware (the "Telephony Option"), 10 shares of common stock of TCI Wireline (the "Wireline Option") and 10 shares of common stock of TCI Internet (the "Internet Option"). On December 4, 1996, Mr. Clouston was granted options to acquire 664,076 shares of SATCo Series A Stock. For additional information with respect to such grants, see the notes to the Option/SAR Grants Table of TCI, below.



(14) On December 1, 1996, Mr. Romrell was granted an Internet Option to acquire 10 shares of common stock of TCI Internet. On December 4, 1996, Mr. Romrell was granted options to acquire 664,076 shares of SATCo Series A Stock. For additional information with respect to such grants, see the notes to the Option/SAR Grants Table of TCI, below.


(15) Includes dollar value of annual TCI contributions to TCI's ESPP in which all named executive officers are fully vested. Directors who are not employees of TCI are ineligible to participate in the ESPP. The ESPP, a defined contribution plan, enables participating employees to acquire a proprietary interest in TCI and benefits upon retirement. Under the terms of the ESPP, employees are eligible for participation after one year of service. The ESPP's normal retirement age is 65 years. Participants may contribute up to 10% of their compensation and TCI (by annual resolution of the Board of Directors) may contribute up to 100% of the participants' contributions. The ESPP includes a salary deferral feature in respect of employee contributions. Forfeitures (due to participants' withdrawal prior to full vesting) are used to reduce TCI's otherwise determined contributions. Generally, participants acquire a vested right in TCI contributions as follows:


                                                               VESTING
                      YEARS OF SERVICE                        PERCENTAGE
                      ----------------                        ----------
Less than 1.................................................       0
  1-2.......................................................      20
  2-3.......................................................      30
  3-4.......................................................      45
  4-5.......................................................      60
  5-6.......................................................      80
  6 or more.................................................     100


   Participant contributions are fully vested. Although TCI has not expressed an intent to terminate the ESPP, it may do so, at any time. The ESPP provides for full and immediate vesting of all participants' rights upon termination. In each of the years ending December 31, 1996, 1995 and 1994, TCI contributed $15,000 to the ESPP for Dr. Malone. In each of the years ended December 31, 1996 and 1995, TCI contributed $15,000 to the ESPP for Mr. Magness.

(16) Includes fees paid to directors for attendance at each meeting of the Board of Directors ($500 per meeting). During each of the years ending December 31, 1996, 1995 and 1994, a total of $2,500 of such fees, respectively, were paid to Dr. Malone. During 1996, 1995 and 1994, $2,000, $2,500 and $2,500
     was paid to Mr. Magness, respectively.


(17) Adjusted to reflect the effect of the Satellite Distribution and the Liberty Group Stock Dividend.


     Option/SAR Grants Table of TCI. The following table shows all individual grants of stock options and stock appreciation rights ("SARs") granted to each of the named executive officers of TCI during the year ended December 31, 1996:


                           NUMBER OF      % OF TOTAL
                           SECURITIES    OPTIONS/SARS
                           UNDERLYING     GRANTED TO                                                                GRANT DATE
                          OPTIONS/SARS   EMPLOYEES IN   EXERCISE OR BASE    MARKET PRICE ON       EXPIRATION       PRESENT VALUE
          NAME             GRANTED(#)    FISCAL YEAR      PRICE($/SH)      GRANT DATE($/SH)          DATE               ($)
          ----            ------------   ------------   ----------------   -----------------   ----------------   ---------------
Brendan R. Clouston.....         10(1)         50%          $855,631(1)       $2,100,000(6)    February 1, 2006   $  13,477,000(9)
                                 10(2)         50%          $ 12,537(2)       $   12,537(6)    February 1, 2006   $     44,000(10)
                                 10(3)     33 1/3%          $ 55,246(3)       $  400,000(6)    February 1, 2006   $  3,468,000(11)
                            664,076(4)       28.6%          $   8.86          $   12.625(7)    February 1, 2006   $  5,806,083(12)
Larry E. Romrell........         10(3)     33 1/3%          $ 55,246(3)       $   400,00(6)    February 1, 2006   $  3,468,000(11)
                            664,076(4)       28.6%          $   8.86          $   12.625(7)    February 1, 2006   $  5,806,083(12)
John C. Malone..........     50,000(5)         25%          $  16.00          $    20.25(8)    April 11, 2006     $    400,450(13)



---------------
(1) Effective December 1, 1996, Mr. Clouston and another employee of TCI were each granted an option to acquire 1.0% of the Company's common equity in TTS-Delaware. The aggregate exercise price for each Telephony Option, which is payable to TTS-Delaware, is equal to 1.0% of (i) the Company's cumulative investment in TCI Telephony as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise, less (ii) the sum of (x) $500 million (representing the aggregate initial liquidation price of certain preferred stock of TTS-Delaware) and (y) the amount of the tax benefits generated by TCI Telephony (up to $500 million) as and when used by TCI. The per share exercise price on the date of grant was $850,029. Any exercise by one of such executive officers of all or part of such options would need to be accompanied by the exercise by such executive officer of a pro rata portion of the option described in note 3 below. All such options will vest and become exercisable in five equal annual installments, with the first annual installment vesting on February 1, 1997, and will expire on February 1, 2006.



(2) Effective December 1, 1996, Mr. Clouston and another employee of TCI were each granted an option to acquire 1.0% of the Company's common equity in TCI Wireline. The aggregate exercise price for each Wireline Option, which is payable to TCI Wireline is equal to 1.0% of the Company's cumulative investment in TCI Wireline as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise. The per share exercise price on the date of grant was $12,502. All of such options will vest and become exercisable in five equal annual installments, with the first annual installment vesting on February 1, 1997, and will expire on February 1, 2006. Such options must be exercised on a pro rata basis with the Telephony Options as discussed in note 1 above.


(3) Effective December 1, 1996, Mr. Clouston, Mr. Romrell and another employee of TCI were each granted an option to acquire 1.0% of the Company's common equity in TCI Internet. The aggregate exercise price for each Internet Option, which is payable to TCI Internet, is equal to 1.0% of the Company's cumulative investment in TCI Internet as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise. The per share exercise price on the date of grant was $55,070. All of such options will vest and become exercisable in five equal annual installments, with the first annual installment vesting on February 1, 1997, and will expire on February 1, 2006. In anticipation of the transfer of the Internet services distribution business to TCI.NET, a member of the TCI Group, each such option was replaced during 1997 with an option to acquire a number of shares equal to 1.0% of the common equity of TCI.NET at December 1, 1996 and a stock appreciation right with respect to a number of shares equal to 1.0% of the common equity of TCI Internet at December 1, 1996. The material terms of the option to acquire shares of TCI.NET are the same as those of the Internet Option, except that the exercise price, which will be payable to TCI.NET, is an allocated portion of the current exercise price under the Internet Option based on the Company's cumulative investment in the Internet services distribution business relative to the balance of its cumulative investment in TCI Internet at December 1, 1996. The stock appreciation right entitles the holder to the excess of the value of the shares subject to the stock appreciation right (based on the percentage that such shares represent of the total value of the common equity of TCI Internet as of the exercise date) over 1% of the Company's cumulative investment in TCI Internet at December 1, 1996, plus a 6% per annum interest factor from the date when each such investment was made to the date of exercise. Amounts payable upon exercise of the stock appreciation right may be paid in cash or, at the Company's election, Series A TCI Group Common Stock or, following stockholder approval of the TCI Ventures Group Stock Proposal, Series A TCI Ventures Group Common Stock. Any exercise by the holder of all or part of the TCI.NET option must be accompanied by the exercise by such holder of a pro rata portion of the TCI Internet stock appreciation right, and vice versa.



(4) On December 4, 1996, Mr. Clouston and Mr. Romrell were each granted an option to purchase 664,076 shares of SATCo Series A Stock representing 1.0% of the number of shares of Satellite common stock issued and outstanding on the date of the Satellite Distribution, determined immediately after giving effect to the Satellite Distribution, but before giving effect to the exercise of such option or the other options to be evidenced by a stock option agreement. The aggregate exercise price for such option is equal to 1.0% of TCI's net investment as of the date of the Satellite Distribution, but excluding any portion of TCI's net investment that as of such date is represented by a promissory note or other evidence of indebtedness from Satellite to TCI. All of such options will vest and become exercisable in five equal annual installments, with the first annual installment vesting on February 1, 1997, and will expire on February 1, 2006. Another employee of TCI received a 1.0% option and another employee received a 0.5% option.


(5) On April 11, 1996, pursuant to the International Director Stock Option Plan, certain directors of International were granted an aggregate of 200,000 options to acquire shares of TINTA Series A Stock at a purchase price of $16.00 per share. Such options vest evenly over five years, first become exercisable on April 11, 1997 and expire on April 11, 2006.

(6) Represents the market value on December 1, 1996 as determined by the Board of Directors.

(7) Represents the closing market price per share of SATCo Series A Stock on December 5, 1996, the first day of trading following the date of grant.

(8) Represents the closing market price per share of TINTA Series A Stock on April 11, 1996.

(9) The values shown are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:
     (a) a 6.87% discount rate; (b) a 50% volatility factor; (c) the 10-year option term; (d) the market value of the Telephony Option on December 1, 1996 as determined by the Board of Directors of TCI; (e) a per share exercise price of $850,029 on December 1, 1996; and (f) a 6% per annum interest adjustment to the exercise price. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the model.

(10) The values shown are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:
     (a) a 6.87% discount rate; (b) a 55% volatility factor; (c) the 10-year option term; (d) the market value of the Wireline Option on December 1, 1996 as determined by the Board of Directors of TCI; (e) a per share exercise price of $12,502 on December 1, 1996; and (f) a 6% per annum interest adjustment to the exercise price. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the model.

(11) The values shown are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:
     (a) a 6.87% discount rate; (b) a 60% volatility factor; (c) the 10-year option term; (d) the market value of the Internet Option on December 1, 1996 as determined by the Board of Directors of TCI; (e) a per share exercise price of $55,070 on December 1, 1996; and (f) a 6% per annum interest adjustment to the exercise price. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the model.

(12) The values shown are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:
     (a) a 6.22% discount rate; (b) a 35% volatility factor; (c) the 10-year option term; (d) the closing price of SATCo Series A Stock on December 5, 1996; and (e) a per share exercise price of $8.86. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the model.


(13) The values shown are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:
     (a) a 6.25% discount rate; (b) a 35% volatility factor; (c) the 10-year option term; (d) the closing price of TINTA Series A Stock on February 14, 1997; and (e) a per share exercise price of $16.00. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the model.

     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table of TCI. The following table shows each exercise of stock options and SARs during the year ended December 31, 1996 by each of the named executive officers of TCI and the December 31, 1996 number and year-end value of unexercised options and SARs on an aggregated basis:


                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                    SHARES        VALUE           OPTIONS/SARS AT           THE-MONEY OPTIONS/SARS
                                 ACQUIRED ON     REALIZED      DECEMBER 31, 1996 (#)       AT DECEMBER 31, 1996 ($)
             NAME                EXERCISE(#)       ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/ UNEXERCISABLE
             ----                ------------    --------    -------------------------    --------------------------
John C. Malone
  Exercisable
    TCI Group Series A.........  --                --                1,000,000                    $ 1,850,000
    Liberty Group Series A.....  --                --                  375,000                    $ 2,592,750
    TINTA Series A.............  --                --                       --                             --
    SATCo Series A.............  --                --                  100,000                             --
  Unexercisable
    TCI Group Series A.........  --                --                1,000,000                    $   462,500
    Liberty Group Series A.....  --                --                  375,000                    $ 1,503,750
    TINTA Series A.............  --                --                   50,000                             --
    SATCo Series A.............  --                --                  100,000                             --
Fred A. Vierra
  Exercisable
    TCI Group Series A.........  --                --                  235,000                    $   358,438
    Liberty Group Series A.....  --                --                   88,125                    $   589,301
    TINTA Series A.............  --                --                   80,000                             --
    SATCo Series A.............  --                --                   23,500                             --
  Unexercisable
    TCI Group Series A.........  --                --                  165,000                    $   104,063
    Liberty Group Series A.....  --                --                   61,875                    $   329,749
    TINTA Series A.............  --                --                  320,000                             --
    SATCo Series A.............  --                --                   16,500                             --
Brendan R. Clouston
  Exercisable
    TCI Group Series A.........  --                --                  730,000                    $ 1,040,625
    Liberty Group Series A.....  --                --                  198,750                    $ 1,461,248
    SATCo Series A.............  --                --                   80,125                             --
    Telephony..................  --                --                       --                             --
    Wireline...................  --                --                       --                             --
    Internet...................  --                --                       --                             --
  Unexercisable
    TCI Group Series A.........  --                --                1,145,000                    $   520,313
    Liberty Group Series A.....  --                --                  129,375                    $   861,784
    SATCo Series A.............  --                --                  771,451                    $   674,037
    Telephony..................  --                --                       10                    $12,443,692
    Wireline...................  --                --                       10                             --
    Internet...................  --                --                       10                    $ 3,447,538
Peter R. Barton
  Exercisable
    TCI Group Series A.........  --                --                  719,321                    $ 8,018,689
    Liberty Group Series A.....  --                --                  569,745                    $ 5,479,514
    SATCo Series...............  --                --                   71,933                    $   577,631
  Unexercisable Series
    TCI Group Series A.........  --                --                  226,554                    $ 1,336,448
    Liberty Group Series A.....  --                --                1,284,957                    $ 4,586,432
    SATCo Series A.............  --                --                   22,655                    $    96,272

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                    SHARES        VALUE           OPTIONS/SARS AT           THE-MONEY OPTIONS/SARS
                                 ACQUIRED ON     REALIZED      DECEMBER 31, 1996 (#)       AT DECEMBER 31, 1996 ($)
             NAME                EXERCISE(#)       ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/ UNEXERCISABLE
             ----                ------------    --------    -------------------------    --------------------------
Larry E. Romrell
  Exercisable
    TCI Group Series A.........  --                --                  295,000                    $   358,438
    Liberty Group Series A.....  --                --                  110,625                    $   657,746
    SATCo Series A.............  --                --                   29,500                             --
    Internet...................  --                --                       --                             --
  Unexercisable
    TCI Group Series A.........  --                --                  405,000                    $   104,063
    Liberty Group Series A.....  --                --                  151,875                    $   603,529
    SATCo Series A.............  --                --                  704,576                    $   674,037
    Internet...................  --                --                       10                    $ 3,447,538



     Employment Contracts and Termination of Employment and Change of Control Arrangements. Effective November 1, 1992, the employment agreement between TCIC and Dr. Malone, as amended, was further amended and restated. Pursuant to an Assignment and Assumption Agreement, dated August 4, 1994, the payment, performance and other obligations of such employment agreements were assumed by TCI. The term of each agreement is extended daily so that the remainder of the employment term shall at all times on and prior to the effective date of the termination of employment as provided by each agreement be five years. Dr. Malone's employment agreement provides for an annual salary of $800,000, subject to increase upon approval of the board of directors. During 1996, Dr. Malone was given a salary increase such that his annual salary in 1996 was $900,000. Dr. Malone has elected to take a reduction in compensation until certain financial goals are reached to the extent of 20% of his compensation. Additionally, this employment agreement provides for personal use of the Company's aircraft and flight crew, limited to an aggregate value of $35,000 per year.


     Prior to Mr. Bob Magness' death, he was party to an employment agreement with comparable provisions to the previously described employment agreement for Dr. Malone.

     Dr. Malone's employment agreement provides, among other things, for deferral of a portion (40% in 1993 and not in excess of 40% thereafter) of the monthly compensation payable to him. Pursuant to a letter agreement entered into between Dr. Malone and the Company subsequent to the date of his employment agreement, Dr. Malone deferred $150,000 in 1993 in lieu of 40% of his compensation for such year. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of Dr. Malone's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment. The amendment also provides for the payment of certain benefits, discussed below.

     Dr. Malone's agreement described above also provides that upon termination of such executive's employment by the Company (other than for cause, as defined in the agreement), or if Dr. Malone elects to terminate the agreement because of a change in control of the Company, all remaining compensation due under the agreement for the balance of the employment term shall be immediately due and payable.

     Dr. Malone's agreement provides that during his employment with the Company and for a period of two years following the effective date of his termination of employment with the Company, unless termination results from a change in control of the Company, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with the business of the Company. However, the agreement provides that Dr. Malone may own securities of any corporation listed on a national securities exchange or quoted in the Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding.

     Dr. Malone's agreement also provides that in the event of termination of his employment with the Company, he will be entitled to receive 240 consecutive monthly payments of $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences), the first of which will be payable on the first day of the month succeeding the termination of Dr. Malone's employment. In the event of Dr. Malone's death, his beneficiaries will be entitled to receive the foregoing monthly payments. The Company currently owns a whole-life insurance policy on Dr. Malone, the face value of which is sufficient to meet its obligation under the salary continuation arrangement. The premiums payable by the Company on such insurance policy are currently being funded through earnings on the policy. Dr. Malone has no interest in this policy.

     The Company pays a portion of the annual premiums (equal to the "PS-58" costs) on three whole-life insurance policies of which Dr. Malone is the insured and trusts for the benefit of members of his family are the owners. The Company is the designated beneficiary of the proceeds of such policies less an amount equal to the greater of the cash surrender value thereof at the time of Dr. Malone's death and the amount of the premiums paid by the policy owners.

     Dr. Malone deferred a portion of his monthly compensation under his previous employment agreement. Such deferred compensation (together with interest thereon at the rate of 13% per annum compounded annually from the date of deferral to the date of payment) will continue to be payable under the terms of the previous agreement. The rate at which interest accrues on such previously deferred compensation was established in 1983 pursuant to such earlier agreement.


     International and TCI have entered into an Amended and Restated Employment Agreement with Mr. Vierra relating to Mr. Vierra's employment with International as Vice Chairman and Chief Executive Officer, providing for a base salary of $650,000 per year. Mr. Vierra's salary is subject to annual review by the board of directors, which may in its sole discretion increase his salary. Mr. Vierra's salary for 1996 is currently set at $650,000. Mr. Vierra's employment agreement provides for the deferral of a portion of each monthly salary payment so as to result in the deferral of salary at the rate of $250,000 per annum. The deferred amounts are to be paid in monthly installments over a 240-month period commencing on the later of December 31, 1998 and the termination of Mr. Vierra's full-time employment with International, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the payment date. In the event of Mr. Vierra's death, all outstanding deferred amounts will be paid in a lump sum to his beneficiaries.


     While he is employed by International pursuant to his employment agreement, Mr. Vierra is entitled to participate in all formal incentive compensation plans, stock incentive plans, employee stock purchase plans, retirement plans and insurance plans or policies adopted for the benefit of TCI's or International's executive officers or employees generally. Additionally, Mr. Vierra's employment agreement provides for personal use of TCI's aircraft and flight crew, limited to an aggregate value of $35,000 per year.

     Mr. Vierra's employment agreement has a stated termination date of December 31, 1998. It also provides that upon an earlier termination of Mr. Vierra's employment by International without cause, all remaining compensation due under such agreement for the balance of the employment term would become immediately due and payable to Mr. Vierra. Upon his death during the employment term, International would pay to Mr. Vierra's beneficiaries a lump sum in an amount equal to the lesser of (i) the compensation due under his employment agreement for the balance of the employment term and (ii) one year's salary. In the event of his disability, International would continue to pay Mr. Vierra his annual salary as and when it would have otherwise become due until the first to occur of the end of the employment term or the date of his death.


     Mr. Vierra's agreement further provides that during his employment with International and for the longer of a period of two years following the effective date of his termination of employment or if Mr. Vierra terminates his employment before the end of the term of his employment in breach of the employment agreement, or if Mr. Vierra is terminated "for cause" (as defined in the employment agreement) by International, until December 31, 1998, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with the business of International or any of International's or TCI's majority owned subsidiaries. However, the agreement provides that Mr. Vierra may own securities of any corporation listed on a national securities exchange or quoted in the National Market tier of the Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding. Under the employment agreement, substantially all of Mr. Vierra's business time, attention and efforts will be devoted to the affairs of International.

     TCIC and Mr. Romrell entered into an employment agreement on January 1, 1993. Pursuant to an Assignment and Assumption Agreement, dated August 4, 1994, the payment, performance and other obligations of such employment agreement were assumed by TCI. The term of Mr. Romrell's agreement extends through December 31, 1999. Mr. Romrell's employment agreement provides for a base salary of $350,000 per year to be increased by the amount of $25,000 per annum in each succeeding year commencing January 1, 1994. Mr. Romrell's salary is subject to annual review by the board of directors which may in its sole discretion increase his salary. Mr. Romrell's salary for 1996 is currently set at $500,000.


     While he is employed by the Company pursuant to his employment agreement, Mr. Romrell is entitled to participate in all formal incentive compensation plans, stock incentive plans, employee stock purchase plans, retirement plans and insurance plans or policies adopted for the benefit of TCI's executive officers or employees generally.

     Mr. Romrell's employment agreement also provides that upon an earlier termination of Mr. Romrell's employment by the Company without cause, all remaining compensation due under such agreement for the balance of the employment term would become immediately due and payable to Mr. Romrell. Upon his death during the employment term, the Company would pay to Mr. Romrell's beneficiaries a lump sum in an amount equal to the lesser of (i) the compensation due under his employment agreement for the balance of the employment term and (ii) one year's salary. In the event of his disability, the Company would continue to pay Mr. Romrell his annual salary as and when it would have otherwise become due until the first to occur of the end of the employment term or the date of his death.


     Mr. Romrell's agreement further provides that during his employment with the Company and for the longer of a period of two years following the effective date of his termination of employment or if Mr. Romrell terminates his employment before the end of the term of his employment in breach of the employment agreement, or if Mr. Romrell is terminated "for cause" (as defined in the employment agreement) by the Company, until December 31, 1999, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with the business of TCI or TCI's majority owned subsidiaries. However, the agreement provides that Mr. Romrell may own securities of any corporation listed on a national securities exchange or quoted in the National Market tier of the Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding. Under the employment agreement, substantially all of Mr. Romrell's business time, attention and efforts will be devoted to the affairs of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS.


     The members of the Company's Compensation Committee are Messrs. Kim Magness, John W. Gallivan and Paul A. Gould, all directors of the Company. None of the members of the compensation committee are or were officers of the Company or any of its subsidiaries. Upon consummation of the Kearns-Tribune Merger, Mr. Gallivan will resign from the Compensation Committee.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Neither the report of the Compensation Committee of the Board of Directors (the "Compensation Committee") nor the stock performance graphs that follow such report shall be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Philosophy. The Compensation Committee's compensation philosophy is based on the belief that a link should exist between executive compensation and the return on investment provided to stockholders as reflected by the appreciation in the price of the Company's stock. In applying this philosophy, the Compensation Committee has developed and implemented a compensation policy which seeks to attract and retain highly skilled and effective executives with the business experience and acumen necessary to achievement of the long-term business objectives of the Company and to align the financial interests of the Company's senior executives with those of its stockholders. The Company attempts to realize these goals by providing competitive compensation and linking a substantial portion of compensation to the enhancement of stockholder value.

     The Company's executive compensation is based principally on two components--salary and equity-based incentives--each of which is intended to serve the Company's overall compensation philosophy. The Compensation Committee uses independent compensation consultants and compensation surveys furnished and evaluated by such consultants to provide advice and data to assist it in developing compensation programs that are competitive with other similarly-situated cable/media companies and which reinforce the Company's objective of aligning executive compensation with the interests of the Company's stockholders.


     Base Salary. Base salary for executive officers is generally targeted at or below the median for executives with comparable qualifications, experience and responsibilities at other companies in the cable/media industry. In the aggregate, executive salaries are consistent with this philosophy. Base salary levels are also based on the employees' relative levels of seniority and responsibility. Although the 1996 Plan permits cash bonuses and other performance based awards, the Company does not usually pay cash bonuses to its senior executives.


     During 1992, TCIC undertook a review of the compensation paid to its key employees and retained independent consultants to advise it in connection with setting base salaries. The Compensation Committee then established new salary levels for its executive officers below the median of the annual salaries and bonuses of officers in comparable positions and in media companies in the survey.


     In connection with this review, in late 1992, TCIC entered into employment agreements with six of its executive officers, including the Chief Executive Officer and three of the four other named executive officers. Certain of the Company's employment agreements with executives (not including any of the named executives) required minimum automatic increases of $25,000 per year in base salary. Four of the agreements, including the Chief Executive Officer's agreement, established a minimum annual salary and provided that any increases would be in the discretion of the Board of Directors. Except as discussed below with respect to the fourth quarter 1996 salary reductions, the executive officers generally have been paid in accordance with the salary levels set in 1992 or pursuant to their employment agreements, with modest increases in the cash compensation paid to the Company's executives in 1995 and 1996. Certain terms of the employment agreements of certain named executive officers are described under "Executive Compensation -- Employment Contracts and Termination of Employment and Change of Control Arrangements." The employment agreements do not provide for an automatic increase in salary for any named executive officer.


     In the fourth quarter of 1996, the Company began instituting cost containment measures as a response to the Company's third quarter financial results. As part of this cost containment effort, management of the Company imposed a salary freeze for many employees of the Company who earned over $100,000 per year in base salary. In addition, for certain more highly compensated employees, including certain of the named executive officers, the Company instituted salary reductions ranging from 5% to 20%. In connection with such reductions, Messrs. Malone and Clouston each became subject to a voluntary 20% reduction in base salary.

     Management anticipated at the time of the implementation of the freezes and reductions that such measures would stay in place until certain financial goals of the Company had been met. Management has lifted the reductions and freezes for certain lower-compensated employees as of the second quarter of 1997. Such measures continue in effect for Messrs. Malone and Clouston.

     Equity-Based Incentives. In order to make the overall compensation packages of the Company's executives and other key employees competitive with other companies in the cable/media industry, the Compensation Committee has emphasized equity-based incentives rather than salary and bonuses. The Compensation Committee believes that reliance upon such incentives is advantageous to the Company because they foster a long-term commitment by the recipient to the Company and motivate the employees to seek to improve the long-term market performance of the Company's stock.

     During 1995, the Company undertook a review of the compensation paid to its key employees and retained independent consultants to advise it in connection with making grants of long-term equity based compensation awards. The consultants provided the Compensation Committee with a survey of the compensation packages of the chief executive officers and certain other senior officers at 13 companies in the cable/media industry. The Compensation Committee then evaluated the surveys and granted awards to the Company's executive officers at a level below the median of the awards given to officers in comparable positions in the cable/media companies included in the survey. Due to the long-term focus of equity based awards, the Compensation Committee determined that it was in the best interest of the Company to evaluate such awards every few years rather than evaluate and grant such awards on an annual basis.

     In 1996, the Company reviewed the long-term, equity based compensation of certain of its senior officers who were charged with managing certain of the Company's strategic business units. The Company determined that grants of stock options in the stock of the companies which owned these business units was in the long-term best interests of the Company. As a result, the Company granted the stock options described above in "Executive Compensation". The Company determined that such awards were consistent with its philosophy of providing equity-based, long-term incentives to senior management for the purposes of retaining talented management, and for the purpose of aligning management's financial interest with stockholders.


     Deductibility of Executive Compensation. Section 162(m) of the Code and the U.S. Treasury regulations relating thereto restrict publicly traded companies from claiming or receiving a tax deduction on compensation paid to an executive officer in excess of $1 million, unless such compensation is performance based. As such, many companies with executive pay levels exceeding the $1 million limit have revised or amended current compensation programs to qualify the payments thereunder for deductibility. The Compensation Committee has taken no action with respect to the Company's executive compensation plans that were in effect at the time of the adoption of Section 162(m) in 1994 and has not conformed the 1995 Plan to such requirements. The 1996 Plan has been conformed to the requirements of Section 162(m) to the extent that the Compensation Committee has discretionary authority under the 1996 Plan to grant awards which conform to the requirements of Section 162(m).


                                          COMPENSATION COMMITTEE


                                          Kim Magness
                                          Paul A. Gould
                                          John W. Gallivan

STOCK PERFORMANCE GRAPHS

     On August 3, 1995, TCI amended its Restated Certificate of Incorporation to, among other things, (i) redesignate its TCI Class A Common Stock as Series A TCI Group Common Stock and TCI's Class B Common Stock as Series B TCI Group Common Stock and (ii) authorize the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock. Thereafter, TCI distributed to the holders of TCI common stock one-fourth of a share of the corresponding series of Liberty Media Group Common Stock in respect of each share of TCI Group Common Stock held of record as of August 4, 1995, the record date for such distribution.


     The following graphs compare (i) the yearly percentage change in the cumulative total stockholder return on the Class A Common Stock of TCI (and its predecessor TCIC) from December 31, 1990 to August 9, 1995 (the date the Series A TCI Group Common Stock and the Series A Liberty Media Group Common Stock commenced trading on the Nasdaq National Market), (ii) the percentage change in the cumulative total stockholder return on the Series A TCI Group Common Stock from August 9, 1995 to December 31, 1996, and (iii) the percentage change in the cumulative total stockholder return on the Series A Liberty Media Group Common Stock from August 9, 1995 to December 31, 1996. The Class A Common Stock and the Series A TCI Group Common Stock graphs are compared for each time period with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group of six companies engaged in the cable television industry (including the Company): Cablevision Systems Corp., Jones Intercable, Inc., TCA Cable TV, Inc., Comcast Corporation and Time Warner, Inc. The Series A Liberty Media Group Common Stock graph is compared for the time period with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group of five companies engaged in the cable television and television programming industry (including the Company): Cablevision Systems Corp., Time Warner, Inc., Turner Broadcasting System, Inc., and Viacom Inc.


     The comparisons assume $100 was invested at the beginning of each time period and assume the reinvestment of dividends.


                          TOTAL RETURN TO STOCKHOLDERS
                              CLASS A COMMON STOCK



                      DECEMBER 31, 1990 -- AUGUST 9, 1995



                                                 INDEXED    RETURNS
                                                  YEARS     ENDING
                           DEC 90     DEC 91     DEC 92     DEC 93     DEC 94     8/9/95
                           ------     ------     -------    -------    ------     -------
S&P 500 INDEX              100        130.47     140.41     154.56     156.60     194.53
TELE-COMMUNICATIONS, INC.  100        232.68     290.85     414.04     297.70     444.85
PEER GROUP                 100        116.21     149.02     238.28     182.20     227.06

                          TOTAL RETURN TO STOCKHOLDERS
                        SERIES A TCI GROUP COMMON STOCK



                      AUGUST 9, 1995 -- DECEMBER 31, 1996



                                   [GRAPH]



        MEASUREMENT PERIOD                                                    TELE-COMM
      (FISCAL YEAR COVERED)           S&P 500 INDEX          PEER          TCI GRP -SER A
9/8/95                                            100                100                100
12/95                                          111.37              89.69              76.26
12/96                                          136.94              86.97              54.77



                          TOTAL RETURN TO STOCKHOLDERS
                          SERIES A LIBERTY MEDIA GROUP
                                  COMMON STOCK



                      AUGUST 9, 1995 -- DECEMBER 31, 1996



                                   [GRAPH]



                                                                              TELE-COMM
        MEASUREMENT PERIOD                                                  LBRTY MDIA -
      (FISCAL YEAR COVERED)           S&P 500 INDEX       PEER GROUP            SER A
9/8/95                                            100                100                100
12/95                                          111.37              95.60             109.14
12/96                                          136.94              80.73             115.99

COMPENSATION OF DIRECTORS


     The standard arrangement by which TCI's directors are compensated for all services (including any amounts payable for committee participation or special assignments) as a director is as follows: each director receives a fee of $500 plus travel expenses for attendance at each meeting of the Board of Directors and each director who is not a full-time employee of TCI receives additional compensation of $30,000 per year. In addition, the Company's stockholders approved an option plan for its directors (the "Director Stock Option Plan") and in connection with such approval, approved the grant effective as of November 16, 1994, to each person who as of such date was a member of the Board of Directors and was not an employee of the Company or any of its subsidiaries, of options to purchase 50,000 shares of Series A TCI Group Common Stock and 12,500 shares of Series A Liberty Media Group Common Stock. Such options have a purchase price of $16.50 per share and $22.00 per share, respectively, and vest and become exercisable over a five-year period, commencing on November 16, 1995, and will expire on November 16, 2004. Each person who becomes a director of the Company and is not an employee of the Company or any of its subsidiaries will be automatically granted similar options upon such person's becoming a director. Additionally, each person who is an employee and director of the Company who ceases to be an employee but remains a director will be automatically granted similar options upon such event. The exercise price of each such subsequently granted option will be equal to the fair market value of the Series A TCI Group Common Stock or Series A Liberty Media Group Common Stock, as applicable, on the date the option is granted. In general, such fair market value will be 95% of the last sale price for the shares of the Series A TCI Group Common Stock or Series A Liberty Media Group Common Stock, as applicable, as reported on The Nasdaq Stock Market on the date of the grant, with the price resulting from such percentage rounded down to the nearest quarter dollar.


     The Company has a deferred compensation plan for all non-employee directors. Each director may elect to defer receipt of all, but not less than all, of the annual compensation (excluding meeting fees and reimbursable expenses) payable to the director for serving on the Company's Board of Directors for each calendar year for which such deferral is elected. An election to defer may be made as to the compensation payable for a single calendar year or period of years. Any compensation deferred shall be credited to the director's account on the last day of the quarter for which compensation has accrued. Such deferred compensation bears interest from the date credited to the date of payment at a rate of 8% per annum in 1993 and 120% of the applicable federal long-term rate thereafter, compounded annually.

     A director may elect payment of deferred compensation to be made at a specified year in the future or upon termination of the director's service as director of the Company. Each director may elect payment in a lump sum, three substantially equal consecutive annual installments or five substantially equal consecutive annual installments. In the event that a director dies prior to payment of all the amounts payable pursuant to the plan, any amounts remaining in the director's deferred compensation account, together with accrued interest thereon, shall be paid to the director's designated beneficiary.

     There are no other arrangements whereby any of TCI's directors received compensation for services as a director during 1996 in addition to or in lieu of that specified by the aforedescribed standard arrangement.

BOARD MEETINGS

     During 1996, there were five meetings of the full Board of Directors of TCI. No director attended fewer than 75% of the meetings of the Board of Directors or of any committee of which he is a member.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Executive Committee, an Audit Committee and a Compensation Committee. There is no standing nomination committee of the Company's Board of Directors.

     The members of the Executive Committee are John C. Malone, Paul A. Gould and John W. Gallivan. The Executive Committee exercises all of the powers and authority of the Board of Directors between meetings of the entire Board, other than such powers and authority as the Delaware General Corporation Law specifically prohibits an executive committee from performing. The Executive Committee of TCI held no formal meetings during 1996, but actions were taken by written consent.

     The members of the Audit Committee are John W. Gallivan, Robert A. Naify and Paul A. Gould. The duties of the Audit Committee are to review and monitor the Company's financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by the Company's independent auditors and by its internal auditing staff and make such recommendations to the Board as may seem appropriate to the Committee to assure that the interests of the Company are adequately protected and to review all related party transactions and potential conflict-of-interest situations. The Audit Committee of TCI held one meeting during 1996.


     The members of the Compensation Committee are John W. Gallivan, Paul A. Gould and Kim Magness. The functions of the Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of the executive officers of the Company, to consider and make recommendations to the Board of Directors concerning existing and proposed employment agreements between the Company and its executive officers and to administer the 1994 Plan, the 1995 Plan and the 1996 Plan. The Compensation Committee of TCI held no meetings during 1996.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Transactions with Management and Others. Pursuant to a Restricted Stock Award Agreement dated December 10, 1992, the Company transferred to Mr. Fisher, a director and until January 1, 1996, an officer of the Company, 124.03 shares (having a liquidation value of $4 million) of WestMarc Preferred Stock owned by the Company, subject to forfeiture in the event of certain circumstances from the date of grant through February 1, 2002, with the number of shares subject to forfeiture decreasing by 10% on February 1 of each year. Upon Mr. Fisher's resignation as an officer of the Company effective January 1, 1996, he acquired vested title to 37.209 of such shares of WestMarc Preferred Stock and forfeited the balance of such shares. As described below, effective as of January 31, 1996, the 37.209 vested shares of WestMarc Series C Cumulative Compounding Preferred Stock owned by Mr. Fisher were used by one of his affiliates as the consideration for the purchase of certain partnership interests held by subsidiaries of the Company.


     In 1989, ECP Holdings, Inc., a subsidiary of the Company ("ECP"), and Halcyon Communications, Inc., an Oklahoma corporation which is not an affiliate of the Company ("HCI"), formed Halcyon Communications Partners, an Oklahoma general partnership ("HCP"), for the purpose of acquiring, owning and operating cable television systems. In 1994, HCI and American Televenture of Minersville, Inc., a subsidiary of the Company ("ATM"), as general partners, and three other subsidiaries of the Company, TCI Cablevision of Nevada, Inc. ("TCINV"), TEMPO Cable, Inc. ("Tempo Cable"), and TCI Cablevision of Utah, Inc. ("TCIU") as limited partners, formed Halcyon Communications Limited Partnership, an Oklahoma limited partnership ("HCLP"), for the purpose of acquiring, owning and operating certain other cable television systems. Effective as of January 31, 1996, Fisher Communication Associates, L.L.C., a Colorado limited liability company ("Fisher Communications") controlled by Mr. Donne F. Fisher, a director (and until January 1, 1996, an executive officer) of the Company purchased one-third of ECP's partnership interest in HCP and one third of the partnership interest of each of ATM, TCINV, TCIU and Tempo Cable in HCLP, a ten-year option to purchase the interest in HCP and ten-year options to purchase the balance of the partnership interest in HCLP of each of ATM, TCINV, TCIU and Tempo Cable. The purchase price for each such partnership interest purchased by Fisher Communications consisted of shares of WestMarc Preferred Stock. The purchase price for each such option acquired by Fisher Communications was $100 in cash, and each such option is exercisable for cash in a specified amount. The number of shares of WestMarc Preferred Stock delivered to each of the Company's subsidiaries named above as consideration for one-third of its partnership interest in HCP or HCLP, and the cash exercise price which Fisher Communications would be required to pay in order to exercise the options granted by those subsidiaries, are as follows:


                                                        NUMBER OF SHARES
                                                          OF WESTMARC        CASH EXERCISE
                                                        PREFERRED STOCK     PRICE OF OPTION
                                                        ----------------    ---------------
ECP...................................................      14.8836           $1,200,000
ATM...................................................       0.5224               42,120
TCINV.................................................       2.8911              233,100
TCIU..................................................       4.3557              351,180
Tempo Cable...........................................      14.5562            1,173,600
                                                            -------           ----------
                                                            37.2090           $3,000,000
                                                            =======           ==========


     The WestMarc Preferred Stock is not publicly traded. The dividend, liquidation, and redemption features of the WestMarc Preferred Stock are determined by reference to "Liquidation Price," which is determined, per share, as the sum of (i) $32,250 plus (ii) an amount equal to all dividends which accrued during any quarterly dividend period and were not paid in full at the end of that period or subsequently.


     The Company has entered into an agreement in principle (a) to acquire (i) from InterMedia CM -- LP ("Old ICM I") a 1.103% limited partner interest (the "IP I Interest") in InterMedia Partners, a California limited partnership ("IP I"), which the Company will contribute immediately after such acquisition to InterMedia Capital Management, L.P. ("New ICM I") for a 99.998% limited partner interest in New ICM I, (ii) a .001% general partner interest (which will convert to a limited partner interest) in New ICM I, and (iii) a 75% limited partner interest in Old ICM I (each of Old ICM I and New ICM I will hold, directly or indirectly, partner interests in IP I) (collectively, the "ICM I Transaction"),
(b) to acquire all of the partner interests (other than a .001% general partner and a .001% special limited partner interest) in InterMedia Capital Management III, L.P. ("ICM III") (the "ICM III Transaction") and (c) to acquire all of the partner interests (other than a .002% general partner and a .001% special limited partner interest) in InterMedia Capital Management IV, L.P. ("ICM IV") (the "ICM IV Transaction"), for total consideration of 2,545,455 shares (the "TCI Shares") of the Company's Series B TCI Group Common Stock and an aggregate amount of $21,300,000 in cash and assumption of certain liabilities (subject to certain adjustments). Each of the entities in which the Company will acquire an interest in the foregoing transactions has an indirect interest in cable television operations. On June 10, 1997 (the "Phase I Closing Date"), the Company entered into definitive Partnership Interest Purchase Agreements with respect to the ICM I Transaction and the ICM III Transaction and a partial closing of the ICM I Transaction and the ICM III Transaction occurred pursuant to which the Company acquired (i) the IP I Interest which the Company immediately contributed to New ICM I for a 99.998% limited partner interest in New ICM I, (ii) a 75% limited partner interest in Old ICM I and (iii) a 99.998% limited partner interest in ICM III in exchange for total consideration of 139,513 shares of the Company's Series B TCI Group Common Stock, $5,443,024 in cash, and assumption of $405,000 of current liabilities of Old ICM I that were paid by the Company on the Phase I Closing Date. The partner interests in ICM IV to be acquired by the Company were acquired by the sellers of such interests in January and July 1996 for $21,750. The other interests to be acquired by the Company were acquired by the sellers of those interests before April 1995. Mr. Hindery, an executive officer of the Company, was the beneficial owner of a 66.3% interest in Old ICM I (which was increased to a 99.999% interest in connection with the Phase I Closing as a result of a non pro rata redemption of the partner interests of all partners in Old ICM I other than Mr. Hindery and InterMedia Management, Inc.) and a 94.0% interest in ICM III, and is the beneficial owner of a 80.9% interest in ICM IV, and Mr. Fisher, a director of the Company, is the beneficial owner of a 1.6% interest in ICM IV. The Company also has agreed in principle that if InterMedia Partners VI, L.P. ("IP VI") is formed and fully funded on terms and conditions agreed by the Company (the "IP VI Effective Date"), the Company will acquire all of the partner interests (other than a .001% general partner interest) of InterMedia Capital Management VI, L.P. ("ICM VI") in exchange for a number of shares of Series B Liberty Media Group Common Stock (the "Contingent TCI Shares") determined by dividing $5,000,000 by the average of the closing prices of the corresponding Series A Liberty Media Group Common Stock for the 20 trading days preceding the IP VI Effective Date and $1,000,000 in cash (the "ICM

VI Transaction" and, together with the ICM I Transaction, the ICM III Transaction and the ICM IV Transaction, the "InterMedia Transactions"). Mr. Hindery is the beneficial owner of 100% of ICM VI and acquired his interest in ICM VI in July of 1996 for $10,000. Mr. Fisher will be entitled to a consulting fee in the approximate amount of $400,000 in cash and 31,030 shares of Series B TCI Group Common Stock upon completion of the ICM IV Transaction. Mr. Peter Kern, son of Mr. Jerome H. Kern, a director of the Company, will be entitled to an advisory fee in the amount of 36,364 shares of Series B TCI Group Common Stock in connection with the InterMedia Transactions, 6,017 shares of which were paid on the Phase I Closing Date and the balance of which will be paid on the closing of the ICM IV Transactions. These fees will be paid by the entities receiving payments from the Company in the InterMedia Transactions. It is anticipated that the portion of the ICM I Transaction and the portion of ICM III Transaction not completed as part of the Phase I Closing and the ICM IV Transaction will be consummated in the third or fourth quarter of 1997. Upon completion of the InterMedia Transactions, the general partner interests in New ICM I, ICM III, ICM IV and ICM VI will each be held by an entity all of the beneficial interests in which are owned, directly or indirectly, by Robert J. Lewis. Mr. Hindery will continue to hold a 24.999% general partner interest and Mr. Lewis indirectly will hold a .001% general partner interest in Old ICM I. Mr. Lewis is an experienced cable executive who was an officer of a subsidiary of the Company from May 1987 through April 1993.



     Dr. Malone, an executive officer and director of the Company, will have the power to direct the voting of the TCI Shares and, if they are issued, the Contingent TCI Shares pursuant to a voting agreement, and Dr. Malone also will have a right of first refusal with respect to any proposed transfer of the TCI Shares and, if they are issued, the Contingent TCI Shares. That right of first refusal may be exercised by Dr. Malone either by the payment of cash or, subject to certain exceptions, by exchanging shares of Series A TCI Group Common Stock for the TCI Shares and Series A Liberty Media Group Common Stock for the Contingent TCI Shares to be acquired by him. If not exercised by Dr. Malone, the right of first refusal may be exercised by the Company.



     Completion of the InterMedia Transactions is subject to various conditions, including execution of definitive agreements and receipt of consents from governmental authorities and other third parties.



     The interests of Messrs. Hindery, Fisher and Malone in the InterMedia Transactions were disclosed to the Company's Board of Directors which approved the InterMedia Transactions pursuant to a vote in which Messrs. Fisher, Kern and Malone abstained from voting.


     On April 1, 1996, Dr. Malone sold 450,000 shares of TINTA Series A Stock to the Company for a total purchase price of $9,787,500. Such shares were owned of record and beneficially by Dr. Malone. Dr. Malone purchased the shares of TINTA Series A Stock in the initial public offering of the TINTA Series A Stock at a price of $16.00 per share. Dr. Malone sold such shares to the Company at a price of $21.75 per share, the market price for the TINTA Series A Stock as of the close of business on April 1, 1996.


     On June 16, 1997, the Company and Dr. Malone entered into the TCI-Estates Agreement and on July 23, 1997, they entered into the TCI-KT Agreement, in consideration of Dr. Malone's agreeing to forgo exercising his rights under the 1988 Agreement in connection with the Estate Swap and under both the 1988 Agreement and the agreement entered into on April 18, 1997 in connection with the Kearns-Tribune Merger. On July 24, 1997, Dr. Malone acquired 7,296,324 shares of Series B TCI Group Common Stock and 2,278,125 shares of Series B Liberty Media Group Common Stock in exchange for a like number of shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock held by Dr. Malone. Under the TCI-Estates Agreement and the TCI-KT Agreement, Dr. Malone has the right to acquire an additional 32,362,040 shares of Series B TCI Group Common Stock in the aggregate, for cash or shares of Series A TCI Group Common Stock.


     Effective January 1, 1996, Mr. Fisher resigned as an executive officer of the Company and the Company and Mr. Fisher entered into a consulting agreement. During the term of the consulting agreement, which extends until January 1, 2006 unless sooner terminated as provided in the agreement, Mr. Fisher is obligated to provide consulting services for up to 70 hours per month and 700 hours during any period of twelve consecutive months as and if requested by the Company's chief executive officer. Whether or not his services are requested, Mr. Fisher will receive compensation as follows: (i) during the period from January 1, 1996 through December 31, 2000, inclusive, the rate of $475,000 per annum, increased annually by the amount of $25,000 per annum in each successive year of such period commencing January 1, 1997 and (ii) from and after January 1, 2001 through the balance of the term of such consulting agreement, the rate of $500,000 per annum. If he dies before the end of the term of his consulting services, the Company is required to pay his designated beneficiaries a lump sum equal to one year's compensation at the then-current rate. During the term of the agreement, Mr. Fisher will continue to be entitled to participate in, and to be accorded all rights and benefits under, all group insurance policies (including, but not limited to, all disability, life, health and medical insurance policies) maintained by the Company for the benefit of its employees. The consulting agreement also provides for Mr. Fisher's personal use of the Company's aircraft and flight crew, limited to an aggregate value of $35,000 per year.


     Under a prior employment agreement between Mr. Fisher and the Company, a portion of Mr. Fisher's salary was deferred, and the deferred amounts, plus interest at an annual rate of 13%, were to be paid to him in 240 monthly installments which would have commenced on the date of termination of his full-time employment with the Company. The consulting agreement provides for such payment to be made to Mr. Fisher in 240 monthly installments of $21,425.92 each, without interest, commencing on January 1, 2001, with any remaining payments due after Mr. Fisher's death being paid in a lump-sum to his designated beneficiaries. Similarly, Mr. Fisher's 1992 employment agreement with the Company provided for Mr. Fisher to receive, commencing on termination of his employment, 240 consecutive monthly salary continuation payments of $6,250, increased at the rate of 12% per annum, compounded annually from January 1, 1988 to the date of such termination. The consulting agreement provides that such salary continuation payments will be made in 240 consecutive monthly payments of $27,271.84 each, without interest, commencing on January 1, 2001, with any remaining payments due after Mr. Fisher's death being made to his designated beneficiaries.


     Mr. Fisher's consulting agreement provides that during its term, Mr. Fisher will not be connected in any manner specified in such agreement with any entity which competes in a material respect with the business of the Company; however, he may own securities of any corporation listed on a national securities exchange or quoted in The Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding.


     Effective March 11, 1995, Mr. Sparkman resigned as an executive officer of the Company and the Company and Mr. Sparkman entered into a consulting agreement. During the term of the consulting agreement, which extends until September 30, 2002 unless sooner terminated as provided in the agreement, Mr. Sparkman is required to provide consulting services for no more than 700 hours per year as and if requested by the Company's chief executive officer. Whether or not his services are requested, Mr. Sparkman will receive compensation as follows: (i) during the period from March 11, 1995 through December 31, 1997, a sum equal to the rate of $773,000 per annum and (ii) from and after January 1, 1998 throughout the balance of the term, the rate of $500,000 per annum. If he dies before the end of the term of his consulting services, the Company is required to pay his designated beneficiaries a lump sum equal to one year's compensation at the then-current rate. During the term of the agreement, Mr. Sparkman will continue to be entitled to participate in, and to be accorded all rights and benefits under, all group insurance policies (including, but not limited to, all disability, life, health and medical insurance policies) maintained by the Company for the benefit of its employees.


     Under a prior employment agreement between Mr. Sparkman and the Company, a portion of Mr. Sparkman's salary was deferred, and the deferred amounts, plus interest at an annual rate of 8%, were to be paid to him in 120 monthly installments which would have commenced on the date of termination of his full-time employment with the Company. The consulting agreement provides for such payment to be made to Mr. Sparkman in 120 monthly installments of $7,294.32 each, without interest, commencing on January 1, 1998, with any remaining payments due after Mr. Sparkman's death being paid in a lump-sum to his designated beneficiaries. Under Mr. Sparkman's 1993 employment agreement with the Company, a portion of Mr. Sparkman's salary was deferred, and the deferred amounts, plus interest at an annual rate of 13%, were to be paid to him in 240 monthly installments which would have commenced on the date of termination of his full-time employment with the Company. The consulting agreement provides for such payment to be made to Mr. Sparkman in 240 monthly payments of $15,116.03 each, without interest, commencing on January 1, 1998, with any remaining payments due after Mr. Sparkman's death being paid in a lump-sum to his designated beneficiaries. Similarly, Mr. Sparkman's 1993 employment agreement with the Company provided for Mr. Sparkman to receive, commencing on termination of his employment, 240 consecutive monthly salary continuation payments of $6,250, increased at the rate of 12% per annum, compounded annually from January 1, 1988 to the date of such termination. The consulting agreement provides that such salary continuation payments will be made in 240 consecutive monthly payments of $19,411.55 each, without interest, commencing on January 1, 1998, with any remaining payments due after Mr. Sparkman's death being made to his designated beneficiaries.


     Mr. Sparkman's consulting agreement provides that during its term, Mr. Sparkman will not be connected in any manner specified in such agreement with any entity which competes in a material respect with the business of the Company; however, he may own securities of any corporation listed on a national securities exchange or quoted in The Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding.



     The Company entered into an employment agreement with Tony Coelho, which was effective as of October 1, 1995, with respect to the terms of Mr. Coelho's employment as the Chairman of the Board and Chief Executive Officer of the education business which is now conducted by ETC. The employment agreement runs through September 30, 2000. Under the terms of the employment agreement, Mr. Coelho is entitled to an annual base salary of not less than $400,000 as well as benefits commensurate with similarly situated executives of the Company. In the event that Mr. Coelho's employment is terminated by the Company other than as a result of death or for cause (as defined in the employment agreement), Mr. Coelho will be entitled to receive all remaining compensation to which he would have been entitled through the term of his employment agreement. In connection with his employment, Mr. Coelho was granted options to acquire 100,000 shares of Series A TCI Group Common Stock at an exercise price of $14.62 per share and 10,000 shares of SATCo Series A Stock at an exercise price of $23.76 per share subject to customary terms and was granted 1,500 shares of common stock of ETC (which at the time of such grant represented 15% of the common equity outstanding of ETC) at a price of $0.10 per share. Under certain circumstances, Mr. Coelho will be entitled to increase his percentage ownership in ETC to up to 20%. The terms of the agreements under which Mr. Coelho will acquire such additional equity interest in ETC will, among other rights, afford him the right at any time after September 30, 2000 to require the Company to purchase his equity interest at fair market value and require the Company to purchase his entire equity interest at fair market value on September 30, 2001.



     The Company and Mr. Brendan Clouston have entered into a letter agreement, as amended (the "Agreement"). Mr. Clouston has notified the Company that a financial institution may lend him certain amounts of money (the "Loan"), which Loan may be secured in whole or in part, by the Agreement. Pursuant to the Agreement, TCI agrees to purchase from Mr. Clouston, at his request or by the request of such financial institution upon a default as provided under the relevant agreements evidencing the Loan, all, but not less than all of Mr. Clouston's grants of options and restricted stock awards as of April 7, 1997 (the "Grants") (as described under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "Executive Compensation -- Option/SAR Grants Table of TCI") at a price of $10 million. The $10 million purchase price shall decrease upon the exercise of any options and the vesting of any restricted stock awards included in the Grants, by the amount of the difference between the exercise price and the fair market value of the exercised options at the respective time of such exercise and by the fair market value of any of the restricted stock awards that vest at the time of such vesting. Additionally, Mr. Clouston will apply an amount equal to such reduction in the purchase price, less only applicable taxes, to prepay the Loan. The Agreement expires on March 31, 2002.



     On July 23, 1997 the Board of Directors approved the grant to Jerome H. Kern, a director of the Company, of options to acquire 1,500,000 shares of Series A TCI Group Common Stock at an exercise price of $14.625 per share, and 562,500 shares of Series A Liberty Media Group Common Stock at an exercise price of $22.25 per share, and a restricted stock award of 200,000 shares of Series A TCI Group Common Stock.



     The Company believes that the foregoing business dealings with management during 1996 and 1997 were based upon terms no less advantageous to the Company than those which would be available in dealing with unaffiliated persons.



     Certain Business Relationships. Jerome H. Kern, a director of TCI, is special counsel with the law firm of Baker & Botts, L.L.P., the principal outside counsel for TCI. Fees paid to Baker & Botts, L.L.P. by TCI and consolidated subsidiaries were approximately $11 million for the 1996 fiscal year.


     John Malone is currently the Chief Executive Officer, Chairman of the Board and a director of TCI and is also the Chairman of the Board and a director of Satellite. Dr. Malone is also a principal stockholder of both TCI and Satellite.


     Since the consummation of the Satellite Distribution, Satellite and TCI have operated independently, and neither has any stock ownership, beneficial or otherwise, in the other. However, for the purposes of governing certain of the ongoing relationships between Satellite and TCI after the Satellite Distribution, and to provide mechanisms for an orderly transition, Satellite and TCI entered into various agreements prior to the Satellite Distribution which are described below. In addition, TCIC continued to provide installation, maintenance, retrieval and other customer fulfillment services for certain customers of Satellite, pursuant to the "Fulfillment Agreement," and entered into the "TCIC Credit Facility" with Satellite, both of which are described below.



     Reorganization Agreement. On the date the Satellite Distribution was consummated (the "Distribution Date"), TCI, TCIC and a number of other TCI subsidiaries, including Satellite, entered into the Reorganization Agreement, which provided for, among other things, the principal corporate transactions required to effect the Satellite Distribution, the conditions thereto and certain provisions governing the relationship between Satellite and TCI with respect to and resulting from the Satellite Distribution.



     Certain of Satellite's assets relating to the digital satellite business were historically owned by subsidiaries of TCI other than Satellite and its predecessors. These assets include the capital stock of Tempo Satellite, Inc. ("Tempo") and the 20.86% partnership interests in PRIMESTAR Partners, L.P. ("PRIMESTAR Partners"). The Reorganization Agreement provided for, among other things, the transfer of these assets to Satellite and for the assumption by Satellite of related liabilities. No consideration was payable by Satellite for these transfers, except that two subsidiaries of Satellite purchased TCI's partnership interests in PRIMESTAR Partners for consideration payable by delivery of promissory notes issued by such subsidiaries (the "K-1 Notes"), which promissory notes were assumed by TCI on the Distribution Date in the form of a capital contribution to Satellite. The Reorganization Agreement also provides for certain cross-indemnities designed to make Satellite financially responsible for all liabilities relating to the digital satellite business prior to the Satellite Distribution, as well as for all liabilities incurred by Satellite after the Satellite Distribution, and makes TCI financially responsible for all potential liabilities of Satellite which are not related to the digital satellite business, including, for example, liabilities arising as a result of Satellite's having been a subsidiary of TCI. The Reorganization Agreement further provided for each of Satellite and TCI to preserve the confidentiality of all confidential or proprietary information of the other party, for five years following the Satellite Distribution, subject to customary exceptions, including disclosures required by law, court order or government regulation.



     Pursuant to the Reorganization Agreement, on the Distribution Date, Satellite issued to TCIC a note in the principal amount of $250,000,000 (the "Satellite Note") representing a portion of Satellite's intercompany balance owed to TCIC on such date. See "TCIC Credit Facility" below. Pursuant to the Reorganization Agreement, the remainder of Satellite's intercompany balance owed to TCIC on the Distribution Date (other than certain advances to Satellite made by TCIC in 1996 to fund certain construction and related costs associated with certain satellites ("SATCo Satellites"), as described below under "Reimbursement of Certain Satellite Expenses"), and the indebtedness represented by the K-1 Notes were assumed by TCI in the form of (i) a $100 million capital contribution to Satellite, (ii) consideration for Satellite's assumption of TCI's obligations under options granted to Brendan R. Clouston, Larry E. Romrell and another employee of TCI to purchase shares of SATCo Series A Stock representing 1.0%, 1.0% and 0.5%, respectively, of the shares of Satellite common stock issued and outstanding on the Distribution Date, determined immediately after giving effect to the Satellite Distribution but before giving effect to the issuance of the shares of SATCo Series A Stock issuable upon exercise of such options, and (iii) consideration for Satellite's grant of an option to TCI to purchase up to 4,765,000 shares of SATCo Series A Stock (as such number may be adjusted to reflect stock dividends, stock splits and the like), for a purchase price equal to the par value of such shares, as necessary to satisfy TCI's obligations to deliver shares of SATCo Series A Stock upon conversion of certain convertible securities of TCI as a result of the Satellite Distribution. See "Other Arrangements" below.



     Transition Services Agreement. Pursuant to the Transition Services Agreement between TCI and Satellite, TCI is obligated to provide to Satellite certain services and other benefits, including certain administrative and other services that were provided by TCI prior to the Satellite Distribution. Such services include (i) tax reporting, financial reporting, payroll, employee benefit administration, workers' compensation administration, telephone, fleet management, package delivery, management information systems, billing, lock box, remittance processing and risk management services, (ii) other services typically performed by TCI's accounting, finance, treasury, corporate, legal, tax, benefits, insurance, facilities, purchasing, fleet management and advanced information technology department personnel, (iii) use of telecommunications and data facilities and of systems and software developed, acquired or licensed by TCI from time to time for financial forecasting, budgeting and similar purposes, including without limitation any such software for use on personal computers, in any case to the extent available under copyright law or any applicable third-party contract, (iv) technology support and consulting services, and (v) such other management, supervisory, strategic planning or other services as Satellite and TCI may from time to time mutually determine to be necessary or desirable.


     Pursuant to the Transition Services Agreement, TCI has also agreed to provide Satellite with certain most-favored-customer rights to programming services that TCI or a wholly owned subsidiary of TCI may own in the future and access to any volume discounts that may be available to TCI for purchase of home satellite dishes, satellite receivers and other equipment.


     As compensation for services rendered to Satellite and for the benefits made available to Satellite pursuant to the Transition Services Agreement, Satellite is required to pay TCI a fee of $1.50 per qualified subscribing household or other residential or commercial unit (counted as one subscriber regardless of the number of satellite receivers) per month, commencing with the Distribution Date, up to a maximum of $3 million per month, and reimburse TCI quarterly for direct, out-of-pocket expenses incurred by TCI to third parties in providing the services.



     The Transition Services Agreement continues in effect until the close of business on December 31, 1999 and will be renewed automatically for successive one-year periods thereafter, unless earlier terminated by (i) either party at the end of the initial term or the then current renewal term, as applicable, on not less than 180 days' prior written notice to the other party, (ii) TCI upon written notice to Satellite following certain changes in control of Satellite, and (iii) either party if the other party is the subject of certain bankruptcy or insolvency-related events. During the period commencing with the Distribution Date and ending on December 31, 1996, Satellite paid $763,000 to TCIC pursuant to the Transition Services Agreement.



     Tax Sharing Agreement. Through the Distribution Date, Satellite's results of operations were included in TCI's consolidated U.S. federal income tax returns, in accordance with the then existing tax sharing arrangements among TCI and its consolidated subsidiaries. Pursuant to an amended tax sharing agreement entered into prior to the Distribution Date and effective as of July 1, 1995, Satellite is responsible to TCI for its share of current consolidated income tax liabilities through the Distribution Date; TCI is responsible to the extent that Satellite's income tax attributes generated after the effective date and through the Distribution Date are utilized by TCI to reduce its consolidated income tax liabilities.



     Indemnification Agreements. On the Distribution Date, Satellite entered into the Indemnification Agreements with TCIC and TCI UA 1. The Indemnification Agreement with TCIC provides for Satellite to reimburse TCIC for any amounts drawn under an irrevocable transferable letter of credit issued by The Bank of New York for the account of TCIC to support Satellite's share of PRIMESTAR Partners' obligations under the Amended and Restated Memorandum of Agreement between PRIMESTAR Partners and GE American Communications, Inc. ("GE Americom"), with respect to PRIMESTAR Partners' use of transponders on the GE Americom medium power satellite that was launched on January 30, 1997, and which was declared commercially operational on March 6, 1997 ("GE-2"). At December 31, 1996, the drawable amount of such letter of credit was $25,000,000.


     The Indemnification Agreement with TCI UA 1 provides for Satellite to reimburse TCI UA 1 for any amounts drawn under the TCI UA I Letter of Credit, which supports the PRIMESTAR Credit Facility that was obtained by PRIMESTAR Partners to finance advances to Tempo for payments due in respect of the construction of SATCo Satellites and that is supported by letters of credit arranged for by affiliates of the partners of the PRIMESTAR Partners (other than G.E. Americom Services, Inc.). The amount of the TCI UA I Letter of Credit was $141,250,000 at December 31, 1996.



     The Indemnification Agreements further provide for Satellite to indemnify and hold harmless TCIC and TCI UA 1 and certain related persons from and against any losses, claims and liabilities arising out of the respective letters of credit or any drawings thereunder. The payment obligations of Satellite to TCIC and TCI UA 1 under such Indemnification Agreements are subordinated in right of payment with respect to certain future obligations of Satellite to financial institutions. During the year ended December 31, 1996, the aggregate amount paid by Satellite to TCI under the Indemnification Agreements was $1,623,000. Such amount represents the aggregate fees incurred by TCI with respect to the TCI UA 1 Letter of Credit from the Distribution Date through December 31, 1996.



     Trade Name and Service Mark License Agreement. Pursuant to the Trade Name and Service Mark License Agreement (the "License Agreement"), TCI granted to Satellite, for an initial term of three years following the Satellite Distribution, a non-exclusive non-assignable license to use certain trade names and service marks specifically identified in the License Agreement, including the mark "TCI" in the context of the digital satellite business. The License Agreement provides, among other things, that all advertising, promotion and use of certain of TCI's trade names and service marks by Satellite shall be consistent with TCI guidelines and standards, as well as subject to TCI approval in certain circumstances.


     Fulfillment Agreement. TCIC has historically provided Satellite with certain customer fulfillment services for PRIMESTAR customers enrolled by Satellite's direct sales force or the national call center maintained by Satellite for orders, information and customer service. Charges for such services have been allocated to Satellite by TCIC based on scheduled rates.


     Pursuant to the Fulfillment Agreement entered into by TCIC and Satellite, TCIC continues to provide fulfillment services to Satellite following the Satellite Distribution with respect to customers of the PRIMESTAR medium power service. Such services include installation, maintenance, retrieval, inventory management and other customer fulfillment services. The Fulfillment Agreement became effective on January 1, 1997. Among other matters, the Fulfillment Agreement (i) sets forth the responsibilities of TCIC with respect to fulfillment services, including performance standards, (ii) provides for TCIC's fulfillment sites to be connected to the billing and information systems used by Satellite, allowing for on-line scheduling and dispatch of installation and other service calls, and (iii) provides scheduled rates to be charged to Satellite for the various customer fulfillment services to be provided by TCIC. Satellite retains sole control under the Fulfillment Agreement to establish the retail prices and other terms and conditions on which installation and other services are provided to Satellite's customers. The Fulfillment Agreement also provides that, during the term of the Fulfillment Agreement, TCIC will not provide fulfillment services to any other Ku-band, Ka-band, direct broadcast satellite ("DBS"), broadcast satellite service, fixed satellite service, C-band, wireless or other similar or competitive provider or distributor of television programming services (other than traditional cable). The Fulfillment Agreement has an initial term of two years. The scheduled rates for the services to be provided by TCIC under the Fulfillment Agreement exceed the scheduled rates upon which charges historically have been allocated to Satellite for such services, reflecting in part the value to Satellite, as determined by Satellite's management, of the performance standards, exclusivity, termination right and certain other provisions included in the Fulfillment Agreement. The parties are currently negotiating an amendment to the Fulfillment Agreement that would change the termination date of the Fulfillment Agreement to December 31, 1997 and reduce certain of the scheduled rates for services provided by TCIC pursuant to the Fulfillment Agreement. There can be no assurance that the terms of the Fulfillment Agreement are not more or less favorable than those which could be obtained from unaffiliated third parties. During the year ended December 31, 1996, the aggregate amount paid by Satellite to TCIC for fulfillment services was $74,049,000 (including $6,432,000 paid subsequent to the Distribution Date).



     TCIC Credit Facility. In connection with the Satellite Distribution, Satellite and TCIC entered into the TCIC Credit Facility to provide for the terms of the Satellite Note and to provide for a revolving credit facility (the "TCIC Revolving Loans"). The TCIC Credit Facility required Satellite to use its best efforts to obtain external debt or equity financing after the Distribution Date and provided for mandatory prepayment of the TCIC Revolving Loans and the Satellite Note from the proceeds thereof. The initial borrowings under the Bank Credit Facility were used to repay the Satellite Note in full. In connection with the February 1997 issuance of certain debt securities by Satellite and the March 1997 determination that GE-2 was commercially operational, borrowing availability pursuant to the TCIC Credit Facility was terminated.


     Borrowings under the TCIC Revolving Loans bore interest at 10% per annum, compounded semi-annually. Commitment fees equal to 3/8% of the average unborrowed availability under the TCIC Credit Facility were payable to TCIC annually. Commitment fees paid to TCIC during the year ended December 31, 1996 aggregated $141,000. From the Distribution date through December 31, 1996, the aggregate amount of interest paid by Satellite to TCIC pursuant to the TCIC Credit Facility was $1,946,000.


     Reimbursement of Certain Satellite Expenses. During 1996, TCIC made intercompany advances to Satellite to fund the majority of the construction and related costs associated with the SATCo Satellites. Prior to 1996, PRIMESTAR Partners had funded substantially all of the construction and related costs associated with the SATCo Satellites. In connection with the Satellite Distribution, a determination was made to provide that such 1996 advances from TCIC would be repaid by Satellite to TCIC (notwithstanding the Reorganization Agreement), to the extent (and only to the extent) that Tempo received corresponding advances from PRIMESTAR Partners.


     As a result of negotiations between Satellite and PRIMESTAR Partners, PRIMESTAR Partners advanced $73,786,000 to Tempo in December 1996 to reimburse Tempo for all the 1996 costs which previously had been funded by TCIC. Upon receipt, such advance was paid to TCIC by Tempo in repayment of such 1996 advance by TCIC.


     Other Arrangements. On the Distribution Date, TCI and Satellite entered into a certain Share Purchase Agreement, which obligates TCI and Satellite to sell to each other from time to time, at the then current market price, shares of Series A TCI Group Common Stock and SATCo Series A Stock, respectively, as necessary to satisfy their respective obligations under TCI Group Series A Options and SATCo Options held after the Distribution Date by their respective employees and non-employee directors.



     Beginning in March 1997, TCIC began providing Satellite with customer support services from its Boise, Idaho call center (the "Boise Call Center"). The Boise Call Center responds to calls that exceed the capacity of Satellite's National Call Center. Amounts charged by TCIC to Satellite for such services aggregated $2,273,000 during the six months ended June 30, 1997.



     Certain officers of Satellite who were officers or directors of TCI and/or TCIC prior to the Satellite Distribution received undertakings of indemnification from TCI and/or TCIC. Such undertakings survived the Satellite Distribution.


     NDTC, an indirect subsidiary of TCI, has obtained a nontransferable, nonexclusive license to use certain proprietary technology of Imedia Corporation currently under development ("Imedia Technology") to provide statistical multiplexing of digitally compressed video signals. Although there can be no assurance that the Imedia Technology will be successfully implemented, if successful, such technology would increase the number of digital program signals that could be transmitted simultaneously over a single satellite transponder, thus effectively increasing the digital compression ratio. NDTC has agreed that if, prior to September 1, 1997, Satellite engages NDTC to provide digitization, compression and uplinking services for any high power DBS system operated by Satellite, and NDTC is authorized to use Imedia Technology or other proprietary technologies to provide multiplexing of digitally compressed video signals for Satellite, NDTC shall provide such multiplexing services to Satellite for an agreed fee, based on NDTC's incremental costs and other factors. Satellite's rights to receive multiplexing services under its agreement with NDTC are assignable by Satellite to any affiliate of Satellite, including for this purpose PRIMESTAR Partners.


     Indebtedness of Management. On March 4, 1997, Dr. Malone received an advance from a wholly owned subsidiary of the Company in the amount of $5,787,505. On March 5, 1997, Dr. Malone received a second advance from a wholly owned subsidiary of the Company in the amount of $5,813,755. The terms of the advances were memorialized by a promissory note entered into by Dr. Malone. The interest rate on such loans is 1% over the one-month LIBOR rate compounded annually. As of April 1, 1997, $58,451 of interest was accrued on the note. Principal outstanding on the note is due March 31, 1999 and interest is payable annually on March 1 of each year. Dr. Malone used the proceeds of the advances to purchase shares of SATCo Series A Stock.


                              INDEPENDENT AUDITORS

     The firm of KPMG Peat Marwick LLP serves as the Company's independent certified public accountants. A partner of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make a statement if KPMG Peat Marwick LLP so desires and will be available to respond to appropriate questions.

                           INCORPORATION BY REFERENCE


     The following financial statements are hereby incorporated by reference to the Company's 1996 Annual Report to Stockholders: (i) the combined financial statements of the TCI Group as of December 31, 1996 and December 31, 1995, and for each of the years in the three-year period ended December 31, 1996, and (ii) the combined financial statements of the Liberty Media Group as of December 31, 1996 and December 31, 1995, and for each of the years in the three-year period ended December 31, 1996.



     All information appearing in this Proxy Statement is qualified in its entirety by the financial statements (including notes thereto) incorporated herein by reference.


                             AVAILABLE INFORMATION


     The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC:
500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.


                             STOCKHOLDERS PROPOSALS


     Proposals by stockholders for which consideration is desired at the 1998 annual meeting of stockholders must be received by the Company by April 29, 1998 in order to be considered for inclusion in proxy materials for the 1998 annual meeting.

                                                                         ANNEX I

                         INDEX OF CERTAIN DEFINED TERMS





                                                               PAGE ON WHICH
                                                              TERM IS DEFINED
                                                                  IN THE
                            TERM                              PROXY STATEMENT
                            ----                              ---------------
@Home.......................................................  25
@Home Cable Partners........................................  III-46
@Home IPO...................................................  III-45
@Home Principal Cable Stockholders..........................  III-46
@Home Principal Stockholders................................  III-51
@Home Stockholders Agreement................................  III-51
@Network....................................................  III-45
1988 Agreement..............................................  9
1992 Cable Act..............................................  III-42
1994 Plan...................................................  89
1995 Plan...................................................  89
1996 Act....................................................  III-28
1996 Plan...................................................  89
ABN.........................................................  III-7
Acclaim.....................................................  III-56
ADC.........................................................  III-9
Adjustable Options..........................................  II-A-30
Adjusted Liberty Media Group Outstanding Interest
  Fraction..................................................  II-A-28
Adjusted Outstanding Shares of Liberty Media Group Common
  Stock.....................................................  II-A-4
Adjusted Outstanding Shares of TCI Ventures Group Common
  Stock.....................................................  II-A-6
Adjusted TCI Ventures Group Outstanding Interest Fraction...  II-A-28
Affiliated Franchises.......................................  III-8
Affiliated LCO..............................................  III-47



Amended Charter.............................................  23
America Online..............................................  III-50
Ameritech...................................................  III-38
Annual Meeting..............................................  1
Antec.......................................................  III-56
APC.........................................................  III-21
Appraisal Date..............................................  II-A-29
Appraiser...................................................  II-A-29
Aster City..................................................  III-7
At-Large Directors..........................................  III-51
AT&T........................................................  III-50
ATM.........................................................  103
Available Shares............................................  72
BBC.........................................................  III-10
BBC Joint Ventures..........................................  III-7
BBC Worldwide...............................................  III-7
BIP Poland..................................................  III-7
BIP-Chile...................................................  III-13
BizTel......................................................  III-27
BSkyB.......................................................  III-18
BT..........................................................  III-9
BTA.........................................................  III-21

                                                               PAGE ON WHICH
                                                              TERM IS DEFINED
                                                                  IN THE
                            TERM                              PROXY STATEMENT
                            ----                              ---------------
Business Line Restructuring.................................  26
Cablevision.................................................  III-13
CALEA.......................................................  III-34
Canal +.....................................................  III-12
CAPs........................................................  III-2
CareerTrack.................................................  III-54
Carrier Services............................................  III-31
CERFnet.....................................................  III-27
Certificate of Amendment....................................  23
Chile Restructuring Agreements..............................  III-13
CIT.........................................................  III-39
Class A Preferred Stock.....................................  79
Class B Preferred Stock.....................................  1
CLEC........................................................  III-19
CMRS........................................................  III-33
Code........................................................  50
Comcast.....................................................  25
COMFER......................................................  III-13
Committed Acquisition Shares................................  II-A-29
Common Stock................................................  1
Communications Act..........................................  III-32
Company.....................................................  1
Company Charter.............................................  1
Company Earnings (Loss) Attributable to the Liberty Media
  Group.....................................................  70
Company Earnings (Loss) Attributable to the TCI Group.......  71
Company Earnings (Loss) Attributable to the TCI Ventures
  Group.....................................................  55
Compensation Committee......................................  97
CompuServe..................................................  III-50
Consumer Purpose............................................  III-47
Contingent TCI Shares.......................................  104
Contributed Systems.........................................  III-13
Conversion Date.............................................  II-A-29
Convertible Securities......................................  II-A-29
Copyright Act...............................................  III-43
Cordillera..................................................  III-13
Corporation Earnings (Loss) Attributable to the Liberty
  Media Group...............................................  II-A-29
Corporation Earnings (Loss) Attributable to the TCI Group...  II-A-29
Corporation Earnings (Loss) Attributable to the TCI Ventures
  Group.....................................................  II-A-29
Cox.........................................................  25
Cox PCS.....................................................  III-21
CTC.........................................................  III-13
DBS.........................................................  110
Deadlock Event..............................................  III-25
DGCL........................................................  37
Digital Satellite Business..................................  27
DigiVentures................................................  III-56
Director Stock Option Plan..................................  102
Disposition.................................................  II-A-30
Distribution Date...........................................  108

                                                               PAGE ON WHICH
                                                              TERM IS DEFINED
                                                                  IN THE
                            TERM                              PROXY STATEMENT
                            ----                              ---------------
Dow Jones...................................................  III-17
DTH satellite...............................................  III-7
DTH Ventures................................................  III-14
ECO.........................................................  III-33
ECP.........................................................  103
Election of Directors Proposal..............................  1
ESMR........................................................  III-23
ESPP........................................................  5
Estate Sale.................................................  9
Estate Swap.................................................  8
Estate Transactions.........................................  9
ETC.........................................................  20
Exchange Act................................................  46
Exchange Offers.............................................  II-A-30
FCC.........................................................  III-20
First Appraiser.............................................  II-A-30
Fisher Communications.......................................  103
Flextech....................................................  III-7
FM Cubed....................................................  III-42
GCI.........................................................  III-20
GDI.........................................................  III-12
GE Americom.................................................  110
GE-2........................................................  110
Group.......................................................  29
Hallmark Entertainment......................................  III-11
HCI.........................................................  103
HCLP........................................................  103
HCP.........................................................  103
Headend in the Sky..........................................  III-53
HFC.........................................................  III-8
Higher Appraised Amount.....................................  II-A-30
HITS........................................................  III-53
HKP.........................................................  III-7
ICM I Transaction...........................................  104
ICM III.....................................................  104
ICM III Transaction.........................................  104
ICM IV......................................................  104
ICM IV Transaction..........................................  104
ICM VI......................................................  104
ILECs.......................................................  III-26
Imedia Technology...........................................  111
Independent Committee.......................................  II-A-30
Initial Ventures Options....................................  II-A-30
Inter-Group Interest........................................  23
Interconnection Orders......................................  III-37
InterLATA services..........................................  III-38
InterMedia Transactions.....................................  105
International...............................................  III-1
International Plan..........................................  89

                                                               PAGE ON WHICH
                                                              TERM IS DEFINED
                                                                  IN THE
                            TERM                              PROXY STATEMENT
                            ----                              ---------------
International Programming Opportunity.......................  52
International Sports Territory..............................  III-15
Internet Option.............................................  90
IP I........................................................  104
IP I Interest...............................................  104
IP VI.......................................................  104
IP VI Effective Date........................................  104
ISDN........................................................  III-49
ISPs........................................................  III-49
ITC.........................................................  III-8
IXCs........................................................  III-26
JPC.........................................................  III-12
Jupiter.....................................................  III-15
K-1 Notes...................................................  108
Kansas City Fiber Network...................................  III-19
Kbps........................................................  III-46
Kearns-Tribune..............................................  2
Kearns-Tribune Merger.......................................  2
KPCB........................................................  III-45
Lehman......................................................  9
Liberty.....................................................  18
Liberty Group Stock Dividend................................  10
Liberty Media Group.........................................  II-A-30
Liberty Media Group Amendment Proposal......................  2
Liberty Media Group Available Dividend Amount...............  II-A-31
Liberty Media Group Common Stock............................  1
Liberty Media Group Common Stock Per Share Value............  II-A-4
Liberty Media Group Distribution............................  II-A-32
Liberty Media Group Inter-Group Interest Fraction...........  II-A-32
Liberty Media Group Net Proceeds............................  II-A-32
Liberty Media Group Optional Conversion Ratio...............  II-A-4
Liberty Media Group Outstanding Interest Fraction...........  II-A-32
Liberty Media Group Private Market Value....................  II-A-32
Liberty Media Group Proposal................................  27
Liberty Media Group Subsidiaries............................  II-A-11
License Agreement...........................................  110
LLC.........................................................  III-15
LMDS........................................................  III-50
Lower Appraised Amount......................................  II-A-33
Market Capitalization.......................................  II-A-33
Market Value................................................  II-A-33
Maximum.....................................................  23
Mbps........................................................  III-46
Media One...................................................  III-28
Melita......................................................  III-6
Merrill Lynch...............................................  9
Metropolis-Intercom.........................................  III-13
Microsoft...................................................  III-47
milestones..................................................  III-8

                                                               PAGE ON WHICH
                                                              TERM IS DEFINED
                                                                  IN THE
                            TERM                              PROXY STATEMENT
                            ----                              ---------------
MMDS........................................................  III-17
MPT.........................................................  III-16
MSN.........................................................  III-50
MSOs........................................................  49
MTAs........................................................  III-20
MultiThematiques............................................  III-12
Mutually Appraised Amount...................................  II-A-33
Mutually Designated Appraiser...............................  II-A-33
NDTC........................................................  25
NDTC Video Services.........................................  III-53
Netlink.....................................................  III-41
Netscape....................................................  III-52
New ICM I...................................................  104
New Tax Sharing Agreement...................................  51
News Corp. .................................................  III-7
Nonresident Alien...........................................  78
Number of Shares Issuable with Respect to the Liberty Media
  Group Inter-Group Interest................................  II-A-33
Number of Shares Issuable with Respect to the TCI Ventures
  Group Inter-Group Interest................................  II-A-34
Old ICM I...................................................  104
Old Tax Sharing Agreement...................................  50
OSPs........................................................  III-49
PCIA........................................................  III-34
PCS.........................................................  25
PCS Ventures................................................  25
Percentage Interest.........................................  III-24
Permitted Transaction.......................................  III-25
Phase I Closing Date........................................  104
PhillieCo...................................................  25
PMP.........................................................  III-17
Pops........................................................  III-20
Pre-Distribution Convertible Securities.....................  II-A-35
Pre-Exchange Offer Securities...............................  II-A-35
Prevue Networks.............................................  III-39
PrimeCo.....................................................  III-23
PRIMESTAR Partners..........................................  108
Princes.....................................................  III-6
Principal Joint Venture.....................................  III-10
Programming Companies.......................................  III-19
Programming Distributors....................................  III-40
Proposal No. 4..............................................  2
PTO.........................................................  III-9
PUCs........................................................  III-34
Purchaser...................................................  III-26
Qualifying Subsidiary.......................................  II-A-35
RBOCs.......................................................  III-37
Record Date.................................................  2
Redemption Date.............................................  II-A-35

                                                               PAGE ON WHICH
                                                              TERM IS DEFINED
                                                                  IN THE
                            TERM                              PROXY STATEMENT
                            ----                              ---------------
Reimbursement of Certain Satellite Expenses.................  108
Related Business Transaction................................  II-A-35
Representatives.............................................  III-24
Reserved Property...........................................  62
Restricted Business.........................................  III-47
Revolving Credit Facility...................................  42
RF..........................................................  III-35
Rogers......................................................  III-45
SARs........................................................  91
SATCo Option................................................  87
SATCo Satellites............................................  108
SATCo Series A Stock........................................  80
Satellite...................................................  22
Satellite Distribution......................................  87
Satellite Note..............................................  108
SBU.........................................................  27
SEC.........................................................  27
Second Appraiser............................................  II-A-36
Second Joint Venture........................................  III-10
Securities Act..............................................  III-4
Selection Date..............................................  II-A-36
Series A Directors..........................................  III-51
Series A Liberty Media Group Common Stock...................  II-A-1
Series A Maximum............................................  23
Series A Number.............................................  II-A-40
Series A TCI Group Common Stock.............................  II-A-1
Series A TCI Group Exchange Offer...........................  23
Series A TCI Ventures Group Common Stock....................  II-A-1
Series A Telephony Group Common Stock.......................  22
Series B Directors..........................................  III-51
Series B Liberty Media Group Common Stock...................  II-A-1
Series B Maximum............................................  23
Series B Number.............................................  II-A-40
Series B TCI Group Common Stock.............................  II-A-1
Series B TCI Group Exchange Offer...........................  23
Series B TCI Ventures Group Common Stock....................  II-A-1
Series B Telephony Group Common Stock.......................  22
Series C Preferred Stock....................................  1
Series D Preferred Stock....................................  79
Series E Preferred Stock....................................  79
Series F Preferred Stock....................................  79
Series G Preferred Stock....................................  1
Series H Preferred Stock....................................  1
Service.....................................................  32
share distribution..........................................  II-A-7
Shaw........................................................  III-45
SHVA........................................................  III-44
Sky Network.................................................  III-7
SMATV.......................................................  III-17

                                                               PAGE ON WHICH
                                                              TERM IS DEFINED
                                                                  IN THE
                            TERM                              PROXY STATEMENT
                            ----                              ---------------
SMG.........................................................  III-11
SNG.........................................................  III-41
SONET.......................................................  III-28
SpaceCom....................................................  III-39
Sports Venture..............................................  III-14
Sprint......................................................  25
Sprint Communications.......................................  III-23
Sprint PCS..................................................  25
Sprint PCS Parents..........................................  III-19
Sprint PCS Partners.........................................  III-19
Sprint PCS Partnership Agreement............................  III-21
Sprint PCS Partnership Board................................  III-24
Sprint PCS Partnerships.....................................  25
Sprint Spectrum.............................................  III-22
Sprint Spectrum Notes.......................................  III-22
Sprint Spectrum Registration Statement......................  III-26
StarSight...................................................  III-40
STE.........................................................  III-11
Subsidiary..................................................  II-A-36
Sumitomo....................................................  III-15
SUMMITrak...................................................  25
Superstar...................................................  III-39
TCG.........................................................  25
TCG Reorganization..........................................  III-27
TCI.........................................................  1
TCI Board...................................................  87
TCI Group...................................................  II-A-36
TCI Group Available Dividend Amount.........................  II-A-37
TCI Group Common Stock......................................  1
TCI Group Series A Option...................................  88
TCI Internet................................................  20
TCI Music...................................................  21
TCI Options.................................................  87
TCI Plans...................................................  87
TCI SARs....................................................  87
TCI Shares..................................................  104
TCI Telephony...............................................  25
TCI Ventures Group..........................................  II-A-38
TCI Ventures Group Available Dividend Amount................  II-A-39
TCI Ventures Group Common Stock.............................  1
TCI Ventures Group Common Stock Per Share Value.............  II-A-6
TCI Ventures Group Inter-Group Interest Fraction............  II-A-39
TCI Ventures Group Net Proceeds.............................  II-A-39
TCI Ventures Group Optional Conversion Ratio................  II-A-5
TCI Ventures Group Outstanding Interest Fraction............  II-A-40
TCI Ventures Group Preferred Interest.......................  II-A-40
TCI Ventures Group Private Market Value.....................  II-A-40
TCI Ventures Group Stock Proposal...........................  1
TCI Ventures Group Subsidiaries.............................  II-A-19

                                                               PAGE ON WHICH
                                                              TERM IS DEFINED
                                                                  IN THE
                            TERM                              PROXY STATEMENT
                            ----                              ---------------
TCI Wireline................................................  20
TCI-Estates Agreement.......................................  9
TCI-KT Agreement............................................  9
TCI.NET.....................................................  20
TCI-UA Notes................................................  II-A-38
TCIC........................................................  21
TCIC Revolving Loans........................................  111
TCINV.......................................................  103
TCIU........................................................  103
TeleCable Nacional..........................................  III-14
Telephone Option............................................  90
Telephony Business..........................................  23
Telephony Group Common Stock................................  1
Teleport....................................................  25
Teleport Cable Stockholders.................................  III-29
Teleport Class A Stock......................................  III-27
Teleport Stockholders Agreement.............................  III-30
Telewest....................................................  III-6
Tempo.......................................................  108
Tempo Cable.................................................  103
Tevel.......................................................  III-6
Time Warner.................................................  III-50
TIN.........................................................  78
TINTA Common Stock..........................................  III-5
TINTA Series A Stock........................................  12
TINTA Series B Stock........................................  12
Torneos.....................................................  III-15
TPAC........................................................  21
TPZS........................................................  III-12
Trading Day.................................................  II-A-41
TTS-Delaware................................................  20
TW Holdings.................................................  III-6
U.K.........................................................  III-5
UII.........................................................  III-12
UKGL........................................................  III-10
UKLL........................................................  III-10
United States Real Property Interest........................  78
United Video................................................  21
UPC.........................................................  III-12
US..........................................................  III-5
US WEST.....................................................  III-8
UVSG........................................................  21
UVTV........................................................  III-39
Video Services..............................................  III-32
Voting Securities...........................................  II-A-41

                                                               PAGE ON WHICH
                                                              TERM IS DEFINED
                                                                  IN THE
                            TERM                              PROXY STATEMENT
                            ----                              ---------------
WCS.........................................................  III-33
WestMarc....................................................  20
WestMarc Preferred Stock....................................  20
Wireless Business...........................................  III-26
Wireline Option.............................................  90
WTCI........................................................  25
WTO.........................................................  III-33
xDSL........................................................  III-49

                                                                      ANNEX II-A

                              PROPOSED AMENDMENTS
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TELE-COMMUNICATIONS, INC.
              (IMPLEMENTING THE TCI VENTURES GROUP STOCK PROPOSAL)

SECTION E OF ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS PROPOSED TO BE AMENDED PURSUANT TO THE TCI VENTURES GROUP STOCK PROPOSAL TO READ IN ITS ENTIRETY AS FOLLOWS:

                                   "SECTION E

           SERIES A TCI GROUP COMMON STOCK, SERIES B TCI GROUP COMMON
               STOCK, SERIES A LIBERTY MEDIA GROUP COMMON STOCK,
                   SERIES B LIBERTY MEDIA GROUP COMMON STOCK,
                  SERIES A TCI VENTURES GROUP COMMON STOCK AND
                    SERIES B TCI VENTURES GROUP COMMON STOCK


     One billion seven hundred fifty million (1,750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), one hundred fifty million (150,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock"), seven hundred fifty million (750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock"), seventy-five million (75,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock"), seven hundred fifty million (750,000,000) shares of Common Stock shall be of a series designated TeleCommunications, Inc. Series A TCI Ventures Group Common Stock (the "Series A TCI Ventures Group Common Stock") and seventy five million (75,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B TCI Ventures Group Common Stock (the "Series B TCI Ventures Group Common Stock").


     Each share of Series A TCI Group Common Stock and each share of Series B TCI Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

     Each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

     Each share of Series A TCI Ventures Group Common Stock and each share of Series B TCI Ventures Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights, powers and privileges.

1.   Voting Rights.

     Holders of Series A TCI Group Common Stock shall be entitled to one vote for each share of such stock held, holders of Series B TCI Group Common Stock shall be entitled to ten votes for each share of such stock held, holders of Series A Liberty Media Group Common Stock shall be entitled to one vote for each share of


                                     II-A-1
such stock held, holders of Series B Liberty Media Group Common Stock shall be entitled to ten votes for each share of such stock held, holders of Series A TCI Ventures Group Common Stock shall be entitled to one vote for each share of such stock held, and holders of Series B TCI Ventures Group Common Stock shall be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware or, with respect to any class of Preferred Stock or any series of such a class, in this Certificate (including any resolution or resolutions providing for the establishment of such class or series pursuant to authority vested in the Board of Directors by this Certificate), the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock, the holders of shares of Series A TCI Ventures Group Common Stock, the holders of shares of Series B TCI Ventures Group Common Stock and the holders of shares of each class or series of Preferred Stock, if any, entitled to vote thereon, shall vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of Common Stock or any series thereof or of any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock, the holders of shares of Series A TCI Ventures Group Common Stock, the holders of shares of Series B TCI Ventures Group Common Stock, or the holders of shares of any such class or series of Preferred Stock shall be required for the approval of any such matter.

2.   Conversion Rights.

     (a) CONVERSION OF SERIES B TCI GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK. Each share of Series B TCI Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A TCI Group Common Stock. Any such conversion may be effected by any holder of Series B TCI Group Common Stock by surrendering such holder's certificate or certificates for the Series B TCI Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B TCI Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B TCI Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A TCI Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A TCI Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A TCI Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A TCI Group Common Stock on that date. A number of shares of Series A TCI Group Common Stock equal to the number of shares of Series B TCI Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B TCI Group Common Stock. Shares of Series A TCI Group Common Stock shall not be convertible into shares of Series B TCI Group Common Stock.

     (b) CONVERSION OF SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A LIBERTY MEDIA GROUP COMMON STOCK. Each share of Series B Liberty Media Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A Liberty Media Group Common Stock. Any such conversion may be effected by any holder of Series B Liberty Media Group Common Stock by surrendering such holder's certificate or certificates for the Series B Liberty Media Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Liberty Media Group


                                     II-A-2

Common Stock, together with a written notice to the Corporation at such of rice that such holder elects to convert all or a specified number of shares of Series B Liberty Media Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A Liberty Media Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A Liberty Media Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A Liberty Media Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A Liberty Media Group Common Stock on that date A number of shares of Series A Liberty Media Group Common Stock equal to the number of shares of Series B Liberty Media Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B Liberty Media Group Common Stock. Shares of Series A Liberty Media Group Common Stock shall not be convertible into shares of Series B Liberty Media Group Common Stock.


     (c) CONVERSION OF SERIES B TCI VENTURES GROUP COMMON STOCK INTO SERIES A TCI VENTURES GROUP COMMON STOCK. Each share of Series B TCI Ventures Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A TCI Ventures Group Common Stock. Any such conversion may be effected by any holder of Series B TCI Ventures Group Common Stock by surrendering such holder's certificate or certificates for the Series B TCI Ventures Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B TCI Ventures Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B TCI Ventures Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A TCI Ventures Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A TCI Ventures Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A TCI Ventures Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A TCI Ventures Group Common Stock on that date. A number of shares of Series A TCI Ventures Group Common Stock equal to the number of shares of Series B TCI Ventures Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B TCI Ventures Group Common Stock. Shares of Series A TCI Ventures Group Common Stock shall not be convertible into shares of Series B TCI Ventures Group Common Stock.

     (d) CONVERSION OF SERIES A LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES B TCI GROUP COMMON STOCK AT THE OPTION OF THE CORPORATION. (i) At the option of the Corporation by action of its Board of Directors, (A) all shares of Series A Liberty Media Group Common Stock shall be converted into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the Liberty Media Group Optional Conversion Ratio, and (B) all shares of Series B Liberty Media Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the Liberty Media Group Optional Conversion Ratio.


                                     II-A-3

     (ii) For purposes of this paragraph 2(d), the "Liberty Media Group Optional Conversion Ratio" shall mean the quotient (calculated to the nearest five decimal places) obtained by dividing (A) the Liberty Media Group Common Stock Per Share Value by (B) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date.


     (iii) In the event that the Corporation determines to establish the Liberty Media Group Private Market Value, the Corporation shall designate the First Appraiser, and the independent Committee shall designate the Second Appraiser. Not later than 20 days after the Selection Date, the First Appraiser and the Second Appraiser shall each determine its initial view as to the private market value of the Liberty Media Group as of the Appraisal Date and shall consult with one another with respect thereto. Not later than the 30th day after the Selection Date, the First Appraiser and the Second Appraiser shall each have determined its final view as to such private market value. If the Higher Appraised Amount is not more than 120% of the Lower Appraised Amount, the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(d)) shall be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser shall agree upon and jointly designate the Mutually Designated Appraiser to determine such private market value. The Mutually Designated Appraiser shall not be provided with any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser shall, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine the Mutually Appraised Amount, and the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(d)) shall be (A) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (I) the average of (1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (II) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (B) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such Appraiser expresses its final view of the private market value of the Liberty Media Group as a range of values, such Appraiser's final view of such private market value shall be deemed to be the midpoint of such range of values.



     (iv) Following the determination of the Liberty Media Group Private Market Value, the Appraiser or Appraisers whose final views of the private market value of the Liberty Media Group were used in the calculation of the Liberty Media Group Private Market Value shall determine the Adjusted Outstanding Shares of Liberty Media Group Common Stock together with any further appropriate adjustments to the Liberty Media Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of Liberty Media Group Common Stock" shall mean a number, as determined by such Appraiser(s) as of the Appraisal Date, equal to the sum of the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding, the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest, the number of Committed Acquisition Shares issuable, the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of all Pre-Distribution Convertible Securities and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities (other than Pre-Distribution Convertible Securities and other than Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) the holders of which would derive an economic benefit from conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "Liberty Media Group Common Stock Per Share Value" shall mean the quotient obtained by dividing the Liberty Media Group Private Market Value by the Adjusted Outstanding Shares of Liberty Media Group Common Stock, provided that if such Appraiser(s) do not agree on the determinations provided for in this subparagraph (iv), the Liberty Group Common Stock Per Share Value shall be the average of the quotients so obtained on the basis of the respective determinations of such firms.



                                     II-A-4

     (v) If the Corporation determines to convert shares of Series A Liberty Media Group Common Stock into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock into Series B TCI Group Common Stock at the Liberty Media Group Optional Conversion Ratio, such conversion shall occur on a Conversion Date on or prior to the 120th day following the Appraisal Date. If the Corporation determines not to undertake such conversion, the Corporation may at any time thereafter undertake to reestablish the Liberty Media Group Common Stock Per Share Value as of a subsequent date.

     (vi) The Corporation shall not convert shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock without converting shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, and the Corporation shall not convert shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock without converting shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock shall also be convertible at the option of the Corporation in accordance with paragraph 5(b)(iii) of this Section E.


     (e) CONVERSION OF SERIES A TCI VENTURES GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI VENTURES GROUP COMMON STOCK INTO SERIES B TCI GROUP COMMON STOCK AT THE OPTION OF THE CORPORATION. (i) At the option of the Corporation by action of its Board of Directors, (A) all shares of Series A TCI Ventures Group Common Stock shall be converted into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the TCI Ventures Group Optional Conversion Ratio, and (B) all shares of Series B TCI Ventures Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the TCI Ventures Group Optional Conversion Ratio.


     (ii) For purposes of this paragraph 2(e), the "TCI Ventures Group Optional Conversion Ratio" shall mean the quotient (calculated to the nearest five decimal places) obtained by dividing (A) the TCI Ventures Group Common Stock Per Share Value by (B) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date.

     (iii) In the event that the Corporation determines to establish the TCI Ventures Group Private Market Value, the Corporation shall designate the First Appraiser, and the Independent Committee shall designate the Second Appraiser. Not later than 20 days after the Selection Date, the First Appraiser and the Second Appraiser shall each determine its initial view as to the private market value of the TCI Ventures Group as of the Appraisal Date and shall consult with one another with respect thereto. Not later than the 30th day after the Selection Date, the First Appraiser and the Second Appraiser shall each have determined its final view as to such private market value. If the Higher Appraised Amount is not more than 120% of the Lower Appraised Amount, the TCI Ventures Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(e)) shall be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser shall agree upon and jointly designate the Mutually Designated Appraiser to determine such private market value. The Mutually Designated Appraiser shall not be provided with any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser shall, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine the Mutually Appraised Amount and the TCI Ventures Group Private Market Value (subject to any adjustment provided in subparagraph (iv) of this paragraph 2(e)) shall be (A) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (I) the average of (1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (II) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (B) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such Appraiser


                                     II-A-5
expresses its final view of the private market value of the TCI Ventures Group as a range of values, such Appraiser's final view of such private market value shall be deemed to be the midpoint of such range of values.


     (iv) Following the determination of the TCI Ventures Group Private Market Value, the Appraiser or Appraisers whose final views of the private market value of the TCI Ventures Group were used in the calculation of the TCI Ventures Group Private Market Value shall determine the Adjusted Outstanding Shares of TCI Ventures Group Common Stock together with any further adjustments to the TCI Ventures Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of TCI Ventures Group Common Stock" shall mean a number, as determined by such Appraiser(s) as of the Appraisal Date, equal to the sum of the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock issuable upon the conversion, exercise or exchange of all Pre-Exchange Offer Securities and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities (other than Pre-Exchange Offer Securities) the holders of which would derive an economic benefit from conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "TCI Ventures Group Common Stock Per Share Value" shall mean the quotient obtained by dividing the TCI Ventures Group Private Market Value by the Adjusted Outstanding Shares of TCI Ventures Group Common Stock, provided that if such Appraiser(s) do not agree on the determinations provided for in this subparagraph (iv), the TCI Ventures Group Common Stock Per Share Value shall be the average of the quotients so obtained on the basis of the respective determinations of such firms.



     (v) If the Corporation determines to convert shares of Series A TCI Ventures Group Common Stock into Series A TCI Group Common Stock and shares of Series B TCI Ventures Group Common Stock into Series B TCI Group Common Stock at the TCI Ventures Group Optional Conversion Ratio, such conversion shall occur on a Conversion Date on or prior to the 120th day following the Appraisal Date. If the Corporation determines not to undertake such conversion, the Corporation may at any time thereafter undertake to reestablish the TCI Ventures Group Common Stock Per Share Value as of a subsequent date.


     (vi) The Corporation shall not convert shares of Series A TCI Ventures Group Common Stock into shares of Series A TCI Group Common Stock without converting shares of Series B TCI Ventures Group Common Stock into shares of Series B TCI Group Common Stock, and the Corporation shall not convert shares of Series B TCI Ventures Group Common Stock into shares of Series B TCI Group Common Stock without converting shares of Series A TCI Ventures Group Common Stock into shares of Series A TCI Group Common Stock. The Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock shall also be convertible at the option of the Corporation in accordance with paragraph 6(b)(iii) of this Section E.

3.   Dividends.

     (a) DIVIDENDS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. Dividends on the Series A TCI Group Common Stock and the Series B TCI Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the TCI Group Available Dividend Amount. Subject to paragraph 4 of this Section E, whenever a dividend is paid to the holders of Series A TCI Group Common Stock, the Corporation shall also pay to the holders of Series B TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A TCI Group Common Stock, and whenever a dividend is paid to the holders of Series B TCI Group Common Stock, the Corporation shall also pay to the holders of Series A TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B TCI Group Common Stock.

     (b) DIVIDENDS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. Dividends on the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation


                                     II-A-6
legally available therefor and (ii) the Liberty Media Group Available Dividend Amount. Subject to paragraph 4 and the last sentence of paragraph 5(b) of this Section E, whenever a dividend is paid to the holders of Series A Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series B Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A Liberty Media Group Common Stock, and whenever a dividend is paid to the holders of Series B Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series A Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B Liberty Media Group Common Stock.

     (c) DIVIDENDS ON SERIES A TCI VENTURES GROUP COMMON STOCK AND SERIES B TCI VENTURES GROUP COMMON STOCK. Dividends on the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the TCI Ventures Group Available Dividend Amount. Subject to paragraph 4 and the last sentence of paragraph 6(b) of this Section E, whenever a dividend is paid to the holders of Series A TCI Ventures Group Common Stock, the Corporation shall also pay to the holders of Series B TCI Ventures Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A TCI Ventures Group Common Stock, and whenever a dividend is paid to the holders of Series B TCI Ventures Group Common Stock, the Corporation shall also pay to the holders of Series A TCI Ventures Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B TCI Ventures Group Common Stock.


     (d) DISCRIMINATION BETWEEN OR AMONG SERIES OF COMMON STOCK. The Board of Directors, subject to the provisions of paragraph 3(a), 3(b) and 3(c) of this Section E, shall have the authority and discretion to declare and pay dividends on (i) the Series A TCI Group Common Stock and Series B TCI Group Common Stock,
(ii) the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or (iii) the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount, the Liberty Media Group Available Dividend Amount and the TCI Ventures Group Available Dividend Amount, the respective amounts of prior dividends declared on, or the liquidation rights of, the Series A TCI Group Common Stock and Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock, or any other factor.


     4. Share Distributions.

     The Corporation may declare and pay a distribution consisting of shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock or any other securities of the Corporation or any other Person (hereinafter sometimes called a "share distribution") to holders of the Common Stock only in accordance with the provisions of this paragraph 4.

     (a) DISTRIBUTIONS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A TCI Group Common Stock or Series B TCI Group Common Stock, such share distribution may be declared and paid only as follows:

          (i) a share distribution consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of


                                     II-A-7

     Series B TCI Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series B TCI Group Common Stock;

          (ii) subsequent to the Liberty Media Group Distribution, a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; provided that the sum of (A) the aggregate number of shares of Series A Liberty Media Group Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so issued) and (B) the number of shares of such series that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group (other than Pre-Distribution Convertible Securities and other than Convertible Securities convertible into or exercisable or exchangeable for Committed Acquisition Shares) is less than or equal to the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest;


          (iii) a share distribution consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Ventures Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series B TCI Group Common Stock; provided that the sum of (A) the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be so distributed (or the number of such shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so distributed) and (B) the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group (other than Pre-Exchange Offer Securities), is less than or equal to the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest.


          (iv) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Group Common Stock and another class or series of securities to holders of Series B TCI Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of


                                     II-A-8
     shares of Series B TCI Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A TCI Group Common Stock without reclassifying, subdividing or combining the Series B TCI Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B TCI Group Common Stock without reclassifying, subdividing or combining the Series A TCI Group Common Stock, on an equal per share basis.

     (b) DISTRIBUTIONS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, such share distribution may be declared and paid only as follows (or as permitted by paragraph 5 of this Section E with respect to the redemptions and other distributions referred to therein):

          (i) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series B Liberty Media Group Common Stock; and


          (ii) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than as described in clause (i) of this paragraph 4(b) and other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock) either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ an any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media



                                     II-A-9

     Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series B Liberty Media Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series A Liberty Media Group Common Stock, on an equal per share basis.

     (c) DISTRIBUTIONS ON SERIES A TCI VENTURES GROUP COMMON STOCK AND SERIES B TCI VENTURES GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, such share distribution may be declared and paid only as follows (or as permitted by paragraph 6 of this Section E with respect to the redemptions and other distributions referred to therein):

          (i) a share distribution consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Ventures Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock) to holders of Series A TCI Ventures Group Common Stock and, on an equal per share basis, shares of Series B TCI Ventures Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Ventures Group Common Stock) to holders of Series B TCI Ventures Group Common Stock; and


          (ii) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than as described in clause (i) of this paragraph 4(c) and other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock) either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, or on the basis of a distribution of one class or series of securities to holders of Series A TCI Ventures Group Common Stock and another class or series of securities to holders of Series B TCI Ventures Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Ventures Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between



                                     II-A-10
     the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     The Corporation shall not reclassify, subdivide or combine the Series A TCI Ventures Group Common Stock without reclassifying, subdividing or combining the Series B TCI Ventures Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B TCI Ventures Group Common Stock without reclassifying, subdividing or combining the Series A TCI Ventures Group Common Stock, on an equal per share basis.

5. Redemption and Other Provisions Relating to the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock.


     (a) REDEMPTION IN EXCHANGE FOR STOCK OF LIBERTY MEDIA GROUP SUBSIDIARIES. At amy time at which all of the assets and liabilities attributed to the Liberty Media Group have become and continue to be held directly or indirectly by any one or more corporations all of the capital stock of which is owned by the Corporation (the "Liberty Media Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, redeem, on a pro rata basis, all of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each Liberty Media Group Subsidiary equal to the product of the Adjusted Liberty Media Group Outstanding Interest Fraction and the number of outstanding shares of common stock of such Liberty Media Group Subsidiary held by the Corporation. Any such redemption shall occur on a Redemption Date set forth in a notice to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 5(d)(vi). in effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of separate classes or series of common stock of each Liberty Media Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of a single class of common stock of each Liberty Media Group Subsidiary without distinction between the shares distributed to the holders of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock. If the Corporation determines to undertake a redemption as described in clause (i) of the preceding sentence, the outstanding shares of common stock of each Liberty Media Group Subsidiary not distributed to holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall consist solely of the class or series having the lower relative voting rights.



[Note: If both the TCI Ventures Group Stock Proposal and the Liberty Media Group Amendment Proposal are approved by stockholders, paragraph 5(a) will instead be amended to read in its entirety as set forth in Annex II-B.]


     (b) MANDATORY DIVIDEND, REDEMPTION OR CONVERSION IN CASE OF DISPOSITION OF LIBERTY MEDIA GROUP ASSETS. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the properties and assets of the Liberty Media Group to one or more persons, entities or groups (other than (w) in connection with the Disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph 7 of this Section E, (x) a dividend, other distribution or redemption in accordance with any provision of paragraph 3, paragraph 4, paragraph 5(a) or paragraph 7 of this Section E, (y) to any person, entity or group which the


                                     II-A-11

Corporation, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day following the consummation of such Disposition, either:

          (i) subject to paragraph 3(b) of this Section E, declare and pay a dividend in cash and/or in securities or other property (other than a dividend or distribution of Common Stock) to the holders of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock equally on a share for share basis (subject to the last sentence of this Section 5(b)), in an aggregate amount equal to the product of the Liberty Media Group Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the Liberty Media Group Net Proceeds of such Disposition; or

          (ii) provided that there are assets of the Corporation legally available therefor and the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof pursuant to clause (i) of this paragraph 5(b), then:

             (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the Liberty Media Group, redeem all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Adjusted Liberty Media Group Outstanding Interest Fraction as of the date of such redemption and the Liberty Media Group Net Proceeds, such aggregate amount to be allocated (subject to the last sentence of this paragraph 5(b)) to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same); or

             (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Liberty Media Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the Liberty Media Group Outstanding Interest Fraction as of the date shares are selected for redemption and the Liberty Media Group Net Proceeds to the redemption of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, such aggregate amount to be allocated (subject to the last sentence of this paragraph 5(b)) to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding, and the number of shares of each such series to be redeemed to equal the lesser of (x) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A Liberty Media Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same);


     such redemption to be effected in accordance with the applicable provisions of paragraph 5(d) of this Section E; or



          (iii) convert (A) each outstanding share of Series A Liberty Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A Liberty Media Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph 5(b).



                                     II-A-12

     For purposes of this paragraph 5(b):

          (x) as of any date, "substantially all of the properties and assets of the Liberty Media Group" shall mean a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the Liberty Media Group as of such date;

          (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

          (z) the Corporation may pay the dividend or redemption price referred to in clause (i) or (ii) of this subparagraph 5(b) either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the Liberty Media Group Net Proceeds. If the dividend or redemption price is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine either to (1) pay the dividend or redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that such securities (and, if such securities are convertible into or exercisable or exchangeable for shares of another class or series of securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock), provided that if such securities constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and otherwise such securities shall be distributed on an equal per share basis, or (2) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock.


     (c) CERTAIN PROVISIONS RESPECTING CONVERTIBLE SECURITIES. Unless the provisions of any class or series of Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares provide specifically to the contrary, after any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were convened or redeemed, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, be converted into (in case all such outstanding shares were converted) or redeemed in exchange for (in case all such outstanding shares were redeemed) the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares would have been entitled to receive pursuant to the terms of such securities had such terms provided that the conversion, exercise or exchange privilege in effect immediately prior to any such conversion or redemption of all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock would be adjusted



                                     II-A-13
so that the holder of any such Pre-Distribution Convertible Securities or any Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares thereafter surrendered for conversion, exercise or exchange would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received as a result of such action had such securities been converted, exercised or exchanged immediately prior thereto. With respect to any Convertible Securities which are created, established or otherwise first authorized for issuance subsequent to the record date for the Liberty Distribution (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), the terms and provisions of which do not provide for adjustments specifying the kind and amount of capital stock, cash and/or securities or other property that such holder would be entitled to receive upon the conversion, exercise or exchange of such Convertible Securities following any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were converted or redeemed, then upon such conversion, exercise or exchange of such Convertible Securities, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any such Convertible Securities shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

     (d) GENERAL.

     (i) Not later than the 10th Trading Day following the consummation of a Disposition referred to in subparagraph 5(b) of this Section E, the Corporation shall announce publicly by press release (A) the Liberty Media Group Net Proceeds of such Disposition, (B) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock,
(C) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, (D) the Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice and (E) the Adjusted Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in clauses (i), (ii) or (iii) of paragraph 5(b) of this Section E it has irrevocably determined to take.


     (ii) If the Corporation determines to pay a dividend pursuant to clause (i) of subparagraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (B) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be distributed in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (D) the Liberty Media Group Net Proceeds of such Disposition, (E) the Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common



                                     II-A-14

Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive such dividend only if they appropriately convert, exercise or exchange such Convertible Securities prior to the record date referred to in clause (A) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation.

     (iii) If the Corporation determines to undertake a redemption of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the Liberty Media Group pursuant to clause (ii) (A) of paragraph 5(b) of this Section E, the Corporation shall cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date shall be redeemed, (B) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date, (D) the Liberty Media Group Net Proceeds of such Disposition, (E) the Adjusted Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (G) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, and (H) in the case of a notice to holders of Convertible Securities (other than Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (iv) If the Corporation determines to undertake a redemption of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the Liberty Media Group pursuant to clause (ii)(B) of paragraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Series A


                                     II-A-15

Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock then outstanding shall be selected for redemption, (B) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock selected for redemption, (D) the Liberty Media Group Net Proceeds of such Disposition, (E) the Liberty Media Group Outstanding interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion or exercise prices thereof, (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the date referred to in clause (A) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following such date and (H) a statement that the Corporation will not be required to register a transfer of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause
(A) of this sentence. Promptly following the date referred to in clause (A) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Corporation shall cause to be given to each holder of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be so redeemed, a notice setting forth (A) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock held by such holder to be redeemed, (B) a statement that such shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed, (C) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (D) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed, including details as to the calculation thereof, and (E) the place or places where certificates for shares of such Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. The notices referred to in this clause
(iv) shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation. The outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed shall be redeemed by the Corporation pro rata among the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.



     (v) In the event of any conversion pursuant to paragraph 2(d) of this Section E or pursuant to this paragraph 5 (other than pursuant to paragraph 5(c)), the Corporation shall cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be converted, (B) the Conversion Date (which shall not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to paragraph 5(b) and which shall not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to paragraph 2(d)), (C) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, including details as to the calculation thereof, (D) the place or places where



                                     II-A-16
certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered,
(E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the number of Committed Acquisition Shares issuable and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such conversion only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Conversion Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Conversion Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Conversion Date, at such holder's address as the same appears on the transfer books of the Corporation.


     (vi) If the Corporation determines to redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock pursuant to subparagraph (a) of this paragraph 5, the Corporation shall promptly cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed in exchange for shares of common stock of the Liberty Media Group Subsidiaries, (B) the Redemption Date,
(C) the Adjusted Liberty Media Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Liberty Media Group Subsidiaries, (E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) and the number of Committed Acquisition Shares issuable, and (F) in the case of a notice to holders of Convertible Securities (other than Pre-Distribution Convertible Securities or Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following the Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

     (vii) Neither the failure to mail any notice required by this paragraph 5(d) to any particular holder of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.


                                     II-A-17

     (viii) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any Fractional securities to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph 2(d) of this Section E or pursuant to this paragraph 5. In connection with the determination of the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the number of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock is a fraction, the Corporation shall, if such Fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such Fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.


     (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock; provided, however, that if the Conversion Date or the Redemption Date with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

     (x) Before any holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to paragraph 2(d) of this Section E or pursuant to this paragraph 5, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after such surrender of certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock deliver to the person for whose account shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 5(d)(viii). If less than all of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock not redeemed. The Corporation shall not be required to register a transfer of (1) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock for a period of 15 Trading Days next preceding any selection of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to be redeemed or (2) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to paragraph 2(b) of this Section E.


                                     II-A-18

     (xi) From and after any applicable Conversion Date or Redemption Date, all rights of a holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities contemplated by paragraph 5(d)(viii) of this Section E and such holder shall have no other or further rights in respect of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other properties which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other property upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption or any Committed Acquisition Shares which may then be issuable. No holder of a certificate that, immediately prior to the applicable Conversion Date or Redemption Date for the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, represented shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Conversion Date or Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, as the case may be, for any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.



     (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and or other securities on conversion or redemption of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to this Section E. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.


     6. Redemption and Other Provisions Relating to the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock.

     (a) REDEMPTION IN EXCHANGE FOR STOCK OF TCI VENTURES GROUP SUBSIDIARIES. At any time at which all of the assets and liabilities attributed to the TCI Ventures Group have become and continue to be held directly or indirectly by any one or more Qualifying Subsidiaries (the "TCI Ventures Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, redeem, on a pro rata basis, all of the outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each TCI Ventures Group Subsidiary equal to the product of the Adjusted TCI Ventures Group Outstanding Interest Fraction and the number of outstanding shares of common stock of such TCI Ventures Group Subsidiary held by the Corporation. Any such redemption shall


                                     II-A-19
occur on a Redemption Date set forth in a notice to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 6(d)(vi). In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for shares of separate classes or series of common stock of each TCI Ventures Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, with holders of shares of Series B TCI Ventures Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for shares of a single class of common stock of each TCI Ventures Group Subsidiary without distinction between the shares distributed to the holders of the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock.


     (b) MANDATORY DIVIDEND, REDEMPTION OR CONVERSION IN CASE OF DISPOSITION OF TCI VENTURES GROUP ASSETS. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the properties and assets of the TCI Ventures Group to one or more persons, entities or groups (other than (w) in connection with the Disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph 7 of this Section E, (x) a dividend, other distribution or redemption in accordance with any provision of paragraph 3, paragraph 4, paragraph 6(a) or paragraph 7 of this Section E, (y) to any person, entity or group which the Corporation, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day following the consummation of such Disposition, either:


          (i) subject to paragraph 3(c) of this Section E, declare and pay a dividend in cash and/or in securities or other property (other than a dividend or distribution of Common Stock) to the holders of the outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock equally on a share for share basis (subject to the last sentence of this Section 6(b)), in an aggregate amount equal to the product of the TCI Ventures Group Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the TCI Ventures Group Net Proceeds of such Disposition; or

          (ii) provided that there are assets of the Corporation legally available therefor and the TCI Ventures Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof pursuant to clause (i) of this paragraph 6(b), then:

             (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the TCI Ventures Group, redeem all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Adjusted TCI Ventures Group Outstanding Interest Fraction as of the date of such redemption and the TCI Ventures Group Net Proceeds, such aggregate amount to be allocated (subject to the last sentence of this paragraph 6(b)) to shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A TCI Ventures Group Common Stock and each share of Series B TCI Ventures Group Common Stock is the same); or

             (B) if such Disposition involves substantially all (but not all) of the properties and assets of the TCI Ventures Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the TCI Ventures Group Outstanding Interest


                                     II-A-20

        Fraction as of the date shares are selected for redemption and the TCI Ventures Group Net Proceeds to the redemption of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, such aggregate amount to be allocated (subject to the last sentence of this paragraph 6(b)) to shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock in the ratio of the number of shares of each such series outstanding, and the number of shares of each such series to be redeemed to equal the lesser of (x) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A TCI Ventures Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A TCI Ventures Group Common Stock and each share of Series B TCI Ventures Group Common Stock is the same);

     such redemption to be effected in accordance with the applicable provisions of paragraph 6(d) of this Section E; or

          (iii) convert (A) each outstanding share of Series A TCI Ventures Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B TCI Ventures Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A TCI Ventures Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph 6(b).


     For purposes of this paragraph 6(b):


          (x) as of any date, "substantially all of the properties and assets of the TCI Ventures Group" shall mean a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the TCI Ventures Group as of such date;

          (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and


          (z) the Corporation may pay the dividend or redemption price referred to in clause (i) or (ii) of this subparagraph 6(b) either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the TCI Ventures Group Net Proceeds. If the dividend or redemption price is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine either to (1) pay the dividend or redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Series A TCI Ventures Group Common Stock and another class or series of securities to holders of Series B TCI Ventures Group Common Stock, provided that such securities (and, if such securities are convertible or exercisable or exchangeable for shares of another class or series of securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Ventures Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock), provided that if such securities constitute capital stock of a Subsidiary of the Corporation, such rights shall not



                                     II-A-21
     differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, and otherwise such securities shall be distributed on an equal per share basis, or (2) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock.


     (c) CERTAIN PROVISIONS RESPECTING CONVERTIBLE SECURITIES. Unless the provisions of any class or series of Pre-Exchange Offer Securities provide specifically to the contrary, after any Conversion Date or Redemption Date on which all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock were converted or redeemed, any share of Series A TCI Ventures Group Common Stock that is issued on conversion, exercise or exchange of any Pre-Exchange Offer Securities shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A TCI Ventures Group Common Stock, be converted into (in case all such outstanding shares were converted) or redeemed in exchange for (in case all such outstanding shares were redeemed) the kind and amount of shares of capital stock, cash and or other securities or property that a holder of such Pre-Exchange Offer Securities would have been entitled to receive pursuant to the terms of such securities had such terms provided that the conversion, exercise or exchange privilege an effect immediately prior to any such conversion or redemption of all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock would be adjusted so that the holder of any such Pre-Exchange Offer Securities thereafter surrendered for conversion, exercise or exchange would be entitled to receive the kind and amount of shares of capital stock, cash and or other securities or property such holder would have received as a result of such action had such securities been exchanged immediately prior thereto. Unless the provisions of any class or series of Convertible Securities (other than Pre-Exchange Offer Securities) which are or become convertible into or exercisable or exchangeable for shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock provide specifically to the contrary, after any Conversion Date or Redemption Date on which all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock were converted or redeemed, any share of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock that is issued on conversion, exercise or exchange of any such Convertible Securities will, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.


     (d) GENERAL.

     (i) Not later than the 10th Trading Day following the consummation of a Disposition referred to in subparagraph 6(b) of this Section E, the Corporation shall announce publicly by press release (A) the TCI Ventures Group Net Proceeds of such Disposition, (B) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, (C) the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Exchange Offer Securities), (D) the TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, and (E) the Adjusted TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in clauses (i), (ii) or (iii) of paragraph 6(b) of this Section E it has irrevocably determined to take.

     (ii) If the Corporation determines to pay a dividend pursuant to clause (i) of subparagraph 6(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such


                                     II-A-22

Disposition, cause to be given to each holder of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition,
(B) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and or other securities or property to be distributed in respect of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, (D) the TCI Ventures Group Net Proceeds of such Disposition, (E) the TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive such dividend only if they appropriately convert, exercise or exchange such Convertible Securities prior to the record date referred to in clause (A) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation.



     (iii) If the Corporation determines to undertake a redemption of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the TCI Ventures Group pursuant to clause (ii) (A) of paragraph 6(b) of this Section E, the Corporation shall cause to be given to each holder of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice sorting forth (A) a statement that all shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on the Redemption Date shall be redeemed, (B) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and or other securities or property to be paid as a redemption price in respect of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on the Redemption Date, (D) the TCI Ventures Group Net Proceeds of such Disposition, (E) the Adjusted TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the place or places where certificates for shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and or other securities or property, (G) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Exchange Offer Securities), and (H) in the case of a notice to holders of Convertible Securities (other than Pre-Exchange Offer Securities), a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 6(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.



                                     II-A-23

     (iv) If the Corporation determines to undertake a redemption of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the TCI Ventures Group pursuant to clause (ii)(B) of paragraph 6(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock then outstanding shall be selected for redemption, (B) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and or other securities or property to be paid as a redemption price in respect of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock selected for redemption, (D) the TCI Ventures Group Net Proceeds of such Disposition, (E) the TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion or exercise prices thereof, (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the date referred to in clause (A) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following such date and (H) a statement that the Corporation will not be required to register a transfer of any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (A) of this sentence. Promptly following the date referred to in clause (A) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Corporation shall cause to be given to each holder of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be so redeemed, a notice setting forth (A) the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock held by such holder to be redeemed, (B) a statement that such shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock shall be redeemed, (C) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (D) the kind and per share amount of shares of capital stock, cash and or other securities or property to be received by such holder with respect to each share of such Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be redeemed, including details as to the calculation thereof, and (E) the place or places where certificates for shares of such Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and or other securities or property. The notices referred to in this clause (iv) shall be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Corporation. The outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock to be redeemed shall be redeemed by the Corporation pro rata among the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.


     (v) In the event of any conversion pursuant to paragraph 2(e) of this Section E or pursuant to this paragraph 6 (other than pursuant to paragraph 6(c)), the Corporation shall cause to be given to each holder of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group


                                     II-A-24

Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock shall be converted, (B) the Conversion Date (which shall not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to paragraph 6(b) and which shall not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to paragraph 2(e)), (C) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered, (E) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such conversion only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Conversion Date referred to in clause
(B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 6(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Conversion Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Conversion Date, at such holder's address as the same appears on the transfer books of the Corporation.


     (vi) If the Corporation determines to redeem shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock pursuant to subparagraph (a) of this paragraph 6, the Corporation shall promptly cause to be given to each holder of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice sensing forth (A) a statement that all outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock shall be redeemed in exchange for shares of common stock of the TCI Ventures Group Subsidiaries, (B) the Redemption Date, (C) the Adjusted TCI Ventures Group Outstanding Interest Fraction as of a recent date preceding the date of such notice, (D) the place or places where certificates for shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of the TCI Ventures Group Subsidiaries, (E) the number of outstanding shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and the number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Exchange Offer Securities), and (F) in the case of a notice to holders of Convertible Securities (other than Pre-Exchange Offer Securities), a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 6(c) of this Section E if such holders convey, or exchange such Convertible Securities following the Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.



                                     II-A-25

     (vii) Neither the failure to mail any notice required by this paragraph 6(d) to any particular holder of Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

     (viii) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph 2(e) of this Section E or pursuant to this paragraph 6. In connection with the determination of the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

     (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock; provided, however, that if the Conversion Date or the Redemption Date with respect to the Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Corporation's default in payment of the dividend or distribution due on such date.


     (x) Before any holder of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock pursuant to paragraph 2(e) of this Section E or pursuant to this paragraph 6, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after such surrender of certificates representing shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock deliver to the person for whose account shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 6(d)(viii). If less than all of the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock not redeemed. The Corporation shall not be required to register a transfer of (1) any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock for a period of 15 Trading



                                     II-A-26

Days next preceding any selection of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock to be redeemed or (2) any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to paragraph 2(c) of this Section E.

     (xi) From and after any applicable Conversion Date or Redemption Date, all rights of a holder of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities contemplated by paragraph 6(d)(viii) of this Section E and such holder shall have no other or further rights in respect of the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other properties which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other property upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption. No holder of a certificate that, immediately prior to the applicable Conversion Date or Redemption Date for the Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, represented shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Conversion Date or Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, as the case may be, for any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

     (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock pursuant to this Section E. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

7.   Liquidation.

     In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, (a) the holders of the shares of Series A TCI Group Common Stock and the holders of the shares of Series B TCI Group Common Stock shall share equally, on a share for share basis, in a percentage of the


                                     II-A-27
funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of W/Z for the 20-Trading Day period ending on the Trading Day prior to the date of the public announcement of such liquidation, dissolution or winding up, (b) the holders of the shares of Series A Liberty Media Group Common Stock and the holders of the shares of Series B Liberty Media Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of X/Z for such 20-Trading Day period, and (c) the holders of the shares of Series A TCI Ventures Group Common Stock and the holders of the Series B TCI Ventures Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of Y/Z for such 20-Trading Day period, where W is the aggregate Market Capitalization of the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, X is the aggregate Market Capitalization of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, Y is the aggregate Market Capitalization of the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock, and Z is the aggregate Market Capitalization of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series A TCI Ventures Group Common Stock and the Series B TCI Ventures Group Common Stock. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 7.


8.   Determinations by the Board of Directors.

     Any determinations made by the Board of Directors under any provision in this Section E shall be final and binding on all stockholders of the Corporation, except as may otherwise be required by law. The Corporation shall prepare a statement of any such determination by the Board of Directors respecting the fair market value of any properties, assets or securities and shall file such statement with the Secretary of the Corporation.

9.   Certain Definitions.

     Unless the context otherwise requires, the terms defined in this paragraph 9 shall have, for all purposes of this Section E, the meanings herein specified:

          "Adjusted Liberty Media Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date, (b) the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date, (c) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable, determined as of such date, upon conversion, exercise or exchange of Pre-Distribution Convertible Securities and (d) the number of Committed Acquisition Shares issuable, determined as of such date.


          "Adjusted TCI Ventures Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on such date, (b) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date, and (c) the aggregate number of shares of Series A TCI Ventures Group Common Stock issuable, determined as of such date, upon conversion, exercise or exchange of Pre-Exchange Offer Securities.



                                     II-A-28

          "Appraisal Date" with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the last day of the calendar month preceding the month in which the Selection Date occurs.


          "Appraiser" means each of the First Appraiser, the Second Appraiser and the Mutually Designated Appraiser.


          "Committed Acquisition Shares" shall mean (a) the shares of Series A Liberty Media Group Common Stock that the Corporation had, prior to the record date for the Liberty Media Group Distribution, agreed to issue, but as of such record date had not issued, and (b) the shares of Series A Liberty Media Group Common Stock that are issuable upon conversion, exercise or exchange of Convertible Securities that the Corporation had, prior to the record date for the Liberty Media Group Distribution, agreed to issue, but as of such record date has not issued, in each case including obligations of the Corporation to issue shares of the Corporation's Class A Common Stock, par value $1.00 per share, which as a result of the Liberty Media Group Distribution, constitute obligations to issue, among other securities, Series A Liberty Media Group Common Stock or Convertible Securities which are convertible into or exercisable or exchangeable for Series A Liberty Media Group Common Stock; provided, however, that Committed Acquisition Shares shall not include any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock issuable upon conversion, exercise or exchange of Pre-Distribution Convertible Securities. The type and amount of Committed Acquisition Shares issuable shall be appropriately adjusted to reflect subdivisions and combinations of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of the Series A Liberty Media Group Common Stock, in each case occurring (or the record date for which occurs) after the Liberty Media Group Distribution.


          "Conversion Date" shall mean any date fixed by the Board of Directors for a conversion of shares of (i) Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, or (ii) Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, as the case may be, as set forth in a notice to holders of the applicable series of Common Stock pursuant to paragraph 5(d) or 6(d), as applicable, of this Section E.

          "Convertible Securities" shall mean any securities of the Corporation (other than any series of Common Stock) or any Subsidiary thereof that are convertible into, exchangeable for or evidence the right to purchase any shares of any series of Common Stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise.


          " Corporation Earnings (Loss) Attributable to the Liberty Media Group" for any period, shall mean the net earnings or loss of the Liberty Media Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Liberty Media Group for such period as presented in the combined financial statements of the Liberty Media Group for such period, including income and expenses of the Corporation attributed to the operations of the Liberty Media Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.



          "Corporation Earnings (Loss) Attributable to the TCI Group" for any period, shall mean the net earnings or loss of the TCI Group for such period determined on a basis consistent with the determination of the net earnings or loss of the TCI Group for such period as presented in the combined financial statements of the TCI Group for such period, including income and expenses of the Corporation attributed to the operations of the TCI Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.



          "Corporation Earnings (Loss) Attributable to the TCI Ventures Group" for any period, shall mean the net earnings or loss of the TCI Ventures Group for such period determined on a basis consistent with the determination of the net earnings or loss of the TCI Ventures Group for such period as presented in



                                     II-A-29
     the combined financial statements of the TCI Ventures Group for such period, including income and expenses of the Corporation attributed to the operations of the TCI Ventures Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

          "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.


          "Exchange Offers" means those certain offers made by the Corporation to exchange shares of Series A TCI Ventures Group Common Stock for shares of Series A TCI Group Common Stock, and to exchange shares of Series B TCI Ventures Group Common Stock for shares of Series B TCI Group Common Stock, on the terms and subject to the conditions set forth in the Offering
     Circular, dated             , and the related Letter of Transmittal.


          "First Appraiser" means, with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, an investment banking firm of recognized national standing selected by the Corporation to make such determination.

          "Higher Appraised Amount," with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the higher of the respective final views of the First Appraiser and the Second Appraiser as to such private market value.

          "Independent Committee" means a committee of the Board of Directors of the Corporation formed in order to select the Second Appraiser, all of whose members are "independent directors" as determined under Nasdaq National Market rules.


          "Initial Ventures Options" means those certain options to purchase shares of Series A TCI Ventures Group Common Stock that are issued effective upon the consummation of the Exchange Offers, in connection with the adjustment of the Adjustable Options. For purposes of this definition, the term "Adjustable Options" means those options to purchase shares of Series A TCI Group Common Stock that are outstanding immediately prior to the consummation of the Exchange Offers under any Existing Stock Plan (as defined below), which options the Board of Directors and, if applicable, the committee of the Board of Directors charged with the administration of such Existing Stock Plan, determined to adjust for the effects of the Exchange Offers by the issuance, in substitution for and in cancellation of each such Adjustable Option effective upon the consummation of the Exchange Offers, of an Initial Ventures Option to purchase a number of shares of Series A TCI Ventures Group Common Stock initially equal to 30% (rounded up to the next whole number) of the number of shares of Series A TCI Group Common Stock that would have been issuable upon exercise of such Adjustable Option immediately prior to the consummation of the Exchange Offers, and an option to purchase a number of shares of Series A TCI Group Common Stock equal to 70% (rounded down to the next whole number) of the number of shares of Series A TCI Group Common Stock that would have been issuable upon exercise of such Adjustable Option immediately prior to the consummation of the Exchange Offers, together with such other securities as were then issuable upon exercise of such Adjustable Option (and in each case, having such other terms consistent with the terms of the Adjustable Option for which they are exchanged as the Board of Directors or the committee, as applicable, determines.) The term "Existing Stock Plans" means each of the following: the Tele-Communications, Inc. 1994 Stock Incentive Plan, the Tele-Communications, Inc. 1995 Employee Stock Incentive Plan and the Tele-Communications, Inc. 1996 Incentive Plan.


          "Liberty Media Group" shall mean, as of any date that any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock have been issued and continue to be outstanding:


             (a) the interest of the Corporation or of any of its subsidiaries in Liberty Media Corporation or any of its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective properties and assets,



                                     II-A-30

             (b) all assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to any of the properties or assets referred to in clause (a) of this sentence, whether or not such assets or liabilities are assets and liabilities of Liberty Media Corporation or any of its subsidiaries (or a successor as described in clause (a) of this sentence),

             (c) all assets and properties contributed or otherwise transferred to the Liberty Media Group from the TCI Group, and

             (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Liberty Media Group, as determined by the Board of Directors;


     provided that (i) from and after any dividend or other distribution with respect to any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest," or in other securities of the Corporation attributed to the Liberty Media Group for which provision shall be made as set forth in the penultimate sentence of this definition), the Liberty Media Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Liberty Media Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Liberty Media Group Outstanding interest Fraction in effect immediately prior to the record date for such dividend or other distribution and (ii) from and after any transfer of assets or properties from the Liberty Media Group to the TCI Group, the Liberty Media Group shall no longer include the assets or properties so transferred. If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in securities of the Corporation attributed to the Liberty Media Group other than Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (i) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the Liberty Media Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be convened, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the Liberty Media Group shall in such case include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group.


          "Liberty Media Group Available Dividend Amount," as of any date, shall mean the product of the Liberty Media Group Outstanding Interest Fraction and either: (a) the excess of (i) an amount equal to the total assets of the Liberty Media Group less the total liabilities (not including preferred stock) of the Liberty Media Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and each class or series of Preferred Stock attributed to the Liberty Media Group or (b) in case there is no such excess, an amount equal to the


                                     II-A-31

     Corporation Earnings (Loss) Attributable to the Liberty Media Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

          "Liberty Media Group Distribution" shall mean the share distribution of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock made to the holders of record of Series A TCI Group Common Stock and Series B TCI Group Common Stock as of the close of business on August 4, 1995.


          "Liberty Media Group Inter-Group Interest Fraction," as of any date, shall mean a fraction the numerator of which is the Number of Shares issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date and (b) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding as of such date.


          "Liberty Media Group Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the Liberty Media Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (i) or
     (ii), respectively, of paragraph 5(b) of this Section E (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group or the TCI Ventures Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Liberty Media Group, including, without limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations (without duplication of amounts allocated for the satisfaction of the Corporation's obligations with respect to Pre-Distribution Convertible Securities and Committed Acquisition Shares issuable which are included in the determination of the Adjusted Liberty Media Group Outstanding Interest Fraction) in respect of Preferred Stock attributed to the Liberty Media Group. For purposes of this definition, any properties and assets of the Liberty Media Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in clause (z) of paragraph 5(b) of this Section E.


          "Liberty Media Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest as of such date.


          "Liberty Media Group Private Market Value" shall mean an amount equal to the private market value of the Liberty Media Group as of the Appraisal Date. Each of the First Appraiser, the Second Appraiser and the Mutually Designated Appraiser, if any, shall be instructed to determine the private market value of the Liberty Media Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the Liberty Media Group, as if the Liberty Media Group were a publicly traded non-controlled corporation and the purchaser was acquiring all of the capital stock of such corporation, and without consideration of any potential regulatory constraints limiting the potential purchasers of the Liberty Media Group other than that which would have existed if the Liberty Media Group were a publicly traded non-controlled entity.


                                     II-A-32

          "Lower Appraised Amount," with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the lower of the respective final views of the First Appraiser and the Second Appraiser as to such private market value.

          "Market Capitalization" of any class or series of capital stock of the Corporation on any Trading Day shall mean the product of (i) the Market Value of one share of such class or series on such Trading Day and (ii) the number of shares of such class or series outstanding on such Trading Day.

          "Market Value" of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case on the Nasdaq National Market, or if the shares of such class or series are not quoted on such Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such class or series as determined by the Board of Directors; provided that for purposes of determining the ratios set forth in paragraphs 2(d), 2(e), 5(b), 6(b) and 7 of this Section E, (a) the "Market Value" of any share of any series of Common Stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to such series of Common Stock shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board of Directors and (b) the "Market Value" of any share of any series of Common Stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock or (ii) the "ex" date or any similar date for any dividend or distribution with respect to any such series of Common Stock in shares of such series of Common Stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.


          "Mutually Appraised Amount," with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the determination by the Mutually Designated Appraiser of such private market value.


          "Mutually Designated Appraiser" shall mean, if required with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, the investment banking firm of recognized national standing jointly designated by the First Appraiser and the Second Appraiser to make such determination.

          "Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest" after the Liberty Media Group Distribution shall be zero and shall from time to time thereafter, as applicable, be


             (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of Series A Liberty Media Group Common Stock,


             (b) decreased (but not to less than zero) by (i) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or sold by the Corporation after the Liberty Media Group Distribution other than Committed Acquisition Shares, the proceeds of which are attributed to the TCI Group, (ii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon conversion, exercise or exchange of Convertible Securities (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares), the proceeds of which are attributed to the TCI Group, (iii) the aggregate number of shares of Series A Liberty Media Group


                                     II-A-33

        Common Stock issued or delivered by the Corporation as a dividend or distribution to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, (iv) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon the conversion, exercise or exchange of any Convertible Securities (other than Pre-Distribution Convertible Securities and Convertible Securities which are convertible into or exercisable or exchangeable for Committed Acquisition Shares) issued or delivered by the Corporation after the Liberty Media Group Distribution as a dividend or distribution or by reclassification or exchange to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock and (v) the aggregate number of shares of Series A Liberty Media Group Common Stock (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties attributed to the Liberty Media Group that are transferred from the Liberty Media Group to the TCI Group in consideration of a reduction in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such transfer, and

             (c) increased by (i) the aggregate number of any shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board of Directors) of assets or properties theretofore attributed to the TCI Group that are contributed to the Liberty Media Group in consideration of an increase in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution and (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are deemed to be converted, exercised or exchanged pursuant to the last sentence of the definition of "TCI Group" in this paragraph 9. The Corporation shall not issue or sell shares of Series B Liberty Media Group Common Stock in respect of a reduction in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest.

     Whenever a change in the Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.


     "Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest" shall initially be 204,927,700 and, immediately following the consummation of the Exchange Offers and the attribution of the TCI Ventures Group Preferred Interest to the TCI Group, shall be zero and thereafter shall from time to time, as applicable, be


          (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and dividends or distributions of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock and other reclassifications of the Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock,


          (b) decreased (but not to less than zero) by (i) the aggregate number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock issued or sold by the Corporation after the consummation of the Exchange Offers the proceeds of which are attributed to the TCI Group, (ii) the aggregate number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock issued or delivered upon conversion, exercise or exchange of Convertible Securities (other than Pre-Exchange Offer Securities), the proceeds of which are attributed to the TCI Group, (iii) the aggregate number of shares of Series A TCI Ventures Group



                                     II-A-34

     Common Stock or Series B TCI Ventures Group Common Stock issued or delivered by the Corporation as a dividend or distribution to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, (iv) the aggregate number of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock issued or delivered upon the conversion, exercise or exchange of any Convertible Securities (other than Pre-Exchange Offer Securities) issued or delivered by the Corporation after the consummation of the Exchange Offers as a dividend or distribution or by reclassification or exchange to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock and (v) the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties attributed to the TCI Ventures Group that are transferred from the TCI Ventures Group to the TCI Group in consideration of a reduction in the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, divided by the Market Value of one share of Series A TCI Ventures Group Common Stock as of the date of such transfer, and

          (c) increased by (i) the aggregate number of any shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board of Directors) of assets or properties theretofore attributed to the TCI Group that are contributed to the TCI Ventures Group in consideration of an increase in the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest, divided by the Market Value of one share of Series A TCI Ventures Group Common Stock as of the date of such contribution and (iii) the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock into or for which Convertible Securities are deemed to be converted, exercised or exchanged pursuant to the last sentence of the definition of "TCI Group" in this paragraph 9.

     Whenever a change in the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

     "Pre-Distribution Convertible Securities" shall mean Convertible Securities that were outstanding on the record date for the Liberty Media Group Distribution and were, prior to such date, convertible into or exercisable or exchangeable for shares of the Class A Common Stock, par value $1.00 per share, of the Corporation.


     "Pre-Exchange Offer Securities" shall mean the TCI-UA Notes and the Initial Ventures Options.


     "Qualifying Subsidiary" shall mean a Subsidiary of the Corporation in which
(x) the Corporation's ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of the Corporation's interest in such Subsidiary to the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock that is tax free to such holders or (y) the Corporation owns, directly or indirectly, all of the issued and outstanding capital stock.


[Note: If both the TCI Ventures Group Stock Proposal and the Liberty Media Group Amendment Proposal are approved by stockholders, the definition of "Qualifying Subsidiary" will instead be amended to read as set forth in Annex II-B.]


     "Redemption Date" shall mean any date fixed for a redemption or purchase of shares of (i) Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or (ii) Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, as the case may be, as set forth in a notice to holders of such series pursuant to this Certificate.

     "Related Business Transaction" shall mean any Disposition of all or substantially all of the properties and assets of the Liberty Media Group or the TCI Ventures Group, as the case may be, in which the Corporation receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital


                                     II-A-35
stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of the Liberty Media Group or the TCI Ventures Group, as the case may be, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets and properties of the Liberty Media Group or the TCI Ventures Group, as the case may be, or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Liberty Media Group or the TCI Ventures Group, as the case may be, prior to such Disposition, as determined in good faith by the Board of Directors.

     "Second Appraiser" means, with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, an investment banking firm of recognized national standing selected by the Independent Committee to make such determination.

     "Selection Date," with respect to any determination of the Liberty Media Group Private Market Value or the TCI Ventures Group Private Market Value, shall mean the date upon which the Second Appraiser for such determination is selected by the Independent Committee.

     "Subsidiary" shall mean, with respect to any person or entity, any corporation or partnership 50% or more of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

     "TCI Group" shall mean, as of any date:

          (a) the interest of the Corporation or any of its subsidiaries in all of the businesses in which the Corporation or any of its subsidiaries (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of the Corporation or any of its subsidiaries, other than any businesses, assets or liabilities of the Liberty Media Group or the TCI Ventures Group;

          (b) a proportionate interest in the businesses, assets and liabilities of the Liberty Media Group equal to the Liberty Media Group Inter-Group Interest Fraction as of such date;

          (c) a proportionate interest in the businesses, assets and liabilities of the TCI Ventures Group equal to the TCI Ventures Group Inter-Group Interest Fraction as of such date;


          (d) from and after any dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Liberty Media Group Inter-Group Interest," or in other securities of the Corporation attributed to the Liberty Media Group, for which provision shall be made as set forth in the penultimate sentence of this definition), an amount of assets or properties theretofore included in the Liberty Media Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Liberty Media Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Liberty Media Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution; and


          (e) from and after any dividend or other distribution with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock (other than a dividend or other distribution payable in shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest," or in other securities of the Corporation attributed to the TCI Ventures Group, for which provision shall be made as set forth in the penultimate sentence of this definition), an amount of


                                     II-A-36
     assets or properties theretofore included in the TCI Ventures Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend or other distribution with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock multiplied by a fraction the numerator of which is equal to the TCI Ventures Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the TCI Ventures Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution;

          (f) any assets or properties transferred from the Liberty Media Group or the TCI Ventures Group to the TCI Group; and

          (g) the TCI Ventures Group Preferred Interest;

provided that, from and after any contribution or transfer of any assets or properties from the TCI Group to the Liberty Media Group or the TCI Ventures Group, the TCI Group shall no longer include such assets or properties so contributed or transferred (other than pursuant to its interest in the businesses, assets and liabilities of the Liberty Media Group or the TCI Ventures Group pursuant to clauses (b) or (c), respectively, above). If (1) the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in other securities of the Corporation attributed to the Liberty Media Group, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (d) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the TCI Group shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group, or (2) the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock payable in other securities of the Corporation attributed to the TCI Ventures Group, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (e) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, the TCI Group shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the TCI Group shall in such case no longer include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group or the TCI Ventures Group.


     "TCI Group Available Dividend Amount," as of any date, shall mean either:
(a) the excess of (i) an amount equal to the total assets of the TCI Group less the total liabilities (not including preferred stock) of the TCI Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and each class or series of Preferred Stock attributed to the TCI Group or (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the TCI Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.



                                     II-A-37

     "TCI-UA Notes" shall mean those certain convertible notes due December 12, 2021 issued by TCI-UA, Inc., a Subsidiary of the Corporation, which notes were, prior to the consummation of the Exchange Offers, exchangeable for shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock.


     "TCI Ventures Group" shall mean, as of any date that any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock have been issued and continue to be outstanding:


          (a) the interest of the Corporation or of any of its subsidiaries in any of the following Persons or any of their respective subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective properties and assets:
     TCI Ventures Group, LLC, Tele-Communications International, Inc., TCI Telephony Holdings, Inc., New Jersey Fiber Technologies, L.P., Louisville Lightwave, Western Tele-Communications, Inc., TCI GCI, Inc., TCI UVSG, Inc., Acclaim Entertainment, Inc., TCI TSX, Inc., Intessera, Inc., TCI-TVGOS, Inc., TCI MCNS Holdings, Inc., TCI ETC Holdings, Inc., TCI Internet Holdings, Inc., TCI Online Sports Holdings, Inc., TCI Online Village Holdings, Inc., TCI INZ Sports Holdings, Inc., TCI Netscape Holdings, Inc., TCI Java, Inc., National Digital Television Center, Inc., TCI SUMMITrak of Texas, Inc., TCI SUMMITrak, LLC., DigiVentures, LLC, Kitty Hawk Capital Limited Partners, II, New Enterprise Associates IV, Limited Partnership, Venture First II, L.P., TVSM, Inc.,


          (b) all assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to any of the properties or assets referred to in clause (a) of this sentence, whether or not such assets or liabilities are assets and liabilities of any of the Persons named in clause (a) or any of their respective subsidiaries (or any successor as described in clause (a) of this sentence),


          (c) the proceeds of exercise of the Initial Ventures Options and the expense of exercise of any related stock appreciation rights,



          (d) all assets and properties contributed or otherwise transferred to the TCI Ventures Group from the TCI Group, and



          (e) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the TCI Ventures Group, as determined by the Board of Directors;



provided that (i) from after any dividend or other distribution with respect to any shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock (other than a dividend or other distribution payable in shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest," or in other securities of the Corporation attributed to the TCI Ventures Group for which provision shall be made as set forth in the penultimate sentence of this definition), the TCI Ventures Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock multiplied by a fraction the numerator of which is equal to the TCI Ventures Group Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the TCI Ventures Group Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and (ii) from and after any transfer of assets or properties from the TCI Ventures Group to the TCI Group, the TCI Ventures Group shall no longer include the assets or properties so transferred. If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A TCI Ventures Group Common Stock or Series B TCI Ventures Group Common Stock payable in securities of the Corporation attributed to the TCI Ventures Group other than Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so



                                     II-A-38
distributed multiplied by the fraction specified in clause (i) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions are made on such other securities so distributed to the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock, the TCI Ventures Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be convened, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the TCI Ventures Group shall in such case include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the TCI Ventures Group.


     "TCI Ventures Group Available Dividend Amount," as of any date, shall mean the product of the TCI Ventures Group Outstanding Interest Fraction and either:
(a) the excess of (i) an amount equal to the total assets of the TCI Ventures Group less the total liabilities (not including preferred stock) of the TCI Ventures Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock, each class or series of Preferred Stock attributed to the TCI Ventures Group and the TCI Ventures Group Preferred Interest or (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the TCI Ventures Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

     "TCI Ventures Group Inter-Group Interest Fraction," as of any date, shall mean a fraction the numerator of which is the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date and (b) the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding as of such date.

     "TCI Ventures Group Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the TCI Ventures Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (i) or (ii), respectively, of paragraph 6(b) of this Section E (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group or the Liberty Media Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the TCI Ventures Group, including, without limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations (without duplication of amounts allocated for the satisfaction of the Corporation's obligations with respect to Pre-Exchange Offer Securities which are included in the determination of the Adjusted TCI Ventures Group Outstanding Interest Fraction) in respect of Preferred Stock attributed to the TCI Ventures Group and in respect of the TCI Ventures Group Preferred Interest. For purposes of this definition, any properties and assets of the TCI Ventures Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in clause (z) of paragraph 6(b) of this Section E.


                                     II-A-39

     "TCI Ventures Group Outstanding Interest Fraction," as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest as of such date.


     "TCI Ventures Group Preferred Interest" means the preferred equity interest in the TCI Ventures Group that shall be attributed to the TCI Group following the consummation of the Exchange Offers if the number of shares of Series A TCI Group Common Stock validly tendered pursuant to the Exchange Offers and not withdrawn is less than 188,661,300 (the amount of such shortfall being the "Series A Number"), or if the number of shares of Series B TCI Group Common Stock validly tendered pursuant to the Exchange Offers and not withdrawn is less than 16,266,400 (the amount of such shortfall being the "Series B Number"). The stated liquidation value of the TCI Ventures Group Preferred Interest, if any, shall equal the product of (x) the sum of the Series A Number and the Series B Number, multiplied by (y) the Market Value of the Series A TCI Group Common Stock on the last Trading Day preceding the consummation of the Exchange Offers. The TCI Group will be entitled to receive cumulative dividends on the TCI Ventures Group Preferred Interest, which shall accrue at the rate of 5% per annum of the Liquidation Preference thereof, from the date the Exchange Offers are consummated to and including the date that the TCI Ventures Group makes the Liquidation Preference available to the TCI Group. Accrued dividends on the TCI Ventures Group Preferred Interest shall accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers. On and after such fifth anniversary, accrued dividends shall be payable annually on each anniversary of the closing of the Exchange Offers and will accumulate and compound to the extent not paid on any such anniversary. When dividends become payable currently they could be paid (i) through the transfer of cash or other assets from the TCI Ventures Group to the TCI Group,
(ii) through the reduction of amounts owed by the TCI Group to the TCI Ventures Group, (iii) through the deemed transfer of taxable losses of the TCI Ventures Group to the TCI Group pursuant to the tax sharing agreement among the TCI Ventures Group, the TCI Group and the Liberty Media Group, effective for periods after October 1, 1997 (in an amount equal to the highest corporate tax rate in effect at the time of the dividend multiplied by the amount of taxable losses deemed transferred), but only if such taxable losses have not been utilized in any calculation under such tax sharing agreement or (iv) through the cancellation of amounts owed by the TCI Group under such tax sharing agreement with respect to utilized tax benefits of the TCI Ventures Group. The Liquidation Preference of the TCI Ventures Group Preferred Interest as of any relevant date shall be an amount equal to the sum of (a) the stated liquidation value of the TCI Ventures Group Preferred Interest plus (b) an amount equal to all dividends accrued thereon as of any annual dividend payment date that have not been paid on such date (which dividends shall remain a part of the Liquidation Preference until such accrued dividends and all dividends accrued thereon have been paid in full), plus (c) for purposes of determining the amounts payable with respect to the TCI Ventures Group Preferred Interest upon redemption thereof or the liquidation, dissolution and winding up of the TCI Ventures Group, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (a) and (b) during the period from the immediately preceding dividend payment date to such date. The TCI Ventures Group Preferred Interest shall be redeemed in full on the fifteenth (15th) anniversary of the consummation of the Exchange Offers, and may be redeemed, in whole or in part, at the discretion of the Board of Directors at any time prior thereto, for a redemption price, payable in cash, equal to the Liquidation Preference thereof as of the redemption date.


     "TCI Ventures Group Private Market Value" shall mean an amount equal to the private market value of the TCI Ventures Group as of the Appraisal Date. Each of the First Appraiser, the Second Appraiser and the Mutually Designated Appraiser, if any, shall be instructed to determine the private market value of the TCI Ventures Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the TCI Ventures Group, as if the TCI Ventures Group were a publicly traded non-controlled corporation and the purchaser was acquiring all of the capital stock of such corporation, and without consideration of any potential regulatory constraints limiting the potential purchasers of the TCI Ventures Group other than that which would have existed if the TCI Ventures Group were a publicly traded non-controlled entity.


                                     II-A-40

     "Trading Day" shall mean each weekday other than any day on which any relevant class or series of capital stock of the Corporation is not traded on the Nasdaq National Market System or in the over-the-counter market."


SECTION C OF ARTICLE V OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS PROPOSED TO BE AMENDED PURSUANT TO THE TCI VENTURES GROUP STOCK PROPOSAL TO READ IN ITS ENTIRETY AS FOLLOWS:

                                   "SECTION C

                              REMOVAL OF DIRECTORS


     Subject to the rights of the holders of any class or series of Preferred Stock, directors may be removed from office only for cause (as hereinafter defined) upon the affirmative vote of the holders of 66 2/3% of the total voting power of the then outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, Series A TCI Ventures Group Common Stock, Series B TCI Ventures Group Common Stock and any class or series of Preferred Stock entitled to vote at an election of directors, voting together as a single class. Except as may be provided by law, "cause" for removal, for purposes of this Section C, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of the Corporation, as determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director) to be in derogation of the director's duties."


SECTION A OF ARTICLE VIII OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS PROPOSED TO BE AMENDED PURSUANT TO THE TCI VENTURES GROUP STOCK PROPOSAL TO READ IN ITS ENTIRETY AS FOLLOWS:

                                 "ARTICLE VIII

                            MEETINGS OF STOCKHOLDERS

                                   SECTION A

                          ANNUAL AND SPECIAL MEETINGS

     Subject to the rights of the holders of any class or series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in the terms of any class or series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Securities (as hereinafter defined) or
(ii) at the request of at least 75% of the members of the Board of Directors then in office. The term "Voting Securities" shall include the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series A TCI Ventures Group Common Stock, the Series B TCI Ventures Group Common Stock and any class or series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof."


                                     II-A-41

                                                                      ANNEX II-B

                              PROPOSED AMENDMENTS
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TELE-COMMUNICATIONS, INC.

           (IMPLEMENTING THE LIBERTY MEDIA GROUP AMENDMENT PROPOSAL)

PARAGRAPH 5(A) OF SECTION E OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS PROPOSED TO BE AMENDED PURSUANT TO THE LIBERTY MEDIA GROUP AMENDMENT PROPOSAL TO READ IN ITS ENTIRETY AS FOLLOWS:

     "5. Redemption and Other Provisions Relating to the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock


          (a) REDEMPTION IN EXCHANGE FOR STOCK OF LIBERTY MEDIA GROUP SUBSIDIARIES. At any time at which all of the assets and liabilities attributed to the Liberty Media Group have become and continue to be held directly or indirectly by any one or more Qualifying Subsidiaries (the "Liberty Media Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, redeem, on a pro rata basis, all of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each Liberty Media Group Subsidiary equal to the product of the Adjusted Liberty Media Group Outstanding Interest Fraction and the number of outstanding shares of common stock of such Liberty Media Group Subsidiary held by the Corporation. Any such redemption shall occur on a Redemption Date set forth in a notice to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and Convertible Securities convertible unto or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 5(d)(vi). In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of separate classes or series of common stock of each Liberty Media Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or
     (ii) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of a single class of common stock of each Liberty Media Group Subsidiary without distinction between the shares distributed to the holders of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock. If the Corporation determines to undertake a redemption as described in clause (i) of the preceding sentence, the outstanding shares of common stock of each Liberty Media Group Subsidiary not distributed to holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall consist solely of the class or series having the lower relative voting rights.



THE DEFINITION OF QUALIFYING SUBSIDIARY IN PARAGRAPH 9 OF SECTION E OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION IS PROPOSED TO BE AMENDED PURSUANT TO THE LIBERTY MEDIA GROUP AMENDMENT PROPOSAL TO READ AS
FOLLOWS:


     "Qualifying Subsidiary" shall mean a Subsidiary of the Corporation in which
(i) the Corporation's ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service for (x), in the case of a Subsidiary that holds assets attributed to the Liberty Media Group, a distribution of the Corporation's interest in such Subsidiary to the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock that is tax free to such holders or (y), in the case of a Subsidiary that holds assets attributed to the TCI Ventures Group, a distribution of the Corporation's interest in such Subsidiary to the holders of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock that is tax free to such holders or (ii) the Corporation owns, directly or indirectly, all of the issued and outstanding capital stock.

                                                                       ANNEX III


                       DESCRIPTION OF TCI VENTURES GROUP

GENERAL


     The TCI Ventures Group would initially consist principally of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in Tele-Communications International, Inc. (including its consolidated subsidiaries, "International"), which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group), (ii) TCI's principal interests in the Telephony Business, consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for PCS, to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.), the Company's investment in TCG, a competitive local exchange carrier, and the Company's wholly owned subsidiary WTCI, which provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing a 85% voting interest) in UVSG, which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in @Home, a provider of high speed multimedia Internet services, and TCI's interest in other Internet-related assets and (v) other assets, including NDTC, a wholly owned subsidiary of the Company that provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC, an 80% owned subsidiary of the Company which is a developer and distributor of for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C., wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand its service to include third parties. (Percentage equity and voting interests provided above and elsewhere in this Annex III have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.) The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market.



     The TCI Ventures Group would also include such other assets and liabilities of the TCI Group as the Board of Directors may in the future determine to attribute to the TCI Ventures Group and such other businesses, assets and liabilities as TCI or any of its subsidiaries may in the future acquire for the TCI Ventures Group, as determined by the Board of Directors. It is currently the intention of the Company that any businesses, assets and liabilities so attributed to the TCI Ventures Group in the future would not include assets and liabilities of the Company's domestic programming businesses and investments or its domestic cable operations (including its businesses which utilize its cable facilities to distribute domestic telephony and Internet services).



     The following table lists the entities the Company's interest in which would be attributed to the TCI Ventures Group and sets forth, as of June 30, 1997 (except for unconsolidated entities which are as of March 31, 1997 and except for @Home which has been adjusted to reflect its initial public offering), the TCI Ventures Group's direct or indirect equity interest in such entities (rounded to the nearest whole number) and the businesses currently conducted by such entities. The table excludes certain direct and indirect wholly owned subsidiaries of TCI, the sole assets of which consist of interests in the listed entities. Such subsidiaries (such as TCI Telephony Holdings, Inc.) would also be attributed to the TCI Ventures Group. The Company's interests in certain other of the listed entities are owned through subsidiaries that also own assets which are not attributed to the TCI Ventures Group (such as the ownership by TCI Internet Services, Inc. of both @Home which is in the TCI Ventures Group, and subsidiaries that are engaged in the business of distributing the @Home service to customers over TCI's cable plant, which business is in the TCI Group). Such subsidiaries



                                      III-1
are not attributed to the TCI Ventures Group. Certain of the listed entities operate through subsidiaries and affiliates. In such cases, the listed entity's interest in its subsidiaries and affiliates would also be attributed to the TCI Ventures Group. With respect to listed entities that are partnerships or the interest in which is held through a partnership or similar structure, the Company's voting rights and rights to participate in the earnings of affiliates may differ from the equity interests indicated in the table below.



                 INTERNATIONAL CABLE, TELEPHONY AND PROGRAMMING



                                             TCI VENTURES
                                          GROUP'S DIRECT OR
                COMPANY                  INDIRECT INTEREST(1)                     BUSINESS
                -------                  --------------------                     --------
Tele-Communications International,             85% equity       International cable, telephony and
  Inc.(2)...............................
                                               92% voting       programming interests and operations


                               DOMESTIC TELEPHONY


                                             TCI VENTURES
                                          GROUP'S DIRECT OR
                COMPANY                  INDIRECT INTEREST(1)                     BUSINESS
                -------                  --------------------                     --------
Sprint PCS Partnerships.................       30%              PCS under the "Sprint" brand name
PhillieCo, L.P..........................       35%              PCS under the "Sprint" brand name
Teleport Communications Group, Inc......       30% equity       Competitive Local Exchange Carrier
                                               37% voting
Kansas City Fiber Network, L.P..........       50%(3)(4)        Competitive Access Provider ("CAP") serving
                                                                  the Kansas City metropolitan area
NHT Partnership.........................       40%(4)           CAP serving the Buffalo metropolitan area
New Jersey Fiber Technologies, L.P......       79%(4)           CAP serving the Morristown and New Brunswick,
                                                                  NJ metropolitan area
Louisville Lightwave....................       43%(4)(5)        CAP serving the Louisville and Lexington, KY
                                                                  metropolitan area
Western Tele-Communications, Inc........      100%              Provider of microwave and wireline transport
                                                                  of telecommunications services
General Communication, Inc..............        3%(6)           Telecommunications provider


                      DIVERSIFIED SATELLITE COMMUNICATIONS


                                             TCI VENTURES
                                          GROUP'S DIRECT OR
                COMPANY                  INDIRECT INTEREST(1)                     BUSINESS
                -------                  --------------------                     --------
United Video Satellite Group, Inc.......       40% equity       Satellite distribution of video, audio, data
                                               85% voting         and program promotion services


                                      III-2

                               INTERNET SERVICES


                                             TCI VENTURES
                                          GROUP'S DIRECT OR
                COMPANY                  INDIRECT INTEREST(1)                     BUSINESS
                -------                  --------------------                     --------
At Home Corporation.....................       39% equity       High-speed multimedia Internet services
                                               72% voting
Sportsline USA, Inc.....................        7%              Internet provider of branded interactive
                                                                  sports information, programming and
                                                                  merchandise
iVillage, Inc...........................       12%              Developer of, and Internet and on-line
                                                                  provider of, branded communities and
                                                                  information services pertaining to
                                                                  parenting, careers and personal health
Interzine Productions, Inc..............       15%              Internet provider of interactive sports
                                                                  communities and information services
KPCB Java Fund, L.P.....................        7%              Investor in Java application development


                                     OTHER


                                             TCI VENTURES
                                          GROUP'S DIRECT OR
                COMPANY                  INDIRECT INTEREST(1)                     BUSINESS
                -------                  --------------------                     --------
National Digital Television Center,           100%              Television production and provider of digital
  Inc...................................                          compression and transmission and
                                                                  authorization services to programmers,
                                                                  cable systems and other video distributors
ETC w/tci, Inc.(7)......................       80%              Developer and distributor of for-profit
                                                                  education, training and communication
                                                                  services and products
CareerTrack, Inc.(8)....................       76%              Provider of business and educational seminars
                                                                  and related publications
National School Conference Institute,          64%              Provider of conference and satellite-
  Inc.(8)...............................                          delivered staff development programming for
                                                                  educators
Ingenius(TM)(8)(9)......................       40%              Developer of educational software products
                                                                  designed to facilitate classroom learning
The Lightspan Partnership, Inc.(8)......        9%              Developer of educational programming
Academic Systems Corporation(8).........        8%              Provider of higher education multimedia
                                                                  instruction materials
SUMMITrak(10)...........................      100%              Integrated information management system
DigiVentures, LLC.......................       99%              Leases digital set-top box equipment
Acclaim Entertainment, Inc..............        9%              Publisher of entertainment software
Antec Corporation(11)...................       16%              Manufacturer of products for hybrid
                                                                  fiber/coax broadband networks
Intessera, Inc..........................      100%              Provider of database management software




                                      III-3

                                             TCI VENTURES
                                          GROUP'S DIRECT OR
                COMPANY                  INDIRECT INTEREST(1)                     BUSINESS
                -------                  --------------------                     --------
TCI TVGOS, Inc..........................      100%              Holds an undivided interest in certain
                                                                  intellectual property rights of TV Guide on
                                                                  Screen, a joint venture which has been
                                                                  dissolved
MCNS Holdings, L.P......................       25%              Developer of multimedia communications
                                                                  network and associated technologies.
Kitty Hawk Capital Limited Partnership,         3%              Venture capital fund
  II....................................
New Enterprise Associates IV, L.P.......        1%              Venture capital fund
Venture First II, L.P...................        1%              Venture capital fund
TVSM., Inc..............................       10%              Publishing company of various cable
                                                                  television programming guides



---------------



 (1) For indirect equity and voting interests, the percentage in the table is calculated by multiplying TCI's percentage interest in the holding company by the holding company's percentage interest in the listed company.



 (2) For a description of the businesses in which International has interests, see the chart under "International Cable, Telephony and Programming -- International" below.



 (3) The other 50% interest in Kansas City Fiber Network, L.P. is owned by Kansas City Cable Partners, a partnership that owns and operates cable systems in the Kansas City area, in which the TCI Group holds a 50% interest.



 (4) TCI is negotiating to sell its interests in these partnerships for cash. There can be no assurance that any such sale will occur on terms satisfactory to TCI, or at all; however, if a sale is consummated, the proceeds will be attributed to the TCI Ventures Group.



 (5) TCI's indirect interest in Louisville Lightwave will increase to 50% upon the closing of its acquisition of the balance of the other partner's interest in TCI-TKR of Kentucky, Inc., which owns, among other assets, the interest in Louisville Lightwave.



 (6) The Company has exercised certain registration rights with respect to its equity interest in GCI, and GCI has filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with the SEC with respect to all of the shares of GCI held by the Company. If declared effective and if such shares are sold by the Company, the proceeds of any such sale would be attributed to the TCI Ventures Group.



 (7) The Company is considering certain strategic alternatives with respect to its investment in ETC, including, among other things, additional investments from unrelated entities and a restructuring of the ownership of ETC's assets that could result in a change in control. There can be no assurance that any such transaction would occur on terms satisfactory to the Company or at all. Any proceeds of any such transaction, in the form of cash, capital stock or assets, would be attributed to the TCI Ventures Group.



 (8) Held through ETC.



 (9) ETC had reached an agreement in principle to acquire the remaining 50% of Ingenius(TM) which it did not already own, however the negotiations for a definitive agreement for such transaction are currently in abeyance while certain strategic alternatives with respect to the Company's interest in ETC are being considered.



(10) TCI is considering certain strategic alternatives with respect to SUMMITrak, including a sale of the assets of SUMMITrak or the contribution of the stock or assets of SUMMITrak to a joint venture with another investor. There can be no assurance that any such transaction could be accomplished on terms satisfactory to TCI or at all. The proceeds of any such sale or joint venture interest, if applicable, will be attributed to the TCI Ventures Group. Any such transaction may also include a simultaneous agreement with the purchaser or joint venture to provide information system services to the TCI Group's cable systems. If any such transaction included a service agreement with the TCI Group, there can be no



                                      III-4
     assurance that the terms of such transaction would be as favorable to the TCI Ventures Group as the terms it could have negotiated had such transaction not included such a service agreement.



(11) This interest was previously represented by TCI's interest in TSX Corporation which merged with Antec Corporation in February 1997.


     The principal assets attributed to the TCI Ventures Group are described in greater detail below.

INTERNATIONAL CABLE, TELEPHONY AND PROGRAMMING -- INTERNATIONAL

  OVERVIEW


     International, through its subsidiaries and affiliates, operates multi-channel video and telecommunications distribution networks in, and provides diversified programming services to, selected markets outside the United States ("U.S."). International's activities are concentrated in Europe, Latin America and The Caribbean, and Asia, Australia and New Zealand, with particular focus at present on the United Kingdom ("U.K."), Argentina and Japan. International has ownership interests in companies operating broadband networks that, at December 31, 1996, provided cable television service to an aggregate of approximately 2.9 million basic subscribers and, in the U.K., provided telephone service over approximately 947,000 telephone lines (a customer may have multiple telephone lines). As of December 31, 1996, International also had ownership interests in or managed 39 cable and satellite programming services which were received by subscribers in various countries outside the U.S.



     All of TCI's interests in International would be attributed to the TCI Ventures Group. As of June 30, 1997, TCI owned 86.25 million shares of TINTA Series A Common Stock and all of the outstanding shares of TINTA Series B Common Stock (collectively, the "TINTA Common Stock"). Such shares represented approximately 85% of the outstanding shares of TINTA Common Stock and, due to TCI's ownership of all of the TINTA Series B Common Stock (which has greater per share voting rights), approximately 92% of the combined voting power of the outstanding shares of TINTA Common Stock.



     The following table sets forth as of March 31, 1997, the name of each of the operating companies in which International has a direct or indirect equity interest, the amount of such interest (based generally on the ownership interest in capital stock and rounded to the nearest whole number) in each such operating company, and the businesses currently conducted by such operating company. With respect to Cablevision S.A. and TCI Cablevision of Puerto Rico, Inc., International's two consolidated subsidiaries, the information is as of June 30,1997. International's interests in the following operating companies are often held through



                                      III-5
holding companies and its voting rights and rights to participate in the earnings of affiliates may differ from the equity interests indicated in the table below.


                                                          INTERNATIONAL'S
                                                         DIRECT OR INDIRECT
        COUNTRY                OPERATING COMPANY            INTEREST(1)             BUSINESS
        -------                -----------------         ------------------         --------
EUROPE
------------------------
United Kingdom..........  Telewest Communications plc            27%(2)        Cable/Telephony
                          Flextech p.l.c.                        46%(3)        Programming
                          DMX Inc.                               18%(4)        Music Programming
Israel..................  Tevel Israel International             23%           Cable/Programming
                            Communications Ltd.
                            ("Tevel")
Ireland.................  Princes Holdings Ltd.                  25%           Cable/MMDS
                          ("Princes")
Malta...................  Melita Cable TV Ltd.                   33%           Cable
                          ("Melita")
Poland..................  Aster City Cable Sp. Zo.o.             22%(5)        Cable
                          Regionale Telewizja Kablowa            44%
                            Autocom Sp. Zo.o.
                          Katowicka Telewizja Kablowa            34%
                            S.A.
                          Przedsiebiorstwo Rozwoju               44%
                            Handlui TeleKomunikacji
                            Sp. Zo.o.
                          Telefonia Polska Zachod Sp.            29%           Telephony
                            Zo.o.
France..................  MultiThematiques, S.A.                 33%           Programming
                          Videopole S.A.                          7%           Cable

LATIN AMERICA AND THE CARIBBEAN
-----------------------------------------------------
Argentina...............  Cablevision S.A.                       51%(6)        Cable
Chile...................  Metropolis-Intercom S.A.               24%           Cable
Dominican Republic......  TeleCable Nacional, CXA                49%           Cable
Puerto Rico.............  TCI Cablevision of Puerto             100%           Cable
                            Rico, Inc.
Various.................  The Sports Venture(7)                  25%           Programming
                          DTH Ventures(8)                        10%           DTH Satellite
ASIA, AUSTRALIA AND NEW ZEALAND
---------------------------------------------------------------------------
Japan...................  Jupiter Telecommunications,            40%           Cable
                            Co., Ltd.
                          Jupiter Programming Co.,               50%           Programming
                            Ltd
Singapore...............  Asia Business News                     49%(9)        Programming
                            (Singapore) Private
Australia...............  Australis Media Ltd.                    1%           MMDS/DTH Satellite
                          The Premium Movie                      17%           Programming
                            Partnership
New Zealand.............  Sky Network Television                 13%(10)       UHF Subscription/
                            Limited                                              Programming



---------------



 (1) For indirect equity interests, the percentage in the table is calculated by multiplying International's percentage interest in the holding company by the holding company's percentage interest in the operating company.



 (2) International's interest in Telewest Communications plc ("Telewest") is held through its 50% interest in TW Holdings, L.L.C. ("TW Holdings") which has a majority interest in Telewest.



                                      III-6

 (3) In April 1997, Flextech p.l.c. ("Flextech") and BBC Worldwide Limited ("BBC Worldwide") formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions that resulted in, among other things, International having ownership and voting interests in Flextech of 36% and 50%, respectively. See "-- United Kingdom -- Cable and Satellite Programming Services."



 (4) On July 11, 1997, DMX Inc. merged with TCI Music. As a result of such merger, International currently owns 4% of TCI Music and entities attributed to the TCI Group and the Liberty Media Group own 84% and 2%, respectively, in TCI Music. TCI Music operates both in the U.S. and the U.K.



 (5) International's interest in Aster City Cable Sp. Zo.o. ("Aster City") is held through its 44% interest in Bresnan International Partners (Poland), L.P. ("BIP Poland"), which owns a 49% interest in Aster City. In May 1997, BIP Poland executed agreements to acquire the remaining 51% interest in Aster City not already owned by it. This transaction is expected to close in the third quarter of 1997, although no assurance can be given that such transaction will be consummated. International is currently in discussions to swap its 44% interest in BIP Poland with the parent company of the other partner in BIP Poland for certain cash and other assets, including such entity's 20% interest in Bresnan International Partners (Chile), L.P.



 (6) International has an option to purchase an additional 29-39% equity interest in Cablevision, exercisable at any time on or before October 30, 1997. See "-- Latin America and The Caribbean-Argentina." However, as part of a reevaluation of its global strategy, International has been considering various ways to monetize a substantial portion of its investment in Cablevision.



 (7) Represents a joint venture, including a number of partnerships or other entities under common ownership, formed by International, Liberty, a wholly owned subsidiary of TCI, and News Corporation Limited ("News Corp."), which venture currently operates sports services in Latin America and Australia and intends to operate new sports services throughout the world (excluding the U.S., Canada and certain other geographic areas). See "-- Latin America and The Caribbean--Strategic Ventures."



 (8) Represents various joint ventures for the development and operation of direct-to-home satellite ("DTH satellite") service in Brazil, Mexico and various Central and South American countries. See "-- Latin America and The Caribbean--Strategic Ventures."



 (9) International has exercised an option which entitles it to acquire an additional interest in Asia Business News (Singapore) Private ("ABN") which would increase its interest in ABN to 50%. International is also in discussions, however, regarding a proposed sale of its interest in ABN to the other major shareholder of ABN and a third party. See "--Asia -- Other Asian Programming."



(10) International's interest in Sky Network Television New Zealand Ltd. ("Sky Network") is held through its 25.5% interest in HKP Partners of New Zealand ("HKP"). The partners of HKP, including International, are currently in discussions with regard to a proposed sale of their interest in HKP to a third party.



     Merely for convenience, the following discussion in some instances contains translations of the local functional currency of International's subsidiaries and equity affiliates into U.S. currency at the applicable spot rate (as published in The Wall Street Journal) in effect on March 31, 1997, unless otherwise specified. No representation is made that any of such local functional currencies have been, could have been or could be converted into U.S. dollars at such rates. With respect to translations of sums which have already been paid, such translations indicate the actual U.S. dollar amount paid. The applicable rates at March 31, 1997 for the U.K. pound sterling ("L" or "pounds") and the Japanese yen ("Y") were $1.6395 per L1.00 and Y123.75 per $1.00, respectively. At July 15, 1997, such applicable rates were $1.6795 per L1.00 and Y115.45 per $1.00, respectively.


  UNITED KINGDOM


     International's U.K. operating companies (i) own broadband fiber optic/coaxial networks that provide combined cable television and cable telephony services and (ii) own and manage cable and satellite programming services.



                                      III-7

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     Cable Television and Telephony. International owns, through a joint venture with US WEST, Inc. ("US WEST"), an indirect 27% interest in Telewest, a leading provider of cable television and cable telephony services in the United Kingdom. Telewest's ordinary shares trade on the London Stock Exchange and are represented by American Depositary Receipts in the United States, where they trade on the National Market tier of The Nasdaq Stock Market. Telewest provides cable television services over a broadband (i.e., high capacity) network and uses such network, together with twisted-pair copper wire connections for final delivery to the customer premises, to provide telephony services to its customers. The broadband network enables Telewest to deliver a variety of both television and telephony services to its customers and will enable Telewest to provide customers with a range of interactive and integrated entertainment, telecommunications and information services as they become available in the future. In 1996, Telewest began offering home access to the Internet to a majority of its franchise areas.



     Telewest provided, as of December 31, 1996, cable and telephony service to 26 owned and operated franchises (containing a total of approximately 3.9 million homes and .2 million businesses) and within such franchises provided cable television service to 528,000 basic subscribers and telephony service to 641,000 residential and business customers at that date. (An additional franchise covering 30,000 homes was awarded to Telewest on March 20, 1997.) Telewest also had, as of December 31, 1996, minority interests in three U.K. cable operators owning at that date a total of seven additional cable franchises (the "Affiliated Franchises"), which included approximately 1.2 million homes and approximately 84,000 businesses. Through the Affiliated Franchises, Telewest served at December 31, 1996, on an equity basis, approximately 72,000 basic cable subscribers and 68,000 residential and business telephony customers. "On an equity basis" means the total number of subscribers or customers served multiplied by Telewest's indirect percentage equity interest in the franchise. Telewest believes that its franchises (including the Affiliated Franchises) included more than 24% of the U.K. homes in areas covered by cable licenses at December 31, 1996. According to Telewest, more than 49% of its customers subscribe for both cable television and cable telephony services.



     As of December 31, 1996, construction of broadband cable networks which "passed" (i.e., could be connected to) approximately 65% of the homes in Telewest's owned and operated franchises and 80% of the homes in the Affiliated Franchises had been completed and approximately L1.6 billion had been invested in the construction of the network of its owned and operated franchises and approximately L665 million had been invested in the construction of the networks of the Affiliated Franchises. Telewest expects that the remaining construction of the networks in all of its franchises will be substantially completed by the end of the year 2000. In addition to the construction of a hybrid fiber coaxial ("HFC") network in each of its franchises, Telewest is developing a broadband inter-franchise network to carry voice, data and video traffic between its franchises (including the Affiliated Franchises), which is expected to reduce interfranchise connection charges. The inter-franchise network is scheduled to be 75% complete by the end of 1997, with full completion planned for the middle of 1998.



     Telewest is required to have two principal licenses to operate its cable television and telephony businesses: (i) a cable television license which permits the holder to provide cable television service to a specific franchise area, and (ii) a telecommunications license which allows the holder to construct and operate the physical network necessary to provide cable television and telephony services. The current regulatory policy of the U.K.'s Independent Television Commission (the "ITC"), the agency which awards and enforces U.K. cable television licenses, is to grant only one broadband cable license within a franchise area. Accordingly, Telewest does not compete for subscribers with other cable operators within its franchises. This exclusivity is not written into the license itself and the ITC may change its policy at any time, although it has indicated that it does not intend to do so for the foreseeable future. Cable television licenses are subject to ownership and transfer restrictions. A telecommunications license, which is awarded by the Department of Trade and Industry and enforced by the Office of Telecommunications, gives the holder the nonexclusive right to offer telephony services in its franchise areas, and therefore cable operators are subject to competition with respect to telephony in their franchise areas. Telecommunications licenses are subject to restrictions on transfer and to build obligations that require the licensee to construct its network according to a set timetable ("milestones"). Telewest failed to meet certain of its 1996 build obligations, but has initiated discussions with the agency which regulates milestone compliance regarding the modification of Telewest's past and future milestone obligations. Telewest believes that it will be able to obtain the necessary modifications to its obligations,



                                      III-8
although there can be no assurance it will be successful in so doing. Telewest's cable licenses have remaining terms of approximately 3 to 16 years and its telecommunications licenses have remaining terms of approximately 11 to 20 years. Both the cable television licenses and the telecommunications licenses require the payment of annual fees, with the fees payable with respect to one form of license being based on a percentage of "qualifying revenues" and with respect to the other licenses being based upon the administrative costs of the relevant government agency.



     A cable operator providing telephony service will need to interconnect its system with that of a public telephone operator ("PTO") or other telephone company for calls that do not originate and terminate on the cable operator's network. PTOs are obliged under their licenses to enter into interconnection agreements upon request with other PTOs, including cable operators. If the parties are unable to agree upon the financial terms of the interconnection agreement, the Director General of Telecommunications will make such determination upon request of either party. In the case of interconnection with British Telecommunications plc ("BT"), specific regulations and a standard form of interconnection agreement apply. Operators who interconnect with BT are required to pay an Access Deficit Contribution ("ADC") designed to compensate BT for the losses which it incurs in providing local services throughout the U.K. under certain price cap regulations. A cable operator that provides telephony service may also be required to provide "equal access", a concept whereby local telephone systems are required to offer customers access to each fixed link trunk system, thereby enabling the customer to choose over which PTO's network to route its calls. Cable television and cable telephony services are not currently subject to specific government price control in the United Kingdom.



     International's interest in Telewest is held through TW Holdings, a limited liability company in which International and US WEST, through their respective subsidiaries, each holds an indirect 50% interest. TW Holdings holds a majority interest in Telewest. The operating agreement which governs the operations of TW Holdings, as well as certain other agreements to which International and US WEST are subject, contain restrictions regarding, among other things, the voting and disposition of the Telewest shares and the acquisition by TCI, US WEST or their respective controlled affiliates (including International) of cable television or cable telephony systems in the U.K. other than through Telewest. The Telewest charter provides that so long as both International and US WEST each beneficially own at least 25% of the outstanding Telewest ordinary shares, each will be entitled to appoint two of the 12-member Telewest board of directors. International and US WEST have agreed that on any matter requiring shareholder or board of directors approval they will cause TW Holdings or their respective director designees (subject to such directors' fiduciary duties), as applicable, to vote in such manner as may be agreed by them or, in the absence of such agreement, in such manner as would be most likely to continue the status quo. As a result of the foregoing arrangements, International and US WEST will generally be able to determine the outcome of any matter requiring approval of Telewest's shareholders (other than matters which require approval by 75% of the stockholders), including the election or removal of directors and the creation and issuance of shares, and will have significant influence on decisions made by Telewest's board of directors (including a veto right as to matters requiring more than a 2/3 vote of the board). International and US WEST have agreed with Telewest that, so long as they collectively beneficially own more than 50% or individually own more than 30% of the outstanding Telewest ordinary shares, they will use their respective best efforts to ensure that a majority of the directors of Telewest are "independent" (within the meaning of the Listing Rules of the London Stock Exchange) of International and US WEST. The Listing Rules of the London Stock Exchange require that a majority of the directors of listed companies be independent. International and US WEST have each also agreed to subject transfers of their respective beneficial interests to a right of first refusal by the other party; not to reduce their respective beneficial interests in Telewest to 25% or less without the consent of the other party (except for sales after November 1999 in the public market, subject to the right of first refusal), and that in the event of a change of control of such party, the other party will have the right to consent to such change or to require the initiation of certain buy-sell procedures. International and US WEST have also agreed to certain restrictions on their acquisition of additional equity interests in Telewest other than pursuant to the exercise of preemptive rights or certain options.


     Cable and Satellite Programming Services. International and its predecessors have been actively involved in the development of cable and satellite programming in the U.K. since 1988, and International has created an integrated programming enterprise through the operations of Flextech, a 36%-owned subsidiary at April 30,


                                      III-9

1997 (such interest representing 50.0% of the voting power of Flextech at that date). Flextech's ordinary shares trade on the London Stock Exchange. Through its subsidiaries and affiliates, Flextech creates, packages and markets entertainment and information programming for distribution on cable television and DTH satellite systems throughout the U.K. and, to a lesser extent, parts of continental Europe. Flextech also owns interests in a terrestrial broadcast network and a production company. By acquiring interests in and establishing alliances among providers of a variety of entertainment programming, Flextech has been able to achieve significant economies of scale and establish itself as a major low-cost provider of television programming. At March 31, 1997, Flextech's ownership of programming services included interests in the entities which operate the following programming services (with its percentage interest set forth in parenthesis): Bravo (100%); TCC (formerly The Children's Channel) (100%); Challenge TV (100%); HSN Direct International (63%); Playboy TV (51%); Sell-A-Vision (50%); KinderNet Channel (31%); UK Living (31%); European Business News (30%) and UK Gold (25%). In April 1997, upon the consummation of certain transactions described below, Flextech increased its interest in UK Living and UK Gold to 100% and 65%, respectively. At March 31, 1997, Flextech had interests in 14 cable and satellite channels of which 13 are distributed in the U.K. market.



     In addition to managing its four wholly owned programming services, Flextech provides management services to the BBC Joint Ventures and to Discovery Channel Europe, Discovery Home & Leisure (formerly The Learning Channel), The Parliamentary Channel, Playboy TV and Home Shopping Networks Direct (an indirect 49% interest in The Discovery Channel Europe and Discovery Home & Leisure is attributed to the Liberty Media Group). Flextech receives for such services a management fee and, in some cases, a percentage of the programming company's gross revenue. Flextech received a total of L3.8 million in management fees in 1996 from its two management contracts with third parties unaffiliated with Flextech -- Discovery Communications, Inc. and CPP1 Partnership (the entity which owns Parliamentary Channel). The contract with Discovery Communications, Inc. has a remaining term of 8 years and the contract with CPP1 Partnership must be renewed annually.



     In April 1997, Flextech (i) formed the BBC Joint Ventures with BBC Worldwide and (ii) acquired all of the share capital in U.K. Living Limited ("UKLL") and U.K. Gold Television Limited ("UKGL") (the producers of UK Living and UK Gold, respectively) not already owned by Flextech. One of the joint ventures with BBC Worldwide (the "Principal Joint Venture") will operate and launch a number of new subscription television channels for distribution in the U.K. and Ireland. Flextech and BBC Worldwide each have a 50% interest in this venture. The Principal Joint Venture has committed to the launch of at least four new theme channels by September 30, 1998. The other joint venture (the "Second Joint Venture") acquired 65% of the share capital of UKGL (following Flextech's acquisition of all of the UKGL share capital), with put and call arrangements over the remaining 35% of such share capital. The Second Joint Venture will operate and develop UKGL, and both Flextech and BBC Worldwide have a 50% interest in that venture. An affiliate of the British Broadcasting Corporation ("BBC") will be responsible for the scheduling, programming and presentation of the channels to be operated by the BBC Joint Ventures, while Flextech will be responsible for providing distribution, air-time sales, off-air marketing and management services to the two joint ventures. The BBC Joint Ventures have entered into program license agreements with BBC pursuant to which they are entitled to acquire licenses to broadcast programs originated by BBC after their initial airing. The license agreements will have initial terms of 15 years, and will be extended automatically for an additional 15 years, unless both Flextech and the BBC agree not to extend the term. A failure to extend after the initial term will result in BBC Worldwide having the right to acquire channel brands owned by the Principal Joint Venture for fair value. Alternatively, Flextech may require that BBC Worldwide purchase its interest in the Principal Joint Venture for fair value. The BBC Joint Ventures will not be limited to BBC programming material.



     Flextech has undertaken to finance the working capital requirements of the Principal Joint Venture which financing comprises L22 million ($36 million) of equity financing, a primary credit facility of up to L88 million ($144 million) and, subject to certain restrictions, a standby credit facility of up to L30 million ($49 million). Flextech has also agreed to make available to the Second Joint Venture, if required, funding of up to L10 million ($16 million). To support its funding obligations, Flextech has obtained a revolving credit facility with current borrowing availability of up to L85 million ($139 million), with a term of up to five years. International has undertaken to fulfill Flextech's financial obligations to the Principal Joint Venture in the



                                     III-10
event of Flextech's default. If International is required to fulfill such financial obligations of Flextech, it will automatically acquire Flextech's interest in the Principal Joint Venture for L1.00, subject to certain "claw back" rights of Flextech. Subject to certain conditions and exceptions, both International and TCI have agreed not to compete, and not to own more than a 20% equity interest in any entity that competes, with the channels of the BBC Joint Ventures.



     Flextech acquired the share capital of UKGL and UKLL for shares of Flextech stock. As a result of these issuances and the conversion of certain Flextech convertible preference shares to ordinary shares upon consummation of the formation of the BBC Joint Ventures, International's equity interest in Flextech declined from approximately 46% to 36%. International's voting power would have fallen below 50% as a result of these transactions; however, upon consummation of the BBC Joint Ventures, International acquired a "special voting share" which enabled International to maintain its voting power at 50%. The special voting share, when combined with International's other share capital in Flextech, will generally permit International to cast a number of votes equal to 50% of all votes attributable to the outstanding share capital of Flextech at any meeting of Flextech's stockholders. The special voting share, which does not participate in dividends and has only a nominal liquidation preference, will terminate upon the occurrence of the earliest of (i) April 14, 2000, (ii) any transfer of Flextech shares by International outside a specified affiliated group or (iii) International's interest in Flextech falling below 30%.



     Flextech holds a 20% interest in Scottish Media Group plc ("SMG"), a publicly traded company in the U.K. that is the terrestrial channel broadcast licensee for Channel 3 in central Scotland. SMG's broadcast signal reaches approximately 1.5 million U.K. homes. SMG's subsidiary, Scottish Television Enterprises ("STE"), is a U.K. production company. In connection with the acquisition of its interest in SMG, Flextech acquired the license rights to over 125 hours of drama and documentary features from SMG's program library. Flextech also entered into a production output agreement with STE under which Flextech has agreed to commission television programs from STE over a two year period, subject to agreement on budgets and other items for each program. Flextech also owns a 100% interest in Maidstone Studios, a production company which creates and produces Challenge TV, among other programming, having acquired in April 1997 the 61% interest in Maidstone Studios not previously owned by it. Flextech also has commitments to acquire distribution and exhibition rights for a variety of programming under license agreements with Hallmark Entertainment, Inc. ("Hallmark Entertainment"), a subsidiary of Hallmark Cards Incorporated. The rights are limited to the U.K. and certain other European markets and have a term of ten years once the license period commences. Through March 31, 1997, programming with an aggregate contractual value of L20 million ($33 million) had been delivered to Flextech under the agreements with Hallmark Entertainment.



     The ITC regulates programming in the U.K. through imposing obligations on broadcast licensees with respect to the programming broadcast or otherwise provided by them. Broadcast licensees are required to abide by certain codes and directions issued by the ITC from time to time. These codes include the Programme Code, the Code of Advertising Standards and Practice, Rules on Advertising Breaks and the Code of Programme Sponsorship. The Broadcasting Act of 1996 also restricts the extent to which certain sporting events of national interest (designated by the Secretary of State for National Heritage as "listed events") may be broadcast live on television on an exclusive basis within the United Kingdom.



     International currently has three appointees on Flextech's 13-member board of directors. Flextech's Articles of Association provide that for so long as International owns in excess of 50% of the voting power of Flextech or owns the special voting share, (i) International will be entitled to appoint up to three directors, and one of such directors must sit on each committee of the board and
(ii) International will have veto rights over the appointment of certain officers of Flextech. If the voting power of International and its subsidiaries in Flextech declines to between 25% and 50% of its outstanding share capital, then International will be entitled to appoint up to two directors and if it declines to between 5% and 25%, International will be entitled to appoint only one director. The disposal by International of its interest in Flextech is subject to certain tag-along rights of certain other Flextech shareholders and in the event that either (i) Flextech shares cease to be traded on the London Stock Exchange as a result of International's exercise of any rights as a shareholder of Flextech or (ii) the aggregate amount of International and such other shareholders' holdings in Flextech exceed 75% of Flextech's outstanding stock, such shareholders can require International to purchase their



                                     III-11

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interest in Flextech at the higher of market value or the price paid to any third party by International for Flextech shares in the preceding twelve months. The subsidiary of International that holds the Flextech interest has agreed with Flextech that so long as it owns at least 30% of Flextech's outstanding voting stock, Flextech will have a right of first refusal with respect to all offers made to such subsidiary relating to English language cable and satellite programming in the United Kingdom and Europe.


  CONTINENTAL EUROPE


     Cable Television and Telephony. Through United International Investments ("UII"), a partnership between International and United and Phillips Communications B.V. ("UPC"), International owns interests in Tevel, Princes and Melita, operating companies that own cable systems in Israel, Ireland and Malta, respectively. At March 31, 1997, International had a 50% interest in UII with respect to UII's 47% ownership interest in Tevel, a 56% interest in UII with respect to UII's 45% ownership interest in Princes and a 44% interest in UII with respect to UII's 76% ownership interest in Melita. As of December 31, 1996, these operating companies provided multi-channel service to a total of approximately 405,000 basic subscribers in service areas consisting of approximately 820,000 homes passed in the aggregate for the three countries. Under the partnership agreement of UII, each of International and UPC has agreed that, subject to certain exceptions, for so long as it remains a partner in the partnership and for a period of three years thereafter, it will not participate in any business that distributes television broadcast signals through cable or other means, that provides certain programming services, or that otherwise competes with an operating company of UII, in each case, in any country where an operating company of UII does business without first offering the opportunity to UII. International is also subject to certain transfer restrictions with respect to its investment in UII.



     International also has a 44% interest in BIP Poland which has either a majority interest or is the controlling shareholder in four Polish cable television operators serving an aggregate of approximately 283,000 basic subscribers in Poland as of December 31, 1996, in service areas consisting of an aggregate of 532,000 homes passed. BIP Poland also owns a 65% interest in Telefonia Polska Zachod Sp. Zo.o. ("TPZS"), which has been granted two licenses to provide commercial telephony services to two provinces in Poland with an aggregate population of approximately 1,120,000. TPZS expects to begin providing telephony services in such provinces in 1997. The BIP Poland partnership agreement provides that most significant transactions require the approval of each partner that has at least a 20% ownership interest. The term of the partnership expires in 2020. International is currently in negotiations to swap its 44% interest in BIP Poland with the parent company of the other partner in BIP Poland for certain cash and noncash assets, including such entity's 20% interest in Bresnan International Partners (Chile), L.P.



     Programming. In late 1995, International and two of France's leading media companies, Canal + S.A. ("Canal +") and Generale d'Images S.A. ("GDI"), formed MultiThematiques, S.A. ("MultiThematiques"), a Paris-based cable and satellite programming company. Each company owns a one-third interest in MultiThematiques. MultiThematiques develops thematic programming for distribution on cable television and DTH satellite systems throughout continental Europe, and programming developed by MultiThematiques may be used to support International's distribution interests in other regions, particularly Japan and Latin America. As of March 31, 1997, MultiThematiques offered six programming services which are distributed throughout France (five channels) and Spain (one channel) by cable television operators and DTH satellite providers and on June 21, 1997, MultiThematiques launched four television channels in Germany. MultiThematiques has also secured carriage on DTH satellite platforms in Italy and Scandinavia. In February 1997, MultiThematiques announced that it had signed an agreement with International's Japanese programming company, Jupiter Programming Co., Ltd. ("JPC"), to create two thematic channels for cable and satellite distribution in Japan. As of March 31, 1997, International had contributed FF 328.1 million (approximately $64.6 million) to MultiThematiques and agreed to contribute an additional FF 164.0 million (approximately $29.1 million) by no later than December 13, 1997. Canal + and GDI contributed to MultiThematiques their respective equity interests in an aggregate of five programming services. Each of International, Canal + and GDI have equal representation on MultiThematiques' board of directors. International's interest in MultiThematiques is subject to certain restrictions on dispositions. MultiThematiques represents International's



                                     III-12
most significant effort to date to create programming designed specifically for television audiences in continental Europe.


  LATIN AMERICA AND THE CARIBBEAN


     International currently operates in the Caribbean and Central and South America (collectively referred to herein as Latin America) through its interests in cable television and programming companies operating in Argentina, Chile, Puerto Rico, Mexico, Brazil and the Dominican Republic, as described below.



     Argentina. International's most significant operation in Latin America is conducted through its 51% owned subsidiary, Cablevision S.A. (collectively with certain affiliated companies, "Cablevision"), which it acquired in April 1995. Cablevision is one of the three largest cable television operators in Argentina, based on the number of basic subscribers it served at December 31, 1996, with operations concentrated in the Federal District of Buenos Aires and the greater Buenos Aires metropolitan area. As of December 31, 1996, Cablevision's approximately 4,500 miles of cable plant passed approximately 1,534,000 homes and provided cable television service to approximately 578,000 basic subscribers.



     International currently has the right to appoint a majority of Cablevision's eight directors. All matters brought to the Cablevision board are decided by the vote of a simple majority. International has an option to acquire an additional 29-39% interest in Cablevision, exercisable at any time on or before October 30, 1997. The purchase price contemplated by such option is significant and International would need to arrange financing before this transaction could be consummated. However, as part of a reevaluation of its global strategy, International has been considering various ways to monetize a substantial portion of its investment in Cablevision.



     Cable television and broadcast companies in Argentina are required to obtain a non-exclusive broadcast license from the Comite Federal de Radiodifusion ("COMFER"). Since the Argentine government does not grant exclusive broadcast licenses to cable operators, Cablevision competes, in certain areas of Buenos Aires, with other cable operators. A license is granted for a 15-year term and the licensee has the right to a 10-year extension at the end of the initial term. Cablevision's broadcast licenses have remaining terms of 11 to 22 years (inclusive of the 10-year extension period). Licenses may be revoked for breach of regulations pertaining to broadcast licenses, or if such revocation would be in the "public interest." There is no regulation of cable subscription rates in Argentina. Although Argentine regulations do not currently permit cable operators to offer voice telephony services, the exclusive licenses granted to two Argentine public telephone companies to provide telephony service in Argentina are scheduled to expire in 1997, but may be extended for an additional three-year period if the licensees have met certain requirements. No assurance can be given, however, that cable operators in Argentina will be permitted to offer telephony services in 1997, in 2000 or at any other time in the future. The two public telephone companies are not permitted to provide cable television service on a commercial basis over their networks while their licenses are exclusive. Delivery of telephony services by Cablevision would require upgrading portions of its cable system. New construction by Cablevision, however, is expected to consist of the installation of a fiber backbone and high capacity coaxial cable which will permit the delivery of voice telephony services in the future.



     The multi-channel television industry in Argentina is extremely competitive. Cablevision decreased its rates in 1996 in response to increased competition. If and when Cablevision provides telephony over its broadband network, it will compete with the existing public telephone companies and possibly other cable operators.



     Chile. International owns an indirect 40% interest in Cordillera Communicaciones, Limitada ("Cordillera"), through its 80% interest in Bresnan International Partners (Chile), L.P. ("BIP-Chile") and BIP-Chile's 50% interest in Cordillera. Cordillera was Chile's largest cable television company, based on its number of basic subscribers, at the time International acquired its indirect interest therein. On February 7, 1996, Cordillera and Compania de Telecomunicaciones de Chile S.A. ("CTC") (a subsidiary of the Spanish telephone company Telefonica de Espana S.A.) entered into agreements (the "Chile Restructuring Agreements") that resulted in, among other things, the contribution of substantially all of the cable distribution assets and the associated cable subscribers within each party's cable systems (the "Contributed Systems") to Metropolis-Intercom S.A. ("Metropolis-Intercom"), a recently formed Chilean corporation. Cordillera owns



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60% of the voting securities of Metropolis-Intercom while CTC and two other corporations own, in the aggregate, the remaining 40% of the voting securities of Metropolis-Intercom. Under the Chile Restructuring Agreements, the cable distribution assets (excluding headends) contributed by Cordillera were sold to CTC, and CTC entered into a long-term lease agreement with Metropolis-Intercom (expiring in 2026, with an option to renew) for use of CTC's cable plant. CTC services Metropolis-Intercom's analog channels (or their equivalent) and provides technical support to Metropolis-Intercom. International, BIP-Chile and Cordillera have each agreed not to compete with Metropolis-Intercom and not to pursue telephony opportunities in Chile; and CTC has agreed to refrain from pursuing cable-related opportunities in Chile (other than through Metropolis-Intercom). BIP-Chile and its partner in Cordillera each designate one-half of the managers of Cordillera and all actions by such managers require the consent of representatives of each partner. Certain transactions require the approval of both partners. Six of the ten members of the board of directors of Metropolis-Intercom are designated by Cordillera. All material matters require the affirmative vote of the representatives of both CTC and Cordillera. International is currently in negotiations to swap its 44% interest in BIP Poland with the parent company of the other partner in BIP Poland for certain cash and non cash assets, including such entity's 20% interest in BIP-Chile, which would give International an indirect 50% interest in Cordillera. There can be no assurance that this transaction will be consummated.



     Metropolis-Intercom operates the Contributed Systems and is one of Chile's largest cable operators based on its 217,000 basic subscribers at December 31, 1996, operating cable systems in six of the most densely populated cities within Chile. At December 31, 1996, Metropolis-Intercom's network covered approximately 5,000 miles and passed an aggregate of approximately 900,000 homes. The present cable plant is composed of fiber and coaxial cable.



     Cable television companies in Chile are required to obtain a broadcast license to provide cable service. Only non-exclusive franchises are granted in Chile. Consequently, competition in the more populated regions of Chile is intense. A portion of Metropolis-Intercom's customer base is passed by at least one other cable operator, in addition to the local telephone company. Telephone companies in Chile are permitted to offer cable television services over their own networks or the networks of cable operators that they acquire.



     The Caribbean. In Puerto Rico, as of June 30, 1997, a wholly owned subsidiary of International owned 100% of and operated 41 cable franchises. As of December 31, 1996, such franchises in Puerto Rico passed approximately 255,000 homes and served approximately 101,000 basic subscribers.



     In the Dominican Republic, International owns a 49% interest in TeleCable Nacional, CXA ("TeleCable Nacional"), that country's largest cable operator based on the number of its subscribers at December 31, 1996. On that date, TeleCable Nacional passed approximately 65,000 homes and served approximately 32,000 basic subscribers. TeleCable Nacional has received a license to provide telephony services over its cable network in the Dominican Republic. The delivery of such services would require certain upgrades to TeleCable Nacional's cable network, and TeleCable Nacional has not yet determined whether it will seek to offer such services. International has the right to appoint half of the directors and officers of TeleCable Nacional. The affirmative vote of 75% of the members of the board of directors is required to take any action requiring board approval.



     Strategic Ventures. International, along with News Corp. and two of Latin America's leading media companies, Globo Comunicacoes e Participacoes Ltda. and Grupo Televisa, S.A., intend to form strategic partnerships for the development and operation of a DTH satellite service for Brazil, Mexico, and various other Latin American countries (collectively, the "DTH Ventures"). International anticipates that it will own a 10% interest in the DTH Ventures. The DTH Ventures launched (i) a Brazilian platform, NetSat, in October 1996 providing 40 digital satellite channels throughout Brazil and (ii) a Mexican platform, Innova, in December 1996 providing 64 digital satellite channels throughout Mexico. The final platform, Multi-Country, will be launched in 1997 and will provide DTH Satellite services to various other Latin American countries. Through March 31, 1997, International had contributed $18.0 million to the DTH Ventures. It is anticipated that International could be required to make cash contributions totaling $45.8 million over the next three years in connection with the DTH Ventures.


     International, Liberty and News Corp. have formed a joint venture, which includes a number of partnerships and other entities under common ownership (the "Sports Venture"), to operate currently existing


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sports services in Latin America and Australia and a variety of new sports services throughout the world, excluding the United States, Canada and certain other defined geographic areas (collectively, the "International Sports Territory"). News Corp. owns a 50% interest in the Sports Venture with the remaining 50% owned by Liberty/TINTA LLC, a limited liability company owned in equal parts by subsidiaries of International and Liberty (the "LLC"). (As described in "MANAGEMENT AND ALLOCATION POLICIES," an International Programming Opportunity in respect of foreign sports programming may be pursued by TCI through either International or the Liberty Media Group.) News Corp. is entitled to nominate the principal officers of the Sports Venture, who are subject to approval by the LLC. All matters not in the ordinary course of the business of the Sports Venture are to be determined by the unanimous vote of the partners. Prior to November 1, 2000, News Corp. and the LLC cannot transfer their interests in the Sports Venture other than to certain of their respective affiliates. Thereafter, any transfer to a non-affiliate is subject to a right of first refusal in favor of the non-transferring partner. In addition, each of News Corp., Liberty and International has agreed that the Sports Venture will be the exclusive vehicle through which they will engage in international sports programming businesses in the International Sports Territory, subject to certain exceptions. As of March 31, 1997, International had contributed to the LLC $56.3 million in cash and its 35% equity interest in Torneos y Competencias S.A. ("Torneos"), an Argentinean sports programming production company, and Liberty had contributed to the LLC its interests in Latin American and Australian sports programming services and its rights under various television sports programming agreements. The LLC contributed the non-cash assets contributed to it by International and Liberty to the Sports Venture. News Corp. contributed various international sports rights and certain trademark rights in exchange for its 50% interest in the Sports Venture. As of March 31, 1997, International may make additional cash contributions totaling $29 million to the LLC to fund the operations of the Sports Venture.


     In April 1996, International, Torneos and certain stockholders of Torneos entered into an agreement whereby International agreed to make minimum periodic payments from 1996 through 2004 aggregating $235.2 million to acquire certain rights and considerations, including the exploitation rights to all sports rights owned by Torneos with the exception of any rights which at that time had been contractually committed to any third party. In particular, International acquired worldwide distribution rights outside of Argentina for Clasico del Domingo and worldwide distribution rights (excluding Buenos Aires) for Futbol de Primera and Torneos de Verano (Summer Games). The rights and obligations under this agreement were assumed by the Sports Venture.

  ASIA


     International's presence in Asia currently consists of its interests in cable and programming companies in Japan and Singapore. International and its predecessors have been exploring opportunities in Japan since 1992. Management of International believes that the Japanese market offers opportunities to adapt elements of the strategy, which has been implemented by International through its subsidiaries and affiliates in the U.K., of building an integrated group of
(i) broadband cable networks capable of delivering both cable television services and cable telephony and (ii) thematic cable and satellite channels, specifically targeted at the particular nation's cable subscribers, supported by a multi-channel programming management company.


     Cable and Telephony Distribution in Japan. At the beginning of 1995, International and Sumitomo Corporation ("Sumitomo") formed Jupiter Telecommunications Co., Ltd. ("Jupiter"). At the time of its formation, Jupiter was the first MSO in Japan. International owns 40% and Sumitomo owns the remaining 60% of Jupiter. As of December 31, 1996, Jupiter had ownership interests in 20 companies that own franchises clustered in three main areas:
Tokyo, Osaka and Kyushu, and Jupiter operated and managed 18 of the 20 companies. At December 31, 1996, Jupiter's franchises covered approximately 3,103,000 franchise homes, its cable plant passed approximately 1,309,000 homes, and it served approximately 134,000 basic cable subscribers.


     Personnel seconded by International to Jupiter have been working with Sumitomo's secondees and Jupiter's staff to: (i) train Jupiter's management team in MSO management and operational practices, (ii) continue to develop a business plan to, among other things, determine the likely costs and revenue associated with the provision of cable telephony and determine targeted cable penetration levels and



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

(iii) continue to plan and implement a strategy to increase the number of Jupiter's operating systems through acquisitions and the development of new systems in areas for which franchises are granted to Jupiter.


     As of March 31, 1997, International had contributed Y7.4 billion ($71.3 million) and Sumitomo had contributed Y11.1 billion ($106.9 million) to Jupiter. In connection with the formation of Jupiter and Sumitomo's transfer of its cable systems interests to Jupiter, International agreed to pay Sumitomo Y200 million ($1.6 million), which payment was made on March 31, 1997. As a result of a number of developments that management of International believes are favorable to Jupiter, International and Sumitomo are in the process of revising its original business plan to increase the rate at which Jupiter would acquire additional franchises and develop its network. In addition, Jupiter began providing telephony services over its cable system on a commercial basis in its Suginami franchise on July 1, 1997. Management of International estimates that if Jupiter's business plan is accelerated in the manner currently under discussion, Jupiter will require additional funding over the commitments of International and Sumitomo provided for in Jupiter's original business plan, which additional funding may be significant. No assurance can be given that Jupiter's business plan will be revised as currently proposed, or at all.



     The cable plant of each of Jupiter's cable systems, other than the Suginami system, consists primarily of coaxial cable. The architecture of the Suginami system, which includes a fiber optic backbone or "trunk," has been designed to be state-of-the-art, with the specific goal of being telephone capable. To the extent economically feasible, Jupiter intends to expand its cable networks, and rebuild its existing cable systems, with the same network architecture as that which currently exists in its Suginami system.



     Sumitomo appoints a majority of the members of Jupiter's board of directors; however, for so long as International owns directly or indirectly at least 30% of Jupiter's shares, certain extraordinary actions require the consent of its director designees. Pursuant to a shareholders agreement, subject to certain exceptions, neither Sumitomo nor International may transfer its interest in Jupiter prior to March 31, 2000, at which time either party may transfer shares to a publicly-quoted third party, subject to a right of first offer to the other party. In addition, Sumitomo and International have agreed not to invest in, or otherwise participate to the extent of 10% or more of the equity of, any cable television or telephony business in Japan without first offering such opportunity to Jupiter.



     Programming in Japan. In February 1996, International and Sumitomo formed JPC, Japan's first multi-channel programming company. JPC is owned equally (50/50) by International and Sumitomo. At March 31, 1997, each of International and Sumitomo had made aggregate contributions to JPC of Y1.4 billion ($13.4 million). Additionally, International and Sumitomo contributed their respective 18% and 82% ownership interests in Cable Soft Network to JPC. International made an equalizing payment of Y444 million ($4.0 million) in connection with such contribution. As of December 31, 1996, JPC had ownership interests in and management control of three other channels in addition to Cable Soft Network. In addition to the above channels, JPC expects to launch at least four new channels in 1997 (including two thematic channels being created with MultiThematiques) and on February 18, 1997, JPC announced its acquisition of the distribution rights for all of Japan's premier soccer league matches.


     Government Regulation in Japan. Cable television franchise licenses are granted by the Ministry of Post and Telecommunications (the "MPT"). The MPT generally only grants one franchise license per franchise area; however, it has the authority to issue multiple franchise licenses in a franchise area. Franchise licenses are generally indefinite in duration, and no royalties are payable to the Japanese government. Cable companies may apply to the MPT for a "Type 1 Carrier" License, which permits carriage of telephony services on a commercial basis over their cable networks.

     The Japanese government does not generally regulate the amount of foreign programming that may be shown on Japanese television. Foreign ownership of broadcast and DBS program services is restricted, while ownership of cable-exclusive program services is not.

     Japan currently allows foreign ownership of up to a maximum 33- 1/3% of a Japanese company that provides direct cable television or telephony services. (International can own a 40% interest in Jupiter due to the presence of minority third party investors in many of Jupiter's cable systems.) In 1996, the Japanese government announced its intention of more fully deregulating foreign ownership restrictions over time.


                                     III-16

     Other Asian Programming. International has a 49% interest in ABN, a joint venture of which Dow Jones Broadcasting (Asia), Inc. ("Dow Jones") is the other major shareholder (49%). The first dedicated financial business news channel to launch in Asia, ABN is targeted at affluent business people across the Asian region, many of whom use English as a common language in business. ABN, whose presenters are all from the Asian region, broadcasts primarily in English but also features a daily half-hour of original Mandarin-language programming. As of December 31, 1996, ABN's programming was available to approximately 53 million homes across Southeast Asia, China and parts of India. International and Dow Jones have exercised an option to purchase an equal part of the remaining interest from the ABN minority shareholders which would give each of International and Dow Jones a 50% interest in ABN. This transaction is expected to close in 1997, but the parties are currently in negotiations over the purchase price for the remaining interest and thus there is no assurance that such acquisition will be consummated. International is also in discussions regarding a proposed sale of its interest in ABN to Dow Jones and a third party. There can be no assurance that such sale will be consummated.



     As part of the formation of the Sports Venture, the LLC is entitled to receive from News Corp. 7.5% of the outstanding stock of STAR Television Limited, which operates a satellite-delivered television platform in Asia. Upon delivery of such stock, News Corp. is entitled to receive from the LLC up to $20.0 million and rights under various Asian sports programming agreements.


  AUSTRALIA AND NEW ZEALAND


     International owns a 17% interest in Premium Movie Partnership ("PMP"), a partnership with Australis Movies Pty Limited and four movie studios formed to provide two movie channels, Showtime and Encore, for the Australian market. Although these services carry the same name as the services in the U.S., their programming is unique. Each of the partners in PMP holds an approximate 17% interest in the partnership and each has mandatory capital commitments to PMP of approximately $3.3 million. As of March 31, 1997, International had funded approximately $2.1 million of its capital commitment. The Company has also provided financial guaranties in the amount of $55 million at March 31, 1997 to the movie studios for the payment by PMP of studio license fees. PMP's movie channels were launched on March 3, 1995 and served approximately 365,000 subscribers as of March 31, 1997. No partner may transfer an interest in PMP prior to July 1, 2000, other than to an affiliate of such partner, without the unanimous consent of the partners committee which exercises general management control of PMP.



     In New Zealand, International indirectly owns a 13% interest in Sky Network, which owns an encrypted UHF pay television service that, as of December 31, 1996, offered five programming services to approximately 260,000 subscribers in New Zealand. International's indirect interest in Sky Network is held through its 25.5% interest in HKP Partners of New Zealand, a New Zealand general partnership among International, Ameritech International, Inc., Time Warner Entertainment Company, L.P., and Bell Atlantic International, Inc. HKP has a management committee in which decisions are made by the affirmative vote of representatives of partners that collectively own greater than 74% of HKP except that certain extraordinary actions require unanimous consent. International's interest in HKP is subject to certain transfer restrictions and restrictions on its ability to make investments in other pay television or broadcasting services in New Zealand. The partners of HKP, including International, are currently in discussions with regard to a proposed sale of their interest in HKP to a third party. There can be no assurance that such sale will be consummated.


  COMPETITION


     Cable and other Multi-Channel Television. The various cable operators in which International has interests directly compete for customers and advertisers in local markets with other providers of entertainment, news and information. Their competitors include broadcast television and radio, newspapers, magazines and other printed material, motion picture theaters, video cassette rental stores and other sources of entertainment and information. Such cable operators also compete with companies who use alternative methods of distributing the same or similar video programming offered by cable television systems such as terrestrial (over the air) broadcast stations, multi-channel multi-point distribution systems ("MMDS"), DTH satellite services, satellite master antenna television systems ("SMATV") and in some instances, digital terrestrial services and certain narrowband providers. The most significant competition for cable operators,



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


including Telewest, in the U.K. multi-channel television market currently comes from providers of DTH satellite television services and, in particular, British Sky Broadcast Group plc ("BSkyB"). DTH satellite services are widely available in the U.K. and are increasing in popularity there. In those countries where, by regulation or policy, cable operators do not have an exclusive franchise, International's cable operators compete with other cable operators, and if permitted by regulation or policy, with telephone companies providing video services in their franchises. The extent of competition with the services provided by International's cable subsidiaries or affiliates in any particular market depends, among other factors, on price (including up-front and service costs), the amount and quality of the programming offered, customer satisfaction and quality of the system network. The full extent to which other media or home delivery services will compete with cable television systems may not be known for some time and there can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future. International also competes with similar operators of broadband distribution networks for franchises, the acquisition of existing cable operators and financing.



     Cable television has a limited operating history in many regions of the world outside the United States. Although International operates cable systems in markets where it believes there is consumer demand for multi-channel television services, International is unable to predict with certainty how consumer demand for the services provided by its cable television subsidiaries and affiliates will develop over time. International's prospects depend in large part on the development of consumer preference for cable television over other in-home entertainment alternatives in the markets where International competes. Certain of International's cable systems, particularly in the United Kingdom, have experienced significant churn in their franchise areas. There can be no assurance that churn rates will decrease over time, or that International's cable systems will not experience higher churn rates in the future. Higher levels of churn could have a material adverse effect on International.



     Cable Telephony. The Company believes that it is preferable for International's cable subsidiaries and affiliates to offer a wide range of cable services, including telephony services where permitted under the applicable statutory and regulatory framework and where business conditions permit. Currently the U. K. and Japan are the only countries in which International is providing both television and telephony services to subscribers through the broadband distribution networks of its cable subsidiaries and affiliates. In the U.K., such services are being provided through Telewest. In Japan, Jupiter commenced offering telephony services commercially in July 1997 in its Suginami franchise. Although no assurances can be given, International anticipates that legal restrictions on the provision of telephony services by its cable subsidiaries and affiliates in certain other countries will be relaxed or eliminated over the next few years. In markets in which International is allowed to offer cable telephony services, the primary competitor is the national public telephone company. International believes that the established PTOs generally benefit from their long-standing relationships with customers, substantial technical and financial resources and established ubiquitous networks. The success of the telephony operations of a cable operator is dependent upon its ability to convince long-time customers of the national public telephone providers to switch to its telephony network. Telewest and Jupiter are both relatively new entrants to the telephony business, and have sought to compete with the more well established telephone operators by pricing cable telephony call charges below those of the established telephone operators. In both the U.K. and Japan, the ability of the established PTOs to respond to such price competition has been restricted by their license obligation not to show undue preference to or unduly discriminate against different classes of customers and to offer uniform rates nationally. There can be no assurance that either Telewest or Jupiter will be able to continue to price their telephony services below those charged by the national public telephone providers, or that future price reductions will not adversely impact the profitability of such companies' telephony operations.



     The ability to provide viable cable telephony services is also dependent on the ability of International's cable subsidiaries and affiliates to interconnect with the local telephony network of the public telephone company in order to complete calls that originate from a customer on the cable network of such subsidiary or affiliate but terminate off its network, or that originate from a caller off its cable network and terminate on its network. Regulations in the U.K. provide a unique means by which disputes over pricing and other terms of interconnection can be determined by a government representative. In Japan, under interim rules the national public telephone provider currently is required to enter into interconnection agreements. There can be no



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assurance that similar rights will be afforded to cable operators in other countries that eventually permit the delivery of cable telephony services. The inability to obtain interconnection at reasonable rates could prevent International's subsidiaries or affiliates from offering telephony services at competitive rates. No assurance can be given that International's experience with offering telephony services in the United Kingdom can or will be replicated in Japan or in any of the other countries in which International's subsidiaries and affiliates eventually provide telephony services.



     Programming. The business of distributing programming for cable television is highly competitive. International's programming subsidiaries and affiliates (the "Programming Companies") directly compete with other programming services for distribution on a limited number of cable television channels and, when distribution is obtained, the programming offered by the Programming Companies competes, in varying degrees, for viewers and advertisers with other cable programming services and off-air broadcast television programming services, as well as with other entertainment media described above under "-- Cable and other Multi-Channel Television." The Company believes that important competitive factors include the prices charged for programming, the quantity, quality and variety of the programming offered and effectiveness of marketing efforts. With the advent of new compression technologies, which are intended to increase channel capacity, competition for channel capacity may substantially decrease, although additional competitors may have the opportunity to enter the marketplace. No predictions can be made with respect to the viability of these technologies or the extent to which they will ultimately impact the availability of new channels. In addition to competition for cable distributors, viewers and advertisers, the Programming Companies also compete, to varying degrees, for product with other programming companies that distribute similar types of programs, many of which have greater financial resources than International and its Programming Companies.


  ADDITIONAL INFORMATION


     Each of International and Telewest is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the SEC (under SEC file numbers 0-26264 and 0-26840, respectively), all of which are available from the SEC in the manner described above under "Available Information." The TINTA Series A Common Stock is traded in the National Market tier of The Nasdaq Stock Market under the symbol "TINTA." Information contained herein regarding Telewest is based upon, and is qualified in its entirety by reference to, information contained in such filings and other publicly available information. Although believed by TCI to be reliable, there can be no assurance as to the accuracy of such information.


DOMESTIC TELEPHONY

  OVERVIEW


     The TCI Ventures Group's telephony assets consist primarily of (a) TCI's investments, held through TCI Telephony, in the PCS Ventures, a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband PCS, to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.), and in Teleport, which is a competitive local exchange carrier ("CLEC") and (b) WTCI, a wholly owned subsidiary of the Company that provides long distance transport of video, voice and data traffic and other telecommunications services on a wholesale basis in a 12 state region. The PCS Ventures include the Sprint PCS Partnerships and PhillieCo. The partners (collectively, the "Sprint PCS Partners") of each of the Sprint PCS Partnerships are subsidiaries of Sprint, Comcast, Cox and the Company (collectively, the "Sprint PCS Parents"). The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. Through TCI Telephony, the Company has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. As of March 31, 1997, the Company, through TCI Telephony, had a 30% equity interest (representing a 37% voting interest) in the outstanding common stock of TCG.



     In addition, the TCI Ventures Group would be attributed a 50% partnership interest in Kansas City Fiber Network, L.P. ("Kansas City Fiber Network") and a 40% partnership interest in NHT Partnership, each owned through TCI Telephony, and an approximate 79% interest in New Jersey Fiber Technologies, L.P., and a 43% interest in Louisville Lightwave, each owned through members of the TCI Group. The foregoing companies are competitive access providers serving the metropolitan areas of Kansas City, Buffalo, Morris-



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


town and New Brunswick, New Jersey, and Louisville and Lexington, Kentucky, respectively. The other 50% interest in Kansas City Fiber Network is owned by Kansas City Cable Partners, a partnership that owns and operates cable systems in the Kansas City area, in which the TCI Group holds a 50% interest. TCI's indirect interest in Louisville Lightwave will increase to 50% upon the closing of its acquisition of the balance of the other partner's interest in TCI-TKR of Kentucky, Inc., which owns, among other assets, the interest in Louisville Lightwave. TCI is negotiating to sell its interests in all of these CAP partnerships for cash. There can be no assurance that any such sale will occur on terms satisfactory to TCI, or at all; however, if a sale is consummated, the proceeds will be attributed to the TCI Ventures Group. The TCI Ventures Group would also include TCI's 3% interest in General Communication, Inc. ("GCI"), a diversified telecommunications provider with a leading position in facilities based long-distance service in the state of Alaska using fiber optic, digital microwave, PCS and satellite transmission. The Company has exercised certain registration rights with respect to its equity interest in GCI, and GCI has filed a registration statement under the Securities Act with the SEC with respect to all of the shares of GCI held by the Company. If declared effective and if the Company sells such shares of GCI, the proceeds of any such sale would be attributed to the TCI Ventures Group. GCI's stock is traded on the National Market tier of The Nasdaq Stock Market under the symbol "GNCMA."


  SPRINT PCS

     General. Sprint PCS has announced its intention to become a leading provider of wireless communications products and services in the United States. Sprint PCS believes that it is the largest broadband wireless PCS company in the United States in terms of total license coverage of "Pops," with licenses (including those owned by licensees that have affiliated or intend to affiliate with Sprint PCS, including PhillieCo) to provide service in 33 Major Trading Areas ("MTAs") ( including eight of the nation's ten largest MTAs) covering over 190 million Pops at December 31, 1996. The term "Pops" refers to the population of a geographic area covered by a license or group of licenses and, as used in this Proxy Statement, is based on the Donnelley Marketing Service estimate of the December 31, 1995 population of a geographic area.


     Broadband PCS systems differ from traditional analog cellular telephone service principally in that PCS systems operate at a higher frequency band (1850-1900 MHz radio spectrum), have more spectrum allotted and have different license areas. Sprint PCS was the successful bidder for 29 PCS licenses in the A Block and B Block PCS auction conducted by the Federal Communications Commission ("FCC") which concluded in March 1995. Additionally, on February 6, 1997, Cox contributed to Sprint PCS a PCS license for the Omaha MTA that Cox separately purchased in the same PCS auction. Sprint PCS's 30 wholly owned markets include, among others, the New York City, San Francisco, Detroit, Dallas/Fort Worth and Boston/ Providence MTAs, and cover 152 million Pops. In order to increase its Pop coverage, Sprint PCS has affiliated and expects to continue to affiliate with other PCS providers, including those in which Sprint PCS or affiliates of the Sprint PCS Partners have an interest. Each affiliated PCS service provider will be included in Sprint PCS's national network and will use the Sprint brand name pursuant to affiliation agreements. Any reference herein to an "affiliation" with, or "affiliate" of, Sprint PCS does not necessarily imply that Sprint PCS exercises or has the power to exercise control over the management and policies of such entity.



                                     III-20

     The table below presents the owned and affiliated Pops of Sprint PCS as of March 31, 1997:



                                                                     DIRECT OR INDIRECT     NET POPS
                                                           1995      OWNERSHIP INTEREST   ATTRIBUTED TO
                                                        POPULATION     ATTRIBUTED TO      TCI VENTURES
                                                 # OF   IN MTA(S)       TCI VENTURES        GROUP(2)
              OWNED/AFFILIATED(1)                MTAS   (MILLIONS)         GROUP           (MILLIONS)
              -------------------                ----   ----------   ------------------   -------------
Owned by Sprint PCS............................   30         152             30%               45.6
Affiliated:
  APC (Baltimore/Washington)(3)................    1         8.3             15%                1.2
  Cox PCS (Los Angeles/San Diego)(4)...........    1        21.5             15%                3.2
  PhillieCo (Philadelphia)(5)..................    1         9.1             35%                3.2
                                                  --       -----                               ----
          Total................................   33       190.9                               53.2
                                                  ==       =====                               ====



---------------


(1) Does not give effect to the purchase of any 10 MHz BTA PCS licenses by an affiliate of Sprint in the D and E Block auctions which were granted to such affiliate in April 1997. Sprint PCS has not yet entered into an affiliation agreement with such affiliate, and no assurance can be given that such an agreement will be entered into.

(2) Represents aggregate Pops covered by the PCS licenses held by the applicable PCS licensee multiplied by the direct or indirect percentage equity interest in such licensee attributed to the TCI Ventures Group. Such number is not necessarily indicative of the number of Pops that are or will be served by the applicable licensee's PCS network in such license area or the actual or expected number of customers using such PCS network. In addition, the number of Pops attributed to the TCI Ventures Group is not intended to imply that TCI has any actual ownership interest in or right to acquire such an interest in, or other rights with respect to, such Pops or the applicable PCS license(s), including upon liquidation or dissolution of the applicable PCS licensee.


(3) Sprint PCS owns a 49% limited partnership interest in American PCS, L.P. ("APC"), which indirectly owns a PCS license for and operates a broadband PCS system in the Baltimore/Washington D.C. MTA and has entered into an affiliation agreement with Sprint PCS.



(4) Sprint PCS owns a 49% limited partnership interest in Cox Communications PCS, L.P. ("Cox PCS"), which was formed to hold a PCS license for and operates a broadband PCS system in the Los Angeles/ San Diego MTA and has entered into an affiliation agreement with Sprint PCS.



(5) Owned by subsidiaries of Sprint, TCI and Cox. Sprint PCS expects to sign a services and affiliation agreement with PhillieCo.



     Pursuant to an agreement among the Sprint PCS Partners, SprintCom, Inc., an affiliate of Sprint, participated in the D and E Block PCS auctions conducted by the FCC for additional 10 MHz Basic Trading Area ("BTA") PCS licenses, which auctions concluded in January 1997. On April 28, 1997, the FCC granted SprintCom, Inc. D and E block licenses for 139 BTAs covering an aggregate of approximately 70 million additional Pops, none of which BTAs are within any of the MTAs represented by the PCS licenses held by Sprint PCS, Cox PCS, APC or PhillieCo. In accordance with such agreement and the Amended and Restated Agreement of Limited Partnership of Sprint Spectrum Holding Company L.P., dated as of January 31, 1996 (the "Sprint PCS Partnership Agreement"), Sprint is required to offer to enter into an affiliation agreement with Sprint PCS with respect to such BTA licenses pursuant to which Sprint's PCS systems in such areas would be included in Sprint PCS's national PCS network. If such an affiliation agreement were entered into, Sprint PCS, together with SprintCom, Inc. and the other PCS licensees that have affiliated (or, in the case of PhillieCo, are expected to affiliate) with Sprint PCS, would have licenses to provide service to nearly 260 million Pops in all 50 states, Puerto Rico and the U.S. Virgin Islands. No assurance can be given, however, that Sprint and Sprint PCS will be able to reach a mutually acceptable agreement as to the terms of any such affiliation agreement. Sprint PCS has been engaged in the build-out of the network infrastructure for SprintCom, Inc. in certain BTA markets pursuant to interim authorizations of the Sprint PCS Partnership Board and is compensated on a direct and allocated cost basis. TCI is also negotiating to acquire a minority equity interest in a limited partnership that would operate a PCS system utilizing C Block PCS licenses for



                                     III-21
eight BTAs covering an aggregate of approximately 2.2 million Pops as an affiliate of the Sprint PCS network, although no assurance can be given that TCI will acquire such interest or that such partnership will enter into an affiliation agreement with Sprint PCS.


     APC launched its PCS service in November 1995 in the Baltimore/Washington MTA and was the nation's first commercially operational PCS system. Cox PCS initiated the commercial launch of its PCS service in San Diego in December 1996 and in Orange County in May 1997. PhillieCo launched PCS service in Philadelphia, PA in April 1997. Sprint PCS commenced initial commercial PCS operations late in the fourth quarter of 1996. As of July 15, 1997, Sprint PCS had launched service in over 50 cities in the U.S., including Dallas/Fort Worth, Austin and San Antonio, TX; Oklahoma City and Tulsa, OK; New Orleans, LA; Toledo, OH; Little Rock, AR; Fresno and Sacramento, CA; Milwaukee, WI; Portland, OR; New York City, Albany, Rochester, Buffalo and Syracuse, NY; Pittsburgh, PA; Spokane, WA; Salt Lake City, UT; Des Moines, IA; Wichita, KS; Louisville, KY; Denver and Boulder, CO; Lincoln and Omaha, NE; Nashville, TN; Indianapolis, IN; Phoenix and Tucson, AZ; Birmingham, AL; Minneapolis, MN; Miami, FL; and Kansas City and St. Louis, MO. Additional markets, including San Francisco, Boston, and Seattle, will be launched on a market-by-market basis during the remainder of 1997 and thereafter. Upon completion of the first phase of its PCS launch, which management of Sprint PCS expects to be completed by the end of 1997, Sprint PCS service will be available in 65 cities in the U.S., including 35 of the top 50 U.S. markets. Thereafter, Sprint PCS will evaluate further coverage expansion on a market-by-market basis, taking into account, among other things, population and traffic density, FCC coverage requirements and the ability to cluster groups of markets. The timing of launch in individual markets will be determined by various factors, principally zoning and microwave relocation, equipment delivery schedules, completion of network testing and optimization and local market and competitive considerations. Zoning restrictions have resulted in delays in the launch of Sprint PCS's service in several of its markets. Sprint PCS is in the development stage and has minimal revenue from operations.



     Sprint PCS will require significant funds for development, construction, testing and deployment of its PCS network. To date, total financing commitments made to Sprint PCS are approximately $10 billion. The Sprint PCS Partners have agreed to contribute up to an aggregate of $4.2 billion of equity to Sprint PCS from inception through fiscal 1999 (of which approximately $3.0 billion had been contributed as of March 31, 1997) if and to the extent required by the annual budgets of Sprint PCS for fiscal years in such period approved by the Sprint PCS Partners or requested during such period by the affirmative vote of general partners with percentage interests in Sprint PCS of 75% or more in the aggregate. The Company currently expects that the remaining approximately $1.2 billion of equity contributions by the Sprint PCS Partners will be made by the end of the first quarter of 1998 (although there can be no assurance that any additional capital will be contributed by the Sprint PCS Partners). As of June 30, 1997, TCI Telephony had contributed a total of approximately $954.5 million to Sprint PCS. Sprint PCS's subsidiary, Sprint Spectrum L.P. ("Sprint Spectrum"), has obtained approximately $3.1 billion in secured vendor financing in the aggregate from certain equipment vendors, entered into a $2.0 billion secured credit facility with a group of banks and received net proceeds of approximately $520 million from a public offering of senior notes and senior discount notes (the "Sprint Spectrum Notes") with a principal amount at maturity of $750 million. The Sprint PCS Parents provided certain financial guaranties to the secured creditors in such debt financings, of which TCI Telephony's remaining contingent liability at March 31, 1997 was approximately $150 million. Assuming all of the foregoing debt and equity financing amounts are made available to Sprint PCS, Sprint PCS currently believes that such amounts would be sufficient to meet its currently anticipated capital requirements (other than obligations in respect of Sprint PCS's interest in APC and Cox PCS) through mid-1998 (based on Sprint PCS's current plans for its network buildout in its current license areas).



     Sprint PCS is implementing what it believes to be a state-of-the-art PCS network using a frequency management technology or "protocol" called CDMA (or Code Division Multiple Access). The FCC has not mandated a universal digital protocol for PCS systems. Currently, various vendors have proposed three principal competing, incompatible protocols for use in PCS systems: CDMA, GSM and TDMA (IS-136). The GSM protocol is an updated up-banded version of the TDMA-based protocol now in use in Europe. APC's PCS system uses the GSM protocol. TDMA (IS-136) is an up-banded version of the TDMA-based digital cellular protocol now used by cellular operators in the U.S. TDMA (IS-136) is being deployed by



                                     III-22

AT&T Wireless Services, Inc., a competitor of Sprint PCS, in its PCS systems. CDMA is a first-generation technology that is just beginning to be commercially deployed in the United States. Sprint PCS selected the CDMA technology rather than the other technologies because it believes it will have increased subscriber capacity, higher quality of transmission and lower infrastructure and ongoing support costs. Sprint PCS believes that CDMA provides the following benefits: performance, cost effectiveness, functionality, security and capacity. Sprint PCS believes that the CDMA protocol will be the most widely adopted PCS protocol in the United States. While several major PCS providers have publicly announced that they intend to deploy CDMA-based PCS systems, there can be no assurance that such providers will do so. As of June 30, 1997, PCS PrimeCo, L.P. ("PrimeCo") and GTE Wireless Inc. were the only PCS providers other than Sprint PCS that had commercially deployed a 1900 MHz CDMA system in the United States.



     The trademarks Sprint(R) and Sprint PCS(R) are licensed to Sprint PCS on a royalty-free basis pursuant to a trademark license agreement between Sprint Communications Company, L.P. ("Sprint Communications") and Sprint Spectrum. Sprint Communications may terminate this agreement (i) upon the dissolution and winding up of Sprint PCS, (ii) upon the bankruptcy of Sprint PCS, (iii) upon the failure of Sprint PCS to perform in accordance with the material terms of the agreement or for breach of its representations and warranties or (iv) if Sprint PCS challenges Sprint Communications' rights to the Sprint trademark and the associated logo. Sprint PCS may terminate the agreement (i) if Sprint Communications abandons or fails to support its trademark and associated logo,
(ii) upon the bankruptcy of Sprint Communications, (iii) if Sprint Communications takes action that conflicts with Sprint PCS's rights to use the trademark and associated logo or (iv) if Sprint Communications breaches its covenant to license the trademark and associated logo to additional licensees in accordance with the terms of the agreement. Subject to certain conditions, each of Sprint PCS and Sprint Communications may terminate the agreement if a controlled affiliate of Sprint ceases to own any equity interest in Sprint PCS. Within 30 days of termination, or in certain circumstances on a specified termination date, Sprint PCS's rights to use the trademark and associated logo will cease.



     Competition. The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements and changes in consumer preferences and expectations. Sprint PCS has stated its expectation that competition in the wireless telecommunications industry will be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services. The Company anticipates that market prices for two-way wireless services generally will decline in the future based upon increased competition.



     Each of the markets in which Sprint PCS competes will be served by other two-way wireless service providers, including cellular and PCS operators and resellers. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base and have significantly greater financial and technical resources than those available to Sprint PCS. Certain of Sprint PCS's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications systems that encompass most of the United States. Sprint PCS will also face competition from other current or developing technologies, such as paging, enhanced specialized mobile radio ("ESMR") and satellite networks. ESMR operators have begun to design and deploy digital mobile networks that increase the channel capacity of ESMR systems to a level that may be competitive with that of cellular systems. In addition, several entities have received and several others are seeking FCC authorization to construct and operate global satellite networks to provide domestic and international mobile communications services from geostationary and low earth orbit satellites.



     Continuing technological advances in telecommunications and FCC policies that encourage the development of new spectrum-based technologies make it impossible to predict the extent of future competition. The FCC has adopted rules that provide preferences, including discounted licenses, to companies that develop new spectrum-based communications technologies without bidding in FCC-sanctioned auctions. Such a preference may encourage the development of new technologies that compete with cellular and PCS service. In addition, the Omnibus Budget Reconciliation Act of 1993 requires, among other things, the allocation to commercial use of a portion of 200 MHz of the spectrum currently reserved for government use. It is possible that some



                                     III-23
portion of the spectrum that is reallocated will be used to create new land-mobile services or to expand existing land-mobile services.


     Sprint PCS will directly compete with several other PCS providers in each of its PCS markets, including AT&T Wireless Services, Inc., BellSouth Telecommunications, Inc., Omnipoint Corporation, Pacific Bell Mobile Services, Inc., PrimeCo and Western Wireless Corporation. Sprint PCS also expects that existing analog wireless service providers in the PCS markets, all of which have been operational for a number of years and many of which have significantly greater financial and technical resources than those available to Sprint PCS, will upgrade their systems to provide comparable services in competition with its PCS system. These cellular competitors include AirTouch Communications, Inc., AT&T Wireless Services, Inc., BellSouth Mobility, Inc., Ameritech Mobile Communications, Inc., Bell Atlantic NYNEX Mobile, Southwestern Bell Mobile Systems, GTE Mobilnet, Inc. and U.S. Cellular Corp.



     Because Sprint PCS's network operates at a different frequency and uses a different technology than cellular systems, Sprint PCS's network will not directly connect with existing cellular networks. In order for Sprint PCS's subscribers to use their handsets in areas outside Sprint PCS's network, another CDMA-based PCS provider must operate in such area or the subscriber must have a dual-mode, dual-band handset which would allow access to analog cellular or other digital cellular or PCS systems and, in either case, as with other wireless carriers, Sprint PCS or its subscribers, on an individual basis, must have arrangements with such other cellular or PCS providers permitting Sprint PCS's subscribers to access their respective services. Although Sprint PCS expects to enter into affiliation agreements with SprintCom, Inc. and PhillieCo which would give Sprint PCS nationwide coverage, Sprint PCS currently does not have a license or any affiliation agreement enabling it to provide coverage for 27% of the Pops in the United States, including those in several major cities and surrounding regions. Further, dual-mode, dual-band handsets are not currently available. Sprint PCS currently expects dual-mode, dual-band telephones to be commercially available in September 1997 (although sufficient quantities may not be commercially available until the fourth quarter of 1997). There can be no assurance that such dual-mode, dual-band handsets will be available. This lack of interoperability may impede Sprint PCS's ability to attract current cellular subscribers or potential new wireless communications subscribers that desire the ability to access different service providers in the same market. Initially, the cost to Sprint PCS of PCS handsets may not be competitive with the cost to analog operators of analog cellular handsets. While Sprint PCS believes that its PCS handsets will be competitively priced as compared to digital cellular handsets of comparable size, weight and features, cellular operators may subsidize the sale of digital handset units at prices below those with which Sprint PCS can compete through Sprint PCS's handset subsidies. Although Sprint PCS has entered into a few roaming agreements, there also can be no assurance that, should Sprint PCS determine that it desires roaming agreements with other providers, such agreements can be obtained on terms acceptable to Sprint PCS.



     Management. Pursuant to the Sprint PCS Partnership Agreement, the general partners of Sprint PCS conduct the business and affairs of Sprint PCS through their representatives (the "Representatives") on the Sprint PCS partnership board (the "Sprint PCS Partnership Board"). The Sprint PCS Partnership Board currently has six voting Representatives, three of whom are currently designated by Sprint and one of whom is currently designated by each of Comcast, Cox and TCI Telephony. The Representative(s) designated by each Sprint PCS Partner have an aggregate voting power equal to the percentage interest in Sprint PCS (as to each Sprint PCS Partner, its "Percentage Interest") of the Sprint PCS Partner appointing him or them. As of March 31, 1997, the aggregate voting power of the Representative(s) of each of Sprint, TCI Telephony, Cox and Comcast was 40%, 30%, 15% and 15%, respectively.



     Except for certain actions requiring a unanimous vote of the Sprint PCS Partnership Board or of all general partners, substantially all actions required or permitted to be taken by the Sprint PCS Partnership Board must be approved by the affirmative vote of Representatives having voting power of 75% or more of the Percentage Interests of the Sprint PCS Partners whose Representatives are entitled to vote on such action (other than those required to abstain pursuant to the terms of the Sprint PCS Partnership Agreement). As a result, subject to certain exceptions and based on TCI Telephony's 30% voting Percentage Interest at this time, no action may be taken by the Sprint PCS Partnership Board without the consent of TCI Telephony's Representative (other than any action with respect to which such Representative is required to abstain).



                                     III-24

     Liquidating Events. Sprint PCS will be dissolved upon the earliest to occur of (i) the sale of all or substantially all of the property of Sprint PCS, (ii) a unanimous vote of the Sprint PCS Partnership Board to dissolve, wind up, and liquidate Sprint PCS in accordance with the terms of the Sprint PCS Partnership Agreement, (iii) the failure of the general partners to resolve a Deadlock Event and (iv) the withdrawal of a general partner, the assignment by a general partner of its entire interest or any other event that causes a general partner to cease to be a general partner under Delaware limited partnership law; provided, that upon the occurrence of the events set forth in clause (iv) above, Sprint PCS will not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining general partner, or (y) if there is not at least one remaining general partner, within 90 days after such event all remaining Sprint PCS Partners agree in writing to continue the business of Sprint PCS and to the appointment, effective as of the date of such event, of one or more additional general partners. A "Deadlock Event" is deemed to occur
(i) if the Sprint PCS Partnership Board fails to approve a proposed annual budget or business plan for two consecutive fiscal years or (ii) if the position of chief executive officer remains vacant for 60 days after a candidate has been proposed by at least two Sprint PCS Partners having an aggregate of at least 33% of the voting percentage interests.



     Upon the occurrence of the events described in clauses (ii), (iii) and (iv) above, and subject to the satisfaction of certain conditions, the Sprint PCS Partnership Agreement provides for buy/sell arrangements pursuant to which a multiple round auction will be conducted whereby the general partner or group of general partners that submits the highest bid (on a per 1% Percentage Interest basis) will purchase for cash all of the partnership interests of the other Sprint PCS Partners. In the event such procedures fail to cause the sale of such partnership interests in accordance with the buy/sell provisions (including in the event that no general partner or group of general partners submits a bid equal to or greater than the aggregate adjusted net equity of the other Sprint PCS Partners' partnership interests (on a per 1% Percentage Interest basis)), the Sprint PCS Partnership Board shall be responsible for overseeing the dissolution and winding up of Sprint PCS, shall cause Sprint PCS's property to be liquidated and shall apply and distribute the proceeds therefrom in accordance with the terms of the Sprint PCS Partnership Agreement.



     Restrictions on Transfer of Interests. The Sprint PCS Partnership Agreement generally restricts any transfer or other disposition of an interest in Sprint PCS, whether directly or indirectly (including in a transaction as a result of which a Sprint PCS Partner ceases to be a subsidiary of its Sprint PCS Parent), except as otherwise permitted by the Sprint PCS Partnership Agreement. Subject to certain restrictions, a Sprint PCS Partner may at any time transfer all or a portion of its interest (i) to any controlled affiliate of such Sprint PCS Partner, (ii) in connection with a Permitted Transaction involving such Sprint PCS Partner, (iii) to the administrator or trustee of such Sprint PCS Partner to whom such interest is transferred in an involuntary bankruptcy, (iv) pursuant to and in compliance with certain provisions of the Sprint PCS Partnership Agreement, including right of first refusal provisions, right of first offer and registration rights provisions, certain buy-sell arrangements, and "tag-along" rights in certain circumstances and (v) with the prior written consent of the other Sprint PCS Partners.



     "Permitted Transaction" with respect to a Sprint PCS Partner means a transaction or series of related transactions in which (i) such Sprint PCS Partner ceases to be a subsidiary of its Sprint PCS Parent or such Sprint PCS Partner transfers its partnership interest to a person that is not a controlled affiliate of such Sprint PCS Partner and (ii) the new corporate parent of such Sprint PCS Partner or the corporate parent of the transferee of such Sprint PCS Partner's partnership interest after giving effect to such transaction, or the last transaction in a series of related transactions, owns, directly and indirectly through its controlled affiliates, all or a Substantial Portion of the cable television system assets (in the case of Cox, Comcast or TCI) or long distance telecommunications business assets (in the case of Sprint) owned by the Sprint PCS Parent of such Sprint PCS Partner, directly and indirectly through its controlled affiliates, immediately prior to the commencement of such transaction or series of transactions. A "Substantial Portion" means (x) in the case of a Cox, Comcast or TCI, cable television systems serving 75% or more of the aggregate number of basic subscribers served by cable television systems in the United States of America (including its territories and possessions other than Puerto Rico) owned by such Sprint PCS Parent, directly and indirectly through its controlled affiliates, and (y) in the case of Sprint, long distance telecommunications business assets serving 75% or more of the aggregate number of customers served by the long distance telecommunications business



                                     III-25
in the U.S. (including its territories and possessions other than Puerto Rico) owned by Sprint, directly and indirectly through its controlled affiliates.



     After March 1, 2000, a Sprint PCS Partner may transfer all or any portion of its partnership interest to a person that is not a controlled affiliate of such Sprint PCS Partner (a "Purchaser"), provided, that such Sprint PCS Partner first offers to sell such partnership interest or portion thereof to the other Sprint PCS Partners. If such Purchaser, together with its controlled affiliates, after any such transfer (including an indirect transfer resulting in a Sprint PCS Partner becoming a controlled affiliate of such Purchaser) would own more than 55% of the Percentage Interests, then the transfer will not be permitted unless such Purchaser offers to purchase the entire interest of any other Sprint PCS Partner wishing to sell its interest at a price equal (on a per 1% Percentage Interest basis) to the price paid by such Purchaser to such Sprint PCS Partner in such transfer (or the adjusted net equity of such other Sprint PCS Partner(s) in the case of an indirect transfer).



     Competitive Activities. Subject to certain exceptions, the Sprint PCS Partnership Agreement restricts any Sprint PCS Partner and its controlled affiliates from bidding on, acquiring or, directly or indirectly, owning, managing, operating, joining, controlling or financing, or participating in the management, operation, control or financing of, or being connected as a principal, agent, representative, consultant, beneficial owner of an interest in any person or entity, or otherwise with, or using or permitting its name to be used in connection with, any business or enterprise that engages in any Wireless Business or in the bidding for or acquisition of any Wireless Business license or that provides, offers, promotes or brands wireless communications services that use radio spectrum for cellular, PCS, paging or other voice or data wireless services. A "Wireless Business" includes, subject to certain exceptions, all wireless communications services conducted in the U.S. that use radio spectrum for cellular, PCS, ESMR, paging, mobile telecommunications and any other voice or data wireless services, whether fixed or mobile. In addition, pursuant to an agreement with Sprint, the ability of TCI and its controlled affiliates (including the TCI Ventures Group) to offer or promote, act as a sales agent for, or package certain of its cable television services with, certain local or long distance telephony services offered under the brand of certain incumbent local exchange carriers ("ILECs") and interexchange carriers ("IXCs") (such as AT&T Corporation and MCI Communications Corporation) other than Sprint is restricted. Such agreement also limits the ability of TCI and its controlled affiliates to make its cable plant available to such ILECs and IXCs for the provision of local telephony services on an exclusive basis without making such facilities similarly available to Sprint on comparable terms. Such agreement has a five-year term that commenced January 31, 1996; however, under certain circumstances such agreement may terminate on January 31, 1999.


     Additional Information. Sprint Spectrum, a subsidiary of Sprint PCS through which Sprint PCS conducts substantially all of its operations other than the ownership of its 49% partnership interest in APC and its 49% partnership interest in Cox PCS, filed with the SEC a registration statement pursuant to which it completed an underwritten public offering of the Sprint Spectrum Notes in August 1996 (the "Sprint Spectrum Registration Statement"). Since such offering Sprint Spectrum has been subject to the information requirements of
Section 15(d) of the Exchange Act, pursuant to which it files reports and other information with the SEC (under SEC file number 333-06609-01). The Sprint Spectrum Registration Statement and such reports are available from the SEC in the manner described above under "Available Information." Information contained herein regarding Sprint PCS is based upon, and is qualified in its entirety by reference to, information contained in such filings and other publicly available information. Although believed by the Company to be reliable, there can be no assurance as to the accuracy of such information.

  TELEPORT AND OTHER WIRELINE INVESTMENTS


     General. Teleport, the largest CLEC (or competitive local exchange carrier) in the United States as measured by route miles, offers a wide range of local telecommunications services in major metropolitan markets nationwide. Teleport competes with ILECs as "The Other Local Phone Company"(R) (a registered service mark of Teleport) by providing high quality, integrated local telecommunications services, primarily over fiber optic digital networks, to meet the voice, data, and video transmission needs of its customers. TCG's customers are principally telecommunications-intensive businesses, hospitals and educational institutions, governmental agencies, long distance carriers and resellers, Internet service providers, disaster recovery service providers and wireless communications companies. While Teleport's carrier business has continued to grow, in



                                     III-26

1996 all other customers (including resellers) accounted for approximately 62% of Teleport's pro forma revenue (after giving effect to the restructuring of Teleport's operations in connection with its initial public offering in June 1996 (the "TCG Reorganization") as if such restructuring had occurred at the beginning of 1996).


     For over 10 years, TCG has developed, operated and expanded its local telecommunications networks. As of March 31, 1997, Teleport operated high-capacity state-of-the-art digital networks in 53 metropolitan markets, including 18 of the 20 largest metropolitan areas. Such markets include metropolitan New York City/New Jersey, Los Angeles, Chicago, San Francisco, Boston, Detroit, Baltimore/Washington, D.C., Dallas, Houston, Miami/Ft. Lauderdale, Seattle, San Diego, St. Louis, Pittsburgh, Phoenix, Denver, Milwaukee, Indianapolis, Hartford, Omaha, Providence, Cleveland, Portland (Oregon), Salt Lake City, Philadelphia and Wilmington (Delaware). As of such date, Teleport was also developing networks in Atlanta, Birmingham, Charlotte, Chattanooga, Cincinnati, Columbus (Ohio), Knoxville, Minneapolis/St. Paul, Nashville, Orlando, Sacramento and Tampa. As of December 31, 1996, Teleport's networks spanned over 6,700 route miles, contained over 345,000 fiber miles and served approximately 7,765 buildings.



     In addition, in February 1996 Teleport acquired a minority interest in BizTel Communications, Inc. ("BizTel"), which, as of March 31, 1997, held FCC licenses to provide telecommunications services utilizing 38 GHz digital milliwave transmission in 160 geographic areas in the United States with a population of approximately 184 million people, including more than 90 of the 100 largest metropolitan areas and all of the markets where TCG currently operates. As of March 31, 1997, BizTel also had applications for 44 additional licenses pending FCC approval in geographic areas which have a population of an additional 31 million people. The 38 GHz milliwave facilities can be used by TCG to economically connect customers to its networks, to provide network redundancy, diverse routing or quick temporary installations and to provide stand-alone facilities where Teleport does not have networks. TCG holds an option, effective July 15, 1997, to acquire the remaining equity interest in BizTel in exchange for approximately 1.7 million shares of Class A Common Stock of Teleport ("Teleport Class A Stock"). TCG granted the majority stockholders of BizTel a reciprocal option to put such remaining equity interest in BizTel to TCG in exchange for such shares. The closing of any such purchase would be subject to regulatory approvals, including approval of the FCC.



     In February 1997, TCG acquired CERFnet Services Inc. ("CERFnet"), a leading regional provider of Internet-related services to businesses (including dial-up and dedicated Internet access, Web hosting and co-location services, and Internet training), in exchange for approximately 2.1 million shares of Teleport Class A Stock. CERFnet operates an advanced nationwide backbone network, maintains state-of-the-art Internet server facilities, has established and maintains direct peering relationships with other Internet service providers, and as of March 31, 1997 served over 6,000 customers located primarily in California and Arizona. TCG has indicated that it expects to upgrade CERFnet's backbone, to accelerate the expansion of CERFnet's services on a nationwide basis and to achieve marketing synergies by packaging CERFnet's Internet services with TCG's complementary telecommunications services.



     In April 1997, TCG entered into a master communications services agreement with @Home to provide targeted co-location facilities and local telephone circuits for infrastructure and subscriber connectivity at promotional and standard pricing over a five-year term. The agreement provides @Home with the option to co-locate certain of its equipment in TCG premises in which event @Home will incur certain obligations to use TCG's services. The Internet services being or to be offered by @Home may compete with those being or to be offered by TCG through CERFnet.


     TCG has grown rapidly over the last several years, expanding its existing networks, developing new networks and increasing its service offerings. On a pro forma basis, after giving effect to the TCG Reorganization, Teleport's revenue grew from approximately $184.9 million for 1995 to approximately $283.4 million for 1996, substantially all of which were derived from the provision of local telecommunications services.


     TCG estimates that total revenue from the local telecommunications market in the United States was approximately $100 billion in 1996, based on published FCC data for 1995. In the past, competitive access providers, including Teleport, were limited to serving only the dedicated services portion of this market, which TCG estimates (based on such FCC data) was approximately $5.5 billion in 1996, whereas TCG estimates



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


(on such basis) that the local switched services portion of this market for business customers was approximately $60 billion. Teleport has expanded into the switched services market in a number of states over the last five years by constructing switched networks and obtaining the necessary regulatory authorizations and interconnection arrangements. Teleport has stated its belief that, with the passage of the Telecommunications Act of 1996 (the "1996 Act"), it is well positioned to address a significantly larger portion of the local telecommunications market and to improve its operating margins in the switched and dedicated services markets by expanding its networks, installing additional high capacity digital switches and offering new products and services.


     Teleport provides its customers with a wide array of local telecommunications services, including basic local exchange telephone services, enhanced switched services, Internet services, dedicated services, high-speed switched data services, disaster avoidance services and video channel transmission services. Switched voice services offered by Teleport primarily use high-capacity digital switches to route voice transmissions anywhere on the public switched telephone network. Teleport's Internet services are primarily provided through CERFnet described above. TCG's dedicated services, which include private line and special access services, use high-capacity digital circuits to carry voice, data and video transmissions from point-to-point in multiple configurations. Teleport provides its media industry customers with point-to-point, broadcast-quality video channels for video transmissions between two or more locations, including video link services to all the major television networks as well as to other programmers. Teleport also provides private network management and systems integration services for businesses that require combinations of various dedicated and switched telecommunications services.


     Teleport believes that it uses the latest technologies and network architectures to develop a highly reliable infrastructure for delivering high-speed, quality digital transmission of voice, data and video telecommunications. The basic transmission platform consists primarily of optical fiber equipped with high-capacity synchronous optical network ("SONET") equipment deployed in self-healing rings. These SONET rings give TCG the capability of routing customer traffic simultaneously in both directions around the ring thereby eliminating loss of service in the event of damage to the fiber optic network. Teleport extends SONET rings or point-to-point links from rings to each customer's premises over its own fiber optic cable, unbundled facilities obtained from ILECs, microwave (including 38 GHz milliwave) transmission facilities (primarily provided by BizTel) and other technologies. TCG also installs diverse building entry points where a customer's network security needs require such redundancy. TCG then places necessary customer-dedicated or shared electronic equipment at a location near or in the customer's premises to terminate the link.



     Teleport has substantial business relationships with a few large customers, including the major long distance carriers. During 1996, TCG's top 10 customers accounted for approximately 52% of TCG's total revenue on a pro forma basis after giving effect to the TCG Reorganization. Sprint accounted for more than 10% of such revenue; no customer accounted for 15% or more of such revenue. A significant reduction in the level of services TCG performs for any of these customers could have a material adverse effect on Teleport's results of operations or financial condition. Most of Teleport's customer arrangements are subject to termination on short notice and do not provide TCG with guaranties that service quantities will be maintained at current levels, and there can be no assurance that such arrangements will be continued at the same service quantity levels. TCG believes that certain of the major long distance carriers are pursuing alternatives to their current practices with regard to obtaining local telecommunications services, including construction of their own facilities and/or acquisitions of CLECs. This type of activity could accelerate as a result of the 1996 Act, which limits the authority of states to impose legal restrictions that have the effect of prohibiting a company, including an IXC, from providing any telecommunications service.



     As of March 31, 1997, TCI Telephony owned 48,779,388 shares of Teleport Class B Stock, each of which is entitled to ten votes per share on each matter to be voted on by the holders of the common stock of Teleport and each of which is convertible into one share of Teleport Class A Stock. TCI Telephony also owns an additional 1,011,528 shares of Teleport Class A Stock. At March 31, 1997, such shares of Teleport Class B Stock and Teleport Class A Stock in the aggregate represented approximately 30% of the outstanding common stock of Teleport and approximately 37% of the aggregate voting power of such securities. In addition, as of March 31, 1997, subsidiaries of Cox, Comcast and Media One, Inc. ("Media One" (formerly



                                     III-28

Continental Cablevision, Inc.), or, together with TCI, Cox and Comcast, the "Teleport Cable Stockholders") owned shares of Teleport Class B Stock and Teleport Class A Stock representing approximately 24%, 17% and 8%, respectively, of the outstanding common stock of Teleport (representing approximately 30%, 20% and 11%, respectively, of the aggregate voting power of such securities). Because certain provisions in the Sprint PCS Partnership Agreement restrict TCI and its controlled affiliates from engaging in any Wireless Business, TCI may determine not to acquire additional interests in Teleport that would result in Teleport becoming a controlled affiliate of TCI to avoid a potential breach of such agreement if Teleport determines to engage in a Wireless Business. However, subject to certain exceptions, Teleport currently may not engage in the business of providing certain wireless communications services without the affirmative vote of holders of a majority of the Teleport Class B Stock until the earlier of June 2001 and the date on which the Teleport Class B Stock ceases to represent at least 50% of the voting power of the outstanding common stock of Teleport.


     TCG has benefited substantially from its relationships with the Teleport Cable Stockholders, which are among the largest cable television companies in the United States. Through such relationships, Teleport has been able to utilize rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing Teleport to achieve significant economies of scale and scope through capital efficiencies in extending its networks in a rapid, efficient and cost-effective manner. Teleport has the indefeasible right to use certain fiber optic and cable transmission facilities of the Company for compensation based on the cost of construction of such facilities. In general, such arrangements were entered into with Teleport by the Company and other MSOs that are stockholders of Teleport prior to Teleport's initial public offering in June 1996.


     Competition. Teleport faces substantial competition in each of the metropolitan areas it serves or plans to serve from entities that offer services similar to those offered by TCG, including ILECs such as Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corp., NYNEX Corporation, SBC Communications Inc., US WEST and GTE Corporation. Teleport believes that ILECs generally benefit from their long-standing relationships with customers, substantial technical and financial resources, established ubiquitous networks and federal and state regulations that are likely to provide them with increased pricing flexibility as competition increases. In most of the metropolitan areas in which Teleport currently operates, at least one, and sometimes several, other CLECs also offer substantially similar services at substantially similar prices to those of Teleport. In addition to CLECs and ILECs (including ILECs entering new geographic markets), cable television companies, electric utilities, long distance carriers, microwave carriers, wireless telephone system operators and private networks built by large end users may offer services similar to those offered by Teleport. The current trend of actual and proposed business combinations, strategic investments and alliances in the telecommunications and related industries, which include mergers between ILECs, between IXCs and international carriers and between IXCs and CLECs, may create significant new competitors or strengthen existing competitors to Teleport.



     Teleport has stated that it believes that the 1996 Act will provide increased business opportunities and potentially better margins by opening local markets to competition and requiring ILECs to provide improved direct interconnection between the facilities of CLECs and the public-switched telephone network at lower cost. However, under the 1996 Act, the FCC and some state regulatory authorities may provide ILECs with increased flexibility to reprice their services as competition develops and as ILECs allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to particular customers or for particular routes below the prices charged by Teleport for services to those customers or for those routes, just as Teleport may itself underprice those new entrants. If the ILECs and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect revenue and operating results of TCG. If regulatory decisions permit the ILECs to charge CLECs substantial fees for interconnection to the ILECs' networks or afford ILECs other regulatory relief, such decisions could also have a material adverse effect on Teleport. However, Teleport has stated that it believes that the following factors may offset the negative effects of the 1996 Act: (i) the increased revenue available as a result of being able to address a significantly larger portion of the local telecommunications market; (ii) mutual reciprocal compensation with the ILEC that results in TCG terminating its local exchange traffic on the ILEC's network at little or no net cost to TCG; (iii) obtaining access to off-network customers through more reasonably priced expanded interconnection with ILEC networks; and
(iv) a shift by IXCs to purchase



                                     III-29
access services from CLECs instead of ILECs. There can be no assurance, however, that these anticipated results will offset completely the effects of increased competition as a result of the 1996 Act.


     Management. The Teleport Cable Stockholders and Teleport are parties to a stockholders agreement ("Teleport Stockholders Agreement") which provides for, among other things, the corporate governance of Teleport, certain registration rights and certain transfer restrictions, rights of first refusal and rights of first offer relating to sales and conversions of shares of Teleport Class B Stock. Under the Teleport Stockholders Agreement, (i) ten of the thirteen members of the Teleport board of directors are designated by the holders of the Teleport Class B Stock and (ii) a holder of Teleport Class B Stock generally is entitled to designate one director nominee for each 9% of the outstanding shares of Teleport Class B Stock held by it and its affiliates. As a result of its merger with US WEST, Media One currently does not have the right to designate any of such directors under the terms of the Teleport Stockholders Agreement. At March 31, 1997, TCI Telephony, Cox, Comcast and Media One owned 38%, 31%, 20% and 11%, respectively, of the outstanding Teleport Class B Stock. As a result, TCI is currently entitled to designate four directors for election to the board of directors of Teleport. In addition, the Teleport Stockholders Agreement provides that the chief executive officer and two independent directors will continue to be designated for election to Teleport's board of directors.



     The Teleport Stockholders Agreement prohibits any transfer of Teleport Class B Stock held by the parties thereto, unless expressly permitted under the terms thereof. Parties to the Teleport Stockholders Agreement have certain rights of first offer and rights of first refusal thereunder with respect to proposed sales of the Teleport Class B Stock.



     Each holder of Teleport Class B Stock has the right to sell all or a part of its Teleport Class B Stock upon receiving a bona fide offer from an unaffiliated third party, subject to giving notice to the other holders of Teleport Class B Stock who have designated at least one director, which notice shall contain an offer to sell such stock to such other holders of Teleport Class B Stock on the terms and conditions set forth in the offer from the third party. Subject to certain limitations, the non-selling holders of Teleport Class B Stock have the right to purchase pro rata all, but not less than all, of the Teleport Class B Stock offered. If the non-selling holders of Teleport Class B Stock do not purchase all of the Teleport Class B Stock offered, the offering holders of Teleport Class B Stock may sell the Teleport Class B Stock to the third party on the terms contained in the offer made to the other holders of Teleport Class B Stock. However, unless the amount of Teleport Class B Stock being transferred is sufficient to entitle the transferee to designate a nominee for director under the Teleport Stockholders Agreement (i.e., the total percentage of Teleport Class B Stock that would be held by the transferee and certain of its affiliates is at least 9%) and the transferee agrees to become a party to the Teleport Stockholders Agreement, any Teleport Class B Stock included in the stock being sold must be converted to Teleport Class A Stock prior to such transfer.



     If any party desires to convert Teleport Class B Stock to Teleport Class A Stock, it must first offer that stock to the other holders of Teleport Class B Stock who have designated at least one director. If such other holders do not elect to buy such stock, then such stock can be converted to Teleport Class A Stock and sold by the selling stockholder free of restrictions under the Teleport Stockholders Agreement.


     The Teleport Stockholders Agreement will terminate when the aggregate voting power of the Teleport Class B Stock represents less than 30% of the aggregate voting power of all outstanding common stock of Teleport.


     Additional Information. Teleport is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the SEC (under SEC file number 0-20913), all of which are available from the SEC in the manner described above under "Available Information." In addition, the Teleport Class A Stock is quoted on the National Market tier of The Nasdaq Stock Market under the symbol "TCGI." Information contained herein regarding Teleport is based upon, and is qualified in its entirety by reference to, information contained in such filings and other publicly available information. Although believed by the Company to be reliable, there can be no assurance as to the accuracy of such information.



                                     III-30

     Other Investments. In addition to its interest in Teleport, the TCI Ventures Group's wireline telephony investments also include a 50% partnership interest in Kansas City Fiber Network, L.P., 40% partnership interest in NHT Partnership, an approximately 79% interest in New Jersey Fiber Technologies, L.P., and a 43% interest in Louisville Lightwave, which are CAPs serving the metropolitan areas of Kansas City, Buffalo, Morristown and New Brunswick, New Jersey, and Louisville and Lexington, Kentucky, respectively. The other 50% interest in Kansas City Fiber Network is owned by Kansas City Cable Partners, a partnership that owns and operates cable systems in the Kansas City area, in which the TCI Group holds a 50% interest. TCI's indirect interest in Louisville Lightwave will increase to 50% upon the closing of its acquisition of the balance of the other partner's interest in TCI-TKR of Kentucky, Inc., which owns, among other assets, the interest in Louisville Lightwave. TCI is negotiating to sell its interests in all of these CAP partnerships for cash. There can be no assurance that any such sale will occur on terms satisfactory to TCI, or at all; however, if a sale is consummated, the proceeds will be attributed to the TCI Ventures Group.


  WTCI


     General. WTCI is a regional carrier of long distance telephony services, providing primarily high-speed point-to-point private line, frame relay communications services on a wholesale basis capable of offering audio, video and data transmission to customers in a 12 state area in the northwestern region of the United States. WTCI has the capability to expand its service to include two additional states with minimal capital expenditures should its customer base dictate the need. WTCI's customers are principally long distance carriers and other telecommunications companies for whom WTCI primarily supplies digital point-to-point private line, frame relay and data transport services. WTCI's customers also include over 56 cable companies (including TCI) for whom WTCI provides primarily video analog transmission services. WTCI had aggregate revenue of approximately $32 million in 1996. Of this amount, approximately 85% came from WTCI's voice and data carrier customers; video transmission customers accounted for approximately 8% of such revenue. The remaining revenue principally came from video conferencing, data, and Internet services.


     WTCI uses a diversified high-speed telecommunications network infrastructure, consisting primarily of its 16,000 route mile owned and operated digital microwave network, together with fiber transmission capacity leased by WTCI from other carriers. WTCI's network enables WTCI to provide its customers with a wide array of telecommunications services, including carrier services, enhanced switched services, data services, video channel transmission services (including video conferencing) and Internet services.


     Carrier Services. WTCI provides broadband radio frequency channels for the use of its customers, primarily for transmission of long distance telephone service ("Carrier Services"). WTCI's Carrier Services provide the majority of its revenue.



     WTCI has master service contracts with approximately 80 customers to provide Carrier Services. These agreements provide for transmission services, including varying levels of digital service, pursuant to individual service orders. The initial terms of service orders generally range from 1 to 3 years. After an initial term, service orders generally continue on a month to month basis and may be canceled by the customer upon 30 days prior written notice. As a general rule, the master service contracts expire when the last service order in effect thereunder has terminated. WTCI's six largest customers' master service contracts all contain many service orders (in some cases, in excess of 100 service orders) with remaining terms varying from 1 month to approximately 15 months.


     In particular, WTCI's largest carrier customer has the right to terminate its contract for use of the entire capacity of a core backbone of WTCI's network between the Seattle and Denver areas in October 1997, subject to certain conditions. Although this area has been overbuilt with fiber, management of WTCI does not believe such termination would have a material adverse effect on WTCI because it believes that it is likely that it would be able to re-lease all of such capacity based on current demand in the area for Carrier Services.


     WTCI's customers historically have been primarily IXCs, as well as ILECs and other telecommunications companies. For the year ended December 31, 1996, WTCI's six largest customers were all Carrier Services customers, accounting in the aggregate for approximately 70% of consolidated gross revenue. A significant reduction in the level of services WTCI provides for any of these customers could have a material



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adverse effect on WTCI's results of operations or financial condition, unless
WTCI located replacement customers willing to lease the vacated channels on similar terms.

     Video Services. WTCI's services to cable television system operators consist of transmitting broadcast television signals to the cable operator headends for further distribution to their subscribers ("Video Services"). At December 31, 1996, WTCI provided Video Services to 56 cable television systems which, based on information available to WTCI from standard industry sources, had approximately 432,252 subscribers. Forty-seven of these systems, having approximately 285,203 subscribers, are owned or operated by TCI and its affiliates. Video Services rendered to TCI and its affiliates accounted for approximately 5% of WTCI's revenue in 1996. Video Services rendered to cable television systems have declined as system operators have increasingly relied on satellite systems, rather than terrestrial microwave systems, for the delivery of broadcast signals from independent network television stations. This trend is expected to continue.


     The vast majority of WTCI's Video Services, including the services provided to the TCI Group, are rendered in accordance with tariffs filed with the FCC. Under WTCI's tariffs, Video Services generally are provided for initial terms of five years, and thereafter may be terminated by the customer upon 90 days notice. Approximately 10% of WTCI's Video Services contracts can currently be terminated on 90 days notice.



     Other Services. WTCI's wholly owned subsidiary, Western Tele-Communications/Retail Sales Group, is a start-up business, developing and offering "one-stop shopping," state-of-the-art broadband telecommunications services, including switched services, to retail customers in the previously underserved, more remote, second and third tier communities in its service region. Its suite of services includes video conferencing, server-based information depositories, data networking, and on-line broadband facilities and services for internal communications requirements as well as long distance traffic to its customers, including state governments and educational institutions.



     Competition. WTCI faces growing competition from long distance carriers using fiber optic cable. Traditionally, the area served by WTCI was remote and sparsely populated and consequently fiber optic cables have only recently been laid in the region. However, during the last few years, the network has been largely overbuilt with fiber by MCI Communications Corporation. A second overbuild by various IXCs is currently underway. According to current plans, such second overbuild of the network will likely be completed by the end of the second quarter of 1998. Such fiber optic networks are expected to compete directly with WTCI's network for many of the same customers along a significant portion of the same routes. The recurring operating costs associated with maintaining WTCI's microwave network facilities are greater than those associated with a fiber optic network. In response to the competitive pressures from long distance carriers using fiber optic networks to transmit their customers' services, WTCI has begun developing (i) more cost effective methods of conducting its business, (ii) new uses for its microwave facilities and (iii) lines of business outside of its traditional base long distance operations such as those described above under "-- Other Services." Additionally, WTCI's microwave facilities can be redeployed into even more remote, sparsely populated communities, either ahead or in lieu of the expanding fiber networks. However, there can be no assurance that these efforts will be successful or that the increased competition from other long distance carriers overbuilding the region with fiber will not have a material adverse effect on the business, financial condition, results of operations and prospects of WTCI.


  GOVERNMENT REGULATION


     Regulation of PCS and Other Wireless Activities. PCS licensees are subject to regulation at the federal and, in certain respects, at the state and local level. The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States under the Communications Act of 1934, as amended (including as amended by the 1996 Act) (the "Communications Act"). Pursuant to the Communications Act, the FCC has promulgated a series of rules, regulations and policies to (i) grant or deny licenses for PCS frequencies, (ii) grant or deny PCS license renewals, (iii) rule on assignments and/or transfers of control of PCS licenses, (iv) govern the interconnection of PCS networks with other wireless and wireline carriers, (v) establish access and universal funding provisions, (vi) impose fines and forfeitures for violations of any of the FCC's rules and (vii) regulate the technical standards of PCS networks.



                                     III-32

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     The FCC has established service areas for PCS throughout the United States and its possessions and territories based upon the Rand McNally market definition of 51 MTAs and 493 smaller BTAs. At least two BTAs are contained within each MTA. The FCC has allocated 120 MHz of radio spectrum in the 1850 to 1990 MHz band, divided into six separate spectrum blocks, for licensed broadband PCS services. The A and B Blocks are 30 MHz each and are allocated to the 51 MTAs. The FCC sponsored auctions for the A and B Blocks that ended in March 1995, and the FCC granted the A and B Block licenses in June 1995. The remaining blocks, C (30 MHz), D (10 MHz), E (10 MHz), and F (10 MHz), are allocated to the 493 BTAs. The C Block auctions ended on May 6, 1996. The D, E, and F Block auctions concluded on January 14, 1997. Sprint PCS did not participate in the C Block or F Block auctions, as these licenses were available only to small businesses and other designated entities.


     On April 25, 1997, the FCC completed the auction of licenses in the 2 GHz band for a new wireless communication service ("WCS"). While WCS licensees will determine for themselves which services they will offer, the FCC has stated that it believes that wide area, full mobility systems and services of the sort provided by cellular and PCS licensees likely will be infeasible for the foreseeable future, due to technological limitations adopted by the FCC to protect other FCC licensees from harmful interference.


     The FCC currently has two ongoing rulemaking proceedings addressing issues relating to the allocation and use of spectrum in the 38 GHz band which is utilized by BizTel, in which Teleport holds a minority interest. The first involves the establishment of licensing and technical rules for spectrum in the
37.0 - 40.0 GHz band allocated to fixed, terrestrial wireless services. While the rules to be adopted in this proceeding primarily address the assignment and use of currently unassigned frequencies, certain proposals advanced by the FCC and commenting parties could affect the operations of existing 38 GHz licensees, including BizTel. The second proceeding involves the allocation of spectrum between terrestrial wireless and satellite services. In its Notice of Proposed Rulemaking, the FCC has proposed deletion of satellite allocations in the 38 GHz band. However, the FCC's proposal has been contested by several parties, some of whom seek to eliminate the terrestrial wireless allocation in the 39.5 - 40.0 GHz band. Action taken by the FCC in this proceeding could have an impact on the availability of spectrum for use by BizTel, which could affect its provision of facilities and services to TCG and other customers.



     The Communications Act restricts foreign investment in and ownership of certain FCC radio licensees, including PCS licensees. Non-United States citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own more than 20% of a common carrier PCS licensee directly or more than 25% of the parent of a common carrier PCS licensee. If it would serve the public interest, the FCC has the authority to permit the parent of a licensee to exceed the 25% limit. However, the FCC lacks the authority to permit a licensee itself to exceed the 20% limit on direct foreign ownership. If an entity fails to comply with the foreign ownership requirements, the FCC may order the entity to divest alien ownership to bring the entity into compliance with the Communications Act. Other potential sanctions include fines, a denial of renewal, or revocation of the license. Pursuant to a multi-lateral agreement negotiated under the auspices of the World Trade Organization ("WTO"), the United States government has agreed that it will allow up to 100% indirect foreign ownership of common carrier radio licenses. The WTO agreement takes effect on January 1, 1998. In making determinations as to whether to permit additional indirect foreign ownership of PCS and other commercial mobile radio service ("CMRS") licensees in excess of the 25% statutory benchmark, the FCC currently undertakes as part of its public interest determination an evaluation of the extent to which the home countries of the foreign investors extend reciprocal treatment, i.e., "equivalent competitive opportunities" ("ECO"), to U.S. entities. In a recent Notice of Proposed Rulemaking, the FCC has proposed to discontinue application of the ECO requirement in determining whether to allow additional foreign investment by common carrier licensees or applicants with foreign investment from WTO member countries. On March 13, 1997, the Sprint PCS Partners filed a petition with the FCC seeking clarification regarding the application of the foreign ownership restrictions to Sprint PCS and PhillieCo.



     All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's buildout requirements. Pursuant to the FCC's buildout requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population of their service area(s) within five



                                     III-33
years of their initial license grant(s) and to two-thirds of the population within 10 years. Holders of 10 MHz PCS licenses in the D, E, and F Blocks must provide coverage to one-quarter of the population in their licensed area (or make a showing of "substantial service" in their licensed area) within five years of their initial license grant. Licensees that fail to meet the buildout requirements may be subject to license forfeiture. Rule violations could result in license revocations, forfeitures or fines.

     PCS systems must comply with FCC regulations, including, among others, regulations with respect to PCS license renewal, relocation of incumbent microwave facilities operating at the same frequency as the PCS, and interconnection with local exchange carriers' networks. Under the 1996 Act, both the FCC and state Public Utility Commissions ("PUCs") regulate the terms of interconnection between broadband PCS networks and the networks of local exchange carriers. PCS systems also must comply with certain FCC and Federal Aviation Administration regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, certain FCC environmental regulations may cause PCS networks to become subject to regulation under the National Environmental Policy Act.


     In May 1997, the FCC released an order establishing a significantly expanded federal telecommunications subsidy regime. For example, the FCC established new subsidies for services provided to qualifying schools and libraries with an annual cap of $2.25 billion and for services provided to rural health care providers with an annual cap of $400 million. Pursuant to the 1996 Act and the FCC's implementing regulations, all telecommunications carriers that provide interstate telecommunications services, including PCS, as well as certain other entities, are required to make an "equitable and non-discriminatory contribution" to the support of federal universal service programs. Contributions will be calculated on the basis of each carrier's interstate and, for certain programs, intrastate end-user telecommunications revenue. In addition, any telecommunications carrier, including a cellular or PCS provider, that meets the criteria for eligibility established in the 1996 Act, is eligible to receive universal service support. Several parties have appealed the FCC's May 1997 order. These appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. In addition, on July 3, 1997, several ILECs filed a petition for stay of the order with the FCC. That petition is also pending. The 1996 Act also requires all telecommunications carriers, including PCS licensees, to ensure that their services are accessible to and useable by persons with disabilities, if readily achievable. These regulations are also applicable to Teleport and TCI's other wireline telephony activities.



     The FCC has adopted rules prohibiting broadband PCS licensees and other CMRS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers, and currently is considering whether wireless providers should be required to offer unbundled communications capacity to resellers who intend to operate their own switching facilities. The FCC's resale requirements currently are scheduled to expire five years after the last group of initial licenses for broadband PCS has been awarded. The FCC also requires broadband PCS and other CMRS providers to provide "manual" roaming service that allows customers of one wireless provider to obtain service while roaming in another wireless provider's service area, and is considering whether broadband PCS and other CMRS providers should be required to offer "automatic" roaming agreements on a non-discriminatory basis that would allow customers to roam by simply turning on their handsets in a host market. Other FCC rules require all broadband PCS and other CMRS providers to implement enhanced emergency 911 capabilities on a phased basis over a five-year period beginning October 1996 and to implement certain number portability requirements by June 30, 1999.


     On May 22, 1997, the Personal Communications Industry Association ("PCIA") filed a petition requesting that the FCC exercise authority granted under the 1996 Act and forbear from imposing non-discrimination requirements, mandatory resale obligations, and certain other regulatory requirements on broadband PCS licensees. PCIA's petition is currently awaiting action by the FCC.

     In addition, the Communications Assistance for Law Enforcement Act of 1994 ("CALEA") requires all telecommunications carriers, including wireless carriers, as of October 1998, to ensure that their equipment is capable of permitting the government, pursuant to a court order or other lawful authorization, to intercept any wire and electronic communications carried by the carrier to or from its subscribers and to access certain call-identifying information that is reasonably available to the carriers. These regulations are also applicable to Teleport and TCI's other wireline telephony activities.


                                     III-34

     Media reports have suggested that certain radio frequency ("RF") emissions from wireless telephones or facilities might be linked to certain forms of cancer or other health problems. Concerns over the potential health effects of RF emissions may have the effect of discouraging the use of wireless telephones and other wireless communications services, including PCS. In August 1996, the FCC adopted revised guidelines and methods for evaluating the environmental effects of RF transmitters, including cellular and PCS antennas and telephones, based on recommendations by several federal agencies, including the Environmental Protection Agency and the Food and Drug Administration. The new rules generally are more stringent than the requirements in effect prior to the FCC's action for cellular operations (previously exempt from some environmental evaluation obligations now applicable) and for PCS (the requirements for which previously in effect permitted fractionally higher levels of exposure). The owners of facilities and manufacturers of telephones are responsible for compliance with the regulatory requirements. In response to requests by the PCIA and other affected industry groups, the FCC in December 1996 issued an order extending the transition period for applicants and station licensees to conform with the FCC's new requirements. For most radio services, including CMRS, the old requirements will apply to station applications filed prior to September 1, 1997; the new guidelines and methods will apply to applications filed thereafter. The new guidelines and requirements for evaluation of hand-held devices are already in effect. The FCC has issued a draft revision of its OET Bulletin No. 65 describing in greater detail the procedures to be used in determining compliance with the new requirements. The FCC is currently considering petitions for reconsideration seeking further clarification of the compliance obligations of wireless carriers, and requesting that the deadline for compliance with the new guidelines be extended until one year after the final version of the FCC's revised OET Bulletin No. 65 is released.



     Certain interest groups have requested that the FCC investigate claims that wireless communications technology poses health concerns and causes interference with hearing aids and other medical devices. One group studying the matter, which group was founded with funds from the wireless industry, has released results from the first phase of its study (which focused on worst case (operation at full-power) interaction) that indicate that the three wireless technologies tested, including CDMA, caused interference in some instances, but not all, with hearing aids. Phase II of this research study is expected to be completed by January 1998. In addition, the PCIA has been undertaking an industrywide study to gather information on possible PCS interference with medical devices for all PCS protocols, and results from researchers working under the guidance of the Wireless Technology Research LLC indicate that wireless telephones cause interference to some users of cardiac pacemakers and that the risk of clinically significant interference is greater for pacemaker-dependent patients who use digital (as opposed to analog) telephones. There can be no assurance that the findings of any of the foregoing studies will not lead to additional governmental regulations that will have an adverse effect on Sprint PCS.


     PCS licensees may use common carrier point-to-point microwave and traditional landline facilities to connect cell sites and to link them to their respective main switching offices. The FCC separately licenses these microwave facilities, as well as the microwave transmission facilities of WTCI, and regulates the technical parameters and service requirements of these facilities. In providing interstate transmission services to its non-carrier customers, WTCI also is subject to the streamlined tariffing and other requirements applicable to "nondominant carriers" under the current federal regulatory regime, as described below. See "-- Regulation of Wireline Telephony Activities." WTCI's provision of intrastate transmission services may also be subject to regulatory requirements at the state level, similar to those described in the discussion of "-- Regulation of Wireline Telephony Activities" below. In addition, WTCI's placement of facilities is subject to applicable state and local laws and regulations.

     Pursuant to Section 332(c)(3) of the 1996 Act, state and local governments generally are not permitted to regulate the entry of or rates charged by any commercial mobile service, including PCS. States may petition the FCC for authority to regulate commercial mobile service rates, which authority is to be granted only in circumstances where the state demonstrates that market conditions fail to protect subscribers adequately from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory. States are not prohibited from regulating other terms and conditions for PCS and other commercial mobile services, so long as such regulations are consistent with the provisions of the Communications Act. In particular, state and local governments can manage public rights of way and require compensation for the use of such rights of way by


                                     III-35
telecommunications carriers, including PCS providers, so long as the compensation is fair and reasonable, imposed on a competitively neutral and non-discriminatory basis, and publicly disclosed by the governmental entity. The FCC currently is considering a number of requests for federal preemption of various state and local requirements which allegedly constitute unlawful barriers to entry, discrimination, or other violations of the Communications Act.



     Under the 1996 Act, states and localities cannot regulate the placement of certain types of wireless facilities, including facilities used to provide PCS, cellular, and common carrier wireless exchange access services, so as to prohibit the provision of such services or to discriminate among providers of such services. In addition, so long as such a wireless system complies with the FCC's rules, the 1996 Act prohibits states and localities from using environmental effects as a basis to regulate the placement, construction or operation of wireless facilities. Since the enactment of the 1996 Act, Sprint PCS has been involved in a number of legal proceedings concerning tower sites, including various disputes concerning the imposition of moratoria on the processing or approval of permits for wireless telecommunications towers or denial of applications for permits. There can be no assurance that such litigation will not, in the aggregate, have a material adverse effect on Sprint PCS and the TCI Ventures Group's interest therein. The FCC is currently considering a Petition for Declaratory Ruling filed by the Cellular Telecommunications Industry Association seeking federal preemption of moratoria regulation imposed by state and local governments with regard to the siting of telecommunications facilities.


     Regulation of Wireline Telephony Activities. The wireline telephony activities of Teleport and the CAPs in which TCI has an interest are subject to regulation at the federal, state, and local level. Nationally, the recent trend has been for federal and state legislators and regulators to permit and promote additional competition in the local telecommunications industry. However, because these developments require numerous implementation actions by the FCC, individual state regulatory commissions, and federal and state courts, and are subject to particular legal, political and economic conditions, it is not possible to predict the extent to which or the pace at which such liberalization will occur.


     The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. However, states retain jurisdiction under the 1996 Act to adopt regulations necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services, and safeguard the rights of consumers. States also are responsible for mediating and arbitrating interconnection arrangements between new entrants (CLECs) and established telephone companies (ILECs) if voluntary arrangements are not reached. The precise jurisdictional responsibilities of the FCC and the states under the Communications Act are currently being litigated.



     At the federal level, the FCC has established different levels of regulation for "dominant carriers" and "nondominant carriers." For domestic interstate telecommunications purposes, only the ILECs are classified as dominant carriers, and all other carriers are classified as nondominant carriers. On April 18, 1997, the FCC released an order which provides that ILEC long distance affiliates will be regulated as nondominant carriers in the provision of interstate, domestic, long distance services. The FCC's order does not alter the FCC's classification of ILECs as dominant carriers in the provision of interstate access services. Pursuant to a June 1997 FCC order, nondominant carriers, such as TCG, are permitted, but not required, to file tariffs for interstate access services with the FCC. The rules applicable to such tariffs are generally less restrictive than those imposed on ILECs which offer similar services. Tariffs filed with the FCC must contain the rates, terms and conditions under which service is generally available from Teleport. An October 1996 FCC ruling required federal tariffs for domestic interstate, interexchange services to be canceled by September 22, 1997. The FCC's order has been temporarily stayed pending judicial review and a number of parties have filed petitions with the FCC seeking reconsideration of the FCC's decision. As a result, the tariff obligation remains applicable to any TCG interstate long distance services. TCG must offer its interstate services on a nondiscriminatory basis, at just and reasonable rates and subject to the complaint provisions of the Communications Act. TCG is not subject to rate of return or price cap regulation by the FCC and may install and operate digital facilities for the transmission of interstate communications without prior FCC authorization.



                                     III-36

     The 1996 Act imposes a number of access and interconnection requirements on all local exchange carriers, including CLECs, with additional requirements imposed on ILECs. The 1996 Act requires CLECs and ILECs to first attempt to resolve interconnection issues through negotiation for at least 135 days. During these negotiations, the parties may submit disputes to state regulators for mediation and, after the negotiation period has expired, the parties may submit outstanding disputes to state regulators for arbitration.

     Under the 1996 Act, all local exchange carriers (including TCG), must interconnect with other carriers, make their services available for resale by other carriers, provide non-discriminatory access to rights of way, offer reciprocal compensation for termination of traffic, and provide dialing parity and telephone number portability. ILECs have certain additional duties, including the duty to (i) interconnect at any technically feasible point and provide service equal in quality to that provided to their customers or the ILEC itself, (ii) provide unbundled access to network elements at any technically feasible point, and (iii) offer retail services at wholesale prices for the use of competitors. The 1996 Act includes various provisions addressing the pricing of certain of these services.


     On August 8, 1996, the FCC released several orders (collectively the "Interconnection Orders") establishing new policies and rules implementing the local interconnection and access provisions of the 1996 Act. However, on July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit overturned a number of the rules adopted by the FCC, including the pricing rules and "pick and choose" rule established in one of the FCC's orders, which would have allowed CLECs to receive the benefit of the most favorable provisions contained in an ILEC's agreements with other carriers. While certain FCC rules applicable to CMRS remain unaffected by the Court of Appeals' decision, the court's order substantially limits the FCC's role in implementing and enforcing the interconnection and access provisions of the 1996 Act with respect to wireline carriers such as TCG. As a result of the Court of Appeals' ruling, a number of significant issues affecting the terms and conditions under which TCG and other CLECs obtain interconnection and access to ILEC facilities and services will be resolved on a state-by-state basis by state public utility commissions, whose decisions may then be subject to review by federal and/or state courts. The adoption of unfavorable and/or inconsistent rulings by state commissions and reviewing courts could have a significant adverse impact on TCG's business and the value of the TCI Ventures Group's investment therein.



     The FCC's Interconnection Orders represent the first part of a trilogy of actions that the FCC contends will promote competition in the local telecommunications market. The second part involves reform of the system for funding and providing universal service support, as described above in "-- Regulation of PCS and other Wireless Activities." The third part of the FCC's trilogy of actions involves the reform of the FCC's rules for establishing interstate interexchange access charges. In December 1996, the FCC made several changes to the interstate access charge system, removed certain restrictions on ILECs' ability to lower access prices, and relaxed the regulation of new switched access services in those markets where there are other providers of access services. In May 1997, the FCC issued an order adopting additional changes to its existing rules that are designed to move ILEC interstate access charges, over time, to more economically efficient levels and rate structures. The FCC has stated that it will rely on marketplace forces in the first instance to drive ILEC interstate access prices to competitive levels, and will in a subsequent order provide detailed rules for implementing the FCC's market-based approach, which will give ILECs progressively greater flexibility in setting rates as competition develops. The FCC also plans to establish a "backstop" mechanism for mandating lower prices in instances where a market-based approach proves to be inadequate. Several parties have appealed the FCC's May 1997 order. Those appeals have been consolidated and transferred to the United States Court of Appeals for the Eighth Circuit, where they are currently pending. In a separate order, the FCC has adopted changes to its price cap rules that are expected to result in significant reductions in ILEC access charge levels. Several parties have appealed the FCC's price cap order. Those appeals have been consolidated and transferred to the United States Court of Appeals for the Tenth Circuit, where they are currently pending.



     Under the 1996 Act, ILECs have a statutory duty to negotiate interconnection and access arrangements with CLECs in good faith. The regional Bell operating companies ("RBOCs"), in particular, must satisfy certain "checklist" requirements, designed to facilitate the development of facilities-based competition for business and residential users, in order to enter the interLATA long distance markets (as described below) within their regions. TCG has been able to reach negotiated agreements with certain of the ILECs, and has



                                     III-37
had to resort to state mediation and arbitration in order to obtain interconnection agreements with other ILECs. During the pendency of the negotiation and contract approval process, TCG is able to operate under either interim interconnection agreements or interim state regulatory policies and rules.


     The 1996 Act establishes procedures under which an RBOC can provide interLATA services within its telephone service area under certain circumstances, with the FCC's approval. "InterLATA services" are telecommunications which originate in one and terminate in another local access and transport area. Under the 1996 Act, the FCC is required to approve or deny the requested authorization within 90 days following its receipt of such an application. Authorization to provide in-region interLATA services will enable the RBOCs to provide customers with a full range of local and long distance telecommunications services and information services. The provision of interLATA services by RBOCs may reduce the market share of the major long distance carriers, which are among TCG's largest customers, but TCG believes it will also encourage IXCs to use TCG's and other CLECs' services instead of RBOC services wherever possible. On April 11, 1997, SBC Communications Inc. filed an application requesting authority to provide in-region, interLATA service in the State of Oklahoma. On May 21, 1997, Ameritech Michigan ("Ameritech") filed an application to provide in-region interLATA service in the State of Michigan. Ameritech's application is currently pending before the FCC. On June 26, 1997, the FCC released an order rejecting SBC's application. On July 3, 1997, SBC filed an appeal of the FCC's order with the United States Court of Appeals for the District of Columbia. That appeal is currently pending. In addition, on July 2, 1997, SBC filed a lawsuit in the United States District Court for the Northern District of Texas, challenging the restrictions imposed on the RBOCs under the 1996 Act, including the interLATA restriction, on constitutional grounds. SBC's suit is currently pending before the District Court.



     The 1996 Act contains other provisions that potentially could affect TCG's business, which may be subject to FCC rulemaking and judicial interpretation, including a provision that limits the ability of a cable television operator and its affiliates to acquire more than a 10% financial interest or any management interest in a local exchange carrier which provides local exchange service in such cable operator's franchise area. Any construction or application of this provision by the FCC or the courts which limits TCG's ability to acquire interests in existing CLECs could have an adverse impact on TCG and the value of the TCI Ventures Group's investment therein. The 1996 Act also requires all telecommunications carriers, including CLECs and CAPs, to ensure that their services are accessible to and useable by persons with disabilities, if readily achievable.



     In addition, Teleport's and TCI's other wireline activities will be subject to certain requirements of CALEA described above under "-- Regulation of PCS and other Wireless Activities."



     Most state PUCs require TCG and other carriers that wish to provide local and other jurisdictionally intrastate common carrier services to be authorized to provide such services. TCG's operating subsidiaries and affiliates are authorized as common carriers in a number of states. The authority held by TCG's subsidiaries and affiliates varies in the scope of the intrastate services permitted. TCG has filed or expects to file applications for authority to provide local exchange service in all of its markets in which it does not have such authority. TCG typically is not subject to price regulation or to rate of return regulation for its intrastate services. In most states, TCG is required to file tariffs setting forth the terms, conditions and prices for its intrastate services. In some jurisdictions, the tariff can list a rate range for intrastate services. TCG may be subject to additional regulatory burdens in some states, such as quality of service requirements and universal service contributions. State PUCs also are actively involved in the mediation and arbitration of disputes between ILECs and TCG and other CLECs concerning local interconnection and access arrangements, and will play an expanded role in this area, as a result of the Court of Appeals' recent decision overturning many of the rules adopted by the FCC in its Interconnection Orders.



     TCG may be required to obtain from municipal authorities street opening and construction permits and other rights of way to install and expand its digital networks in certain cities. In some cities, TCG's affiliates or subcontractors may already possess the requisite authorizations to construct or expand TCG's networks. In certain of the metropolitan areas where TCG provides network services, TCG pays license or franchise fees based on a percent of gross revenue. There can be no assurance that municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. Under the 1996 Act, such fees must be "fair and



                                     III-38
reasonable," applied on a "competitively neutral and non-discriminatory basis," and be "publicly disclosed" by the relevant governmental entity. There can be no assurance, however, that municipalities that currently favor the ILECs will conform their practices in a timely manner or without legal challenges by TCG, or another CAP or CLEC. If any of TCG's existing franchise or license agreements for a particular metropolitan area were terminated prior to its expiration date and TCG were forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on TCG's operations in that metropolitan area and on the TCI Ventures Group's investment in TCG.


DIVERSIFIED SATELLITE COMMUNICATIONS

  UNITED VIDEO SATELLITE GROUP, INC.


     General. UVSG provides satellite-delivered video, audio, data and program promotion services to cable television systems, DTH satellite dish users, radio stations and private network users primarily throughout North America and software development and systems integration services to commercial entities, the federal government and defense related agencies in locations throughout the United States.



     UVSG operates the following related satellite transmission businesses: (i) Prevue Networks, Inc. ("Prevue Networks"), a wholly owned subsidiary that develops and distributes on-screen television program promotion and guide services, including Prevue Channel, the leading electronic programming guide in the North American market, (ii) Superstar Satellite Entertainment ("Superstar"), a division that markets and distributes programming to C-band DTH satellite dish owners in North America; (iii) UVTV ("UVTV"), a division that distributes three superstations, including WGN, primarily to cable operators and (iv) SpaceCom Systems, Inc. ("SpaceCom"), a wholly owned subsidiary that provides audio and data satellite transmission services to the paging industry and others. UVSG also has a 70% interest in SSDS, which provides information technology consulting and software development services to large organizations with complex computer needs.



     In January 1996, UVSG became a consolidated subsidiary of the Company through the merger of a subsidiary of the Company into UVSG. As of June 30, 1997, the Company owned approximately 40% of the shares of outstanding common stock of UVSG, representing approximately 85% of the voting power of UVSG. Five of UVSG's ten directors are also employees, officers and/or directors of the Company or its affiliates.



     UVSG's Satellite Transmission Infrastructure. UVSG owns and operates the Chicago International Teleport (the "CIT"), an uplink transmitter facility near Chicago with seven transmit/receive antennas by which most of its services are transmitted to satellites. The CIT also has 26 receive-only antennas. UVSG believes the CIT is one of the largest such facilities in the United States. UVSG also operates an uplink in Tulsa, Oklahoma for its Prevue Channel which allows real-time promotional inserts into the video portion of its service. In addition, UVSG leases uplink station facilities in other cities as needed. The State of Illinois has asserted that certain uplinking services performed by the CIT are subject to the state's Telecommunications Excise Tax Act and that UVSG should have collected $1.5 million in excise taxes from its customers on behalf of the state from past services performed during the period August 1985 through June 1994. UVSG is disputing the assertion and continues not to collect such taxes.



     UVSG leases a total of ten transponders on several different satellites owned and operated by various satellite companies. Lease payments for a single transponder range from $33,000 to $200,000 per month, depending upon the location of the satellite, the satellite's footprint, the date of the lease and the power of the satellite. Certain of the transponder leases are for fixed terms while others have terms through the operational life of the applicable satellite. The transponder leases are expected to expire between 2000 and 2005. UVSG has contracted for backup transponder space for two of its primary transponders, should they fail. These primary transponders are also contractually protected from pre-emption. The remainder of UVSG's transponder space is subject to pre-emption, although no pre-emption has occurred to date. UVSG believes there is a reasonably sufficient quantity of appropriate transponder space available to satisfy its needs for the foreseeable future.



     Program Promotion and Guide Services. UVSG has developed and markets satellite-delivered on-screen program promotion and guide services to cable television systems and other multi-channel video programming



                                     III-39
distributors such as DBS and telephone companies ("Programming Distributors"). Such services include the Prevue Channel, offered through Prevue Networks, and Sneak Prevue, offered through Sneak Prevue LLC, a joint venture owned 72% by Prevue Networks. These services provide continuously updated on-screen video and text information customized for each Programming Distributor, to promote the Programming Distributor's programs and provide program schedule information to its subscribers. The Prevue Channel is a comprehensive information source for all of a system's channel offerings, while Sneak Prevue exclusively promotes a system's pay-per-view offerings. As of December 31, 1996, the Prevue Channel was carried by approximately 2,000 systems with subscribers totaling approximately
44.4 million in the United States, and Sneak Prevue was carried by over 900 systems with subscribers totaling approximately 34.4 million subscribers in the United States.



     Prevue Networks has been expanding sales of the Prevue Channel and Sneak Prevue services in the international marketplace. As of December 31, 1996, Prevue Networks operated in 22 countries spanning three continents. At such time, Prevue services reached over 350 systems and approximately 1.7 million subscribers in Canada and, through its Prevue Channel product branded Prevue Latino, 75 systems and approximately 1.2 million subscribers in Mexico and Central and South America. As of December 31, 1996, Prevue Networks reached over 48 million homes with satellite-delivered services globally.



     UVSG generates both license fees and advertising revenue from the Prevue Channel, while Sneak Prevue and other products currently generate only license fees. During 1996, approximately 48% of Prevue Networks' $49.4 million in revenue was attributable to the Prevue Channel and Sneak Prevue fees paid by U.S. systems, and approximately 46% came from advertising sales in the United States.



     The Company believes that, as a result of the maturing U.S. cable television industry's slowing subscriber growth and increasing competition from DBS, there is a strong demand by cable operators for services such as the Prevue Channel and Sneak Prevue to promote subscriber purchases of higher-margin program packages and pay-per-view services. In addition, the Company believes that as cable television channel capacity increases and the number of channels offered by other Programming Distributors increases, the demand for program promotion and guide services will also increase.



     Through Prevue Networks, UVSG also develops and markets interactive program guide services and software applications for use by cable television system operators and other Programming Distributors that enable customers to review program schedules and retrieve selected programing information on demand. These services provide continuously updated, on-screen text and graphic information, customized to deliver system-specific schedule and program promotion information to subscribers. Prevue Networks' ongoing interactive operations, excluding the cost of patent litigation described below, consists primarily of software development to achieve compatibility with new advanced analog and digital set-top converter platforms. Prevue Networks generated no significant interactive revenue in 1996 ($218,000) and incurred operating expenses (excluding depreciation and amortization) of $5.7 million ($1.3 million of which is attributable to the StarSight patent litigation referred to below).



     The Company believes that, if and when third-party manufacturers complete the design and begin the manufacture of a significant number of set-top converter boxes capable of delivering interactive programming services, the demand for interactive program guide services has the potential to increase significantly. However, at this time, the development and deployment by third parties of the hardware which will be required to operate Prevue Networks' interactive technology cannot be predicted. In addition, the response of Programming Distributors and their subscribers to Prevue Networks' interactive technology, and the likelihood of competitors succeeding with the same general concept, but differing technology, is difficult to predict at this time. Furthermore, UVSG's competitors or other parties may have developed or obtained, or may develop or obtain in the future, intellectual property rights, including patents, that UVSG may need to implement its interactive technology. The impacts of the existence of these intellectual property rights and the ability of and cost to UVSG to gain access to or acquire these intellectual property rights may be significant, but cannot be ascertained at this time. UVSG is currently engaged in litigation with StarSight Telecast, Inc. ("StarSight") with respect to certain patents held by StarSight relating to certain functions performed by interactive program guide services. If this litigation is resolved in StarSight's favor, it could have a material adverse effect on the business prospects of UVSG's interactive operations.



                                     III-40

     Prevue Networks' Prevue Channel and Sneak Prevue services compete with other programmers for limited cable television system channel slots. Prevue Networks believes that its Prevue services currently are the leading satellite-delivered cable television promotion and program guide products in the North American market. Prevue Networks continues to face competition from Programming Distributors that have and are operating single-system program guides or pay-per-view promotional channels similar to the Prevue services. To some extent, Prevue Networks also indirectly competes with printed program guides. Prevue Networks' interactive products, along with new interactive program guides being developed by UVSG's competitors, may create competition for Prevue Networks. Although the Company believes that UVSG is currently the market leader in providing interactive program guide, sports and weather information, it anticipates that the market for such interactive services will be characterized by intense competition in the next few years.



     Home Satellite Dish Services. UVSG's Superstar division markets and distributes programming to the C-band DTH satellite dish subscriber market through Superstar/Netlink Group LLC ("SNG"), a joint venture formed effective April 1, 1996 to combine the retail C-band DTH satellite businesses of UVSG's Superstar division and Liberty's subsidiary Netlink USA ("Netlink"). Each of Netlink and Superstar own 50% of SNG. Liberty, whose assets are not part of the TCI Ventures Group, is a wholly owned subsidiary of the Company.



     As of December 31, 1996, approximately 1.0 million C-band DTH satellite dish owners, or 42% of the estimated authorized C-band home satellite dish subscriber market of 2.3 million subscribers at that date, subscribed to programming directly through SNG. The Company believes that SNG is the largest marketer of satellite entertainment programming in the C-band DTH satellite dish industry in terms of number of subscribers. It currently markets several different packages featuring more than 100 channels of programming as well as pay-per-view movies and events to the C-band DTH satellite dish market.



     Through its business services division, Superstar provides software and subscriber management system services, functions as a service agent in the DBS market and markets ESPN to commercial establishments, such as bars and restaurants. The current contract governing commissions earned as a service agent in the DBS market expired on June 30, 1997; however, commissions on subscribers serviced pursuant to such agreement prior to its termination will continue to be earned through the year 2000.



     Superstar also markets UVTV's satellite-transmitted WGN, WPIX and KTLA superstations to other packagers and marketers of programs to the home satellite dish industry through its wholesale division. As of December 31, 1996, approximately 1.8 million C-band home satellite dish households subscribed to one or more of UVTV's three superstations through home satellite dish packages offered by SNG and other home satellite dish packaging and marketing companies. Liberty, through Netlink, also conducts wholesale operations in the C-band DTH satellite industry and thus competes with Superstar's wholesale operations. Effective January 1, 1997, UVSG began reporting the operating results of Superstar's wholesale division with those of UVTV, as they are in the same line of business.



     Superstar's revenue in 1996 was $189.2 million and its operating income was $26.8 million (in each case, after excluding Liberty's 50% interest in SNG).



     SNG competes with several other large C-band DTH satellite dish program packagers, some of which are affiliated with well-known, large programmers and cable television system operators. Because a significant portion of SNG's sales is generated through home satellite dish dealers, SNG also competes for dealer relationships on the basis of commission rates and quality of service offered to the dealer and its customers. In addition, the C-band DTH satellite dish market faces competition from cable television as well as technologies such as DBS services, which were launched in 1994. With the continued expansion of cable systems and the emergence of DBS systems, the C-band DTH industry is no longer growing. UVSG has reported that during the twelve month period ended March 31, 1997, the industry decreased by 136,000 subscribers or 6%. DBS uses Ku-band frequencies that can be received by significantly smaller and less expensive receive terminals than those home satellite dishes that receive C-band frequencies. Because of the smaller dish size, DBS is more widely accepted than C-band DTH satellite dish systems, particularly in urban markets. In addition, the FCC recently preempted most zoning and other restrictions by state and local governments, as well as by certain private associations, regarding the placement of DBS video reception equipment. This preemption does not extend, however, to the larger C-band dishes. The Company believes that the entry of DBS will serve to



                                     III-41
decrease the size of the C-band market in the short-term and long-term. The Company also believes that for the near future more programming will be available for the C-band DTH satellite dish market than the DBS market because the majority of programming for cable television systems is transmitted on C-band frequencies. Given the initial investment costs and life of a C-band DTH satellite dish system, the Company believes that a significant portion of current C-band DTH satellite dish owners will continue to use home satellite dish services rather than invest in a DBS system.



     Satellite Distribution of Video Entertainment Services. UVTV markets and distributes to Programming Distributors video and audio services such as superstations WGN (Chicago), WPIX (New York) and KTLA (Los Angeles), three of the five independent satellite-delivered television superstations in the United States. As of December 31, 1996, television channels transmitted by UVTV served an aggregate of approximately 42 million subscribers, approximately 94% of which were attributable to WGN, the country's second largest superstation in terms of the number of subscribers. UVTV's revenue for 1996 was $26 million. Domestically the number of WGN subscribers decreased by 3.5 million or 9% from March 1996 to March 1997, primarily due to the impact from TCI's discontinuing WGN in certain of its wholly owned systems (4.5 million subscribers), partially offset by new system launches and existing system subscriber growth aggregating approximately
1.1 million subscribers. The country's largest superstation in terms of the number of subscribers is WTBS (Atlanta), which is distributed by a subsidiary of Liberty.



     UVTV faces competition from over 100 cable network suppliers, including other superstations, for limited channel capacity on cable television systems. Cable television systems must make copyright payments to the Copyright Office when they receive and distribute satellite-transmitted television broadcasts, such as WGN and other superstations, which is a separate, less controllable cost than the bundled fee incurred and paid directly to the copyright holder when distributing a cable television network. These and other factors can influence a cable television system's decision as to whether to select UVTV's superstations for distribution. Since no exclusive rights are granted for the transmission of superstations, UVTV also faces potential direct competition from other operators who may decide to transmit stations currently being marketed by UVTV. Because a significant number of UVTV's customers have entered into service agreements generally with a three-year initial term, UVTV believes its customers would not be able to change immediately to another company transmitting those superstations. In addition, while the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") generally requires all Programming Distributors to obtain the prior consent of broadcast stations, including superstations, before retransmitting their signals, this requirement does not apply to those superstation signals that were on a satellite prior to May 1, 1991. All of UVTV's superstations were being retransmitted prior to that time, and thus UVTV is exempt from retransmission consent requirements. UVTV believes that these provisions of the 1992 Cable Act may create a barrier to the emergence of new superstations because it may be difficult to obtain retransmission consent from the stations at an economically feasible price.



     Satellite Transmission Services for Private Networks. SpaceCom provides point-to-multipoint audio and data satellite transmission services for various customers throughout North America, primarily to paging network operators, radio programmers and financial information providers. SpaceCom leases two C-band and two Ku-band satellite transponders, subdivides the capacity of these transponders into a number of smaller channel units and resells these units using its value-added transmission methods and proprietary technology.



     As of December 31, 1996, SpaceCom's two C-band transponders were occupied to approximately 70% of capacity; one of its Ku-band transponders was filled to approximately 68% of capacity, and the other, which uses a newer, superior (in terms of reliability, flexibility and security) proprietary transmission technology (the "FM Cubed" technology), was operating at approximately 100% of capacity. SpaceCom believes these transponders will satisfy its capacity requirements through 1997 and is focusing on selling and implementing a new proprietary technology which has the same characteristics as the FM Cubed technology, but at half its price with higher priced receivers.



     SpaceCom generated $15.6 million in revenue in 1996. Approximately 52% of SpaceCom's 1996 revenue was attributable to paging customers; SpaceCom serves 8 of the 10 largest paging companies in the United States.



                                     III-42

     SpaceCom competes with a number of other companies in the one-way point-to-multipoint satellite distribution business. Many of these competitors have duplicated and use SpaceCom's original proprietary technology. SpaceCom's newer FM Cubed technology is difficult and expensive to reverse engineer. In addition, SpaceCom has two patents covering certain aspects of its FM Cubed technology, although there can be no assurances that these patents will afford SpaceCom significant protection against competitors with similar products or technology. SpaceCom also competes with two-way satellite communication network service providers as well as telephone companies, although it believes its point-to-multipoint technology is less expensive for customers with a large number of sites that do not require two-way communication capabilities. SpaceCom's customers typically sign contracts for initial terms of five years or greater, often through the end of the life of the satellite. Historically, SpaceCom has retained the majority of its significant customers at the time a contract is renewed, however some customers have transitioned to competing services.



     Software Development and Systems Integration Services. UVSG owns a 70% interest in SSDS, which provides information technology consulting, integration and software development services to organizations that are using or migrating to distributed, open computing environments. Open systems computing environments are created from various components, which may include networks of personal computers, file servers, information storage and retrieval devices, communications and video equipment and the software necessary to perform desired functions and to link the various components of the systems. SSDS provides technology consulting and software development to its customers to design, integrate and manage open systems components within an enterprise-wide environment.



     SSDS currently markets its services to three primary market segments: (a) commercial, (b) public sector (consisting of federal, state and local government agencies, other than defense-related agencies), and (c) defense-related agencies. During the year ended December 31, 1996, the commercial, public sector and defense market segments represented 37%, 19% and 44%, respectively, of SSDS's total revenues. SSDS's revenue for 1996 was $36.2 million.



     Generally, SSDS's larger contracts in the public sector and defense segments of its business range in duration from one to seven years, subject to, in certain cases, the right of the other party, exercisable annually, not to renew the contract. Its contracts in the commercial segment of its business are generally of shorter duration (one day to one year).


     The information technology and systems integration field is highly fragmented and competitive and is comprised of a substantial number of participants, many of which are much larger than SSDS. In addition, the competitive market includes many large consulting and computer equipment companies that offer professional services. For its higher-end services, such as business process analysis or strategic system architecture, SSDS competes primarily on its technical capabilities and timeliness. For its other services, such as complex system design, implementation, integration and migration, SSDS competes primarily on superior experience and quality.

     Agreements with TCI. The TCI Group has agreements with UVSG for the carriage of UVSG's Prevue Networks and superstation programming on certain of the cable systems attributed to the TCI Group and for UVSG's subscriber management services, and UVSG purchases programming from companies attributed to the Liberty Media Group. Many of these contracts were entered into prior to the Company's acquisition of an equity interest in UVSG.


     Regulation. The satellite transmission, cable and telecommunications industries are subject to federal regulation, including FCC licensing and tariff requirements. The cable and telecommunications industries are also subject to extensive regulation by local and/or state authorities. While most cable and telecommunications industry regulations do not apply directly to UVSG, they affect Programming Distributors, the primary customers for UVSG's products and services. In the past, uncertainty about proposed or even rumored regulations has occasionally caused UVSG's Programming Distributor customers to postpone purchasing decisions and actions.



     Under the "cable compulsory license" provisions of the Copyright Act of 1976 (the "Copyright Act"), Programming Distributors are required to pay copyright fees that arise from their reception and retransmission of satellite-transmitted television broadcasts such as WGN and other superstations. These compulsory copyright fees (which are paid to the Copyright Office and then distributed by the Copyright Royalty Tribunal



                                     III-43
to copyright owners) are in lieu of separately negotiated copyright payments between the programmers and the Programming Distributors. These provisions also grant an exemption which allows UVTV and other "passive carriers" to transmit and market its superstations without agreements with, or copyright payments to, the broadcast station transmitted.



     The Copyright Act and U.S. Copyright Office regulations generally impose a significantly higher copyright fee on cable television systems in certain markets for carrying more than two distant independent television stations. This copyright fee structure limits the extent to which cable television systems are able to carry superstations. A reduction in the number of competitive superstations within the industry could increase distribution for UVTV's superstations, as a replacement product, without increasing a cable operator's overall copyright payments.



     The Satellite Home Viewer Act of 1988 (the "SHVA") provides for a "home satellite dish compulsory copyright license" for the retransmission of network and superstation signals and programming directly to subscribers with a home satellite dish. Under the terms of the SHVA, satellite carriers, such as Superstar, are responsible for paying compulsory copyright fees to the Copyright Office for the sale of superstation signals. Currently, a proceeding regarding a potential change in the compulsory copyright fees under SHVA is pending before the Copyright Arbitration Royalty Panel, with a decision expected sometime this Fall. Any change in such rates could be applied retroactively as of July 1, 1997. The Satellite Home Viewer Act of 1994 extended the home satellite dish compulsory license through the end of 1999.



     Legislation has been introduced from time to time to repeal the cable compulsory license provision, although no such legislation has been passed by Congress. Similar legislation will likely be introduced in the near future to consider "reform" of both the cable and satellite compulsory license. At Congress' request, the Copyright Office is currently conducting a review of compulsory licensing for both the cable and satellite industries and will develop legislative recommendations. The Copyright Office's report is expected to cover many issues, including: (1) possible extension of the satellite compulsory license under SHVA beyond December 31, 1999; (2) potential harmonization of the cable and satellite compulsory licenses; and (3) extension of compulsory licenses to new technologies, such as satellite carriers retransmitting local broadcast signals in the broadcaster's local area, open video systems and the Internet. The Copyright Office conducted hearings on these issues on May 6-9, 1997 and is expected to issue its report and legislative proposals to Congress by August 1, 1997. If reform legislation is adopted, it could hinder or prevent UVTV from marketing superstation services such as WGN.



     The 1992 Cable Act, which established substantial rate regulation for certain services and equipment provided by most cable television systems in the United States, may impair UVSG's ability to offer competitive rates and volume discounts on certain of its products and services and may affect the rates charged by Superstar to home satellite dish programming packagers and other Programming Distributors. For example, the FCC's "program access" rules prohibit certain satellite programmers which are "affiliated" (under the FCC's affiliation rules) with certain types of Programming Distributors (such as cable operators) from, among other things: (1) discriminating in prices, terms, or conditions between various Programming Distributors; and (2) entering into agreements with certain Programming Distributors which provide for exclusivity, except in limited circumstances. To the extent UVSG's programming is deemed to be affiliated with Programming Distributors covered by these rules, such programming is also subject to these pricing and marketing limitations.


     Currently pending and upcoming FCC proceedings under the 1992 Cable Act could further restrict channel capacity on DBS and cable systems. Currently pending before the FCC is a rulemaking to implement provisions of the 1992 Cable Act that require DBS providers to devote 4-7% of their channel capacity to informational and educational programming. In addition, the FCC has indicated that it plans to initiate a proceeding to determine whether cable operators are required to carry any or all of the digital signals delivered by local broadcasters using the additional 6 MHz of spectrum recently awarded to broadcasters by the FCC. To the extent the FCC's decisions in either or both of these proceedings reduce the number of available channels for which cable or DBS operators can select programming, the ability of UVSG programming to gain or maintain carriage on such systems could be affected.


                                     III-44

     The 1996 Act requires the closed captioning of all video programming other than programming which has received an exemption from the FCC. A proceeding is currently underway at the FCC to establish closed captioning rules and to determine which classes of program services will receive exemptions. Prevue Networks requested such an exemption for the Prevue Channel and Sneak Prevue, based on the primarily textual and promotional nature of the programming. If the FCC denies Prevue Networks' exemption request, implementation of closed captioning could add significant annual costs to Prevue Networks' business. The FCC is required to issue its closed captioning rules by August 8, 1997.


     The 1996 Act will also affect UVSG indirectly by creating more competition and less regulation within the video services marketplace. For example, the 1996 Act authorized local exchange carriers to own and program video distribution systems in their telephone service areas. At the same time, the 1996 Act provides cable operators with greater pricing flexibility, deregulates cable rates more quickly than under prior law, and adds a mechanism for aggregating the costs for customer equipment in order to facilitate deployment of digital technology. These legislative developments, in turn, could increase the number of homes capable of receiving video services which would result in an increase in the potential market for UVSG services.


     Additional Information. UVSG is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the SEC (under SEC file number 0-22662), all of which are available from the SEC in the manner described above under "Available Information." In addition, the UVSG Class A Common Stock is quoted on the National Market tier of The Nasdaq Stock Market under the symbol "UVSGA."


INTERNET SERVICES

  @HOME


     General. @Home, which provides Internet services over the cable television infrastructure to consumers and businesses, was founded by the Company and Kleiner, Perkins, Caufield & Byers ("KPCB"), a venture capital firm, in March 1995. In August 1996, Comcast and Cox became investors in @Home, and in April 1997, Rogers Cablesystems Limited ("Rogers") and Shaw Cablesystems Ltd. ("Shaw") became investors in @Home. On July 11, 1997 @Home consummated an initial public offering of @Home's Series A Common Stock (the "@Home IPO"). After giving effect to the @Home IPO, the Company's equity interest and voting power in @Home was approximately 39% and 72%, respectively. @Home's stock is traded on the National Market tier of The Nasdaq Stock Market under the symbol "ATHM."



     @Home began commercial operation of the @Home service in September 1996 and currently offers two Internet services, @Home for residential consumers and @Work for businesses. @Home's primary offering, the @Home service, allows residential subscribers to connect their personal computers via cable modem to a new high-speed network developed and managed by @Home. This service enables subscribers to receive the "@Home Experience," which includes Internet service over HFC cable at peak data transmission speeds 300 times faster than typical dial-up connections, "always on" availability and rich multimedia programming through an intuitive graphical user interface. The technology foundation of the @Home Experience is @Home's scalable, distributed, intelligent network architecture (the "@Network"), a "parallel Internet" that optimizes traffic routing, improves security and consistency of service, and facilitates end-to-end network management, enhancing @Home's ability to address performance bottlenecks before they affect the user experience. The content foundation of the @Home Experience is provided by @Home's @Media group, which aggregates content, sells advertising to businesses and will provide premium services to @Home subscribers. For businesses, @Home's @Work services provides a platform for Internet, intranet and extranet connectivity solutions and networked business applications over both cable infrastructure and leased digital telecommunications lines. By combining the @Network's distributed architecture with cable, telephone and technology relationships, the @Work services provide a compelling platform for nationwide delivery of network-based business applications.



     @Home was founded on the premise that the cable infrastructure could enable the fastest, most cost-effective delivery mechanism for residential Internet services and that the creation of a "parallel Internet" would enable @Home to avoid the fundamental architectural drawback of the Internet, which would limit the actual speed of these services. As a result, @Home assembled a team of industry experts to develop an



                                     III-45
advanced network architecture and the custom hardware and software products that would address these limitations. As of June 30, 1997, @Home had expended more than $77.5 million on capital expenditures and operating costs and expenses (including deferred compensation) to design and build the @Network and the corporate infrastructure necessary to support the rollout of the @Home and @Work services. As of June 30, 1997, @Home had developed a nationwide backbone, designed and implemented a Network Operations Center with end-to-end management capabilities, deployed regional data centers in 14 geographic areas, implemented an integrated customer management system including billing and support, implemented a customized browser and aggregated the initial multimedia content required to deliver the @Home service to subscribers.



     The @Network is a scalable, distributed, intelligent network architecture that combines a private high-speed nationwide backbone with distributed caching. Caching moves frequently accessed information close to the user to avoid multiple transmissions of the same data over the backbone. The @Network is an end-to-end network solution, enabling @Home to manage the network 24 hours a day from a central Network Operations Center and enhancing its ability to address performance bottlenecks before they affect the user experience. All elements of the @Network are readily scalable, enabling it to provide sustainable high performance as usage increases.



     @Home Service. The @Home service is a comprehensive Internet solution that leverages the two-way HFC cable television infrastructure and @Home's technological and programming capabilities to provide the "@Home Experience," which @Home believes is the most compelling consumer Internet experience currently available. By connecting via a cable modem to the @Network through the local cable infrastructure, @Home subscribers' personal computers can achieve a peak data transmission speed over two-way HFC cable of 10 megabits per second ("Mbps") (10,000 kilobits per second ("Kbps")), over 300 times faster than the peak data transmission speed of a 28.8 Kpbs modem. This high bandwidth is critical for enabling sophisticated multimedia applications, advertising, online commerce and online interactive games. In addition, the two-way cable infrastructure is "always on," providing instantaneous access to the Internet and eliminating the need for a tedious dial-up procedure using the telephone network.



     @Home's programming services, provided by the @Media group, enhance the @Home Experience by aggregating high-quality and compelling multimedia content available on the Internet and delivering this content through an intuitive graphical user interface. The cornerstone of this programming is the @Home Guide, the user's guide to the high-quality multimedia content on the Web. The @Home Guide is organized around a series of "channels," which are defined by both topical subjects (such as news, technology, sports or popular culture) and audiences (such as children, game players or shoppers). With the @Home Guide, @Home generates and directs regular audience traffic to @Media and content providers' offerings. @Home believes the @Home Guide broadens the appeal of online services beyond technology enthusiasts to the mass market by simplifying navigation, increasing the subscriber's knowledge of Internet resources, presenting compelling high-bandwidth content with animated graphics, near-CD-quality audio and video clips, and stimulating persistent usage by promoting current events and interesting new services.



     @Home has entered into distribution arrangements for the @Home service with seven leading cable companies in North America: TCI, Comcast, Cox, Rogers, Shaw, Marcus Cable Operating Company, L.P. and InterMedia Partners IV L.P. These seven cable companies (collectively, the "@Home Cable Partners") operate cable systems which pass approximately 44 million homes in North America. @Home believes that approximately two million of these homes are currently passed by upgraded two-way HFC cable. Subject to certain exceptions, TCI, Comcast and Cox (the "@Home Principal Cable Stockholders") have granted @Home the exclusive right to be the provider of high-speed residential consumer Internet services over their cable systems for an agreed period. (The TCI entity which will be the distributor of the @Home services will continue to be a member of the TCI Group, and the assets and business of such entity will not be included in the TCI Ventures Group). In March 1997, @Home entered into exclusive arrangements for the distribution of its @Home service under the name "Wave@Home" in Canada through Rogers and Shaw, two of the leading cable system operators in Canada. Through Rogers and Shaw, which have the right to redistribute the Wave@Home service to other cable system operators in Canada, @Home expects to expand the distribution of its service to Canada.



                                     III-46

     Transmission of the @Home service over cable is dependent on the availability of high speed two-way HFC cable infrastructure. The @Home Cable Partners have announced plans to complete the upgrade to two-way HFC of a majority of the homes passed in their cable systems within five years. However, cable system operators have limited experience with these upgrades, and the investments in cable plant necessary to upgrade the cable infrastructure to two-way HFC cable have placed a significant strain on the financial, managerial, operating and other resources of the @Home Cable Partners and other cable system operators, most of which are already highly leveraged. Thus, these upgrades have been, and @Home expects they will continue to be, subject to change, delay or cancellation. Although @Home's commercial success depends on the successful and timely completion of these infrastructure upgrades, the @Home Cable Partners are under no obligation to @Home to upgrade systems or to roll out, market or promote @Home's services. In addition, none of the @Home Cable Partners has agreed to any specific schedule for rolling out two-way HFC cable infrastructure improvements, and the @Home Cable Partners are not contractually required to achieve any specific rollout schedule. Although there are no contractual obligations relating to the upgrade of their cable systems, TCI, Comcast and Cox have agreed, subject to certain exceptions, that @Home will be their exclusive provider of high-speed residential consumer Internet access services during the period ending June 4, 2002.



     Specifically, each @Home Principal Cable Stockholder on behalf of itself and its controlled affiliates has agreed not to conduct, participate in or have a material beneficial ownership interest in any business within the United States (a "Restricted Business") that involves (a) the provision of a residential Internet service over the cable television plant of the @Home Principal Cable Stockholder at data transmission speeds greater than 128 Kbps and whose primary purpose is the provision to consumers of entertainment, information content, transactional services or electronic mail, chat and news groups (a "Consumer Purpose"), (b) the connection by the @Home Principal Cable Stockholder of its cable television plant directly or indirectly to any Internet backbone for a Consumer Purpose at data transmission speeds greater than 128 Kbps or (c) the provision of an Internet backbone service. These exclusivity provisions do not apply to the creation or aggregation of content or, among other things, the following services: (i) the provision of telephony services,
(ii) the provision of services that are primarily work-related (such as the @Work services), (iii) the provision of Internet services that do not use the cable television infrastructures of the @Home Principal Cable Stockholders, (iv) the provision of any local Internet service that does not require use of an Internet backbone outside a single metropolitan area, (v) the provision of services that are utilized primarily to connect students to schools, colleges or universities, (vi) the provision of Internet telephony, Internet video telephony or Internet video conferencing, (vii) the provision of certain limited Internet services for display on a television, (viii) the provision of certain Internet services that are primarily downstream services where the user cannot send upstream commands in "real-time," (ix) the provision of streaming video transmissions that include video segments longer than ten minutes in duration or
(x) limited testing, trials and similar activities of less than six months. These exclusivity provisions bind TCI and its controlled affiliates, which will include the TCI Group entity which will be the distributor of the @Home service.



     The exclusivity provisions described above may be terminated under the following circumstances: (i) any local cable operator affiliated with the @Home Cable Partners (an "Affiliated LCO") may terminate its exclusivity obligations if @Home fails to roll out the @Home service in such operator's territory by mutually agreed dates in a schedule set forth in a local cable operator agreement; (ii) the @Home Principal Cable Stockholders may terminate all exclusivity obligations upon a change in law that materially impairs certain of the @Home Principal Cable Stockholders' rights under their distribution agreement with @Home; (iii) Comcast or Cox may terminate all @Home Principal Cable Stockholders' exclusivity obligations if there is a change of control of TCI at any time or if certain subscriber penetration levels for the @Home services are not achieved by TCI and its affiliates on June 4, 1999 or any anniversary thereof; and (iv) Comcast may terminate its exclusivity obligations at its election after June 4, 1999 if it permits a portion of its equity in @Home to be repurchased by @Home at Comcast's original cost. Comcast has informed @Home that Comcast has entered into an agreement with Microsoft Corporation ("Microsoft") pursuant to which Microsoft can require Comcast to terminate its exclusivity obligations after June 4, 1999. Although Microsoft has stated in the agreement that it has no present intention to do so, there can be no assurance that Microsoft will not be more likely than Comcast to terminate Comcast's exclusivity obligations.



                                     III-47

     Until such time as the applicable @Home Principal Cable Stockholder ceases to be obligated under the exclusivity provisions set forth above or, if the exclusivity provisions are terminated by reason of TCI's failure to meet specified subscriber penetration requirements, until June 4, 2002, @Home has agreed not to (except through such @Home Principal Cable Stockholder) offer or provide Internet services at data transmission speeds greater than 128 Kbps to residences in the geographic area served by the cable systems of such @Home Principal Cable Stockholder that remains in compliance with the exclusivity provisions, subject to certain conditions.



     As of June 30, 1997, @Home had launched the @Home service through TCI, Comcast, Cox and Intermedia in portions of 13 cities and communities (of which 11 have revenue-paying subscribers) in the United States and had approximately 7,000 subscribers, and @Home was in the process of converting to its @Home service approximately 5,000 subscribers currently receiving the "Wave" interactive service provided by Rogers and Shaw in Canada. Subscribers of @Home subscribe to its services through the local cable operator, and thus the local cable operator (and not @Home) will substantially control the customer relationship with the subscriber. The local cable operator generally has discretion regarding the pricing of the @Home service to subscribers in its territory (except for certain premium services for which @Home contracts directly with the subscriber). The @Home service is currently offered to consumers in the United States for flat monthly fees generally ranging from $35 to $55, including a cable modem provided by the Affiliated LCO. Installation of the @Home service is provided by the Affiliated LCO at a price generally ranging from $75 to $175. Under the current arrangement with the United States @Home Cable Partners, @Home receives 35% of monthly fees and fees for premium services, and the Affiliated LCO retains the entire installation payment. In Canada, @Home will receive a smaller percentage of the monthly subscription fees billed by Rogers, Shaw and their sub-distributors because Rogers and Shaw will bear the costs of providing additional customer support, data transport, marketing and programming for the Canadian market which are not borne by the Affiliated LCOs in the United States. Each @Home Principal Cable Stockholder and its controlled affiliates are entitled to "most favored nation" terms and conditions of carriage with respect to the distribution of @Home's services.



     To expand distribution, @Home is aggressively seeking to form strategic relationships with additional United States and international cable companies. In order to shorten time to market for cable operators, @Home provides a turnkey solution, which includes not only a technology platform, but also a national brand, marketing, customer service and billing. In addition, to access residences that are not upgraded to two-way HFC cable, @Home is also exploring alternative delivery mechanisms such as the use of one-way HFC cable with telephone return and the use of high-speed telecommunications services for multiple dwelling units.



     @Work Services. @Work services provide a platform for corporate Internet, intranet and extranet connectivity solutions and have the ability to provide a series of networked business applications over both HFC cable and leased digital telecommunications lines that leverage the @Network. In order to accelerate deployment of @Work services into metropolitan areas, @Home has established a strategic relationship with Teleport to provide targeted co-location facilities and local telephone circuits for infrastructure and subscriber connectivity. By combining the @Network's distributed architecture with cable, telephone and technology relationships, the @Work services provide a compelling platform for nationwide delivery of network-based business applications. @Home has developed this platform at a low incremental cost by leveraging its existing @Network investment.



     @Home offers @Work Internet service and plans to offer @Work Remote services. The @Work Internet service delivers dedicated, high-speed, end-to-end managed Internet connectivity to commercial enterprises over both local telephone circuits and HFC cable. The @Work Internet service is currently available in five major metropolitan markets: Chicago, Hartford, San Diego, the San Francisco Bay Area and Seattle. As of June 30, 1997, @Home was receiving revenue from 27 @Work Internet customers and had agreements with more than 160 additional business customers to begin to install the service. @Home's @Work Remote service offers secure, high-speed telecommuting solutions via HFC cable and virtual private networks among remote users, branch offices and a corporate local area network. The @Work Remote service includes the network equipment and software needed to connect the corporate local area network securely to the @Network via high-bandwidth local telephone circuits. @Home is currently negotiating arrangements



                                     III-48
with the @Home Cable Partners to offer the @Work Remote service over the cable infrastructure for telecommuters.


     @Media Services and Technologies. In addition to aggregating content and providing the @Home Guide, the @Media group sells advertising and, in partnership with content providers, packages advertising-supported transaction and premium services that it will offer to @Home subscribers. Advertisers and content providers can utilize @Media technologies that enable them to exploit the high-bandwidth, multimedia capabilities of the @Network. The @Media division sells advertising through the "B*box," a broadband audio/video advertising space located in the @Home Guide. With the B*box, advertisers are not constrained by the Web banner paradigm and can broaden their creative presentation using video clips, near-CD-quality audio and animation. @Home has a broad range of revenue-generating advertisers, including General Motors, Toyota and Unilever. Advertisers have reported response rates (click-throughs) substantially greater than they currently experience with traditional Web banner advertisements. @Home believes that advertisers' ability to present more compelling messages to online users will lead to advertising rates greater than those charged for banner advertising on the Web. @Home retains 100% of all U.S. national advertising revenue delivered on the @Home service through the U.S. @Home Cable Partners, but Affiliated LCOs of the U.S. @Home Cable Partners retain 100% of revenue generated from local service offerings that relate to programming within the designated local areas of the home page for the @Home service, such as revenue from advertising.



     @Home believes that growth in its subscriber base will be critical to attracting advertisers. In addition to traditional sales and marketing efforts, @Home has developed a variety of compelling programming services delivered through the @Home Guide in order to drive incremental subscriber penetration. In addition to receiving advertising fees, the @Media programming services provide a variety of revenue sources. Examples of @Media programming services include real-time news and entertainment services, enhanced search and directory services, online services, near CD quality digital audio services, the ability to purchase and download software titles at speeds substantially faster and with greater reliability than a typical dial-up modem, the ability to download and play popular Internet games against other online players, and interactive shopping.



     The @Media group offers a series of technologies to assist advertisers and content providers in delivering multimedia advertising and premium services, including technologies which enable @Home's content partners to: (i) place copies of their content and applications locally on the @Network; (ii) connect directly to @Home's high-speed network without traversing the congested Internet; and (iii) deliver advertising, content and services such as continually updated news and sports information, from one source to many subscribers simultaneously.



     Competition. The markets for consumer and business Internet services and online content are extremely competitive, and the Company expects that competition will intensify in the future. @Home's most direct competitors in these markets are Internet service providers ("ISPs"), national long distance carriers and local exchange carriers, wireless service providers, online service providers ("OSPs") and Internet content aggregators. Many of these competitors are offering (or may soon offer) technologies that will attempt to compete with some or all of @Home's high-speed data service offerings. Such technologies include Integrated Services Digital Network ("ISDN") and Digital Subscriber Line ("xDSL"). @Home also competes with other cable-based data services that are seeking to contract with cable system operators to bring their services into geographic areas that are not covered by an exclusive relationship with @Home. The bases of competition in these markets include transmission speed, reliability of service, ease of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, brand recognition, operating experience and revenue sharing. The Company believes that @Home compares favorably with its competitors with respect to each of these factors, except brand recognition, which it is starting to build. Many of @Home's competitors and potential competitors have substantially greater resources than @Home, and there can be no assurance that @Home will be able to compete effectively in its target markets.



     ISPs, such as Netcom On-Line Communications, Services, Inc. and PSInet Inc., provide basic Internet access to residential consumers and businesses, generally using existing telephone network infrastructures. This method is widely available and inexpensive, but performance is limited. Barriers to entry are low, resulting in a highly competitive and fragmented market.



                                     III-49

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     Long distance IXCs, such as AT&T Corp. ("AT&T"), MCI Communications
Corporation, and Sprint, have deployed large-scale Internet access networks and sell connectivity to business and residential customers. The RBOCs and other local exchange carriers have also entered this field. Many of such carriers are offering diversified packages of telecommunications services, including Internet access service, to residential customers and could bundle such services together, which could place @Home at a competitive disadvantage.



     Wireless service providers, including AT&T and Hughes Network Systems, are developing wireless Internet connectivity, such as MMDS, local multipoint distribution service ("LMDS") and DBS.



     OSPs include companies such as America Online, Inc. ("America Online"), CompuServe Corporation ("CompuServe"), and Microsoft's Microsoft Network ("MSN") that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enables the provision of data services to the large group of consumers who have personal computers with modems. In addition, they provide basic Internet connectivity, ease-of-use and consistency of environment.


     Internet content aggregators seek to provide a "one-stop" shop for Internet and online users. Leading companies in this area include America Online, CompuServe, Excite, Inc., Microsoft and Yahoo! Inc. In this market, competition occurs in acquiring both content providers and subscribers. The principal bases of competition in attracting content providers include quality of demographics, audience size, cost-effectiveness of the medium and ability to create differentiated experiences using aggregator tools. The principal bases of competition in attracting subscribers include richness and variety of content and ease of access to the desired content. The proprietary online services such as America Online, CompuServe and MSN have the advantage of a large customer base, industry experience, many content partnerships and substantial resources.


     @Home's competitors in the cable-based services market are those cable companies that have developed their own cable-based services and market those services to unaffiliated cable system operators that are planning to deploy data services. Several cable system operators, including Time Warner Inc. ("Time Warner") and the Media One subsidiary of US WEST, have deployed high-speed Internet access services over their existing local HFC cable networks. Specifically, Time Warner, the second largest cable company in the United States, has established its own cable-based high-speed data service with proprietary content, called Road Runner. Time Warner plans to market the Road Runner service through Time Warner's own cable systems as well as to other cable system operators nationwide. Media One has developed another service called Highway One, which offers high-speed Internet services to its existing customers. Others that have publicly announced limited-area trials for their own cable-based Internet services include Adelphia Communications Corporation, BellSouth Corporation and Jones Intercable, Inc. Some of these companies, such as Time Warner, have their own substantial libraries of multimedia content, and the other competitors could establish strategic relationships with content providers, which could provide them with a significant competitive advantage.



     Many of @Home's competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than @Home. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content than @Home. There can be no assurance that @Home will be able to compete successfully against current or future competitors or that competitive pressures faced by @Home will not materially adversely affect @Home's business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, @Home may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on @Home's business, operating results or financial condition.


     Government Regulation. Although @Home's services are not directly subject to current regulations of the FCC or any other federal or state communications regulatory agency, changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that, directly or indirectly, affect telecommunications costs, limit usage of subscriber-related information or increase the


                                     III-50

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likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which @Home may sell its services. For example, the FCC has adopted rules requiring discounts on Internet connectivity rates for qualifying schools and libraries, although @Home may be eligible for reimbursements from the FCC in the amount of such discounts. In addition, regulation of cable television rates may affect the speed at which cable operators who have agreed or will agree in the future to provide the @Home service will be able to upgrade their cable systems as necessary to carry @Home's services. Similarly, enactment of proposed privacy legislation currently pending in Congress, which would restrict the use of subscriber information by interactive computer services for marketing and other purposes, could adversely affect the marketing of @Home's services as well as its revenues from advertising. The @Home Cable Partners have advised @Home that the local cable operators typically have elected to classify the provision of all or some of the @Home services as "additional cable services" under their respective local franchise agreements, and to pay franchise fees in accordance therewith. Local franchise authorities may attempt to subject cable systems to higher or other franchise fees or taxes or otherwise seek to require cable operators to obtain additional franchises, in connection with their distribution of the @Home service. There are thousands of franchise authorities, and thus it will be difficult or impossible for @Home or such cable operators to operate under a unified set of franchise requirements. It is possible that governmental authorities may attempt to impose some type of additional regulation of cable systems carrying the @Home services. In the event that the FCC or another governmental agency were to classify @Home or such cable operators as "common carriers" of Internet services, or cable operators were to seek such classification as a means of protecting themselves against liabilities, @Home's rights as the exclusive Internet service provider over the systems of TCI, Cox and Comcast could be lost. In addition, if @Home, the @Home Cable Partners or such cable operators were classified as common carriers, they could be subject to government-regulated tariff schedules for the amounts they could charge for their services and would likely be required to pay higher rates to ILECs for carrying @Home traffic. Alternatively, such local cable operators or federal or state regulators could attempt to treat the provision of @Home's services as "information services" under federal law. While the FCC does not, at present, regulate the provision of information services, such services could, in the future, be the subject of federal regulation, state regulation and/or special fees or taxes. Given the close relationship of the information services classification to the "enhanced services" classification established years ago in the common carrier context, a classification of @Home as an information service may also increase the risk that common carrier regulation would be imposed on cable operators distributing the @Home service. Such regulation could affect the willingness of such local cable operators to offer @Home's services. To the extent @Home increases the number of foreign jurisdictions in which it offers its services, @Home will be subject to additional governmental regulation.



     Management. The Company currently owns approximately 39% of the equity in @Home. This interest includes ownership of all of the outstanding shares of @Home's Series B Common Stock, which carries ten votes per share, and approximately 36% of the outstanding shares of @Home's Series A Common Stock, giving the Company approximately 72% of the voting power in @Home. Pursuant to @Home's certificate of incorporation and based on current stock ownership, TCI, as the holder of all of the @Home Series B Common Stock, has the right to elect five of the 11 members of @Home's board of directors (the "Series B Directors"); KPCB, as the owner of all of @Home's Series K Common Stock, has the right to elect one member, and the holders of Series A Common Stock (of which TCI, together with either Cox or Comcast, holds a majority) have the right to elect two directors (the "Series A Directors") who are not officers or employees of @Home and are not affiliates or associates of TCI, Comcast or Cox. The remaining three directors (the "At-Large Directors") are elected by the holders of all series of @Home's common stock, voting together as a single class (of which TCI's shares represent a majority of the voting power). Although the foregoing would indicate that TCI acting alone has the power to elect eight of the 11 members of @Home's board, pursuant to a stockholders agreement (the "@Home Stockholders Agreement") among TCI, Comcast, Cox, KPCB and @Home, TCI has ceded a portion of that authority by agreeing, subject to certain conditions, to vote for one designee of Comcast and one designee of Cox as two of its five Series B Directors. In addition, TCI, Cox, Comcast and KPCB (the "@Home Principal Stockholders") have agreed to vote their shares for the election of the chief executive officer of @Home and one joint designee of Rogers and Shaw as two of the three At Large Directors.



                                     III-51

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     The @Home certificate of incorporation also provides, however, that so long as TCI continues to own a specified number of shares of Series B Common Stock and securities representing a majority of the voting power of @Home, there will be a committee of the @Home board, comprised of those Series B Directors who are officers, directors or employees of TCI or a subsidiary of TCI, which will have the sole power exercisable at any time to increase the size of the @Home board to up to 17 directors and to fill any vacancy created by such increase. In addition, subject to certain conditions, all actions of the @Home board must be approved by a majority of the Series B Directors, in addition to a majority of the members of the board present at a meeting at which a quorum is present (or by unanimous written consent). TCI's power to control all @Home board decisions were it to exercise its power to increase the size of the board and fill the resulting vacancies is subject however to certain supermajority and unanimous vote requirements and limitations with respect to the approval of related party transactions.



     In addition, subject to certain exceptions, the @Home Stockholders Agreement restricts transfers of @Home securities by @Home Principal Stockholders until the earlier to occur of (i) the fifth anniversary of the termination of any @Home Principal Cable Stockholder's exclusive distribution arrangements with @Home and (ii) the sixth anniversary of the @Home IPO (July 11, 2003). Following the first anniversary of @Home's IPO (July 11, 1998), each @Home Principal Stockholder will be permitted to sell its @Home securities in the public market, subject to a right of first offer of the other @Home Principal Stockholders. The restrictions on transfer do not apply to the sale of a controlling interest in @Home, but such sale is subject to certain tag-along rights of certain other stockholders of @Home. The @Home Stockholders' Agreement also provides that, if the number of homes passed by an @Home Principal Cable Stockholder's cable systems that are subject to the exclusive distribution obligations to @Home falls below a specified level, then such @Home Principal Cable Stockholder must offer to sell a proportionate amount of its @Home securities to the other @Home Principal Stockholders. Each @Home Principal Stockholder also has preemptive rights to purchase its pro rata portion of any new equity securities offered by @Home, subject to certain conditions and exceptions, including exceptions for securities issued pursuant to a public offering.



  OTHER INVESTMENTS



     In addition to its interests in @Home, the TCI Ventures Group's Internet-related assets also include: TCI's 7% interest in Sportsline USA, Inc., an Internet provider of branded interactive sports information, programming and merchandise; a 12% interest in iVillage, Inc., a developer of, and Internet and on-line provider of, branded communities and information services pertaining to parenting, careers and personal health; a 15% interest in Interzine Productions, Inc., a provider of interactive sports programming and information services on the Internet; and a 7% interest in KPCB Java Fund, L.P., a company which invests in companies that develop Java applications for the Internet and intranets. The Company's ownership of shares of the common stock of Netscape Communications Corporation ("Netscape"), a developer of Internet and intranet software, had also been attributed to the TCI Ventures Group. The Company sold its entire interest in Netscape in July 1997 for aggregate proceeds of approximately $16 million, all of which is attributed to the TCI Ventures Group.


OTHER ASSETS

  OVERVIEW


     In addition to the ventures and businesses mentioned above, the TCI Ventures Group contains other assets of TCI, including (i) NDTC, a wholly owned subsidiary of TCI, which provides digital compression and authorization services to programming suppliers and to video distribution outlets, (ii) an 80% interest in ETC, a developer and distributor of a wide range of for-profit education, training and communication services and products, and (iii) SUMMITrak, a wholly owned subsidiary of the Company which provides an integrated network-based information management system.



  NATIONAL DIGITAL TELEVISION CENTER, INC.



     General. NDTC, a wholly owned subsidiary of the Company, provides a wide range of analog and digital television services, including the digital compression of television and multimedia programming, satellite uplinking, transponder management, primary origination, production, and post-production services, and the



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encryption and authorization of transmitted signals, primarily to television programming suppliers and satellite distributors ("NDTC Video Services"). Using a combination of these capabilities, NDTC also supplies a package of television programming signal transport and addressable set-top authorization services directly to cable systems ("Headend in the Sky" or "HITS"). NDTC's primary facilities are located in Littleton, Colorado where it has two facilities, including uplink transmitters, studios and other property and equipment sufficient to provide the full range of its services. NDTC also has specialized facilities in New York and, more recently, Hong Kong, which are primarily used for post-production and origination services and also have uplinking capabilities, and in Hollywood, which is primarily used for production and post-production services.



     NDTC's customers include television programmers, cable operators, and satellite distributors, such as PrimeStar Partners L.P., Encore Media Corporation, Liberty/Fox Regional Sports, L.L.C. and Discovery Communications, Inc. The Liberty Media Group has interests in each of Encore Media Corporation, Liberty/Fox Regional Sports, L.L.C. and Discovery Communications, Inc. NDTC derives a substantial portion of its revenue from companies that are affiliated with TCI. For the year ended December 31, 1996, revenue from services provided to TCI (including its consolidated subsidiaries, but not other affiliates) was $25 million, or 34% of NDTC's total revenue for 1996. NDTC has been, and intends to continue, seeking to expand its customer base to increase the number of unaffiliated customers over time.



     NDTC, working with a variety of new technologies, has implemented statistical multiplexing of digitally compressed video signals. This technology significantly increases the number of digital program signals that can be transmitted simultaneously over a single satellite transponder or 6MHz cable channel, thus effectively increasing the digital compression ratio. NDTC believes that one effect of a successful implementation of such technologies may be to increase and expand NDTC's customer base as the cable industry and other television service providers (such as owners of SMATV and MMDS systems) seek to increase the channel capacity of their transmission systems. Additional technological innovations in the area of statistical multiplexing hold promise for even higher compression ratios, while maintaining the quality of high definition pictures; however, there can be no assurance that such additional technology innovations will be successfully implemented.



     NDTC has obtained both long-term and short-term leases for 34 transponders that are located on various satellites owned and operated primarily by four satellite companies. Certain of the transponder leases are for fixed terms while others have terms through the operational life of the respective satellites; however, all of such transponder leases are expected to expire between 1998 and 2006. In general, the transponder leases are either fully protected or contain certain preemption rights if a transponder is deemed a failure, as defined in the contracts. The Company believes there currently is reasonably sufficient transponder space available to satisfy NDTC's needs for the foreseeable future, even in the event that a transponder preemption occurs, which the Company believes is unlikely.



     NDTC Video Services. NDTC markets and provides NDTC Video Services primarily to programming suppliers, which include several in which the Company holds interests as well as third party content providers. Such services usually consist of the digital compression and encryption of programming signals, satellite uplinking, transponder management, and primary origination, production, and post-production. Customers may contract for one or more NDTC Video Services or for the full range of services offered. The NDTC Video Services currently provided to affiliated companies are governed by agreements which have been negotiated on a basis which approximates arm's-length terms and the material terms of which are substantially the same as those governing relationships with third parties, except as appropriate to take into account volume differences. Generally, NDTC Video Services contracts have a term of six years and are terminable by the customer upon payment of significant early termination fees. The majority of the NDTC Video Services contracts have remaining terms of at least four years.



     HITS Services. NDTC's HITS services consist of the transmission of compressed and encrypted digital programming signals to addressable set-top boxes and the authorization of such boxes. HITS provides cable operators and other television service providers with securely encrypted signals and the ability to control viewer access all the way to the subscriber set-top box from a single national location, thereby reducing the need for costly local staffing and headend equipment. HITS enables cable system operators to provide their subscribers with new digital tiers composed of new cable television networks, movie multiplexes and pay-per-view services, while maintaining the same analog service they currently provide.



                                     III-53

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     During the fourth quarter of 1996, NDTC began offering HITS commercially.
TCIC, which is included in the TCI Group, is presently utilizing HITS in a few of TCIC's major markets, and TCIC intends to expand its use of HITS to a substantial number of additional markets by the end of 1997. Contracts related to HITS for authorization and transmission services are currently under negotiation with a number of affiliated and unaffiliated customers, including TCIC. These negotiations are being carried out on an arm's-length basis (or, in the case of affiliated customers, on a basis which approximates arm's-length terms), and it is expected that the material terms made available to the TCI Group will be substantially the same as those provided to unaffiliated third parties, but will include pricing on a most favored nations basis due to the importance to NDTC of the TCI Group's large customer base.



     Competition. NDTC Video Services, specifically the transmission, production and post-production services, are highly competitive. There are a number of well-established competitors located on both the east and west coasts to both NDTC's uplinking and satellite transmission services and its production and post-production services, many of which competitors have been in existence significantly longer than NDTC and may have an established customer base. NDTC's HITS authorization and transport services compete with locally operated authorization controllers, purchased from the same vendor that supplies set-top terminals to cable operators, and with programmers who provide their own digital signal transport. There can be no assurance that the HITS service will achieve significant market penetration beyond the TCI affiliated companies.



     Regulatory Environment. While the NDTC Video Services and other services offered by NDTC are not directly regulated, the NDTC uplink facilities are operated pursuant to FCC licenses and subject to applicable FCC rules, including but not limited to the FCC's environmental rules, which establish limits on human exposure to RF radiation emanating from FCC-licensed facilities. Failure to comply with applicable FCC rules could result in fines, denial of renewal, or revocation of the relevant license(s).


  ETC W/TCI, INC.


     The TCI Ventures Group includes the Company's 80% equity interest in ETC w/tci, Inc., which is a developer and distributor of a wide range of for-profit education, training and communication services and products for customers at school, at work and at home. The TCI Ventures Group also includes (i) the Company's interest in ETC's Series A Cumulative Redeemable Preferred Stock which currently has a liquidation value of approximately $36 million and (ii) certain debt obligations of ETC to TCI in an aggregate amount of approximately $91 million at June 30, 1997. Formed in February 1996 to consolidate the investments and initiatives the Company has made in the education industry over the past 15 years, ETC manages these investments and initiatives, creates synergies among them, and develops complementary new businesses which can be distributed across the Company's existing and developing distribution infrastructure. The Company is considering certain strategic alternatives with respect to its investment in ETC, including, among other things, additional investments from unrelated entities and a restructuring of the ownership of ETC's assets that could result in a change in control. There can be no assurance that any such transaction would occur on terms satisfactory to the Company or at all. Any proceeds of any such transaction, in the form of cash, capital stock or assets, would be attributed to the TCI Ventures Group.



     ETC's current investments include: (i) a 95% interest in CareerTrack, Inc. ("CareerTrack"), a training company which is a leader in the development, marketing and production of business and educational seminars and related publications targeting mid-level corporate managers; (ii) an 80% interest in National School Conference Institute, Inc. , a training company which is a leading provider of public seminars and satellite-delivered staff development programming for educators; (iii) a 50% interest in Ingenius, a general partnership which develops and distributes interactive multimedia current events programming using satellite, cable television and Internet distribution channels; (iv) an approximately 11% interest in The Lightspan Partnership, Inc., a venture capital-financed, start-up company which develops and markets innovative, curriculum-based, interactive reading, language arts and mathematics programming for K-6 schools; and (v) an approximately 10% interest in Academic Systems Corporation, a venture capital-financed, start-up company which provides multimedia instructional materials for higher education. ETC had reached an



                                     III-54

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agreement in principle to acquire the remaining 50% of Ingenius which it did not already own; however, the negotiations for a definitive agreement for such transaction are currently in abeyance while certain strategic alternatives with respect to the Company's interest in ETC are being considered.


     ETC's other major current initiatives include: (i) customized technology solutions for school customers whereby ETC performs a feasibility study to assess the needs of such customers and then recommends and implements customized technology solutions for such customers, which may include wide and local area networks, hardware, software, programming, Internet connectivity, professional development, and support and maintenance; and (ii) single and multi-day courses in educational technology taught at one of ETC's two Educational Technology Centers located in Denver, Colorado and Washington, D.C.

     ETC works closely with the National Education Association, the American Federation of Teachers, the American Association of School Administrators, the National School Boards Association and the National Association of Secondary School Principals in developing and distributing ETC's educational technology services and products.

     ETC's business is divided into two separate divisions, Training and Education. The Training Division concentrates primarily on the commercial training market, including vocational and technical training, as well as continuing adult education. Currently, ETC is structuring the Training Division around CareerTrack, through which it markets various commercial training services and products. The Education Division concentrates primarily on the K-12 education market, including both public and private schools, but also plans to address pre-kindergarten, post-secondary and home-school markets. The services and products delivered by the Education Division consist of customized technology solutions, staff development, professional development, software and programming. In addition, ETC has recently undertaken additional activities to
(i) expand its products and services to focus on the rapidly growing small business market, a sector which management believes has been underserved by traditional training companies from an on-going training and education perspective and (ii) facilitate the delivery of the services and products of ETC to international customers.


  SUMMITRAK



     SUMMITrak is wholly owned by TCI and is a development stage business which is in the process of developing and testing its client server based customer management and marketing information systems. Such systems are currently designed to support delivery of cable television and Internet access products and can be expanded to support telephony products as a future development. The customer management system includes modules which support customer care, billing, inventory control, dispatch and workforce management, marketing and set-top box or converter activation. The marketing information system includes database and reporting software which supports market analysis as well as enables generation of lists which are cross-referenced to various factors and allow marketing campaigns to be tailored to customers' profiles.



     SUMMITrak is currently beta testing its customer management system in a small number of TCI's local cable systems. At present SUMMITrak has no agreement with the TCI Group. If SUMMITrak is used by the TCI Group on a commercial basis, it is intended that the TCI Group will purchase such services at market rates negotiated on a basis that is intended to approximate arm's-length terms. Upon completion of development and testing, SUMMITrak could also be made available commercially to non-affiliated customers on an outsourced or service bureau basis.



     TCI is considering certain strategic alternatives with respect to SUMMITrak, including a sale of the assets of SUMMITrak or the contribution of the stock or assets of SUMMITrak to a joint venture with another investor. There can be no assurance that any such transaction could be accomplished on terms satisfactory to TCI or at all. The proceeds of any such sale or joint venture interest, if applicable, would be attributed to the TCI Ventures Group. Any such transaction may also include a simultaneous agreement with the purchaser or joint venture to provide information system services to the TCI Group's cable systems. If any such transaction included a service agreement with the TCI Group, there can be no assurance that the terms of such transaction would be as favorable to the TCI Ventures Group as the terms it could have negotiated had such transaction not included such a service agreement.



                                     III-55

  DIGIVENTURES, LLC


     DigiVentures, LLC ("DigiVentures") is a joint venture formed in December 1996 by the Company and Babcock & Brown Financial Corporation, which venture was established for the purpose of leasing digital set top boxes from third parties to sublease such equipment to TCIC. TCIC may further sublease such equipment to other parties. Currently, DigiVentures leases certain equipment to TCIC which DigiVentures purchased from General Instruments Corporation of Delaware and other vendors. In the future, DigiVentures intends to lease equipment from third parties and then sublease such equipment to TCIC. The lease rates that have been established and that the parties currently intend to use for future leases between TCIC and DigiVentures are commensurate with market rates given TCIC's size and creditworthiness, and as such, approximate the rates that would be charged by unaffiliated third parties. The Company's 99% interest in DigiVentures has been attributed to the TCI Ventures Group. Babcock & Brown Financial Corporation holds a 1% interest in the venture. DigiVentures is not the TCI Group's exclusive provider or lessor of set-top boxes; the TCI Group may from time to time acquire or lease set-top boxes from other companies.


  OTHER INVESTMENTS


     The TCI Ventures Group also contains interests in the following additional technology-related assets: a 9% interest in Acclaim Entertainment, Inc. ("Acclaim"), a leading publisher of interactive entertainment software; a 16% interest in Antec Corporation ("Antec"), a communications company specializing in the design, manufacture and distribution of products for HFC broadband networks; a 25% interest in MCNS Holdings, L.P., a joint venture established for the purpose of developing and implementing technologies for upgrades and expansions to the telecommunications systems of its partners; a 100% interest in TCI TVGOS, Inc., which holds an undivided interest with one other company to the intellectual property rights previously owned by TV Guide on Screen, a joint venture formed to develop programming guides, which has been dissolved; and Intessera, a wholly owned subsidiary of TCI that develops database management software and offers back office support to its customers. Each of Acclaim and Antec are traded on the National Market tier of The Nasdaq Stock Market under the symbols "AKLM" and "ANTC," respectively.



                                     III-56

                                                                        ANNEX IV

                         ILLUSTRATION OF CERTAIN TERMS


     The following illustrations demonstrate the method of calculation of any Inter-Group Interest in the TCI Ventures Group which the TCI Group may create following the Exchange Offers, and the application of certain terms of the TCI Ventures Group Stock Proposal based on the assumptions set forth herein and using 825 million shares as the number of authorized shares of TCI Ventures Group Common Stock, 160 million shares as the number of shares of TCI Ventures Group Common Stock issued in the Exchange Offers (the "Outstanding Shares of TCI Ventures Group Stock"), zero as the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest immediately following the Exchange Offers and 30 million shares as the number of TCI Ventures Group Common Stock issuable upon the conversion, exercise or exchange of Pre-Exchange Offer Securities. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions illustrated in this Annex IV had occurred. Actual calculations may be slightly different due to rounding. The following illustrations are not intended to be complete and are qualified in their entirety by the more detailed information contained in the Proxy Statement and the other Appendices thereto. Please note that the following illustrations are purely hypothetical and the numbers used herein (including assumptions of market values) were chosen to simplify the calculations and are not intended to represent estimates of actual numbers or values. Capitalized terms used herein have the respective meanings ascribed to them in the Proxy Statement. See Annex I -- Index of Certain Defined Terms.


     At any given time, the TCI Ventures Group Outstanding Interest Fraction, which represents the percentage interest in the equity value of the Company attributable to the TCI Ventures Group that is represented by the outstanding shares of TCI Ventures Group Common Stock, will be equal to:


                           Outstanding Shares of TCI Ventures Group Common Stock
      -------------------------------------------------------------------------------------------------
        Outstanding Shares of TCI Ventures Group          Number of Shares Issuable with Respect to the
                       Common Stock                  +     TCI Ventures Group Inter-Group Interest



     The balance of the equity of the TCI Ventures Group is represented by the TCI Group's Inter-Group Interest in the TCI Ventures Group and, at any given time, the TCI Ventures Group Inter-Group Interest Fraction, which represents the percentage interest in the equity value of the Company attributable to the TCI Ventures Group that is attributed to the TCI Group, will be equal to:


                 Number of Shares Issuable with Respect to the TCI Ventures Group Common Stock
        -------------------------------------------------------------------------------------------------
          Outstanding Shares of TCI Ventures Group          Number of Shares Issuable with Respect to the
                         Common Stock                  +     TCI Ventures Group Inter-Group Interest



     The sum of the TCI Ventures Group Outstanding Interest Fraction and the TCI Ventures Group Inter-Group Interest Fraction will always equal 100%.


     The Adjusted TCI Ventures Group Outstanding Interest Fraction is a measure that differs from the TCI Ventures Group Outstanding Interest Fraction in that it takes into account the dilutive effect of certain convertible securities and options. It is used instead of the TCI Ventures Group Outstanding Interest Fraction in certain situations and would be equal to:



      Outstanding Shares of TCI Ventures Group Common Stock
      ----------------------------------------------------------------------------------------------------------
      Outstanding Shares of       Number of Shares Issuable with          Number of Shares of TCI Ventures Group
      TCI Ventures Group       +  Respect to the TCI Ventures Group    +  Common Stock Issuable upon Conversion,
      Common Stock                Inter-Group Interest                    Exercise or Exchange of Pre-Exchange
                                                                          Offer Securities

EXCHANGE OFFERS

     The following illustration assumes the initial issuance by the Company of 160 million shares of TCI Ventures Group Common Stock in the Exchange Offers.


     - Assuming that the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest is zero immediately following the Exchange Offers, the TCI Ventures Group Outstanding Interest Fraction will be 100%, calculated as follows:



                                  160 million
                                ----------------
                                160 million + 0


      The TCI Ventures Group Inter-Group Interest Fraction will accordingly represent an interest of 0% in the TCI Ventures Group.


     - In this case, the TCI Group would not be credited, and the TCI Ventures Group would not be charged, with any amount with respect to any dividend or other distribution paid on the outstanding shares of TCI Ventures Group Common Stock.



     - Immediately after the Exchange Offers, the Company would have 665 million authorized and unissued shares of TCI Ventures Group Common Stock remaining (825 million minus 160 million issued and outstanding).


PURCHASES OF TCI VENTURES GROUP COMMON STOCK

     The following two illustrations reflect the purchase by the Company of 80 million shares of TCI Ventures Group Common Stock, which are retired or otherwise cease to be outstanding following their purchase.

  PURCHASE WITH TCI VENTURES GROUP FUNDS

     Assume all such shares are identified as having been purchased with funds attributed to the TCI Ventures Group, with the TCI Ventures Group being charged with the consideration paid for such shares.


     Shares previously issued and outstanding....................  160 million
     Shares purchased............................................   80 million
                                                                   -----------
     Total shares issued and outstanding after purchase..........   80 million
                                                                   ===========



     - The Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would not be changed by the purchase of any shares of TCI Ventures Group Common Stock which are purchased with funds attributed to the TCI Ventures Group.



     - The TCI Ventures Group Outstanding Interest Fraction would be 100%, calculated as follows:



                                   80 million
                                ---------------
                                 80 million + 0


      The TCI Ventures Group Inter-Group Interest Fraction would accordingly represent an interest of 0% in the TCI Ventures Group.


     - In this case, the TCI Group would not be credited, and the TCI Ventures Group would not be charged, with any amount with respect to any dividend or other distribution paid on the outstanding shares of TCI Ventures Group Common Stock.



     - The Company would have 745 million authorized and unissued shares of TCI Ventures Group Common Stock (825 million minus 80 million issued and outstanding).

  PURCHASE WITH TCI GROUP FUNDS

     Assume all such shares are identified as having been purchased with funds attributed to the TCI Group, with the TCI Group being charged with the consideration paid for such shares.


     Shares previously issued and outstanding....................  160 million
     Shares purchased............................................   80 million
                                                                   -----------
     Total shares issued and outstanding after purchase..........   80 million
                                                                   ===========



     - The Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would be increased by the number of shares of TCI Ventures Group Common Stock which are so purchased with funds attributed to the TCI Group.



     Number of Shares Issuable with Respect to the TCI Ventures
       Group Inter- Group Interest prior to purchase.............           0
     Shares purchased............................................  80 million
                                                                   ----------
     Number of Shares Issuable with Respect to the TCI Ventures
       Group Inter-Group Interest after purchase.................  80 million
                                                                   ==========



     - The TCI Ventures Group Outstanding Interest Fraction would be 50%, calculated as follows:



                                   80 million
                            ------------------------
                            80 million + 80 million


      The TCI Ventures Group Inter-Group Interest Fraction would accordingly represent an interest of 50% in the TCI Ventures Group.


     - In this case, the TCI Group would be credited, and the TCI Ventures Group would be charged, with an amount equal to 100% (representing the ratio of the TCI Ventures Group Inter-Group Interest Fraction (50%) to the TCI Ventures Group Outstanding Interest Fraction (50%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of TCI Ventures Group Common Stock (other than a dividend or other distribution payable in shares of TCI Ventures Group Common Stock or in certain other securities). If, for example, a dividend of $1 per share were declared and paid on the 80 million shares of TCI Ventures Group Common Stock outstanding (an aggregate of $80 million), the TCI Group would be credited with $80 million, and the TCI Ventures Group would be charged with that amount in addition to the $80 million dividend on the outstanding shares of TCI Ventures Group Common Stock (a total of $160 million). An example of the effects of a distribution of TCI Ventures Group Common Stock is set forth under the caption "TCI Ventures Group Common Stock Dividends."



     - The Company would have 745 million authorized and unissued shares of TCI Ventures Group Common Stock (825 million minus 80 million issued and outstanding).


TRANSFERS OF ASSETS BETWEEN THE TCI GROUP AND THE TCI VENTURES GROUP

  CONTRIBUTION OF ASSETS FROM THE TCI GROUP TO THE TCI VENTURES GROUP

     The following illustration reflects the contribution by the TCI Group to the TCI Ventures Group of $1.6 billion of assets attributed to the TCI Group on a date on which the Market Value of the TCI Ventures Group Common Stock is $20 per share.


     Shares previously issued and outstanding....................  160 million
     Newly issued shares.........................................            0
                                                                   -----------
     Total shares issued and outstanding after contribution......  160 million
                                                                   ===========

     - The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased to reflect the contribution to the TCI Ventures Group of assets theretofore attributed to the TCI Group.



     Number of Shares Issuable with Respect to the TCI Ventures
       Group Inter- Group Interest prior to contribution.........           0
     Adjustment to reflect contribution to the TCI Ventures Group of assets attributed to the TCI Group ($1.6 billion
       divided by $20)...........................................  80 million
                                                                   ----------
     Number of Shares Issuable with Respect to the TCI Ventures
       Group Inter-Group Interest after contribution.............  80 million
                                                                   ==========



     - The TCI Ventures Group Outstanding Interest Fraction would be 67%, calculated as follows:



                                  160 million
                           --------------------------
                            160 million + 80 million


      The TCI Ventures Group Inter-Group Interest Fraction would accordingly represent an interest of 33% in the TCI Ventures Group.


     - In this case, the TCI Group would be credited, and the TCI Ventures Group would be charged, with an amount equal to 50% (representing the ratio of the TCI Ventures Group Inter-Group Interest Fraction (33%) to the TCI Ventures Group Outstanding Interest Fraction (67%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of TCI Ventures Group Common Stock (other than a dividend or other distribution payable in shares of TCI Ventures Group Common Stock or in certain other securities).



     - The Company would have 665 million authorized and unissued shares of TCI Ventures Group Common Stock (825 million minus 160 million issued and outstanding).


  TRANSFER OF ASSETS FROM THE TCI VENTURES GROUP TO THE TCI GROUP

     The following illustration reflects the transfer by the TCI Ventures Group to the TCI Group of $800 million of assets attributed to the TCI Ventures Group on a date on which the Market Value of the TCI Ventures Group Common Stock is $20 per share and the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest is 80 million.


     Shares previously issued and outstanding....................  160 million
     Shares purchased............................................            0
                                                                   -----------
     Total shares issued and outstanding after transfer..........  160 million
                                                                   ===========



     - The Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would be decreased to reflect the contribution to the TCI Group of assets theretofore attributed to the TCI Ventures Group.



     Number of Shares Issuable with Respect to the TCI Ventures
       Group
       Inter-Group Interest prior to transfer....................  80 million
     Adjustment to reflect transfer to the TCI Group of assets
       attributed to the TCI Ventures Group ($800 million divided by $20)...................................................  40 million
                                                                   ----------
     Number of Shares Issuable with Respect to the TCI Ventures
       Group
       Inter-Group Interest after transfer.......................  40 million
                                                                   ==========



     The TCI Ventures Group will not make transfers of assets to the TCI Group in reduction of the Inter-Group Interest if the effect would be to reduce the Number of Shares Issuable with Respect to the TCI

Ventures Group Inter-Group Interest to less than zero. The TCI Ventures Group cannot have an interest in the TCI Group corresponding to the Inter-Group Interest.


     - The TCI Ventures Group Outstanding Interest Fraction would be 80%, calculated as follows:



                                  160 million
                           --------------------------
                            160 million + 40 million


      The TCI Ventures Group Inter-Group Interest Fraction would accordingly represent an interest of 20% in the TCI Ventures Group.


     - In this case, the TCI Group would be credited, and the TCI Ventures Group would be charged, with an amount equal to 25% (representing the ratio of the TCI Ventures Group Inter-Group Interest Fraction (20%) to the TCI Ventures Group Outstanding Interest Fraction (80%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of TCI Ventures Group Common Stock (other than a dividend or other distribution payable in shares of TCI Ventures Group Common Stock or in certain other securities).



     - The Company would have 665 million authorized and unissued shares of TCI Ventures Group Common Stock (825 million minus 160 million issued and outstanding).



FUTURE OFFERINGS OF TCI VENTURES GROUP COMMON STOCK


     The following illustrations reflect the sale by the Company of 80 million shares of TCI Ventures Group Common Stock on a date on which the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest is 80 million.

  OFFERING FOR THE TCI VENTURES GROUP

     Assume all such shares are identified as issued for the account of the TCI Ventures Group, with the net proceeds credited to the TCI Ventures Group:


     Shares previously issued and outstanding....................  160 million
     Newly issued shares.........................................   80 million
                                                                   -----------
     Total shares issued and outstanding after offering..........  240 million
                                                                   ===========



     - The Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would not be changed by the issuance of any shares of TCI Ventures Group Common Stock for the account of the TCI Ventures Group.



     - The TCI Ventures Group Outstanding Interest Fraction would be 75%, calculated as follows:



                                  240 million
                           --------------------------
                            240 million + 80 million


      The TCI Ventures Group Inter-Group Interest Fraction would accordingly represent an interest of 25% in the TCI Ventures Group.


     - The Company would have 585 million authorized and unissued shares of TCI Ventures Group Common Stock remaining (825 million minus 240 million issued and outstanding).


  OFFERING FOR THE TCI GROUP

     Assume all such shares are identified as issued for the account of the TCI Group with respect to the Inter-Group Interest, with the net proceeds credited to the TCI Group:


     Shares previously issued and outstanding....................  160 million
     Newly issued shares.........................................   80 million
                                                                   -----------
     Total shares issued and outstanding after offering..........  240 million
                                                                   ===========

     - The Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would decrease by the number of shares of TCI Ventures Group Common Stock issued for the account of the TCI Group.



     Number of Shares Issuable with Respect to the TCI Ventures
       Group
       Inter-Group Interest prior to offering....................  80 million
     Shares issued in offering...................................  80 million
                                                                   ----------
     Number of Shares Issuable with Respect to the TCI Ventures
       Group
       Inter-Group Interest after offering.......................           0
                                                                   ==========



     - The TCI Ventures Group Outstanding Interest Fraction would be 100%, calculated as follows:



                                  240 million
                                ----------------
                                240 million + 0


      The TCI Ventures Group Inter-Group Interest Fraction would accordingly represent an interest of 0% in the TCI Ventures Group.


     - The Company would have 585 million authorized and unissued shares of TCI Ventures Group Common Stock (825 million minus 240 million issued and outstanding).


  OFFERINGS OF CONVERTIBLE SECURITIES FOLLOWING THE EXCHANGE OFFERS


     If the Company were to issue any debt or preferred stock convertible into shares of TCI Ventures Group Common Stock, the TCI Ventures Group Inter-Group Interest Fraction and the TCI Ventures Group Outstanding Interest Fraction would be unchanged at the time of such issuance. If any shares of TCI Ventures Group Common Stock were issued upon conversion of such Convertible Security, however, then the TCI Ventures Group Inter-Group Interest Fraction and the TCI Ventures Group Outstanding Interest Fraction would be affected in a manner similar to that shown above under "Offering for the TCI Ventures Group", if such Convertible Security were attributed to the TCI Ventures Group, or under "Offering for the TCI Group," if such Convertible Security were attributed to the TCI Group. The foregoing will not apply to the conversion, exercise or exchange of Pre-Exchange Offer Securities.


TCI VENTURES GROUP COMMON STOCK DIVIDENDS

     The following illustrations reflect dividends of TCI Ventures Group Common Stock on outstanding TCI Ventures Group Common Stock and outstanding TCI Group Common Stock, respectively, on a date on which the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest is 80 million.

  TCI VENTURES GROUP COMMON STOCK DIVIDEND ON TCI VENTURES GROUP COMMON STOCK

     Assume the Company declares a dividend of one-half of one share of TCI Ventures Group Common Stock on each outstanding share of TCI Ventures Group Common Stock.


     Shares previously issued and outstanding....................  160 million
     Newly issued shares.........................................   80 million
                                                                   -----------
     Total shares issued and outstanding after dividend..........  240 million
                                                                   ===========



     - The Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would be increased proportionately to reflect the stock dividend payable in shares of TCI Ventures Group Common Stock to holders of TCI Ventures Group Common Stock.

     Number of Shares Issuable with Respect to the TCI Ventures
       Group
       Inter-Group Interest prior to dividend....................   80 million
     Adjustment to reflect dividend of shares on outstanding
       shares of TCI Ventures Group Common Stock.................   40 million
                                                                   -----------
     Number of shares Issuable with Respect to the TCI Ventures
       Group
       Inter-Group Interest after dividend.......................  120 million
                                                                   ===========



     - The TCI Ventures Group Outstanding Interest Fraction would be 67%, calculated as follows:



                                  240 million
                          ---------------------------
                           240 million + 120 million


       The TCI Ventures Group Inter-Group Interest Fraction would accordingly represent an interest of 33% in the TCI Ventures Group. The TCI Ventures Group Outstanding Interest Fraction and the TCI Ventures Group Inter-Group Interest fraction would be unchanged from the corresponding percentages prior to the dividend.


     - The Company would have 585 million authorized and unissued shares of TCI Ventures Group Common Stock remaining (825 million minus 240 million issued and outstanding).


  TCI VENTURES GROUP COMMON STOCK DIVIDEND ON TCI GROUP COMMON STOCK

     Assume an aggregate of 600 million shares of TCI Group Common are outstanding and the Company declares a dividend of one-tenth of one share of TCI Ventures Group Common Stock on each outstanding share of TCI Group Common Stock.


     Shares previously issued and outstanding....................  160 million
     Newly issued shares.........................................   60 million
                                                                   -----------
     Total shares issued and outstanding after dividend..........  220 million
                                                                   ===========



     - Subsequent to the Exchange Offers, any dividend of shares of TCI Ventures Group Common Stock on the outstanding shares of TCI Group Common Stock will be treated as a dividend payable from the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest. As a result, the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest would decrease by the number of shares of TCI Ventures Group Common Stock distributed on the outstanding shares of TCI Group Common Stock as a dividend.



     Number of Shares Issuable with Respect to the TCI Ventures
       Group
     Inter-Group Interest prior to dividend......................  80 million
     Shares distributed on outstanding shares of TCI Group Common
       Stock.....................................................  60 million
                                                                   ----------
     Number of Shares Issuable with Respect to the TCI Ventures
       Group
     Inter-Group Interest after dividend.........................  20 million
                                                                   ==========



     - The Company will not distribute to holders of TCI Group Common Stock as a dividend a number of shares of TCI Ventures Group Common Stock exceeding the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest.



     - The TCI Ventures Group Outstanding Interest Fraction would be 92%, calculated as follows:



                                  220 million
                          ---------------------------
                            220 million + 20 million


      The TCI Ventures Group Inter-Group Interest Fraction would accordingly represent an interest of 8% in the TCI Ventures Group.

     - The Company would have 605 million authorized and unissued shares of TCI Ventures Group Common Stock remaining (825 million minus 220 million issued and outstanding).


CERTAIN CONVERSION, REDEMPTION AND SPECIAL DIVIDEND PROVISIONS

     The following illustrations reflect (a) conversion of the TCI Ventures Group Common Stock at the option of the Company, (b) mandatory dividend, redemption or conversion of the TCI Ventures Group Common Stock following the Disposition of all or substantially all of the properties and assets of the TCI Ventures Group and (c) redemption of all the TCI Ventures Group Common Stock in exchange for stock of a subsidiary holding all the assets and liabilities of the TCI Ventures Group, in each case assuming that (i) the number of outstanding shares of TCI Ventures Group Common Stock is 90 million and (ii) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest is 30 million.

  CONVERSION AT THE OPTION OF THE COMPANY

     Assume that the Company elects to convert the TCI Ventures Group Common Stock into TCI Group Common Stock at the TCI Ventures Group Optional Conversion Ratio; the TCI Ventures Group Private Market Value is determined to be $4 billion and the number of shares of TCI Ventures Group Common Stock deemed to be issued upon the conversion, exercise or exchange of Convertible Securities (other than Pre-Exchange Offer Securities) is 10 million.


     - The Adjusted Outstanding Shares of TCI Ventures Group Common Stock would be 160 million (representing the sum of (i) the number of outstanding shares of TCI Ventures Group Common Stock, (ii) the Number of Shares Issuable with Respect to the TCI Ventures Group Inter-Group Interest,
       (iii) the number of shares of TCI Ventures Group Common Stock issuable upon conversion, exercise or exchange of Pre-Exchange Offer Securities and (iv) the number of shares of TCI Ventures Group Common Stock deemed to be issued upon the conversion, exercise or exchange of Convertible Securities) (other than Pre-Exchange Offer Securities)), calculated as follows:


               90 million + 30 million + 30 million + 10 million


     - The TCI Ventures Group Common Stock Per Share Value would be $25 (representing the quotient of the TCI Ventures Group Private Market Value ($4 billion) and the Adjusted Outstanding Shares of TCI Ventures Group Common Stock (160 million )).



     - In this case, assuming that the average Market Value of one share of Series A TCI Group Common Stock is $15 over the 20-Trading Day period ending on the Trading Day preceding the date as of which the TCI Ventures Group Private Market Value is determined, the TCI Ventures Group Optional Conversion Ratio would be 1.67 (representing the quotient of the TCI Ventures Group Common Stock Per Share Value ($25) and such average Market Value of the Series A TCI Group Common Stock ($15)), and each outstanding share of TCI Ventures Group Common would be converted into 1.67 shares of TCI Group Common Stock.



  MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF TCI VENTURES GROUP COMMON
STOCK


     Assume that a Disposition of all (not merely substantially all) of the properties and assets of the TCI Ventures Group occurs and the TCI Ventures Group Net Proceeds from such Disposition equal $4 billion.


     - If the Company elected to redeem all outstanding shares of TCI Ventures Group Common Stock, the aggregate redemption price would be $2.4 billion (representing the product of the Adjusted TCI Ventures Group Outstanding Interest Fraction and the TCI Ventures Group Net Proceeds of such Disposition), calculated as follows:



                           90 million
              ------------------------------------ X $4 billion
              90 million + 30 million + 30 million



       In this case each outstanding share of TCI Ventures Group Common Stock would be redeemed in exchange for $26.67 per share (representing the quotient of the aggregate redemption price ($2.4 bil-

       lion) and the number of outstanding shares of TCI Ventures Group Common Stock (90 million)). If Pre-Exchange Offer Securities remain outstanding at the time of any redemption of all outstanding shares of TCI Ventures Group Common Stock following the disposition of all (not merely substantially all) of the properties and assets of the TCI Ventures Group, the proportionate interest in the TCI Ventures Group Net Proceeds of the Disposition to be distributed to the holders of TCI Ventures Group Common Stock will be determined on the basis of the Adjusted TCI Ventures Group Outstanding Interest Fraction, which will result in the allocation to the TCI Group of a portion of such TCI Ventures Group Net Proceeds, in addition to the portion attributable to any Inter-Group Interest in the TCI Ventures Group, sufficient to provide for the delivery of the portion of the consideration (if any) deliverable by the Company on any post-redemption conversion, exercise or exchange of Pre-Exchange Offer Securities that is in substitution for shares of TCI Ventures Group Common Stock that would have been issuable upon such exchange if it had occurred prior to the redemption.



     - If the Company elected to convert the TCI Ventures Group Common Stock into TCI Group Common Stock, assuming that the Market Value of one share of Series A TCI Ventures Group Common Stock on each Trading Day during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition is $25 and the Market Value of one share of Series A TCI Group Common Stock on each Trading Day during such period is $15, the TCI Ventures Group Common Stock would be converted into TCI Group Common Stock at a ratio of 1.83 (representing 110% of the average daily ratio during such period of the Market Value of one share of Series A TCI Ventures Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock) shares of TCI Group Common Stock for each share of TCI Ventures Group Common Stock.


     Assume that a Disposition of substantially all (but not all) of the properties and assets of the TCI Ventures Group occurs and the TCI Ventures Group Net Proceeds from the Disposition equal $3.2 billion.


     - If the Company elected to pay a dividend to the holders of TCI Ventures Group Common Stock, the aggregate amount of the dividend would be $2.4 billion (representing the product of the TCI Ventures Group Outstanding Interest Fraction and the TCI Ventures Group Net Proceeds of the Disposition), calculated as follows:



                          90 million
                    ----------------------- X $3.2 billion
                    90 million + 30 million


       In this case, the TCI Group would be credited, and the TCI Ventures Group would be charged, with $800 million, an amount equal to 33% (representing the ratio of the TCI Ventures Group Inter-Group Interest Fraction (25%) and the TCI Ventures Group Outstanding Interest Fraction (75%)) of the aggregate amount of such dividend.


     - If the Company elected to redeem shares of TCI Ventures Group Common Stock, the aggregate redemption price would be $2.4 billion (representing the product of the TCI Ventures Group Outstanding Interest Fraction and the TCI Ventures Group Net Proceeds of such Disposition), calculated as follows:



                            90 million
                      ----------------------- X $3.2 billion
                      90 million + 30 million


       In this case, assuming that the average Market Value of one share of Series A TCI Ventures Group Common Stock for the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition is $33.33, an aggregate of 72 million (equal to the quotient of the aggregate redemption price and such average Market Value) shares of TCI Ventures Group Common Stock would be redeemed in exchange for $33.33 per share.


     - If the Company elected to convert TCI Ventures Group Common Stock into TCI Group Common Stock, assuming that the Market Value of one share of Series A TCI Ventures Group Common Stock on each Trading Day during the ten-Trading Day period referred to in the preceding paragraph was

       $33.33 and the Market Value of one share of Series A TCI Group Common Stock on each Trading Day during such period was $15, the TCI Ventures Group Common Stock would be converted into TCI Group Common Stock at a ratio of 2.44 (representing 110% of the average daily ratio during such period of the Market Value of one share of Series A TCI Ventures Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock) shares of TCI Group Common Stock for each share of TCI Ventures Group Common Stock.

  REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY

     Assume that Company elects to redeem all of the outstanding shares of TCI Ventures Group Common Stock in exchange for shares of common stock of the TCI Ventures Group Subsidiary and that the total number of outstanding shares of common stock of the TCI Ventures Group Subsidiary is 150 million.


     - In this case, shares of TCI Ventures Group Common Stock would be redeemed in exchange for an aggregate number of shares of common stock of the TCI Ventures Group Subsidiary equal to 90 million (representing the product of the Adjusted TCI Ventures Group Outstanding Interest Fraction and the number of shares of common stock of the TCI Ventures Group Subsidiary), calculated as follows:



                              90 million
                 ------------------------------------ X $150 billion
                 90 million + 30 million + 30 million



       In this case each outstanding share of TCI Ventures Group Common Stock would be redeemed in exchange for one share of common stock of the TCI Ventures Group Subsidiary, and the Company would retain 60 million shares of common stock of the TCI Ventures Group Subsidiary. Thirty million of such shares would be held by the Company to be used in connection with any conversion, exercise or exchange of Pre-Exchange Offer Securities.

                                                                         ANNEX V

                             FINANCIAL INFORMATION

                                INDEX TO ANNEX V


                                                               PAGE
                                                              NUMBERS
                                                              -------
Selected Historical and Pro Forma Financial Data............     V-2
Condensed Pro Forma Combined Financial Statements:
  Tele-Communications, Inc..................................     V-5
  "TCI Ventures Group"......................................    V-12
  "TCI Group"...............................................    V-18
Tele-Communications, Inc. and Subsidiaries:
  Management's Discussion and Analysis of Financial
     Condition Results of Operations, Three months ended
     March 31, 1997 and 1996................................    V-25
  Consolidated Balance Sheets, March 31, 1997 and December
     31, 1996 (unaudited)...................................    V-30
  Consolidated Statements of Operations, Three month period
     ended March 31, 1997 and 1996 (unaudited)..............    V-31
  Consolidated Statement of Stockholders' Equity, Three
     months ended March 31, 1996 (unaudited)................    V-32
  Consolidated Statements of Cash Flows, Three months ended
     March 31, 1997 and 1996 (unaudited)....................    V-33
  Notes to Consolidated Financial Statements, March 31, 1997
     (unaudited)............................................    V-34
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations, Years ended
     December 31, 1996, 1995 and 1994.......................    V-44
  Independent Auditors' Report..............................    V-57
  Consolidated Balance Sheets, December 31, 1996 and 1995...    V-58
  Consolidated Statements of Operations, Years ended
     December 31, 1996, 1995 and 1994.......................    V-59
  Consolidated Statements of Stockholders' Equity, Years
     ended
     December 31, 1996, 1995, 1994..........................    V-60
  Consolidated Statements of Cash Flows, Years ended
     December 31, 1996, 1995 and 1994.......................    V-63
  Notes to Consolidated Financial Statements, December 31,
     1996, 1995 and 1994....................................    V-64
"TCI Ventures Group":
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations, Three months ended
     March 31, 1997 and 1996................................    V-98
  Combined Balance Sheets, March 31, 1997 and December 31,
     1996 (unaudited).......................................   V-117
  Combined Statements of Operations, Three month period
     ended March 31, 1997 and 1996 (unaudited)..............   V-118
  Statement of Combined Equity, Three months ended March 31,
     1997 (unaudited).......................................   V-119
  Combined Statements of Cash Flows, Three months ended
     March 31, 1997 and 1996 (unaudited)....................   V-120
  Notes to Combined Financial Statements, March 31, 1997
     (unaudited)............................................   V-121
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations, Years ended
     December 31, 1996, 1995 and 1994.......................   V-139
  Independent Auditors' Report..............................   V-162
  Combined Balance Sheets, December 31, 1996 and 1995.......   V-163
  Combined Statements of Operations, Years ended December
     31, 1996, 1995 and 1994................................   V-164
  Statements of Combined Equity, Years ended December 31,
     1996, 1995, 1994.......................................   V-165
  Combined Statements of Cash Flows, Years ended December
     31, 1996, 1995 and 1994................................   V-166
  Notes to Combined Financial Statements, December 31, 1996,
     1995 and 1994..........................................   V-167

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

TCI VENTURES GROUP


     The following table supplementally sets forth selected historical combined income statement data for the businesses that will initially comprise the TCI Ventures Group for each of the three fiscal years in the period ended December 31, 1996 and for the three month periods ended March 31, 1997 and 1996. Additionally, the following table supplementally sets forth selected historical combined balance sheet data for the TCI Ventures Group as of March 31, 1997, December 31, 1996 and December 31, 1995. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 are derived from unaudited financial statements which have been prepared on the same basis as the audited financial information and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the TCI Ventures Group as of March 31, 1997 and for the three month periods ended March 31, 1997 and 1996. The pro forma loss attributable to common shareholders of the TCI Ventures Group assumes the Exchange Offers were consummated prior to the beginning of the periods presented and assumes, solely for the purpose of these pro forma amounts, that the Exchange Offers were fully subscribed. The pro forma data does not purport to be indicative of the results of operations or financial position that may be obtained in the future. The following information is qualified in its entirety by, and should be read in conjunction with, the combined financial statements and notes thereto of the TCI Ventures Group and with the consolidated financial statements and notes thereto of the Company included elsewhere in this Proxy Statement.



                                   THREE MONTHS ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                   ----------------------------   ---------------------------------------
                                     PRO                            PRO
                                    FORMA                          FORMA
                                     1997      1997      1996       1996       1996      1995      1994
                                   --------   -------   -------   --------   --------   -------   -------
                                                                IN THOUSANDS
Summary of Operations Data:
  Revenue........................  $247,020   247,020   160,262    925,676    925,676   325,991   103,844
  Operating income (loss)........  $   (115)     (115)      309    (50,557)   (50,557)  (32,941)  (25,543)
  Share of losses of Telewest....  $(41,708)  (41,708)  (30,597)  (109,357)  (109,357)  (70,274)  (42,520)
  Share of losses of PCS
    Ventures.....................  $(63,536)  (63,536)  (19,208)  (133,497)  (133,497)  (33,890)     (992)
  Share of losses of Teleport....  $(13,768)  (13,768)   (7,962)   (50,543)   (50,543)  (29,975)  (19,366)
  Gain on sale of subsidiary
    stock........................  $     --        --        --         --         --   122,660        --
  Gain on issuance of stock by
    equity investees.............  $     --        --        --         --     12,668   164,900   161,481
  Net earnings (loss)............  $(77,252)  (77,252)  (54,572)  (258,422)  (258,422)   60,040    12,650
  Loss attributable to TCI
    Ventures Group common
    shareholders.................  $(77,252)       --        --   (258,422)        --        --        --



                                                                  MARCH 31,              DECEMBER 31,
                                                            ----------------------   ---------------------
                                                            PRO FORMA
                                                               1997        1997        1996        1995
                                                            ----------   ---------   ---------   ---------
                                                                             IN THOUSANDS
Summary Balance Sheet Data:
  Investment in Telewest..................................  $  426,810     426,810     488,495     550,216
  Investment in PCS Ventures..............................  $  728,246     728,246     829,651     689,062
  Investment in Teleport..................................  $  262,850     262,850     276,112     244,012
  Total assets............................................  $3,863,562   3,863,562   4,259,703   3,447,169
  Combined equity.........................................  $2,433,997   2,433,997   2,551,516   2,378,722

TELE-COMMUNICATIONS, INC.


     The following table sets forth selected historical data for the Company for each of the five fiscal years in the period ended December 31, 1996 and the three month periods ended March 31, 1997 and 1996. The table also sets forth (i) selected unaudited pro forma statement of operations data for the year ended December 31, 1996, giving pro forma effect to the Company's distribution to the holders of TCI Group common stock of TCI Satellite Entertainment, Inc. (the "SatCo Spin-off"), the acquisition by the Company of all the common stock of a subsidiary of Viacom, Inc. (the "VII Cable Acquisition") and the consummation of the Exchange Offers, and assumes, solely for the purpose of these pro forma amounts, that the Exchange Offers are fully subscribed, (ii) selected unaudited pro forma statement of operations data for the three months ended March 31, 1997, giving pro forma effect to the Exchange Offers as if the same had occurred prior to January 1, 1996, and (iii) selected unaudited pro forma balance sheet data for the Company as of March 31, 1997 assuming the Exchange Offers were consummated as of March 31, 1997 and March 31, 1996 are derived from unaudited financial statements which have been prepared on the same basis as the audited financial information and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Company as of March 31, 1997 and for the three month periods ended March 31, 1997 and March 31, 1996. The pro forma financial data is not necessarily indicative of the financial position or results of operations that would have been obtained had the SatCo Spin-off, the VII Cable Acquisition and the Exchange Offers been effective at or prior to such assumed dates. The pro forma information does not purport to be indicative of the results or financial position that may be obtained in the future. The following information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto of the Company included elsewhere in this Proxy Statement.



                                                       THREE MONTHS ENDED
                                                           MARCH 31,                     YEAR ENDED DECEMBER 31,
                                                     ----------------------   ---------------------------------------------
                                                      PRO                      PRO
                                                     FORMA                    FORMA
                                                      1997    1997    1996    1996    1996    1995    1994    1993    1992
                                                     ------   -----   -----   -----   -----   -----   -----   -----   -----
                                                                                  IN MILLIONS
Summary of Operations Data:
  Revenue.......................................... $1,827    1,827   1,861  7,925    8,022   6,506   4,682   3,977   3,463
  Operating, selling, general and administrative
    expenses....................................... $1,089    1,089   1,328  5,549    5,746   4,518   2,884   2,119   1,826
  Operating income.................................  $ 349      349     172    832      632     542     788     916     864
  Earnings (loss) from:
    Continuing operations..........................  $ (58)     (58)   (121)   333      278    (171)     62      (5)      8
    Discontinued operations........................     --       --      --     --       --      --      --      --     (15)
                                                     ------   -----   -----   -----   -----   -----   -----   -----   -----
                                                       (58)     (58)   (121)   333      278    (171)     62      (5)     (7)
  Dividend requirements on preferred stock.........    (10)     (10)     (9)   (35)     (35)    (34)     (8)     (2)    (15)
                                                     ------   -----   -----   -----   -----   -----   -----   -----   -----
  Earnings (loss) attributable to common
    shareholders...................................  $ (68)     (68)   (130)   298      243    (205)     54      (7)    (22)
                                                     ======   =====   =====   =====   =====   =====   =====   =====   =====
  Earnings (loss) attributable to common
    shareholders:
    TCI Class A and Class B common stock...........  $  --       --      --     --       --     (71)     54      (7)    (22)
    TCI Group Series A and Series B common stock...     (7)     (84)   (145)  (500)    (813)   (107)     --      --      --
    Liberty Media Group Series A and Series B
      common stock.................................     16       16      15   1,056   1,056     (27)     --      --      --
    TCI Ventures Group Series A and Series B common
      stock........................................    (77)      --      --   (258)      --      --      --      --      --
                                                     ------   -----   -----   -----   -----   -----   -----   -----   -----
                                                     $ (68)     (68)   (130)   298      243    (205)     54      (7)    (22)
                                                     ======   =====   =====   =====   =====   =====   =====   =====   =====
Primary earnings (loss) from continuing operations
  attributable to common shareholders per common
  and common equivalent share:
    TCI Class A and Class B common stock...........  $  --       --      --     --       --    (.11)    .10    (.02)   (.01)
    TCI Group Series A and Series B common stock...  $(.01)    (.12)   (.22) (1.09)   (1.22)   (.16)     --      --      --
    Liberty Media Group Series A and Series B
      common stock.................................  $ .06      .06     .06   3.97     3.97    (.11)     --      --      --
    TCI Ventures Group Series A and Series B common
      stock........................................  $(.38)      --      --  (1.26)      --      --      --      --      --
Primary weighted average common and common
  equivalent shares outstanding:
    TCI Class A and Class B common stock...........     --       --      --     --       --     648     541     433     424
    TCI Group Series A and Series B common stock...    473      678     659    460      665     656      --      --      --
    Liberty Media Group Series A and Series B
      common stock.................................    250      250     247    266      249     246      --      --      --
    TCI Ventures Group Series A and Series B common
      stock........................................    205       --      --    205       --      --      --      --      --

                                                     MARCH 31,                      DECEMBER 31,
                                                  ----------------   ------------------------------------------
                                                    PRO
                                                   FORMA
                                                   1997      1997     1996     1995     1994     1993     1992
                                                  -------   ------   ------   ------   ------   ------   ------
                                                                           IN MILLIONS
Summary Balance Sheet Data:
  Property and equipment, net...................  $ 7,688    7,688    7,528    7,409    5,876    4,935    4,562
  Franchise costs, net..........................  $15,911   15,911   15,436   12,230    9,444    9,197    9,300
  Total assets..................................  $30,676   30,676   30,244   25,577   19,276   16,527   16,315
  Total debt....................................  $15,049   15,049   14,926   13,211   11,162    9,900   10,285
  Stockholders' equity..........................  $ 4,422    4,422    4,253    4,550    2,655    2,116    1,728
  Shares outstanding (net of shares held by
    subsidiaries):
      TCI Class A common stock..................       --       --       --       --      491      403      382
      TCI Class B common stock..................       --       --       --       --       85       47       48
      TCI Group Series A common stock...........      409      598      579      572       --       --       --
      TCI Group Series B common stock...........       69       85       85       85       --       --       --
      Liberty Media Group Series A common
         stock..................................      229      229      228      225       --       --       --
      Liberty Media Group Series B common
         stock..................................       21       21       21       21       --       --       --
      TCI Ventures Group Series A common
         stock..................................      189       --       --       --       --       --       --
      TCI Ventures Group Series B common
         stock..................................       16       --       --       --       --       --       --

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)


     The following unaudited condensed pro forma combined balance sheet of Tele-Communications, Inc. ("TCI" or the "Company"), dated as of March 31, 1997, assumes that the Exchange Offers (see note 1) had occurred as of such date.

     The following unaudited condensed pro forma combined statement of operations of TCI for the three months ended March 31, 1997 assumes that the Exchange Offers had occurred as of January 1, 1997.

     The following unaudited condensed pro forma combined statement of operations of TCI for the year ended December 31, 1996 assumes that the Exchange Offers, the distribution (the "Distribution") by TCI to the holders of shares of TCI Group common stock of all the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite") (see note 2) and the acquisition of all the common stock of a subsidiary of Viacom, Inc. ("VII Cable") (the "VII Cable Acquisition") (see note 3) had occurred as of January 1, 1996.

     The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the Exchange Offers, the Distribution and the VII Cable Acquisition had occurred as of January 1, 1996. These condensed pro forma combined financial statements of TCI should be read in conjunction with the historical financial statements and the related notes thereto of TCI.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)



ASSETS



                                                                         MARCH 31, 1997
                                                              ------------------------------------
                                                                 TCI        EXCHANGE        TCI
                                                              HISTORICAL    OFFERS(1)    PRO FORMA
                                                              ----------    ---------    ---------
                                                                      AMOUNTS IN MILLIONS
Cash, receivables and other current assets..................   $ 1,191          --         1,191
Investment in affiliates and Turner Broadcasting System,
  Inc., and related receivables.............................     4,935          --         4,935
Property and equipment, net of accumulated depreciation.....     7,688          --         7,688
Franchise costs, intangibles and other assets, net of
  amortization..............................................    16,862          --        16,862
                                                               -------        ----        ------
                                                               $30,676          --        30,676
                                                               =======        ====        ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Payables and accruals.......................................   $ 1,502          --         1,502
Debt........................................................    15,049          --        15,049
Deferred income taxes.......................................     5,946          --         5,946
Other liabilities...........................................       251          --           251
                                                               -------        ----        ------
          Total liabilities.................................    22,748          --        22,748
                                                               -------        ----        ------
Minority interests..........................................     1,349          --         1,349
Redeemable preferred stock..................................       655          --           655
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely
  subordinated debt securities
  of TCIC...................................................     1,502          --         1,502
Stockholders' equity:
  Preferred stock...........................................        --          --            --
  TCI Group Series A common stock...........................       715        (189)          526
  TCI Group Series B common stock...........................        85         (16)           69
  Liberty Media Group Series A common stock.................       229          --           229
  Liberty Media Group Series B common stock.................        21          --            21
  TCI Ventures Group Series A common stock..................        --         189           189
  TCI Ventures Group Series B common stock..................        --          16            16
  Additional paid-in capital................................     3,904          --         3,904
  Cumulative foreign currency translation adjustment........         5          --             5
  Unrealized holding gains for available-for-sale
     securities.............................................        11          --            11
  Accumulated deficit.......................................      (234)         --          (234)
  TCI stock held by subsidiaries............................      (314)         --          (314)
                                                               -------        ----        ------
                                                                 4,422          --         4,422
                                                               -------        ----        ------
                                                               $30,676          --        30,676
                                                               =======        ====        ======


   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)



                                                               THREE MONTHS ENDED MARCH 31, 1997
                                                              ------------------------------------
                                                                 TCI        EXCHANGE        TCI
                                                              HISTORICAL    OFFERS(1)    PRO FORMA
                                                              ----------    ---------    ---------
                                                                      AMOUNTS IN MILLIONS
Revenue.....................................................   $ 1,827          --         1,827
Operating, cost of sales, selling, general and
  administrative expenses and compensation relating to stock
  appreciation rights.......................................    (1,104)         --        (1,104)
Depreciation and amortization...............................      (374)         --          (374)
                                                               -------         ---        ------
  Operating income..........................................       349          --           349
Interest expense............................................      (289)         --          (289)
Interest and dividend income................................        21          --            21
Share of losses of affiliates, net..........................      (156)         --          (156)
Other income (expense), net.................................       (21)         --           (21)
                                                               -------         ---        ------
  Earnings (loss) before income taxes.......................       (96)         --           (96)
Income tax benefit (expense)................................        38          --            38
                                                               -------         ---        ------
  Net earnings (loss).......................................       (58)         --           (58)
Dividend requirement on redeemable preferred stocks.........       (10)         --           (10)
                                                               -------         ---        ------
  Net earnings (loss) attributable to common stockholders...   $   (68)         --           (68)
                                                               =======         ===        ======
Primary earnings (loss) attributable to common stockholders
  per common and common equivalent share:
     TCI Group Series A and Series B common stock...........   $  (.12)                     (.01)(8)
                                                               =======                    ======
     Liberty Media Group Series A and Series B common
       stock................................................   $   .06                       .06
                                                               =======                    ======
     TCI Ventures Group Series A and Series B common
       stock................................................   $    --                      (.38)(10)
                                                               =======                    ======


   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)



                                                              YEAR ENDED DECEMBER 31, 1996
                                  -------------------------------------------------------------------------------------
                                     TCI       EXCHANGE       SATELLITE        VII CABLE       PRO FORMA         TCI
                                  HISTORICAL   OFFERS(1)   DISTRIBUTION(2)   HISTORICAL(3)   ADJUSTMENTS(3)   PRO FORMA
                                  ----------   ---------   ---------------   -------------   --------------   ---------
                                                                   AMOUNTS IN MILLIONS
  Revenue.......................   $ 8,022          --          (377)             280              --           7,925
  Operating, cost of sales,
    selling, general and
    administrative expenses,
    compensation relating to
    stock appreciation rights
    and restructuring charges...    (5,774)         --           373             (176)             --          (5,577)
  Depreciation and
    amortization................    (1,616)         --           166              (52)            (14)(4)      (1,516)
                                   -------       -----          ----             ----             ---          ------
    Operating income (loss).....       632          --           162               52             (14)            832
  Interest expense..............    (1,096)         --            --              (31)            (44)(5)      (1,171)
  Interest and dividend
    income......................        64          --            --                2              --              66
  Share of earnings (losses) of
    affiliates, net.............      (473)         --            --               --              --            (473)
  Gains.........................     1,605          --            --               --              --           1,605
  Other income (expense), net...      (192)         --            --                1             (18)(6)        (209)
                                   -------       -----          ----             ----             ---          ------
    Earnings (loss) before
       income taxes.............       540          --           162               24             (76)            650
  Income tax benefit
    (expense)...................      (262)         --           (53)             (13)             11(7)         (317)
                                   -------       -----          ----             ----             ---          ------
    Net earnings (loss).........       278          --           109               11             (65)            333
  Dividend requirement on
    redeemable preferred
    stocks......................       (35)         --            --               --              --             (35)
                                   -------       -----          ----             ----             ---          ------
    Net earnings (loss)
       attributable to common
       stockholders.............   $   243          --           109               11             (65)            298
                                   =======       =====          ====             ====             ===          ======
  Primary earnings (loss)
    attributable to common
    stockholders per common and
    common equivalent share:
       TCI Group Series A and
         Series B common
         stock..................   $ (1.22)                                                                     (1.09)(9)
                                   =======                                                                     ======
       Liberty Media Group
         Series A and Series B
         common stock...........   $  3.97                                                                       3.97
                                   =======                                                                     ======
       TCI Ventures Group Series
         A and Series B common
         stock..................   $    --                                                                      (1.26)(11)
                                   =======                                                                     ======



   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)



     (1) On May 14, 1997, the Board of Directors of TCI authorized, subject to shareholder approval (the "TCI Ventures Group Stock Proposal"), the issuance of two new series of stock ("TCI Ventures Group Common Stock") which are intended to reflect the separate performance of the TCI Ventures Group.



     The TCI Ventures Group Common Stock, if issued, will be intended to reflect the separate performance of the TCI Ventures Group. The TCI Ventures Group would initially consist principally of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in International, which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group),
(ii) TCI's principal interests in the Telephony Business, owned through its indirect wholly owned subsidiary TTS-Delaware (together with its consolidated subsidiaries, "TCI Telephony") consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), the Company's 30% equity interest (representing a 37% voting interest) in Teleport Communications Group Inc. ("Teleport" or "TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. (together with its consolidated subsidiaries, "WTCI"), a wholly owned subsidiary of the Company that provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing an 85% voting interest) in UVSG, which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in At Home Corporation ("@Home"), a provider of high speed multimedia Internet services, and (v) other assets, including National Digital Television Center, Inc. ("NDTC"), a wholly owned subsidiary of the Company that provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC, an 80% owned subsidiary of the Company that develops and distributes for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. (collectively, "SUMMITrak"), wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand its service to include third parties. The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market. The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships"), and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. (Percentage equity and voting interests provided above have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.)



     Prior to August 28, 1997, the Company will commence offers (the "Exchange Offers") to exchange shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock for up to an aggregate of 188,661,300 shares of Series A TCI Group common stock and 16,266,400 shares of Series B TCI Group common stock, respectively (representing approximately 30% of the shares of each such series outstanding as of June 30, 1997, excluding shares held by majority owned subsidiaries of the Company)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



   NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



in the ratio of one share of the applicable series of TCI Ventures Group Common Stock in exchange for each share of the corresponding series of TCI Group common stock properly tendered. The Exchange Offers will be subject, among other conditions, to the approval by stockholders of the TCI Ventures Group Stock Proposal. If such approval is obtained and other conditions are satisfied, the Company would consummate the Exchange Offers on or about September 10, 1997.



     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent 100% of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares were issued in the Exchange Offers, the Inter-Group Interest of the TCI Group in the TCI Ventures Group would be reduced to zero. If immediately following the consummation of the Exchange Offers the TCI Group has any remaining Inter-Group Interest in the TCI Ventures Group, the Company will extinguish such Inter-Group Interest in consideration of the attribution to the TCI Group of a preferred equity interest in the TCI Ventures Group with a face amount equal to the market value of the shares of TCI Ventures Group Common Stock not issued in the Exchange Offers (which shall be deemed to be the same, on a per share basis, as the market value of the Series A TCI Group common stock on the last trading day preceding the closing of the Exchange Offers), a dividend rate of 5% per annum and a mandatory redemption obligation on the 15th anniversary of the closing of the Exchange Offers. Accrued dividends on the preferred equity interest would accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers.



     Solely for purposes of these pro forma financial statements, it is assumed that the Exchange Offers were fully subscribed.


     (2) On December 4, 1996, TCI completed the Distribution by TCI to the holders of shares of the TCI Group common stock of all of the issued and outstanding common stock of Satellite. At the time of the Distribution, Satellite was a Delaware corporation and a direct wholly-owned subsidiary of TCI. The Distribution was effected as a tax-free dividend to, and did not involve the payment of any consideration by, the holders of TCI Group common stock. Prior to the Distribution, TCI caused to be transferred to Satellite, or one or more of Satellite's subsidiaries, certain assets and businesses (and the related liabilities) of the TCI Group constituting all of TCI's interests in the business of distributing multichannel programming services in the United States direct to the home via medium power or high power broadcast satellite, including the rental and sale of customer premises equipment relating thereto.

     (3) On July 31, 1996, pursuant to certain agreements entered into among TCI Communications, Inc. ("TCIC"), a subsidiary of TCI, TCI, Viacom International Inc. and Viacom, Inc. ("Viacom"), TCIC acquired all of the common stock of VII Cable which, at the time of such acquisition, owned Viacom's cable systems and related assets.


     The transaction was structured as a tax-free reorganization in which VII Cable initially transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). VII Cable also transferred to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and VII Cable. Following these transfers, VII Cable retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds borrowed under the Loan Facility. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds.


     Prior to the consummation of the VII Cable Acquisition, Viacom offered to the holders of shares of Viacom Class A Common Stock and Viacom Class B Common Stock (collectively, "Viacom Common Stock") the opportunity to exchange (the "Exchange Offer") a portion of their shares of Viacom Common Stock for shares of Class A Common Stock, par value $100 per share, of VII Cable ("VII Cable Class A Stock"). Immediately following the completion of the Exchange Offer, TCIC acquired from VII Cable shares of VII Cable Class B Common Stock (the "Share Issuance") in exchange for $350 million (which was used to reduce VII Cable's obligations under the Loan Facility). At the time of the Share Issuance, the VII Cable

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



   NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


Class A Stock received by Viacom stockholders pursuant to the Exchange Offer automatically converted into 5% Class A Senior Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") of VII Cable with a stated value of $100 per share.

     The cost to acquire VII Cable was approximately $2.326 billion, consisting of the Loan Proceeds and the $626 million aggregate par value of the VII Cable Exchangeable Preferred Stock. The accompanying unaudited pro forma condensed combined statements of operations do not reflect potential cost savings attributable to (i) economics of scale which may be realized in connection with purchases of programming and equipment or (ii) consolidation of certain operating and administrative functions including the elimination of duplicative facilities and personnel.

     (4) Represents depreciation and amortization of VII Cable's allocated excess purchase price based upon a weighted average life of 12.5 years for property and equipment and a 40 year life for franchise costs.

     (5) Represents assumed additional interest expense (after taking into consideration interest expense reflected in the historical VII Cable operations) incurred by the Company on the borrowings of the Loan Proceeds. Solely for the purposes of this presentation, the Company has assumed an interest rate of 7.50% for the year ended December 31, 1996, based upon historical interest rates adjusted for anticipated terms of the Loan Facility.

     (6) Reflects a 5.0% cumulative annual dividend on the $626 million of VII Cable Exchangeable Preferred Stock included in minority share of losses of consolidated subsidiaries.

     (7) Reflects the estimated income tax effect of the VII Cable pro forma adjustments. The effective income tax rate on a pro forma basis is adversely affected by the amortization of excess acquisition costs, which are assumed not to be deductible for tax purposes.


     (8) Reflects loss per common share based upon 473.1 million weighted average shares of TCI Group at March 31, 1997. Such amount represents the weighted average shares disclosed in TCI's historical financial statements net of 204.9 million shares assumed exchanged in the Exchange Offers.



     (9) Reflects loss per common share based upon 459.9 million weighted average shares of TCI Group for the entire period ended December 31, 1996, respectively. Such amounts represent TCI Group weighted average shares, as disclosed in its historical financial statements net of 204.9 million shares assumed exchanged in the Exchange Offers.



     (10) Reflects loss per common share for the three months ended March 31, 1997 based upon 204.9 million weighted average shares of TCI Ventures Group assumed issued in exchange for TCI Group stock in the Exchange Offers.



     (11) Reflects loss per common share for the year ended December 31, 1996 based upon 204.9 million weighted average shares of TCI Ventures Group assumed issued in exchange for TCI Group stock in the Exchange Offers.

                               "TCI VENTURES GROUP"


               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)


     The following unaudited pro forma combined balance sheet of TCI Ventures Group, dated as of March 31, 1996, assumes that the Exchange Offers (see note 1) had occurred as of such date.

     The following unaudited pro forma combined statements of operations of TCI Ventures Group for the three months ended March 31, 1997 and the year ended December 31, 1996 assumes that the Exchange Offers had occurred as of January 1, 1996.

     The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the Exchange Offers had occurred as of January 1, 1996. These pro forma combined financial statements of TCI Ventures Group should be read in conjunction with the historical financial statements and the related notes thereto of TCI Ventures Group.

                               "TCI VENTURES GROUP"


                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)



ASSETS



                                                                      MARCH 31, 1997
                                                         -----------------------------------------
                                                         TCI VENTURES                 TCI VENTURES
                                                            GROUP        EXCHANGE        GROUP
                                                          HISTORICAL     OFFERS(1)     PRO FORMA
                                                         ------------    ---------    ------------
                                                                   AMOUNTS IN THOUSANDS
Cash, receivables and other current assets.............   $  171,264            --         171,264
Investment in affiliates and related receivables.......    1,821,126            --       1,821,126
Property and equipment, net of accumulated
  depreciation.........................................      745,393            --         745,393
Franchise costs, intangibles and other assets, net of
  amortization.........................................    1,125,779            --       1,125,779
                                                          ----------      --------    ------------
                                                          $3,863,562            --       3,863,562
                                                          ==========      ========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Payables and accruals..................................   $  307,459            --         307,459
Capital lease obligations..............................      193,832            --         193,832
Debt...................................................      512,757            --         512,757
Deferred income taxes..................................      189,107            --         189,107
Other liabilities......................................        8,263            --           8,263
                                                          ----------      --------    ------------
          Total liabilities............................    1,211,418            --       1,211,418
                                                          ----------      --------    ------------
Minority interests.....................................      218,147            --         218,147
Combined equity:
  Combined equity......................................    2,556,643            --       2,556,643
  Cumulative foreign currency translation adjustment...        4,817            --           4,817
  Unrealized holding gains for available-for-sale
     securities........................................        7,028            --           7,028
  Due from TCI.........................................     (134,491)           --       (134,491)
                                                          ----------      --------    ------------
                                                           2,433,997            --       2,433,997
                                                          ----------      --------    ------------
                                                          $3,863,562            --       3,863,562
                                                          ==========      ========    ============


  See accompanying notes to unaudited pro forma combined financial statements.

                              "TCI VENTURES GROUP"


              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)



                                                              THREE MONTHS ENDED MARCH 31, 1997
                                                          -----------------------------------------
                                                          TCI VENTURES                 TCI VENTURES
                                                             GROUP        EXCHANGE        GROUP
                                                           HISTORICAL     OFFERS(1)     PRO FORMA
                                                          ------------    ---------    ------------
                                                                    AMOUNTS IN THOUSANDS
Revenue.................................................    $247,020            --        247,020
Operating, selling, general and administrative expenses
  and compensation relating to stock appreciation
  rights................................................    (205,991)           --       (205,991)
Depreciation and amortization...........................     (41,144)           --        (41,144)
                                                            --------       -------       --------
  Operating loss........................................        (115)           --           (115)
Interest expense........................................     (14,196)           --        (14,196)
Share of losses of affiliates, net......................    (142,120)           --       (142,120)
Other income (expense), net.............................      34,809            --         34,809
                                                            --------       -------       --------
  Loss before income taxes..............................    (121,622)           --       (121,622)
Income tax benefit......................................      44,370            --         44,370
                                                            --------       -------       --------
  Net loss..............................................    $(77,252)           --        (77,252)
                                                            ========       =======       ========
  Net loss attributable to common stockholders..........    $     --       (77,252)       (77,252)
                                                            ========       =======       ========
Loss attributable to common stockholders per common
  share.................................................    $     --                         (.38)(2)
                                                            ========                     ========


  See accompanying notes to unaudited pro forma combined financial statements.

                              "TCI VENTURES GROUP"


              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)



                                                               YEAR ENDED DECEMBER 31, 1996
                                                         -----------------------------------------
                                                         TCI VENTURES                 TCI VENTURES
                                                            GROUP        EXCHANGE        GROUP
                                                          HISTORICAL     OFFERS(1)     PRO FORMA
                                                         ------------    ---------    ------------
                                                                    AMOUNT IN THOUSANDS
Revenue................................................   $ 925,676             --       925,676
Operating, selling, general and administrative
  expenses, compensation relating to stock appreciation
  rights and restructuring charge......................    (826,944)            --      (826,944)
Depreciation and amortization..........................    (149,289)            --      (149,289)
                                                          ---------       --------      --------
  Operating income.....................................     (50,557)            --       (50,557)
Interest expense.......................................     (51,128)            --       (51,128)
Share of losses of affiliates, net.....................    (368,338)            --      (368,338)
Gains..................................................      32,941             --        32,941
Other income (expense), net............................      68,315             --        68,315
                                                          ---------       --------      --------
  Loss before income taxes.............................    (368,767)            --      (368,767)

Income tax benefit.....................................     110,345             --       110,345
                                                          ---------       --------      --------
  Net loss.............................................   $(258,422)            --      (258,422)
                                                          =========       ========      ========
  Net loss attributable to common stockholders.........   $      --       (258,422)     (258,422)
                                                          =========       ========      ========
Loss attributable to common stockholders per common
  share................................................   $      --                        (1.26)(3)
                                                          =========                     ========


  See accompanying notes to unaudited pro forma combined financial statements.

                              "TCI VENTURES GROUP"


           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)



     (1) On May 14, 1997, the Board of Directors of Tele-Communications, Inc. ("TCI" or the "Company") authorized, subject to shareholder approval (the "TCI Ventures Group Stock Proposal"), the issuance of two new series of stock ("TCI Ventures Group Common Stock") which are intended to reflect the separate performance of the TCI Ventures Group.



     The TCI Ventures Group Common Stock, if issued, will be intended to reflect the separate performance of the TCI Ventures Group. The TCI Ventures Group would initially consist principally of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in International, which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group),
(ii) TCI's principal interests in the Telephony Business, owned through its indirect wholly owned subsidiary TTS-Delaware (together with its consolidated subsidiaries, "TCI Telephony") consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), the Company's 30% equity interest (representing a 37% voting interest) in Teleport Communications Group Inc. ("Teleport" or "TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. (together with its consolidated subsidiaries, "WTCI"), a wholly owned subsidiary of the Company that provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing an 85% voting interest) in UVSG, which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in At Home Corporation ("@Home"), a provider of high speed multimedia Internet services, and (v) other assets, including National Digital Television Center, Inc. ("NDTC"), a wholly owned subsidiary of the Company that provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC, an 80% owned subsidiary of the Company that develops and distributes for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. (collectively, "SUMMITrak"), wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand its service to include third parties. The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market. The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships"), and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. (Percentage equity and voting interests provided above have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.)



     Prior to August 28, 1997, the Company will commence offers (the "Exchange Offers") to exchange shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock for up to an aggregate of 188,661,300 shares of Series A TCI Group common stock and 16,266,400 shares of Series B TCI Group common stock, respectively (representing approximately 30% of the shares of each such

                              "TCI VENTURES GROUP"



   NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



series outstanding as of June 30, 1997, excluding shares held by majority owned subsidiaries of the Company) in the ratio of one share of the applicable series of TCI Ventures Group Common Stock in exchange for each share of the corresponding series of TCI Group common stock properly tendered. The Exchange Offers will be subject, among other conditions, to the approval by stockholders of the TCI Ventures Group Stock Proposal. If such approval is obtained and other conditions are satisfied, the Company would consummate the Exchange Offers on or about September 10, 1997.



     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent 100% of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares were issued in the Exchange Offers, the Inter-Group Interest of the TCI Group in the TCI Ventures Group would be reduced to zero. If immediately following the consummation of the Exchange Offers the TCI Group has any remaining Inter-Group Interest in the TCI Ventures Group, the Company will extinguish such Inter-Group Interest in consideration of the attribution to the TCI Group of a preferred equity interest in the TCI Ventures Group with a face amount equal to the market value of the shares of TCI Ventures Group Common Stock not issued in the Exchange Offers (which shall be deemed to be the same, on a per share basis, as the market value of the Series A TCI Group common stock on the last trading day preceding the closing of the Exchange Offers), a dividend rate of 5% per annum and a mandatory redemption obligation on the 15th anniversary of the closing of the Exchange Offers. Accrued dividends on the preferred equity interest would accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers.



     Solely for purposes of these pro forma financial statements, it is assumed that the Exchange Offers were fully subscribed.



     (2) Reflects loss per common share for the three months ended March 31, 1997 based upon 204.9 million weighted average shares of TCI Ventures Group assumed issued in exchange for TCI Group Stock in the Exchange Offers.



     (3) Reflects loss per common share for the year ended December 31, 1996 based upon 204.9 million weighted average shares of TCI Ventures Group assumed issued in exchange for TCI Group Stock in the Exchange Offers.

                                  "TCI GROUP"



               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)


     The following unaudited condensed pro forma combined balance sheet of TCI Group, dated as of March 31, 1997, assumes that the Exchange Offers (see note 1) had occurred as of such date.

     The following unaudited condensed pro forma combined statement of operations of TCI Group for the three months ended March 31, 1997 assumes that the Exchange Offers had occurred as of January 1, 1997.

     The following unaudited condensed pro forma combined statement of operations of TCI Group for the year ended December 31, 1996 assumes that the Exchange Offers, the distribution (the "Distribution") by TCI to the holders of shares of TCI Group common stock of all the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite") (see note 2) and the acquisition of all the common stock of a subsidiary of Viacom, Inc. ("VII Cable") (the "VII Cable Acquisition") (see note 3) had occurred as of January 1, 1996.

     The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the Exchange Offers, the Distribution and the VII Cable Acquisition had occurred as of January 1, 1996. These condensed pro forma combined financial statements of TCI Group should be read in conjunction with the historical financial statements and the related notes thereto of TCI Group.

                                  "TCI GROUP"


                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)



ASSETS



                                                                   MARCH 31, 1997
                                                ----------------------------------------------------
                                                TCI GROUP     TCI VENTURES    EXCHANGE     TCI GROUP
                                                HISTORICAL       GROUP        OFFERS(1)    PRO FORMA
                                                ----------    ------------    ---------    ---------
                                                                AMOUNTS IN MILLIONS
Cash, receivables and other current assets....    $   733          (171)            --         562
Investment in affiliates and related
  receivables.................................      2,333        (1,821)            --         512
Property and equipment, net of accumulated
  depreciation................................      7,678          (745)            --       6,933
Franchise costs, intangibles and other assets,
  net of amortization.........................     16,791        (1,127)            --      15,664
                                                  -------        ------         ------      ------
                                                  $27,535        (3,864)            --      23,671
                                                  =======        ======         ======      ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Payables and accruals.........................    $ 1,439          (443)            --         996
Debt..........................................     15,049          (571)            --      14,478
Deferred income taxes.........................      5,367          (189)            --       5,178
Other liabilities.............................        229            (8)            --         221
                                                  -------        ------         ------      ------
          Total liabilities...................     22,084        (1,211)            --      20,873
                                                  -------        ------         ------      ------
Minority interests............................      1,298          (218)            --       1,080
Redeemable preferred stock....................        655            --             --         655
Company-obligated mandatorily redeemable
  preferred securities of subsidiary trusts
  holding solely subordinated debt securities
  of TCIC.....................................      1,502            --             --       1,502
Combined equity:
  Combined equity (deficit)...................      2,039            --         (2,557)       (518)
  Cumulative foreign currency translation
     adjustment...............................          5            (5)            --          --
  Unrealized holding gains for
     available-for-sale securities............         11            (7)            --           4
  Due from Liberty Media Group................        (59)           --             --         (59)
  Due to TCI Ventures Group...................         --           134             --         134
  Interest in TCI Ventures Group..............         --        (2,557)         2,557          --
                                                  -------        ------         ------      ------
                                                    1,996        (2,435)            --        (439)
                                                  -------        ------         ------      ------
                                                  $27,535        (3,864)            --      23,671
                                                  =======        ======         ======      ======


   See accompanying notes to unaudited condensed pro forma combined financial statements.

                                  "TCI GROUP"


              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)



                                                       THREE MONTHS ENDED MARCH 31, 1997
                                         -------------------------------------------------------------
                                         TCI GROUP     TCI VENTURES                          TCI GROUP
                                         HISTORICAL       GROUP        EXCHANGE OFFERS(1)    PRO FORMA
                                         ----------    ------------    ------------------    ---------
                                                              AMOUNTS IN MILLIONS
Revenue................................    $ 1,791         (247)               --              1,544
Operating, selling, general and
  administrative expenses and
  compensation relating to stock
  appreciation rights..................     (1,088)         206                --               (882)
Depreciation and amortization..........       (373)          41                --               (332)
                                           -------        -----             -----              -----
  Operating income.....................        330           --                --                330
Interest expense.......................       (289)          14                --               (275)
Share of losses of affiliates, net.....       (159)         142                --                (17)
Other income (expense), net............         (6)         (35)               --                (41)
                                           -------        -----             -----              -----
  Earnings (loss) before income
     taxes.............................       (124)         121                --                 (3)
Income tax benefit (expense)...........         50          (44)               --                  6
                                           -------        -----             -----              -----
  Earnings (loss) before loss of TCI
     Ventures Group....................        (74)          77                --                  3
Loss of TCI Ventures Group.............         --          (77)               77                 --
                                           -------        -----             -----              -----
          Net earning (loss)...........        (74)          --                77                  3
Dividend requirement on preferred
  stocks...............................        (10)          --                --                (10)
                                           -------        -----             -----              -----
          Net earnings (loss)
            attributable to common
            stockholders...............    $   (84)          --                77                 (7)
                                           =======        =====             =====              =====
Loss attributable to common
  stockholders per common share........    $  (.12)                                             (.01)(8)
                                           =======                                             =====


   See accompanying notes to unaudited condensed pro forma combined financial statements.

                                  "TCI GROUP"


              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)



                                                                   YEAR ENDED DECEMBER 31, 1996
                                 ------------------------------------------------------------------------------------------------
                                                TCI                                                                        TCI
                                 TCI GROUP    VENTURES   EXCHANGE       SATELLITE        VII CABLE       PRO FORMA        GROUP
                                 HISTORICAL    GROUP     OFFERS(1)   DISTRIBUTION(2)   HISTORICAL(3)   ADJUSTMENTS(3)   PRO FORMA
                                 ----------   --------   ---------   ---------------   -------------   --------------   ---------
                                                                       AMOUNTS IN MILLIONS
Revenue........................    $ 6,790      (926)        --           (377)             280              --           5,767
Operating, selling, general and
  administrative expenses and
  compensation relating to
  stock appreciation rights....     (4,689)      827         --            373             (176)             --          (3,665)
Depreciation and
  amortization.................     (1,555)      149         --            166              (52)            (14)(4)      (1,306)
                                   -------      ----        ---           ----             ----             ---          ------
  Operating income.............        546        50         --            162               52             (14)            796
Interest expense...............     (1,080)       51         --             --              (31)            (44)(5)      (1,104)
Share of losses of affiliates,
  net..........................       (469)      368         --             --               --              --            (101)
Gains..........................         68       (33)        --             --               --              --              35
Other income (expense), net....       (149)      (68)        --             --                3             (18)(6)        (232)
                                   -------      ----        ---           ----             ----             ---          ------
  Earnings (loss) before income
    taxes......................     (1,084)      368         --            162               24             (76)           (606)
Income tax benefit (expense)...        306      (110)        --            (53)             (13)             11(7)          141
                                   -------      ----        ---           ----             ----             ---          ------
  Earnings (loss) before losses
    of TCI Ventures Group......       (778)      258         --            109               11             (65)           (465)
Loss of TCI Ventures Group.....         --      (258)       258             --               --              --              --
                                   -------      ----        ---           ----             ----             ---          ------
        Net earnings (loss)....       (778)       --        258            109               11             (65)           (465)
Dividend requirement on
  redeemable preferred
  stocks.......................        (35)       --         --             --               --              --             (35)
                                   -------      ----        ---           ----             ----             ---          ------
        Net earnings (loss)
          attributable to
          common
          stockholders.........    $  (813)       --        258            109               11             (65)           (500)
                                   =======      ====        ===           ====             ====             ===          ======
Loss attributable to common
  stockholders per common
  share........................    $ (1.22)                                                                               (1.09)(9)
                                   =======                                                                               ======


   See accompanying notes to unaudited condensed pro forma combined financial statements.

                                  "TCI GROUP"


           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)



     (1) On May 14, 1997, the Board of Directors of Tele-Communications, Inc. ("TCI" or the "Company") authorized, subject to shareholder approval (the "TCI Ventures Group Stock Proposal"), the issuance of two new series of stock ("TCI Ventures Group Common Stock") which are intended to reflect the separate performance of the TCI Ventures Group.



     The TCI Ventures Group Common Stock, if issued, will be intended to reflect the separate performance of the TCI Ventures Group. The TCI Ventures Group would initially consist principally of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in International, which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group),
(ii) TCI's principal interests in the Telephony Business, owned through its indirect wholly owned subsidiary TTS-Delaware (together with its consolidated subsidiaries, "TCI Telephony") consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), the Company's 30% equity interest (representing a 37% voting interest) in Teleport Communications Group Inc. ("Teleport" or "TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. (together with its consolidated subsidiaries, "WTCI"), a wholly owned subsidiary of the Company that provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing an 85% voting interest) in UVSG, which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in At Home Corporation ("@Home"), a provider of high speed multimedia Internet services, and (v) other assets, including National Digital Television Center, Inc. ("NDTC"), a wholly owned subsidiary of the Company that provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC, an 80% owned subsidiary of the Company that develops and distributes for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. (collectively, "SUMMITrak"), wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand its service to include third parties. The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market. The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships"), and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. (Percentage equity and voting interests provided above have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.)



     Prior to August 28, 1997 the Company will commence offers (the "Exchange Offers") to exchange shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock for up to an aggregate of 188,661,300 shares of Series A TCI Group common stock and 16,266,400 shares of Series B TCI Group common stock, respectively (representing approximately 30% of the shares of each such

                                  "TCI GROUP"



   NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



series outstanding as of June 30, 1997, excluding shares held by majority owned subsidiaries of the Company) in the ratio of one share of the applicable series of TCI Ventures Group Common Stock in exchange for each share of the corresponding series of TCI Group common stock properly tendered. The Exchange Offers will be subject, among other conditions, to the approval by stockholders of the TCI Ventures Group Stock Proposal. If such approval is obtained and other conditions are satisfied, the Company would consummate the Exchange Offers on or about September 10, 1997.



     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent 100% of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares were issued in the Exchange Offers, the Inter-Group Interest of the TCI Group in the TCI Ventures Group would be reduced to zero. If immediately following the consummation of the Exchange Offers the TCI Group has any remaining Inter-Group Interest in the TCI Ventures Group, the Company will extinguish such Inter-Group Interest in consideration of the attribution to the TCI Group of a preferred equity interest in the TCI Ventures Group with a face amount equal to the market value of the shares of TCI Ventures Group Common Stock not issued in the Exchange Offers (which shall be deemed to be the same, on a per share basis, as the market value of the Series A TCI Group common stock on the last trading day preceding the closing of the Exchange Offers), a dividend rate of 5% per annum and a mandatory redemption obligation on the 15th anniversary of the closing of the Exchange Offers. Accrued dividends on the preferred equity interest would accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers.



     Solely for purposes of these pro forma financial statements, it is assumed that the Exchange Offers were fully subscribed.


     (2) On December 4, 1996, TCI completed the Distribution by TCI to the holders of shares of the TCI Group common stock of all of the issued and outstanding common stock of Satellite. At the time of the Distribution, Satellite was a Delaware corporation and a direct wholly-owned subsidiary of TCI. The Distribution was effected as a tax-free dividend to, and did not involve the payment of any consideration by, the holders of TCI Group common stock. Prior to the Distribution, TCI caused to be transferred to Satellite, or one or more of Satellite's subsidiaries, certain assets and businesses (and the related liabilities) of the TCI Group constituting all of TCI's interests in the business of distributing multichannel programming services in the United States direct to the home via medium power or high power broadcast satellite, including the rental and sale of customer premises equipment relating thereto.


     (3) On July 31, 1996, pursuant to certain agreements entered into among TCIC, TCI, Viacom International Inc. and Viacom, TCIC acquired all of the common stock of VII Cable which, at the time of such acquisition, owned Viacom's cable systems and related assets.


     The transaction was structured as a tax-free reorganization in which VII Cable initially transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to New Viacom Sub. VII Cable also transferred to New Viacom Sub the Loan Proceeds of the Loan Facility arranged by TCIC, TCI and VII Cable. Following these transfers, VII Cable retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds borrowed under the Loan Facility. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds.

     Prior to the consummation of the VII Cable Acquisition, Viacom offered to the holders of shares of Viacom Common Stock the opportunity to exchange a portion of their shares of Viacom Common Stock for shares of VII Cable Class A Stock. Immediately following the completion of the Exchange Offer, TCIC acquired from VII Cable shares of VII Cable Class B Common Stock in exchange for $350 million (which was used to reduce VII Cable's obligations under the Loan Facility). At the time of the Share Issuance, the VII Cable Class A Stock received by Viacom stockholders pursuant to the Exchange Offer automatically converted into the Exchangeable Preferred Stock of VII Cable with a stated value of $100 per share. The terms of the Exchangeable Preferred Stock, including its dividend, redemption and exchange features, were

                                  "TCI GROUP"



   NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


designed to cause the Exchangeable Preferred Stock, in the opinion of two investment banks, to initially trade at the Stated Value.

     The cost to acquire VII Cable was approximately $2.326 billion, consisting of the Loan Proceeds and the $626 million aggregate par value of the VII Cable Exchangeable Preferred Stock. The accompanying unaudited pro forma condensed combined statements of operations do not reflect potential cost savings attributable to (i) economics of scale which may be realized in connection with purchases of programming and equipment or (ii) consolidation of certain operating and administrative functions including the elimination of duplicative facilities and personnel.

     (4) Represents depreciation and amortization of VII Cable's allocated excess purchase price based upon a weighted average life of 12.5 years for property and equipment and a 40 year life for franchise costs.

     (5) Represents assumed additional interest expense (after taking into consideration interest expense reflected in the historical VII Cable operations) incurred by TCI Group on the borrowings of the Loan Proceeds. Solely for the purposes of this presentation, TCI Group has assumed an interest rate of 7.50% for the year ended December 31, 1996, based upon historical interest rates adjusted for anticipated terms of the Loan Facility.

     (6) Reflects a 5.0% cumulative annual dividend on the $626 million of VII Cable Exchangeable Preferred Stock included in minority share of losses of consolidated subsidiaries.


     (7) Reflects the estimated income tax effect of the pro forma adjustments. The effective income tax rate on a pro forma basis is adversely affected by the amortization of excess acquisition costs, which are assumed not to be deductible for tax purposes.



     (8) Reflects loss per common share based upon 473.1 million weighted average shares. Such amount represents TCI Group's weighted average shares, as disclosed in its March 31, 1997 historical financial statements net of 204.9 million shares assumed exchanged in the Exchange Offers.



     (9) Reflects loss per common share based upon 459.9 million weighted average shares for the entire period ended December 31, 1996. Such amount represents TCI Group's weighted average shares as disclosed in its December 31, 1996 historical financial statements net of 204.9 million shares assumed exchanged in the Exchange Offers.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations included herein for the year ended December 31, 1996. The following discussion focuses on material changes in the trends, risks and uncertainties affecting the Company's results of operations and financial condition. Reference should also be made to the Company's consolidated financial statements included herein.


(1) MATERIAL CHANGES IN FINANCIAL CONDITION:


     The Company is organized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming ("TINTA"); and Technology/Venture Capital. Within the Domestic Cable and Communications line of business, the Company operates three strategic business units: Cable, Telephony and Internet. The Company's organizational structure provides for financial and operational independence in the four operating units, each under the direction of its own chief executive officer, while maintaining the synergies and scale economies provided by a common corporate parent. While none of TINTA, the Technology/Venture Capital unit, the Telephony unit or the Internet unit is currently significant to the Company as a whole, the Company believes each unit has growth potential and each unit is unique enough in nature to warrant separate operational focus.

     During March 1997, the Company, through special purpose entities formed as Delaware business trusts, issued $300 million in face value of 9.65% Capital Securities and $200 million in face value of 9.72% Trust Preferred Securities. The Company used the net proceeds from such issuances to retire commercial paper and repay certain other indebtedness.

     In January 1997, the Company acquired the 50% ownership interest in TKR Cable Company ("TKR Cable") that the Company did not previously own and certain additional assets for aggregate consideration of approximately $970 million. The Company issued approximately 16 million shares of Series A TCI Group common stock ("TCI Group Stock"), assumed $584 million of TKR Cable's debt and paid cash of $88 million and shares of Time Warner, Inc. ("Time Warner") common stock valued at $41 million upon consummation of such acquisition.

     On July 31, 1996, TCI Communications, Inc. ("TCIC") consummated the acquisition (the "Viacom Acquisition") of all of the common stock of a subsidiary ("Cable Sub") of Viacom, Inc. ("Viacom") which owned Viacom's cable systems and related assets. The transaction was structured as a tax-free reorganization in which Cable Sub initially transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). Cable Sub also transferred to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and Cable Sub. Following these transfers, Cable Sub retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds borrowed under the Loan Facility. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds. For additional discussion of the Viacom Acquisition, see note 6 to the accompanying consolidated financial statements.


     At March 31, 1997, subsidiaries of the Company had approximately $2.0 billion of availability in unused lines of credit, excluding amounts related to lines of credit which provide availability to support commercial paper. Although such subsidiaries of the Company were in compliance with the restrictive covenants contained in their credit facilities at said date, additional borrowings under the credit facilities are subject to the subsidiaries' continuing compliance with the restrictive covenants (which relate primarily to the maintenance of certain ratios of cash flow to total debt and cash flow to debt service, as defined in the credit facilities) after giving effect to such additional borrowings. See note 7 to the accompanying consolidated financial statements for additional information regarding the material terms of the subsidiaries' lines of credit.


     One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of Operating Cash Flow (operating income before depreciation, amortization, compensation relating to stock appreciation rights and adjustments to compensation relating to stock appreciation rights) ($738 million and $533 million for the three months ended March 31, 1997 and 1996, respectively) to interest expense ($289 million and $261 million for the three months ended March 31, 1997 and 1996, respectively), is determined by reference to the consolidated statements of operations. The Company's interest coverage ratio was 255% and 204% for the three months ended March 31, 1997 and 1996, respectively. Management of the Company believes that the foregoing interest coverage ratio is adequate in light of the relative predictability of its cable television operations and interest expense, almost half of which results from fixed rate indebtedness. However, the Company's current intent is to reduce its outstanding indebtedness such that its interest coverage ratio could be increased. There is no assurance that the Company will be able to achieve such objective. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

     Another measure of liquidity is net cash provided by operating activities, as reflected in the accompanying consolidated statements of cash flows. Net cash provided by operating activities ($239 million and $317 million for the three months ended March 31, 1997 and 1996, respectively) reflects net cash from the operations of the Company available for the Company's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow. Historically, amounts expended by the Company for its investing activities have exceeded net cash provided by operating activities. However, management believes that net cash provided by operating activities, the ability of the Company and its subsidiaries to obtain additional financing (including the subsidiaries available lines of credit and access to public debt markets), issuances and sales of the Company's equity or equity of its subsidiaries, and proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See the Company's consolidated statements of cash flows included in the accompanying consolidated financial statements.


     The Company's subsidiaries generally finance acquisitions and capital expenditures through net cash provided by operating and financing activities. Historically, amounts expended for acquisitions, investments and capital expenditures have exceeded net cash provided by operating activities. The Company has reevaluated its capital expenditure strategy and currently anticipates that it will expend significantly less for property and equipment in 1997 than it did in 1996. In this regard, the amount of capital expended by the Company for property and equipment was $90 million during the three months ended March 31, 1997, as compared to $423 million during the corresponding period in 1996. The Company currently estimates that it will spend approximately $750 million for capital expenditures during 1997. To the extent that net cash provided by operating activities exceeds net cash used in investing activities in 1997, the Company currently anticipates that such excess cash will initially be used to reduce outstanding debt.


     The Company is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at March 31, 1997, these agreements require minimum payments aggregating approximately $651 million. The aggregate amount of the Film Licensing Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, the Company's aggregate payments under the Film Licensing Obligations could prove to be significant.

     The Company has made certain financial commitments related to the acquisition of sports program rights through 2004. At March 31, 1997, such commitments aggregated $215 million.

     The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $252 million at March 31, 1997. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

     The Company's various partnerships and other affiliates accounted for under the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by the Company) and through net cash provided by their own operating activities.


     In order to achieve the desired balance between variable and fixed rate indebtedness and to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate exchange agreements. Pursuant to the interest rate exchange agreements, the Company (i) pays fixed interest rates (the "Fixed Rate Agreements") ranging from 7.1% to 9.3% and receives variable interest rates on notional amounts of $410 million at March 31, 1997 and (ii) pays variable interest rates (the "Variable Rate Agreements") and receives fixed interest rates ranging from 4.8% to 9.7% on notional amounts of $2,250 million at March 31, 1997. During the three months ended March 31, 1997 and 1996, the Company's net receipts pursuant to the Fixed Rate Agreements were $3 million and $5 million, respectively; and the Company's net receipts pursuant to the Variable Rate Agreements were $1 million and $8 million, respectively. The Company is exposed to credit losses for the periodic settlements of amounts due under the interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.


     On March 12, 1997, the TCI stockholders authorized the TCI Board of Directors to issue two new series of the Company's common stock, par value $1.00 per share, (and a corresponding increase in the total number of authorized shares of common stock) to be designated Tele-Communications, Inc. Series A Telephony Group common stock and Tele-Communications, Inc. Series B Telephony Group common stock (collectively, the "Telephony Group Stock"). The Telephony Group Stock, if issued, would be intended to reflect the separate performance of Telephony Group, which initially consists of the Company's investments in certain entities engaged in the domestic wireline and wireless telephony businesses. A total of 750 million shares of Series A Telephony Group Stock and 75 million shares of Series B Telephony Group Stock were authorized. As of March 31, 1997, no shares of Telephony Group Stock have been issued.

     TCI is considering the creation of a new series of its common stock which would be intended to reflect the performance of substantially all of TCI Group's international and non-cable assets. To do this, TCI is contemplating amending the recently approved Telephony Group Stock to expand that group to track such assets, including TCI's investments in At Home Corporation, TINTA, United Video Satellite Group, Inc. and others. The tracking stock may be issued through an exchange offer whereby the Company's stockholders will have the opportunity to exchange their TCI Group Stock for tracking stock of the new group.

     On April 21, 1997, TCI announced that it had entered into an agreement to merge Kearns-Tribune Corporation into a wholly-owned TCI subsidiary. The merger is valued at approximately $627 million. Pursuant to the merger agreement, TCI would exchange shares of Series A TCI Group Stock for shares of Kearns-Tribune Corporation which holds 17.9 million shares of TCI Group Stock and 6.7 million shares of Liberty Group Stock. Liberty Media Group intends to purchase from TCI Group the 6.7 million shares that would be acquired in such transaction at market valuations to be determined at the time of the merger closing.


(2) MATERIAL CHANGES IN RESULTS OF OPERATIONS:


  Communications and Programming Services Revenue

     The operation of the Company's cable television systems is regulated at the federal, state and local levels. The Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996 (collectively, the "Cable Acts") established rules under which the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are regulated if a complaint is filed or if the appropriate franchise authority is certified. At March 31, 1997, approximately 79% of the Company's basic customers were served by cable television systems that were subject to such rate regulation.

     During the three months ended March 31, 1997, 65% of the Company's revenue from Communications and Programming Services was derived from Regulated Services. As noted above, any increases in rates charged for Regulated Services are regulated by the Cable Acts. Moreover, competitive factors may limit the Company's ability to increase its service rates.

     Through December 4, 1996, the Company had an investment in a direct broadcast satellite partnership, PRIMESTAR Partners L.P. ("Primestar"). Primestar provides programming and marketing support to each of its cable partners who provide satellite television service to their customers. On December 4, 1996, the Company distributed (the "Satellite Spin-off") to the holders of shares of TCI Group Stock all of the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite"). At the time of the Satellite Spin-off, Satellite's assets and operations included the Company's interest in Primestar, the Company's business of distributing Primestar programming and two communications satellites. As a result of the Satellite Spin-off, Satellite's operations are no longer consolidated with those of the Company.

     Revenue from communications and programming services increased 14% for the three months ended March 31, 1997, as compared to the corresponding period of 1996. Exclusive of the effects of acquisitions, revenue from the Company's domestic cable customers accounted for 5% of such increase as a result of an 11% increase in the Company's average basic rate, a 1% increase in the Company's average premium rate and a 3% decrease in the number of average premium subscribers. The number of average basic customers increased less than 1% from 1996 to 1997. The Company's revenue from domestic cable operations aggregated $1,556 million and $1,333 million for the three months ended March 31, 1997 and 1996, respectively. In addition, the Company's revenue from communications and programming services increased 15% due to acquisitions and decreased 5% due to the deconsolidation of the Company's sports programming businesses (see discussion below) and decreased 5% due to the Satellite Spin-off. Increases in the Company's domestic programming revenue (from Encore Media Corporation and QE+), international cable revenue and other revenue accounted for the remaining 4% increase.

     As of April 29, 1996, Liberty Media Group, The News Corporation Limited ("News Corp.") and TINTA formed two sports programming ventures. In the United States, Liberty Media Group and News Corp. formed Liberty/Fox U.S. Sports LLC ("Fox Sports") into which Liberty Media Group contributed interests in its national and regional sports networks and into which News Corp. contributed its fx cable network and certain other assets. Liberty Media Group received a 50% interest in Fox Sports and $350 million in cash.


     Internationally, News Corp. and a limited liability company ("Liberty/TINTA") formed Liberty Media Group and TINTA formed a venture ("Fox Sports International") to operate previously existing sports services in Latin America and Australia and a variety of new sports services in selected areas throughout the world. Liberty/TINTA and News Corp. each own 50% of Fox Sports International. News Corp. contributed various international sports rights and certain trademark rights. Liberty/TINTA contributed its interests in certain international sports programming services, various international sports and satellite transponder rights and cash.


     As part of the formation of Fox Sports International, Liberty/TINTA is entitled to receive from News Corp. 7.5% of the outstanding stock of Star Television Limited. Upon delivery of such stock to Liberty/TINTA, News Corp. is entitled to receive from Liberty/TINTA $20 million and rights under various Asian sports programming agreements. Star Television Limited operates a satellite-delivered television platform in Asia.

  Net Sales From Electronic Retailing Services

     As a result of the merger of Home Shopping Network, Inc. ("HSN") with a subsidiary of Silver King Communications, Inc. in December 1996, HSN is no longer a consolidated subsidiary of the Company. Accordingly, the Company no longer reports revenue or cost of sales related to electronic retailing services. See note 4 to the accompanying consolidated financial statements.

  Operating Costs and Expenses

     Operating expenses increased 5% for the three months ended March 31, 1997, as compared to the corresponding period of 1996. Exclusive of the effects of acquisitions, net of dispositions, such expenses increased 8%. Programming expenses accounted for the majority of such increase. The Company cannot determine whether and to what extent increases in the cost of programming will affect its future operating costs.

     Selling general and administrative expenses decreased 22% for the three months ended March 31, 1997, as compared to the corresponding period of 1996. Exclusive of the effects of acquisitions, net of dispositions, such expenses decreased 3%. Such decrease is due primarily to a reduction in salaries and related payroll expenses due to work force reductions in the fourth quarter of 1996, as well as reduced marketing and general overhead expenses.

     The decrease in the Company's depreciation expense in 1997 is the result of the net effect of a decrease due to the Satellite Spin-off partially offset by increases due to acquisitions and capital expenditures. The increase in amortization expense in 1997 is due to acquisitions.

     The Company records compensation relating to stock appreciation rights and restricted stock awards granted to certain employees. Such compensation is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised or the restricted stock awards are vested.


  Other Income and Expenses


     At March 31, 1997, the Company had an effective ownership interest of approximately 27% in Telewest Communications plc, a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). Telewest, which is accounted for under the equity method, had a carrying value at March 31, 1997 of $427 million and comprised $42 million and $31 million of the Company's share of its affiliates' losses during the three months ended March 31, 1997 and 1996, respectively. In addition, the Company has other less significant investments accounted for under the equity method in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $373 million at March 31, 1997 and accounted for $22 million and $18 million of the Company's share of its affiliates' losses for the three months ended March 31, 1997 and 1996, respectively. Additionally, included in share of losses of affiliates for the three months ended March 31, 1997 and 1996 is $64 million and $53 million, respectively, attributable to Sprint Spectrum Holding Company, L.P., MinorCo, L.P. and PhillieCo, L.P. Such 1996 amount includes $34 million associated with prior periods.

     Minority interests in earnings of consolidated subsidiaries aggregated $38 million for the three months ended March 31, 1997, as compared to minority interests in losses of consolidated subsidiaries for the corresponding period in 1996. Such change is due primarily to the accrual of dividends on the Trust Preferred Securities in 1997. See note 8 to the accompanying consolidated financial statements.

  Net Loss

     The Company's net loss (before preferred stock dividend requirements) of $58 million for the three months ended March 31, 1997 represents an improvement of $63 million, as compared to the Company's net loss (before preferred stock dividend requirements) of $121 million for the three months ended March 31, 1996. Such change is primarily the net result of an increase in operating income partially offset by increases in share of losses of affiliates, dividends on the Trust Preferred Securities reflected as minority interests in earnings of consolidated subsidiaries and interest expense.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)



                                     ASSETS



                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1996
                                                              ---------   ------------
                                                                AMOUNTS IN MILLIONS
Cash and cash equivalents...................................   $   505          394
Trade and other receivables, net............................       455          448
Prepaid expenses............................................        84           81
Prepaid program rights......................................        58           49
Committed film inventory....................................        89          136
Investments in affiliates, accounted for under the equity
  method, and related receivables (note 4)..................     2,898        3,012
Investment in Time Warner, Inc. ("Time Warner") (note 5)....     2,037        2,027
Property and equipment, at cost:
  Land......................................................        76           77
  Distribution systems......................................    10,373       10,078
  Support equipment and buildings...........................     1,514        1,541
                                                               -------       ------
                                                                11,963       11,696
  Less accumulated depreciation.............................     4,275        4,168
                                                               -------       ------
                                                                 7,688        7,528
                                                               -------       ------
Franchise costs.............................................    18,416       17,875
  Less accumulated amortization.............................     2,505        2,439
                                                               -------       ------
                                                                15,911       15,436
                                                               -------       ------
Other assets, net of amortization...........................       951        1,133
                                                               -------       ------
                                                               $30,676       30,244
                                                               =======       ======
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................   $   137          216
Accrued interest............................................       168          274
Accrued programming expense.................................       372          347
Other accrued expenses......................................       825          812
Debt (note 7)...............................................    15,049       14,926
Deferred income taxes.......................................     5,946        6,012
Other liabilities...........................................       251          253
                                                               -------       ------
        Total liabilities...................................    22,748       22,840
                                                               -------       ------
Minority interests in equity of consolidated subsidiaries...     1,349        1,493
Redeemable preferred stocks.................................       655          658
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts ("Trust Preferred
  Securities") holding solely subordinated debt securities
  of TCI Communications, Inc. ("TCIC") (note 8).............     1,502        1,000
Stockholders' equity (note 9):
  Series Preferred Stock, $.01 par value....................        --           --
  Class B 6% Cumulative Redeemable Exchangeable Junior
    Preferred Stock, $.01 par value.........................        --           --
  Tele-Communications, Inc. Series A TCI Group common stock,
    $1 par value. Authorized 1,750,000,000 shares; issued
    715,058,159 shares in 1997 and 696,325,478 shares in
    1996....................................................       715          696
  Tele-Communications, Inc. Series B TCI Group common stock,
    $1 par value. Authorized 150,000,000 shares; issued
    84,647,065 shares in 1997 and 1996......................        85           85
  Tele-Communications, Inc. Series A Liberty Media Group
    common stock, $1 par value. Authorized 750,000,000
    shares; issued 228,749,797 shares in 1997 and
    227,844,437 shares in 1996..............................       229          228
  Tele-Communications, Inc. Series B Liberty Media Group
    common stock, $1 par value. Authorized 75,000,000
    shares; issued 21,187,969 shares in 1997 and 21,189,369
    shares in 1996..........................................        21           21
  Tele-Communications, Inc. Series A Telephony Group Stock,
    $1 par value. Authorized 750,000,000 shares, no shares
    outstanding.............................................        --           --
  Tele-Communications, Inc. Series B Telephony Group Stock,
    $1 par value. Authorized 75,000,000 shares, no shares
    outstanding.............................................        --           --
  Additional paid-in capital................................     3,904        3,672
  Cumulative foreign currency translation adjustment, net of
    taxes...................................................         5           26
  Unrealized holding gains for available-for-sale
    securities, net of taxes................................        11           15
  Accumulated deficit.......................................      (234)        (176)
                                                               -------       ------
                                                                 4,736        4,567
  Series A TCI Group common stock, at cost, held by
    subsidiaries (116,853,196 shares in 1997 and 1996)......      (314)        (314)
                                                               -------       ------
        Total stockholders' equity..........................     4,422        4,253
                                                               -------       ------
Commitments and contingencies (note 10).....................   $30,676       30,244
                                                               =======       ======


          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



                                                               THREE MONTHS ENDED
                                                                    MARCH 31
                                                              ---------------------
                                                                1997         1996
                                                              --------      -------
                                                              AMOUNTS IN MILLIONS,
                                                                EXCEPT PER SHARE
                                                                     AMOUNTS
Revenue:
  Communications and programming services...................    $1,827        1,605
  Net sales from electronic retailing services (note 4).....        --          256
                                                                ------        -----
                                                                 1,827        1,861
                                                                ------        -----
Operating costs and expenses:
  Operating.................................................       696          662
  Cost of sales from electronic retailing services (note
     4).....................................................        --          165
  Selling, general and administrative.......................       393          501
  Compensation (adjustment to compensation) relating to
     stock appreciation rights..............................        15           (9)
  Depreciation..............................................       241          252
  Amortization..............................................       133          118
                                                                ------        -----
                                                                 1,478        1,689
                                                                ------        -----
     Operating income.......................................       349          172
Other income (expense):
  Interest expense..........................................      (289)        (261)
  Interest and dividend income..............................        21           10
  Share of losses of affiliates, net (note 4)...............      (156)        (115)
  Minority interests in losses (earnings) of consolidated
     subsidiaries, net......................................       (38)           2
  Gain on disposition of assets.............................        19           10
  Other, net................................................        (2)           6
                                                                ------        -----
                                                                  (445)        (348)
                                                                ------        -----
     Loss before income taxes...............................       (96)        (176)
Income tax benefit..........................................        38           55
                                                                ------        -----
     Net loss...............................................       (58)        (121)
Dividend requirements on preferred stocks...................       (10)          (9)
                                                                ------        -----
     Net loss attributable to common stockholders...........    $  (68)        (130)
                                                                ======        =====
Net earnings (loss) attributable to common stockholders:
  TCI Group Series A and Series B common stock..............    $  (84)        (145)
  Liberty Media Group Series A and Series B common stock....        16           15
                                                                ------        -----
                                                                $  (68)        (130)
                                                                ======        =====
Net earnings (loss) attributable to common stockholders per
  common share (note 2):
  TCI Group Series A and Series B common stock..............    $ (.12)        (.22)
  Liberty Media Group Series A and Series B common stock....    $  .06          .06


          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)



                                                                  COMMON STOCK
                                        ----------------------------------------------------------------
                             CLASS B         TCI GROUP        LIBERTY MEDIA GROUP      TELEPHONY GROUP     ADDITIONAL
                            PREFERRED   -------------------   --------------------   -------------------    PAID-IN
                              STOCK     SERIES A   SERIES B   SERIES A    SERIES B   SERIES A   SERIES B    CAPITAL
                            ---------   --------   --------   --------    --------   --------   --------   ----------
                                                               AMOUNTS IN MILLIONS
Balance at January 1,
 1997.....................   $   --        696        85         228         21          --        --         3,672
 Net loss.................       --         --        --          --         --          --        --            --
 Issuance of common stock
   for acquisition........       --         16        --          --         --          --        --           242
 Issuance of common stock
   upon conversion of
   notes..................       --          3        --           1         --          --        --            --
 Issuance of common stock
   to Tele-Communications,
   Inc. Employee Stock
   Purchase Plan..........       --         --        --          --         --          --        --             8
 Accreted dividends on all
   classes of preferred
   stock..................       --         --        --          --         --          --        --           (10)
 Accreted dividends on all
   classes of preferred
   stock not subject to
   mandatory redemption
   requirements...........       --         --        --          --         --          --        --             2
 Payment of preferred
   stock dividends........       --         --        --          --         --          --        --           (10)
 Foreign currency
   translation
   adjustment.............       --         --        --          --         --          --        --            --
 Change in unrealized
   holding gains for
   available-for-sale
   securities.............       --         --        --          --         --          --        --            --
                             ------        ---        --         ---         --         ---        --        ------
Balance at March 31,
 1997.....................   $   --        715        85         229         21          --        --         3,904
                             ======        ===        ==         ===         ==         ===        ==        ======

                                            UNREALIZED
                             CUMULATIVE      HOLDING
                              FOREIGN       GAINS FOR
                              CURRENCY      AVAILABLE-                     COMMON
                            TRANSLATION      FOR-SALE                      STOCK           TOTAL
                            ADJUSTMENT,    SECURITIES,    ACCUMULATED     HELD BY      STOCKHOLDERS'
                            NET OF TAXES   NET OF TAXES     DEFICIT     SUBSIDIARIES      EQUITY
                            ------------   ------------   -----------   ------------   -------------

Balance at January 1,
 1997.....................        26            15            (176)         (314)          4,253
 Net loss.................        --            --             (58)           --             (58)
 Issuance of common stock
   for acquisition........        --            --              --            --             258
 Issuance of common stock
   upon conversion of
   notes..................        --            --              --            --               4
 Issuance of common stock
   to Tele-Communications,
   Inc. Employee Stock
   Purchase Plan..........        --            --              --            --               8
 Accreted dividends on all
   classes of preferred
   stock..................        --            --              --            --             (10)
 Accreted dividends on all
   classes of preferred
   stock not subject to
   mandatory redemption
   requirements...........        --            --              --            --               2
 Payment of preferred
   stock dividends........        --            --              --            --             (10)
 Foreign currency
   translation
   adjustment.............       (21)           --              --            --             (21)
 Change in unrealized
   holding gains for
   available-for-sale
   securities.............        --            (4)             --            --              (4)
                                 ---            --           -----         -----          ------
Balance at March 31,
 1997.....................         5            11            (234)         (314)          4,422
                                 ===            ==           =====         =====          ======


          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               1997        1996
                                                              -------    --------
                                                              AMOUNTS IN MILLIONS
                                                                 (SEE NOTE 3)
Cash flows from operating activities:
  Net loss..................................................    $ (58)       (121)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................      374         370
     Compensation (adjustment to compensation) relating to
      appreciation rights...................................       15          (9)
     Payments of stock appreciation rights..................       (1)         (3)
     Share of losses of affiliates..........................      156         115
     Minority interests in earnings (losses)................       38          (2)
     Gain on disposition of assets..........................      (19)        (10)
     Deferred income tax benefit............................      (66)        (57)
     Payments of restructuring charges......................      (16)         --
     Other noncash charges (credits)........................        3          (1)
     Changes in operating assets and liabilities, net of the
      effect of acquisitions:
       Change in receivables................................      (16)         25
       Change in inventories................................       --           9
       Change in prepaids...................................      (32)        (10)
       Change in accrued interest...........................     (112)        (54)
       Change in other accruals and payables................      (27)         65
                                                                -----      ------
          Net cash provided by operating activities.........      239         317
                                                                -----      ------
Cash flows from investing activities:
  Cash paid for acquisitions................................     (156)         (3)
  Capital expended for property and equipment...............      (90)       (423)
  Additional investments in and loans to affiliates and
     others.................................................      (35)        (88)
  Repayments of loans to affiliates.........................      120           6
  Proceeds from disposition of assets.......................      140          41
  Cash received in exchanges................................       22          50
  Other investing activities................................     (104)        (59)
                                                                -----      ------
          Net cash used in investing activities.............     (103)       (476)
                                                                -----      ------
Cash flows from financing activities:
  Borrowings of debt........................................      363       1,588
  Repayments of debt........................................     (820)     (1,954)
  Proceeds from issuance of common stock....................        4          --
  Proceeds from issuance of Trust Preferred Securities......      490         486
  Proceeds from issuance of subsidiary preferred stock......       --         223
  Payment for repurchase of subsidiary common stock.........       (7)         --
  Payment of preferred stock dividends......................      (21)        (21)
  Payment of dividends on subsidiary preferred stock and
     Trust Preferred Securities.............................      (34)         --
                                                                -----      ------
          Net cash provided (used) by financing
           activities.......................................      (25)        322
                                                                -----      ------
          Net increase in cash and cash equivalents.........      111         163
          Cash and cash equivalents at beginning of
           period...........................................      394         118
                                                                -----      ------
          Cash and cash equivalents at end of period........    $ 505         281
                                                                =====      ======


          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)



(1) GENERAL


     The accompanying consolidated financial statements include the accounts of Tele-Communications, Inc. and those of all majority-owned subsidiaries ("TCI" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The accompanying interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in TCI's Annual Report on Form 10-K for the year ended December 31, 1996.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Effective January 13, 1997, the Company issued a stock dividend to holders of Tele-Communications, Inc. Series A and Series B Liberty Media Group common Stock ("Liberty Group Stock") consisting of one share of Series A Liberty Group Stock for every two shares of Series A Liberty Group Stock owned and one share of Series A Liberty Group Stock for every two shares of Series B Liberty Group Stock owned (the "Liberty Group Stock Dividend"). The Liberty Group Stock Dividend has been treated as a stock split, and accordingly, all share and per share amounts have been retroactively restated to reflect the Liberty Group Stock Dividend.

     Certain amounts have been reclassified for comparability with the 1997 presentation.


(2) EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE


     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement No. 128"). Statement No. 128 requires the presentation of basic earnings per share ("EPS") and, for companies with potentially dilutive securities, such as convertible debt, options and warrants, diluted EPS. Statement No. 128 is effective for annual and interim periods ending after December 31, 1997. The Company does not expect that Statement No. 128 will have a material impact on the Company's earnings (loss) per share as described below.


  TCI Group Series A and Series B Common Stock


     The loss attributable to Tele-Communications, Inc. Series A and Series B TCI Group common stock ("TCI Group Stock") stockholders per common share for the three months ended March 31, 1997 and 1996 was computed by dividing net loss attributable to TCI Group Series A and Series B common stockholders by the weighted average number of common shares outstanding of TCI Group Series A and Series B common stock during the period (678.0 million and 659.3 million, respectively). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

  Liberty Media Group Series A and Series B Common Stock

     Earnings attributable to Liberty Group Stock stockholders per common share for the three months ended March 31, 1997 and 1996 was computed by dividing net earnings attributable to Liberty Media Group Series A and Series B common stockholders by the weighted average number of common shares outstanding of Liberty Media Group Series A and Series B common stock during the period (249.7 million and

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


247.2 million, respectively). Common stock equivalents were not included in the computation because their inclusion would be anti-dilutive to TCI.


(3) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS


     Cash paid for interest was $401 million and $315 million for the three months ended March 31, 1997 and 1996, respectively. Cash paid for income taxes during these periods was not material.

     Significant noncash investing and financing activities are as follows:


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
                                                              AMOUNTS IN MILLIONS
Cash paid for acquisitions:
  Fair value of assets acquired.............................    $1,065      1,130
  Liabilities assumed, net of current assets................      (616)      (374)
  Deferred tax liability recorded in acquisitions...........       (34)      (240)
  Minority interests in equity of acquired entities.........        (1)       (52)
  Common stock and preferred stock issued in acquisitions...      (258)      (461)
                                                                ------      -----
     Cash paid for acquisitions.............................    $  156          3
                                                                ======      =====
Cash received in exchanges:
  Aggregate cost basis of assets acquired...................    $ (294)      (193)
  Historical cost of assets exchanged.......................       305        222
  Gain recorded on exchange of assets.......................        11         21
                                                                ------      -----
     Cash received in exchanges.............................    $   22         50
                                                                ======      =====
Effect of foreign currency translation adjustment on book
  value of foreign equity investments.......................    $   21          7
                                                                ======      =====
Change in unrealized gains, net of deferred income taxes, on
  available-for-sale securities.............................    $    4         24
                                                                ======      =====
Accrued preferred stock dividends...........................    $    8          7
                                                                ======      =====



(4) INVESTMENTS IN AFFILIATES


     The Company has various investments accounted for under the equity method. The following table includes the Company's carrying value and percentage ownership of the more significant investments at March 31, 1997.


                                                                  MARCH 31, 1997
                                                         ---------------------------------
                                                         PERCENTAGE         CARRYING
                                                         OWNERSHIP            VALUE
                                                         ----------         --------
                                                                       AMOUNTS IN MILLIONS
Sprint Spectrum Holding Company, L.P., MinorCo, L.P.
  and PhillieCo, L.P...................................  30%-35.3%            $728
Teleport Communications Group, Inc.....................    31.1%               263
Home Shopping Network, Inc. ("HSN")....................    19.9%               144
BDTV INC. and BDTV II, INC.............................     99%                200
Telewest Communications plc ("Telewest")...............     27%                427
Various foreign equity investments (other than
  Telewest)............................................   various              373
Discovery Communications, Inc..........................     49%                118
QVC, Inc...............................................     43%                110

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Summarized unaudited results of operations for affiliates accounted for under the equity method are as follows:


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
                                                              AMOUNTS IN MILLIONS
Combined Operations
  Revenue...................................................   $ 1,751      1,308
  Operating expenses........................................    (1,642)    (1,151)
  Depreciation and amortization.............................      (282)      (149)
                                                               -------     ------
     Operating income (loss)................................      (173)         8
  Interest expense..........................................      (171)      (108)
  Other, net................................................      (152)       (31)
                                                               -------     ------
          Net loss..........................................   $  (496)      (131)
                                                               =======     ======


     The Company is a partner in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide, using the "Sprint" brand (the "PCS Ventures"). The PCS Ventures include Sprint Spectrum Holding Company, L.P. ("Sprint Spectrum") and MinorCo, L.P. (collectively, the "Sprint PCS Partnerships") and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation, Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company has a 30% partnership interest in each of the Sprint PCS Partnerships and a 35.3% interest as a partner in PhillieCo. During the three months ended March 31, 1997 and 1996, the Sprint PCS Partnerships contributed $64 million and $53 million, respectively, to the Company's share of affiliate losses. Such 1996 amount includes $34 million related to prior periods.

     The Sprint PCS Partnerships have licenses, and have affiliated with other entities (including PhillieCo) that have licenses, to provide PCS service to MTAs (or metropolitan trading areas) covering over 190 million "Pops" (or population equivalents). The Sprint PCS Partnerships' licenses, which cover 29 markets, were acquired in an auction conducted by the Federal Communications Commission ("FCC") that ended in March 1995, for an aggregate license cost of approximately $2.1 billion. The Sprint PCS Partnerships have invested in (acquiring a 49% interest) and affiliated with American PCS, L.P. ("APC"), which owns a PCS license for and operates a PCS system in the Baltimore/Washington, D.C. MTA, and Cox California PCS, L.P. ("Cox-California"), which holds a PCS license for the Los Angeles/San Diego MTA and currently operates a PCS system in San Diego, California. The Sprint PCS Partnerships may invest in other entities that hold PCS Licenses. PhillieCo holds the license for the Philadelphia MTA, which was acquired at a license cost of $85 million. During December 1996, the Sprint PCS Partnerships initiated the commercial launch of PCS service in seven markets.

     From inception through March 1997, the four partners have contributed approximately $3.0 billion to the Sprint PCS Partnerships (of which the Company contributed an aggregate of approximately $0.9 billion). The remaining capital that the Sprint PCS Partnerships will require to fund the construction of the PCS systems and the commitments made to APC and Cox-California will be substantial. The partners had agreed in forming the Sprint PCS Partnerships to contribute up to an aggregate of approximately $4.2 billion of equity thereto, from inception through fiscal 1999, subject to certain requirements. The Company expects that the remaining approximately $1.2 billion of such amount (of which the Company's share is approximately $0.4 billion) will be contributed by the end of the second quarter of 1998 (although there can be no assurance that any additional capital will be contributed). The Company expects that the Sprint PCS Partnerships will require additional equity thereafter.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

     Pursuant to an agreement entered into in connection with certain financings by Sprint Spectrum, under certain circumstances the partners in Sprint Spectrum may be required to make additional contributions to Sprint Spectrum to fund projected cash shortfalls to the extent that the amount of the partners' aggregate contributions to Sprint Spectrum (exclusive of certain amounts, including amounts invested in certain affiliates of Sprint Spectrum), following December 31, 1995 are less than $1.0 billion; however, based on the currently expected timing and use of the partners' contributions to Sprint Spectrum, the Company currently believes that such agreement will not result in the Company's being required to make any incremental capital contributions in addition to its pro rata portion of the aforementioned $4.2 billion amount.

     Pursuant to an agreement among Liberty Media Corporation ("Liberty"), a subsidiary of TCI, Barry Diller and certain of their respective affiliates entered into in August 1995 and amended in August 1996 (the "BDTV Agreement"), Liberty contributed to BDTV INC. ("BDTV-I"), in August 1996, an option (the "Option") to purchase 2 million shares of Class B common stock of Silver King Communications, Inc. ("Silver King") (which shares represented voting control of Silver King at such time) and $3,500,000 in cash, representing the exercise price of the Option. BDTV-I is a corporation formed by Liberty and Mr. Diller pursuant to the BDTV Agreement, in which Liberty owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Mr. Diller owns less than 1% of the equity and all of the voting power. BDTV-I exercised the Option shortly after its contribution, thereby becoming the controlling stockholder of Silver King. Such change in control of Silver King had been approved by the FCC in June 1996, subject, however, to the condition that the equity interest of Liberty in Silver King not exceed 21.37% without the prior approval of the FCC (the "FCC Order").

     Pursuant to an Agreement and Plan of Exchange and Merger entered into in August 1996, Silver King acquired HSN by merger of HSN with a subsidiary of Silver King in December 1996 (the "HSN Merger"). In order to effect the HSN Merger in compliance with the FCC Order, Liberty agreed to defer receiving certain shares of Silver King that would otherwise have become issuable to it in the HSN Merger until such time as it was permitted to own such shares. As a result, the HSN Merger was structured so that Liberty received (i) 7,809,111 shares of Class B common stock of Silver King, all of which shares Liberty contributed to BDTV II INC. ("BDTV-II"), (ii) the contractual right (the "Contingent Right") to be issued up to an additional 2,591,752 shares of Class B common stock of Silver King from time to time upon the occurrence of certain events which would allow Liberty to own additional shares in compliance with the FCC Order (including events resulting in the dilution of Liberty's percentage equity interest), and (iii) 739,141 shares of Class B common stock and 17,566,702 shares of common stock of HSN (representing approximately 19.9% of the equity of HSN). BDTV-II is a corporation formed by Liberty and Barry Diller pursuant to the BDTV Agreement, in which the relative equity ownership and voting power of Liberty and Mr. Diller are substantially the same as their respective equity ownership and voting power in BDTV-I.


     As a result of the HSN Merger, HSN is no longer a subsidiary of Liberty and therefore, the financial results of HSN are no longer consolidated with the financial results of Liberty. Although Liberty no longer possesses voting control over HSN, it continues to have an indirect equity interest in HSN through its ownership of the equity securities of BDTV-I and BDTV-II as well as a direct interest in HSN which would be exchangeable into shares of Silver King. Accordingly, HSN, BDTV-I and BDTV-II are accounted for using the equity method.


     Telewest is a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). Telewest contributed $42 million and $31 million of the Company's share of its affiliates' losses during the three months ended March 31, 1997 and 1996, respectively. In addition, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments accounted for $22 million and $18 million of the Company's share of its affiliates' losses in 1997 and 1996, respectively.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts of that partnership in the event liabilities of that partnership were to exceed its assets.


(5) INVESTMENT IN TIME WARNER


     Through October 9, 1996, TCI owned shares of Turner Broadcasting System, Inc. ("TBS") common stock and shares of TBS preferred stock that were convertible into TBS common stock. The Company's total holdings represented an approximate 7.5% voting interest for those matters which preferred and common voted as a single class. On October 10, 1996, Time Warner and TBS consummated a merger (the "TBS/Time Warner Merger") whereby TBS shareholders received 0.75 of a Time Warner common share for each TBS Class A and Class B common share held, and each holder of TBS Class C preferred stock received 0.80 of a Time Warner common share for each of the 6 shares of TBS Class B common stock into which each share of Class C preferred stock could have been converted.


     Time Warner, TBS, TCI and Liberty entered into an Agreement Containing Consent Order with the Federal Trade Commission ("FTC") dated August 14, 1996, as amended on September 4, 1996 (the "FTC Consent Decree"). Pursuant to the FTC Consent Decree, among other things, Liberty agreed to exchange the shares of Time Warner common stock to be received in the TBS/Time Warner Merger for shares of a separate series of Time Warner common stock with limited voting rights (the "TW Exchange Stock"). Holders of the TW Exchange Stock are entitled to one one-hundredth ( 1/100th) of a vote for each share with respect to the election of directors. Holders of the TW Exchange Stock will not have any other voting rights, except as required by law or with respect to limited matters, including amendments of the terms of the TW Exchange Stock adverse to such holders. Subject to the federal communications laws, each share of the TW Exchange Stock will be convertible at any time at the option of the holder on a one-for-one basis for a share of Time Warner common stock. Holders of TW Exchange Stock are entitled to receive dividends ratably with the Time Warner common stock and to share ratably with the holders of Time Warner common stock in assets remaining for common stockholders upon dissolution, liquidation or winding up of Time Warner.


     In connection with the TBS/Time Warner Merger, the Company received approximately 50.6 million shares of the TW Exchange Stock in exchange for its TBS holdings. At March 31, 1997, the Company's investment in Time Warner, carried at cost, had an aggregate fair value of approximately $2.2 billion based upon the market value of the marketable common stock into which it is convertible.

     Subject to a number of conditions, including receipt of a ruling from the Internal Revenue Service ("IRS") that such dividend would be tax free to the Liberty Group Stock stockholders, TCI agreed in an Agreement Containing Consent Order (the "FTC Consent Decree") with the FTC that it would distribute in the form of a stock dividend (the "Spin-Off") to the Liberty Group Stock stockholders the stock of a new company ("Spinco") which would own, directly or indirectly, the TW Exchange Stock and the business of Southern Satellite Systems, Inc. ("Southern"), a wholly owned subsidiary of Liberty which distributes the TBS SuperStation ("WTBS") signal in the United States and Canada. The IRS has declined to provide the requested ruling and, accordingly, TCI has canceled plans for the Spin-Off. Pursuant to the FTC Consent Decree, the level of TCI's ownership in Time Warner is restricted to the lower of 9.2% of the fully diluted number of shares of Time Warner's common stock and 12.4% of the aggregate number of outstanding shares of Time Warner's common stock.


     In connection with the TBS/Time Warner Merger, Liberty and Time Warner entered into, among other agreements, an agreement providing for the grant to Time Warner of an option (the "Contract Option") to enter into a contract with Southern (the "Distribution Contract") pursuant to which Southern would provide Time Warner with certain uplinking and distribution services relating to WTBS and would assist Time Warner in converting WTBS from a superstation into a copyright paid cable programming service. The agreement provides for the Contract Option to be granted no later than the fifth business day following the earlier of May 31, 1997, the receipt of a favorable IRS ruling and the determination that the IRS ruling will not be

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


obtained, subject to extension for a 30-day period, if the IRS ruling were not obtained, during which period the parties would seek to negotiate an alternative structure for the transaction. On the date of grant of the Contract Option, the agreement provides for Time Warner to issue to Southern, in consideration for the Contract Option and certain noncompetition covenants, an aggregate of 5.0 million shares of TW Exchange Stock and $66,666,700, payable at Time Warner's option in cash or TW Exchange Stock. If Time Warner were to exercise the Contract Option and enter into the Distribution Contract, Time Warner would be obligated to make quarterly payments to Southern in an amount which, when added to Southern's net cash flow, would aggregate approximately $213.3 million on a present value basis discounted to the effective date of the Distribution Contract. In light of the cancellation of the Spin-Off, Liberty is seeking to renegotiate the Contract Option to provide instead for an option for Time Warner to acquire Southern's business.


(6) ACQUISITIONS


     In January 1997, the Company acquired the 50% ownership interest in TKR Cable Company ("TKR Cable") that the Company did not previously own and certain additional assets for aggregate consideration of approximately $970 million. The Company issued approximately 16 million shares of TCI Group Stock, assumed $584 million of TKR Cable's debt and paid cash of $88 million and shares of Time Warner common stock valued at $41 million upon consummation of such acquisition.

     On July 31, 1996, pursuant to certain agreements entered into among TCIC, a subsidiary of TCI; TCI; Viacom International, Inc. and Viacom, Inc. ("Viacom"), TCIC acquired all of the common stock of a subsidiary of Viacom ("Cable Sub") which owned Viacom's cable systems and related assets (the "Viacom Acquisition").

     The transaction was structured as a tax-free reorganization in which Cable Sub transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). Cable Sub also transferred to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and Cable Sub. Following these transfers, Cable Sub retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds.


     Prior to the consummation of the Viacom Acquisition, Viacom offered to the holders of shares of Viacom Class A Common Stock and Viacom Class B Common Stock (collectively, "Viacom Common Stock") the opportunity to exchange (the "Exchange Offer") a portion of their shares of Viacom Common Stock for shares of Class A Common Stock, par value $100 per share, of Cable Sub ("Cable Sub Class A Stock"). Immediately following the completion of the Exchange Offer, TCIC acquired from Cable Sub shares of Cable Sub Class B Common Stock (the "Share Issuance") for $350 million (which was used to reduce Cable Sub's obligations under the Loan Facility). At the time of the Share Issuance, the Cable Sub Class A Stock received by Viacom stockholders pursuant to the Exchange Offer automatically converted into 5% Class A Senior Cumulative Exchangeable Preferred Stock of Cable Sub with a stated value of $100 per share.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(7) DEBT


     Debt is summarized as follows:


                                                              MARCH 31,    DECEMBER 31,
                                                                1997           1996
                                                              ---------    ------------
                                                                 AMOUNTS IN MILLIONS
Notes payable...............................................   $ 9,254         9,308
Bank credit facilities......................................     5,219         4,813
Commercial paper............................................       404           638
Convertible notes(a)........................................        41            43
Other debt..................................................       131           124
                                                               -------        ------
                                                               $15,049        14,926
                                                               =======        ======



---------------


(a) These convertible notes, which are stated net of unamortized discount of $168 million at March 31, 1997 and $178 million at December 31, 1996, mature on December 18, 2021. The notes require, so long as conversion of the notes has not occurred, an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. During the three months ended March 31, 1997, certain of these notes were converted into 2,150,000 shares of Series A TCI Group Stock and 810,000 shares of Series A Liberty Group Stock. At March 31, 1997, the notes were convertible, at the option of the holders, into an aggregate of 34,933,772 shares of Series A TCI Group Stock and 13,100,153 shares of Series A Liberty Group Stock.

     The bank credit facilities and various other debt instruments of the Company's subsidiaries generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

     As security for borrowings under one of the Company's bank credit facilities, the Company has pledged 116,853,195 shares of Series A TCI Group Stock held by a subsidiary of the Company. Also, as security for borrowings under another of the Company's credit facilities, the Company has pledged a portion of its Time Warner common stock with an estimated market value of $2.2 billion.


     The fair value of the debt of the Company's subsidiaries is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of debt, which has a carrying value of $15,049 million, was $15,098 million at March 31, 1997.


     In order to achieve the desired balance between variable and fixed rate indebtedness, the Company has entered into various interest rate exchange agreements pursuant to which it (i) pays fixed interest rates (the "Fixed Rate Agreements") ranging from 7.1% to 9.3% and receives variable interest rates on notional amounts of $410 million at March 31, 1997 and (ii) pays variable interest rates (the "Variable Rate Agreements") and receives fixed interest rates ranging from 4.8% to 9.7% on notional amounts of $2,250 million at March 31, 1997. During the three months ended March 31, 1997 and 1996, the Company's net receipts pursuant to the Fixed Rate Agreements were $3 million and $5 million, respectively; and the Company's net receipts pursuant to the Variable Rate Agreements were $1 million and $8 million, respectively.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Company's Fixed Rate Agreements and Variable Rate Agreements expire as follows (dollar amounts in millions):


             FIXED RATE AGREEMENTS                           VARIABLE RATE AGREEMENTS
-----------------------------------------------   -----------------------------------------------
                       INTEREST RATE   NOTIONAL                         INTEREST RATE    NOTIONAL
   EXPIRATION DATE      TO BE PAID      AMOUNT      EXPIRATION DATE     TO BE RECEIVED    AMOUNT
   ---------------     -------------   --------     ---------------     --------------   --------
October 1997.........   7.1%-9.3%        $180     April 1997..........     7.0%           $  200
December 1997........     8.7%            230     September 1998......   4.8%-5.4%           450
                                         ----
                                         $410     April 1999..........     7.4%               50
                                         ====
                                                  February 2000.......   5.8%-6.6%           300
                                                  March 2000..........   5.8%-6.0%           675
                                                  September 2000......     5.1%               75
                                                  March 2027..........     9.7%              300
                                                  December 2036.......     9.7%              200
                                                                                          ------
                                                                                          $2,250
                                                                                          ======


     The Company is exposed to credit losses for the periodic settlements of amounts due under these interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

     The fair value of the interest rate exchange agreements is the estimated amount that the Company would pay or receive to terminate the agreements at March 31, 1997, taking into consideration current interest rates and the current creditworthiness of the counterparties. At March 31, 1997, the Company would be required to pay an estimated $47 million to terminate the Fixed Rate Agreements and an estimated $7 million to terminate the Variable Rate Agreements.

     Certain of TCI's subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper. Also, certain of TCI's subsidiaries pay fees ranging from 1/4% to 1/2% per annum on the average unborrowed portion of the total amount available for borrowings under bank credit facilities.


(8) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY SUBORDINATED DEBT SECURITIES OF TCIC


     In 1996 and 1997, the Company, through certain subsidiary trusts, (the "Trusts"), issued preferred securities as follows:


                      SUBSIDIARY TRUST                        INTEREST RATE   FACE AMOUNT
                      ----------------                        -------------   -----------
                                                                              IN MILLIONS
TCI Communications Financing I..............................       8.72%        $  500
TCI Communications Financing II.............................      10.00%           500
TCI Communications Financing III............................       9.65%           300
TCI Communications Financing IV.............................       9.72%           200
                                                                                ------
                                                                                $1,500
                                                                                ======


     The Trusts exist for the exclusive purpose of issuing the Trust Preferred Securities and investing the proceeds thereof into Subordinated Deferrable Interest Notes (the "Subordinated Debt Securities") of TCIC. The Subordinated Debt Securities have interest rates equal to the interest rate of the corresponding Trust Preferred Securities and have maturity dates ranging from 30 to 49 years from the date of issuance. The

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Subordinated Debt Securities are unsecured obligations of TCIC and are subordinate and junior in right of payment to certain other indebtedness of the Company. Upon redemption of the Subordinated Debt Securities, the Trust Preferred Securities will be mandatorily redeemable. TCIC effectively provides a full and unconditional guarantee of the Trusts' obligations under the Trust Preferred Securities.

     The Trust Preferred Securities are presented together in a separate line item in the accompanying consolidated balance sheets captioned "Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debt securities of TCI Communications, Inc." Dividends accrued on the Trust Preferred Securities are included in minority interests in losses (earnings) of consolidated subsidiaries in the accompanying consolidated financial statements.


(9) STOCKHOLDERS' EQUITY


     In August 1995, TCI issued the Liberty Group Stock which reflects the separate performance of TCI's business which produces and distributes programming services ("Liberty Media Group").

     As of March 31, 1997, the TCI Group Stock reflects the separate performance of TCI's subsidiaries and assets not attributed to Liberty Media Group, including (i) TCI's Cable and Communications unit, (ii) TCI's International Cable and Programming Unit ("TINTA") and (iii) TCI's Technology/Venture Capital unit. Such subsidiaries and assets are referred to as "TCI Group".


     Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to TCI Group or to Liberty Media Group for purposes of preparing their combined financial statements, the change in the capital structure of TCI did not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries each continue to be responsible for their respective liabilities. Holders of TCI Group Stock or Liberty Group Stock are holders of common stock of TCI and continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The issuance of Liberty Group Stock did not affect the rights of creditors of TCI.


     On March 12, 1997, the TCI stockholders authorized the TCI Board of Directors to issue two new series of the Company's common stock, par value $1.00 per share, (and a corresponding increase in the total number of authorized shares of common stock) to be designated Tele-Communications, Inc. Series A Telephony Group common stock and Tele-Communications, Inc. Series B Telephony Group common stock (collectively, the "Telephony Group Stock"). The Telephony Group Stock, if issued, would be intended to reflect the separate performance of Telephony Group, which initially consists of the Company's investments in certain entities engaged in the domestic wireline and wireless telephony businesses. A total of 750 million shares of Series A Telephony Group Stock and 75 million shares of Series B Telephony Group Stock were authorized. As of March 31, 1997, no shares of Telephony Group Stock have been issued.

  Stock Options

     Estimated compensation relating to restricted stock awards, stock appreciation rights ("SARs") and options with tandem SARs awarded by the Company has been recorded through March 31, 1997, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised or the restricted stock awards are vested.

  Other

     At March 31, 1997, there were 126,384,805 shares of Series A TCI Group Stock and 30,616,358 shares of Series A Liberty Group Stock reserved for issuance under exercise privileges related to options, convertible debt securities and convertible preferred stock. Also, one share of Series A TCI Group Stock is reserved for each share of Series B TCI Group Stock, and one share of Series A Liberty Group Stock is reserved for each share of Series B Liberty Group Stock. Additionally, subsidiaries of TCI own an aggregate of 278,307 shares of TCI Convertible Redeemable Participating Preferred Stock, Series F ("Series F Preferred Stock"). Each share of Series F Preferred Stock is convertible into 1,496.65 shares of Series A TCI Group Stock.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

(10) COMMITMENTS AND CONTINGENCIES


     The Company is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at March 31, 1997, these agreements require minimum payments aggregating approximately $651 million. The aggregate amount of the Film Licensing Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, the Company's aggregate payments under the Film Licensing Obligations could prove to be significant.

     The Company has made certain financial commitments related to the acquisition of sports program rights through 2004. At March 31, 1997, such commitments aggregated $215 million.

     The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $252 million at March 31, 1997. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

     Certain key employees of the Company hold restricted stock awards, options and options with tandem SARs to acquire shares of certain subsidiaries' common stock. Estimates of the compensation related to the restricted stock awards and options and/or SARs have been recorded in the accompanying consolidated financial statements, but are subject to future adjustment based upon the market value of the respective common stock and, ultimately, on the final market value when the rights are exercised or the restricted stock awards are vested.

     Estimates of compensation relating to phantom stock appreciation rights ("PSARs") granted to employees of a subsidiary of TCI have been recorded in the accompanying combined financial statements, but is subject to future adjustment based upon a valuation model derived from such subsidiary's cash flow, working capital and debt. Effective January 1, 1994, these employees have a put right that requires such subsidiary to purchase their respective PSARs. The subsidiary may call the PSARs on or after January 1, 1996.

     The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


  Summary of Operations

     As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "TCI/Liberty Combination"). The transaction was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company. In connection with the TCI/Liberty Combination, Old TCI changed its name to TCI Communications, Inc. ("TCIC") and TCI/Liberty Holding Company changed its name to Tele-Communications, Inc.

     On August 3, 1995, the stockholders of TCI authorized the Board to issue the Liberty Group Stock which reflects the separate performance of Liberty Media Group. Additionally, the stockholders of TCI approved the redesignation of the previously authorized TCI Class A and Class B common stock into Series A TCI Group and Series B TCI Group common stock. The issuance of the Liberty Group Stock did not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. On August 10, 1995, TCI distributed, in the form of a dividend, one share of Liberty Group Stock for each four shares of TCI Group Stock owned. Such distribution represented one hundred percent of the equity value attributable to Liberty Media Group. As of December 31, 1996, the TCI Group Stock reflects the performance of those businesses of the Company not attributed to Liberty Media Group. Such businesses are referred to herein as "TCI Group". Liberty Media Group and TCI Group are sometimes herein after referred to individually as a "Group".

     On March 12, 1997, the TCI stockholders authorized the Board to issue two new series of the Company's common stock, par value $1.00 per share, (and a corresponding increase in the total number of authorized shares of common stock) to be designated Tele-Communications, Inc. Series A Telephony Group Common Stock and Tele-Communications, Inc. Series B Telephony Group Common Stock. The Telephony Group Stock, if issued, would be intended to reflect the separate performance of Telephony Group, which initially consists of the Company's investments in certain entities engaged in the domestic wireline and wireless telephony businesses. A total of 750 million shares of Series A Telephony Group Stock and 75 million shares of Series B Telephony Group Stock were authorized.

     The Company is organized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming ("TINTA"); and Technology/Venture Capital. Within the Domestic Cable and Communications line of business, the Company operates three strategic business units: Cable, Telephony and Internet. The Company's organizational structure provides for financial and operational independence in the four operating units, each under the direction of its own chief executive officer, while maintaining the synergies and scale economies provided by a common corporate parent. While the International Cable and Programming unit, Telephony unit, Internet unit or the Technology/Venture Capital unit is currently significant to the Company as a whole, the Company believes each unit has growth potential and each unit is unique enough in nature to warrant separate operational focus.


     Notwithstanding the foregoing, the Company currently has significant operations principally in two industry segments: cable and communications services and programming services. Home shopping is a programming service which includes a retail function. Separate amounts for home shopping services have been provided to enhance the readers understanding of the Company. The Technology/Venture Capital, Telephony, Internet and the International Cable and Programming portions of the Company's business have been included with cable and communications services due to their relative insignificance. The amounts provided for the Company's programming services segment represent the results of Liberty Media Group since the date of the TCI/Liberty Combination.

  Cable and Communications Services

     The table below sets forth for the periods presented, the percentage relationship that certain items bear to revenue. This summary provides trend data relating to the normal recurring operations of the Company. Other items of significance are discussed under separate captions below.


                                                 YEARS ENDED DECEMBER 31,
                                      -----------------------------------------------
                                          1996             1995             1994
                                      -------------    -------------    -------------
                                                DOLLAR AMOUNTS IN MILLIONS
Revenue.............................  100%   $6,790    100%   $5,145    100%   $4,043
Operating, selling, general and
  administrative expenses(1)........   69     4,678     61     3,173     56     2,275
Compensation (adjustment to
  compensation) relating to stock
  appreciation rights...............   --       (30)     1        45     --        (5)
Restructuring charges...............   --        41     --        --     --        --
Depreciation and amortization.......   23     1,555     25     1,274     25       992
                                      ---    ------    ---    ------    ---    ------
     Operating income...............    8%   $  546     13%   $  653     19%   $  781
                                      ===    ======    ===    ======    ===    ======



---------------


(1) Includes intercompany programming charges of $107 million, $80 million and $33 million in 1996, 1995 and 1994, respectively. Such programming charges eliminate in consolidation.

     The operation of the Company's cable television systems is regulated at the federal, state and local levels. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and the Telecommunications Act of 1996 (together with the 1992 Cable Act, the "Cable Acts") established rules under which the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are regulated if a complaint is filed or if the appropriate franchise authority is certified. At December 31, 1996, approximately 78% of the Company's basic customers were served by cable television systems that were subject to such rate regulation.

     During the year ended December 31, 1996, 61% of the Company's revenue from Cable and Communications Services was derived from Regulated Services. As noted above, any increases in rates charged for Regulated Services are regulated by the Cable Acts. Moreover, competitive factors may limit the Company's ability to increase its service rates.


     Through December 4, 1996, the Company had an investment in a direct broadcast satellite partnership, PRIMESTAR Partners L.P. ("Primestar"). Primestar provides programming and marketing support to each of its cable partners who provide satellite television service to their customers. On December 4, 1996, the Company distributed (the "Satellite Spin-off") to the holders of shares of TCI Group Stock all of the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite"). At the time of the Satellite Spin-off, Satellite's assets and operations included the Company's interest in Primestar, the Company's business of distributing Primestar programming and two communications satellites. As a result of the Satellite Spin-off, Satellite's operations are no longer consolidated with the Company's. See note 7 to the accompanying consolidated financial statements for the effect of the Satellite Spin-off on the Company's results of operations and financial position.


     Revenue from Cable and Communications services increased 32% and 27% for the years ended December 31, 1996 and 1995, respectively, as compared to the prior years. In the Company's regulated cable systems, the Company implemented rate increases for its Regulated Services in June 1996. As allowed by Federal Communications Commission ("FCC") regulations, such rate increases included amounts intended to recover increased programming costs incurred during the first five months of 1996 and not previously recovered, as well as interest on said amounts.

     The 1996 increase in revenue from Cable and Communications is due to the effect of certain acquisitions (18%), increases in the rates charged to the Company's customers due to inflation, programming cost increases as previously discussed and channel additions (7%), growth in the Company's satellite customers through the date of the Satellite Spin-off (3%), net growth in basic customer levels within the Company's cable television systems (1%) and an increase in the Company's international programming revenue, advertising sales and other revenue (3%).

     The 1995 increase in revenue from Cable and Communications is due to the effect of certain acquisitions (13%), growth in the Company's satellite customers (4%), increases in the rates charged to the Company's customers from inflation, programming cost increases and channel additions (4%), net growth in basic customer levels within the Company's cable television systems (4%) and an increase in the Company's long-distance voice and data service and other revenue (2%).

     Operating, selling, general and administrative expenses increased 47% and 39% for the years ended December 31, 1996 and 1995, respectively, as compared to the prior year. Exclusive of the effects of acquisitions (21% and 13%) and Primestar (5% and 8%), such expenses increased 21% and 18%, respectively. Programming expenses accounted for the majority of such increase. In this regard, programming expenses, including intercompany programming charges, represented $1,782 million (38%), $1,331 million (42%) and $936 million (41%) of operating, selling, general and administrative expenses during 1996, 1995 and 1994, respectively. The Company cannot determine whether and to what extent increases in the cost of programming will affect its future operating costs. However, such programming costs have increased at a greater percentage than increases in revenue of Regulated Services. During the fourth quarter of 1995, the Company incurred $25 million in expenses related to payment of bonuses to the majority of its employees.

     During the fourth quarter of 1996, the Company restructured certain of its operating and accounting functions (the "Restructuring"). In connection with the Restructuring, the Company recognized a charge of $41 million related primarily to work force reductions. As of December 31, 1996, $8 million of such restructuring charges had been paid. The Company anticipates that the majority of the remaining charges will be paid during the six months ended June 30, 1997.


     The increase in the Company's depreciation expense in 1996 and 1995 is due to acquisitions, as well as increased capital expenditures due to a program to upgrade and install optical fiber technology in the Company's cable systems. The increase in amortization expense in 1996 and 1995 is due to acquisitions.


     The Company records compensation relating to stock appreciation rights and restricted stock awards granted to certain employees. Such compensation is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised or the restricted stock awards are vested.

  Programming Services

     The table below sets forth for the periods presented, the percentage relationship that certain items bear to revenue. This summary provides trend data relating to the normal recurring operations of the Company. Other items of significance are discussed under separate captions below.


                                                 YEARS ENDED DECEMBER 31,
                                      -----------------------------------------------
                                          1996             1995             1994
                                      -------------    -------------    -------------
                                                DOLLAR AMOUNTS IN MILLIONS
Electronic Retailing Services:
  Net sales.........................  100%   $  984    100%   $  920    100%   $  432
  Cost of sales.....................   61       605     66       603     61       263
  Operating, selling, general and
     administrative expenses........   31       306     37       342     34       145
  Restructuring charges.............   --        --      2        17     --        --
  Depreciation and amortization.....    4        37      4        43      3        15
                                      ---    ------    ---    ------    ---    ------
     Operating income (loss)........    4%   $   36    (9)%   $  (85)     2%   $    9
                                      ===    ======    ===    ======    ===    ======
Other Programming Services
  Revenue(1)........................  100%   $  355    100%   $  521    100%   $  240
  Operating, selling, general and
     administrative expenses........   74       264     92       480     97       234
  Compensation (adjustment to
     compensation) relating to stock
     appreciation rights............    5        17      2        12    (1)        (3)
  Depreciation and amortization.....    7        24     11        55      5        11
                                      ---    ------    ---    ------    ---    ------
     Operating income (loss)........   14%   $   50    (5)%   $  (26)   (1)%   $   (2)
                                      ===    ======    ===    ======    ===    ======



---------------


(1) Includes intercompany programming revenue of $107 million, $80 million and $33 million in 1996, 1995 and 1994, respectively. Such programming revenue eliminates in consolidation.


  Electronic Retailing Services


     This information reflects the results of Home Shopping Network, Inc. ("HSN"), which became a consolidated subsidiary of the Company in the TCI/Liberty Combination and ceased to be a consolidated subsidiary in December 1996 pursuant to the transactions described below. HSN's primary business is the sale of merchandise to viewers of the home shopping programming produced and distributed by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of HSN.

     Pursuant to an agreement among Liberty Media Group, Barry Diller and certain of their respective affiliates entered into in August 1995 and amended in August 1996 (the "BDTV Agreement"), Liberty Media Group contributed to BDTV INC. ("BDTV-I"), in August 1996, an option (the "Option") to purchase 2 million shares of Class B common stock of Silver King Communications, Inc. ("Silver King") (which shares represented voting control of Silver King at such time) and $3,500,000 in cash, representing the exercise price of the Option. BDTV-I is a corporation formed by Liberty Media Group and Mr. Diller pursuant to the BDTV Agreement, in which Liberty Media Group owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Mr. Diller owns less than 1% of the equity and all of the voting power. BDTV-I exercised the option shortly after its contribution, thereby becoming the controlling stockholder of Silver King. Such change in control of Silver King had been approved by the FCC in June 1996, subject, however, to the condition that the equity interest of Liberty Media Group in Silver King not exceed 21.37% without the prior approval of the FCC (the "FCC Order").

     Pursuant to an Agreement and Plan of Exchange and Merger entered into in August 1996, Silver King acquired HSN by merger of HSN with a subsidiary of Silver King in December 1996 (the "HSN Merger") where HSN is the surviving corporation and a subsidiary of Silver King following the HSN Merger. In order to effect the HSN Merger in compliance with the FCC Order, Liberty Media Group agreed to defer receiving certain shares of Silver King that would otherwise have become issuable to it in the HSN Merger until such time as it was permitted to own such shares. As a result, the HSN Merger was structured so that Liberty Media Group received (i) 7,809,111 shares of Class B common stock of Silver King, all of which shares Liberty Media Group contributed to BDTV II INC. ("BDTV-II"), (ii) the contractual right (the "Contingent Right") to be issued up to an additional 2,591,752 shares of Class B common stock of Silver King from time to time upon the occurrence of certain events which would allow Liberty Media Group to own additional shares in compliance with the FCC Order (including events resulting in the dilution of Liberty Media Group's percentage equity interest), and (iii) 739,141 shares of Class B common stock and 17,566,702 shares of common stock of HSN (representing approximately 19.9% of the equity of HSN). BDTV-II is a corporation formed by Liberty Media Group and Barry Diller pursuant to the BDTV Agreement, in which the relative equity ownership and voting power of Liberty Media Group and Mr. Diller are substantially the same as their respective equity ownership and voting power in BDTV-I.


     As a result of the HSN Merger, HSN is no longer a subsidiary of Liberty Media Group and therefore, the financial results of HSN will no longer be consolidated with the financial results of Liberty Media Group. Although Liberty Media Group no longer possesses voting control over HSN, it continues to have an indirect equity interest in HSN through its ownership of the equity securities of BDTV-I and BDTV-II as well as a direct interest in HSN which would be exchangeable into shares of Silver King. Accordingly, HSN, BDTV-I and BDTV-II are accounted for using the equity method.

     During the year ended December 31, 1996, HSN's net sales increased 7%, as compared to the prior year. Such increase is due primarily to the net effect of an 11.5% increase in the number of packages shipped partially offset by an 8.5% decrease in the average price per unit sold.

     Net sales from electronic retailing services increased from $432 million in 1994 to $920 million in 1995. Such increase is due to the consolidation of HSN in August of 1994 in connection with the TCI/Liberty Combination. However, on an annualized basis, HSN's net sales decreased approximately 11%. Such annualized decrease is the net affect of a 19% decrease in the number of packages shipped, partially offset by a 9% increase in the average price per unit sold.

     For the year ended December 31, 1996, cost of sales increased $2 million or less than 1% as compared to 1995. As a percentage of net sales, cost of sales decreased from 66% to 61% from 1995 to 1996. Such decrease is due to promotional events in 1995 which had the effect of lowering revenue but not cost of sales and to a change in product sales mix in 1996.

     Cost of sales increased from $263 million in 1994 to $603 million in 1995. As a percent of sales, cost of sales increased from 61% in 1994 to 66% in 1995. The increase in the cost of sales percentages primarily relate to warehouse sales and other promotional events. Such events included price discounts to (i) facilitate the restructuring of HSN's distribution center, (ii) make room for new holiday merchandise and (iii) adjust inventory levels and product mix. In addition, cost of sales for the year ended December 31, 1995 includes a $12 million increase in HSC's inventory carrying value adjustment related to products which were inconsistent with HSN's then new sales and merchandise philosophy.

     HSN believes that seasonality does impact its business, but not to the same extent it impacts the retail industry in general.

  Other Programming Services

     On April 1, 1996, United Video Satellite Group, Inc. ("UVSG"), a subsidiary of TCI Group, and Netlink USA ("Netlink"), a subsidiary of Liberty Media Group, formed Superstar/Netlink Group LLC ("Superstar/Netlink"), a limited liability company comprised of UVSG's Superstar Satellite Entertainment and Netlink's retail C-band satellite business. Liberty Media Group and UVSG each own 50% of Superstar/ Netlink. As of April 1, 1996, Netlink's retail C-band business is no longer consolidated with the financial results of Liberty Media Group.

     As of April 29, 1996, Liberty Media Group, The News Corporation Limited ("News Corp.") and TINTA formed two sports programming ventures both of which are accounted for using the equity method. In the United States, Liberty Media Group and News Corp. formed the Liberty/Fox U.S. Sports LLC ("Fox Sports") into which Liberty Media Group contributed interests in its national and regional sports networks and into which News Corp. contributed its fx cable network and certain other assets. Liberty Media Group received a 50% interest in Fox Sports and $350 million in cash.


     Internationally, News Corp. and a limited liability company ("Liberty/TINTA") formed by Liberty Sports, Inc., a wholly-owned subsidiary of Liberty Media Group, and TINTA formed a venture ("Fox Sports International") to operate previously existing sports services in Latin America and Australia and a variety of new sports services throughout the world, except in Asia and in the United Kingdom, Japan and New Zealand where prior arrangements preclude an immediate collaboration. Liberty/TINTA owns 50% of Fox Sports International with News Corp. owning the other 50%. News Corp. contributed various international sports rights and certain trademark rights. Liberty/TINTA contributed Prime Deportiva, a Spanish language sports service distributed in Latin American and in Hispanic markets in the United States; an interest in Torneos y Competencias S.A., an Argentinean sports programming and production business; various international sports and satellite transponder rights and cash. Liberty/TINTA also contributed its 50% interest in Premier Sports and All-Star Sports. Both are Australian 24-hour sports services available via multichannel, multipoint distribution systems or cable television.

     As part of the formation of Fox Sports International, Liberty/TINTA is entitled to receive from News Corp. 7.5% of the outstanding stock of Star Television Limited. Upon delivery of such stock to Liberty/ TINTA, News Corp. is entitled to receive from Liberty/TINTA $20 million and rights under various Asian sports programming agreements. Star Television Limited operates a satellite-delivered television platform in Asia.

     Revenue from the Company's Other Programming Services decreased $166 million or 32% from 1995 to 1996. Such decrease is due to the net effect of the deconsolidation of (i) the Company's sports programming entities upon the formation of Fox Sports and Fox Sports International and (ii) Netlink's retail C-band satellite business offset by a $50 million increase in revenue from Encore Media Corporation and a $9 million increase from other services.

     Revenue from the Company's Other Programming Services increased $281 million or 117% from 1994 to 1995, and operating costs and expenses before depreciation and amortization increased $246 million or 105%. Such increases are primarily due to the TCI/Liberty Combination.

  Other Income and Expense

     The Company's interest expense increased $86 million or 9% during 1996, as compared to 1995 and $225 million or 29% during 1995, as compared to 1994. The increase in 1996 is the net result of an increase due to higher debt balances partially offset by a decrease due to a lower weighted average interest rate. The 1995 increase is the result of higher interest rates and debt balances. The Company's weighted average interest rate on borrowings was 7.8%, 8.1% and 7.5% during 1996, 1995 and 1994, respectively.

     During the year ended December 31, 1996, in order to reduce future interest costs, the Company redeemed certain notes payable which had an aggregate principle balance of $904 million and fixed interest rates ranging from 7.88% to 10.44% (the "Redemption"). In connection with the Redemption, the Company recognized a loss on early extinguishment of debt of $62 million. Such loss related to prepayment penalties amounting to $60 million and the retirement of deferred loan costs.

     Also, during the year ended December 31, 1996, certain subsidiaries of the Company terminated, at such subsidiaries' option, certain revolving bank credit facilities with aggregate commitments of approximately $2 billion and refinanced certain other bank credit facilities. In connection with such termination and refinancings, the Company recognized a loss on early extinguishment of debt of $9 million related to the retirement of deferred loan costs.


     At December 31, 1996, the Company had an effective ownership interest of approximately 27% in Telewest Communications plc ("Telewest"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). Telewest, which is accounted for under the equity method, had a carrying value at December 31, 1996 of $488 million and comprised $109 million,

$70 million and $43 million of the Company's share of its affiliates' losses in 1996, 1995, and 1994, respectively. The increase in the Company's share of losses of Telewest in 1996 and 1995 is due, in part, to an increase in Telewest's interest expense and foreign currency translation losses related to the 1995 issuance of U.S. dollar denominated debentures by Telewest. In addition, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $422 million at December 31, 1996 and accounted for $79 million, $62 million and $50 million of the Company's share of its affiliates' losses in 1996, 1995 and 1994, respectively.

     Telewest was formed during the fourth quarter of 1995 upon the merger (the "TeleWest Merger") of TeleWest Communications plc (formerly TCI/US WEST Cable Communications Group) ("TeleWest Communications") with SBC (CableComms)(UK). Prior to the TeleWest Merger, the Company had an effective ownership interest of approximately 36% in TeleWest Communications, and subsequent to the TeleWest Merger the Company has an effective ownership interest of approximately 27% in Telewest. As a result of the TeleWest Merger, the Company recognized a gain of $165 million (before deducting the related tax expense of $58 million). Such gain represents the difference between the Company's recorded cost for TeleWest Communications and the Company's effective proportionate share of Telewest's net assets. There is no assurance that the Company will realize similar gains in future periods.

     As a result of the TeleWest Communications November 1994 initial public offering (the "TeleWest IPO") and the associated dilution of the Company's ownership interest of TeleWest Communications, the Company recognized a gain amounting to $161 million (before deducting the related tax expense of $57 million) in 1994.

     The Company's share of losses of affiliates was $473 million, $193 million and $112 million (exclusive of share of earnings of Liberty prior to the TCI/Liberty Combination) in 1996, 1995 and 1994, respectively. The increases in 1996 and 1995 are due in part to the aforementioned share of losses of Telewest and the Company's other international investments. Additionally, included in share of losses of affiliates for the year ended December 31, 1996 is $168 million attributable to Sprint Spectrum Holding Company, L.P. ("Sprint Spectrum"). Such amount includes $34 million associated with prior periods.

     On July 11, 1994, Rainbow Program Enterprise ("Rainbow") purchased 49.9% of Liberty's 50% general partnership interest in American Movie Classics Company ("AMC"). The gain recognized by Liberty in connection with the disposition of AMC was $183 million and is included in the Company's share of Liberty's earnings prior to the TCI/Liberty Combination.

     Teleport Communications Group Inc. ("TCG"), a competitive local exchange carrier, conducted an initial public offering (the "TCG IPO") on July 2, 1996 in which it sold 27,025,000 shares of Class A common stock at $16.00 per share to the public for aggregate net proceeds of approximately $410,000,000. As a result of the TCG IPO, the Company's ownership interest in TCG was reduced from approximately 35% to approximately 31%. Accordingly, the Company recognized a gain amounting to $12 million (before deducting deferred income tax expense of approximately $5 million).


     During the year ended December 31, 1995, the Company recognized a gain amounting to $123 million in connection with the sale by TINTA to the public of 20 million shares of TINTA common stock (the "IPO") and the issuance by TINTA of shares of common stock for an investment in an Argentine programming entity (the "TYC Acquisition").


     Minority interests in earnings of consolidated subsidiaries aggregated $56 million for the year ended December 31, 1996, as compared to minority interests in losses of consolidated subsidiaries in 1995 and 1994. Such change in 1996 is due primarily to the accrual of dividends on preferred securities issued by certain subsidiaries of the Company.

     On October 10, 1996, Time Warner, Inc. ("Time Warner") and Turner Broadcasting System, Inc. ("TBS") consummated a merger (the "TBS/Time Warner Merger") whereby TBS shareholders received 0.75 of a Time Warner common share for each TBS Class A and Class B common share held, and each holder of TBS Class C preferred stock received 0.80 of a Time Warner common share for each of the 6 shares of TBS Class B common stock into which each share of Class C preferred stock could have been converted. Prior to


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the TBS/Time Warner Merger, the Company owned shares of TBS common stock and shares of a class of TBS preferred stock that were convertible into TBS common stock. Time Warner, TBS, TCI and Liberty entered into an Agreement Containing Consent Order with the Federal Trade Commission ("FTC") dated August 14, 1996, as amended September 4, 1996 (the "FTC Consent Decree"). Pursuant to the FTC Consent Decree, among other things, Liberty agreed to exchange the shares of Time Warner common stock to be received in the TBS/Time Warner Merger for shares of a separate series of Time Warner common stock with limited voting rights (the "TW Exchange Stock") in exchange for its TBS common and preferred stock. Holders of the TW Exchange Stock are entitled to one one-hundredth of a vote for each share with respect to the election of directors. Holders of the TW Exchange Stock will not have any other voting rights, except as required by law or with respect to limited matters, including amendments of the terms of the TW Exchange Stock adverse to such holders. Subject to the federal communications laws, each share of the TW Exchange Stock will be convertible at any time at the option of the holder on a one-for-one basis for a share of Time Warner common stock. Holders of TW Exchange Stock are entitled to receive dividends ratably with the Time Warner common stock and to share ratably with the holder of Time Warner common stock in assets remaining for common stockholders upon dissolution, liquidation or winding up of Time Warner. In connection with the TBS/Time Warner Merger, the Company received approximately 50.6 million shares of TW Exchange Stock in exchange for its TBS holdings. As a result of the TBS/Time Warner Merger, the Company recognized a pre-tax gain of approximately $1.5 billion in the fourth quarter of 1996.

  Net Earnings

     The Company's net earnings (before preferred stock dividend requirements) of $278 million for the year ended December 31, 1996 represents an increase of $449 million as compared to the Company's net loss (before preferred stock dividend requirements) of $171 million for 1995. Such increase is due to the net effect of the gains recorded in connection with the TBS/Time Warner Merger and the HSN Merger partially offset by an increase in share of losses of affiliates, income tax expense and interest expense. Additionally, the Company recognized gains in 1995 related to the TeleWest Merger and TINTA IPO.


     The Company's net loss (before preferred stock dividend requirements) of $171 million for the year ended December 31, 1995 represents a decrease of $233 million as compared to the Company's net earnings (before preferred stock dividend requirements) of $62 million for the corresponding period of 1994. Such decrease is due primarily to a decrease in operating income, a decrease in share of earnings of affiliates (a significant portion of which results from the gain recognized in 1994 by Liberty upon the sale of its investment in AMC), and an increase in interest expense partially offset by the recognition of a gain resulting from the TINTA IPO.


     Inflation has not had a significant impact on the Company's results of operations during the three-year period ended December 31, 1996.

  Liquidity and Capital Resources

     On July 31, 1996, pursuant to certain agreements entered into among TCIC, TCI, Viacom International, Inc. and Viacom, Inc. ("Viacom"), TCIC acquired all of the common stock of a subsidiary of Viacom ("Cable Sub") which owned Viacom's cable systems and related assets (the "Viacom Acquisition").

     The transaction was structured as a tax-free reorganization in which Cable Sub transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). Cable Sub also transferred to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and Cable Sub. Following these transfers, Cable Sub retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds. The Viacom Acquisition has been accounted for by the purchase method and accordingly, the Company recorded Cable Sub's assets and liabilities at fair value.

     Prior to the consummation of the Viacom Acquisition, Viacom offered to the holders of shares of Viacom Class A Common Stock and Viacom Class B Common Stock (collectively, "Viacom Common Stock") the opportunity to exchange (the "Exchange Offer") a portion of their shares of Viacom Common Stock for


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shares of Class A Common Stock, par value $100 per share, of Cable Sub ("Cable
Sub Class A Stock"). Immediately following the completion of the Exchange Offer, TCIC acquired from Cable Sub shares of Cable Sub Class B Common Stock (the "Share Issuance") for $350 million (which was used to reduce Cable Sub's obligations under the Loan Facility). At the time of the Share Issuance, the Cable Sub Class A Stock received by Viacom stockholders pursuant to the Exchange Offer automatically converted into 5% Class A Senior Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") of Cable Sub with a stated value of $100 per share (the "Stated Value"). The Exchangeable Preferred Stock is exchangeable, at the option of the holder commencing after the fifth anniversary of the date of issuance, for shares of Series A TCI Group Stock at an exchange rate of 5.447 shares of Series A TCI Group Stock for each share of Exchangeable Preferred Stock exchanged. The Exchangeable Preferred Stock is subject to redemption, at the option of Cable Sub, after the fifth anniversary of the date of issuance, initially at a redemption price of $102.50 per share and thereafter at prices declining ratably annually to $100 per share on and after the eighth anniversary of the date of issuance, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock is also subject to mandatory redemption on the tenth anniversary of the date of issuance at a price equal to the Stated Value per share plus accrued and unpaid dividends. Amounts payable by Cable Sub in satisfaction of its optional or mandatory redemption obligations with respect to the Exchangeable Preferred Stock may be made in cash or, at the election of Cable Sub, in shares of Series A TCI Group Stock, or in any combination of the foregoing.


     In addition to the Viacom Acquisition, the Company consummated certain other acquisitions during 1996. See note 3 to the accompanying consolidated financial statements for additional information regarding assets acquired and liabilities assumed in connection with all acquisitions.

     During the year ended December 31, 1996, the Company, through certain subsidiaries, issued (i) 4.6 million shares of Cumulative Exchangeable Preferred Stock for net cash proceeds of $223 million, (ii) $500 million in face value of 8.72% Trust Originated Preferred Securities(SM) for net cash proceeds of $486 million (through a special purpose entity formed as a Delaware business trust)
(iii) $500 million in face value of 10% Trust Preferred Securities for net cash proceeds of $485 million (through a special purpose entity formed as a Delaware business trust) and (iv) $2.06 billion of publicly-placed senior and medium term notes with interest rates ranging from 6.1% to 7.9% and maturity dates ranging through 2026. The Company used the proceeds from the aforementioned debt and equity issuances to retire commercial paper and to repay certain other indebtedness.

     During March 1997, the Company, through special purpose entities formed as Delaware business trusts, issued $300 million in face value of 9.65% Capital Securities and $200 million in face value of 9.72% Trust Preferred Securities. The Company used the net proceeds from such issuances to retire commercial paper and repay certain other indebtedness.

     Additionally, in February 1996, TINTA issued $345 million (before deducting offering costs of $9 million) of 4.5% convertible subordinated debentures. TINTA anticipates that it will use the net proceeds to fund capital contributions to certain of its equity investees.

     In January 1997, the Company acquired the 50% ownership interest in TKR Cable Company ("TKR Cable") that the Company did not previously own and certain additional assets for aggregate consideration of approximately $970 million. The Company issued approximately 16 million shares of TCI Group Stock, assumed $584 million of TKR Cable's debt and paid cash of $88 million and shares of Time Warner common stock valued at $41 million upon consummation of such acquisition.

     The Company is a holding company and its assets consist almost entirely of investments in its subsidiaries. As a holding company, the Company's ability to pay dividends on any classes or series of preferred stock is dependent on the earnings of, or other funds available to, the Company's subsidiaries and the distribution or other payment of such earnings or other funds to the Company in the form of dividends, loans or other advances, payment or reimbursement of management fees and expenses and repayment of loans and advances from the Company. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on any class or series of preferred stock of TCI or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends or the making of loans and advances to the Company by its subsidiaries may be subject to statutory or


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regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, certain of the Company's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to the Company in the form of dividends, loans, or advances, and require that such subsidiaries' indebtedness to the Company be subordinate to the indebtedness under such loan agreements. The amount of net assets of subsidiaries subject to such restrictions exceeds the Company's consolidated net assets. The Company's subsidiaries currently have the ability to transfer funds to the Company in amounts exceeding the Company's dividend requirement on any class or series of preferred stock. Net cash provided by operating activities of subsidiaries which are not restricted from making transfers to the parent company have been and are expected to continue to be sufficient to enable the parent company to meet its cash obligations.


     Moreover, almost all of the consolidated liabilities of the Company have been incurred by its subsidiaries. Therefore, the Company's rights, and the extent to which the holders of the Company's preferred stocks will be able to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Company).

     During the second quarter of 1996, certain subsidiaries of the Company terminated, at such subsidiaries' option, certain revolving bank credit facilities with aggregate commitments of approximately $2 billion. The Company does not believe that such terminations will adversely affect its future liquidity. At December 31, 1996, subsidiaries of the Company had approximately $1.8 billion in unused lines of credit, excluding amounts related to lines of credit which provide availability to support commercial paper. Although such subsidiaries were in compliance with the restrictive covenants contained in their credit facilities at said date, additional borrowings under the credit facilities are subject to the subsidiaries' continuing compliance with such restrictive covenants (which relate primarily to the maintenance of certain ratios of cash flow to total debt and cash flow to debt service, as defined in the credit facilities) after giving effect to such additional borrowings. See note 8 to the accompanying consolidated financial statements for additional information regarding the material terms of the subsidiaries' lines of credit.

     One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of Operating Cash Flow (operating income before depreciation, amortization, compensation relating to stock appreciation rights, adjustment to compensation relating to stock appreciation rights and restructuring charges) ($2,276 million, $1,988 million and $1,798 million in 1996, 1995 and 1994, respectively) to interest expense ($1,096 million, $1,010 million and $785 million in 1996, 1995 and 1994, respectively), is determined by reference to the consolidated statements of operations. The Company's interest coverage ratio was 208%, 197% and 229% for 1996, 1995 and 1994, respectively. Management of the Company believes that the foregoing interest coverage ratio is adequate in light of the consistency and nonseasonal nature of its cable television operations and the relative predictability of the Company's interest expense, almost half of which results from fixed rate indebtedness. However, the Company's current intent is to reduce its outstanding indebtedness such that its interest coverage ratio could be increased. There is no assurance that the Company will be able to achieve such objective. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.


     Another measure of liquidity is net cash provided by operating activities, as reflected in the accompanying consolidated statements of cash flows. Net cash provided by operating activities ($1,228 million, $957 million and $908 million in 1996, 1995 and 1994, respectively) reflects net cash from the operations of the Company available for the Company's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow. Amounts expended by the Company for its investing activities exceed net cash provided by operating activities. However, management believes



                                      V-53

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that net cash provided by operating activities, the ability of the Company and its subsidiaries to obtain additional financing (including the subsidiaries' available lines of credit and access to public debt markets), issuances and sales of the Company's equity or equity of its subsidiaries, and proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See the Company's consolidated statements of cash flows included in the accompanying consolidated financial statements.

     The Company's subsidiaries generally finance acquisitions and capital expenditures through net cash provided by operating and financing activities. Historically, amounts expended for acquisitions and capital expenditures have exceeded net cash provided by operating activities. In this regard, the amount of capital expended by the Company for property and equipment was $2,055 million, $1,782 million and $1,264 million in 1996, 1995 and 1994, respectively. The Company has reevaluated its capital expenditure strategy and currently anticipates that it will expend significantly less for property and equipment in 1997 than it did in 1996. To the extent that net cash provided by operating activities exceeds net cash used in investing activities in 1997, the Company currently anticipates that such excess cash will initially be used to reduce outstanding debt.

     In late April 1996, TCIC was notified by Moody's Investors Service, Inc. ("Moody's") and Duff & Phelps Credit Rating Co. ("Duff and Phelps") that those rating agencies had downgraded by one level their respective ratings of TCIC's senior debt to the first level below investment grade. Fitch Investors Service, L.P. ("Fitch") reaffirmed its rating for TCIC's senior debt at the last level of investment grade. On October 18, 1996, Standard and Poor's Securities, Inc. ("Standard & Poor's") issued a press release stating that TCIC's senior debt would be placed on CreditWatch with negative implications. On January 24, 1997, Standard & Poor's removed TCIC's senior debt from CreditWatch. TCIC's senior debt is currently rated BBB- by Standard & Poor's (the last level of investment grade) with a negative outlook. These actions are expected to marginally increase TCIC's cost of borrowings under certain bank credit facilities, and may adversely affect TCIC's access to the public debt market and its overall cost of future borrowings.

     The Company is a partner in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide, using the "Sprint" brand (the "PCS Ventures"). The PCS Ventures include Sprint Spectrum and MinorCo, L.P. (collectively, the "Sprint PCS Partnerships") and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast, Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company has a 30% partnership interest in each of the Sprint PCS Partnerships and a 35.3% interest as a partner in PhillieCo and accounts for its interests in the PCS Ventures by the equity method.


     The Sprint PCS Partnerships have licenses, and have affiliated with other entities (including PhillieCo) that have licenses, to provide PCS service to MTAs (or metropolitan trading areas) covering over 190 million "Pops" (or population equivalents), based on the Donnelley Marketing Service estimate of the December 31, 1995 population of the relevant geographic areas. The Sprint PCS Partnerships' licenses, which cover 29 markets, were acquired in an auction conducted by the FCC that ended in March 1995, for an aggregate license cost of approximately $2.1 billion. The Sprint PCS Partnerships have invested in (acquiring a 49% interest) and affiliated with American PCS, L.P. ("APC"), which owns a PCS license for and operates a PCS system in the Baltimore/Washington, D.C. MTA, and Cox California PCS, L.P. ("Cox-California"), which holds a PCS license for the Los Angeles/San Diego MTA and currently operates a PCS system in San Diego, California. The Sprint PCS Partnerships may invest in other entities that hold PCS Licenses. PhillieCo holds the license for the Philadelphia MTA, which was acquired at a license cost of $85 million. During December 1996, the Sprint PCS Partnerships initiated the commercial launch of PCS service in seven markets.


     From inception through 1996, the four partners have contributed approximately $3.0 billion to the Sprint PCS Partnerships (of which the Company contributed an aggregate of approximately $0.9 billion, including approximately $0.2 billion during the year ended December 31, 1996.) The remaining capital that the Sprint PCS Partnerships will require to fund the construction of the PCS systems and the commitments made to APC and Cox-California will be substantial. The partners had agreed in forming the Sprint PCS Partnerships


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to contribute up to an aggregate of approximately $4.2 billion of equity thereto, from inception through fiscal 1999, subject to certain requirements. The Company expects that the remaining approximately $1.2 billion of such amount (of which the Company's share is approximately $0.4 billion) will be contributed by the end of the second quarter of 1998 (although there can be no assurance that any additional capital will be contributed). The Company expects that the Sprint PCS Partnerships will require additional equity thereafter.

     The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $278 million at December 31, 1996. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such guarantees, that they will not be material to the Company.

     The Company is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2009 (the "Film Licensing Obligations"). Based on customer levels at December 31, 1996, these agreements require minimum payments aggregating approximately $571 million. The aggregate amount of the Film Licensing Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, the Company's aggregate payments under the Film Licensing Obligations could prove to be significant.

     The Company has made certain financial commitments related to the acquisition of foreign sports program rights through 2004. At December 31, 1996, such commitments aggregated $226 million.

     The Company's various partnerships and other affiliates accounted for under the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by the Company) and through net cash provided by their own operating activities.


     In order to achieve the desired balance between variable and fixed rate indebtedness and to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate exchange agreements. Pursuant to the interest rate exchange agreements, the Company (i) pays fixed interest rates ranging from 7.2% to 9.3% and receives variable interest rates on notional amounts of $310 million at December 31, 1996 (the "Fixed Rate Agreements") and (ii) pays variable interest rates and receives fixed interest rates ranging from 4.8% to 7.4% on notional amounts of $1,750 million at December 31, 1996 (the "Variable Rate Agreements"). During the year ended December 31, 1996, 1995 and 1994, the Company's net payments pursuant to the Fixed Rate Agreements were $14 million, $13 million and $26 million, respectively; and the Company's net receipts (payments) pursuant to the Variable Rate Agreements were $15 million, (less than $1 million) and $36 million, respectively. During the year ended December 31, 1996, the Company terminated certain Variable Rate Agreements with an aggregate notional amount of $700 million. The Company received $16 million upon such terminations. The Company will amortize the termination settlement over the remainder of the original terms of the terminated Variable Rate Agreements. The Company is exposed to credit losses for the periodic settlements of amounts due under the interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.


     At December 31, 1996, after considering the net effect of the aforementioned interest rate exchange agreements, the Company had $7,349 million (or 49%) of fixed-rate debt with a weighted average interest rate of 8.5% and $7,577 million (or 51%) of variable-rate debt with a weighted average interest rate of 6.3%.


     In connection with its investments in certain foreign entities, the Company is exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar against the UK pound sterling ("L"), the Japanese yen ("Y"), and various other foreign currencies that are the functional currencies of the Company's foreign subsidiaries and affiliates. Any increase (decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of an operating subsidiary or affiliate of TINTA will cause the Company to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. The Company is also exposed to foreign currency risk to the extent that the Company



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or its foreign subsidiaries and affiliates enter into transactions denominated in currencies other than their respective functional currencies. Because the Company generally views its foreign operating subsidiaries and affiliates as long-term investments, the Company generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. With respect to funding commitments that are denominated in currencies other than the U.S. dollar, the Company historically has sought to reduce its exposure to short-term (generally no more than 90 days) movements in the applicable exchange rates once the timing and amount of such funding commitments becomes fixed. Although the Company monitors foreign currency exchange rates with the objective of mitigating its exposure to unfavorable fluctuations in such rates, the Company believes that it is not possible or practical to completely eliminate the Company's exposure to unfavorable fluctuations in foreign currency exchange rates.


     Approximately twenty-seven percent of the franchises held by the Company, involving approximately 4.5 million basic customers, expire within five years. There can be no assurance that the franchises for the Company's systems will be renewed as they expire, although the Company believes that its cable television systems generally have been operated in a manner which satisfies the standards established by the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), as supplemented by the renewal provisions of the 1992 Cable Act, for franchise renewal. However, in the event they are renewed, the Company cannot predict the impact of any new or different conditions that might be imposed by the franchising authorities in connection with the renewals. To date they have not varied significantly from the original terms.


     During 1996, the Company has experienced a competitive impact from medium power and high power direct broadcast satellites ("DBS") that use high frequencies to transmit signals that can be received by dish antennas ("HSDs") much smaller in size than traditional HSDs. The Primestar partners distribute a multi-channel programming service via a medium power communications satellite to HSDs of approximately 3 feet in diameter. Prior to the Satellite Spin-off, the Company provided this satellite service. DirecTv, Inc. ("DirecTv"), United States Satellite Broadcasting Corporation ("USSB") and EchoStar Communications Corp. ("EchoStar"), transmit from high power satellites and generally use smaller dishes to receive their signals. Alphastar, Inc. ("Alphastar") began offering medium power service in the second quarter of 1996. On February 24, 1997, News Corp. and EchoStar announced that News Corp. will acquire a 50% interest in EchoStar and that the companies will combine their DBS businesses into a new company, which will operate under the name Sky. The two companies contend that Sky, which is scheduled to launch in early 1998, will offer 500 channels of digital television on a nationwide basis (not all of which would be available to each subscriber), Internet services and local broadcast network television signals, capable of reaching more than 50% of all television households upon the launch of Sky and 75% of all television households by the end of 1998. DBS operators have the right to distribute substantially all of the significant cable television programming services currently carried by cable television systems. Estimated DBS customers nationwide increased from approximately 2.2 million at the end of 1995 to approximately 4.4 million at the end of 1996, and the Company expects that competition from DBS will continue to increase. However, the Company is unable to predict what effect such competition will have on the Company's financial position.



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                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Tele-Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tele-Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 24, 1997


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                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995



                                     ASSETS



                                                               1996         1995
                                                              -------      ------
                                                              AMOUNTS IN MILLIONS
Cash and cash equivalents...................................  $   394         118
Trade and other receivables, net............................      448         407
Inventories, net............................................       --         104
Prepaid expenses............................................       81          65
Prepaid program rights......................................       49          47
Committed film inventory....................................      136         122
Investments in affiliates, accounted for under the equity
  method, and related receivables (note 4)..................    3,012       2,372
Investment in Time Warner, Inc. ("Time Warner") (note 5)....    2,027          --
Investment in Turner Broadcasting System, Inc. ("TBS") (note
  5)........................................................       --         955
Property and equipment, at cost:
  Land......................................................       77          88
  Distribution systems......................................   10,078       9,545
  Support equipment and buildings...........................    1,541       1,429
                                                              -------      ------
                                                               11,696      11,062
  Less accumulated depreciation.............................    4,168       3,653
                                                              -------      ------
                                                                7,528       7,409
                                                              -------      ------
Franchise costs.............................................   17,875      14,322
  Less accumulated amortization.............................    2,439       2,092
                                                              -------      ------
                                                               15,436      12,230
                                                              -------      ------
Other assets, at cost, net of amortization..................    1,133       1,748
                                                              -------      ------
                                                              $30,244      25,577
                                                              =======      ======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $   216         243
Accrued interest............................................      274         233
Accrued programming expense.................................      347         318
Other accrued expenses......................................      812       1,114
Debt (note 8)...............................................   14,926      13,211
Deferred income taxes (note 14).............................    6,012       4,584
Other liabilities...........................................      253         195
                                                              -------      ------
        Total liabilities...................................   22,840      19,898
                                                              -------      ------
Minority interests in equity of consolidated subsidiaries...    1,493         651
Redeemable preferred stocks (note 9)........................      658         478
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts ("Trust Securities")
  holding solely subordinated debt securities of TCI
  Communications, Inc. ("TCIC") (note 10)...................    1,000          --
Stockholders' equity (note 11):
  Series Preferred Stock, $.01 par value....................       --          --
  Class B 6% Cumulative Redeemable Exchangeable Junior
    Preferred Stock, $.01 par value.........................       --          --
  Tele-Communications, Inc. Series A TCI Group common stock,
    $1 par value. Authorized 1,750,000,000 shares; issued
    696,325,478 shares in 1996 and 672,211,009 shares in
    1995....................................................      696         672
  Tele-Communications, Inc. Series B TCI Group common stock,
    $1 par value. Authorized 150,000,000 shares; issued
    84,647,065 shares in 1996 and 84,691,554 shares in
    1995....................................................       85          85
  Tele-Communications, Inc. Series A Liberty Media Group
    common stock, $1 par value. Authorized 750,000,000
    shares; issued 227,844,437 shares in 1996 and
    224,942,830 shares in 1995..............................      228         225
  Tele-Communications, Inc. Series B Liberty Media Group
    common stock, $1 par value. Authorized 75,000,000
    shares; issued 21,189,369 shares in 1996 and 21,196,868
    shares in 1995..........................................       21          21
  Additional paid-in capital................................    3,672       3,986
  Cumulative foreign currency translation adjustment, net of
    taxes...................................................       26          (9)
  Unrealized holding gains for available-for-sale
    securities, net of taxes................................       15         338
  Accumulated deficit.......................................     (176)       (454)
                                                              -------      ------
                                                                4,567       4,864
  Series A TCI Group common stock, at cost, held by
    subsidiaries (116,853,196 shares and 100,524,364 shares
    in 1996 and 1995, respectively).........................     (314)       (314)
                                                              -------      ------
        Total stockholders' equity..........................    4,253       4,550
                                                              -------      ------
Commitments and contingencies (note 15)
                                                              $30,244      25,577
                                                              =======      ======


          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                               1996       1995     1994
                                                              -------    ------    -----
                                                                 AMOUNTS IN MILLIONS,
                                                               EXCEPT PER SHARE AMOUNTS
Revenue (note 16):
  Communications and programming services (note 6)..........  $ 7,038     5,586    4,250
  Net sales from electronic retailing services..............      984       920      432
                                                              -------    ------    -----
                                                                8,022     6,506    4,682
                                                              -------    ------    -----
Operating costs and expenses:
  Operating.................................................    2,917     2,161    1,507
  Cost of sales from electronic retailing services..........      605       603      263
  Selling, general and administrative.......................    2,224     1,754    1,114
  Compensation (adjustment to compensation) relating to
     options and stock appreciation rights..................      (13)       57       (8)
  Restructuring charges.....................................       41        17       --
  Depreciation..............................................    1,093       899      700
  Amortization..............................................      523       473      318
                                                              -------    ------    -----
                                                                7,390     5,964    3,894
                                                              -------    ------    -----
     Operating income (note 16).............................      632       542      788
Other income (expense):
  Interest expense..........................................   (1,096)   (1,010)    (785)
  Interest and dividend income..............................       64        52       36
  Share of losses of affiliates, net (note 4)...............     (473)     (193)    (112)
  Share of earnings of Liberty Media Corporation............       --        --      128
  Loss on early extinguishment of debt (note 8).............      (71)       (6)      (9)
  Minority interests in losses (earnings) of consolidated
     subsidiaries, net......................................      (56)       17        2
  Gain on sale of subsidiary stock (note 13)................       --       123       --
  Gain on sale of stock by equity investee (note 4).........       12       165      161
  Gain (loss) on disposition of assets......................    1,593        49      (10)
  Other, net................................................      (65)      (30)     (17)
                                                              -------    ------    -----
                                                                  (92)     (833)    (606)
                                                              -------    ------    -----
     Earnings (loss) before income taxes....................      540      (291)     182
Income tax benefit (expense) (note 14)......................     (262)      120     (120)
                                                              -------    ------    -----
     Net earnings (loss) (note 16)..........................      278      (171)      62
Dividend requirements on preferred stocks...................      (35)      (34)      (8)
                                                              -------    ------    -----
  Net earnings (loss) attributable to common stockholders
     (note 6)...............................................  $   243      (205)      54
                                                              =======    ======    =====
Net earnings (loss) attributable to common stockholders
  (note 2):
  TCI Class A and Class B common stock......................  $    --       (71)      54
  TCI Group Series A and Series B common stock..............     (813)     (107)      --
  Liberty Media Group Series A and Series B common stock....    1,056       (27)      --
                                                              -------    ------    -----
                                                              $   243      (205)      54
                                                              =======    ======    =====
Primary net earnings (loss) attributable to common
  stockholders per common and common equivalent share (notes
  2 and 6):
  TCI Class A and Class B common stock......................  $    --      (.11)     .10
  TCI Group Series A and Series B common stock..............  $ (1.22)     (.16)      --
  Liberty Media Group Series A and Series B common stock....  $  3.97      (.11)      --
Fully diluted net earnings (loss) attributable to common
  stockholders per common and common equivalent share (notes
  2 and 6):
  TCI Class A and Class B common stock......................  $    --      (.11)     .10
  TCI Group Series A and Series B common stock..............  $ (1.22)     (.16)      --
  Liberty Media Group Series A and Series B common stock....  $  3.88      (.11)      --


          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                                             COMMON STOCK
                                                     -------------------------------------------------------------
                                                                                                  LIBERTY MEDIA
                                          CLASS B           TCI               TCI GROUP               GROUP          ADDITIONAL
                                          COMMON     -----------------   -------------------   -------------------    PAID-IN
                                           STOCK     CLASS A   CLASS B   SERIES A   SERIES B   SERIES A   SERIES B    CAPITAL
                                         ---------   -------   -------   --------   --------   --------   --------   ----------
                                                                          AMOUNTS IN MILLIONS
Balance at December 31, 1993*..........    $ --        482        47        --         --         --         --        2,293
 Unrealized holding gains for
   available-for-sale securities as of
   January 1, 1994.....................      --         --        --        --         --         --         --           --
 Net earnings..........................      --         --        --        --         --         --         --           --
 Conversion of redeemable preferred
   stock (note 9)......................      --          1        --        --         --         --         --           17
 Issuance of common stock upon
   conversion of notes (note 8)........      --          3        --        --         --         --         --           --
 Issuance of common stock upon exercise
   of stock option.....................      --         --        --        --         --         --         --            3
 Acquisition and retirement of common
   stock...............................      --         --        --        --         --         --         --           (2)
 Issuance of common stock for
   acquisition.........................      --         85        42        --         --         --         --          383
 Accreted dividends on all classes of
   preferred stock.....................      --         --        --        --         --         --         --           (8)
 Accreted dividends on all classes of
   preferred stock not subject to
   mandatory redemption requirements...      --         --        --        --         --         --         --            4
 Foreign currency translation
   adjustment..........................      --         --        --        --         --         --         --           --
 Issuance of TCI Class A common stock
   to subsidiaries of TCI in
   Reorganization......................      --         --        --        --         --         --         --          (23)
 Issuance of Class A common stock for
   investment..........................      --          6        --        --         --         --         --          124
 Repayment of note receivable from
   related party.......................      --         --        --        --         --         --         --           --
 Change in unrealized holding gains for
   available-for-sale securities.......      --         --        --        --         --         --         --           --
                                            ---       ----       ---        --         --         --         --          ---
Balance at December 31, 1994...........    $ --        577        89        --         --         --         --        2,791
                                            ===       ====       ===        ==         ==         ==         ==          ===

                                                        UNREALIZED
                                                         HOLDING
                                                          GAINS
                                         CUMULATIVE    (LOSSES) FOR      NOTE
                                           FOREIGN      AVAILABLE-    RECEIVABLE                    COMMON
                                          CURRENCY       FOR-SALE        FROM                       STOCK           TOTAL
                                         TRANSLATION   SECURITIES,     RELATED     ACCUMULATED     HELD BY      STOCKHOLDERS'
                                         ADJUSTMENT    NET OF TAXES     PARTY        DEFICIT     SUBSIDIARIES      EQUITY
                                         -----------   ------------   ----------   -----------   ------------   -------------


Balance at December 31, 1993*..........      (29)            --           --          (344)          (333)          2,116
 Unrealized holding gains for
   available-for-sale securities as of
   January 1, 1994.....................       --            297           --            --             --             297
 Net earnings..........................       --             --           --            62             --              62
 Conversion of redeemable preferred
   stock (note 9)......................       --             --           --            --             --              18
 Issuance of common stock upon
   conversion of notes (note 8)........       --             --           --            --             --               3
 Issuance of common stock upon exercise
   of stock option.....................       --             --           --            --             --               3
 Acquisition and retirement of common
   stock...............................       --             --           --            --             --              (2)
 Issuance of common stock for
   acquisition.........................       --              4          (15)           --           (285)            214
 Accreted dividends on all classes of
   preferred stock.....................       --             --           --            --             --              (8)
 Accreted dividends on all classes of
   preferred stock not subject to
   mandatory redemption requirements...       --             --           --            --             --               4
 Foreign currency translation
   adjustment..........................       25             --           --            --             --              25
 Issuance of TCI Class A common stock
   to subsidiaries of TCI in
   Reorganization......................       --             --           --            --             23              --
 Issuance of Class A common stock for
   investment..........................       --             --           --            --             --             130
 Repayment of note receivable from
   related party.......................       --             --           15            --            (15)             --
 Change in unrealized holding gains for
   available-for-sale securities.......       --           (207)          --            --             --            (207)
                                              --            ---           --           ---            ---             ---

Balance at December 31, 1994...........       (4)            94           --          (282)          (610)          2,655
                                              ==            ===           ==           ===            ===             ===

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                                             COMMON STOCK
                                                     -------------------------------------------------------------
                                                                                                  LIBERTY MEDIA
                                          CLASS B           TCI               TCI GROUP               GROUP          ADDITIONAL
                                          COMMON     -----------------   -------------------   -------------------    PAID-IN
                                           STOCK     CLASS A   CLASS B   SERIES A   SERIES B   SERIES A   SERIES B    CAPITAL
                                         ---------   -------   -------   --------   --------   --------   --------   ----------
                                                                          AMOUNTS IN MILLIONS
Balance at December 31, 1994...........    $ --        577        89        --         --         --         --        2,791
 Net loss..............................      --         --        --        --         --         --         --           --
 Issuance of common stock in public
   offering............................      --         20        --        --         --         --         --          381
 Issuance of common stock in private
   offering............................      --          1        --        --         --         --         --           29
 Issuance of common stock for
   acquisitions and investments (note
   6)..................................      --         59        --        --         --         --         --        1,329
 Issuance of Class A common stock to
   subsidiary of TCI in
   Reorganization......................      --         --        --        --         --         --         --           (6)
 Issuance of Class A common stock to
   subsidiary in exchange for
   investment..........................      --         --        --        --         --         --         --           (1)
 Retirement of Class A common stock
   previously held by subsidiary.......      --         --        --        --         --         --         --           29
 Exchange of common stock held by
   subsidiaries of TCI for Convertible
   Redeemable Participating Preferred
   Stock, Series F ("Series F Preferred
   Stock") (note 9)....................      --        (86)       (4)       --         --         --         --         (542)
 Conversion of Series F Preferred Stock
   held by subsidiary for Series A TCI
   Group common stock..................      --         --        --       101         --         --         --          213
 Distribution of Series A and Series B
   Liberty Media Group common stock to
   TCI common stockholders (note 1)....      --         --        --        --         --        225         21         (246)
 Costs associated with Distribution to
   stockholders........................      --         --        --        --         --         --         --           (8)
 Redesignation of TCI common stock into
   Series A and Series B TCI Group
   common stock (note 1)...............      --       (571)      (85)      571         85         --         --           --
 Accreted dividends on all classes of
   preferred stock.....................      --         --        --        --         --         --         --          (34)
 Accreted dividends on all classes of
   preferred stock not subject to
   mandatory redemption requirements...      --         --        --        --         --         --         --           10
 Payment of preferred stock
   dividends...........................      --         --        --        --         --         --         --          (10)
 Issuance of common stock by subsidiary
   (note 13)...........................      --         --        --        --         --         --         --           51
 Foreign currency translation
   adjustment..........................      --         --        --        --         --         --         --           --
 Change in unrealized holding gains for
   available-for-sale securities.......      --         --        --        --         --         --         --           --
 Adjustment to reflect elimination of
   reporting delay with respect to
   certain foreign subsidiaries........      --         --        --        --         --         --         --           --
                                            ---       ----       ---        --         --         --         --          ---
Balance at December 31, 1995...........    $ --         --        --       672         85        225         21        3,986
                                            ===       ====       ===        ==         ==         ==         ==          ===

                                                        UNREALIZED
                                                         HOLDING
                                                          GAINS
                                         CUMULATIVE    (LOSSES) FOR      NOTE
                                           FOREIGN      AVAILABLE-    RECEIVABLE                    COMMON
                                          CURRENCY       FOR-SALE        FROM                       STOCK           TOTAL
                                         TRANSLATION   SECURITIES,     RELATED     ACCUMULATED     HELD BY      STOCKHOLDERS'
                                         ADJUSTMENT    NET OF TAXES     PARTY        DEFICIT     SUBSIDIARIES      EQUITY
                                         -----------   ------------   ----------   -----------   ------------   -------------
                                                                         AMOUNTS IN MILLIONS
Balance at December 31, 1994...........       (4)            94           --          (282)          (610)          2,655
 Net loss..............................       --             --           --          (171)            --            (171)
 Issuance of common stock in public
   offering............................       --             --           --            --             --             401
 Issuance of common stock in private
   offering............................       --             --           --            --             --              30
 Issuance of common stock for
   acquisitions and investments (note
   6)..................................       --             --           --            --             --           1,388
 Issuance of Class A common stock to
   subsidiary of TCI in
   Reorganization......................       --             --           --            --              6              --
 Issuance of Class A common stock to
   subsidiary in exchange for
   investment..........................       --             --           --            --              1              --
 Retirement of Class A common stock
   previously held by subsidiary.......       --             --           --            --            (29)             --
 Exchange of common stock held by
   subsidiaries of TCI for Convertible
   Redeemable Participating Preferred
   Stock, Series F ("Series F Preferred
   Stock") (note 9)....................       --             --           --            --            632              --
 Conversion of Series F Preferred Stock
   held by subsidiary for Series A TCI
   Group common stock..................       --             --           --            --           (314)             --
 Distribution of Series A and Series B
   Liberty Media Group common stock to
   TCI common stockholders (note 1)....       --             --           --            --             --              --
 Costs associated with Distribution to
   stockholders........................       --             --           --            --             --              (8)
 Redesignation of TCI common stock into
   Series A and Series B TCI Group
   common stock (note 1)...............       --             --           --            --             --              --
 Accreted dividends on all classes of
   preferred stock.....................       --             --           --            --             --             (34)
 Accreted dividends on all classes of
   preferred stock not subject to
   mandatory redemption requirements...       --             --           --            --             --              10
 Payment of preferred stock
   dividends...........................       --             --           --            --             --             (10)
 Issuance of common stock by subsidiary
   (note 13)...........................       --             --           --            --             --              51
 Foreign currency translation
   adjustment..........................       (5)            --           --            --             --              (5)
 Change in unrealized holding gains for
   available-for-sale securities.......       --            244           --            --             --             244
 Adjustment to reflect elimination of
   reporting delay with respect to
   certain foreign subsidiaries........       --             --           --            (1)            --              (1)
                                              --            ---           --           ---            ---             ---

Balance at December 31, 1995...........       (9)           338           --          (454)          (314)          4,550
                                              ==            ===           ==           ===            ===             ===


                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                                      COMMON STOCK
                                              -------------------------------------------------------------
                                                                                           LIBERTY MEDIA
                                   CLASS B           TCI               TCI GROUP               GROUP          ADDITIONAL
                                   COMMON     -----------------   -------------------   -------------------    PAID-IN
                                    STOCK     CLASS A   CLASS B   SERIES A   SERIES B   SERIES A   SERIES B    CAPITAL
                                  ---------   -------   -------   --------   --------   --------   --------   ----------
                                                                   AMOUNTS IN MILLIONS
Balance at December 31, 1995....    $ --         --        --       672         85        225         21        3,986
 Net earnings...................      --         --        --        --         --         --         --           --
 Issuance of common stock for
   acquisition (note 6).........      --         --        --        11         --          4         --          250
 Issuance of common stock upon
   conversion of notes..........      --         --        --         2         --          1         --           (1)
 Issuance of common stock upon
   conversion of preferred
   stock........................      --         --        --         1         --         --         --           15
 Exchange of cost investment for
   TCI Group and Liberty Media
   Group common stock...........      --         --        --        (6)        --         (2)        --         (122)
 Contribution of common stock to
   subsidiary...................      --         --        --        16         --         --         --          (16)
 Spin-off of TCI Satellite
   Entertainment, Inc. (note
   7)...........................      --         --        --        --         --         --         --         (405)
 Accreted dividends on all
   classes of preferred stock...      --         --        --        --         --         --         --          (35)
 Accreted dividends on all
   classes of preferred stock
   not subject to mandatory
   redemption requirements......      --         --        --        --         --         --         --           10
 Payment of preferred stock
   dividends....................      --         --        --        --         --         --         --          (10)
 Foreign currency translation
   adjustment...................      --         --        --        --         --         --         --           --
 Recognition of unrealized
   holding gains on
   available-for-sale securities
   (note 5).....................      --         --        --        --         --         --         --           --
 Recognition of unrealized
   holding losses on
   available-for-sale
   securities...................      --         --        --        --         --         --         --           --
 Change in unrealized holding
   gains for available-for-sale
   securities...................      --         --        --        --         --         --         --           --
                                     ---       ----       ---        --         --         --         --          ---
Balance at December 31, 1996....    $ --         --        --       696         85        228         21        3,672
                                     ===       ====       ===        ==         ==         ==         ==          ===

                                                 UNREALIZED
                                                  HOLDING
                                                   GAINS
                                  CUMULATIVE    (LOSSES) FOR      NOTE
                                    FOREIGN      AVAILABLE-    RECEIVABLE                    COMMON
                                   CURRENCY       FOR-SALE        FROM                       STOCK           TOTAL
                                  TRANSLATION   SECURITIES,     RELATED     ACCUMULATED     HELD BY      STOCKHOLDERS'
                                  ADJUSTMENT    NET OF TAXES     PARTY        DEFICIT     SUBSIDIARIES      EQUITY
                                  -----------   ------------   ----------   -----------   ------------   -------------
                                                                  AMOUNTS IN MILLIONS
Balance at December 31, 1995....       (9)           338           --          (454)          (314)          4,550
 Net earnings...................       --             --           --           278             --             278
 Issuance of common stock for
   acquisition (note 6).........       --             --           --            --             --             265
 Issuance of common stock upon
   conversion of notes..........       --             --           --            --             --               2
 Issuance of common stock upon
   conversion of preferred
   stock........................       --             --           --            --             --              16
 Exchange of cost investment for
   TCI Group and Liberty Media
   Group common stock...........       --             --           --            --             --            (130)
 Contribution of common stock to
   subsidiary...................       --             --           --            --             --              --
 Spin-off of TCI Satellite
   Entertainment, Inc. (note
   7)...........................       --             --           --            --             --            (405)
 Accreted dividends on all
   classes of preferred stock...       --             --           --            --             --             (35)
 Accreted dividends on all
   classes of preferred stock
   not subject to mandatory
   redemption requirements......       --             --           --            --             --              10
 Payment of preferred stock
   dividends....................       --             --           --            --             --             (10)
 Foreign currency translation
   adjustment...................       35             --           --            --             --              35
 Recognition of unrealized
   holding gains on
   available-for-sale securities
   (note 5).....................       --           (428)          --            --             --            (428)
 Recognition of unrealized
   holding losses on
   available-for-sale
   securities...................       --             64           --            --             --              64
 Change in unrealized holding
   gains for available-for-sale
   securities...................       --             41           --            --             --              41
                                       --            ---           --           ---            ---             ---
Balance at December 31, 1996....       26             15           --          (176)          (314)          4,253
                                       ==            ===           ==           ===            ===             ===


          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                               1996       1995      1994
                                                              -------    ------    ------
                                                                  AMOUNTS IN MILLIONS
                                                                     (SEE NOTE 3)
Cash flows from operating activities:
  Net earnings (loss).......................................  $   278      (171)       62
  Adjustments to reconcile net earnings (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................    1,616     1,372     1,018
    Compensation (adjustment to compensation) relating to
     options and stock appreciation rights..................      (13)       57        (8)
    Payments of stock appreciation rights...................       (3)       (9)       --
    Restructuring charges...................................       41        17        --
    Payments of restructuring charges.......................       (8)      (17)       --
    Share of losses of affiliates...........................      473       193       112
    Share of earnings of Liberty Media Corporation..........       --        --      (128)
    Loss on early extinguishment of debt....................       71         6         9
    Minority interests in earnings (losses).................       56       (17)       (2)
    Gain on sale of subsidiary stock........................       --      (123)       --
    Gain on sale of stock by equity investee................      (12)     (165)     (161)
    Loss (gain) on disposition of assets....................   (1,593)      (49)       10
    Deferred income tax expense (benefit)...................      224      (153)       37
    Other noncash charges (credits).........................       11       (28)       (2)
    Changes in operating assets and liabilities, net of the
     effect of acquisitions:
      Change in receivables.................................     (115)      (70)       15
      Change in inventories.................................       (8)       16       (26)
      Change in prepaids....................................      (23)      (86)      (97)
      Change in accrued interest............................       40        45        13
      Change in other accruals and payables.................      193       139        56
                                                              -------    ------    ------
         Net cash provided by operating activities..........    1,228       957       908
                                                              -------    ------    ------
Cash flows from investing activities:
  Cash paid for acquisitions................................     (598)     (477)     (358)
  Capital expended for property and equipment...............   (2,055)   (1,782)   (1,264)
  Cash proceeds from disposition of assets..................      341       166        39
  Additional investments in and loans to affiliates and
    others..................................................     (798)   (1,134)     (445)
  Repayments of loans to affiliates and others..............      679        18       148
  Other investing activities................................      (38)     (135)      (15)
                                                              -------    ------    ------
         Net cash used in investing activities..............   (2,469)   (3,344)   (1,895)
                                                              -------    ------    ------
Cash flows from financing activities:
  Borrowings of debt........................................    8,163     8,152     4,676
  Repayments of debt........................................   (7,969)   (6,567)   (3,607)
  Prepayment penalties......................................      (60)       --        --
  Proceeds from sale of subsidiary stock....................      223       445        --
  Proceeds from issuances of common stock...................       --       431         1
  Proceeds from issuance of Trust Securities................      971        --        --
  Contributions by minority shareholders of subsidiaries....      319        --        --
  Payment of dividends on subsidiary preferred stock and
    Trust Securities........................................      (95)       (6)       (6)
  Payment of preferred stock dividends......................      (35)      (24)       (4)
  Costs associated with Distribution to stockholders........       --        (8)       --
  Other financing activities................................       --         8        --
                                                              -------    ------    ------
         Net cash provided by financing activities..........    1,517     2,431     1,060
                                                              -------    ------    ------
         Net increase in cash and cash equivalents..........      276        44        73
         Cash and cash equivalents at beginning of year.....      118        74         1
                                                              -------    ------    ------
         Cash and cash equivalents at end of year...........  $   394       118        74
                                                              =======    ======    ======


          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994



(1) ORGANIZATION


  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Tele-Communications, Inc. and those of all majority-owned subsidiaries ("TCI" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. Preferred stock of TCI which is owned by subsidiaries of TCI eliminates in consolidation. Common stock of the Company held by subsidiaries is treated as treasury stock in consolidation.

  Industry Segments

     The Company currently has significant operations principally in two industry segments: cable and communications services ("Communications") and programming services ("Programming"). Programming includes the production, acquisition and distribution of globally branded entertainment, education and information programming services and software for distribution through all available formats and media; and home shopping via television and other interactive media, direct marketing, advertising sales, infomercials and transaction processing. Home Shopping is a programming service which includes a retail function. The Company's cable and communications segment is comprised of five lines of business: Domestic Cable and Communications (the "Cable Unit"); International Cable and Programming ("TINTA"); Telephony; Internet; and Technology/Venture Capital. TINTA, Telephony, Internet and Technology/Venture Capital are not separately reportable segments due to their relative insignificance. The Company has investments accounted for under the equity method and the cost method, which also operate in the Communications and Programming industries. See note 16 for additional segment information.

  Targeted Stock

     On August 3, 1995, the TCI stockholders authorized the TCI Board of Directors (the "Board") to issue two new series of stock ("Liberty Group Stock") which reflect the separate performance of TCI's business which produces and distributes programming services ("Liberty Media Group"). Additionally, the stockholders of TCI approved the redesignation of the previously authorized TCI Class A and Class B common stock into Series A TCI Group and Series B TCI Group common stock ("TCI Group Stock"). The issuance of the Liberty Group Stock did not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. On August 10, 1995, TCI distributed, in the form of a dividend, one share of Liberty Group Stock for each four shares of TCI Group Stock owned. Such distribution (the "Distribution") represented one hundred percent of the equity value attributable to the Liberty Media Group.

     As of December 31, 1996, the TCI Group Stock reflects the separate performance of TCI's subsidiaries and assets not attributed to Liberty Media Group, including TCI's Cable Unit, TINTA, Telephony unit, Internet unit and Technology/Venture Capital unit. Such subsidiaries and assets are referred to as "TCI Group".


     Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to TCI Group or to Liberty Media Group for purposes of preparing their combined financial statements, the change in the capital structure of TCI does not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries each continue to be responsible for their respective liabilities. Holders of TCI Group Stock or Liberty Group Stock are holders of common stock of TCI and continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The issuance of Liberty Group Stock did not affect the rights of creditors of TCI.


     Dividends on TCI Group Stock are payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends and the available dividend amount with respect to TCI Group, as

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


defined. Determinations to pay dividends on TCI Group Stock will be based primarily upon the financial condition, results of operations and business requirements of TCI Group and TCI as a whole.

     Dividends on Liberty Group Stock are payable at the sole discretion of the Board out of the lesser of all assets of TCI legally available for dividends and the available dividend amount with respect to Liberty Media Group, as defined. Determinations to pay dividends on Liberty Group Stock will be based primarily upon the financial condition, results of operations and business requirements of Liberty Media Group and TCI as a whole.

     After the Distribution, existing preferred stock and debt securities of TCI that were convertible into or exchangeable for shares of TCI Class A common stock were, as a result of the operation of antidilution provisions, adjusted so that there will be delivered upon their conversion or exchange (in addition to the same number of shares of redesignated Series A TCI Group Stock as were theretofore issuable thereunder) the number of shares of Series A Liberty Group Stock that would have been issuable in the Distribution with respect to the TCI Class A common stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Distribution. Options to purchase TCI Class A common stock outstanding at the time of the Distribution were adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Class A common stock prior to the record date for the Distribution and reallocating a portion of the aggregate exercise price of the previously outstanding options to the newly issued options to purchase Series A Liberty Group Stock.


     A number of wholly-owned subsidiaries of the Company which are part of TCI Group owned shares of TCI Class A common stock and TCI preferred stock ("Subsidiary Shares"). Because the Distribution was made as a dividend to all holders of TCI's Class A common stock and Class B common stock and, pursuant to the anti-dilution provisions set forth therein, to the holders of securities convertible into TCI Class A common stock and Class B common stock upon the conversion thereof, shares of Liberty Group Stock would otherwise have been issued and become issuable in respect of the Subsidiary Shares held by these subsidiaries and would have been attributed to TCI Group. The Liberty Group Stock issued in connection with the Distribution was intended to constitute 100% of the equity value thereof to the holders of the TCI Class A common stock and TCI Class B common stock, and TCI Group did not initially have any interest in Liberty Media Group represented by any outstanding shares of Liberty Group Stock (an "Inter-Group Interest"). Therefore, TCI determined to exchange all of the outstanding Subsidiary Shares for shares of Series F Preferred Stock. See note
9. The rights, privileges and preferences of the Series F Preferred Stock did not entitle its holders to receive Liberty Group Stock in the Distribution or upon conversion of the Series F Preferred Stock.


  Stock Dividend

     Effective January 13, 1997, the Company issued a stock dividend to holders of Liberty Group Stock consisting of one share of Series A Liberty Group Stock for every two shares of Series A Liberty Group Stock owned and one share of Series A Liberty Group Stock for every two shares of Series B Liberty Group Stock owned (the "Liberty Group Stock Dividend"). The Liberty Group Stock Dividend has been treated as a stock split, and accordingly, all share and per share amounts have been retroactively restated to reflect the Liberty Group Stock Dividend.

  Telephony Group Stock Proposal

     On March 12, 1997, the TCI stockholders authorized the Board to issue two new series of the Company's common stock, par value $1.00 per share, (and a corresponding increase in the total number of authorized shares of common stock) to be designated Tele-Communications, Inc. Series A Telephony Group common stock and Tele-Communications, Inc. Series B Telephony Group common stock (collectively, the "Telephony Group Stock"). The Telephony Group Stock, if issued, would be intended to reflect the separate performance of Telephony Group, which initially consists of the Company's investments in certain entities engaged in the

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES domestic wireline and wireless telephony businesses. A total of 750 million shares of Series A Telephony Group Stock and 75 million shares of Series B Telephony Group Stock were authorized. As of March 24, 1997, no shares of Telephony Group Stock have been issued.


     Upon authorization of the Telephony Group Stock and until shares of Telephony Group Stock are issued, the investments attributed to Telephony Group will be included in TCI Group. The TCI Group Stock will continue to reflect all of the assets, liabilities and common stockholders' equity value of the Company attributable to Telephony Group, in addition to the separate performance of the Company's domestic cable distribution business; telephony distribution and communications business (other than the investments attributed to Telephony Group); international cable, telephony and programming businesses; technology/ venture capital business; and any other business of the Company not attributed to either Liberty Media Group or Telephony Group. As shares of Telephony Group Stock are issued and distributed or sold, the percentage of the common stockholders' equity value of the Company attributable to Telephony Group that is or is intended to be reflected in the TCI Group Stock will be reduced accordingly. The composition of Liberty Media Group was not affected by the authorization, and will not be affected by the issuance, of Telephony Group Stock.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Cash and Cash Equivalents

     Cash and cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

  Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1996 and 1995 was not material.

  Program Rights

     Prepaid program rights are amortized on a film-by-film basis over the specific number of exhibitions. Committed film inventory and program rights payable are recorded at the estimated costs of the programs when the film is available for airing less prepayments. These amounts are amortized on a film-by-film basis over the specific number of exhibitions.

  Investments

     All marketable equity securities held by the Company are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of stockholders' equity. Realized gains and losses are determined on a specific-identification basis.


     Other investments in which the ownership interest is less than 20% and are not considered marketable securities are generally carried at cost. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of the difference between the Company's investment and its share of the net assets of the investee. Recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.


     Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, generally are recognized as gains or losses in the Company's consolidated statements of operations.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  Long-Lived Assets


     (a) PROPERTY AND EQUIPMENT


          Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1996, 1995 and 1994, interest capitalized was not material.

          Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems, 3 to 40 years for support equipment and buildings.

          Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.


     (b) FRANCHISE COSTS


          Franchise costs include the difference between the cost of acquiring cable television systems and amounts allocated to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the Company in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.


     In March of 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("Statement No. 121"), effective for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 effective January 1, 1996. Such adoption did not have a significant effect on the financial position or results of operations of the Company.


     Pursuant to Statement No. 121, the Company periodically reviews the carrying amounts of its long-lived assets, franchise costs and certain other assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. The Company considers historical and expected future net operating losses to be its primary indicators of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets ("Assets"). The Company deems Assets to be impaired if the Company is unable to recover the carrying value of such Assets over their expected remaining useful life through a forecast of undiscounted future operating cash flows directly related to the Assets. If Assets are deemed to be impaired, the loss is measured as the amount by which the carrying amount of the Assets exceeds their fair value. The Company generally measures fair value by considering sales prices for similar assets or by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

  Interest Rate Derivatives

     Amounts receivable or payable under derivative financial instruments used to manage interest rate risks arising from the Company's financial liabilities are recognized as interest expense. Gains and losses on early terminations of derivatives are included in the carrying amount of the related debt and amortized as yield adjustments over the remaining term of the derivative financial instruments. The Company does not use such instruments for trading purposes.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  Minority Interests

     Recognition of minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the common equity of those consolidated subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of consolidated subsidiaries have the right to cause the Company to repurchase such holders' common equity.


     Included in minority interests in equity of consolidated subsidiaries is $902 million and $49 million in 1996 and 1995, respectively, of preferred stocks (and accumulated dividends thereon) of certain subsidiaries. The current dividend requirements on these preferred stocks aggregate $47 million per annum and such dividend requirements are reflected as minority interests in the accompanying consolidated statements of operations.


  Foreign Currency Translation

     All balance sheet accounts of foreign investments are translated at the current exchange rate as of the end of the accounting period. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of stockholders' equity.

  Net Sales from Electronic Retailing Services

     Revenue includes merchandise sales reduced by incentive discounts and sales returns to arrive at net sales from electronic retailing services. Revenue is recorded for credit card sales upon transaction authorization, and for check sales upon receipt of customer payment, which does not vary significantly from the time goods are shipped. The Company's sales policy allows merchandise to be returned at the customer's discretion, generally up to 30 days.

  Stock Based Compensation

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement No. 123") was issued by the FASB in October 1995. Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As allowed by Statement No. 123, the Company continues to account for stock-based employee compensation pursuant to APB Opinion No. 25. The Company has included the disclosures required by Statement No. 123 in note 11.

  Earnings (Loss) Per Common and Common Equivalent Share


     (a) TCI CLASS A AND B COMMON STOCK



          Loss per common share attributable to common stockholders for the period from January 1, 1995 through the Distribution was computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding (648.2 million). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be antidilutive.


          Primary earnings per common and common equivalent share attributable to common stockholders for the year ended December 31, 1994 was computed by dividing net earnings attributable to common stockholders by the weighted average number of common and common equivalent shares outstanding (540.8 million).

          Fully diluted earnings per common and common equivalent share attributable to common stockholders for the year ended December 31, 1994 was computed by dividing earnings attributable to common stockholders by the weighted average number of common and common equivalent shares outstanding (540.8 million). Shares issuable upon conversion of the Convertible Preferred Stock, Series C ("Series C Preferred Stock") (see note 9) have not been included in the computation of weighted average shares because their effect would be anti-dilutive.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     (b) TCI GROUP STOCK


          The loss attributable to TCI Group stockholders per common share for the year ended December 31, 1996 and for the period from the Distribution to December 31, 1995 was computed by dividing net loss attributable to TCI Group Series A and Series B common stockholders by the weighted average number of common shares outstanding of TCI Group Stock during the period (664.8 million and 656.4 million, respectively). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.


     (c) LIBERTY GROUP STOCK


          Primary earnings attributable to Liberty Media Group stockholders per common and common equivalent share for the year ended December 31, 1996 was computed by dividing net earnings attributable to Liberty Media Group Series A and Series B common stockholders by the weighted average number of common and common equivalent shares outstanding of Liberty Media Group Series A and Series B common stock during the period, as adjusted for the effect of the Liberty Group Stock Dividend (266.3 million).

          Fully diluted earnings attributable to Liberty Media Group stockholders per common and common equivalent share for the year ended December 31, 1996 was computed by dividing earnings attributable to Liberty Media Group Series A and Series B common stockholders by the weighted average number of common and common equivalent shares outstanding of Liberty Media Group Series A and Series B common stock during the period, as adjusted for the effect of the Liberty Group Stock Dividend (272.4 million). Shares issuable upon conversion of the Series C Preferred Stock, the Convertible Preferred Stock, Series D (the "Series D Preferred Stock"), and the Redeemable Convertible Liberty Media Group Preferred Stock, Series H have been included in the computation of weighted average shares.


          The loss attributable to Liberty Media Group stockholders per common share for the period from the Distribution to December 31, 1995 was computed by dividing net loss attributable to Liberty Media Group Series A and Series B common stockholders by the weighted average number of common shares outstanding of Liberty Group Stock during the period, as adjusted for the effect of the Liberty Group Stock Dividend (246.1 million). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.


  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain amounts have been reclassified for comparability with the 1996 presentation.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(3) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS


     Cash paid for interest was $1,056 million, $965 million and $758 million for the years ended December 31, 1996, 1995 and 1994, respectively. Cash paid for income taxes was $25 million in 1996, $63 million in 1995 and was not material in 1994.

     Significant noncash investing and financing activities are reflected in the following table. See also note 7 for the impact of the spin-off of TCI Satellite Entertainment, Inc.


                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996       1995      1994
                                                              -------    ------     -----
                                                                  AMOUNTS IN MILLIONS
Cash paid for acquisitions:
  Fair value of assets acquired.............................  $ 4,998     3,571     1,921
  Liabilities assumed, net of current assets................   (1,811)     (445)     (648)
  Deferred tax liability recorded in acquisitions...........   (1,379)   (1,083)     (190)
  Minority interests in equity of acquired entities.........     (113)       49       (35)
  Note receivable from related party assumed................       --        --        15
  Common stock and preferred stock issued in acquisitions...     (457)   (1,615)     (808)
  Preferred stock of subsidiaries issued in acquisitions....     (640)       --        --
  Common stock issued to subsidiaries.......................       --        --       285
  Unrealized gains on available-for-sale securities of
     acquired entities......................................       --        --      (182)
                                                              -------    ------     -----
     Cash paid for acquisitions.............................  $   598       477       358
                                                              =======    ======     =====
Exchange of consolidated subsidiaries for note receivable
  and equity investments....................................  $   894        --        --
                                                              =======    ======     =====
Conversion of debt into additional minority interest in
  consolidated subsidiary...................................  $    --        14        --
                                                              =======    ======     =====
Assets contributed for interest in limited liability
  company...................................................  $    --         3        --
                                                              =======    ======     =====
Issuance of subsidiary stock for equity investment..........  $    --        11        --
                                                              =======    ======     =====



(4) INVESTMENTS IN AFFILIATES


     The Company has various investments accounted for under the equity method. The following table includes the Company's carrying value and percentage ownership of the more significant investments at December 31, 1996.


                                                                DECEMBER 31, 1996
                                                          ------------------------------
                                                          PERCENTAGE         CARRYING
                                                          OWNERSHIP           VALUE
                                                          ----------      --------------
                                                                            AMOUNTS IN
                                                                             MILLIONS
Sprint Spectrum Holding Company, L.P., MinorCo, L.P. and
  PhillieCo, L.P........................................  30%-35.3%            $830
Teleport Communications Group, Inc. ("TCG").............    31.1%               276
Home Shopping Network, Inc. ("HSN").....................    19.9%               142
BDTV INC. and BDTV II, INC..............................     99%                200
Telewest Communications plc ("Telewest")................     27%                488
Various foreign equity investments (other than
  Telewest).............................................     var.               422
Discovery Communications, Inc...........................     49%                118
QVC, Inc................................................     43%                104

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

     Summarized unaudited financial information for affiliates is as follows:


                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------    -------
                                                              AMOUNTS IN MILLIONS
Combined Financial Position
  Property and equipment, net...............................   $ 4,770      3,464
  Franchise costs, net......................................     3,392      1,302
  Other assets, net.........................................    13,287      8,127
                                                               -------     ------
          Total assets......................................   $21,449     12,893
                                                               =======     ======
  Debt......................................................   $ 8,657      5,438
  Due to TCI................................................        42         47
  Other liabilities.........................................     5,539      1,803
  Owners' equity............................................     7,211      5,605
                                                               -------     ------
          Total liabilities and equity......................   $21,449     12,893
                                                               =======     ======



                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1996       1995      1994
                                                          -------    ------    ------
                                                              AMOUNTS IN MILLIONS
Combined Operations
  Revenue...............................................  $ 5,996     4,540     3,033
  Operating expenses....................................   (5,488)   (3,956)   (2,678)
  Depreciation and amortization.........................   (1,037)     (542)     (261)
                                                          -------    ------    ------
     Operating income (loss)............................     (529)       42        94
  Interest expense......................................     (631)     (349)     (112)
  Other, net............................................     (369)     (151)       13
                                                          -------    ------    ------
     Net loss...........................................  $(1,529)     (458)       (5)
                                                          =======    ======    ======


     The Company is a partner in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide, using the "Sprint" brand (the "PCS Ventures"). The PCS Ventures include Sprint Spectrum and MinorCo, L.P. (collectively, the "Sprint PCS Partnerships") and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation, Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company has a 30% partnership interest in each of the Sprint PCS Partnerships and a 35.3% interest as a partner in PhillieCo.


     The Sprint PCS Partnerships have licenses, and have affiliated with other entities (including PhillieCo) that have licenses, to provide PCS service to MTAs (or metropolitan trading areas) covering over 190 million "Pops" (or population equivalents), based on the Donnelley Marketing Service estimate of the December 31, 1995 population of the relevant geographic areas. The Sprint PCS Partnerships' licenses, which cover 29 markets, were acquired in an auction conducted by the Federal Communications Commission ("FCC") that ended in March 1995, for an aggregate license cost of approximately $2.1 billion. The Sprint PCS Partnerships have invested in (acquiring a 49% interest) and affiliated with American PCS, L.P. ("APC"), which owns a PCS license for and operates a PCS system in the Baltimore/Washington, D.C. MTA, and Cox California PCS, L.P. ("Cox-California"), which holds a PCS license for the Los Angeles/San Diego MTA and currently operates a PCS system in San Diego, California. The Sprint PCS Partnerships may invest in other entities that hold PCS Licenses. PhillieCo holds the license for the Philadelphia MTA, which was

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES acquired at a license cost of $85 million. During December 1996, the Sprint PCS Partnerships initiated the commercial launch of PCS service in seven markets.



     From inception through 1996, the four partners have contributed approximately $3.0 billion to the Sprint PCS Partnerships (of which the Company contributed an aggregate of approximately $0.9 billion, including approximately $0.2 billion during the year ended December 31, 1996.) The remaining capital that the Sprint PCS Partnerships will require to fund the construction of the PCS systems and the commitments made to APC and CoxCalifornia will be substantial. The partners had agreed in forming the Sprint PCS Partnerships to contribute up to an aggregate of approximately $4.2 billion of equity thereto, from inception through fiscal 1999, subject to certain requirements. The Company expects that the remaining approximately $1.2 billion of such amount (of which the Company's share is approximately $0.4 billion) will be contributed by the end of the second quarter of 1998 (although there can be no assurance that any additional capital will be contributed). The Company expects that the Sprint PCS Partnerships will require additional equity thereafter.


     TCG, a competitive local exchange carrier, conducted an initial public offering (the "TCG IPO") on July 2, 1996 in which it sold 27,025,000 shares of Class A common stock at $16.00 per share to the public for aggregate net proceeds of approximately $410,000,000. As a result of the TCG IPO, the Company's ownership interest in TCG was reduced from approximately 35% to approximately 31%. Accordingly, the Company recognized a gain amounting to $12 million (before deducting deferred income tax expense of approximately $5 million).


     As of April 29, 1996, Liberty Media Group, The News Corporation Limited ("News Corp.") and TINTA formed two sports programming ventures. In the United States, Liberty Media Group and News Corp. formed Liberty/Fox U.S. Sports LLC ("Fox Sports") into which Liberty Media Group contributed interests in its national and regional sports networks and into which News Corp. contributed its fx cable network and certain other assets. Liberty Media Group received a 50% interest in Fox Sports and $350 million in cash.


     Internationally, News Corp. and a limited liability company ("Liberty/TINTA") formed by Liberty Sports, Inc., a wholly-owned subsidiary of Liberty Media Group, and TINTA formed a venture ("Fox Sports International") to operate previously existing sports services in Latin America and Australia and a variety of new sports services throughout the world, except in Asia and in the United Kingdom, Japan and New Zealand where prior arrangements preclude an immediate collaboration. Liberty/TINTA owns 50% of Fox Sports International with News Corp. owning the other 50%. News Corp. contributed various international sports rights and certain trademark rights. Liberty/TINTA contributed Prime Deportiva, a Spanish language sports service distributed in Latin American and in Hispanic markets in the United States; an interest in Torneos y Competencias S.A., an Argentinean sports programming and production business; various international sports and satellite transponder rights and cash. Liberty/TINTA also contributed its 50% interest in Premier Sports and All-Star Sports. Both are Australian 24-hour sports services available via multichannel, multipoint distribution systems or cable television. Fox Sports International is accounted for using the equity method.

     As part of the formation of Fox Sports International, Liberty/TINTA is entitled to receive from News Corp. 7.5% of the outstanding stock of Star Television Limited. Upon delivery of such stock to Liberty/ TINTA, News Corp. is entitled to receive from Liberty/TINTA $20 million and rights under various Asian sports programming agreements. Star Television Limited operates a satellite-delivered television platform in Asia.

     Pursuant to an agreement among Liberty Media Group, Barry Diller and certain of their respective affiliates entered into in August 1995 and amended in August 1996 (the "BDTV Agreement"), Liberty Media Group contributed to BDTV INC. ("BDTV-I"), in August 1996, an option (the "Option") to purchase 2 million shares of Class B common stock of Silver King Communications, Inc. ("Silver King") (which shares represented voting control of Silver King at such time) and $3,500,000 in cash, representing the exercise price of the Option. BDTV-I is a corporation formed by Liberty Media Group and Mr. Diller

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES pursuant to the BDTV Agreement, in which Liberty Media Group owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Mr. Diller owns less than 1% of the equity and all of the voting power. BDTV-I exercised the option shortly after its contribution, thereby becoming the controlling stockholder of Silver King. Such change in control of Silver King had been approved by the FCC in June 1996, subject, however, to the condition that the equity interest of Liberty Media Group in Silver King not exceed 21.37% without the prior approval of the FCC (the "FCC Order").



     Pursuant to an Agreement and Plan of Exchange and Merger entered into in August 1996, Silver King acquired Home Shopping Network, Inc. ("HSN") by merger of HSN with a subsidiary of Silver King in December 1996 (the "HSN Merger") where HSN is the surviving corporation and a subsidiary of Silver King following the HSN Merger. Liberty Media Group accounted for the HSN Merger as a sale of a portion of its investment in HSN and accordingly, recorded a pre-tax gain of approximately $47 million. In order to effect the HSN Merger in compliance with the FCC Order, Liberty Media Group agreed to defer receiving certain shares of Silver King that would otherwise have become issuable to it in the HSN Merger until such time as it was permitted to own such shares. As a result, the HSN Merger was structured so that Liberty Media Group received (i) 7,809,111 shares of Class B common stock of Silver King, all of which shares Liberty Media Group contributed to BDTV II INC. ("BDTVII"), (ii) the contractual right (the "Contingent Right") to be issued up to an additional 2,591,752 shares of Class B common stock of Silver King from time to time upon the occurrence of certain events which would allow Liberty Media Group to own additional shares in compliance with the FCC Order (including events resulting in the dilution of Liberty Media Group's percentage equity interest), and (iii) 739,141 shares of Class B common stock and 17,566,702 shares of common stock of HSN (representing approximately 19.9% of the equity of HSN). BDTV-II is a corporation formed by Liberty Media Group and Barry Diller pursuant to the BDTV Agreement, in which the relative equity ownership and voting power of Liberty Media Group and Mr. Diller are substantially the same as their respective equity ownership and voting power in BDTV-I.


     As a result of the HSN Merger, HSN is no longer a subsidiary of Liberty Media Group and therefore, the financial results of HSN will no longer be consolidated with the financial results of Liberty Media Group. Although Liberty Media Group no longer possesses voting control over HSN, it continues to have an indirect equity interest in HSN through its ownership of the equity securities of BDTV-I and BDTV-II as well as a direct interest in HSN which would be exchangeable into shares of Silver King. Accordingly, HSN, BDTV-I and BDTV-II are accounted for using the equity method.

     Telewest is a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). Telewest was formed on October 3, 1995 upon the merger (the "TeleWest Merger") of TeleWest Communications plc ("TeleWest Communications") with SBC (CableComms) (UK). Prior to the TeleWest Merger, the Company had an effective ownership interest of approximately 36% in TeleWest Communications. As a result of the TeleWest Merger, the Company recognized a gain of approximately $165 million (before deducting deferred income taxes of $58 million), which gain represents the difference between the Company's recorded cost for TeleWest Communications and the Company's 27% effective proportionate share of Telewest's net assets.

     Telewest contributed $109 million, $70 million and $43 million of the Company's share of its affiliates' losses during the years ended December 31, 1996, 1995 and 1994, respectively. In addition, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments accounted for $79 million, $62 million and $50 million of the Company's share of its affiliates' losses in 1996, 1995 and 1994, respectively.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

     As a result of TeleWest Communications' November 1994 initial public offering and the associated dilution of the Company's ownership interest of TeleWest Communications, the Company recognized a gain amounting to $161 million (before deducting the related tax expense of $57 million).

     Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.


(5) INVESTMENT IN TIME WARNER


     At December 31, 1995, TCI owned shares of TBS common stock and shares of TBS preferred stock that were convertible into TBS common stock. The Company's total holdings represented an approximate 7.5% voting interest for those matters which preferred and common voted as a single class. On October 10, 1996, Time Warner and TBS consummated a merger (the "TBS/Time Warner Merger") whereby TBS shareholders received 0.75 of a Time Warner common share for each TBS Class A and Class B common share held, and each holder of TBS Class C preferred stock received 0.80 of a Time Warner common share for each of the 6 shares of TBS Class B common stock into which each share of Class C preferred stock could have been converted.


     Time Warner, TBS, TCI and Liberty Media Corporation ("Liberty") entered into an Agreement Containing Consent Order with the Federal Trade Commission ("FTC") dated August 14, 1996, as amended on September 4, 1996 (the "FTC Consent Decree"). Pursuant to the FTC Consent Decree, among other things, Liberty agreed to exchange the shares of Time Warner common stock to be received in the TBS/Time Warner Merger for shares of a separate series of Time Warner common stock with limited voting rights (the "TW Exchange Stock"). Holders of the TW Exchange Stock are entitled to one one-hundredth ( 1/10th) of a vote for each share with respect to the election of directors. Holders of the TW Exchange Stock will not have any other voting rights, except as required by law or with respect to limited matters, including amendments of the terms of the TW Exchange Stock adverse to such holders. Subject to the federal communications laws, each share of the TW Exchange Stock will be convertible at any time at the option of the holder on a one-for-one basis for a share of Time Warner common stock. Holders of TW Exchange Stock are entitled to receive dividends ratably with the Time Warner common stock and to share ratably with the holders of Time Warner common stock in assets remaining for common stockholders upon dissolution, liquidation or winding up of Time Warner.


     In connection with the TBS/Time Warner Merger, the Company received approximately 50.6 million shares of the TW Exchange Stock in exchange for its TBS holdings. As a result of the TBS/Time Warner Merger, the Company recognized a pre-tax gain of approximately $1.5 billion in the fourth quarter of 1996.

     At December 31, 1996, the Company's investment in Time Warner, carried at cost, had an aggregate fair value of approximately $2 billion based upon the market value of the marketable common stock into which it is convertible.


     Subject to a number of conditions, including receipt of a ruling from the Internal Revenue Service ("IRS") that such dividend would be tax free to the Liberty Media Group stockholders, TCI agreed that it would distribute in the form of a stock dividend (the "Spin-Off") to the Liberty Media Group stockholders the stock of a new company ("Spinco") which would hold the TW Exchange Stock and the business of Southern Satellite Systems, Inc. ("Southern"), a wholly owned subsidiary of Liberty Media Group which distributes the TBS SuperStation signal in the United States and Canada. The level of Liberty Media Group's ownership interest in Time Warner will be restricted until the Spin-Off occurs, at which time, such restriction would be eased for Spinco.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     If the Spin-Off occurs, certain control stockholders of TCI would exchange the Spinco common stock they receive for a Spinco convertible preferred security which would only be entitled to vote on major corporate transactions involving Spinco.

     In connection with the TBS/Time Warner Merger, Liberty and Time Warner entered into, among other agreements, an agreement providing for the grant to Time Warner of an option (the "Contract Option") to enter into a contract with Southern (the "Distribution Contract") pursuant to which Southern would provide Time Warner with certain uplinking and distribution services relating to WTBS and would assist Time Warner in converting WTBS from a superstation into a copyright paid cable programming service. The Contract Option will be granted no later than the fifth business day following the earlier of May 31, 1997, the receipt of a favorable IRS ruling and the determination that the IRS ruling will not be obtained. On the date of grant, Time Warner will issue to Southern, in consideration for the Contract Option and certain noncompetition covenants, an aggregate of 5.0 million shares of TW Exchange Stock and $66,666,700, payable to Time Warner's option in cash or TW Exchange Stock. If Time Warner exercises the Contract Option and enters into the Distribution Contract, Time Warner will be obligated to make quarterly payments to Southern in an amount which, when added to Southern's net cash flow, would aggregate approximately $213.3 million on a present value basis discounted to the effective date of the Distribution Contract.


(6) ACQUISITIONS


     On July 31, 1996, pursuant to certain agreements entered into among TCIC, a subsidiary of TCI, TCI, Viacom International, Inc. and Viacom, Inc. ("Viacom"), TCIC acquired all of the common stock of a subsidiary of Viacom ("Cable Sub") which owned Viacom's cable systems and related assets (the "Viacom Acquisition").

     The transaction was structured as a tax-free reorganization in which Cable Sub transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). Cable Sub also transferred to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and Cable Sub. Following these transfers, Cable Sub retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds.


     Prior to the consummation of the Viacom Acquisition, Viacom offered to the holders of shares of Viacom Class A Common Stock and Viacom Class B Common Stock (collectively, "Viacom Common Stock") the opportunity to exchange (the "Exchange Offer") a portion of their shares of Viacom Common Stock for shares of Class A Common Stock, par value $100 per share, of Cable Sub ("Cable Sub Class A Stock"). Immediately following the completion of the Exchange Offer, TCIC acquired from Cable Sub shares of Cable Sub Class B Common Stock (the "Share Issuance") for $350 million (which was used to reduce Cable Sub's obligations under the Loan Facility). At the time of the Share Issuance, the Cable Sub Class A Stock received by Viacom stockholders pursuant to the Exchange Offer automatically converted into 5% Class A Senior Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") of Cable Sub with a stated value of $100 per share (the "Stated Value"). The Exchangeable Preferred Stock is exchangeable, at the option of the holder commencing after the fifth anniversary of the date of issuance, for shares of Series A TCI Group Stock at an exchange rate of 5.447 shares of Series A TCI Group Stock for each share of Exchangeable Preferred Stock exchanged. The Exchangeable Preferred Stock is subject to redemption, at the option of Cable Sub, after the fifth anniversary of the date of issuance, initially at a redemption price of $102.50 per share and thereafter at prices declining ratably annually to $100 per share on and after the eighth anniversary of the date of issuance, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock is also subject to mandatory redemption on the tenth anniversary of the date of issuance at a price equal to the Stated Value per share plus accrued and unpaid dividends. Amounts payable by Cable Sub in satisfaction of its optional or mandatory redemption obligations with respect to the

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

Exchangeable Preferred Stock may be made in cash or, at the election of Cable Sub, in shares of Series A TCI Group Stock, or in any combination of the foregoing.


     The Viacom Acquisition has been accounted for by the purchase method. Accordingly, the results of operations of Cable Sub have been consolidated with those of the Company since the date of acquisition, and the Company recorded Cable Sub's assets and liabilities at fair value. On a pro forma basis, the Company's revenue, net loss, and net loss per share of TCI Group Stock would have been increased by $280 million, $55 million and $.08, respectively, for the year ended December 31, 1996; and revenue, net loss, net loss per share of TCI Group Stock and net loss per share of TCI Class A Common Stock would have been increased by $446 million, $115 million, $.07 and $.10, respectively, for the year ended December 31, 1995 had Cable Sub been consolidated with the Company on January 1, 1995. The foregoing unaudited pro forma financial information is based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had the Company operated Cable Sub since January 1, 1995.

     As of January 26, 1995, TCI, TCIC and TeleCable Corporation ("TeleCable") consummated a transaction, whereby TeleCable was merged into TCIC. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million (see note 9).


     On April 25, 1995, TINTA acquired a 51% ownership interest in Cablevision for a purchase price of $282 million, before liabilities assumed. The purchase price was paid with cash consideration of $195 million and TINTA's issuance of $87 million principal amount of secured negotiable promissory notes payable to the selling shareholders. TINTA has an option during the two-year period ended April 25, 1997 to increase its ownership interest in Cablevision up to 80% at a cost per subscriber similar to the initial purchase price, adjusted however for certain fluctuations in applicable foreign currency exchange rates.



(7) SPIN-OFF OF TCI SATELLITE ENTERTAINMENT, INC.


     Through December 4, 1996, the Company had an investment in a direct broadcast satellite partnership, PRIMESTAR Partners L.P. ("Primestar"), which the Company accounted for under the equity method. Primestar provides programming and marketing support to each of its cable partners who provide satellite television service to their customers. On December 4, 1996, the Company distributed (the "Satellite Spin-off") to the holders of shares of TCI Group Stock all of the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite"). At the time of the Satellite Spin-off, Satellite's assets and operations included the Company's interest in Primestar, the Company's business of distributing Primestar programming and two communications satellites. As a result of the Satellite Spin-off, Satellite's operations are no longer consolidated with the Company's. In addition, the Satellite Spin-off effected a change in the conversion rate for each of the Company's equity and debt securities that are convertible into Series A TCI Group Stock. See notes 8, 9 and 11.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

     Summarized financial information of Satellite as of and through the date of the Satellite Spin-off is as follows (amounts in millions):



Financial Position
  Cash, receivables and other assets........................  $  104
  Investment in PRIMESTAR Partners L.P. ....................      32
  Property and equipment, net...............................   1,111
                                                              ------
                                                              $1,247
                                                              ======
  Accounts payable and accrued liabilities..................  $   60
  Due to PRIMESTAR Partners L.P.............................     458
  Due to TCI................................................     324
  Equity....................................................     405
                                                              ------
                                                              $1,247
                                                              ======
Operations
  Revenue...................................................  $  377
  Operating expenses........................................    (373)
  Depreciation..............................................    (166)
                                                              ------
     Loss before income tax benefit.........................    (162)
  Income tax benefit........................................      53
                                                              ------
     Net loss...............................................  $ (109)
                                                              ======



(8) DEBT


     Debt is summarized as follows:


                                                   WEIGHTED AVERAGE        DECEMBER 31,
                                                   INTEREST RATE AT     -------------------
                                                   DECEMBER 31, 1996      1996       1995
                                                   -----------------    --------    -------
                                                                        AMOUNTS IN MILLIONS
Debt of subsidiaries:
  Notes payable..................................        8.3%            $ 9,308      7,713
  Bank credit facilities.........................        6.6%              4,813      3,854
  Commercial paper...............................        6.1%                638      1,469
  Convertible notes(a)...........................        9.5%                 43         45
  Other debt.....................................                            124        130
                                                                         -------     ------
                                                                         $14,926     13,211
                                                                         =======     ======



---------------


(a) These convertible notes, which are stated net of unamortized discount of $178 million and $186 million at December 31, 1996 and 1995, respectively, mature on December 18, 2021. The notes require (so long as conversion of the notes has not occurred) an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. During 1996, certain of these notes were converted into 1,623,800 shares of Series A TCI Group Stock and 608,925 shares of Series A Liberty Group Stock. During 1995 and 1994, certain of these notes were converted into 3,416 shares and 2,350,000 shares of TCI Class A common stock, respectively. At December 31, 1996, the notes were convertible, at the option of the holders, into an aggregate of 37,083,773 shares of Series A TCI Group Stock and 13,906,404 shares of Series A Liberty Group Stock (as adjusted to give effect to the Liberty Group Stock Dividend).

     During the year ended December 31, 1996, in order to reduce future interest costs, the Company redeemed certain notes payable which had an aggregate principle balance of $904 million and fixed interest rates ranging from 7.88% to 10.44% (the "Redemption"). In connection with the Redemption, the Company recognized a loss on early extinguishment of debt of $62 million. Such loss related to prepayment penalties amounting to $60 million and the retirement of deferred loan costs.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Also, during the year ended December 31, 1996, certain subsidiaries of the Company terminated, at such subsidiaries' option, certain revolving bank credit facilities with aggregate commitments of approximately
$2 billion and refinanced certain other bank credit facilities. In connection with such termination and refinancings, the Company recognized a loss on early extinguishment of debt of $9 million related to the retirement of deferred loan costs. At December 31, 1996, subsidiaries of the Company had approximately $1.8 billion in unused lines of credit, excluding amounts related to lines of credit which provide availability to support commercial paper.

     The bank credit facilities and various other debt instruments of the Company's subsidiaries generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.


     As security for borrowings under one of its bank credit facilities, the Company has pledged 116,853,195 shares of Series A TCI Group Stock held by a subsidiary of the Company. As security for borrowings under another of its credit facilities, TCI has pledged a portion of its Time Warner common stock.


     The fair value of the debt of the Company's subsidiaries is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of debt, which has a carrying value of $14,926 million, was $15,523 million at December 31, 1996.

     In order to achieve the desired balance between variable and fixed rate indebtedness, the Company has entered into various interest rate exchange agreements pursuant to which it (i) pays fixed interest rates (the "Fixed Rate Agreements") ranging from 7.2% to 9.3% and receives variable interest rates on notional amounts of $310 million at December 31, 1996 and (ii) pays variable interest rates (the "Variable Rate Agreements") and receives fixed interest rates ranging from 4.8% to 7.4% on notional amounts of $1,750 million at December 31, 1996. During the years ended December 31, 1996, 1995 and 1994, the Company's net payments pursuant to the Fixed Rate Agreements were $14 million, $13 million and $26 million, respectively; and the Company's net receipts (payments) pursuant to the Variable Rate Agreements were $15 million, (less than $1 million), and $36 million, respectively. During the year ended December 31, 1996, the Company terminated certain Variable Rate Agreements with an aggregate notional amount of $700 million. The Company received $16 million upon such terminations. After giving effect to the Company's interest rate exchange agreements, approximately 49% of the Company's indebtedness bears interest at fixed rates.

     The Company's Fixed Rate Agreements and Variable Rate Agreements expire as follows (amounts in millions, except percentages):


             FIXED RATE AGREEMENTS                            VARIABLE RATE AGREEMENTS
-----------------------------------------------   ------------------------------------------------
                       INTEREST RATE   NOTIONAL                          INTEREST RATE    NOTIONAL
   EXPIRATION DATE      TO BE PAID      AMOUNT       EXPIRATION DATE     TO BE RECEIVED    AMOUNT
   ---------------     -------------   --------      ---------------     --------------   --------
October 1997.........   7.2%-9.3%        $ 80     April 1997...........     7.0%           $  200
December 1997........     8.7%            230     September 1998.......   4.8%-5.4%           450
                                         ----
                                                  April 1999...........     7.4%               50
                                         $310
                                         ====
                                                  February 2000........   5.8%-6.6%           300
                                                  March 2000...........   5.8%-6.0%           675
                                                  September 2000.......     5.1%               75
                                                                                           ------
                                                                                           $1,750
                                                                                           ======


     The Company is exposed to credit losses for the periodic settlements of amounts due under these interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However,

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.


     The fair value of the interest rate exchange agreements is the estimated amount that the Company would pay or receive to terminate the agreements at December 31, 1996, taking into consideration current interest rates and assuming the current creditworthiness of the counterparties. At December 31, 1996, the Company would be required to pay an estimated $15 million to terminate the Variable Rate Agreements and an estimated $7 million to terminate the Fixed Rate Agreements.

     Certain of TCI's subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper. Also, certain of TCI's subsidiaries pay fees ranging from 1/4% to 1/2% per annum on the average unborrowed portion of the total amount available for borrowings under bank credit facilities.

     Annual maturities of debt for each of the next five years are as follows (amounts in millions):


1997........................................................  $1,418*
1998........................................................     490
1999........................................................     721
2000........................................................     766
2001........................................................   1,079



---------------


* Includes $638 million of commercial paper.


(9) REDEEMABLE PREFERRED STOCKS


     The conversion rates identified below for the redeemable preferred stocks that are convertible into Series A TCI Group Stock were adjusted, as applicable, on December 4, 1996 as a result of the Satellite Spin-off. See note 7. The conversion rates for the redeemable preferred stocks that are convertible into Series A Liberty Group Stock have been adjusted to give effect to the Liberty Group Stock Dividend. See note 1.

     Convertible Preferred Stock, Series C. TCI issued 70,575 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series C," par value $.01 per share, as partial consideration for an acquisition by TCI. There were 80,000 shares of Series C Preferred Stock authorized and 70,575 shares outstanding at December 31, 1996.

     Each share of Series C Preferred Stock is convertible, at the option of the holders, into 116.24 shares of Series A TCI Group Stock and 37 shares of Series A Liberty Group Stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series C Preferred Stock will be determined by reference to the liquidation value of the Series C Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $2,375, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii), for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.


     Subject to the prior preferences and other rights of any class or series of TCI preferred stock ranking pari passu with the Series C Preferred Stock, the holders of Series C Preferred Stock are entitled to receive and, subject to any prohibition or restriction contained in any instrument evidencing indebtedness of TCI, TCI is obligated to pay preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5 1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if TCI fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, dividends will thereafter accrue cumulatively at an annual rate of 15% of the liquidation value per share. Accrued dividends

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES are payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first dividend payment date after the issuance of the Series C Preferred Stock. Dividends not paid on any dividend payment date will be added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends accrue on unpaid dividends at the rate of 5 1/2% per annum, unless such dividends remain unpaid for two consecutive quarters in which event such rate will increase to 15% per annum. The Series C Preferred Stock ranks prior to the Series A TCI Group Stock, Series A Liberty Group Stock and Class B Preferred Stock and pari passu with the Series F Preferred Stock with respect to the declaration and payment of dividends.


     Upon the dissolution, liquidation or winding up of TCI, holders of the Series C Preferred Stock will be entitled to receive from the assets of TCI available for distribution to stockholders an amount in cash, per share, equal to the liquidation value. The Series C Preferred Stock will rank prior to the TCI common stock and Class B Preferred Stock and pari passu with the Series F Preferred Stock as to any such distributions.

     The Series C Preferred Stock is subject to optional redemption at any time after the seventh anniversary of its issuance, in whole or in part, by TCI at a redemption price, per share, equal to the then liquidation value of the Series C Preferred Stock. Subject to the rights of any other class or series of the Company's preferred stock ranking pari passu with the Series C Preferred Stock, the Series C Preferred Stock is required to be redeemed by the Company at any time after such seventh anniversary at the option of the holder, in whole or in part (provided that the aggregate liquidation value of the shares to be redeemed is in excess of $1 million), in each case at a redemption price, per share, equal to the liquidation value.


     For so long as any dividends are in arrears on the Series C Preferred Stock or any class or series of TCI preferred stock ranking pari passu with the Series C Preferred Stock and until all dividends accrued up to the immediately preceding dividend payment date on the Series C Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, TCI may not redeem or otherwise acquire any shares of Series C Preferred Stock, any such parity stock or any class or series of its preferred stock ranking junior (including the TCI common stock and the Series C Preferred Stock) unless all then outstanding shares of Series C Preferred Stock and such parity stock are redeemed. If TCI fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, and until all such shares are redeemed in full, TCI may not redeem any such parity stock or junior stock, or otherwise acquire any shares of such stock or Series C Preferred Stock. Nothing contained in the two immediately preceding sentences shall prevent TCI from acquiring (i) shares of Series C Preferred Stock and any such parity stock pursuant to a purchase or exchange offer made to holders of all outstanding shares of Series C Preferred Stock and such parity stock, if (a) as to holders of all outstanding shares of Series C Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (b) as to holders for all outstanding shares of a particular series or class of parity stock, the terms of the purchase or exchange offer for all such shares are identical and (c) as among holders of all outstanding shares of Series C Preferred Stock and parity stock, the terms of each purchase or exchange offer are substantially identical relative to the respective liquidation prices of the shares of Series C Preferred Stock and each series or class of such parity stock, or (ii) shares of Series C Preferred Stock, parity stock or junior stock in exchange for, or through the application of the proceeds of the sale of, shares of junior stock.


     The Series C Preferred Stock is subject to restrictions on transfer although it has certain customary registration rights with respect to the underlying shares of TCI Group and Liberty Group Stock. The Series C Preferred Stock may vote on all matters submitted to a vote of the holders of the TCI common stock, has one vote for each share of TCI Group and Liberty Group Stock into which the shares of Series C Preferred Stock are converted for such purpose, and may vote as a single class with the TCI common stock. The Series C Preferred Stock has no other voting rights except as required by the Delaware General Corporation Law ("DGCL") and except that the consent of the holders of record of shares representing at least two-thirds of the liquidation value of the outstanding shares of the Series C Preferred Stock is necessary to (i) amend the designation, rights, preferences and limitations of the Series C Preferred Stock as set forth in the TCI Charter

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES and (ii) to create or designate any class or series of TCI preferred stock that would rank prior to the Series C Preferred Stock.



     Convertible Preferred Stock, Series D. The Company issued 1,000,000 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series D," par value $.01 per share, as partial consideration for the merger between TCIC and TeleCable (see note 6). At December 31, 1996, there were 997,222 shares of Series D Preferred Stock outstanding.



     The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series D Preferred Stock (currently the TCI Group Stock, the Liberty Group Stock and the Class B Preferred Stock), that shall accrue on each share of Series D Preferred stock at the rate of 5 1/2% per annum of the liquidation value ($300 per share). Dividends are cumulative, and in the event that dividends are not paid in full on two consecutive dividend payment dates or in the event that TCI fails to effect any required redemption of Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. The Series D Preferred Stock ranks on parity with the Series C Preferred Stock and the Series F Preferred Stock.


     Each share of Series D Preferred Stock is convertible into 10 shares of Series A TCI Group Stock and 3.5 shares of Series A Liberty Group Stock, subject to adjustment upon certain events specified in the certificate of designation establishing Series D Preferred Stock. In addition to the aforementioned shares of TCI common stock, holders of Series D Preferred Stock are entitled to one share of Satellite common stock for each share of Series D Preferred Stock converted. Such shares of Satellite common stock represent the number of shares of Satellite common stock that they would have received had they converted their Series D Preferred Stock into TCI Group Stock prior to the Satellite Spin-off. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be deemed converted into shares of TCI common stock at a conversion rate equal to 95% of the then current market price of common stock, and upon issuance of common stock to holders of Series D Preferred Stock in respect of such deemed conversion, such dividend will be deemed paid for all purposes.

     Shares of Series D Preferred Stock are redeemable for cash at the option of the holder at any time after the tenth anniversary of the issue date at a price equal to the liquidation value in effect as of the date of the redemption. Shares of Series D Preferred Stock may also be redeemed for cash at the option of TCI after the fifth anniversary of the issue date at such redemption price or after the third anniversary of the issue date if the market value per share exceeds certain defined levels for periods specified in the certificate of designation.

     If TCI fails to effect any required redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into common stock at a conversion rate of 95% of the then current market value of common stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

     Except as required by law, holders of Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of the stockholders of TCI.


     Convertible Redeemable Participating Preferred Stock, Series F. The Company is authorized to issue 500,000 shares of Series F Preferred Stock, par value $.01 per share. Subsidiaries of TCI hold all the issued and outstanding shares (278,307 shares). Immediately prior to the record date for the Distribution, the Company caused each of its subsidiaries holding Subsidiary Shares to exchange such shares for shares of Series F Preferred Stock having an aggregate value of not less than that of the Subsidiary Shares so exchanged. Subsidiaries of TCI exchanged all of the Subsidiary Shares for 355,141 shares of Series F Preferred Stock. Subsequent to such exchange, a holder of 78,077 shares of Series F Preferred Stock converted its holdings into 100,524,364 shares of Series A TCI Group Stock.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Each holder of Series F Preferred Stock has the right to receive upon conversion 1,496.65 shares of Series A TCI Group Stock. The anti-dilution provisions of the Series F Preferred Stock provide that the conversion rate of the Series F Preferred Stock will be adjusted by increasing the number of shares of Series A TCI Group Stock issuable upon conversion in the event of any non-cash dividend or distribution of the Series A TCI Group Stock to give effect to the value of the securities, assets or other property so distributed; however, no such adjustment shall entitle the holder to receive the actual security, asset or other property so distributed upon the conversion of shares of Series F Preferred Stock.

     The holders of the Series F Preferred Stock are entitled to participate, on an as-converted basis, with the holders of the Series A TCI Group Stock, with respect to any cash dividends or distribution declared and paid on the Series A TCI Group Stock. Dividends or distribution on the Series A TCI Group Stock which are not paid in cash would result in the adjustment of the applicable conversion rate as described above.

     Upon the dissolution, liquidation or winding up of the Company, holders of the Series F Preferred Stock will be entitled to receive from the assets of the Company available for distribution to stockholders an amount, in cash or property or a combination thereof, per share of Series F Preferred Stock, equal to the sum of (x) $.01 and (y) the amount to be distributed per share of Series A TCI Group Stock in such liquidation, dissolution or winding up multiplied by the applicable conversion rate of a share of Series F Preferred Stock.

     The Series F Preferred Stock is subject to optional redemption by the Company at any time after its issuance, in whole or in party, at a redemption price, per share, equal to the issue price of a share of Series F Preferred Stock (as adjusted in respect of stock splits, reverse splits and other events affecting the shares of Series F Preferred Stock), plus any dividends which have been declared but are unpaid as of the date fixed for such redemption. The Company may elect to pay the redemption price (or designated portion thereof) of the shares of Series F Preferred Stock called for redemption by issuing to the holder thereof, in respect of its shares to be redeemed, a number of shares of Series A TCI Group Stock equal to the aggregate redemption price (or designated portion thereof) of such shares divided by the average of the last sales prices of the Series A TCI Group Stock for a period specified, and subject to the adjustments described, in the certificate of designation establishing the Series F Preferred Stock.


     Redeemable Convertible TCI Group Preferred Stock, Series G ("Series G Preferred Stock") and Redeemable Convertible Liberty Media Group Preferred Stock, Series H ("Series H Preferred Stock"). In January, 1996, TCI issued 7,259,380 shares of a series of TCI Series Preferred Stock designated "Redeemable Convertible TCI Group Preferred Stock, Series G" and 7,259,380 shares of a series of TCI Series Preferred Stock designated "Redeemable Convertible Liberty Media Group Preferred Stock, Series H" as consideration for an acquisition. At December 31, 1996, there were 6,695,427 shares of each of Series G Preferred Stock and Series H Preferred Stock outstanding.


     The initial liquidation value for the Series G Preferred Stock and Series H Preferred Stock is $21.60 per share and $5.40 per share, respectively, subject in both cases, to increase in an amount equal to aggregate accrued but unpaid dividends, if any. Dividends will begin to accrue on the Series G and Series H Preferred Stock on the first anniversary of issuance of the Series G and Series H Preferred Stock, and will thereafter be payable semi-annually commencing August 1, 1997, at the rate of 4% per annum on the liquidation value. Any dividends paid on the Series G and Series H Preferred Stock may be paid, at TCI's election, in cash or shares of TCI Group Stock. Additional dividends will accrue on unpaid dividends initially at a rate of 4% per annum. The dividend rate on dividends that remain unpaid for six months will increase to 8.625% per annum.

     Each share of Series G Preferred Stock is convertible at the option of the holder at any time prior to the close of business on the last business day prior to redemption into 1.19 shares of Series A TCI Group Stock and each share of Series H Preferred Stock is convertible at any time prior to the close of business on the last business day prior to redemption into .2625 shares of Series A Liberty Group Stock. However, the shares of Series A Liberty Group Stock issuable upon conversion of the Series H Preferred Stock shall be adjusted to

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES provide for the Liberty Group Stock Dividend. The conversion rights of Series G and Series H Preferred Stock are subject to adjustment in certain circumstances.



     Among other such adjustments, if the Liberty Group Stock, or any other redeemable capital stock of TCI into which either series of Preferred Stock may be convertible ("Redeemable Capital Stock"), is redeemed in full by TCI (the "Redemption Event"), then, except as otherwise described below, the shares of such Series G and Series H Preferred Stock will thereafter be convertible into the kind and amount of consideration that would have been received in such Redemption Event by a holder of the number of shares of Redeemable Capital Stock that would have been issuable upon conversion of such shares of Series G and Series H Preferred Stock, if they had been converted in full immediately prior to such Redemption Event.


     However, if any series of Redeemable Capital Stock into which a series of Series G or Series H Preferred Stock is then convertible is redeemed in full by TCI in exchange for securities of another issuer ("Redemption Securities"), TCI may elect to provide the holders of such Series G or Series H Preferred Stock with the right to exchange such Series G or Series H Preferred Stock, concurrently with the Redemption Event, for preferred stock of such other issuer ("Mirror Preferred Stock"). Such Mirror Preferred Stock shall be convertible into Redemption Securities and shall otherwise have terms and conditions comparable to the Series G or Series H Preferred Stock exchanged. If TCI provides such an exchange right, any holder that does not then choose to participate in such exchange will continue to hold such Series G or Series H Preferred Stock but such holder will lose the conversion right with respect to the Redeemable Capital Stock redeemed in the Redemption Event and will not have any right to receive Redemption Securities in lieu thereof. A holder that participates in such exchange will receive Mirror Preferred Stock convertible into Redemption Securities, but will no longer hold the Series G or Series H Preferred Stock so exchanged.

     An alternative provision will apply if, at the time of exercise of any such exchange right provided by TCI, the holder of the applicable series of Series G or Series H Preferred Stock would be entitled to receive on conversion any property in addition to the Redeemable Capital Stock being redeemed. In that case, holders that choose to participate in the exchange will receive both Mirror Preferred Stock issued by the issuer of the Redemption Securities of the other issuer and a new preferred stock of TCI convertible into such additional property. In such event, the Mirror Preferred Stock and such new TCI preferred stock will have a combined liquidation value equal to the liquidation value of the Series G or Series H Preferred Stock exchanged and will otherwise have terms and conditions comparable to such Series G or Series H Preferred Stock.

     The Series G and Series H Preferred Stock are redeemable at TCI's option, in whole or in part, any time on or after February 1, 2001. The Series G and Series H Preferred Stock will be redeemable in full on February 1, 2016, to the extent then outstanding. In all cases, the redemption price per share will be the liquidation value thereof, including the amount of any accrued but unpaid dividends thereon, to and including the redemption date.

     The Series G and Series H Preferred Stock will rank prior to TCI common stock and the TCI Class B Preferred Stock and pari passu with all other currently outstanding classes and series of TCI preferred stock with respect to the declaration and payment of dividends and in liquidation.

     The Series G and Series H Preferred Stock will vote in any general election of directors of TCI and will have one vote per share for such purposes and will vote as a single class with the TCI common stock, the TCI Class B Preferred Stock and any other class or series of TCI Preferred Stock entitled to vote in any general election of directors. The Series G and Series H Preferred Stock will have no other voting rights except as required by the DGCL.


(10) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY SUBORDINATED DEBT SECURITIES OF TCIC



     In January 1996, TCI Communications Financing I ("Trust I"), an indirect wholly-owned subsidiary of the Company, issued $16 million in common securities to TCIC, and issued $500 million of 8.72% Trust

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

Originated Preferred Securities(SM) (the "Trust I Preferred Securities" and together with the common securities, the "Trust I Securities") to the public. Trust I exists for the exclusive purposes of issuing Trust I Securities and investing the proceeds thereof into an aggregate principal amount of $516 million of 8.72% Subordinated Deferrable Interest Notes due January 31, 2045 (the "8.72% Subordinated Debt Securities") of TCIC. The 8.72% Subordinated Debt Securities are unsecured obligations of TCIC and are subordinate and junior in right of payment to certain other indebtedness of the Company. Upon redemption of the 8.72% Subordinated Debt Securities, the Trust I Preferred Securities will be mandatorily redeemable. TCIC effectively provides a full and unconditional guarantee of Trust I's obligations under the Trust I Preferred Securities.


     In May 1996, TCI Communications Financing II ("Trust II"), an indirect wholly-owned subsidiary of the Company, issued $16 million in common securities to TCIC, and issued $500 million of 10% Trust Preferred Securities (the "Trust II Preferred Securities" and together with the common securities, the "Trust II Securities") to the public. Trust II exists for the exclusive purposes of issuing Trust II Securities and investing the proceeds thereof into an aggregate principal amount of $516 million of 10% Subordinated Deferrable Interest Notes due May 31, 2045 (the "10% Subordinated Debt Securities") of TCIC. The 10% Subordinated Debt Securities are unsecured obligations of TCIC and are subordinate and junior in right of payment to certain other indebtedness of the Company. Upon redemption of the 10% Subordinated Debt Securities, the Trust II Preferred Securities will be mandatorily redeemable. TCIC effectively provides a full and unconditional guarantee of Trust II's obligations under the Trust II Preferred Securities.

     The Trust I and Trust II Preferred Securities are presented together in a separate line item in the accompanying consolidated balance sheet captioned "Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debt securities of TCI Communications, Inc." Dividends accrued on the Trust I and Trust II Preferred Securities are included in minority interests in losses (earnings) of consolidated subsidiaries in the accompanying consolidated statements of operations.


(11) STOCKHOLDERS' EQUITY


  Common Stock

     The Series A TCI Group Stock and Series A Liberty Group Stock each have one vote per share, and the Series B TCI Group Stock and Series B Liberty Group Stock each have ten votes per share. Each share of Series B TCI Group Stock is convertible, at the option of the holder, into one share of Series A TCI Group Stock, and each share of Series B Liberty Group Stock is convertible, at the option of the holder, into one share of Series A Liberty Group Stock. See note 1.


     The rights of holders of the TCI Group Stock upon liquidation of TCI are based upon the ratio of the aggregate market capitalization, as defined, of the TCI Group Stock to the aggregate market capitalization, as defined, of the TCI Group Stock and the Liberty Group Stock.


     Similarly, the rights of holders of the Liberty Group Stock upon liquidation of TCI are based upon the ratio of the aggregate market capitalization, as defined, of the Liberty Group Stock to the aggregate market capitalization, as defined, of the Liberty Group Stock and the TCI Group Stock.

  Employee Benefit Plans

     The Company has several employee stock purchase plans (the "Plans") to provide employees an opportunity for ownership in the Company and to create a retirement fund. Terms of the Plans generally provide for employees to contribute up to 10% of their compensation to a trust for investment in TCI Group Stock and Liberty Media Group Stock. The Company, by annual resolution of the Board, generally contributes up to 100% of the amount contributed by employees. Certain of the Company's subsidiaries have their own employee benefit plans. Contributions to all plans aggregated $35 million, $28 million and $21 million for 1996, 1995 and 1994, respectively.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  Preferred Stock

     Class A Preferred Stock. The Company is authorized to issue 700,000 shares of Class A Preferred Stock, par value $.01 per share. Subsidiaries of TCI held all of the issued and outstanding shares of such stock, amounting to 592,797 shares. The holders of the Class A Preferred Stock exchanged such Subsidiary Shares for shares of Series F Preferred Stock immediately prior to the record date of the Distribution. See note 1.

     Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock. The Company is authorized to issue 1,675,096 shares of Class B Preferred Stock and 1,620,026 of such shares are issued and outstanding.

     Dividends accrue cumulatively (but without compounding) at an annual rate of 6% of the stated liquidation value of $100 per share (the "Stated Liquidation Value"), whether or not such dividends are declared or funds are legally available for payment of dividends. Accrued dividends will be payable annually on March 1 of each year (or the next succeeding business day if March 1 does not fall on a business day), and, in the sole discretion of the Board, may be declared and paid in cash, in shares of Series A TCI Group Stock or in any combination of the foregoing. Accrued dividends not paid as provided above on any dividend payment date will accumulate and such accumulated unpaid dividends may be declared and paid in cash, shares of Series A TCI Group Stock or any combination thereof at any time (subject to the rights of any senior stock and, if applicable, to the concurrent satisfaction of any dividend arrearages on any class or series of TCI preferred stock ranking on a parity with the Class B Preferred Stock with respect to dividend rights) with reference to any regular dividend payment date, to holders of record of Class B Preferred Stock as of a special record date fixed by the Board (which date may not be more than 45 days nor less than 10 days prior to the date fixed for the payment of such accumulated unpaid dividends). The Class B Preferred Stock ranks junior to the Series F Preferred Stock with respect to the declaration and payment of dividends.


     If all or any portion of a dividend payment is to be paid through the issuance and delivery of shares of Series A TCI Group Stock, the number of such shares to be issued and delivered will be determined by dividing the amount of the dividend to be paid in shares of Series A TCI Group Stock by the Average Market Price of the Series A TCI Group Stock. For this purpose, "Average Market Price" means the average of the daily last reported sale prices (or, if no sale price is reported on any day, the average of the high and low bid prices on such day) of a share of Series A TCI Group Stock for the period of 20 consecutive trading days ending on the tenth trading day prior to the regular record date or special record date, as the case may be, for the applicable dividend payment.


     In the event of any liquidation, dissolution or winding up of TCI, the holders of Class B Preferred Stock will be entitled, after payment of preferential amounts on any class or series of stock ranking prior to the Class B Preferred Stock with respect to liquidating distributions, to receive from the assets of TCI available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to and including the redemption date. TCI does not have any mandatory obligation to redeem the Class B Preferred Stock as of any fixed date, at the option of the holders or otherwise.

     Subject to the prior preferences and other rights of any class or series of TCI preferred stock, the Class B Preferred Stock will be exchangeable at the option of TCI in whole but not in part at any time for junior subordinated debt securities of TCI ("Junior Exchange Notes"). The Junior Exchange Notes will be issued pursuant to an indenture (the "Indenture"), to be executed by TCI and a qualified trustee to be chosen by TCI.

     If TCI exercises its optional exchange right, each holder of outstanding shares of Class B Preferred Stock will be entitled to receive in exchange therefor newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which will be equal to the aggregate Stated Liquidation Value of the shares of Class B Preferred Stock so exchanged by such holder, plus all accumulated and accrued but unpaid dividends thereon to and including the exchange date. The Junior Exchange Notes will be issuable only in principal amounts of $100 or any integral multiple thereof and

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                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



a cash adjustment will be paid to the holder for any excess principal that would otherwise be issuable. The Junior Exchange Notes will mature on the fifteenth anniversary of the date of issuance and will be subject to earlier redemption at the option of TCI, in whole or in part, for a redemption price equal to the principal amount thereof plus accrued but unpaid interest. Interest will accrue, and be payable annually, on the principal amount of the Junior Exchange Notes at a rate per annum to be determined prior to issuance by adding a spread of 215 basis points to the "Fifteen Year Treasury Rate" (as defined in the Indenture). Interest will accrue on overdue principal at the same rate, but will not accrue on overdue interest.



     The Junior Exchange Notes will represent unsecured general obligations of TCI and will be subordinated in right of payment to all Senior Debt (as defined in the Indenture). Accordingly, holders of Class B Preferred Stock who receive Junior Exchange Notes in exchange therefor may have difficulty selling such Notes.


     For so long as any dividends are in arrears on the Class B Preferred Stock or any class or series of TCI preferred stock ranking pari passu with the Class B Preferred Stock which is entitled to payment of cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Class B Preferred Stock, and until all dividends accrued up to the immediately preceding dividend payment date on the Class B Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, neither TCI nor any subsidiary thereof may redeem, exchange, purchase or otherwise acquire any shares of Class B Preferred Stock, any such parity stock or any class or series of its capital stock ranking junior to the Class B Preferred Stock (including the TCI common stock), or set aside any money or assets for such purpose, unless all of the outstanding shares of Class B Preferred Stock and such parity stock are redeemed. If TCI fails to redeem or exchange shares of Class B Preferred Stock on a date fixed for redemption or exchange, and until such shares are redeemed or exchanged in full, TCI may not redeem or exchange any parity stock or junior stock, declare or pay any dividend on or make any distribution with respect to any junior stock or set aside money or assets for such purpose and neither TCI nor any subsidiary thereof may purchase or otherwise acquire any Class B Preferred Stock, parity stock or junior stock or set aside money or assets for any such purpose. The failure of TCI to pay any dividends on any class or series of parity stock or to redeem or exchange on any date fixed for redemption or exchange any shares of Class B Preferred Stock shall not prevent TCI from (i) paying any dividends on junior stock solely in shares of junior stock or the redemption purchase or other acquisition of junior stock solely in exchange for (together with cash adjustment for fractional shares, if any) or (but only in the case of a failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, shares of junior stock; or (ii) the payment of dividends on any parity stock solely in shares of parity stock and/or junior stock or the redemption, exchange, purchase or other acquisition of Class B Preferred Stock or parity stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, parity stock and/or junior stock.

     The Class B Preferred Stock will vote in any general election of directors, will have one vote per share for such purpose and will vote as a single class with the TCI common stock and any class or series of TCI preferred stock entitled to vote in any general election of directors. The Class B Preferred Stock will have no other voting rights except as required by the DGCL.

     Series Preferred Stock. The TCI Series Preferred Stock is issuable, from time to time, in one or more series, with such designations, preferences and relative participating, option or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board. The Company is authorized to issue 50,000,000 shares of Series Preferred Stock.

     All shares of any one series of the TCI Series Preferred Stock are required to be alike for every particular and all shares are required to rank equally and be identical in all respects, except insofar as they may vary with

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                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



respect to matters which the Board is expressly authorized by the TCI Charter to determine in the resolution or resolutions proving for the issue of any series of the TCI Series Preferred Stock.


     Redeemable Convertible Preferred Stock, Series E. The Company is authorized to issue 400,000 shares of Redeemable Convertible Preferred Stock, Series E, par value $.01. Subsidiaries of TCI held all of the issued and outstanding shares of such stock, amounting to 246,402 shares. The holders of the Series E Preferred Stock exchanged such Subsidiary Shares for shares of Series F Preferred Stock immediately prior to the record date of the Distribution.

  Stock Options

     In 1994, the Company adopted the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "1994 Plan"). The Plan provided for awards to be made in respect of a maximum of 16 million shares of TCI Class A common stock. Awards may be made as grants of stock options, stock appreciation rights, restricted shares, stock units or any combination thereof.

     The 1994 Plan was adjusted to provide that the number and type of shares subject to future awards consists of a number of shares of Series A TCI Group Stock equal to the number of shares of Class A common stock subject to future awards immediately prior to the Distribution and a number of shares of Series A Liberty Group Stock equal to one-fourth of the number of shares of Class A common stock subject to future awards immediately prior to Distribution. Following the Distribution, the Compensation Committee of TCI may in its discretion grant awards, including awards of options on, or stock appreciation rights respecting, shares of Series A TCI Group Stock, Series A Liberty Group Stock, or combinations thereof, in such amounts and types as it determines in accordance with the terms of the 1994 Plan, as adjusted.

     In 1995, the Company adopted the Tele-Communications, Inc. 1995 Employee Stock Incentive Plan (the "1995 Plan"). In addition, the Company has established the Tele-Communications, Inc. 1996 Stock Incentive Plan (the "1996 Plan" and together with the 1994 Plan and the 1995 Plan, the "Incentive Plans") which was approved by stockholders at the TCI 1996 annual meeting. The 1996 Plan provides
(i) for stock-based awards to be made in respect of a maximum of 16 million shares of Series A TCI Group Stock and a maximum of 6 million shares of Series A Liberty Group Stock (subject to certain adjustments described below) and (ii) for cash awards in amounts determined by the TCI compensation committee. Series A TCI Group Stock and Series A Liberty Group Stock shall be hereinafter collectively referred to as the "Common Stock".

     Awards may be made as grants of stock options ("Options"), stock appreciation rights ("SARs"), restricted shares ("Restricted Shares"), stock units ("Stock Units"), performance awards ("Performance Awards"), or any combination thereof (collectively, "Awards"). Shares in respect of which Awards are made may be either authorized but unissued shares of Common Stock or issued shares reacquired by the Company, including shares purchased in the open market. Shares of Common Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or, with respect to Tandem SARs deemed exercised, by virtue of the exercise of a related Option), or are Restricted Shares or Stock Units that are forfeited prior to becoming vested, or are subject to Awards of SAR's that are exercised for cash, will return to the pool of such shares available for grant under the 1996 Plan.


     In connection with the Distribution, each holder of an outstanding option or stock appreciation right received an additional option or stock appreciation right, as applicable, covering a number of shares of Series A Liberty Group Stock equal to one-fourth of the number of shares of Class A common stock theretofore subject to the outstanding option or stock appreciation right, and the outstanding option or stock appreciation right would continue in effect as an option or stock appreciation right covering the same number of shares of Series A TCI Group Stock (as redesignated) that were theretofore subject to the option or stock appreciation right. The aggregate pre-adjustment strike price of the outstanding options or stock appreciation rights was allocated between the outstanding options or stock appreciation rights and the newly issued options

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES or stock appreciation rights in a ratio determined by the Compensation Committee. The following descriptions of stock options and/or stock appreciation rights have been adjusted to reflect such change.


     Awards of Series A TCI Group Stock made under the Incentive Plans were adjusted in connection with the Satellite Spin-off such that immediately prior to the Satellite Spin-off, each option was divided into two separately exercisable options: (i) an option to purchase Satellite Series A common stock (an "Add-on Satellite Option"), exercisable for the number of shares of Satellite Series A common stock that would have been issued in the Satellite Spin-off in respect of the shares of Series A TCI Group Stock subject to the applicable TCI option, if such TCI option had been exercised in full immediately prior to the record date of the Satellite Spin-off, and containing substantially equivalent terms as the existing TCI option, and (ii) an option to purchase Series A TCI Group Stock (an "Adjusted TCI Option"), exercisable for the same number of shares of Series A TCI Group Stock as the corresponding TCI option had been. The aggregate exercise price of each TCI option was allocated between the Add-on Satellite Option and the Adjusted TCI Option into which it is divided, and all other terms of the Add-on Satellite Option and Adjusted TCI Option will in all material respects be the same as such TCI option. Similar adjustments were made to the outstanding TCI SARs, resulting in the holders thereof holding Adjusted TCI SARs and Add-on Satellite SARs instead of TCI SARs, effective immediately prior to the Satellite Spin-off.

     As a result of the foregoing, certain persons who remain TCI employees or non-employee directors after the Satellite Spin-off and certain persons who were TCI employees prior to the Satellite Spin-off but became Satellite employees after the Satellite Spin-off hold both Adjusted TCI Options and separate Add-on Satellite Options and/or hold both Adjusted TCI SARs and separate Add-on Satellite SARs. The obligations with respect to the Adjusted TCI Options, Add-on Satellite Options, Adjusted TCI SARs and Add-on Satellite SARs held by TCI employees and non-employee directors following the Satellite Spin-off are obligations solely of TCI. The obligations with respect to the Adjusted TCI Options, Add-on Satellite Options, Adjusted TCI SARs and Add-on Satellite SARs held by persons who are Satellite employees at the time of the Satellite Spin-off and following the Satellite Spin-off are no longer TCI employees are obligations solely of Satellite. Prior to the Satellite Spin-off, TCI and Satellite entered into an agreement to sell to each other from time to time at the then current market price shares of Series A TCI Group Stock and Satellite Series A common stock, respectively, as necessary to satisfy their respective obligations under such securities.


     As a result of the Liberty Stock Dividend, options to purchase shares of Liberty Group Stock were increased by one option for each two options previously granted, and the exercise price was also adjusted accordingly. The following Liberty Group Stock option disclosures have been adjusted to reflect such changes.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The following table presents the number and weighted average exercise price ("WAEP") of certain options in tandem with SARs to purchase Class A common stock, Series A TCI Group Stock and Series A Liberty Group Stock pursuant to the Incentive Plans:


                                                                                SERIES A
                                  CLASS A                SERIES A               LIBERTY
                                  COMMON                TCI GROUP                GROUP
                                   STOCK       WAEP       STOCK       WAEP       STOCK       WAEP
                                -----------   ------    ----------   ------    ----------   ------
Outstanding at January 1,
  1994........................    8,309,336   $16.61            --                     --
    Granted...................    3,220,000    22.00            --                     --
    Assumed...................       54,600    19.56            --                     --
    Exercised.................     (217,483)   17.26            --                     --
    Canceled..................      (45,625)   20.13            --                     --
                                -----------             ----------             ----------
Outstanding at December 31,
  1994........................   11,320,828    18.13            --                     --
    Converted from Class A
      options.................  (11,218,866)   18.15    11,218,866   $13.58            --
    Adjustment for
      Distribution............           --       --                            4,207,056   $12.10
    Granted...................           --              7,507,500    16.99     3,879,000    15.95
    Exercised.................      (91,962)   16.07      (933,516)   12.45      (340,504)   11.11
    Canceled..................      (10,000)   17.25       (90,500)   13.07       (33,936)   11.66
                                -----------             ----------             ----------
Outstanding at December 31,
  1995........................           --             17,702,350    15.08     7,711,616    14.08
    Exercised.................           --               (196,300)   12.70       (87,730)   11.89
    Canceled..................           --               (132,200)   15.35       (27,900)   12.68
                                -----------             ----------             ----------
Outstanding at December 31,
  1996........................           --             17,373,850    12.97     7,595,986    14.11
                                ===========             ==========             ==========
Exercisable at December 31,
  1994........................    3,053,348    16.35            --                     --
                                ===========             ==========             ==========
Exercisable at December 31,
  1995........................           --              4,717,230    12.87     1,774,222    11.48
                                ===========             ==========             ==========
Exercisable at December 31,
  1996........................           --              8,189,828    11.89     3,290,718    12.71
                                ===========             ==========             ==========
         Vesting Period.......                             4-5 yrs                4-5 yrs
                                                        ==========             ==========


     On December 13, 1995, pursuant to the 1994 Plan, the Company awarded 330,000 restricted shares of Series A TCI Group common stock and 45,000 restricted shares of Series A Liberty Group Stock to certain officers and other key employees of the Company. Such restricted shares vest as to 50% on December 13, 2000 and as to the remaining 50% on December 13, 2001.

     SARs with respect to 1,357,875 shares of Series A TCI Group Stock and 533,811 shares of Series A Liberty Group Stock were outstanding at December 31, 1996. These rights have an adjusted strike price of $0.52 and $0.54 per share, respectively, and become exercisable and vest evenly over seven years, beginning March 28, 1991. The SARs expire on March 28, 2001. The Company has the option of paying the holder in stock or cash. During the year ended December 31, 1996, SARs with respect to 65,625 shares of Series A TCI Group Stock were exercised.


     On August 3, 1995, stockholders of the Company approved the Director Stock Option Plan (the "DSOP") including the grant, effective as of November 16, 1994, to each person that as of that date was a member of the Board and was not an employee of the Company or any of its subsidiaries, of options to

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                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



purchase 50,000 shares of TCI Class A common stock. Pursuant to the DSOP, options to purchase 300,000 shares of TCI Class A common stock were granted at an exercise price of $22.00 per share. Such options had a weighted average fair value of $16.49 on the date of grant. Options issued pursuant to the DSOP vest and become exercisable over a five-year period from the date of grant and expire 10 years from the date of grant. During the year ended December 31, 1995, options to purchase 50,000 shares of Series A TCI Group Stock and options to purchase 18,750 shares of Series A Liberty Group Stock were canceled. During the year ended December 31, 1996, options to purchase 150,000 shares of Series A TCI Group Stock and options to purchase 56,250 shares of Series A Liberty Group stock with a WAEP of $14.75 and $17.28, respectively, were issued pursuant to the DSOP. Such options had a weighted average fair value of $9.83 and $11.51, respectively, on the date of grant.


     At December 31, 1996, 400,000 options with respect to TCI Group Stock granted pursuant to the DSOP were outstanding, 100,000 of which were exercisable. Such options had a range of exercise prices of $12.25 to $16.99, with a WAEP of $14.06, and a weighted average remaining contractual life of 8.63 years.

     At December 31, 1996, 150,000 options with respect to Liberty Group Stock granted pursuant to the DSOP were outstanding, 37,500 of which were exercisable. Such options had a range of exercise prices of $14.67 to $17.50, with a WAEP of $15.65, and a weighted average remaining contractual life of 8.63 years.

     The estimated fair values noted above are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of these calculations include the following: (a) a discount rate equal to the 10-year Treasury rate on the date of grant; (b) a 35% volatility factor, (c) the 10-year option term; (d) the closing price of the respective common stock on the date of grant; and (e) an expected dividend rate of zero. The actual value that the subject directors may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the options are exercised. Accordingly, the value realized by such directors will not necessarily be the value determined by the model.

     Estimated compensation relating to restricted stock awards, options with tandem SARs and SARs has been recorded through December 31, 1996 pursuant to APB Opinion No. 25. Such estimate is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised or the restricted stock awards are vested. Had the Company accounted for its stock based compensation pursuant to the fair value based accounting method in Statement No. 123, the amount of compensation would not have been materially different from what has been reflected in the accompanying consolidated financial statements.


  Other


     In connection with the exercise of a stock option by an officer/director of Liberty, a note was given to Liberty as partial payment of the exercise price. This note bore interest at 7.54% per annum. The Company recorded the net assumed note receivable, amounting to $15 million, from such officer as a reduction of stockholders' equity. On October 27, 1994, such officer tendered to the Company 634,917 shares of TCI Class B common stock in full payment of principal and interest amounting to $15 million.

     The excess of consideration received on debentures converted or options exercised over the par value of the stock issued is credited to additional paid-in capital.

     At December 31, 1996, there were 127,607,438 shares of Series A TCI Group Stock and 30,090,303 shares of Series A Liberty Group Stock (as adjusted to give effect to the Liberty Group Stock Dividend) reserved for issuance under exercise privileges related to options, convertible debt securities and convertible preferred stock and upon vesting of the restricted stock awards described in this note 11 and in notes 8 and 9. In addition, one share of Series A TCI Group Stock is reserved for each outstanding share of Series B TCI Group Stock and one share of Series A Liberty Group Stock is reserved for each outstanding

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES share of Series B Liberty Group Stock. See note 1 for the effect of the Distribution on the conversion rights of holders of convertible securities.



(12) TRANSACTIONS WITH OFFICERS AND DIRECTORS



     Effective January 31, 1996, a director of the Company purchased one-third of the Company's interest in two limited partnerships and obtained two ten-year options to purchase the Company's remaining partnership interests. The purchase price for the one-third partnership interests was 37.209 shares of WestMarc Communications, Inc. ("WestMarc," a wholly-owned subsidiary of the Company) Series C Cumulative Compounding Preferred Stock owned by such director, and the purchase price for the ten-year options was $100 for each option. All options are exercisable for cash in the aggregate amount of $3,000,000.



     On July 1, 1996, pursuant to a Restricted Stock Award Agreement, an executive officer of TCI was transferred all of TCI's right title and interest in and to 62 shares of the 12% Series C Cumulative Compounding Preferred Stock of WestMarc owned by TCI. Such preferred stock has a liquidation value of $1,999,500 and is subject to forfeiture by such officer in the event of certain circumstances from the date of grant through December 13, 2005.


     Effective December 1, 1996, an executive officer of the Company and an executive officer of TCIC were each granted options representing 1.0% of the Company's common equity in TCI Telephony Services, Inc., a consolidated subsidiary of the Company, ("Telephony Services"). The aggregate exercise price for each such option is equal to 1.0% of (i) the Company's cumulative investment in Telephony Services as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise, less (ii) the sum of (x) $500 million and (y) the amount of the tax benefits generated by Telephony Services (up to $500 million) as and when used by TCI. Each such executive officer was also granted a similar option representing 1.0% of the Company's common equity in TCI Wireline, Inc., another consolidated subsidiary of the Company, ("Wireline"). The aggregate exercise price for each such Wireline option is equal to 1.0% of the Company's cumulative investment in Wireline as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise. Any exercise by one of such executive officers of all or part of one of such options (as to either the Telephony Services option or the Wireline option) would need to be accompanied by the exercise by such executive officer of a pro rata portion of the other such option. All of such options vest 20% per annum beginning February 1, 1997, and will expire on February 1, 2006.

     Effective December 1, 1996, two executive officers of the Company and an executive officer of TCIC were each granted options representing 1.0% of the Company's common equity in TCI.NET, Inc., a consolidated subsidiary of the Company. The aggregate exercise price for each such TCI.NET, Inc. option is equal to 1.0% of the Company's cumulative investment in TCI.NET, Inc. as of December 31, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise price. Such options vest 20% per annum beginning February 1, 1997 and expire on February 1, 2006.

     On the date of the Satellite Spin-off, the Company granted options to two of its executive officers to purchase 1.0% and an option to an employee of TCIC to acquire 0.5% of Satellite's issued and outstanding common stock. The exercise price for each such option is equal to 1.0% or 0.5%, as applicable, of the Company's net investment in Satellite on the date of the Satellite Spin-off. Such options vest 20% per annum beginning February 1, 1997 and expire on February 1, 2006.

     Estimated compensation relating to the aforementioned restricted stock award and options has been recorded through December 31, 1996 pursuant to APB Opinion No. 25. Such estimate is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised or the restricted stock awards are vested. Had the Company accounted for its stock based compensation pursuant to the fair value based accounting method in Statement No. 123, the amount of

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES compensation would not have been materially different from what has been reflected in the accompanying consolidated financial statements.



(13) SALE OF SUBSIDIARY STOCK


     On July 18, 1995, TINTA completed an initial public offering (the "IPO") in which it sold 20 million shares of TINTA Series A common stock to the public for consideration of $16.00 per share aggregating $320 million, before deducting related expenses (approximately $19 million). The shares sold to the public represented 17% of TINTA's total issued and outstanding common stock. Also in July 1995, TINTA issued 687,500 shares of TINTA Series A common stock as partial consideration for a 35% ownership interest in Torneos Y Competencias S.A., an Argentine sports programming company (the "TYC Acquisition"). As a result of the IPO and the TYC Acquisition, the Company recognized a gain amounting to $123 million.

     In June 1995, Flextech issued share capital for cash and preferred shares of Thomson Directories Limited. In connection with such issuance, the Company recorded a $51 million increase to stockholders' equity and a $93 million increase to minority interests in equity of consolidated subsidiaries. No gain was recognized in the Company's consolidated statement of operations due primarily to the existence of the Company's contingent obligations to repurchase certain of the Flextech share capital.


(14) INCOME TAXES


     TCI files a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which the Company owns less than 80% each file a separate income tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

     Income tax benefit (expense) for the years ended December 31, 1996, 1995 and 1994 consists of:


                                                            CURRENT    DEFERRED    TOTAL
                                                            -------    --------    -----
                                                                AMOUNTS IN MILLIONS
Year ended December 31, 1996:
  Federal.................................................   $(25)       (175)     (200)
  State and local.........................................    (13)        (49)      (62)
                                                             ----        ----      ----
                                                             $(38)       (224)     (262)
                                                             ====        ====      ====
Year ended December 31, 1995:
  Federal.................................................   $(23)        130       107
  State and local.........................................    (10)         23        13
                                                             ----        ----      ----
                                                             $(33)        153       120
                                                             ====        ====      ====
Year ended December 31, 1994:
  Federal.................................................   $(69)        (29)      (98)
  State and local.........................................    (14)         (8)      (22)
                                                             ----        ----      ----
                                                             $(83)        (37)     (120)
                                                             ====        ====      ====

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

     Income tax benefit (expense) differs from the amounts computed by applying the Federal income tax rate of 35% as a result of the following:


                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                              ------    -----    -----
                                                                AMOUNTS IN MILLIONS
Computed "expected" tax benefit (expense)...................   $(189)    102       (64)
Amortization not deductible for tax purposes................     (22)    (25)      (13)
Minority interest in losses (earnings) of consolidated
  subsidiaries..............................................      (3)      9        (3)
Gain on sale of subsidiary stock............................      --      43        --
Recognition of losses of consolidated partnership...........      --      --       (10)
State and local income taxes, net of federal income tax
  benefit...................................................     (49)     (4)      (20)
Valuation allowance on foreign corporation..................      --      --       (10)
Other.......................................................       1      (5)       --
                                                               -----     ---      ----
                                                               $(262)    120      (120)
                                                               =====     ===      ====


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:


                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------     -------
                                                              AMOUNTS IN MILLIONS
Deferred tax assets:
  Net operating loss carryforwards..........................    $  679         583
     Less -- valuation allowance............................      (121)       (121)
  Investment tax credit carryforwards.......................       118         118
     Less -- valuation allowance............................       (41)        (41)
  Alternative minimum tax credit carryforwards..............        95          95
  Investments in affiliates, due principally to losses of
     affiliates recognized for financial statement purposes
     in excess of losses recognized for income tax
     purposes...............................................       232         176
  Future deductible amounts principally due to
     non-deductible accruals................................        79          90
  Other.....................................................        11          10
                                                                ------       -----
     Net deferred tax assets................................     1,052         910
                                                                ------       -----
Deferred tax liabilities:
  Property and equipment, principally due to differences in
     depreciation...........................................     1,193       1,111
  Franchise costs, principally due to differences in
     amortization...........................................     4,676       3,569
  Investment in affiliates, due principally to undistributed
     earnings of affiliates.................................       917         499
  Intangible assets, principally due to differences in
     amortization...........................................        36          42
  Leases capitalized for tax purposes.......................        90          53
  Other.....................................................       152         220
                                                                ------       -----
     Total gross deferred tax liabilities...................     7,064       5,494
                                                                ------       -----
     Net deferred tax liability.............................    $6,012       4,584
                                                                ======       =====


     The valuation allowance for deferred tax assets as of December 31, 1996 was $162 million. Such balance did not change from December 31, 1995.

     At December 31, 1996, the Company had net operating loss carryforwards for income tax purposes aggregating approximately $1,499 million of which, if not utilized to reduce taxable income in future periods,

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


$136 million expires in 2003, $117 million in 2004, $355 million in 2005, $288 million in 2006, $138 million in 2009, $167 million in 2010 and $298 million in 2011. Certain subsidiaries of the Company had additional net operating loss carryforwards for income tax purposes aggregating approximately $236 million and these net operating losses are subject to certain rules limiting their usage.

     At December 31, 1996, the Company had remaining available investment tax credits of approximately $63 million which, if not utilized to offset future Federal income taxes payable, expire at various dates through 2005. Certain subsidiaries of the Company had additional investment tax credit carryforwards aggregating approximately $55 million and these investment tax credit carryforwards are subject to certain rules limiting their usage.

     Certain of the Federal income tax returns of TCI and its subsidiaries which filed separate income tax returns are presently under examination by the IRS for the years 1992 through 1995 (the "IRS Examinations"). Certain income tax issues related to the years 1981-1991 have been resolved in the Company's favor. The IRS has until April 1997 to appeal such decisions (the "IRS Appeals"). In the opinion of management, any additional tax liability, not previously provided for, resulting from the IRS Examinations or the IRS Appeals, ultimately determined to be payable, should not have a material adverse effect on the consolidated financial position of the Company.


(15) COMMITMENTS AND CONTINGENCIES


     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.


     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.


     The Company is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2009 (the "Film Licensing Obligations"). Based on customer levels at December 31, 1996, these agreements require minimum payments aggregating approximately $571 million. The aggregate amount of the Film Licensing Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, the Company's aggregate payments under the Film Licensing Obligations could prove to be significant.

     The Company has made certain financial commitments related to the acquisition of sports program rights through 2004. At December 31, 1996, such commitments aggregated $226 million.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $278 million at December 31, 1996. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to fulfill any of such guarantees, that they will not be material to the Company.

     The Company leases business offices, has entered into converter lease agreements, pole rental agreements and transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $187 million, $142 million and $82 million in 1996, 1995 and 1994, respectively.

     Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in millions):


1997........................................................  $173
1998........................................................   163
1999........................................................   149
2000........................................................   126
2001........................................................   116
Thereafter..................................................   354


     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 1997.


     Certain key employees of the Company hold restricted stock awards, options and options with tandem SARs to acquire shares of certain subsidiaries' common stock. Estimates of the compensation related to the restricted stock awards and options and/or SARs have been recorded in the accompanying consolidated financial statements pursuant to APB Opinion No. 25. Such estimates are subject to future adjustment based upon the market value of the respective common stock and, ultimately, on the final market value when the rights are exercised or the restricted stock awards are vested. Had the Company accounted for its stock based compensation pursuant to the fair value based accounting method in Statement No. 123, the amount of compensation would not have been materially different from what has been reflected in the accompanying consolidated financial statements.


     Estimates of compensation relating to phantom stock appreciation rights ("PSARs") granted to employees of a subsidiary of TCI have been recorded in the accompanying combined financial statements, but is subject to future adjustment based upon a valuation model derived from such subsidiary's cash flow, working capital and debt. Effective January 1, 1994, these employees have a put right that requires such subsidiary to purchase their respective PSARs. The subsidiary may call the PSARs on or after January 1, 1996.

     The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

(16) INFORMATION ABOUT THE COMPANY'S OPERATIONS


     The following is selected information about the Company's operations for the years ended December 31, 1996, 1995 and 1994. Separate amounts of the Company's home shopping service have been provided to enhance the readers understanding of the Company.


                                                 PROGRAMMING
                                          -------------------------
                              COMMUNI-    ELECTRONIC       OTHER       INTERSEGMENT
                              CATIONS     RETAILING     PROGRAMMING    ELIMINATIONS    TOTAL
                              --------    ----------    -----------    ------------    ------
                                                    AMOUNTS IN MILLIONS
1996
  Revenue...................  $ 6,790        984             355           (107)        8,022
                              =======        ===           =====           ====        ======
  Operating income (loss)...  $   546         36              50             --           632
                              =======        ===           =====           ====        ======
  Depreciation and
     amortization...........  $ 1,555         37              24             --         1,616
                              =======        ===           =====           ====        ======
  Capital expenditures......  $ 2,043          5               7             --         2,055
                              =======        ===           =====           ====        ======
  Identifiable assets.......  $27,154        442           2,617             31        30,244
                              =======        ===           =====           ====        ======
1995
  Revenue...................  $ 5,145        920             521            (80)        6,506
                              =======        ===           =====           ====        ======
  Operating income (loss)...  $   653        (85)            (26)            --           542
                              =======        ===           =====           ====        ======
  Depreciation and
     amortization...........  $ 1,274         43              55             --         1,372
                              =======        ===           =====           ====        ======
  Capital expenditures......  $ 1,733         13              36             --         1,782
                              =======        ===           =====           ====        ======
  Identifiable assets.......  $23,059        725           1,793             --        25,577
                              =======        ===           =====           ====        ======
1994
  Revenue...................  $ 4,043        432             240            (33)        4,682
                              =======        ===           =====           ====        ======
  Operating income (loss)...  $   781          9              (2)            --           788
                              =======        ===           =====           ====        ======
  Depreciation and
     amortization...........  $   992         15              11             --         1,018
                              =======        ===           =====           ====        ======
  Capital expenditures......  $ 1,239         19               6             --         1,264
                              =======        ===           =====           ====        ======
  Identifiable assets.......  $17,121        739           1,448            (32)       19,276
                              =======        ===           =====           ====        ======

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

(17)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)



                                                                1ST        2ND        3RD         4TH
                                                              QUARTER    QUARTER    QUARTER     QUARTER
                                                              -------    -------    --------    -------
                                                                        AMOUNTS IN MILLIONS,
                                                                      EXCEPT PER SHARE AMOUNTS
1996:
  Revenue:
    As previously reported..................................  $1,959      2,022      2,135
    Adjustment to reclassify franchise fee revenue..........     (67)       (70)       (74)
    Adjustment to reclassify shipping and handling
      revenue...............................................     (27)        --         --
    Adjustment to reflect optical fiber leases as capital
      leases................................................      (4)        (4)        (3)
                                                              ------      -----      -----
    As adjusted                                               $1,861      1,948      2,058       2,155
                                                              ======      =====      =====       =====
  Operating income:
    As previously reported..................................  $  176        173        223
    Adjustment to reflect optical fiber leases as capital
      leases................................................      (4)        (4)        (3)
                                                              ------      -----      -----
    As adjusted.............................................  $  172        169        220          71
                                                              ======      =====      =====       =====
  Net earnings (loss):
    As previously reported..................................  $ (118)      (184)      (136)
    Adjustment to reflect optical fiber leases as capital
      leases................................................      (3)        (3)        (2)
                                                              ------      -----      -----
    As adjusted.............................................  $ (121)      (187)      (138)        724
                                                              ======      =====      =====       =====
  Primary earnings (loss) attributable to common
    stockholders per common and common equivalent share:
      Series A and Series B TCI Group Stock:
         As previously reported.............................  $ (.22)      (.29)      (.24)
         Adjustment to reflect optical fiber leases as
           capital leases...................................      --       (.01)      (.01)
                                                              ------      -----      -----
         As adjusted........................................  $ (.22)      (.30)      (.25)       (.46)
                                                              ======      =====      =====       =====
      Series A and Series B Liberty Group Stock (a).........  $  .06        .02        .07        3.83
  Fully diluted earnings (loss) attributable to common
    stockholders per common and common equivalent share:
      Series A and Series B TCI Group Stock:
         As previously reported.............................  $ (.22)      (.29)      (.24)
         Adjustment to reflect optical fiber leases as
           capital leases...................................      --       (.01)      (.01)
                                                              ------      -----      -----
         As adjusted........................................  $ (.22)      (.30)      (.25)       (.46)
                                                              ======      =====      =====       =====
      Series A and Series B Liberty Group Stock (a).........  $  .06        .02        .07        3.74
1995:
  Revenue:
    As previously reported..................................  $1,524      1,674      1,761       1,892
    Adjustment to reclassify franchise fee..................     (56)       (62)       (63)        (65)
    Adjustment to reclassify shipping and handling
      revenue...............................................     (22)       (26)       (23)        (28)
                                                              ------      -----      -----       -----
    As adjusted.............................................  $1,446      1,586      1,675       1,799
                                                              ======      =====      =====       =====
  Operating income..........................................  $  180        135        176          51
  Net earnings (loss).......................................  $  (44)       (95)        32         (64)
  Primary and fully diluted earnings (loss) attributable to
    common
    stockholders per common and common equivalent share:
    TCI Class A and Class B common stock....................  $ (.08)      (.16)       .12         N/A
    Series A and Series B TCI Group Stock...................     N/A        N/A      $(.09)       (.07)
    Series A and Series B Liberty Group Stock (a)...........     N/A        N/A      $(.02)       (.09)


---------------


(a) Adjusted to give effect to the Liberty Group Stock Dividend.

                              "TCI VENTURES GROUP"
                       (A COMBINATION OF CERTAIN ASSETS)



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



GENERAL


     The following discussion and analysis should be read in conjunction with the TCI Ventures Group's combined financial statements for the three months ended March 31, 1997 and for the year ended December 31, 1996 and the TCI Ventures Group's Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 1996 included elsewhere herein.


     On May 14, 1997, the Board of Directors of Tele-Communications, Inc. (the "Board") authorized, subject to shareholder approval (the "TCI Ventures Group Stock Proposal"), the issuance of two new series of stock ("TCI Ventures Group Common Stock") which are intended to reflect the separate performance of the TCI Ventures Group.



     The TCI Ventures Group Common Stock, if issued, will be intended to reflect the separate performance of the TCI Ventures Group. The TCI Ventures Group would initially consist principally of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in International, which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group),
(ii) TCI's principal interests in the Telephony Business, owned through its indirect wholly owned subsidiary TTS-Delaware (together with its consolidated subsidiaries, "TCI Telephony") consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), the Company's 30% equity interest (representing a 37% voting interest) in Teleport Communications Group Inc. ("Teleport" or "TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. (together with its consolidated subsidiaries, "WTCI"), a wholly owned subsidiary of the Company that provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing an 85% voting interest) in UVSG, which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in At Home Corporation ("@Home"), a provider of high speed multimedia Internet services, and (v) other assets, including National Digital Television Center, Inc. ("NDTC"), a wholly owned subsidiary of the Company that provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC, an 80% owned subsidiary of the Company that develops and distributes for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. (collectively, "SUMMITrak"), wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand its service to include third parties. The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market. The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships"), and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. (Percentage equity and voting interests provided above have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.)

     The TCI Ventures Group would also include such other assets and liabilities of the TCI Group as the Board may in the future determine to attribute or sell to the TCI Ventures Group and such other businesses, assets and liabilities as the Company or any of its subsidiaries may in the future acquire for the TCI Ventures Group, as determined by the Board. It is currently the intention of the Company that any businesses, assets and liabilities so attributed to the TCI Ventures Group in the future would not include assets and liabilities of the Company's domestic programming businesses and investments or its domestic cable operations (including its businesses which utilize its cable plant to distribute telephony and Internet services).


     The TCI Group is intended to reflect the performance of those businesses of TCI not attributed to the Liberty Media Group (which is intended to reflect the performance of TCI's business which produces and distributes programming services) and the TCI Ventures Group. Collectively, the TCI Group, the Liberty Media Group and the TCI Ventures Group are referred to as the "Groups" and individually may be referred to herein as a "Group".

     The common stockholders' equity value of TCI attributable to the TCI Ventures Group that, at any relevant time, is attributed to the TCI Group, and accordingly, not represented by outstanding TCI Ventures Group Stock is referred to as "Inter-Group Interest". Prior to the issuance of any shares of TCI Ventures Group Stock, the Inter-Group Interest of the TCI Group in the TCI Ventures Group is 100%. As any shares of TCI Ventures Group Stock are issued and distributed or sold, the TCI Group's Inter-Group Interest in the TCI Ventures Group will be reduced accordingly.

     While the TCI Ventures Group Stock constitutes common stock of TCI, issuance of the TCI Ventures Group Stock will not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt.

     Holders of Series A TCI Group and Series B TCI Group common stock ("TCI Group Stock"), Series A Liberty Media Group and Series B Liberty Media Group common stock ("Liberty Media Group Stock") and TCI Ventures Group Stock (when issued) will be common stockholders of TCI and will be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities.


     Prior to August 28, 1997, the Company will commence offers (the "Exchange Offers") to exchange shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock for up to an aggregate of 188,661,300 shares of Series A TCI Group Stock and 16,266,400 shares of Series B TCI Group Common Stock, respectively (representing approximately 30% of the shares of each such series outstanding as of June 30, 1997, excluding shares held by majority owned subsidiaries of the Company) in the ratio of one share of the applicable series of TCI Ventures Group Common Stock in exchange for each share of the corresponding series of TCI Group Stock properly tendered. The Exchange Offers will be subject, among other conditions, to the approval by stockholders of the TCI Ventures Group Stock Proposal. If such approval is obtained and other conditions are satisfied, the Company would consummate the Exchange Offers on or about September 10, 1997.



     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent 100% of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares were issued in the Exchange Offers, the Inter-Group Interest of the TCI Group in the TCI Ventures Group would be reduced to zero. If immediately following the consummation of the Exchange Offers the TCI Group has any remaining Inter-Group Interest in the TCI Ventures Group, the Company will extinguish such Inter-Group Interest in consideration of the attribution to the TCI Group of a preferred equity interest in the TCI Ventures Group with a face amount equal to the market value of the shares of TCI Ventures Group Common Stock not issued in the Exchange Offers (which shall be deemed to be the same, on a per share basis, as the market value of the Series A TCI Group Stock on the last trading day preceding the closing of the Exchange Offers), a dividend rate of 5% per annum and a mandatory redemption obligation on the 15th anniversary of the closing of the Exchange Offers. Accrued dividends on the preferred equity interest would accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers.

     In addition to the shares of TCI Ventures Group Common Stock to be issued in the Exchange Offers, shares of Series A TCI Ventures Group Common Stock are being reserved for issuance upon conversion, exercise or exchange subsequent to the closing of the Exchange Offers of certain outstanding convertible notes issued by a subsidiary of the Company and upon exercise of certain outstanding options. In lieu of a number of shares of Series A TCI Group Stock equal to 30% of the number of shares of Series A TCI Group Stock currently issuable upon exchange of such convertible notes, an equal number of shares of TCI Ventures Group Common Stock would be issued upon such exchange. Similarly, options to purchase shares of Series A TCI Group Stock that are outstanding under the Company's various stock incentive plans will be adjusted upon consummation of the Exchange Offers by dividing such options into options to purchase shares of Series A TCI Ventures Group Common Stock and options to purchase shares of Series A TCI Group Stock, with 30% of the shares originally subject to the options being allocated to the options to purchase TCI Ventures Group Common Stock and 70% of such shares being allocated to the options to purchase shares of TCI Group Stock. The terms of each of such options at the time of issuance will be the same as the terms of the option that they replace, including as to the exercise price per share and vesting schedule.


     Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among the TCI Group, the Liberty Media Group and the TCI Ventures Group for the purpose of preparing the combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group, the change in the capital structure of the Company contemplated by the TCI Ventures Group Stock Proposal will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of TCI Group Stock, Liberty Media Group Stock and TCI Ventures Group Stock will be common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.


     Financial effects arising from one Group that affect the Company's consolidated results of operations or financial condition could affect the combined results of operations or financial condition of the other Groups and the market price of the TCI Group Stock, the Liberty Media Group Stock and the TCI Ventures Group Stock. In addition, any net losses of any Group, dividends or distributions on, or repurchases of, the TCI Group Stock, the Liberty Media Group Stock or the TCI Ventures Group Stock, and dividends on, or certain repurchases of, preferred stock, will reduce funds of the Company legally available for the payment of dividends on the TCI Group Stock, the Liberty Media Group Stock and the TCI Ventures Group Stock. The combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group should be read in conjunction with the consolidated financial statements of the Company.


     On January 25, 1996, the stockholders of UVSG adopted an agreement and plan of merger dated as of July 10, 1995, as amended, among UVSG, TCI and TCI Merger Sub, Inc. ("Merger Sub"), pursuant to which Merger Sub was merged into UVSG, with UVSG as the surviving corporation (the "UVSG Merger"). TCI Ventures Group acquired 12,373,294 shares of UVSG Class B common stock and 2,145,466 shares of UVSG Class A common stock, together representing approximately 40% of the issued and outstanding common stock of UVSG and approximately 86% of the total voting power of UVSG common stock immediately after the UVSG Merger, resulting in UVSG becoming a majority-controlled subsidiary of TCI Ventures Group.

     On August 9, 1996, the TCI Ventures Group and Liberty Media Group executed an amended and restated agreement under which UVSG and Liberty Media Group contributed their retail C-band home satellite dish business' assets, obligations and operations, effective April 1, 1996, to Superstar/Netlink Group LLC, a new entity owned 50% each by TCI Ventures Group and Liberty Group (the "Satellite Joint Venture"). The operations of the Satellite Joint Venture have been consolidated, effective April 1, 1996, with the operating results of the TCI Ventures Group.

     On October 1, 1996, Cablevision S.A. ("Cablevision") acquired 99.99% of the issued and outstanding capital stock of Oeste Cable Color S.A., a cable television operation in the west of the greater Buenos Aires metropolitan area, for a purchase price of $112.2 million (the "OCC Acquisition"). Cash consideration of $43.7 million was paid at closing and an additional cash payment of $22.1 million was paid on December 1, 1996. Cablevision incurred additional bank debt of approximately $45 million in order to fund such cash payments. The remaining purchase price was satisfied by Cablevision's issuance of $46.4 million principal amount of secured negotiable promissory notes.


     In January 1997, TCI Ventures Group reduced its voting interest in Flextech p.1.c. ("Flextech") to 50% by issuing to a nominee an irrevocable proxy (the "Proxy") to vote 960,850 Flextech ordinary shares ("Flextech Ordinary Shares") at any shareholder meeting to be held through December 31, 1997. In April 1997, Flextech and BBC Worldwide Limited formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of TCI Ventures Group's ownership interest in Flextech to 35.9% and the issuance to TCI Ventures Group by Flextech of a special voting share (the "Special Voting Share"). The Special Voting Share when combined with TCI Ventures Group's other share capital in Flextech, allows TCI Ventures Group to cast 50% of the votes on most matters brought to the shareholders of Flextech for vote. So long as the Proxy remains outstanding, TCI Ventures Group's 50% voting interest will be reduced by the 960,850 votes represented by the Proxy. The Special Voting Share will terminate upon the occurrence of the earlier of
(i) the third anniversary of issuance or (ii) any transfer of Flextech shares by TCI Ventures Group outside a specified affiliated group. In light of TCI Ventures Group's decreased voting interest in Flextech, TCI Ventures Group, effective January 1, 1997, ceased to combine Flextech and began to account for Flextech using the equity method of accounting.



MATERIAL CHANGES IN RESULTS OF OPERATIONS


     The following table sets forth certain financial information for the TCI Ventures Group and each of the combined businesses attributed to it:


                                                      THREE MONTHS ENDED MARCH 31,
                                                   ----------------------------------
                                                        1997               1996
                                                   ---------------    ---------------
                                                    AMOUNT      %      AMOUNT      %
                                                   --------    ---    --------    ---
                                                      DOLLAR AMOUNTS IN THOUSANDS
Revenue:
  UVSG...........................................  $122,876     50%     50,163     31%
  International..................................    65,611     27      62,624     39
  ETC w/tci......................................    23,560      9      21,705     14
  NDTC...........................................    24,013     10      16,703     10
  WTCI...........................................     9,095      4       8,730      6
  @Home..........................................       809     --          --     --
  Summitrak......................................        --     --          --     --
  Other..........................................     1,056     --         337     --
                                                   --------    ---    --------    ---
                                                   $247,020    100%    160,262    100%
                                                   ========    ===    ========    ===
Operating, selling, general, administrative and
  stock compensation:
  UVSG...........................................  $100,902     49%     39,664     30%
  International..................................    40,479     20      45,801     35
  ETC w/tci......................................    25,917     13      23,018     18
  NDTC...........................................    12,396      6      10,168      8
  WTCI...........................................     5,681      3       5,389      4
  @Home..........................................     8,326      4       3,122      2
  Summitrak......................................       898     --         993      1
  Other..........................................    11,392      5       2,268      2
                                                   --------    ---    --------    ---
                                                   $205,991    100%    130,423    100%
                                                   ========    ===    ========    ===

                                                      THREE MONTHS ENDED MARCH 31,
                                                   ----------------------------------
                                                        1997               1996
                                                   ---------------    ---------------
                                                    AMOUNT      %      AMOUNT      %
                                                   --------    ---    --------    ---
Depreciation and amortization:
  UVSG...........................................  $  8,736     21%      3,966     13%
  International..................................    15,713     38      12,126     41
  ETC w/tci......................................     1,838      5         743      3
  NDTC...........................................     7,103     17       7,443     25
  WTCI...........................................     2,124      5       2,965     10
  @Home..........................................     1,574      4          27     --
  Summitrak......................................     3,983     10       2,035      7
  Other..........................................        73     --         225      1
                                                   --------    ---    --------    ---
                                                   $ 41,144    100%     29,530    100%
                                                   ========    ===    ========    ===
Operating income (loss):
  UVSG...........................................  $ 13,238    n/a       6,533    n/a
  International..................................     9,419              4,697
  ETC w/tci......................................    (4,195)            (2,056)
  NDTC...........................................     4,514               (908)
  WTCI...........................................     1,290                376
  @Home..........................................    (9,091)            (3,149)
  Summitrak......................................    (4,881)            (3,028)
  Other..........................................   (10,409)            (2,156)
                                                   --------           --------
                                                   $   (115)               309
                                                   ========           ========


  Revenue

     Revenue increased by $87 million or 54% during the three months ended March 31, 1997 as compared to the same period in 1996. Such increase principally results from growth from acquisitions consummated subsequent to January 1, 1996 net of the impact of the deconsolidation of Flextech in January of 1997.

     Revenue from UVSG increased by $73 million or 145% during the three months ended March 31, 1997 compared to revenue of $50 million for the three months ended March 31, 1996. The increased revenue for the quarter was primarily due to the inclusion of UVSG for two months in 1996 versus three months in 1997 as well as $40 million of additional revenue attributable the Satellite Joint Venture.

     International revenue increased $3 million or 5% during the three months ended March 31, 1997 as compared to the corresponding prior year period. Such amount was comprised of an increase in cable revenue of $16 million or 32%, net of programming revenue from Flextech amounting to $13 million for the three months ended March 31, 1996. The cable revenue increase is primarily attributable to revenue amounting to $8 million associated with the OCC Acquisition and a 10% increase in Cablevision's average number of basic subscribers.

  Operating Costs and Expenses

     Operating costs and expenses, excluding depreciation and amortization, increased $76 million or 58% during the three months ended March 31, 1997 as compared to the same period of 1996. Such increases were similarly the result of acquisitions net of the impact of the deconsolidation of Flextech.

     Operating costs and expenses, excluding depreciation and amortization, from UVSG increased by $61 million or 154% during the three months ended March 31, 1997 compared to operating costs and expenses of $40 million for the three months ended March 31, 1996. Such increased costs for the quarter were primarily due to the inclusion of UVSG for two months in 1996 versus three months in 1997 as well as $36 million of additional costs attributable to the inclusion of the Satellite Joint Venture only during 1997.

     International costs and expenses, excluding depreciation and amortization, decreased $5.3 million or 12% during the three months ended March 31, 1997 compared to the corresponding prior period, including $15 million of costs and expenses from Flextech for the three months ended March 31, 1996. International cable expenses increased $9 million during the three months ended March 31, 1997.


     Certain TCI corporate general and administrative costs are charged to TCI Ventures Group at rates set at the beginning of the year based on projected utilization for that year. The utilization-based charges are set at levels that management believes to be reasonable and that approximate the costs TCI Ventures Group would incur for comparable services on a stand alone basis. During each of the three months ended March 31, 1997 and 1996, TCI Ventures Group was allocated $2 million in corporate general and administrative costs by TCI Group.


     The $12 million or 39% increase in depreciation and amortization expense during the three months ended March 31, 1997, as compared to the corresponding prior year period, is the result of a net increase in the TCI Ventures Group's assets that are subject to depreciation and amortization. The increases in such assets that are attributable to acquisitions and capital expenditures more than offset the decrease of $1 million that is attributable to the deconsolidation of Flextech.

  Other Income and Expense


     Telewest Communications plc ("Telewest"), which is currently constructing broadband cable television and telephony networks in the United Kingdom ("UK"), has incurred losses since its inception. It is expected that the current construction requirements of Telewest will be substantially complete by the end of the year 2000. The TCI Ventures Group's share of Telewest's net losses increased $11.1 million or 36% during the three months ended March 31, 1997, as compared to the corresponding prior year period. Such increase is primarily attributable to increases in depreciation and amortization, interest expense and foreign currency transaction losses. In connection with a previous merger transaction, Telewest issued United States (sometimes referred to herein as the "U.S.") dollar denominated senior debentures ("Telewest Debentures"). Changes in the exchange rate used to translate the Telewest Debentures into UK pounds sterling and the adjustment of a foreign currency option contract to market value caused Telewest to experience unrealized foreign currency transaction losses of L24.1 million ($40.5 million using the applicable exchange rate) and L16.7 million ($25.6 million using the applicable exchange rate) during the three months ended March 31, 1997 and 1996, respectively. It is anticipated that Telewest will continue to experience realized and unrealized foreign currency transaction gains and losses throughout the term of the Telewest Debentures, which mature in 2006 and 2007, if not redeemed earlier.


     The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnership", and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35.3% interest as a partner in PhillieCo. The share of losses from the TCI Ventures Group's investment in the PCS Ventures was $64 million for the three months ended March 31, 1997 which represents an increase of $44 million as compared to 1996. The increase in the share of losses is attributed primarily to general and administrative costs associated with the start-up of operations and Sprint Spectrum's share of losses in American PCS L.P. The PCS Ventures are in the development stage of operations. It is expected that Sprint PCS will continue to incur significant operating losses and significant negative cash flow from operating activities during the next several years while it develops and constructs its PCS network and builds its customer base. If and when Sprint PCS has successfully completed its network buildout, Sprint PCS's operating profitability will depend upon many factors, including, among others, its ability to market its products and services successfully, achieve its projected market penetration, manage customer turnover rates effectively and price its products and services competitively. There can be no assurance that Sprint PCS will achieve or sustain operating profitability or positive cash flow from operating activities in the future. If Sprint PCS does not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, it may not be able to meet its debt service requirements.

     The share of losses from the TCI Ventures Group's investment in Teleport was $14 million for the three months ended March 31, 1997 which represents a $6 million increase as compared to 1996. The increase in the share of losses is largely attributed to costs incurred by Teleport in the expansion of their local telecommunications networks, increased depreciation expense and increased interest expense partially offset by an increase in telecommunications services revenue attributed to increased sales of services in existing and new markets. Teleport has incurred net losses since its inception due to capital expenditures associated with the acquisition, installation, development and expansion of its existing and new telecommunications networks and the associated initial operating expenses of such networks. These networks generally incur negative cash flow from operating activities and operating losses until an adequate customer base and revenue stream for such networks have been established. TCI expects that Teleport will continue to incur net losses for the foreseeable future as it acquires, installs, develops and expands its existing and new telecommunications networks. There can be no assurance that Teleport will achieve or sustain profitability or generate sufficient positive cash flow to service its debt.

     The TCI Ventures Group's share of the losses of the affiliates other than Telewest, PCS Ventures and Teleport increased $1 million or 2% during the three months ended March 31, 1997, as compared to the corresponding prior year period. Such increase is primarily attributable to increased losses of Liberty/TINTA LLC, Jupiter Telecommunications Co., Ltd. and MultiThematiques S.A. ("MultiThe-matiques"). As previously described, the TCI Ventures Group, effective January 1, 1997, ceased to combine Flextech and began to account for Flextech using the equity method of accounting.


     In February 1997, TSX Corporation ("TSX"), an equity affiliate of the TCI Venture Group, and Antec Corporation ("Antec") entered into a business combination with Antec being the surviving entity. In connection with this transaction, the TCI Ventures Group recognized a $28.9 million gain representing the difference between the fair value of the Antec shares received and the carrying value of its investment in TSX at the date of the transaction. Upon completion of this transaction, the TCI Ventures Group holds an approximate 16% ownership interest in Antec.


     International sustained a net loss of $33 million for the three months ended March 31, 1997, which includes International and its consolidated subsidiaries' share of the losses of its affiliates of $64 million, for the three months ended March 31, 1997. Most of International's affiliates have incurred net losses since their respective inception dates and are expected to continue to incur net losses for the foreseeable future. International expects to continue to incur net losses for the foreseeable future due, in part, to the relatively high level of depreciation and amortization that is common to growth oriented companies operating within the capital intensive cable industry. Any improvements in the results of operations of International are largely dependent upon the ability of International's operating subsidiaries and affiliates to increase their respective subscriber bases. No assurance can be given that any such subscriber base increases will occur.

     @Home has incurred net losses since its inception. Management of @Home expects to incur significant additional losses as @Home continues to devote capital to the building of its national network operations and services. To achieve profitability, @Home must develop and market products and services which are accepted on a broad commercial basis. @Home's products have not yet demonstrated that they will achieve broad commercial acceptance. There can be no assurance that @Home will ever achieve profitability.

     The TCI Ventures Group's net loss of $77.3 million for the three months ended March 31, 1997 represents an increase of $22.7 million, as compared to the TCI Ventures Group's net loss of $54.6 million for the three months ended March 31, 1996. Such change is primarily the net result of increases in share of losses of affiliates offset by the gain recognized in the TSX and Antec merger.


MATERIAL CHANGES IN FINANCIAL CONDITION



     Substantially all of the entities the ownership of which, or the investment in which, has been attributed to the TCI Ventures Group will require significant additional capital in order to develop their respective businesses and assets, to fund future operating losses and to fund future growth. In certain cases, principally with respect to the Sprint PCS Partnerships, the TCI Ventures Group has contractual commitments pursuant to which (subject to certain conditions) it may be required to make significant additional capital contributions to the entities in which it has investments.

     The Sprint PCS Partners, including TCI Telephony, have agreed to contribute up to an aggregate of approximately $4.2 billion of equity to Sprint PCS from inception through fiscal 1999 (of which TCI Telephony's share is approximately $1.3 billion) if and to the extent required by annual budgets of Sprint PCS for fiscal years in such period approved by the Sprint PCS Partners or requested during such period by the affirmative vote of Sprint PCS Partners with percentage interests in Sprint PCS of 75% or more in the aggregate. As of March 31, 1997 approximately $3.0 billion of such $4.2 billion had been contributed to Sprint PCS, of which amount TCI Telephony had contributed approximately $900 million. TCI Telephony currently expects that the remaining approximately $1.2 billion of such amount (of which TCI Telephony's share would be approximately $360 million) will be contributed by the Sprint PCS Partners by the end of the second quarter of 1998 (although there can be no assurance that any additional capital will be contributed by any or all of the Sprint PCS Partners). In addition, in connection with certain debt financings by Sprint Spectrum, L.P., a subsidiary of the Sprint PCS Partnerships ("Sprint Spectrum"), the corporate parents of the Sprint PCS Partners (TCI, Cox, Comcast and Sprint, collectively, the "Sprint PCS Parents") entered into a capital contribution agreement with Sprint Spectrum (the "Capital Contribution Agreement"), of which the secured creditors in such debt financings are beneficiaries, pursuant to which each Sprint PCS Parent agreed to make certain contributions, or cause contributions to be made, to Sprint Spectrum from time to time upon the occurrence of certain events (including a payment default under or acceleration of Sprint Spectrum's obligation pursuant to the debt financings agreements) up to a maximum aggregate amount determined in accordance with a formula. The obligations of TCI under the Capital Contribution Agreement have been attributed to the TCI Ventures Group. As of March 31, 1997, approximately $500 million in cash of such agreed contributions under the Capital Contribution Agreement had been contributed directly or indirectly to Sprint Spectrum (of which TCI contributed approximately $150 million), thereby reducing the Sprint PCS Parents' respective obligations under the Capital Contribution Agreement by such amount and reducing TCI's obligation to approximately $150 million as of December 31, 1996. Based on the currently expected timing of additional contributions to Sprint PCS (including the currently expected timing of Sprint PCS's expected capital contributions to its affiliates and to its subsidiaries other than Sprint Spectrum and its subsidiaries), TCI does not expect that its obligations under the Capital Contribution Agreement will result in the obligation to make any incremental capital contributions to Sprint PCS in addition to TCI Telephony's pro rata portion of the balance of the $4.2 billion that the Sprint PCS Partners have agreed to contribute.



     The TCI Ventures Group's ability to obtain sufficient capital resources to make its expected additional capital contributions to the Sprint PCS Partnerships and other entities in which it has investments are limited. WTCI and NDTC are the only wholly owned subsidiaries attributed to the TCI Ventures Group that are operating companies and such entities are currently the TCI Ventures Group's only source of cash provided by operating activities. As a result, the TCI Ventures Group has limited ability to generate funds internally to fund capital requirements and limited cash flow from operating activities to support external financings. The other operating companies attributed to the TCI Ventures Group have other investors, public or private, and the payment of dividends, or the making of loans or advances by any one of such TCI Ventures Group entities to any other of such TCI Ventures Group entities would be subject to various business considerations, as well as any legal restrictions, including pursuant to agreements among the investors. Initially, therefore, the TCI Ventures Group will rely on borrowings under a revolving loan facility (the "Credit Facility") to TCI Ventures Group for a five-year period commencing on the closing of the Exchange Offers. Such facility would permit aggregate borrowings at any one time outstanding of up to $500 million (subject to reduction as provided below), which borrowings would bear interest at a rate per annum equal to The Bank of New York's prime rate (as in effect from time to time) plus 1% per annum, payable quarterly. A commitment fee equal to 3/8% per annum of the average unborrowed availability under the Revolving Credit Facility would be payable by the TCI Ventures Group to the TCI Group on a quarterly basis. The maximum amount of borrowings permitted under the Credit Facility will be reduced on a dollar-for-dollar basis by up to $300 million if and to the extent that the aggregate amount of any additional capital that TCI Ventures Group is required to contribute to Sprint PCS Partnerships subsequent to the closing of the Exchange Offers is less than $300 million. If the available borrowings under the Credit Facility are not sufficient to fund the TCI Ventures Group's capital requirements, no assurance can be given that the TCI Ventures Group will be able to obtain any required additional financing on terms acceptable to it, or at all. TCI could raise additional capital for the

TCI Ventures Group by, among other things, engaging in public offerings or private placements of TCI Ventures Group common stock or through issuance of debt securities or preferred equity securities attributed to the TCI Ventures Group. The Company anticipates, however that for the foreseeable future the TCI Ventures Group will continue to be dependent upon funding from the TCI Group. The TCI Ventures Group's failure to meet its contractual and other capital requirements could have significant adverse consequences to the TCI Ventures Group.


     The majority of the TCI Ventures Group entities currently have significant capital requirements and TCI expects such entities will continue to have significant capital requirements for the foreseeable future. TCI Ventures Group's businesses and investments consist of entities which require the acquisition, ownership, development and operation of broadband cable television and telephony distribution networks and new programming services, all of which require substantial capital investment. The buildout of Sprint PCS's network and the development of @Home's network infrastructure and the development, marketing and distribution of their respective products and services will require substantial capital. Although Teleport has been operating its networks for over ten years, its continuous acquisition, development and expansion of its existing and new networks and services also require significant capital expenditures.


     International expects to have substantial capital requirements for the foreseeable future because its businesses and investments consist of entities which require the acquisition, ownership, development and operation of broadband cable television and telephony distribution networks and new programming services. Many of International's subsidiaries and affiliates are incurring substantial costs as they build or rebuild their cable networks or develop and acquire programming. Until such companies begin generating profits and positive cash flow from operating activities, they will need additional capital to fund capital expenditures and working capital requirements. International has commitments under various partnership and other funding agreements to contribute capital or loan money to fund capital expenditures and other capital requirements of certain affiliates. International believes that its actual future cash requirements in order to fund the capital expenditures and working capital requirements of its subsidiaries and affiliates will exceed the sum of the amounts that International and its consolidated subsidiaries are currently contractually obligated to fund and such additional funding commitments that International and its consolidated subsidiaries are currently negotiating. Further, International's business strategy requires that it have the ability to access or raise sufficient funds to allow it to take advantage of new acquisition and joint venture opportunities as they arise, which management of International believes will require the availability of substantial additional funds. Although International has $134 million proceeds remaining from the sale of its 4 1/2% Convertible Subordinated Debentures due 2006 which were issued in February 1996 (the "International Debentures") (which remaining proceeds have been loaned to TCI pursuant to an unsecured promissory note pending its use by International) and has a $200 million credit facility ("International Credit Facility") with the TCI Ventures Group, International's ability to otherwise obtain debt financing from unaffiliated entities to assist its operating companies and to meet its capital obligations at other than the subsidiary level will be limited because International does not conduct any operations directly. No assurance can be given that International will be able to meet its commitments to its subsidiaries and affiliates or to fund its operations or liquidity requirements through the receipt of cash distributions or other advances from its subsidiaries or affiliates. The only subsidiary of International from which it presently is able to obtain funds is the subsidiary which owns International's interest in the Puerto Rico cable systems (the "Puerto Rico Subsidiary"). International believes that the remaining consolidated operating activities of International will produce net cash flow deficits for the foreseeable future. Accordingly, International anticipates that it will be dependent upon its current levels of cash and cash equivalents (exclusive of amounts held by its subsidiaries), the remaining proceeds from the sale of the International Debentures and borrowings under the International Credit Facility to meet its liquidity requirements, including its commitments to its subsidiaries and its affiliates, for the foreseeable future. To the extent that International seeks to make significant additional acquisitions or significant new investments or is required to meet significant future liquidity requirements, it will need to obtain additional financing.



     @Home is investing significantly in the development of its network infrastructure and hiring new personnel rapidly in anticipation of potential growth in its business, which is in a very early state of development. As of March 31, 1997 there were minimal subscribers to its @Home services. @Home believes that the net proceeds of $88 million from its initial public offering on July 11, 1997, together with existing cash, cash equivalents and capital lease financing, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 18 months. @Home may, however, require additional funds if its estimates of working capital and/or capital expenditure and/or lease financing requirements change or prove inaccurate or in order for @Home to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. Over the longer term, it is likely that @Home will require substantial additional funds to continue to fund its infrastructure investment, product development, marketing, sales and customer support needs. There can be no assurance that any such funds will be available at the time or times needed, or available on terms acceptable to @Home. If adequate funds are not available, or are not available on acceptable terms, @Home may not be able to continue its network implementation, to develop new products and services or otherwise to respond to competitive pressures. Such inability could have a material adverse effect on @Home's business, operating results and financial condition.



     Because TCI's investment in @Home is attributed to the TCI Ventures Group while the entity which will distribute the @Home service to subscribers of TCI's cable systems is attributed to the TCI Group, certain conflicts of interest between the TCI Group and the TCI Ventures Group may result in that actions taken by the TCI Group, such as the speed at which TCI's cable television systems are upgraded to the level necessary to support distribution of the @Home service, will have a direct impact upon the value of the TCI Ventures Group's interest in @Home. Similarly, the extent to which TCI elects to use @Home as the provider of certain services which are not covered by TCI's exclusivity obligations to @Home, rather than another third party, may have an effect upon the business of @Home and therefore upon the value of the TCI Ventures Group. For example, TCI's exclusivity obligations do not extend to work-related services. TCI.NET, the entity in the TCI Group that has responsibility for the provision of Internet services, may elect to use @Home as the provider of such work-related services or a third party. To the extent the TCI Group utilizes @Home to provide such services, the revenue derived therefrom by @Home would presumably affect its valuation and therefore the overall value of the TCI Ventures Group. TCI is under no obligation to use @Home as the provider of such services. To the extent TCI does determine to use @Home as such provider, the terms upon which @Home would provide such services will be subject to negotiation, without regard for the terms upon which @Home provides high-speed residential Internet services.



     During the period in which each of TCI, Cox and Comcast have agreed (subject to certain exceptions and limitations) to use @Home as its exclusive provider of high speed residential consumer Internet access services, a stockholders agreement among such parties and @Home provides that in the event the number of exclusive homes passed attributable to TCI decreases below 80% of the number of homes passed of TCI and its controlled affiliates as of June 1996 (approximately 23 million), then TCI will be required to offer to sell a proportionate amount of its equity in @Home to certain other stockholders of @Home at fair market value. TCI has recently announced the proposed sale or transfer of certain cable systems which have in the aggregate approximately 2.5 million homes passed. In addition, TCI has announced that it is considering various plans and proposals that may result in the disposition of other of its cable systems. In the event that such cable systems continue to be exclusive to @Home, such cable systems and their homes passed would continue to be included in TCI's homes passed for purposes of determining whether or not TCI is obligated to offer a portion of its equity interest in @Home to the other @Home Cable Stockholders, even through such cable systems are no longer owned or controlled by TCI. If TCI does not require that such cable systems remain exclusive to @Home, the TCI Ventures Group could be required to sell shares to Cox, Comcast and KPCB. There can be no assurance that, if the TCI Ventures Group is required to sell shares of @Home, the price paid to the TCI Ventures Group would represent adequate consideration to the TCI Ventures Group because such fair market value may not adequately reflect the TCI Ventures Group's expectation of the long term value of such investments in @Home. In addition to the exceptions to the general exclusivity obligations, Cox and Comcast have the right to terminate the exclusivity provisions with respect to TCI, Cox and Comcast in the event TCI does not attain certain subscriber penetration levels for the @Home service relative to the subscriber penetration levels of Cox and Comcast, as of June 4, 1999, and each anniversary thereafter until 2002. Such termination could have a material adverse effect on @Home and the value of the TCI Ventures Group's interest in @Home.

     In addition, although TCI, Cox and Comcast are subject to certain exclusivity obligations to carry @Home's residential consumer Internet service over their cable systems, such exclusivity obligations are subject to a number of exceptions which allow them to compete with @Home in certain circumstances. Further, TCI, Cox and Comcast compete to some extent with @Home for advertising and certain other revenues because @Home retains 100% of all national advertising revenue delivered on the @Home service, while the local cable operations of TCI, Cox and Comcast retain 100% of revenue generated from local service offerings that do not require access to an Internet backbone or that relate to programming within the local areas of the browser for the @Home service, such as revenue from local advertising.



     The TCI Group has agreements with UVSG for the carriage of UVSG's Prevue Networks and superstation programming on certain of the cable systems attributed to the TCI Group and for UVSG's subscriber management services, and UVSG purchases programming from companies attributed to the Liberty Media Group. Because TCI's investment is attributed to the TCI Ventures Group, situations may arise where the entity attributed to one Group may make a decision which adversely affects one of the other Groups. For example, UVTV markets and distributes superstation WGN (Chicago) to several of the Company's cable systems attributed to the TCI Group. TCI recently canceled WGN in certain of its wholly owned systems which systems serve approximately 4.5 million subscribers. Such cancellation was the primary cause for the number of WGN subscribers decreasing by 3.5 million or 9% from March 1996 to March 1'997 (which decrease was partially offset by new system launches and existing system subscriber growth aggregating approximately 1.1 million subscribers).



     There can be no assurance that any of the foregoing entities will be successful in generating sufficient cash flow from operating activities or raising debt or equity capital in sufficient amounts or on terms acceptable to it to be able to meet their respective capital requirements. There is also no assurance that the anticipated capital requirements described above will not significantly increase due to changing circumstances, such as unanticipated opportunities, technological or marketing hurdles, unanticipated expenses, and the like. The failure to generate sufficient cash flow from operating activities or to raise sufficient funds may require such entity to delay or abandon some or all of its development and expansion plans or in certain instances, could result in the failure to meet certain regulatory requirements, any and all of which could have a material adverse effect on such entity's growth, its ability to compete in its industry and its ability to service its debt.



     Many of International's interests in its subsidiaries and affiliates are governed by partnership and other agreements that require it to contribute capital or make loans to such subsidiaries or affiliates. The failure of International to meet its capital commitments to a particular operating company may have adverse consequences to it and therefore to the TCI Ventures Group. Such consequences may include, among others, (i) a breach of contract action for damages against International, (ii) the dilution of International's interest in such operating Company, (iii) the loss of any management rights in such entity (such as a right to elect one or more directors), (iv) the right of the other investors in such operating company to force International to sell its interest at less than fair value or (v) the forced dissolution of such operating Company.



     Similarly, with respect to Sprint PCS, if TCI Ventures Group fails to make any portion of its required additional capital contributions to Sprint PCS (other than an additional capital contribution that TCI Ventures Group is entitled to decline to make), and does not cure such failure within the time periods specified in the Amended and Restated Agreement of Limited Partnership of Sprint Spectrum Holding Company, L.P., dated as of January 31, 1996 (the "Sprint PCS Partnership Agreement"), such failure would constitute an Adverse Act and TCI Telephony would become an Adverse Partner (each such term, as defined in the Sprint PCS Partnership Agreement). If TCI Ventures Group were to become an Adverse Partner, it would lose its right to appoint a representative to the governing body of Sprint PCS (the "Sprint PCS Partnership Board"), and the Sprint PCS Partnership Board, by action of the representatives of the other Sprint PCS Partners that are not Adverse Partners, would be entitled to elect
(i) to commence procedures to allow such other Sprint PCS Partners to purchase TCI Ventures Group's interest in Sprint PCS at a discount (which purchase price in the case of a failure to make a required capital contribution would be the lower of 90% of the net equity of TCI Ventures Group's interest in Sprint PCS and 80% of TCI Ventures Group's prior capital contributions (less any distributions paid to TCI Ventures Group)) and/or (ii) to cause Sprint PCS to seek to obtain specific performance of TCI Ventures Group's obligations or to sue for money damages. TCI

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Ventures Group could also become an Adverse Partner through, among other things, the disposition of its interest in Sprint PCS other than in accordance with the Sprint PCS Partnership Agreement or a material breach of a material covenant in the Sprint PCS Partnership Agreement.



     The failure by TCI Ventures Group to make its pro rata portion of any additional capital contributions validly requested to be made to Sprint PCS (whether or not required under the applicable provisions of the Sprint PCS Partnership Agreement) would result in a decrease in TCI Ventures Group's current 30% percentage interest in Sprint PCS. Such dilution would be calculated on the basis of the relative amount of capital contributions made by the Sprint PCS Partners until an aggregate of $5.0 billion had been contributed; thereafter, the dilution formula would take into account the fair market value of each Sprint PCS Partner's interest in Sprint PCS, subject to certain exceptions. In the event TCI Ventures Group's percentage interest were to decrease below the 8% minimum ownership requirement set forth in the Sprint PCS Partnership Agreement, TCI Ventures Group's interest in Sprint PCS would convert into that of an "Exclusive Limited Partner" and TCI Ventures Group would lose the right to designate a representative to the Sprint PCS Partnership Board.



     Neither PCS systems nor the delivery of Internet services over the cable infrastructure have any significant commercial operating history in the United States, and there can be no assurance that operation of either of these businesses will become profitable. Neither Sprint PCS nor @Home can estimate with any degree of certainty the potential demand for their services. The inability of either Sprint PCS or @Home to obtain the necessary equipment for its systems could have a material adverse effect on its financial condition and results of operations. Both Sprint PCS and @Home are relying on new products and technologies to operate their services which have not yet been widely tested on a commercial basis. Failure of such products and technologies to operate in the manner expected by such entity, or any delay or inability to obtain a sufficient quantity of such products at acceptable price and performance levels could delay or impair the expansion of such entity's business.



     NDTC operates a development stage business in an emerging industry and accordingly faces challenges similar to those described above. NDTC began offering its "Headend in the Sky" or "HITS" services directly to cable systems commercially during the fourth quarter of 1996. The HITS services consist of the transport of compressed and encrypted digital television programming signals to addressable set-top boxes and the authorization of such boxes. Contracts related to HITS for authorization and transmission services are currently under negotiation with a number of affiliated and unaffiliated customers, including TCIC (which is presently utilizing HITS in a few of TCIC's major markets), but there can be no assurance that such contracts will be finalized or will be finalized on terms which will enable NDTC to be profitable. Cable systems are in an early stage of rolling out digital services to their customers, and customer acceptance of such services and accordingly, the demand for NDTC's HITS services, is uncertain. In addition, the HITS service utilizes statistical multiplexing of digitally compressed video signals, a new technology which has not been tested or distributed on a large scale and accordingly, the effectiveness of such technology is uncertain.


     Both the wireless telecommunications industry and the Internet services industry are experiencing significant technological change, evolving industry standards, ongoing improvements in the capacity and quality of such services, frequent new product and service introductions and enhancements and changes in end-user requirements and preferences. Accordingly, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. With respect to PCS, there is uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. With respect to Internet services, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by @Home. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, and inadequate protection of the confidentiality of stored data and information moving across the Internet. There can be no assurance that @Home's service will be able to meet any or all of these concerns. Market acceptance of @Home's services is substantially dependent upon the adoption of the Internet for commerce and communications. If either of

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@Home's or Sprint PCS's market fails to develop, develops more slowly than expected, or becomes highly competitive, such entity's business, operating results and financial condition may be materially adversely affected. For the foregoing reasons, the future prospects of the PCS and Internet services industries and of Sprint PCS and @Home remain uncertain.


     For the year ended December 31, 1996, WTCI's six largest customers accounted in the aggregate for approximately 70% of WTCI's consolidated gross revenue. WTCI provides such services pursuant to master service contracts which provide for transmission services pursuant to individual service orders. The master service contracts expire when the last service order in effect thereunder has terminated. WTCI's six largest customers' master service contracts all contain many service orders (in some cases, in excess of 100 service orders) with remaining terms varying from 1 month to approximately 15 months. A significant reduction in the level of services WTCI provides for any of these customers could have material adverse effect on WTCI's results of operations or financial condition, unless WTCI located replacement customers willing to lease the vacated channels on similar terms. In particular, WTCI's largest carrier customer has the right to terminate its contract for use of the entire capacity of a core backbone of WTCI's network between the Seattle and Denver areas in October 1997, subject to certain conditions. Although this areas has been overbuilt with fiber, management of WTCI does not believe such termination would have a material adverse effect on WTCI because it believes that it is likely that it would be able to re-lease all of such capacity based on current demand in the area for its long distance transport services.



     A significant number of NDTC's major customers are affiliates of TCI, such as Encore Media Corporation, Liberty/Fox Regional Sports, L.L.C. and Discovery Communications, Inc., each of which is owned in part by Liberty Media Corporation, a wholly owned subsidiary of the Company, and NDTC derives a substantial portion of its revenue from such affiliated companies. For the year ended December 31, 1996, revenue from services provided to TCI and its consolidated subsidiaries accounted for 34% of NDTC's total revenue for 1996. Although NDTC has been seeking, and intends to continue to seek, to expand its customer base to increase the number of unaffiliated customers over time, there can be no assurance that it will be successful.



     Many of the assets attributed to the TCI Ventures Group consist of noncontrolling interests in other entities, such as the investments in Sprint PCS and Teleport. In addition, International has invested in most of its subsidiaries and affiliates with strategic and local partners, and financial and operational considerations, as well as laws that limit foreign equity positions, will likely require International to continue to invest with partners. Many foreign countries limit foreign investment to a minority equity position or require the board of directors to be largely independent, which, as discussed below, can result in International having diminished ability to implement strategies that International may favor, or cause dividends or distributions to be paid. For the most part, the Company has attempted to structure its investments in a manner that allows it to participate in management decisions (including through representation on the board of directors or other governing body and veto rights (alone or with one or more of the other investors) over significant business decisions); however, as is the case with the Company's interests in Sprint PCS, Teleport and many of the operating companies in which International has interests, TCI will often be unable to direct the operations, strategies, and financial decisions of the companies in which it has acquired, or will acquire, an interest without the concurrence of one or more of its partners or other co-investors. Moreover, the ability of the Company (directly or indirectly) to pledge, sell or otherwise dispose of its interest in many of the operating companies in which it has investments is subject to shareholder or similar agreements that severely limit the ability of the parties to transfer their equity interests. Accordingly, the Company may not be able to cause its subsidiaries or affiliates that are attributed to the TCI Ventures Group to make distributions when the TCI Ventures Group may have a need for such distributions and may not be able to timely dispose of its investment in many of such companies if required for financial or other reasons.



     In addition, in the case of Sprint PCS, the structure of the governance of such TCI Ventures Group Entity allows for situations in which the failure of the Sprint PCS Partners to agree on certain issues may give rise to a "deadlock event," which, if unresolved after a certain period of time, may require the dissolution or liquidation of Sprint PCS. Specifically, the Sprint PCS Partnership Agreement provides that Sprint PCS will be dissolved upon the failure of the Sprint PCS Partners to resolve a "Deadlock Event" which is deemed to

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occur (i) if the Sprint PCS Partnership Board fails to approve a proposed annual budget or business plan for two consecutive fiscal years or (ii) if the position of chief executive officer remains vacant for 60 days after a candidate has been proposed by at least two Sprint PCS Partners having an aggregate of at least 33% of the voting percentage interests. Upon the occurrence of a Deadlock Event, the Sprint PCS Partners that are general partners first are required for a period of 20 days to use their good faith efforts to try to resolve the Deadlock Event. If the general partners are unable to resolve the matter, such matter will be referred to the chief executive officers of the Sprint PCS Parents. In the event the chief executive officers fail to reach a resolution, the matter will be referred to a mediation service. If the mediator and the Sprint PCS Partners fail to resolve the Deadlock Event, Sprint PCS will be liquidated unless the Sprint PCS Partnership Board, by a majority vote of 75% determines not to dissolve or the buy-sell arrangements contained in the Sprint PCS Partnership Agreement are employed.



     The ability of a cash flow generating business, if any, of one of the TCI Ventures Group Entities to fund the cash flow deficits of the businesses of one or more of the other TCI Ventures Group Entities is limited not only by the structural separation of such businesses in separate corporations and partnerships, but also by the presence of other investors, both debt and equity, in many of the TCI Ventures Group Entities. In addition, International and certain of the other TCI Ventures Group Entities, such as Teleport and Sprint PCS, are holding companies, the assets of which consist solely or primarily of investments in their subsidiaries and affiliates. As such, the ability of such holding companies to meet their respective financial obligations and their funding and other commitments to their respective subsidiaries and affiliates, is dependent upon the earnings of such subsidiaries and affiliates and the distribution or other payment of such earnings to such holding companies in the form of dividends, loans or other advances, payment or reimbursement for management fees and expenses from their respective subsidiaries and affiliates, or repayment of loans and advances from such holding companies. Accordingly, such holding companies' ability to meet their respective liquidity requirements, including debt service, is severely limited as a result of their dependence upon the distribution of earnings and advances of funds by their respective subsidiaries and affiliates. The payment of dividends or the making of loans or advances to such holding companies by their respective subsidiaries and affiliates may be subject to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries and affiliates, and are subject to various business considerations. In the case of International, distributions or other payments from foreign subsidiaries and affiliates may also be subject to restrictions on expatriation of funds or adverse currency exchange rates and, in the case of subsidiaries or affiliates that are located in countries where the United States does not have a tax treaty, to increased withholding taxes. Moreover, International does not have voting control over many of the entities in which it has ownership interests and such entities will have no obligation, contingent or otherwise, to make any funds available to International, whether by dividends, advances, loans or other payments. Certain of the subsidiaries or affiliates of such holding companies are, or may in the future be, subject to loan agreements that prohibit or limit the transfer of funds to such holding companies in the form of dividends, loans, or advances and/or require that any indebtedness of such subsidiaries or affiliates to such holding companies be subordinate to the indebtedness under such loan agreements. Further, any right of any of such holding companies as an equity holder to participate in the distribution of the assets of any of its subsidiaries upon liquidation or reorganization will be subject to the prior claims of the creditors (including trade creditors) or such subsidiary. To date, International, for example, has not received any significant distributions or advances from any of its subsidiaries or affiliates. Accordingly, it has had to rely, and expects to rely for the foreseeable future, on outside sources for financing.


     Many of the TCI Ventures Group entities operate in industries, primarily the telecommunications industry, which have experienced and are expected to continue to experience rapid and significant changes in technology. The degree to which these changes will affect such entities and the ability of such entities to compete in their respective businesses cannot be predicted. Also, alternative technologies may develop for the provision of services similar to those provided by such entities. Such entities may be required to select in advance one technology over another, but it will be impossible to predict with any certainty, at the time such entity is required to make its investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage.

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     Currently International is the only TCI Ventures Group Entity that has significant businesses outside the United States. International's subsidiaries and affiliates operate solely outside the United States (with the exception of Puerto Rico). @Home currently has distribution agreements with two of Canada's leading cable operators, although such operators have not yet begun commercial distribution of @Home's services. @Home's business strategy includes expansion into Canada and other international markets; however, there can be no assurance that @Home will be successful in expanding its product and service offerings into foreign markets because of its extremely limited experience in developing localized versions of its products and services and in developing relationships with international cable system operators. If @Home does commence significant international operations, or in the event any of the other TCI Ventures Group Entities determined to expand into international markets, such entities (along with International) will be subject to the risks inherent in doing business on an international level, such as regulatory requirements and loss of revenue, property and equipment from expropriation, nationalization and confiscatory taxation. International is and such other TCI Ventures Group Entities would also be exposed to the risk of changes to laws and policies that govern foreign investment in countries where they have operations as well as, to a lesser extent, changes in United States laws and regulations relating to investing in or trading with countries in which International and such other TCI Ventures Group Entities may have investment.



     Certain of the countries in which International has operating companies or in which International. @Home or another TCI Ventures Group Entity may operate in the future, may be subject to a substantially greater degree of social, political and economic instability than is the case in other countries. Such instability may result from, among other things, (i) authoritarian governments or military involvement in political and economic decision making, and changes in government through coups or other extra-constitutional means; (ii) social unrest associated with demands for improved economic, social and political conditions; (iii) internal insurgencies and terrorist activities; and (iv) hostile relations with neighboring countries. Risks associated with social, political and economic instability in a particular country could materially adversely affect the results of operations and financial condition of any subsidiary or affiliate of International or any other TCI Ventures Group Entity located within such country or that has significant operations there (and thereby have a potentially material adverse effect on the results of operations or financial condition of International or such Entity) and could result in the loss of International's or such other TCI Ventures Group Entity's investment in such subsidiary or affiliate or the loss by such subsidiary or affiliate of its assets in such country.



     The TCI Ventures Group is exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar (the functional currency of TCI Ventures Group) against the UK pound sterling, the Japanese yen ("Y"), the Argentine peso and various other foreign currencies that are the functional currencies of certain of the TCI Ventures Group's operating subsidiaries and affiliates. Since the enactment of a convertibility plan in April 1991, the Argentine government has maintained an exchange rate of one Argentine peso to one U.S. dollar. No assurance can be given that such an exchange rate will be maintained in future periods.


     Because the TCI Ventures Group's functional currency is the U.S. dollar, any increase or decrease in the value of the U.S. dollar against any foreign currency in which the TCI Ventures Group has funding commitments effectively reduces or increases the U.S. dollar equivalent of such funding commitments. At the same time, any increase or decrease in the value of the U.S. dollar against any foreign currency that is the functional currency of an operating subsidiary or affiliate of TCI Ventures Group will cause the TCI Ventures Group to experience unrealized foreign currency translation losses or gains with respect to amounts already invested in such foreign currencies.

     The TCI Ventures Group and certain of its operating subsidiaries and affiliates are also exposed to foreign currency risk to the extent that they enter into transactions denominated in currencies other than their respective functional currencies. In this regard, the TCI Ventures Group has experienced realized and unrealized currency gains and losses with respect to (i) the UK pound sterling denominated loans made by an indirect subsidiary of TCI Ventures Group to Flextech and (ii) the TCI Ventures Group's French franc denominated obligation (the "MultiThematiques Obligation") to make capital contributions to MultiThematiques. In addition, Telewest has experienced realized and unrealized foreign currency transaction gains and losses with respect to the Telewest Debentures.

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     Because TCI Ventures Group generally views its foreign operating subsidiaries and affiliates as long-term investments, the TCI Ventures Group generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. With respect to funding commitments that are denominated in currencies other than the U.S. dollar, the TCI Ventures Group historically has sought to reduce its exposure to short-term (generally no more than 90 days) movements in the applicable exchange rates once the timing and amount of such funding commitments become fixed. Although the TCI Ventures Group monitors foreign currency exchange rates with the objective of mitigating its exposure to unfavorable fluctuations in such rates, the TCI Ventures Group believes that, given the nature of its business, it is not possible or practical to eliminate the TCI Ventures Group's exposure to unfavorable fluctuations in foreign currency exchange rates.

     On November 20, 1995, TCI Ventures Group announced its intention to form strategic partnerships with News Corp., Organizacoes Globo and Grupo Televisa S.A. for the development and operation of a direct-to-home satellite service for Latin America, Mexico, and various Central and South American countries (collectively, the "DTH Ventures"). It is anticipated that TCI Ventures Group could be required to make cash contributions totaling $46 million over the next three years in connection with the DTH Ventures.

     On April 19, 1996, International, Torneos y Competencias S.A. ("Torneos") and the Torneos stockholders from whom International previously acquired its 35% interest entered into an agreement (the "International/Torneos Sports Agreement") whereby International agreed to make minimum periodic payments from 1996 through 2004 aggregating $235.2 million to acquire certain rights and considerations, including the exploitation rights to all sports rights owned by Torneos with the exception of any rights which at that time had been contractually committed to any third party.

     Pending the assignment of the rights under the International/Torneos Sports Agreement which fit within the geographic area and business plan of a joint venture ("Sports Venture") formed among TCI Ventures Group, Liberty Media Group and News Corporation Limited ("News Corp.") (the "Sports Venture Rights") to the Sports Venture, TCI Ventures Group, News Corp. and Liberty Media Group have paid their respective portion of any payments made with respect to the Sports Venture Rights. Through March 31, 1997, payments made under the International/Torneos Sports Agreement totaled $20.1 million.

     The TCI Ventures Group and/or other subsidiaries of TCI have guaranteed notes payable and other obligations of certain of the TCI Ventures Group's affiliates. At March 31, 1997, the U.S. dollar equivalent of the amounts borrowed pursuant to the Guaranteed Obligations was $16.6 million. The TCI Ventures Group also has guaranteed the obligation of an affiliate ("The Premium Movie Partnership") to pay fees for the license to exhibit certain films through the year 2000. If the TCI Ventures Group were to fail to fulfill its obligations under the guarantees, the beneficiaries have the right to demand an aggregate payment of approximately $55 million. Although the TCI Ventures Group has not had to perform under such guarantee to date, the TCI Ventures Group cannot be certain that it will not be required to perform under such guarantee in the future.


     If at any time (x) the aggregate of the amount of (i) Flextech securities held by the TCI Ventures Group (ii) the Hallmark Cards Incorporated ("Hallmark") and U S WEST, Inc. ("U S WEST") subsidiaries' interests in Flextech acquired in June of 1995 (the "Hallmark Subscription" and the "U S WEST Subscription"), respectively, and (iii) Flextech securities acquired by International Family Entertainment, Inc. ("IFE") pursuant to certain acquisitions in 1996 (the "IFE Acquisitions") exceeds 75% of Flextech's issued and outstanding share capital, or (y) subject to certain exceptions, the Flextech Ordinary Shares cease to be admitted to trading on the Official List of the London Stock Exchange as a result of the exercise by the TCI Ventures Group of any of its rights as a Flextech shareholder, the TCI Ventures Group shall be obligated to offer to purchase from the Hallmark and U S WEST subsidiaries, and from IFE any Flextech Ordinary Shares held by them and which were originally acquired pursuant to the Hallmark Subscription, the U S WEST Subscription, or the IFE Acquisitions, as applicable. Under such circumstances, the offer price for such shares shall be the higher of (i) the then current market price for the Flextech Ordinary Shares and (ii) the highest price paid to any third party by the TCI Ventures Group for any Flextech Ordinary Shares during the preceding 12 month period. In the event the TCI Ventures Group is required to purchase any Flextech Ordinary Shares, as described above, it may elect, subject to certain limited exceptions, to pay the

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purchase price thereof in cash or in shares of International Series A common stock, or in certain securities of TCI.

     On December 13, 1995, TCI Ventures Group invested in MultiThematiques with two French media companies, CANAL+ S.A. ("Canal+") and Generale d'Images S.A. ("GDI"). Canal+ and GDI have contributed to MultiThematiques their combined equity interests in four French thematic channels and Canal+ has also contributed its equity interest in a Spanish classic movie channel. The TCI Ventures Group contributed 123.1 million French Francs ("FF") ($24.7 million at the applicable exchange rate), FF105.0 million ($20.4 million at the applicable exchange rate) and FF100.00 million ($19.5 million at the applicable exchange rate) to MultiThematiques in December 1995, December 1996 and February 1997, respectively. The TCI Ventures Group is obligated to contribute an additional FF164.0 million ($29.1 million) no later than December 13, 1997. In order to manage the TCI Ventures Group's foreign exchange currency risk with respect to its December 13, 1997 contribution obligation, the TCI Ventures Group entered into a foreign currency option contract that allows the TCI Ventures Group to purchase FF164.0 million at a price of FF5.5367 per U.S. dollar through December 13, 1997. Each of TCI Ventures Group, Canal+ and GDI own a one-third interest in MultiThematiques.

     On January 27, 1997, International announced that it was instituting a stock repurchase program. Under the stock repurchase program, International may repurchase from time to time up to 5% (approximately 5.3 million shares) of its outstanding International Series A Common Stock. Through March 31, 1997, International had repurchased 492,000 shares under such program for an aggregate purchase price of $6.8 million. Subsequent to March 31, 1997, International repurchased an additional 2.9 million shares of International Series A common stock for an aggregate purchase price of $35.2 million under such program.

     The board of directors of UVSG has authorized UVSG to repurchase from time to time up to an aggregate of 1,000,000 shares of UVSG's Class A common stock using existing cash resources. Through March 31, 1997, UVSG had repurchased 124,000 shares of stock for a total of $2.1 million.


     The TCI Ventures Group has significant contingent obligations with respect to Flextech's funding obligations to one of the BBC Joint Ventures (the "Principal Joint Venture") provided by the TCI Ventures Group to the Principal Joint Venture in April 1997. For additional information concerning the effects of the formation of the BBC Joint Ventures and related transactions on the liquidity and capital resources of the TCI Ventures Group and Flextech, see note 3 to the accompanying combined financial statements.


     On May 1, 1997, the Puerto Rico Subsidiary paid cash consideration of approximately $12.2 million, and assumed aggregate indebtedness of $32 million, to acquire the 50% ownership interest in Caguas/Humacao Cable Systems which the TCI Ventures Group did not already own (the "Caguas Acquisition"). In connection with the Caguas Acquisition, the Puerto Rico Subsidiary entered into a credit facility and used borrowings of approximately $45 million thereunder to fund the cash portion of the purchase price and to repay the assumed indebtedness.

     Cablevision's debt includes $100.5 million of bank borrowings due on or before December 31, 1997. Although no assurance can be given, it is anticipated that Cablevision will extend the maturity dates of, or otherwise refinance, such bank borrowings.


     If the TCI Ventures Group Stock Proposal is approved by stockholders, all debt incurred or preferred stock issued by the Company and its subsidiaries following the issuance by the Company of TCI Ventures Group Stock would be (unless the Board otherwise provides) specifically attributed to and reflected in the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., the TCI Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.



     To the extent cash needs of one Group exceed cash provided by such Group, one of the other Groups may transfer funds to such Group. The TCI Group has provided and will continue to provide centralized cash management functions under which cash receipts of certain entities included in the other Groups are remitted to the TCI Group and certain cash disbursements of the other Groups will be funded by the TCI Group on a daily basis. Such transfers of funds between the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from the TCI Group to either the Liberty Media Group or the TCI Ventures Group, reflected as the creation of an, or an increase in any then existing Inter-Group Interest of the TCI Group in such Group or, in the case of a transfer from either the Liberty Media Group or the TCI Ventures Group to the TCI Group, reflected as a reduction in any then existing Inter-Group Interest of the TCI Group in such Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.


     Except as described with respect to the Credit Facility, loans from one Group to another Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable polices from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.


     The combined balance sheets of a Group would reflect its net loans to or borrowings from the other Groups. Similarly, the respective combined statements of operations of the Groups would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective combined statements of cash flows of the Groups would reflect changes in the amounts of loans or borrowings deemed outstanding. In the historical financial statements, net borrowings of the TCI Ventures Group have been included as a component of the TCI Ventures Group's combined equity. Such net borrowings incurred prior to the consummation of the Exchange Offers will continue to be reflected as a component of the TCI Ventures Group's combined equity. Amounts borrowed by the TCI Ventures Group from another Group on and subsequent to the consummation of the Exchange Offers (including pursuant to the Credit Facility), will be reflected on the TCI Ventures Group's financial statements as indebtedness to the applicable lender.


     Although any increase in the TCI Group's Inter-Group Interest in the TCI Ventures Group resulting from an equity contribution by the TCI Group to the TCI Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from the TCI Ventures Group to the TCI Group would be determined by reference to the market value of the Series A TCI Ventures Group Stock as of the date of such transfer, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.


     All financial impacts of issuances of shares of TCI Ventures Group Stock the proceeds of which are attributed to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and all financial impacts of issuances of shares of TCI Ventures Group Stock the proceeds of which are attributed to the TCI Group in respect of a reduction in the TCI Group's Inter-Group Interest in the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Group. Financial impacts of dividends or other distributions on TCI Ventures Group Stock will be attributed entirely to the TCI Ventures Group, except that dividends or other distributions on the TCI Ventures Group Stock will (if at the time there is an Inter-Group Interest in the TCI Ventures Group) result in the TCI Group being credited, and the TCI Ventures Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Stock and a fraction the numerator of which is the TCI Ventures Group Inter-Group Interest Fraction and the denominator of which is the TCI Ventures Group Outstanding Interest Fraction (both as defined). Financial impacts of repurchases of TCI Ventures Group Stock the consideration for which is charged to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and financial impacts of repurchases of TCI Ventures Group Stock the consideration for which is charged to the TCI Group will be to such extend reflected in the combined financial statements of the TCI Group and will result in an increase in the TCI Group's Inter-Group Interest in the TCI Ventures Group.


     The Board expects to determine, either in specific instances or by setting generally applicable policies from time to time, whether to allocate resources and financial support to or pursue business opportunities or operational strategies through one Group or one or more of the other Groups, after consideration of such factors as it deems relevant. TCI had advised International that TCI intends (a) to make available to International any opportunity to acquire, develop, own and/or manage cable and/or telephony operations outside the United States that is presented to TCI or any of its controlled affiliates and (b) except as provided below, to make available to International any opportunity to acquire, develop, manage and/or operate programming services outside of the United States (an "International Programming Opportunity") that is presented to TCI or any of its controlled affiliates, including those that are a part of the Liberty Media Group. The foregoing does not apply to (1) international programming services owned or managed, directly or indirectly (in whole or in part), by TCI or any of its controlled affiliates other than International as of July 12, 1995 (the date of the prospectus for International's initial public offering), (2) International Programming Opportunities under development by TCI or any of its controlled affiliates other than International that were the subject of a signed letter of intent or other agreement in principle as of July 12, 1995, (3) an International Programming Opportunity in respect of foreign sports programming, which may be pursued either through International or Liberty Media Group, (4) an International Programming Opportunity presented to a public company that is a controlled affiliate of either TCI or any of TCI's controlled affiliates (other than International), (5) an International Programming Opportunity presented to, or cable television or cable telephony services provided by, any company or other entity in which TCI or any of its controlled affiliates has an interest but which is not itself a controlled affiliate of either TCI or any of TCI's controlled affiliates and (6) the distribution outside the United States of a programming service initially distributed within the United States and owned and/or managed by TCI or any of its controlled affiliates (other than International). If International determines not to pursue an International Programming Opportunity, subsidiaries or controlled affiliates of TCI other than International may pursue such International Programming Opportunity or International and another subsidiary of TCI (or any of its other controlled affiliates) may pursue such opportunity jointly. To the extent that TCI or any of its controlled affiliates (other than International) owns rights to worldwide or regional sporting events, TCI or such affiliates may also utilize those rights worldwide, including to provide "backdrop" services. Neither TCI nor any of its controlled affiliates will be obligated to make available to International any International Programming Opportunity to the extent TCI or such controlled affiliate is legally (for example, by a fiduciary duty owned to others) or contractually prohibited from doing so. The foregoing arrangement concerning International Programming Opportunities will, in any event, be terminable at such time as TCI ceases to beneficially own at least a majority in voting power of the outstanding shares of common stock of International.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)



                                     ASSETS



                                                              MARCH 31,     DECEMBER 31,
                                                                 1997           1996
                                                              ----------    ------------
                                                                 AMOUNTS IN THOUSANDS
Cash and cash equivalents...................................  $   51,091       105,527
Trade and other receivables, net............................      93,988       115,491
Film inventory and other prepaid expenses...................      26,185        85,998
Investment in Telewest Communications plc ("Telewest"),
  accounted for under the equity method (note 6)............     426,810       488,495
Investments in Sprint Spectrum Holding Company, L.P. and
  MinorCo, L.P. (and their respective predecessor) and
  PhillieCo (collectively, the "PCS Ventures"), accounted
  for under the equity method (note 7)......................     728,246       829,651
Investment in Teleport Communications Group, Inc.
  ("Teleport"), accounted for under the equity method, and
  related receivables (note 8)..............................     262,850       276,112
Investment in other affiliates, accounted for under the
  equity method, and related receivables (note 9)...........     403,220       474,599
Property and equipment, at cost:
  Land......................................................       7,847         7,837
  Distribution systems......................................     796,013       761,191
  Support equipment and buildings...........................     200,011       208,294
                                                              ----------     ---------
                                                               1,003,871       977,322
  Less accumulated depreciation.............................     258,478       240,322
                                                              ----------     ---------
                                                                 745,393       737,000
                                                              ----------     ---------
Franchise costs and other intangible assets.................     960,902     1,029,842
  Less accumulated amortization.............................     108,816       103,631
                                                              ----------     ---------
                                                                 852,086       926,211
                                                              ----------     ---------
Other assets, net of amortization...........................     273,693       220,619
                                                              ----------     ---------
                                                              $3,863,562     4,259,703
                                                              ==========     =========
                            LIABILITIES AND COMBINED EQUITY
Accounts payable............................................  $   35,437        71,776
Accrued liabilities.........................................     129,388       148,962
Customer prepayments........................................     115,590       100,670
MultiThematiques Obligation (note 9)........................      27,044        47,902
Capital lease obligations...................................     193,832       199,961
Debt (note 10)..............................................     512,757       526,254
Deferred income taxes.......................................     189,107       220,306
Other liabilities...........................................       8,263        21,477
                                                              ----------     ---------
          Total liabilities.................................   1,211,418     1,337,308
                                                              ----------     ---------
Minority interests in equity of subsidiaries................     218,147       370,879
Combined equity:
  Combined equity...........................................   2,556,643     2,686,794
  Cumulative foreign currency translation adjustments.......       4,817        26,146
  Unrealized holding gains for available-for-sale
     securities.............................................       7,028        15,077
                                                              ----------     ---------
                                                               2,568,488     2,728,017
  Due from Tele-Communications, Inc. ("TCI" or the
     "Company") ("TCI Note Receivable") (note 11)...........    (134,491)     (176,501)
                                                              ----------     ---------
          Total combined equity.............................   2,433,997     2,551,516
                                                              ----------     ---------
Commitments and contingencies (notes 3, 5, 7, 9 and 12)
                                                              $3,863,562     4,259,703
                                                              ==========     =========


            See accompanying notes to combined financial statements.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 1997          1996
                                                              -----------    ---------
                                                               AMOUNTS IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS
Revenue (note 11)...........................................    $ 247,020      160,262
Operating costs and expenses:
  Operating (note 11).......................................      133,084       80,464
  General and administrative (note 11)......................       64,645       51,316
  Stock compensation (note 12)..............................        8,262       (1,357)
  Depreciation..............................................       26,354       19,166
  Amortization..............................................       14,790       10,364
                                                                ---------      -------
                                                                  247,135      159,953
                                                                ---------      -------
     Operating income (loss)................................         (115)         309
Other income (expense):
  Share of losses of Telewest (note 6)......................      (41,708)     (30,597)
  Share of losses of PCS Ventures (note 7)..................      (63,536)     (19,208)
  Share of losses of Teleport (note 8)......................      (13,768)      (7,962)
  Share of losses of other affiliates (note 9)..............      (23,108)     (22,580)
  Interest expense..........................................      (14,196)     (12,354)
  Interest income (note 11).................................        3,034        6,387
  Minority interests' share of losses.......................          616        3,601
  Foreign currency transaction gains........................        1,477        1,284
  Gain on dispositions......................................       28,893          414
  Other, net................................................          789        4,363
                                                                ---------      -------
                                                                 (121,507)     (76,652)
                                                                ---------      -------
     Loss before income taxes...............................     (121,622)     (76,343)
Income tax benefit..........................................       44,370       21,771
                                                                ---------      -------
     Net loss...............................................    $ (77,252)     (54,572)
                                                                =========      =======
Pro forma net loss per common share (note 1)................    $    (.38)
                                                                =========


            See accompanying notes to combined financial statements.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                          STATEMENT OF COMBINED EQUITY
                                  (UNAUDITED)



                                                                  UNREALIZED
                                                  CUMULATIVE       HOLDINGS
                                                   FOREIGN        GAINS FOR
                                                   CURRENCY       AVAILABLE-
                                                 TRANSLATION       FOR-SALE         TCI          TOTAL
                                    COMBINED     ADJUSTMENT,     SECURITIES,        NOTE       COMBINED
                                     EQUITY      NET OF TAXES    NET OF TAXES    RECEIVABLE     EQUITY
                                   ----------    ------------    ------------    ----------    ---------
                                                           AMOUNTS IN THOUSANDS
Balance at January 1, 1997.......  $2,686,794       26,146          15,077        (176,501)    2,551,516
  Net loss.......................     (77,252)          --              --              --       (77,252)
  Repurchases of International
     common stock................      (6,798)          --              --              --        (6,798)
  Foreign currency translation
     adjustment..................          --      (21,329)             --              --       (21,329)
  Unrealized holding gains for
     available-for-sale
     securities..................          --           --          (8,049)             --        (8,049)
  Repayment on TCI Note
     Receivable..................          --           --              --          42,010        42,010
  Interest income on TCI Note
     Receivable..................      (2,400)          --              --              --        (2,400)
  Stock compensation.............       8,262           --              --              --         8,262
  Revenue from TCI Group and
     Liberty Media Group.........     (13,541)          --              --              --       (13,541)
  Operating costs to TCI Group...      13,150           --              --              --        13,150
  Corporate general and
     administrative cost
     allocations.................       2,212           --              --              --         2,212
  Intergroup tax allocation......     (46,074)          --              --              --       (46,074)
  Other intercompany transfers...      (7,710)          --              --              --        (7,710)
                                   ----------      -------          ------        --------     ---------
Balance at March 31, 1997........  $2,556,643        4,817           7,028        (134,491)    2,433,997
                                   ==========      =======          ======        ========     =========


            See accompanying notes to combined financial statements.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)



                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                              AMOUNTS IN THOUSANDS
                                                                  (SEE NOTE 2)
Cash flows from operating activities:
  Net loss..................................................  $(77,252)    (54,572)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...........................    41,144      29,530
    Stock compensation......................................     8,262      (1,357)
    Payments of stock compensation..........................       (57)         --
    Share of losses of PCS Ventures.........................    63,536      19,208
    Share of losses of Teleport.............................    13,768       7,962
    Share of losses of Telewest.............................    41,708      30,597
    Share of losses of other affiliates.....................    23,108      22,580
    Minority interests' share of losses.....................      (616)     (3,601)
    Gain on dispositions....................................   (28,893)       (414)
    Foreign currency transaction gains......................    (2,653)     (1,304)
    Accretion of discount on MultiThematiques Obligation....       966       1,595
    Other noncash charges...................................       768         320
    Deferred income tax expense (benefit)...................     1,417      (5,809)
    Intergroup tax allocation...............................   (46,074)    (16,329)
    Changes in operating assets and liabilities, net of the
     effect of the deconsolidation of Flextech p.1.c.:
      Change in receivables.................................    (6,260)      4,666
      Change in film inventory and other prepaid expenses...    (2,328)     (6,839)
      Change in payables, accruals and other liabilities....    (3,542)    (12,763)
                                                              --------    --------
         Net cash provided by operating activities..........    27,002      13,470
                                                              --------    --------
Cash flows from investing activities:
  Effect of the deconsolidation of Flextech p.l.c. cash and
    cash equivalents........................................   (38,142)         --
  Cash received in acquisitions.............................        --      10,073
  Investments in and loans to affiliates and others.........   (44,359)    (72,614)
  Capital expended for property and equipment...............   (42,249)    (29,920)
  Repayments received on loans to affiliates................    63,495          --
  Cash paid to purchase minority interests..................        --      (4,296)
  Other, net................................................    13,162      10,815
                                                              --------    --------
         Net cash used in investing activities..............   (48,093)    (85,942)
                                                              --------    --------
Cash flows from financing activities:
  Borrowings of debt........................................    36,857      17,395
  Repayments of debt........................................   (72,243)    (38,218)
  Repayments of capital lease obligations...................    (2,956)     (3,359)
  Repurchases of International common stock.................    (6,798)         --
  Issuance of debentures....................................        --     345,000
  Payment of deferred financing costs.......................        --      (9,495)
  Contributions from minority interest owners...............        --       2,235
  Distribution to minority interest owners..................    (7,000)         --
  Repayment on TCI Note Receivable..........................    42,010          --
  Change in cash transfers to other Groups..................   (23,215)   (268,098)
                                                              --------    --------
         Net cash provided (used) by financing activities...   (33,345)     45,460
                                                              --------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        --      (1,329)
                                                              --------    --------
         Net decrease in cash and cash equivalents..........   (54,436)    (28,341)
         Cash and cash equivalents:
           Beginning of period..............................   105,527     141,754
                                                              --------    --------
           End of period....................................  $ 51,091     113,413
                                                              ========    ========


            See accompanying notes to combined financial statements.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)



(1) BASIS OF PRESENTATION



     On May 14, 1997, the Board of Directors of TCI (the "Board") authorized, subject to shareholder approval (the "TCI Ventures Group Stock Proposal"), the issuance of two new series of stock ("TCI Ventures Group Common Stock") which are intended to reflect the separate performance of the TCI Ventures Group.



     The TCI Ventures Group Common Stock, if issued, will be intended to reflect the separate performance of the TCI Ventures Group. The TCI Ventures Group would initially consist principally of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in International, which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group),
(ii) TCI's principal interests in the Telephony Business, owned through its indirect wholly owned subsidiary TTS-Delaware (together with its consolidated subsidiaries, "TCI Telephony") consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), the Company's 30% equity interest (representing a 37% voting interest) in Teleport Communications Group Inc. ("Teleport" or "TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. (together with its consolidated subsidiaries, "WTCI"), a wholly owned subsidiary of the Company that provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing an 85% voting interest) in UVSG, which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in At Home Corporation ("@Home"), a provider of high speed multimedia Internet services, and (v) other assets, including National Digital Television Center, Inc. ("NDTC"), a wholly owned subsidiary of the Company that provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC, an 80% owned subsidiary of the Company that develops and distributes for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. (collectively, "SUMMITrak"), wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand its service to include third parties. The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market. The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships"), and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. (Percentage equity and voting interests provided above have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.)

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



     The TCI Ventures Group would also include such other assets and liabilities of the TCI Group as the Board may in the future determine to attribute or sell to the TCI Ventures Group and such other businesses, assets and liabilities as the Company or any of its subsidiaries may in the future acquire for the TCI Ventures Group, as determined by the Board. It is currently the intention of the Company that any businesses, assets and liabilities so attributed to the TCI Ventures Group in the future would not include assets and liabilities of the company's domestic programming businesses and investments or its domestic cable operations (including its businesses which utilize its cable plant to distribute telephony and Internet services).


     The TCI Group is intended to reflect the performance of those businesses of TCI not attributed to the Liberty Media Group (which is intended to reflect the performance of TCI's business which produces and distributes programming services) and the TCI Ventures Group. Collectively, the TCI Group, the Liberty Media Group and the TCI Ventures Group are referred to as the "Groups" and individually may be referred to herein as a "Group".

     The common stockholders' equity value of TCI attributable to the TCI Ventures Group that, at any relevant time, is attributed to the TCI Group, and accordingly, not represented by outstanding TCI Ventures Group Stock is referred to as "Inter-Group Interest". Prior to the issuance of any shares of TCI Ventures Group Stock, the Inter-Group Interest of the TCI Group in the TCI Ventures Group is 100%. As any shares of TCI Ventures Group Stock are issued and distributed or sold, the TCI Group's Inter-Group Interest in the TCI Ventures Group will be reduced accordingly.

     While the TCI Ventures Group Stock constitutes common stock of TCI, issuance of the TCI Ventures Group Stock will not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt.

     Holders of Series A TCI Group and Series B TCI Group common stock ("TCI Group Stock"), Series A Liberty Media Group and Series B Liberty Media Group common stock ("Liberty Media Group Stock") and TCI Ventures Group Stock (when issued) will be common stockholders of TCI and will be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities.


     Prior to August 28, 1997, the Company will commence offers (the "Exchange Offers") to exchange shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock for up to an aggregate of 188,661,300 shares of Series A TCI Group Stock and 16,266,400 shares of Series B TCI Group Stock, respectively (representing approximately 30% of the shares of each such series outstanding as of June 30, 1997, excluding shares held by majority owned subsidiaries of the Company) in the ratio of one share of the applicable series of TCI Ventures Group Common Stock in exchange for each share of the corresponding series of TCI Group Stock properly tendered. The Exchange Offers will be subject, among other conditions, to the approval by stockholders of the TCI Ventures Group Stock Proposal. If such approval is obtained and other conditions are satisfied, the Company would consummate the Exchange Offers on or about September 10, 1997.



     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent 100% of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares were issued in the Exchange Offers, the Inter-Group Interest of the TCI Group in the TCI Ventures Group would be reduced to zero. If immediately following the consummation of the Exchange Offers the TCI Group has any remaining Inter-Group Interest in the TCI Ventures Group, the Company will extinguish such Inter-Group Interest in consideration of the attribution to the TCI Group of a preferred equity interest in the TCI Ventures Group with a face amount equal to the market value of the shares of TCI Ventures Group Common Stock not issued in the Exchange Offers (which shall be deemed to be the same, on a per share basis, as the market value of the Series A TCI Group Stock on the last trading day preceding the closing of the Exchange Offers), a dividend rate of 5% per annum and a mandatory redemption obligation on the 15th anniversary of the closing

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



of the Exchange Offers. Accrued dividends on the preferred equity interest would accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing the Exchange Offers.



     In addition to the shares of TCI Ventures Group Common Stock to be issued in the Exchange Offers, shares of Series A TCI Ventures Group Common Stock are being reserved for issuance upon conversion, exercise or exchange subsequent to the closing of the Exchange Offers of certain outstanding convertible notes issued by a subsidiary of the Company and upon exercise of certain outstanding options. In lieu of a number of shares of Series A TCI Group Stock equal to 30% of the number of shares of Series A TCI Group Stock currently issuable upon exchange of such convertible notes, an equal number of shares of TCI Ventures Group Common Stock would be issued upon such exchange. Similarly, options to purchase shares of Series A TCI Group Stock that are outstanding under the Company's various stock incentive plans will be adjusted upon consummation of the Exchange Offers by dividing such options into options to purchase shares of Series A TCI Ventures Group Common Stock and options to purchase shares of Series A TCI Group Stock, with 30% of the shares originally subject to the options being allocated to the options to purchase TCI Ventures Group Common Stock and 70% of such shares being allocated to the options to purchase shares of TCI Group Stock. The terms of each of such options at the time of issuance will be the same as the terms of the option that they replace, including as to the exercise price per share and vesting schedule.


     Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among the TCI Group, the Liberty Media Group and the TCI Ventures Group for the purpose of preparing the combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group, the change in the capital structure of TCI contemplated by the TCI Ventures Group Stock Proposal will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of TCI Group Stock, Liberty Media Group Stock and TCI Ventures Group Stock will be common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.


     Financial effects arising from one Group that affect the Company's consolidated results of operations or financial condition could affect the combined results of operations or financial condition of the other Groups and the market price of the TCI Group Stock, the Liberty Media Group Stock and the TCI Ventures Group Stock. In addition, any net losses of any Group, dividends or distributions on, or repurchases of, the TCI Group Stock, the Liberty Media Group Stock or the TCI Ventures Group Stock, and dividends on, or certain repurchases of, preferred stock, will reduce funds of the Company legally available for the payment of dividends on the TCI Group Stock, the Liberty Media Group Stock and the TCI Ventures Group Stock. The combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group should be read in conjunction with the consolidated financial statements of the Company.


     Dividends on the TCI Ventures Group Stock will be payable at the sole discretion of the Board out of the lesser of the assets of TCI legally available for dividends or the available dividend amount with respect to TCI Ventures Group, as defined. Determinations to pay dividends on TCI Ventures Group Stock are based primarily upon the financial condition, results of operations and business requirements of TCI Ventures Group and TCI as a whole.

     The accompanying interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These unaudited interim consolidated financial statements should be read in conjunction with the TCI Ventures Group's December 31, 1996 audited financial statements and notes thereto.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement No. 128"). Statement No. 128 requires the presentation of basic earnings per share ("EPS") and, for companies with potentially dilutive securities, such as convertible debt, options and warrants, diluted EPS. Statement No. 128 is effective for annual and interim periods ending after December 31, 1997. TCI Ventures Group does not expect that Statement No. 128 will have a material impact on the calculation of the TCI Ventures Group's loss per share.


     Pro forma loss attributable to common shareholders for the three months ended March 31, 1997 assumes, solely for the purpose of this calculation, that the Exchange Offers were consummated prior to January 1, 1997 and that, the Exchange Offer was fully subscribed.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


(2) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS


     Cash paid for interest was $15.4 million and $9.0 million during the three months ended March 31, 1997 and 1996, respectively. Cash paid for income taxes was $1.7 million during the three months ended March 31, 1997. Cash paid for income taxes was not material during the three months ended March 31, 1996.

     The net cash received by the TCI Ventures Group in acquisitions is as follows (amounts in thousands):


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Fair value of assets acquired...............................  $     --    309,179
Liabilities assumed, net of current assets..................        --    (77,605)
Minority interest in equity of acquired entity..............        --    (45,643)
Increase in combined equity resulting from preferred stock
  issued in acquisition.....................................        --   (196,004)
                                                              --------   --------
  Cash received in acquisitions.............................  $     --    (10,073)
                                                              ========   ========
Property and equipment purchased under capital leases.......  $     --     63,656
                                                              ========   ========


     The non-cash effects of changing the method of accounting for the TCI Venture Group's ownership interest in Flextech p.l.c. ("Flextech") (see note 3) from the consolidation method to the equity method are summarized below (amounts in thousands):


Assets reclassified to equity investments...................  $ 177,003
Liabilities reclassified to equity investments..............    (72,512)
Minority interests in equity of subsidiaries reclassified to
  equity investments........................................   (142,633)
                                                              ---------
Decrease in cash and cash equivalents.......................  $ (38,142)
                                                              =========



(3) FLEXTECH TRANSACTIONS


     TCI Ventures Group's ownership interest in the issued and outstanding share capital of Flextech was 48.8% during the three months ended March 31, 1996, 46.2% from April 1996 through April 1997, and 35.9% from April 1997 to the present. TCI Ventures Group's voting interest in Flextech was 50.6% during 1996 and approximately 50% from January 1997 to the present.

     In January 1997, TCI Ventures Group reduced its voting interest in Flextech to 50% by issuing to a nominee an irrevocable proxy (the "Proxy") to vote 960,850 Flextech ordinary shares ("Flextech Ordinary

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



Shares") at any shareholder meeting to be held through December 31, 1997. In April 1997, Flextech and BBC Worldwide Limited ("BBC Worldwide") formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of TCI Ventures Group's ownership interest in Flextech to 35.9% and the issuance to TCI Ventures Group by Flextech of a special voting share (the "Special Voting Share"). The Special Voting Share when combined with TCI Ventures Group's other share capital in Flextech, allows TCI Ventures Group to cast 50% of the votes on most matters brought to the shareholders of Flextech for vote. So long as the Proxy remains outstanding, TCI Ventures Group's 50% voting interest will be reduced by the 960,850 votes represented by the Proxy. The Special Voting Share will terminate upon the occurrence of the earlier of (i) the third anniversary of issuance or
(ii) any transfer of Flextech shares by TCI Ventures Group outside a specified affiliated group. In light of TCI Ventures Group's decreased voting interest in Flextech, TCI Ventures Group, effective January 1, 1997, ceased to consolidate Flextech and began to account for Flextech using the equity method of accounting.


     In April 1997, (i) Flextech and BBC Worldwide formed the two BBC Joint Ventures and (ii) Flextech acquired from the other shareholders of UK Living Limited ("UKLL") and UK Gold Television Limited ("UKGL") all of the share capital in those two companies not already owned by Flextech and the TCI Ventures Group through the issuance of new Flextech Ordinary Shares.

     Flextech's outstanding convertible non-preference shares ("Flextech Non-Preference Shares") had been issued in connection with previous acquisition transactions by Flextech due to the TCI Ventures Group's requirement that it maintain specified voting interests in Flextech. With the issuance of the Special Voting Share, the purpose for the Flextech Non-Preference Shares was eliminated. Accordingly, and in order to simplify the capital structure of Flextech, upon the issuance of the Special Voting Share, the Flextech Non-Preference Shares were converted into Flextech Ordinary Shares. Immediately following such conversion, and the issuance of additional Flextech Ordinary Shares in connection with the UKGL and UKLL transactions described above, (i) the TCI Ventures Group's interest in the equity share capital of Flextech was 35.9% and (ii) the TCI Ventures Group's voting interest was 50%.


     Flextech has undertaken to finance the working capital requirements of one of the BBC Joint Ventures (the "Principal Joint Venture"). Flextech has also agreed to make available to the other BBC Joint Venture (the "Second Joint Venture"), if required, funding of up to L10 million ($16 million). If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that the TCI Ventures Group assume all of Flextech's funding obligations to the Principal Joint Venture (the "Standby Commitment"). In addition to Flextech's April 1997 purchase of L22 million ($36 million) of ordinary shares in the Principal Joint Venture, Flextech is obligated to provide the Principal Joint Venture with a primary credit facility of L88 million ($144 million) and, subject to certain restrictions, a standby credit facility of L30 million ($49 million).



     If BBC Worldwide requires the TCI Ventures Group to perform Flextech's funding obligations pursuant to the Standby Commitment, then the TCI Ventures Group will acquire Flextech's entire equity interest in the Principal Joint Venture for L1.00, and will replace Flextech's directors on the board of the Principal Joint Venture with representatives of the TCI Ventures Group. Flextech will pay commitment and standby fees to the TCI Ventures Group for its undertaking under the Standby Commitment. If Flextech repays to the TCI Ventures Group all loans it makes to the Principal Joint Venture (plus interest at International's marginal cost of funds plus 2% per annum) within 180 days after the TCI Ventures Group first becomes obligated to perform Flextech's financial obligations, it may reacquire its interest in the Principal Joint Venture for L1.00. The TCI Ventures Group may also, within the same period, require Flextech to reacquire its interest on the same terms. The Standby Commitment will terminate on the earliest of (i) the date on which Flextech has met all of its required financial obligations to the Principal Joint Venture under the primary and standby credit

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



facilities, or (ii) the date on which Flextech delivers a bank guarantee of all of its funding obligations to the Principal Joint Venture.


     So long as the TCI Ventures Group is contingently obligated under the Standby Commitment, it has been agreed that (i) Flextech will not sell any of its direct or indirect interests in the Principal Joint Venture, (ii) Flextech will not conduct its business in such a way as is likely to cause it to be in material breach of any material contracts or to have insufficient working capital to meet its funding obligation to the Principal Joint Venture, and (iii) Flextech will use its available resources to subscribe for any outstanding loan stock of the Principal Joint Venture, if and to the extent required by the TCI Ventures Group at any time after December 31, 2011.


(4) ACQUISITIONS


  (a) OCC Acquisition

     On October 1, 1996, Cablevision S.A. ("Cablevision") acquired 99.99% of the issued and outstanding capital stock of Oeste Cable Color S.A. ("OCC"), a cable television operation in the west of the greater Buenos Aires metropolitan area, for a purchase price of $112.2 million (the "OCC Acquisition"). Cash consideration of $43.7 million was paid at closing and an additional cash payment of $22.1 million was paid on December 1, 1996. Cablevision incurred additional bank debt of approximately $45 million in order to fund such cash payments. The remaining purchase price was satisfied by Cablevision's issuance of $46.4 million principal amount of secured negotiable promissory notes (the "OCC Notes"). The OCC Acquisition has been accounted for by the purchase method. Accordingly, the results of operations of OCC have been consolidated with those of the TCI Ventures Group since the date of acquisition and the TCI Ventures Group recorded OCC's assets and liabilities at fair value.

  (b) UVSG Merger

     On January 25, 1996, the stockholders of UVSG adopted the Agreement and Plan of Merger dated as of July 10, 1995, as amended, among UVSG, TCI and TCI Merger Sub, Inc. ("Merger Sub"), pursuant to which Merger Sub was merged into UVSG, with UVSG as the surviving corporation (the "UVSG Merger"). TCI Ventures Group acquired 12,373,294 shares of UVSG Class B common stock and 2,145,466 shares of UVSG Class A common stock, together representing approximately 40% of the issued and outstanding common stock of UVSG and approximately 86% of the total voting power of UVSG common stock immediately after the UVSG Merger, resulting in UVSG becoming a majority-controlled subsidiary of TCI Ventures Group. The UVSG Merger has been accounted for by the purchase method. Accordingly, the results of operations of UVSG have been consolidated with those of the TCI Ventures Group since the date of acquisition and the TCI Ventures Group recorded UVSG's assets and liabilities at fair value.


  (c) Satellite Joint Venture


     On August 9, 1996, the TCI Ventures Group and Liberty Media Group executed an amended and restated agreement under which UVSG and Liberty Media Group contributed their retail C-band home satellite dish business' assets, obligations and operations, effective April 1, 1996, to Superstar/Netlink Group LLC, a new entity owned 50% each by TCI Ventures Group and Liberty Media Group (the "Satellite Joint Venture"). The combination was accounted for as a merger of businesses under common control, whereby the assets and obligations of both UVSG and Liberty Media Group which were contributed to the venture were reflected at their historical cost. The operations of the Satellite Joint Venture have been consolidated, effective April 1, 1996, with the operating results of the TCI Ventures Group.


(5) CABLEVISION


     On April 25, 1995, the TCI Ventures Group acquired a 51% ownership interest in Cablevision. None of Cablevision's post-acquisition operating results have been allocated to Cablevision's 49% minority interest

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


because (i) the minority interest has no obligation to provide any funding to Cablevision and (ii) Cablevision's liabilities exceeded the minority interest's historical cost basis in Cablevision's assets at March 31, 1997. To the extent that Cablevision's post-acquisition net earnings (exclusive of the effects of purchase accounting) cause the minority interest's historical cost basis in Cablevision's net assets to become positive, the TCI Ventures Group would begin to allocate 49% of such net earnings to the minority interest. If the minority interest's historical cost basis had been positive during the three months ended March 31, 1997 and 1996, the TCI Ventures Group would have allocated $3.5 million and $5.3 million, respectively, of Cablevision's net earnings (exclusive of the effect of purchase accounting) to the minority interest.


(6) INVESTMENT IN TELEWEST



     At March 31, 1997, the TCI Ventures Group indirectly owned, through its 50% ownership interest in TW Holdings, Inc., 132,638,250 or 26.7% of the issued and outstanding non-voting Telewest convertible preference shares and 246,111,750 or 26.5% (assuming no conversion of the Telewest convertible preference shares) of the issued and outstanding Telewest ordinary shares. On March 31, 1997, the reported closing price on the London Stock Exchange of Telewest's ordinary shares was L1.09 ($1.79).183



     As a result of Telewest's 1995 issuance of U.S. dollar denominated debentures (the "Telewest Debentures"), changes in the exchange rate used to convert the U.S. dollar into the United Kingdom ("UK") pound sterling will cause Telewest to experience realized and unrealized foreign currency transaction gains and losses throughout the term of the Telewest Debentures, which mature in 2006 and 2007, if not redeemed earlier. During the three months ended March 31, 1997 and 1996, Telewest experienced foreign currency transaction losses of L24.1 million ($40.5 million using the applicable exchange rate) and L16.7 million ($25.6 million using the applicable exchange rate), respectively, resulting from the conversion of the Telewest Debentures into UK pounds sterling and the adjustment of a foreign currency option contract to market value.


     The functional currency of Telewest is the UK pound sterling. The average exchange rate used to translate the TCI Ventures Group's share of Telewest's operating results from UK pounds to U.S. dollars was 1.6459 to 1 and 1.5362 to 1 during the three months ended March 31, 1997 and 1996, respectively. The spot rate used to translate the TCI Ventures Group's share of Telewest's net assets from UK pounds to U.S. dollars was 1.6395 to 1 and 1.7125 to 1 at March 31, 1997 and December 31, 1996, respectively.

     Summarized unaudited results of operations of Telewest are as follows:


                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                               ----------------------
                                                                 1997         1996
                                                               ---------    ---------
                                                                AMOUNTS IN THOUSANDS
  Revenue....................................................  $ 147,876      100,099
  Operating, selling, general and administrative expenses....   (135,983)    (105,856)
  Depreciation and amortization..............................    (72,014)     (49,940)
                                                               ---------    ---------
    Operating loss...........................................    (60,121)     (55,697)
  Share of losses of affiliates..............................     (8,144)      (5,464)
  Interest expense, net......................................    (45,656)     (26,376)
  Foreign currency transaction loss..........................    (40,525)     (25,602)
  Other, net.................................................       (126)           2
                                                               ---------    ---------
    Net loss.................................................  $(154,572)    (113,137)
                                                               =========    =========

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



(7) INVESTMENTS IN PCS VENTURES


     Summarized unaudited results of operations for the PCS Ventures, accounted for under the equity method, are as follows:


                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1996
                                                              ---------    -------
                                                              AMOUNTS IN THOUSANDS
Combined Operations
  Revenue...................................................  $   9,487         --
  Operating expenses........................................   (167,582)   (30,775)
  Depreciation and amortization.............................    (34,429)      (254)
                                                              ---------    -------
     Operating loss.........................................   (192,524)   (31,029)
  Interest expense..........................................     (1,590)      (290)
  Other, net................................................    (22,955)   (36,186)
                                                              ---------    -------
     Net loss...............................................  $(217,069)   (67,505)
                                                              =========    =======


     TCI Ventures Group is a partner in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide, using the "Sprint" brand. The PCS Ventures include Sprint Spectrum Holding Company, L. P. ("Sprint Spectrum") and MinorCo, L.P. (collectively, the "Sprint PCS Partnerships") and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation, Comcast Corporation, Cox Communications, Inc. and the TCI Ventures Group. The partners of PhillieCo are subsidiaries of Sprint, Cox and the TCI Ventures Group.

     From inception through March 1997, the four partners have contributed approximately $3.0 billion to the Sprint PCS Partnerships (of which the TCI Ventures Group contributed an aggregate of approximately $0.9 billion). The remaining capital that the Sprint PCS Partnerships will require to fund the construction of the PCS systems and the commitments made to APC and Cox-California will be substantial. The partners had agreed in forming the Sprint PCS Partnerships to contribute up to an aggregate of approximately $4.2 billion of equity thereto, from inception through fiscal 1999, subject to certain requirements. The TCI Ventures Group expects that the remaining approximately $1.2 billion of such amount (of which the TCI Ventures Group's share is approximately $0.4 billion) will be contributed by the end of the second quarter of 1998 (although there can be no assurance that any additional capital will be contributed). The TCI Ventures Group expects that the Sprint PCS Partnerships will require additional equity thereafter.

     Pursuant to an agreement entered into in connection with certain financings by Sprint Spectrum, under certain circumstances the partners in Sprint Spectrum may be required to make additional contributions to Sprint Spectrum to fund projected cash shortfalls to the extent that the amount of the partners' aggregate contributions to Sprint Spectrum (exclusive of certain amounts, including amounts invested in certain affiliates of Sprint Spectrum), following December 31, 1995 are less than $1.0 billion; however, based on the currently expected timing and use of the partners' contributions to Sprint Spectrum, the TCI Ventures Group currently believes that such agreement will not result in the TCI Ventures Group's being required to make any incremental capital contributions in addition to its pro rata portion of the aforementioned $4.2 billion amount.


(8) INVESTMENT IN TELEPORT


     Teleport is a competitive local exchange carrier which provides integrated local telecommunications services in major metropolitan markets nationwide. Teleport's customers are principally telecommunications intensive businesses, long distance carriers and resellers of wireless communications companies.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     The TCI Ventures Group's investment in Teleport is accounted for under the equity method of accounting.


     Summarized unaudited combined results of operations for Teleport, accounted for under the equity method, are as follows:



                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1997         1996
                                                              ---------    --------
                                                              AMOUNTS IN THOUSANDS
Combined Operations
  Revenue...................................................   $ 96,844      50,435
  Operating expenses........................................    (90,708)    (42,718)
  Depreciation and amortization.............................    (29,756)    (12,849)
                                                               --------     -------
     Operating loss.........................................    (23,620)     (5,132)
  Interest expense..........................................    (29,508)     (8,148)
  Other, net................................................      8,100      (5,413)
                                                               --------     -------
     Net loss...............................................   $(45,028)    (18,693)
                                                               ========     =======



(9) INVESTMENTS IN OTHER AFFILIATES


     The TCI Ventures Group's affiliates other than Telewest PCS Ventures and Teleport that are accounted for using the equity method (the "Other Affiliates") generally are engaged in the cable and/or programming businesses in various foreign countries.

     Certain of the Other Affiliates are general partnerships and any subsidiary of the TCI Ventures Group that is a general partner in a general partnership could be liable, depending upon the applicable partnership law, for all debts of that partnership to the extent liabilities of that partnership were to exceed its assets.

     Agreements governing the TCI Ventures Group's investment in certain of the Other Affiliates contain (i) buy-sell and other exit arrangements whereby the TCI Ventures Group could be required to purchase another investor's ownership interest and (ii) performance guarantees whereby the TCI Ventures Group and/or other subsidiaries of TCI have guaranteed the performance of the TCI Ventures Group's subsidiary that directly holds the related investment.


     The following table reflects the TCI Ventures Group's carrying amount (including receivables) of the Other Affiliates:



                                                                   CARRYING VALUE
                                                              -------------------------
                                                              MARCH 31,    DECEMBER 31,
                                                                1997           1996
                                                              ---------    ------------
                                                                AMOUNTS IN THOUSANDS
Flextech (note 3)...........................................  $114,544            --
Flextech Affiliates(a)......................................        --       129,563
MultiThematiques S.A. ("MultiThematiques")..................    79,289        84,007
Liberty/TINTA LLC(b)........................................    60,009        63,227
Jupiter Telecommunications Co., Ltd. ("Jupiter")............    39,200        47,251
Bresnan International Partners (Poland), L.P. ..............    27,848        27,951
Bresnan International Partners (Chile), L.P. ...............    20,993        34,408
Other.......................................................    61,337        88,192
                                                              --------       -------
                                                              $403,220       474,599
                                                              ========       =======

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


  (a) Flextech Affiliates

     Due to the January 1, 1997 deconsolidation of Flextech described in note 3, Flextech's equity method affiliates (the "Flextech Affiliates") are no longer included with the Other Affiliates; the Flextech Affiliates are included with Flextech.

     At December 31, 1996, the Flextech Affiliates were comprised of European Business News Partners (30%-owned by Flextech), HIT Entertainment PLC (23%-owned by Flextech), Preview Investments B.V. (33%-owned by Flextech), Scottish Television plc (20%-owned by Flextech), UKGL (25%-owned by Flextech) and UKLL (31%-owned by Flextech). In connection with the April 1997 formation of the BBC Joint Ventures, Flextech acquired all of the equity share capital of UKGL and UKLL (75% and 68.75%, respectively) that Flextech did not already own.

  (b) Liberty/TINTA LLC

     TCI Ventures Group may make additional cash contributions totaling $29.0 million to the limited liability company owned in equal parts by subsidiaries of TCI Ventures Group and Liberty Media Group (the "LLC") to fund the operations of the joint venture between TCI Ventures Group, News Corporation Limited ("News Corp.") and Liberty Media Group (the "Sports Venture"). As part of the formation of the Sports Venture, the LLC is entitled to receive from News Corp. 7.5% of the outstanding stock of STAR Television Limited. Upon the delivery of such stock to the LLC, News Corp. is entitled to receive from the LLC up to $20.0 million and rights under various Asian sports programming agreements. STAR Television Limited operates a satellite-delivered television platform in Asia.


     On April 19, 1996, International, Torneos y Competencias S.A. ("Torneos") and the Torneos stockholders from whom International previously acquired its 35% interest entered into an agreement (the "International/Torneos Sports Agreement") whereby International agreed to make minimum periodic payments from 1996 through 2004 aggregating $235.2 million to acquire certain rights and considerations, including the exploitation rights to all sports rights owned by Torneos with the exception of any rights which at that time had been contractually committed to any third party.


     Pending the assignment of the rights under the International/Torneos Sports Agreement which fit within the geographic area and business plan of the Sports Venture (the "Sports Venture Rights") to the Sports Venture, TCI Ventures Group, News Corp. and Liberty Media Group have paid their respective portion of any payments made with respect to the Sports Venture Rights. Through March 31, 1997, payments made under the International/Torneos Sports Agreement totaled $20.1 million.

     The $33 million excess of TCI Ventures Group's aggregate historical cost basis in the LLC over TCI Ventures Group's 50% proportionate share of the LLC's net assets is being amortized over an estimated useful life of 20 years.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Summarized unaudited results of operations of the Other Affiliates by geographic region for the periods in which they were owned by the TCI Ventures Group are as follows:


                                                           THREE MONTHS ENDED MARCH 31, 1997
                                               ---------------------------------------------------------
                                                                          LATIN
                                                                       AMERICA AND
                                                           ASIA AND        THE        UNITED
                                               EUROPE(A)   AUSTRALIA   CARIBBEAN(B)   STATES     TOTAL
                                               ---------   ---------   ------------   -------   --------
                                                                 AMOUNTS IN THOUSANDS
COMBINED OPERATIONS
Revenue......................................  $ 60,499      50,837        3,484        2,345    117,165
Operating, selling, general and
  administrative expenses....................   (77,551)    (56,652)      (2,086)      (2,035)  (138,324)
Depreciation and amortization................    (6,457)    (10,186)        (856)      (1,285)   (18,784)
                                               --------     -------       ------      -------   --------
  Operating income (loss)....................   (23,509)    (16,001)         542         (975)   (39,943)
Interest expense, net........................      (558)     (2,883)      (1,918)        (497)    (5,856)
Other, net...................................       276        (966)      (6,797)         (44)    (7,531)
                                               --------     -------       ------      -------   --------
  Net loss...................................  $(23,791)    (19,850)      (8,173)      (1,516)   (53,330)
                                               ========     =======       ======      =======   ========



                                                           THREE MONTHS ENDED MARCH 31, 1996
                                               ---------------------------------------------------------
                                                                          LATIN
                                                                       AMERICA AND
                                                           ASIA AND        THE        UNITED
                                               EUROPE(A)   AUSTRALIA   CARIBBEAN(B)   STATES     TOTAL
                                               ---------   ---------   ------------   -------   --------
                                                                 AMOUNTS IN THOUSANDS
COMBINED OPERATIONS
Revenue......................................  $ 87,167      37,316       10,819       24,449    159,751
Operating, selling, general and
  administrative expenses....................   (94,962)    (42,361)      (9,229)     (20,354)  (166,906)
Depreciation and amortization................    (2,146)     (7,712)        (972)        (146)   (10,976)
                                               --------     -------       ------      -------   --------
  Operating income (loss)....................    (9,941)    (12,757)         618        3,949    (18,131)
Interest expense, net........................    (1,809)     (2,254)      (3,387)        (357)    (7,807)
Other, net...................................      (925)        277         (263)        (104)    (1,015)
                                               --------     -------       ------      -------   --------
  Net earnings (loss)........................  $(12,675)    (14,734)      (3,032)       3,488    (26,953)
                                               ========     =======       ======      =======   ========



---------------


(a) The summarized combined operations for the three months ended March 31, 1997 include the results of operations of Flextech but exclude the results of operations of the Flextech Affiliates. The summarized combined operations for the three months ended March 31, 1996 include only the operations of the Flextech Affiliates.

(b) The summarized operating results of Torneos are included in the combined operations for the three months ended March 31, 1996 but are excluded from the combined operations for the three months ended March 31, 1997 due to TCI Ventures Group's contribution of its 35% ownership interest in Torneos to the Sports Venture.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



(10) DEBT


     The components of debt are as follows:


                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1996
                                                              ---------   ------------
                                                                AMOUNTS IN THOUSANDS
Convertible Subordinated Debentures ("Debentures")..........  $345,000      345,000
Cablevision notes...........................................        --       13,013
Cablevision bank loans......................................   100,835      104,556
OCC Notes...................................................    43,691       46,418
Other.......................................................    23,231       17,267
                                                              --------      -------
                                                              $512,757      526,254
                                                              ========      =======


     With the exception of the Debentures, which had a fair value of $259 million at March 31, 1997, the TCI Ventures Group believes that the fair value and the carrying value of the TCI Ventures Group's debt were approximately equal at March 31, 1997.

     Subsequent to March 31, 1997, the subsidiary which conducts operations in Puerto Rico (the "Puerto Rico Subsidiary") entered into a new reducing revolving bank credit facility (the "Puerto Rico Bank Facility"). The Puerto Rico Bank Facility is unsecured and provides for maximum borrowing commitments of $100 million. The availability of such commitments for borrowing is subject to the Puerto Rico Subsidiary's compliance with applicable financial covenants and other customary conditions. Commencing March 31, 2000, the maximum commitments will be reduced quarterly in accordance with a schedule, until final maturity at March 31, 2006. Borrowings under the Puerto Rico Bank Facility bear interest at variable rates. In addition, the Puerto Rico Subsidiary is required to pay a commitment fee equal to 0.375% on the average daily unused portion of the maximum borrowing commitments, payable quarterly in arrears and at maturity. The Puerto Rico Bank Facility contains restrictive covenants which require, among other things, the maintenance of certain financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and includes certain limitations on indebtedness, investments, guarantees, acquisitions, dispositions, dividends, liens and encumbrances, and transactions with affiliates. If TCI's ownership interest in International were to fall below 50.1%, borrowings under the Puerto Rico Bank Facility would be secured by the assets of the Puerto Rico Subsidiary and the variable interest rates on such borrowings would be increased.


(11) COMBINED EQUITY


  General

     If the TCI Ventures Group Stock Proposal is approved by stockholders, the Series A TCI Ventures Group Stock will have one vote per share and the Series B TCI Ventures Group Stock will have ten votes per share.

     Shares of Series B TCI Ventures Group Stock will be convertible at any time at the option of the holder only into the same number of shares of Series A TCI Ventures Group Stock.

     The rights of holders of the TCI Ventures Group Stock upon liquidation of TCI will be based upon the ratio of the aggregate market capitalization, as defined, of the TCI Ventures Group Stock to the aggregate market capitalization, as defined, of the TCI Group Stock, the TCI Ventures Group Stock and the Liberty Media Group Stock.

  Transactions with TCI Group, Liberty Media Group and Other Related Parties

     Certain TCI corporate general and administrative costs are charged to TCI Ventures Group at rates set at the beginning of the year based on projected utilization for that year. The utilization-based charges are set at

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



levels that management believes to be reasonable and that approximate the costs TCI Ventures Group would incur for comparable services on a stand alone basis. During the three months ended March 31, 1997 and 1996, TCI Ventures Group was allocated $2,212,000 and $2,234,000, respectively, in corporate general and administrative costs by TCI Group.


     Certain of the companies with domestic operations that are attributed to the TCI Ventures Group provide services to companies attributed to one or more of the other Groups, and certain of the companies attributed to the other Groups provide services and the use of facilities to companies attributed to the TCI Ventures Group. Generally, services and rights to use facilities provided pursuant to contractual arrangements to which a member of the TCI Ventures Group that is not a wholly owned subsidiary of the Company is a party will continue to be provided in accordance with the terms of such arrangements following the consummation of the Exchange Offers. For example, Teleport has the indefeasible right to use certain fiber optic and cable transmission facilities of the Company for compensation based on the cost of construction of such facilities. In general, such arrangements were entered into with Teleport by the Company and other multiple cable system operators ("MSOs") that are stockholders of Teleport several years ago when Teleport was a privately owned company. Similarly, @Home has entered into arrangements for the distribution of its @Home service with its stockholders that are MSO's. The TCI Group has agreements with UVSG for, among other things, the carriage of UVSG's Prevue Networks and superstation programming on certain of the cable systems attributed to the TCI Group, and UVSG purchases programming from companies attributed to the Liberty Media Group. Many of these contracts were entered into prior to the UVSG Merger. Because of the presence in each of TCG, @Home and UVSG of other stockholders not affiliated with the Company and the independent management teams at each of these companies, the Company anticipates that future contractual arrangements between these companies and entities attributed to the other Groups will be negotiated on an arm's-length basis.


     In addition to the foregoing entities, WTCI, NDTC, and SUMMITrak, each of which is a wholly owned subsidiary of the Company, provide or may provide services to the other Groups. WTCI provides video transport services to the TCI Group (in addition to services provided to third parties) based on published tariffed rates. NDTC provides digital television services, including digital compression of programming, satellite uplinking, and transponder management, primarily to programming suppliers, many of which are affiliated with the Liberty Media Group, and satellite distributors. Such services provided to affiliated companies are governed by agreements which have been negotiated on a basis which approximates arm's-length terms and the material terms of which are substantially the same as those governing relationships with third parties, except as appropriate to take into account volume differences. NDTC has also recently begun offering on a commercial basis its newly developed service of authorization of addressable set-top boxes and transmission of compressed and encrypted digital programming signals directly to cable operators, and is currently negotiating a long term contract with the TCI Group, for such services. Such negotiations are being carried out on a basis which approximates arm's-length terms and it is expected that the material terms made available to the TCI Group will be substantially the same as those provided to unaffiliated third parties, but will include pricing on a most favored nations basis due to the importance to NDTC of the TCI Group's large customer base. SUMMITrak has been funded by the TCI Group during its development and test phases, which are substantially complete. Currently, the TCI Group is only utilizing SUMMITrak's services on a test basis and has no agreement with SUMMITrak for commercial deployment. If SUMMITrak's services are used by the TCI Group on a commercial basis, such use will be at commercial rates and on a basis which approximates arm's-length terms.


     Amounts included in revenue for services provided to the other Groups by WTCI and NDTC are $11,492,000 and $5,055,000 for the three months ended March 31, 1997 and 1996, respectively.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     During the three months ended March 31, 1997 and 1996, revenue earned by UVSG from TCI Group was $2,049,000 and $2,464,000, respectively. UVSG purchased programming from Liberty Media Group and certain affiliates during 1997 and 1996 amounting to $11,850,000 and $2,802,000, respectively.

     Amounts outstanding under the TCI Note Receivable bear interest at variable rates based on TCI's weighted average cost of bank borrowings of similar maturities (6.2% at March 31, 1997). Principal and interest is due and payable as mutually agreed from time to time by TCI and International. During the three months ended March 31, 1997 and 1996, interest income related to the TCI Note Receivable aggregated $2.4 million and $2.2 million, respectively.


     If the TCI Ventures Group Stock Proposal is approved by stockholders, all debt incurred or preferred stock issued by the Company and its subsidiaries following the issuance by the Company of TCI Ventures Group Stock would be (unless the Board otherwise provides) specifically attributed to and reflected in the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., the TCI Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.



     To the extent cash needs of one Group exceed cash provided by such Group, one of the other Groups may transfer funds to such Group. The TCI Group has provided and will continue to provide centralized cash management functions under which cash receipts of certain entities included in the other Groups are remitted to the TCI Group and certain cash disbursements of the other Groups will be funded by the TCI Group on a daily basis. Such transfers of funds between the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from the TCI Group to either the Liberty Media Group or the TCI Ventures Group, reflected as the creation of an, or an increase in any then existing, Inter-Group Interest of the TCI Group in such Group or, in the case of a transfer from either the Liberty Media Group or the TCI Ventures Group to the TCI Group, reflected as a reduction in any then existing Inter-Group Interest of the TCI Group in such Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.


     The TCI Ventures Group is expected to require additional advances from the TCI Group for some period of time. To satisfy this need, the Company has agreed to provide a revolving loan facility (the "Credit Facility") to TCI Ventures Group for a five-year period commencing on the closing of the Exchange Offers. Such facility would permit aggregate borrowings at any one time outstanding of up to $500 million (subject to reduction or increase as provided below), which borrowings would bear interest at a rate per annum equal to The Bank of New York's prime rate (as in effect from time to time) plus 1% per annum, payable quarterly. A commitment fee equal to 3/8% per annum of the average unborrowed availability under the Revolving Credit Facility would be payable by the TCI Ventures Group to the TCI Group on a quarterly basis. The maximum amount of borrowings permitted under the Credit Facility will be reduced on a dollar-for-dollar basis by up to $300 million if and to the extent that the aggregate amount of any additional capital that TCI Ventures Group is required to contribute to Sprint PCS Partnerships subsequent to the closing of the Exchange Offers is less than $300 million.

     Except as described above with respect to the Credit Facility, loans from one Group to another Group would bear interest at such rates and have such repayment schedules and other terms as are established from

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable polices from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans of and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.


     The combined balance sheets of a Group would reflect its net loans to or borrowings from the other Groups. Similarly, the respective combined statements of operations of the Groups would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective combined statements of cash flows of the Groups would reflect changes in the amounts of loans or borrowings deemed outstanding. In the historical financial statements, net borrowings of the TCI Ventures Group have been included as a component of the TCI Ventures Group's combined equity. Such net borrowings incurred prior to the consummation of the Exchange Offers will continue to be reflected as a component of the TCI Ventures Group's combined equity. Amounts borrowed by the TCI Ventures Group from another Group on and subsequent to the consummation of the Exchange Offers (including pursuant to the Credit Facility), will be reflected on the TCI Ventures Group's financial statements as indebtedness to the applicable lender.


     Although any increase in the TCI Group's Inter-Group Interest in the TCI Ventures Group resulting from an equity contribution by the TCI Group to the TCI Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from the TCI Ventures Group to the TCI Group would be determined by reference to the market value of the Series A TCI Ventures Group Stock as of the date of such transfer, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.


     All financial impacts of issuances of shares of TCI Ventures Group Stock the proceeds of which are attributed to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and all financial impacts of issuances of shares of TCI Ventures Group Stock the proceeds of which are attributed to the TCI Group in respect of a reduction in the TCI Group's Inter-Group Interest in the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Group. Financial impacts of dividends or other distributions on TCI Ventures Group Stock will be attributed entirely to the TCI Ventures Group, except that dividends or other distributions on the TCI Ventures Group Stock will (if at the time there is an Inter-Group Interest in the TCI Ventures Group) result in the TCI Group being credited, and the TCI Ventures Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Stock and a fraction the numerator of which is the TCI Ventures Group Inter-Group Interest Fraction and the denominator of which is the TCI Ventures Group Outstanding Interest Fraction (both as defined). Financial impacts of repurchases of TCI Ventures Group Stock the consideration for which is charged to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and financial impacts of repurchases of TCI Ventures Group Stock the consideration for which is charged to the TCI Group will be to such extend reflected in the combined financial statements of the TCI Group and will result in an increase in the TCI Group's Inter-Group Interest in the TCI Ventures Group.



     The Board expects to determine, either in specific instances or by setting generally applicable policies from time to time, whether to allocate resources and financial support to or pursue business opportunities or operational strategies through one Group or one or more of the other Groups, after consideration of such factors as it deems relevant. TCI had advised International that TCI intends (a) to make available to International any opportunity to acquire, develop, own and/or manage cable and/or telephony operations outside the United States that is presented to TCI or any of its controlled affiliates and (b) except as provided below, to make available to International any opportunity to acquire, develop, manage and/or operate

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


programming services outside of the United States (an "International Programming Opportunity") that is presented to TCI or any of its controlled affiliates, including those that are a part of the Liberty Media Group. The foregoing does not apply to (1) international programming services owned or managed, directly or indirectly (in whole or in part), by TCI or any of its controlled affiliates other than International as of July 12, 1995 (the date of the prospectus for International's initial public offering), (2) International Programming Opportunities under development by TCI or any of its controlled affiliates other than International that were the subject of a signed letter of intent or other agreement in principle as of July 12, 1995, (3) an International Programming Opportunity in respect of foreign sports programming, which may be pursued either through International or Liberty Media Group, (4) an International Programming Opportunity presented to a public company that is a controlled affiliate of either TCI or any of TCI's controlled affiliates (other than International), (5) an International Programming Opportunity presented to, or cable television or cable telephony services provided by, any company or other entity in which TCI or any of its controlled affiliates has an interest but which is not itself a controlled affiliate of either TCI or any of TCI's controlled affiliates and (6) the distribution outside the United States of a programming service initially distributed within the United States and owned and/or managed by TCI or any of its controlled affiliates (other than International). If International determines not to pursue an International Programming Opportunity, subsidiaries or controlled affiliates of TCI other than International may pursue such International Programming Opportunity or International and another subsidiary of TCI (or any of its other controlled affiliates) may pursue such opportunity jointly. To the extent that TCI or any of its controlled affiliates (other than International) owns rights to worldwide or regional sporting events, TCI or such affiliates may also utilize those rights worldwide, including to provide "backdrop" services. Neither TCI nor any of its controlled affiliates will be obligated to make available to International any International Programming Opportunity to the extent TCI or such controlled affiliate is legally (for example, by a fiduciary duty owned to others) or contractually prohibited from doing so. The foregoing arrangement concerning International Programming Opportunities will, in any event, be terminable at such time as TCI ceases to beneficially own at least a majority in voting power of the outstanding shares of common stock of International.

     The Puerto Rico Subsidiary purchases programming services from the TCI Group. The charges, which approximate the TCI Group's cost and are based on the aggregate number of subscribers served by the Puerto Rico Subsidiary, aggregated $1.3 million and $1.1 million during the three months ended March 31, 1997 and 1996, respectively. Such programming charges are included in operating costs and expenses in the accompanying combined statements of operations.


(12) COMMITMENTS AND CONTINGENCIES


     As a partner in certain partnerships, from time to time, the TCI Ventures Group is obligated to make cash payments, either in the form of equity or loans, the most significant of which is the funding of Sprint Spectrum. As previously described, the Partners are obligated to make cash capital contributions to Sprint Spectrum in the aggregate amount of approximately $1.9 billion during the two-year period that commenced January 1, 1996. Pursuant to an agreement entered into in connection with certain financings by Sprint Spectrum, under certain circumstances the Partners may be required to make additional contributions to Sprint Spectrum to fund projected cash shortfalls to the extent that the amount of the Partners' aggregate contributions to Sprint Spectrum (exclusive of certain amounts, including amounts invested in certain affiliates of Sprint Spectrum), following December 31, 1995 are less than $1.0 billion; however, based on the currently expected timing and use of the Partners' contributions to Sprint Spectrum, the TCI Ventures Group currently believes that such agreement will not result in the TCI Ventures Group's being required to make any incremental capital contributions in addition to its pro rata portion of such $1.9 billion amount.

     The TCI Ventures Group has guaranteed the obligation of an affiliate ("The Premium Movie Partnership") to pay fees for the license to exhibit certain films through 2000. Although the aggregate amount

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


of The Premium Movie Partnership's license fee obligations is not currently estimable, the TCI Ventures Group believes that the aggregate payments pursuant to such obligations could be significant. If the TCI Ventures Group were to fail to fulfill its obligations under the guarantee, the beneficiaries have the right to demand an aggregate payment from the TCI Ventures Group of approximately $55 million. Although the TCI Ventures Group has not had to perform under such guarantee to date, the TCI Ventures Group cannot be certain that it will not be required to perform under such guarantee in the future.

     In 1995, Flextech issued newly issued Flextech Ordinary Shares and Flextech Non-Preference Shares to subsidiaries of Hallmark Cards Incorporated ("Hallmark") (the "Hallmark Subscription") and U S WEST, Inc. ("U S WEST") (the "U S WEST Subscription").


     If at any time (x) the aggregate of the amount of (i) Flextech securities held by the TCI Ventures Group, (ii) the Hallmark and U S WEST subsidiaries' interests in Flextech acquired under the Hallmark Subscription and the U S WEST Subscription, respectively, and (iii) Flextech securities acquired by International Family Entertainment, Inc. ("IFE") pursuant to certain acquisitions (the "IFE Acquisitions") exceeds 75% of Flextech's issued and outstanding share capital, or (y) subject to certain exceptions, the Flextech Ordinary Shares cease to be admitted to trading on the Official List of the London Stock Exchange as a result of the exercise by the TCI Ventures Group of any of its rights as a Flextech shareholder, the TCI Ventures Group shall be obligated to offer to purchase from the Hallmark and U S WEST subsidiaries, and from IFE any Flextech Ordinary Shares held by them and which were originally acquired pursuant to the Hallmark Subscription, the U S WEST Subscription, or the IFE Acquisitions, as applicable. Under such circumstances, the offer price for such shares shall be the higher of (i) the then current market price for the Flextech Ordinary Shares and (ii) the highest price paid to any third party by the TCI Ventures Group for any Flextech Ordinary Shares during the preceding 12 month period. In the event the TCI Ventures Group is required to purchase any Flextech Ordinary Shares, it may elect, subject to certain limited exceptions, to pay the purchase price thereof in cash or in shares of International Series A common stock, or in certain securities of TCI.


     In light of certain change of control provisions contained in the articles of association of UKGL and UKLL, TCI has agreed to maintain an indirect voting interest of at least 50.01% in a wholly-owned subsidiary of Flextech so long as Flextech continues to hold its ownership interests in UKGL and UKLL. Under Flextech's Articles of Association, if the TCI Ventures Group becomes obligated to purchase any of the Flextech Non-Preference Shares (as described above) and fails to complete such purchase within 12 months from the date such purchase is required to be completed, such Flextech Non-Preference Shares shall become convertible into Flextech Ordinary Shares whether or not the TCI Ventures Group ceases to own at least 50.01% of the voting interest attributable to Flextech's then outstanding ordinary share capital.

     On November 20, 1995, International announced its intention to form strategic partnerships with News Corp., Organizacoes Globo and Grupo Televisa S.A. for the development and operation of a direct-to-home satellite service for Latin America, Mexico, and various Central and South American countries (collectively, the "DTH Ventures"). It is anticipated that International could be required to make cash contributions totaling $46 million over the next three years in connection with the DTH Ventures.

     Certain key employees of TCI involved with TCI Ventures Group matters hold options with tandem stock appreciation rights to acquire Series A TCI Group Stock, Series A Liberty Media Group Stock and International Series A common stock as well as restricted stock awards of Series A TCI Group Stock and International Series A common stock. Additionally, in December of 1996, certain employees of TCI involved with TCI Ventures Group were each granted options representing 1.0% of the common equity of TCI Telephony Services, Inc., TCI Wireline, Inc., and TCI.NET, Inc. The exercise price of each such option will be adjusted for a 6% per annum interest factor to the date of exercise. Additionally, in December of 1996, an

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



employee involved with TCI Ventures Group was granted options representing 1.0% of TCI Satellite Entertainment, Inc.


     Estimates of the compensation relating to the options and/or stock appreciation rights as well as restricted stock awards granted to employees involved with TCI Ventures Group have been recorded in the accompanying combined financial statements, but are subject to future adjustment based upon the market value of the underlying equity and, ultimately, on the final determination of market value when the options or rights are exercised or the restricted shares are vested.

                              "TCI VENTURES GROUP"
                       (A COMBINATION OF CERTAIN ASSETS)



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



GENERAL



     On May 14, 1997, the Board of Directors of Tele-Communications, Inc. (the "Board") authorized, subject to shareholder approval (the "TCI Ventures Group Stock Proposal"), the issuance of two new series of stock ("TCI Ventures Group Common Stock") which are intended to reflect the separate performance of the TCI Ventures Group.



     The TCI Ventures Group Common Stock, if issued, will be intended to reflect the separate performance of the TCI Ventures Group. The TCI Ventures Group would initially consist principally of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in International, which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group),
(ii) TCI's principal interests in the Telephony Business, owned through its indirect wholly owned subsidiary TTS-Delaware (together with its consolidated subsidiaries, "TCI Telephony") consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), the Company's 30% equity interest (representing a 37% voting interest) in Teleport Communications Group Inc. ("Teleport" or "TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. (together with its consolidated subsidiaries, "WTCI"), a wholly owned subsidiary of the Company that provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing an 85% voting interest) in UVSG, which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in At Home Corporation ("@Home"), a provider of high speed multimedia Internet services, and (v) other assets, including National Digital Television Center, Inc. ("NDTC"), a wholly owned subsidiary of the Company that provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC, an 80% owned subsidiary of the Company that develops and distributes for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. (collectively, "SUMMITrak"), wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand its service to include third parties. The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market. The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships"), and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. (Percentage equity and voting interests provided above have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.)


     The TCI Ventures Group would also include such other assets and liabilities of the TCI Group as the Board may in the future determine to attribute or sell to the TCI Ventures Group and such other businesses, assets and liabilities as the Company or any of its subsidiaries may in the future acquire for the TCI Ventures Group, as determined by the Board. It is currently the intention of the Company that any businesses, assets and liabilities so attributed to the TCI Ventures Group in the future would not include assets and liabilities of the company's domestic programming businesses and investments or its domestic cable operations (including its businesses which utilize its cable plant to distribute telephony and Internet services).


     The TCI Group is intended to reflect the performance of those businesses of TCI not attributed to the Liberty Media Group (which is intended to reflect the performance of TCI's business which produces and distributes programming services) and the TCI Ventures Group. Collectively, the TCI Group, the Liberty Media Group and the TCI Ventures Group are referred to as the "Groups" and individually may be referred to herein as a "Group".

     The common stockholders' equity value of TCI attributable to the TCI Ventures Group that, at any relevant time, is attributed to the TCI Group, and accordingly, not represented by outstanding TCI Ventures Group Stock is referred to as "Inter-Group Interest". Prior to the issuance of any shares of TCI Ventures Group Stock, the Inter-Group Interest of the TCI Group in the TCI Ventures Group is 100%. As any shares of TCI Ventures Group Stock are issued and distributed or sold, the TCI Group's Inter-Group Interest in the TCI Ventures Group will be reduced accordingly.

     While the TCI Ventures Group Stock constitutes common stock of TCI, issuance of the TCI Ventures Group Stock will not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt.

     Holders of Series A TCI Group and Series B TCI Group common stock ("TCI Group Stock"), Series A Liberty Media Group and Series B Liberty Media Group common stock ("Liberty Media Group Stock") and TCI Ventures Group Stock (when issued) will be common stockholders of TCI and will be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities.


     Prior to August 28, 1997, the Company will commence offers (the "Exchange Offers") to exchange shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock for up to an aggregate of 188,661,300 shares of Series A TCI Group Stock and 16,266,400 shares of Series B TCI Group Stock, respectively (representing approximately 30% of the shares of each such series outstanding as of June 30, 1997, excluding shares held by majority owned subsidiaries of the Company) in the ratio of one share of the applicable series of TCI Ventures Group Common Stock in exchange for each share of the corresponding series of TCI Group Stock properly tendered. The Exchange Offers will be subject, among other conditions, to the approval by stockholders of the TCI Ventures Group Stock Proposal. If such approval is obtained and other conditions are satisfied, the Company would consummate the Exchange Offers on or about September 10, 1997.



     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent 100% of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares were issued in the Exchange Offers, the Inter-Group Interest of the TCI Group in the TCI Ventures Group would be reduced to zero. If immediately following the consummation of the Exchange Offers the TCI Group has any remaining Inter-Group Interest in the TCI Ventures Group, the Company will extinguish such Inter-Group Interest in consideration of the attribution to the TCI Group of a preferred equity interest in the TCI Ventures Group with a face amount equal to the market value of the shares of TCI Ventures Group Common Stock not issued in the Exchange Offers (which shall be deemed to be the same, on a per share basis, as the market value of the Series A TCI Group Stock on the last trading day preceding the closing of the Exchange Offers), a dividend rate of 5% per annum and a mandatory redemption obligation on the 15th anniversary of the closing of the Exchange Offers. Accrued dividends on the preferred equity interest would accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers.



     In addition to the shares of TCI Ventures Group Common Stock to be issued in the Exchange Offers, shares of Series A TCI Ventures Group Common Stock are being reserved for issuance upon conversion, exercise or exchange subsequent to the closing of the Exchange Offers of certain outstanding convertible notes issued by a subsidiary of the Company and upon exercise of certain outstanding options. In lieu of a number of shares of Series A TCI Group Stock equal to 30% of the number of shares of Series A TCI Group

Stock currently issuable upon exchange of such convertible notes, an equal number of shares of TCI Ventures Group Common Stock would be issued upon such exchange. Similarly, options to purchase shares of Series A TCI Group Stock that are outstanding under the Company's various stock incentive plans will be adjusted upon consummation of the Exchange Offers by dividing such options into options to purchase shares of Series A TCI Ventures Group Common Stock and options to purchase shares of Series A TCI Group Stock, with 30% of the shares originally subject to the options being allocated to the options to purchase TCI Ventures Group Common Stock and 70% of such shares being allocated to the options to purchase shares of TCI Group Stock. The terms of each of such options at the time of issuance will be the same as the terms of the option that they replace, including as to the exercise price per share and vesting schedule.


     Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among the TCI Group, the Liberty Media Group and the TCI Ventures Group for the purpose of preparing the combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group, the change in the capital structure of the Company contemplated by the TCI Ventures Group Stock Proposal will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of TCI Group Stock, Liberty Media Group Stock and TCI Ventures Group Stock will be common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.

     Financial effects arising from one Group that affect the Company's consolidated results of operations or financial condition could affect the combined results of operations or financial condition of the other Groups and the market price of the TCI Group Stock, the Liberty Media Group Stock and the TCI Ventures Group Stock. In addition, any net losses of any Group, dividends or distributions on, or repurchases of, the TCI Group Stock, the Liberty Media Group Stock or the TCI Ventures Group Stock, and dividends on, or certain repurchases of, preferred stock, will reduce funds of the Company legally available for the payment of dividends on the TCI Group Stock, the Liberty Media Group Stock and the TCI Ventures Group Stock. The combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group should be read in conjunction with the consolidated financial statements of the Company.

     On April 25, 1995, the TCI Ventures Group acquired a 51% ownership interest in Cablevision S.A. and certain affiliated companies ("Cablevision") for an adjusted purchase price of $282.0 million, before liabilities assumed (the "Cablevision Acquisition"). The purchase price was paid with cash consideration of $195.2 million (including a previously paid $20 million deposit) and the TCI Ventures Group's issuance of $86.8 million principal amount of secured negotiable promissory notes payable to the selling shareholders.


     In June 1995, the TCI Ventures Group acquired certain assets of CareerTrack, Inc. ("CareerTrack") and DDP Realty Company and all of the outstanding common stock of CareerTrack (collectively, the "CareerTrack Acquisition") in exchange for cash in the amount of $17,998,000, non-interest bearing promissory notes with a recorded amount of $12,790,000 (net of discount of $2,612,000), and assumed debt of $6,922,000.


     On January 25, 1996, the stockholders of UVSG adopted the Agreement and Plan of Merger dated as of July 10, 1995, as amended (the "UVSG Merger Agreement"), among UVSG, TCI and TCI Merger Sub, Inc. ("Merger Sub"), pursuant to which Merger Sub was merged into UVSG, with UVSG as the surviving corporation (the "UVSG Merger"). TCI Ventures Group acquired 12,373,294 shares of UVSG Class B common stock and 2,145,466 shares of UVSG Class A common stock, together representing approximately 40% of the issued and outstanding common stock of UVSG and approximately 86% of the total voting power of UVSG common stock immediately after the UVSG Merger, resulting in UVSG becoming a majority-controlled subsidiary of TCI Ventures Group.

     On August 9, 1996, the TCI Ventures Group and Liberty Media Group executed an amended and restated agreement under which UVSG and Liberty Media Group contributed their retail C-band home satellite dish business' assets, obligations and operations, effective April 1, 1996, to Superstar/Netlink Group LLC, a new entity owned 50% each by UVSG and Liberty Media Group (the "Satellite Joint Venture"). The operations of the Satellite Joint Venture have been consolidated, effective April 1, 1996, with the operating results of the TCI Ventures Group.

     On October 1, 1996, Cablevision acquired 99.99% of the issued and outstanding capital stock of Oeste Cable Color S.A., a cable television operation in the west of the greater Buenos Aires metropolitan area, for a purchase price of $112.2 million (the "OCC Acquisition"). Cash consideration of $43.7 million was paid at closing and an additional cash payment of $22.1 million was paid on December 1, 1996. The remaining purchase price was satisfied by Cablevision's issuance of $46.4 million principal amount of secured negotiable promissory notes.

     On February 2, 1994, the TCI Ventures Group contributed its 100% ownership interests in Flextech Television Limited ("FTV") and Bravo Classic Movies Limited ("Bravo Ltd."), together with its equity method investments in UK Gold Television Limited ("UKGL"), UK Living Limited ("UKLL") and Starstream Limited ("Starstream") (collectively, the "International UK Programming Assets") to Flextech p.l.c. ("Flextech") in exchange for 60.4% of Flextech's issued and outstanding ordinary shares (the "Flextech Combination").


     On June 5, 1995, Flextech completed the sale of newly issued Flextech ordinary shares ("Flextech Ordinary Shares") and newly issued convertible non-preference shares ("Flextech Non-Preference Shares") to subsidiaries of Hallmark Cards Incorporated ("Hallmark") (the "Hallmark Subscription") and U S WEST, Inc. ("U S WEST") (the "U S WEST Subscription") in exchange for L48.4 million ($77.2 million using the applicable exchange rate) in cash and convertible redeemable preferred shares of Thomson Directories Limited, respectively. The Hallmark Subscription and the U S WEST Subscription are collectively referred to herein as the "Flextech Transactions."



     On April 22, 1996, Flextech acquired from International Family Entertainment, Inc. ("IFE") (i) the 61% ownership interest in Maidstone Broadcasting ("Maidstone"), which Flextech did not already own and (ii) a 100% ownership interest in TVS Television Limited ("TVS"). Excluding liabilities assumed, the total consideration paid by Flextech to acquire such ownership interests was L31.4 million ($47.8 million using the applicable exchange rate), of which L3.0 million ($4.5 million using the applicable exchange rate) was paid in cash and the remaining balance was satisfied by Flextech's issuance of convertible non-preference shares (the "IFE Consideration Shares").


     The TCI Ventures Group owned, at December 31, 1996, 46.5% of the issued and outstanding Flextech share capital and 50.9% of the aggregate voting interests attributable to such Flextech share capital.

     In January 1997, the TCI Ventures Group reduced its voting interest in Flextech to 50% by issuing to a nominee an irrevocable proxy (the "Proxy") to vote 960,850 Flextech Ordinary Shares at any shareholder meeting to be held through December 31, 1997. In April 1997, Flextech and BBC Worldwide Limited ("BBC Worldwide") formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of TCI Ventures Group's ownership interest in Flextech to 35.9% and the issuance to the TCI Ventures Group by Flextech of a special voting share (the "Special Voting Share"). The Special Voting Share when combined with International's other share capital in Flextech, allows TCI Ventures Group to cast 50% of the votes on most matters brought to the shareholders of Flextech for vote. So long as the Proxy remains outstanding, TCI Ventures Group's 50% voting interest will be reduced by the 960,850 votes represented by the Proxy. The Special Voting Share will terminate upon the occurrence of the earlier of (i) the third anniversary of issuance or (ii) any transfer of Flextech shares by the TCI Ventures Group outside a specified affiliated group. In light of the TCI Ventures Group's decreased voting interest in Flextech, as described above, the TCI Ventures Group, effective January 1, 1997, ceased to consolidate Flextech and began to account for Flextech using the equity method of accounting.

SUMMARY OF OPERATIONS


  Combined Operations

     The following table sets forth certain financial information for the TCI Ventures Group and each of the combined businesses attributed to it during the years ended December 31, 1996, 1995 and 1994:


                                                YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------------
                                       1996               1995              1994
                                  ---------------    --------------    --------------
                                   AMOUNT      %     AMOUNT      %     AMOUNT      %
                                  --------    ---    -------    ---    -------    ---
                                              DOLLAR AMOUNTS IN THOUSANDS
Revenue:
  UVSG..........................  $409,616     44%        --     --%        --     --%
  International.................   314,560     34    190,533     59     43,982     42
  ETC w/tci.....................    90,598     10     49,994     15         --     --
  NDTC..........................    74,881      8     53,393     16     26,051     25
  WTCI..........................    31,857      4     31,877     10     33,811     33
  Summitrak.....................        --     --         --     --         --     --
  @Home.........................       673     --         --     --         --     --
  Other.........................     3,491     --        194     --         --     --
                                  --------    ---    -------    ---    -------    ---
                                  $925,676    100%   325,991    100%   103,844    100%
                                  ========    ===    =======    ===    =======    ===
Operating, selling, general,
  administrative and stock
  compensation:
  UVSG..........................  $342,544     42%        --     --%        --     --%
  International.................   279,170     34    165,389     58     62,196     61
  ETC w/tci.....................   107,785     13     51,360     18         --     --
  NDTC..........................    44,171      5     30,867     11     20,390     20
  WTCI..........................    19,530      2     19,399      7     17,798     18
  Summitrak.....................     1,649     --      1,657      1        644      1
  @Home.........................    23,950      3      2,845      1         --     --
  Other.........................     8,145      1     12,318      4       (311)    --
                                  --------    ---    -------    ---    -------    ---
                                  $826,944    100%   283,835    100%   100,717    100%
                                  ========    ===    =======    ===    =======    ===
Depreciation and amortization:
  UVSG..........................  $ 29,775     20%        --     --%        --     --%
  International.................    58,747     40     36,360     48      8,590     30
  ETC w/tci.....................     4,953      3      3,900      5         --     --
  NDTC..........................    28,776     19     18,737     25      6,918     24
  WTCI..........................    10,595      7     10,164     14     11,478     40
  Summitrak.....................    11,680      8      5,582      7      1,684      6
  @Home.........................     1,774      1         21     --         --     --
  Other.........................     2,989      2        333      1         --     --
                                  --------    ---    -------    ---    -------    ---
                                  $149,289    100%    75,097    100%    28,670    100%
                                  ========    ===    =======    ===    =======    ===

                                                YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------------
                                       1996               1995              1994
                                  ---------------    --------------    --------------
                                   AMOUNT      %     AMOUNT      %     AMOUNT      %
                                  --------    ---    -------    ---    -------    ---
                                              DOLLAR AMOUNTS IN THOUSANDS
Operating income (loss):
  UVSG..........................  $ 37,297    n/a         --    n/a         --    n/a
  International.................   (23,357)          (11,216)          (26,804)
  ETC w/tci.....................   (22,140)           (5,266)               --
  NDTC..........................     1,934             3,789            (1,257)
  WTCI..........................     1,732             2,314             4,535
  Summitrak.....................   (13,329)           (7,239)           (2,328)
  @Home.........................   (25,051)           (2,866)               --
  Other.........................    (7,643)          (12,457)              311
                                  --------           -------           -------
                                  $(50,557)          (32,941)          (25,543)
                                  ========           =======           =======


  Revenue

     Revenue increased by $600 million or 184% during the year ended December 31, 1996 as compared to 1995. Revenue increased by $222 million or 214% during the year ended December 31, 1995 as compared to 1994. Such increases are principally the result of revenue from acquired companies.

     Revenue from UVSG, amounting to $410 million, represents in excess of two-thirds of the combined increase in revenue for 1996. Such increase is principally the result of the acquisition in January of 1996 of UVSG by the TCI Ventures Group. Additionally, such increase reflects $121 million additional revenue resulting from the Satellite Joint Venture.

     International revenue increased $124 million or 65% during the year ended December 31, 1996 as compared to the corresponding prior year period. Such increase was comprised of an increase in cable revenue of $78 million or 55% and an increase in programming revenue from Flextech of $46 million or 97% during the year ended December 31, 1996. The increase in cable revenue is primarily attributable to the effect of the Cablevision Acquisition and the OCC Acquisition. A significant component of the increase in programming revenue is attributable to the inclusion of Maidstone and TVS in the TCI Ventures Group's results of operations in 1996.

     International revenue increased $147 million during the year ended December 31, 1995 as compared to the corresponding prior period, representing a 333% increase. Of such amount, international cable revenue increased $124 million (649%) primarily as the result of the Cablevision Acquisition and the OCC Acquisition. International programming revenue increased $23 million or 93% during the year ended December 31, 1995. The majority of such increase is attributable to 92% and 64% increases in revenue from Bravo, Ltd. and Starstream, respectively.

     Revenue from ETC w/tci increased $41 million or 81% during the year ended December 31, 1996 as compared to 1995. Revenue from ETC w/tci increased $50 million from 1994 to 1995. Such increases are attributable to the CareerTrack Acquisition consummated in June of 1995.

     The TCI Ventures Group, effective January 1, 1997, ceased to consolidate Flextech and began to account for Flextech using the equity method of accounting. During the years ended December 31, 1996, 1995 and 1994, revenue attributable to Flextech of $94 million, $48 million and $25 million, respectively, was included in the TCI Ventures Group's statements of operations.

  Operating Costs and Expenses

     Operating costs and expenses, excluding depreciation and amortization, increased by $543 million or 191% during the year ended December 31, 1996 as compared to 1995. Operating costs and expenses, excluding depreciation and amortization, increased by $183 million or 182% during the year ended December 31, 1995 as compared to 1994. Such increases are principally the result of operating costs and expenses from acquired companies.

     Operating costs and expenses, excluding depreciation and amortization, from UVSG represents 63% of the combined increase in operating costs and expenses for 1996. Such increase is principally the result of the acquisition in January of 1996 of UVSG by the TCI Ventures Group. Additionally, such increase reflects $110 million additional expense resulting from the Satellite Joint Venture.


     International operating costs and expenses, excluding depreciation and amortization, increased $114 million or 69% for the year ended December 31, 1996, as compared to the corresponding prior year period. International programming costs and expenses increased $64 million during 1996, a 103% increase. Such increase is attributable to the inclusion of Maidstone and TVS in the TCI Ventures Group's results of operations in 1996 and higher programming and stock compensation costs during 1996. International cable costs and expenses increased $44 million (48%) during the year ended December 31, 1996, primarily as a result of the Cablevision Acquisition, the OCC Acquisition, and increased programming costs.


     International operating costs and expenses, excluding depreciation and amortization, increased $103 million during the year ended December 31, 1995 as compared to the corresponding prior year period, representing a 166% increase. Of such amount, cable operating costs and expenses increased $76 million or 512% during 1995, of which $69 million was attributable to the Cablevision Acquisition. International programming costs and expenses increased $23 million or 58% during 1995 as compared to the 1994 period. The majority of such increase is attributable to higher transponder, marketing and programming costs of Bravo, Ltd. and Starstream.

     During 1996, the TCI Ventures Group revised its estimate of future revenue to be earned from certain programming rights. As a result of such revisions, the TCI Ventures Group has recorded an adjustment of $9 million to reduce the carrying value of the affected programming rights.


     The TCI Ventures Group, effective January 1, 1997, ceased to consolidate Flextech and began to account for Flextech using the equity method of accounting. During the years ended December 31, 1996, 1995 and 1994, programming operating costs and expenses (including any programming rights provisions) attributable to Flextech of $131 million, $62 million and $39 million, respectively, were included in the TCI Ventures Group's statements of operations.


     Operating costs and expenses from ETC w/tci, excluding depreciation and amortization, increased $56 million or 110% during the year ended December 31, 1996 as compared to 1995. Operating costs and expenses from ETC w/tci, excluding depreciation and amortization, increased $51 million from 1994 to 1995. Such increases are attributable to the CareerTrack Acquisition consummated in mid-1995.

     Certain TCI corporate general and administrative costs are charged to TCI Ventures Group at rates set at the beginning of the year based on projected utilization for that year. The utilization-based charges are set at levels that management believes to be reasonable and that approximate the costs TCI Ventures Group would incur for comparable services on a stand alone basis. During the years ended December 31, 1996, 1995 and 1994, TCI Ventures Group was allocated $8 million, $4 million and less than $1 million, respectively, in corporate general and administrative costs by TCI Group.

     The $74 million or 99% and $46 million or 162% increases in depreciation and amortization expense during the years ended December 31, 1996 and 1995, respectively, are the result of increases in the TCI Ventures Group's assets that are subject to depreciation and amortization. The increases in such assets were primarily attributable to acquisitions, as described above, and capital expenditures.


  Other Income and Expense


     Telewest Communications plc ("Telewest"), which is currently constructing broadband cable television and telephony networks in the United Kingdom ("UK"), has incurred losses since its inception. It is expected that the current construction requirements of Telewest will be substantially complete by the end of the year 2000. The TCI Ventures Group's indirect ownership interest in Telewest decreased from 50% to 37.8% in November 1994, from 37.8% to 26.8% in October 1995 and from 26.8% to 26.6% during 1996. Despite such decreased ownership interests, the TCI Ventures Group's share of Telewest's net losses increased $39.1 million or 56% and $27.8 million or 65% during 1996 and 1995, respectively. In general, such increases are attributable to Telewest incurring higher amounts of interest expense, depreciation and amortization. Such


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higher amounts include certain effects of a previous merger transaction (the
"SBCC Transaction"). In connection with the SBCC Transaction, Telewest issued United States (sometimes referred to herein as the "U.S.") dollar denominated senior debentures (the "Telewest Debentures"). In light of the issuance of the Telewest Debentures and Telewest's use of purchase accounting to account for the SBCC Transaction, Telewest's interest expense, depreciation and amortization were significantly higher during the fourth quarter of 1995 and the year ended December 31, 1996 (and will be significantly higher in future periods) as compared to the amounts incurred by Old Telewest prior to the consummation of the SBCC Transaction. In addition, changes in the exchange rate used to translate the Telewest Debentures into UK pounds sterling and the adjustment of a foreign currency option contract to market value caused Telewest to experience unrealized foreign currency transaction gains (losses) of $1.7 million and $(23.0 million) during 1996 and 1995, respectively. It is anticipated that Telewest will continue to experience realized and unrealized foreign currency transaction gains and losses throughout the term of the Telewest Debentures, which mature in 2006 and 2007, if not redeemed earlier.


     The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnership"), and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35.3% interest as a partner in PhillieCo. The share of losses from the TCI Ventures Group's investment in the PCS Ventures was $133 million for the year ended December 31, 1996 which represents an increase of $99 million as compared to 1995. The share of losses from the PCS Ventures was $34 million for the year ended December 31, 1995 which represents an increase of $33 million, as compared to the share of losses of $1 million for the year ended December 31, 1994. The increase in the share of losses is attributed primarily to general and administrative costs associated with the start-up of operations and Sprint Spectrum's share of losses in American PCS L.P. The PCS Ventures are in the development stage of operations. It is expected that Sprint PCS will continue to incur significant operating losses and significant negative cash flow from operating activities during the next several years while it develops and constructs its PCS network and builds its customer base. If and when Sprint PCS has successfully completed its network buildout, Sprint PCS's operating profitability will depend upon many factors, including, among others, its ability to market its products and services successfully, achieve its projected market penetration, manage customer turnover rates effectively and price its products and services competitively. There can be no assurance that Sprint PCS will achieve or sustain operating profitability or positive cash flow from operating activities in the future. If Sprint PCS does not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, it may not be able to meet its debt service requirements.


     The share of losses from the TCI Ventures Group's investment in Teleport was $51 million for the year ended December 31, 1996 which represents a $21 million increase as compared to 1995. The share of losses from Teleport was $30 million for the year ended December 31, 1995 which represents an increase of $11 million, as compared to the share of losses of $19 million for the year ended December 31, 1994. The increase in the share of losses is largely attributed to costs incurred by Teleport in the expansion of their local telecommunications networks, increased depreciation expense and increased interest expense partially offset by an increase in telecommunications services revenue attributed to increased sales of services in existing and new markets. Teleport has incurred net losses since its inception due to capital expenditures associated with the acquisition, installation, development and expansion of its existing and new telecommunications networks and the associated initial operating expenses of such networks. These networks generally incur negative cash flow from operating activities and operating losses until an adequate customer base and revenue stream for such networks have been established. TCI expects that Teleport will continue to incur net losses for the foreseeable future as it acquires, installs, develops and expands its existing and new telecommunications networks. There can be no assurance that Teleport will achieve or sustain profitability or generate sufficient positive cash flow to service its debt.

     The TCI Ventures Group's share of the losses of affiliates other than Telewest, PCS Ventures and Teleport (the "Other Affiliates") increased $14 million or 23% and $25 million or 70% during the years ended

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December 31, 1996 and 1995, as compared to the corresponding prior year periods.
The majority of the 1996 increase is attributable to (i) increased losses of certain of its affiliates in 1996 and (ii) the TCI Ventures Group's share of losses of affiliates that were acquired in 1996 and late 1995. The majority of the 1995 increase is attributable to the TCI Ventures Group's share of losses of affiliates that were acquired in 1995 or late 1994.


     Interest income increased $15 million or 97% and $12 million or 364% during the years ended December 31, 1996 and 1995, respectively. The 1996 increase is primarily attributable to interest income earned on amounts loaned to TCI. Such loans were funded with the net proceeds received upon the February 9, 1996 issuance of International's 4 1/2% Convertible Subordinated Debentures (the "Debentures"). The 1995 increase is attributable to the increase in cash and cash equivalents that resulted from the International initial public offering ("International IPO").


     Interest expense increased $9 million or 23% and $29 million or 222% during the years ended December 31, 1996 and 1995, respectively, as a result of an increase in the outstanding debt balance. The 1996 increase is primarily attributable to the issuance of the Debentures. The 1995 increase is primarily attributable to debt incurred in connection with the Cablevision Acquisition and borrowings incurred by Flextech in 1995.

     In connection with the dilution of the TCI Ventures Group's ownership interest in Telewest that occurred in connection with the October 1995 SBCC Transaction and the November 1994 initial public offering of Telewest's predecessor, the TCI Ventures Group recognized non-cash gains of $165 million and $161 million (before deducting the related tax expense of $58 million and $57 million, respectively) during the years ended December 31, 1995 and 1994, respectively. During 1996, the TCI Ventures Group also recognized a non-cash gain of $258,000 in connection with the issuance of stock by Telewest. Such gains represent the differences, at the respective transaction dates, between the TCI Ventures Group's recorded cost for its ownership interest in Telewest and the TCI Ventures Group proportionate share of Telewest's net assets. No assurance can be given that any such gains will be recognized in the future.


     Teleport conducted an initial public offering (the "Teleport IPO") on July 2, 1996 in which it sold 27,025,000 shares of Class A common stock at $16.00 per share to the public for aggregate net proceeds of approximately $410,000,000. As a result of the Teleport IPO, the TCI Ventures Group's ownership interest in Teleport was reduced from approximately 35% to approximately 31%. Accordingly, the TCI Ventures Group recognized a gain amounting to $12 million (before deducting deferred income tax expense of approximately $5 million).


     The TCI Ventures Group recognized net gains upon the disposition of assets of $12 million and $49 million during 1996 and 1995, respectively. The 1996 gain is primarily attributable to the dissolution of the TeleWest Europe Group, an entity in which International held a 50% ownership interest. The 1995 gain is attributable to the sale of the cable television subsidiaries of IVS Cable Holdings Limited, a subsidiary of Flextech.

     On July 18, 1995, International completed the International IPO in which 20,000,000 shares of International's Series A common stock were sold to the public for net proceeds of approximately $301 million. In connection with such sale, the TCI Ventures Group recognized a non-recurring gain of $123 million.

     The minority interests' share of net losses (earnings) was $28 million, $(15 million) and $10 million during the years ended December 31, 1996, 1995, and 1994, respectively. Such minority interests are attributable to Flextech since none of Cablevision's $65 million of net liabilities at the April 25, 1995 acquisition date and none of Cablevision's post-acquisition operating results have been allocated to Cablevision's 49% minority interest because (i) the Cablevision minority interest has no obligation to provide any funding to Cablevision and (ii) the minority interest continued to have a negative historical cost basis in Cablevision's net assets at December 31, 1996. To the extent that Cablevision's post-acquisition net earnings (exclusive of the effects of purchase accounting) cause the minority interest's historical cost basis in Cablevision's net assets to become positive, the TCI Ventures Group would begin to allocate 49% of such net earnings to the minority interest. If the minority interest's historical cost basis had been positive during the periods ended December 31, 1996 and 1995, the TCI Ventures Group would have allocated $16 million and $12 million, respectively, of Cablevision's net earnings (exclusive of the effects of purchase accounting) to the minority interest.

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     The TCI Ventures Group recognized realized and unrealized foreign currency transaction gains (losses) of $7 million, $(3) million and $1 million during the years ended December 31, 1996, 1995, and 1994, respectively. The 1996 amount includes (i) a $3.6 million unrealized gain with respect to the remeasurement into the U.S. dollar of the French franc denominated obligation (the "MultiThematiques Obligation") to make capital contributions to MultiThematiques S.A. ("MultiThematiques") and (ii) a $3.6 million unrealized gain with respect to the remeasurement into the U.S. dollar of the UK pound denominated intercompany debt owed by Flextech to an indirect subsidiary of International.

     During 1996, holding losses on certain available-for-sale securities were determined to be other than temporary. Accordingly, the TCI Ventures Group recognized a $59 million loss during 1996 in connection with the write-off of such securities.


  Income Taxes


     The TCI Ventures Group's income tax benefit (expense) was $110 million, $2 million and $(21 million) during the years ended December 31, 1996, 1995 and 1994, respectively. A tax sharing agreement (the "Tax Sharing Agreement") among TCI Ventures Group, TCI and certain other subsidiaries of TCI was implemented effective July 1, 1995. The Tax Sharing Agreement formalizes certain elements of a pre-existing tax sharing arrangement and contains additional provisions regarding the allocations of certain consolidated income tax attributes and the settlement procedures with respect to the intercompany allocation of current tax attributes.

  Net Earnings (Losses)


     The TCI Ventures Group reported net earnings (losses) of $(258 million), $60 million and $13 million during the years ended December 31, 1996, 1995 and 1994, respectively. Included in such amounts was the recognition of certain nonoperating gains aggregating $33 million, $336 million and $155 million during 1996, 1995 and 1994, respectively. TCI Ventures Group would have reported net loss in all periods presented excluding the impact of such gains. The losses are principally due to operating losses and share of losses of affiliates.


     International sustained operating losses of $23 million for the year ended December 31, 1996. International's net earnings (loss) was $130 million for the year ended December 31, 1996, which includes International and its consolidated subsidiaries' share of the losses of its affiliates of $179 million, for the year ended December 31, 1996. Most of International's affiliates have incurred net losses since their respective inception dates and are expected to continue to incur net losses for the foreseeable future. International expects to continue to incur net losses for the foreseeable future due, in part, to the relatively high level of depreciation and amortization that is common to growth oriented companies operating within the capital intensive cable industry. Any improvements in the results of operations of International are largely dependent upon the ability of International's operating subsidiaries and affiliates to increase their respective subscriber bases. No assurance can be given that any such subscriber base increases will occur.

     @Home has incurred net losses since its inception. Management of @Home expects to incur significant additional losses as @Home continues to devote capital to the building of its national network operations and services. To achieve profitability, @Home must develop and market products and services which are accepted on a broad commercial basis. @Home's products have not yet demonstrated that they will achieve broad commercial acceptance. There can be no assurance that @Home will ever achieve profitability.

  Liquidity and Capital Resources


     Substantially all of the entities the ownership of which, or the investment in which, has been attributed to the TCI Ventures Group will require significant additional capital in order to develop their respective businesses and assets, to fund future operating losses and to fund future growth. In certain cases, principally with respect to the Sprint PCS Partnerships, the TCI Ventures Group has contractual commitments pursuant to which (subject to certain conditions) it may be required to make significant additional capital contributions to the entities in which it has investments.

     The Sprint PCS Partners, including TCI Telephony, have agreed to contribute up to an aggregate of approximately $4.2 billion of equity to Sprint PCS from inception through fiscal 1999 (of which TCI Telephony's share is approximately $1.3 billion) if and to the extent required by annual budgets of Sprint PCS for fiscal years in such period approved by the Sprint PCS Partners or requested during such period by the affirmative vote of Sprint PCS Partners with percentage interests in Sprint PCS of 75% or more in the aggregate. As of March 31, 1997 approximately $3.0 billion of such $4.2 billion had been contributed to Sprint PCS, of which amount TCI Telephony had contributed approximately $900 million. TCI Telephony currently expects that the remaining approximately $1.2 billion of such amount (of which TCI Telephony's share would be approximately $360 million) will be contributed by the Sprint PCS Partners by the end of the second quarter of 1998 (although there can be no assurance that any additional capital will be contributed by any or all of the Sprint PCS Partners). In addition, in connection with certain debt financings by Sprint Spectrum, L.P., a subsidiary of the Sprint PCS Partnerships ("Sprint Spectrum"), the corporate parents of the Sprint PCS Partners (TCI, Cox, Comcast and Sprint, collectively, the "Sprint PCS Parents") entered into a capital contribution agreement with Sprint Spectrum (the "Capital Contribution Agreement"), of which the secured creditors in such debt financings are beneficiaries, pursuant to which each Sprint PCS Parent agreed to make certain contributions, or cause contributions to be made, to Sprint Spectrum from time to time upon the occurrence of certain events (including a payment default under or acceleration of Sprint Spectrum's obligation pursuant to the debt financings agreements) up to a maximum aggregate amount determined in accordance with a formula. The obligations of TCI under the Capital Contribution Agreement have been attributed to the TCI Ventures Group. As of March 31, 1997, approximately $500 million in cash of such agreed contributions under the Capital Contribution Agreement had been contributed directly or indirectly to Sprint Spectrum (of which TCI contributed approximately $150 million), thereby reducing the Sprint PCS Parents' respective obligations under the Capital Contribution Agreement by such amount and reducing TCI's obligation to approximately $150 million as of December 31, 1996. Based on the currently expected timing of additional contributions to Sprint PCS (including the currently expected timing of Sprint PCS's expected capital contributions to its affiliates and to its subsidiaries other than Sprint Spectrum and its subsidiaries), TCI does not expect that its obligations under the Capital Contribution Agreement will result in the obligation to make any incremental capital contributions to Sprint PCS in addition to TCI Telephony's pro rata portion of the balance of the $4.2 billion that the Sprint PCS Partners have agreed to contribute.



     The TCI Ventures Group's ability to obtain sufficient capital resources to make its expected additional capital contributions to the Sprint PCS Partnerships and other entities in which it has investments are limited. WTCI and NDTC are the only wholly owned subsidiaries attributed to the TCI Ventures Group that are operating companies and such entities are currently the TCI Ventures Group's only source of cash provided by operating activities. As a result, the TCI Ventures Group has limited ability to generate funds internally to fund capital requirements and limited cash flow from operating activities to support external financings. The other operating companies attributed to the TCI Ventures Group have other investors, public or private, and the payment of dividends, or the making of loans or advances by any one of such TCI Ventures Group entities to any other of such TCI Ventures Group entities would be subject to various business considerations, as well as any legal restrictions, including pursuant to agreements among the investors. Initially, therefore, the TCI Ventures Group will rely on borrowings under a revolving loan facility (the "Credit Facility") to TCI Ventures Group for a five-year period commencing on the closing of the Exchange Offers. Such facility would permit aggregate borrowings at any one time outstanding of up to $500 million (subject to reduction as provided below), which borrowings would bear interest at a rate per annum equal to The Bank of New York's prime rate (as in effect from time to time) plus 1% per annum, payable quarterly. A commitment fee equal to 3/8% per annum of the average unborrowed availability under the Revolving Credit Facility would be payable by the TCI Ventures Group to the TCI Group on a quarterly basis. The maximum amount of borrowings permitted under the Credit Facility will be reduced on a dollar-for-dollar basis by up to $300 million if and to the extent that the aggregate amount of any additional capital that TCI Ventures Group is required to contribute to Sprint PCS Partnerships subsequent to the closing of the Exchange Offers is less than $300 million. If the available borrowings under the Credit Facility are not sufficient to fund the TCI Ventures Group's capital requirements, no assurance can be given that the TCI Ventures Group will be able to obtain any required additional financing on terms acceptable to it, or at all. TCI could raise additional capital for the

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TCI Ventures Group by, among other things, engaging in public offerings or private placements of TCI Ventures Group common stock or through issuance of debt securities or preferred equity securities attributed to the TCI Ventures Group. The Company anticipates, however that for the foreseeable future the TCI Ventures Group will continue to be dependent upon funding from the TCI Group. The TCI Ventures Group's failure to meet its contractual and other capital requirements could have significant adverse consequences to the TCI Ventures Group.


     The majority of the TCI Ventures Group entities currently have significant capital requirements and TCI expects such entities will continue to have significant capital requirements for the foreseeable future. TCI Ventures Group's businesses and investments consist of entities which require the acquisition, ownership, development and operation of broadband cable television and telephony distribution networks and new programming services, all of which require substantial capital investment. The buildout of Sprint PCS's network and the development of @Home's network infrastructure and the development, marketing and distribution of their respective products and services will require substantial capital. Although Teleport has been operating its networks for over ten years, its continuous acquisition, development and expansion of its existing and new networks and services also require significant capital expenditures.


     International expects to have substantial capital requirements for the foreseeable future because its businesses and investments consist of entities which require the acquisition, ownership, development and operation of broadband cable television and telephony distribution networks and new programming services. Many of International's subsidiaries and affiliates are incurring substantial costs as they build or rebuild their cable networks or develop and acquire programming. Until such companies begin generating profits and positive cash flow from operating activities, they will need additional capital to fund capital expenditures and working capital requirements. International has commitments under various partnership and other funding agreements to contribute capital or loan money to fund capital expenditures and other capital requirements of certain affiliates. International believes that its actual future cash requirements in order to fund the capital expenditures and working capital requirements of its subsidiaries and affiliates will exceed the sum of the amounts that International and its consolidated subsidiaries are currently contractually obligated to fund and such additional funding commitments that International and its consolidated subsidiaries are currently negotiating. Further, International's business strategy requires that it have the ability to access or raise sufficient funds to allow it to take advantage of new acquisition and joint venture opportunities as they arise, which management of International believes will require the availability of substantial additional funds. Although, as of March 31, 1997, International has $134 million proceeds remaining from the sale of its 4 1/2% Convertible Subordinated Debentures due 2006 which were issued in February 1996 (the "International Debentures") (which remaining proceeds have been loaned to TCI pursuant to an unsecured promissory note pending its use by International) and has a $200 million credit facility ("International Credit Facility") with the TCI Ventures Group, International's ability to otherwise obtain debt financing from unaffiliated entities to assist its operating companies and to meet its capital obligations at other than the subsidiary level will be limited because International does not conduct any operations directly. No assurance can be given that International will be able to meet its commitments to its subsidiaries and affiliates or to fund its operations or liquidity requirements through the receipt of cash distributions or other advances from its subsidiaries or affiliates. The only subsidiary of International from which it presently is able to obtain funds is the subsidiary which owns International's interest in the Puerto Rico cable systems. International believes that the remaining consolidated operating activities of International will produce net cash flow deficits for the foreseeable future. Accordingly, International anticipates that it will be dependent upon its current levels of cash and cash equivalents (exclusive of amounts held by its subsidiaries), the remaining proceeds from the sale of the International Debentures and borrowings under the International Credit Facility to meet its liquidity requirements, including its commitments to its subsidiaries and its affiliates, for the foreseeable future. To the extent that International seeks to make significant additional acquisitions or significant new investments or is required to meet significant future liquidity requirements, it will need to obtain additional financing.



     @Home is investing significantly in the development of its network infrastructure and hiring new personnel rapidly in anticipation of potential growth in its business, which is in a very early state of development. As of March 31, 1997 there were minimal subscribers to its @Home services. @Home believes that the net proceeds of $88 million from its initial public offering on July 11, 1997, together with existing

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cash, cash equivalents and capital lease financing, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 18 months. @Home may, however, require additional funds if its estimates of working capital and/or capital expenditure and/or lease financing requirements change or prove inaccurate or in order for @Home to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. Over the longer term, it is likely that @Home will require substantial additional funds to continue to fund its infrastructure investment, product development, marketing, sales and customer support needs. There can be no assurance that any such funds will be available at the time or times needed, or available on terms acceptable to @Home. If adequate funds are not available, or are not available on acceptable terms, @Home may not be able to continue its network implementation, to develop new products and services or otherwise to respond to competitive pressures. Such inability could have a material adverse effect on @Home's business, operating results and financial condition.



     Because TCI's investment in @Home is attributed to the TCI Ventures Group while the entity which will distribute the @Home service to subscribers of TCI's cable systems is attributed to the TCI Group, certain conflicts of interest between the TCI Group and the TCI Ventures Group may result in that actions taken by the TCI Group, such as the speed at which TCI's cable television systems are upgraded to the level necessary to support distribution of the @Home service, will have a direct impact upon the value of the TCI Ventures Group's interest in @Home. Similarly, the extent to which TCI elects to use @Home as the provider of certain services which are not covered by TCI's exclusivity obligations to @Home, rather than another third party, may have an effect upon the business of @Home and therefore upon the value of the TCI Ventures Group. For example, TCI's exclusivity obligations do not extend to work-related services. TCI.NET, the entity in the TCI Group that has responsibility for the provision of Internet services, may elect to use @Home as the provider of such work-related services or a third party. To the extent the TCI Group utilizes @Home to provide such services, the revenue derived therefrom by @Home would presumably affect its valuation and therefore the overall value of the TCI Ventures Group. TCI is under no obligation to use @Home as the provider of such services. To the extent TCI does determine to use @Home as such provider, the terms upon which @Home would provide such services will be subject to negotiation, without regard for the terms upon which @Home provides high-speed residential Internet services.



     During the period in which each of TCI, Cox and Comcast have agreed (subject to certain exceptions and limitations) to use @Home as its exclusive provider of high speed residential consumer Internet access services, a stockholders agreement among such parties and @Home provides that in the event the number of exclusive homes passed attributable to TCI decreases below 80% of the number of homes passed of TCI and its controlled affiliates as of June 1996 (approximately 23 million), then TCI will be required to offer to sell a proportionate amount of its equity in @Home to certain other stockholders of @Home at fair market value. TCI has recently announced the proposed sale or transfer of certain cable systems which have in the aggregate approximately 2.5 million homes passed. In addition, TCI has announced that it is considering various plans and proposals that may result in the disposition of other of its cable systems. In the event that such cable systems continue to be exclusive to @Home, such cable systems and their homes passed would continue to be included in TCI's homes passed for purposes of determining whether or not TCI is obligated to offer a portion of its equity interest in @Home to the other @Home Cable Stockholders, even through such cable systems are no longer owned or controlled by TCI. If TCI does not require that such cable systems remain exclusive to @Home, the TCI Ventures Group could be required to sell shares to Cox, Comcast and KPCB. There can be no assurance that, if the TCI Ventures Group is required to sell shares of @Home, the price paid to the TCI Ventures Group would represent adequate consideration to the TCI Ventures Group because such fair market value may not adequately reflect the TCI Ventures Group's expectation of the long term value of such investments in @Home. In addition to the exceptions to the general exclusivity obligations, Cox and Comcast have the right to terminate the exclusivity provisions with respect to TCI, Cox and Comcast in the event TCI does not attain certain subscriber penetration levels for the @Home service relative to the subscriber penetration levels of Cox and Comcast, as of June 4, 1999, and each anniversary thereafter until 2002. Such termination could have a material adverse effect on @Home and the value of the TCI Ventures Group's interest in @Home.



     In addition, although TCI, Cox and Comcast are subject to certain exclusivity obligations to carry @Home's residential consumer Internet service over their cable systems, such exclusivity obligations are

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subject to a number of exceptions which allow them to compete with @Home in certain circumstances. Further, TCI, Cox and Comcast compete to some extent with @Home for advertising and certain other revenues because @Home retains 100% of all national advertising revenue delivered on the @Home service, while the local cable operations of TCI, Cox and Comcast retain 100% of revenue generated from local service offerings that do not require access to an Internet backbone or that relate to programming within the local areas of the browser for the @Home service, such as revenues from local advertising.



     The TCI Group has agreements with UVSG for the carriage of UVSG's Prevue Networks and superstation programming on certain of the cable systems attributed to the TCI Group and for UVSG's subscriber management services, and UVSG purchases programming from companies attributed to the Liberty Media Group. Because TCI's investment is attributed to the TCI Ventures Group, situations may arise where the entity attributed to one Group may make a decision which adversely affects one of the other Groups. For example, UVTV markets and distributes superstation WGN (Chicago) to several of the Company's cable systems attributed to the TCI Group. TCI recently canceled WGN in certain of its wholly owned systems which systems serve approximately 4.5 million subscribers. Such cancellation was the primary cause for the number of WGN subscribers decreasing by 3.5 million or 9% from March 1996 to March 1'997 (which decrease was partially offset by new system launches and existing system subscriber growth aggregating approximately 1.1 million subscribers).



     There can be no assurance that any of the foregoing entities will be successful in generating sufficient cash flow from operating activities or raising debt or equity capital in sufficient amounts or on terms acceptable to it to be able to meet their respective capital requirements. There is also no assurance that the anticipated capital requirements described above will not significantly increase due to changing circumstances, such as unanticipated opportunities, technological or marketing hurdles, unanticipated expenses, and the like. The failure to generate sufficient cash flow from operating activities or to raise sufficient funds may require such entity to delay or abandon some or all of its development and expansion plans or in certain instances, could result in the failure to meet certain regulatory requirements, any and all of which could have a material adverse effect on such entity's growth, its ability to compete in its industry and its ability to service its debt.



     Many of International's interests in its subsidiaries and affiliates are governed by partnership and other agreements that require it to contribute capital or make loans to such subsidiaries or affiliates. The failure of International to meet its capital commitments to a particular operating company may have adverse consequences to it and therefore to the TCI Ventures Group. Such consequences may include, among others, (i) a breach of contract action for damages against International, (ii) the dilution of International's interest in such operating Company, (iii) the loss of any management rights in such entity (such as a right to elect one or more directors), (iv) the right of the other investors in such operating company to force International to sell its interest at less than fair value or (v) the forced dissolution of such operating Company.



     Similarly, with respect to Sprint PCS, if TCI Ventures Group fails to make any portion of its required additional capital contributions to Sprint PCS (other than an additional capital contribution that TCI Ventures Group is entitled to decline to make), and does not cure such failure within the time periods specified in the Amended and Restated Agreement of Limited Partnership of Sprint Spectrum Holding Company, L.P., dated as of January 31, 1996 (the "Sprint PCS Partnership Agreement"), such failure would constitute an Adverse Act and TCI Telephony would become an Adverse Partner (each such term, as defined in the Sprint PCS Partnership Agreement). If TCI Ventures Group were to become an Adverse Partner, it would lose its right to appoint a representative to the governing body of Sprint PCS (the "Sprint PCS Partnership Board"), and the Sprint PCS Partnership Board, by action of the representatives of the other Sprint PCS Partners that are not Adverse Partners, would be entitled to elect
(i) to commence procedures to allow such other Sprint PCS Partners to purchase TCI Ventures Group's interest in Sprint PCS at a discount (which purchase price in the case of a failure to make a required capital contribution would be the lower of 90% of the net equity of TCI Ventures Group's interest in Sprint PCS and 80% of TCI Ventures Group's prior capital contributions (less any distributions paid to TCI Ventures Group)) and/or (ii) to cause Sprint PCS to seek to obtain specific performance of TCI Ventures Group's obligations or to sue for money damages. TCI Ventures Group could also become an Adverse Partner through, among other things, the disposition of its



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interest in Sprint PCS other than in accordance with the Sprint PCS Partnership
Agreement or a material breach of a material covenant in the Sprint PCS Partnership Agreement.



     The failure by TCI Ventures Group to make its pro rata portion of any additional capital contributions validly requested to be made to Sprint PCS (whether or not required under the applicable provisions of the Sprint PCS Partnership Agreement) would result in a decrease in TCI Ventures Group's current 30% percentage interest in Sprint PCS. Such dilution would be calculated on the basis of the relative amount of capital contributions made by the Sprint PCS Partners until an aggregate of $5.0 billion had been contributed; thereafter, the dilution formula would take into account the fair market value of each Sprint PCS Partner's interest in Sprint PCS, subject to certain exceptions. In the event TCI Ventures Group's percentage interest were to decrease below the 8% minimum ownership requirement set forth in the Sprint PCS Partnership Agreement, TCI Ventures Group's interest in Sprint PCS would convert into that of an "Exclusive Limited Partner" and TCI Ventures Group would lose the right to designate a representative to the Sprint PCS Partnership Board.



     Neither PCS systems nor the delivery of Internet services over the cable infrastructure have any significant commercial operating history in the United States, and there can be no assurance that operation of either of these businesses will become profitable. Neither Sprint PCS nor @Home can estimate with any degree of certainty the potential demand for their services. The inability of either Sprint PCS or @Home to obtain the necessary equipment for its systems could have a material adverse effect on its financial condition and results of operations. Both Sprint PCS and @Home are relying on new products and technologies to operate their services which have not yet been widely tested on a commercial basis. Failure of such products and technologies to operate in the manner expected by such entity, or any delay or inability to obtain a sufficient quantity of such products at acceptable price and performance levels could delay or impair the expansion of such entity's business.



     NDTC operates a development stage business in an emerging industry and accordingly faces challenges similar to those described above. NDTC began offering its "Headend in the Sky" or "HITS" services directly to cable systems commercially during the fourth quarter of 1996. The HITS services consist of the transport of compressed and encrypted digital television programming signals to addressable set-top boxes and the authorization of such boxes. Contracts related to HITS for authorization and transmission services are currently under negotiation with a number of affiliated and unaffiliated customers, including TCIC (which is presently utilizing HITS in a few of TCIC's major markets), but there can be no assurance that such contracts will be finalized or will be finalized on terms which will enable NDTC to be profitable. Cable systems are in an early stage of rolling out digital services to their customers, and customer acceptance of such services and accordingly, the demand for NDTC's HITS services, is uncertain. In addition, the HITS service utilizes statistical multiplexing of digitally compressed video signals, a new technology which has not been tested or distributed on a large scale and accordingly, the effectiveness of such technology is uncertain.


     Both the wireless telecommunications industry and the Internet services industry are experiencing significant technological change, evolving industry standards, ongoing improvements in the capacity and quality of such services, frequent new product and service introductions and enhancements and changes in end-user requirements and preferences. Accordingly, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. With respect to PCS, there is uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. With respect to Internet services, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by @Home. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, and inadequate protection of the confidentiality of stored data and information moving across the Internet. There can be no assurance that @Home's service will be able to meet any or all of these concerns. Market acceptance of @Home's services is substantially dependent upon the adoption of the Internet for commerce and communications. If either of @Home's or Sprint PCS's market fails to develop, develops more slowly than expected, or becomes highly


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competitive, such entity's business, operating results and financial condition may be materially adversely affected. For the foregoing reasons, the future prospects of the PCS and Internet services industries and of Sprint PCS and @Home remain uncertain.


     For the year ended December 31, 1996, WTCI's six largest customers accounted in the aggregate for approximately 70% of WTCI's consolidated gross revenue. WTCI provides such services pursuant to master service contracts which provide for transmission services pursuant to individual service orders. The master service contracts expire when the last service order in effect thereunder has terminated. WTCI's six largest customers' master service contracts all contain many service orders (in some cases, in excess of 100 service orders) with remaining terms varying from 1 month to approximately 15 months. A significant reduction in the level of services WTCI provides for any of these customers could have material adverse effect on WTCI's results of operations or financial condition, unless WTCI located replacement customers willing to lease the vacated channels on similar terms. In particular, WTCI's largest carrier customer has the right to terminate its contract for use of the entire capacity of a core backbone of WTCI's network between the Seattle and Denver areas in October 1997, subject to certain conditions. Although this areas has been overbuilt with fiber, management of WTCI does not believe such termination would have a material adverse effect on WTCI because it believes that it is likely that it would be able to re-lease all of such capacity based on current demand in the area for its long distance transport services.



     A significant number of NDTC's major customers are affiliates of TCI, such as Encore Media Corporation, Liberty/Fox Regional Sports, L.L.C. and Discovery Communications, Inc., each of which is owned in part by Liberty Media Corporation, a wholly owned subsidiary of the Company, and NDTC derives a substantial portion of its revenue from such affiliated companies. For the year ended December 31, 1996, revenue from services provided to TCI and its consolidated subsidiaries accounted for 34% of NDTC's total revenue for 1996. Although NDTC has been seeking, and intends to continue to seek, to expand its customer base to increase the number of unaffiliated customers over time, there can be no assurance that it will be successful.



     Many of the assets attributed to the TCI Ventures Group consist of noncontrolling interests in other entities, such as the investments in Sprint PCS and Teleport. In addition, International has invested in most of its subsidiaries and affiliates with strategic and local partners, and financial and operational considerations, as well as laws that limit foreign equity positions, will likely require International to continue to invest with partners. Many foreign countries limit foreign investment to a minority equity position or require the board of directors to be largely independent, which, as discussed below, can result in International having diminished ability to implement strategies that International may favor, or cause dividends or distributions to be paid. For the most part, the Company has attempted to structure its investments in a manner that allows it to participate in management decisions (including through representation on the board of directors or other governing body and veto rights (alone or with one or more of the other investors) over significant business decisions); however, as is the case with the Company's interests in Sprint PCS, Teleport and many of the operating companies in which International has interests, TCI will often be unable to direct the operations, strategies, and financial decisions of the companies in which it has acquired, or will acquire, an interest without the concurrence of one or more of its partners or other co-investors. Moreover, the ability of the Company (directly or indirectly) to pledge, sell or otherwise dispose of its interest in many of the operating companies in which it has investments is subject to shareholder or similar agreements that severely limit the ability of the parties to transfer their equity interests. Accordingly, the Company may not be able to cause its subsidiaries or affiliates that are attributed to the TCI Ventures Group to make distributions when the TCI Ventures Group may have a need for such distributions and may not be able to timely dispose of its investment in many of such companies if required for financial or other reasons.



     In addition, in the case of Sprint PCS, the structure of the governance of such TCI Ventures Group Entity allows for situations in which the failure of the Sprint PCS Partners to agree on certain issues may give rise to a "deadlock event," which, if unresolved after a certain period of time, may require the dissolution or liquidation of Sprint PCS. Specifically, the Sprint PCS Partnership Agreement provides that Sprint PCS will be dissolved upon the failure of the Sprint PCS Partners to resolve a "Deadlock Event" which is deemed to occur (i) if the Sprint PCS Partnership Board fails to approve a proposed annual budget or business plan for



                                      V-154

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two consecutive fiscal years or (ii) if the position of chief executive officer remains vacant for 60 days after a candidate has been proposed by at least two Sprint PCS Partners having an aggregate of at least 33% of the voting percentage interests. Upon the occurrence of a Deadlock Event, the Sprint PCS Partners that are general partners first are required for a period of 20 days to use their good faith efforts to try to resolve the Deadlock Event. If the general partners are unable to resolve the matter, such matter will be referred to the chief executive officers of the Sprint PCS Parents. In the event the chief executive officers fail to reach a resolution, the matter will be referred to a mediation service. If the mediator and the Sprint PCS Partners fail to resolve the Deadlock Event, Sprint PCS will be liquidated unless the Sprint PCS Partnership Board, by a majority vote of 75% determines not to dissolve or the buy-sell arrangements contained in the Sprint PCS Partnership Agreement are employed.



     The ability of a cash flow generating business, if any, of one of the TCI Ventures Group Entities to fund the cash flow deficits of the businesses of one or more of the other TCI Ventures Group Entities is limited not only by the structural separation of such businesses in separate corporations and partnerships, but also by the presence of other investors, both debt and equity, in many of the TCI Ventures Group Entities. In addition, International and certain of the other TCI Ventures Group Entities, such as Teleport and Sprint PCS, are holding companies, the assets of which consist solely or primarily of investments in their subsidiaries and affiliates. As such, the ability of such holding companies to meet their respective financial obligations and their funding and other commitments to their respective subsidiaries and affiliates, is dependent upon the earnings of such subsidiaries and affiliates and the distribution or other payment of such earnings to such holding companies in the form of dividends, loans or other advances, payment or reimbursement for management fees and expenses from their respective subsidiaries and affiliates, or repayment of loans and advances from such holding companies. Accordingly, such holding companies' ability to meet their respective liquidity requirements, including debt service, is severely limited as a result of their dependence upon the distribution of earnings and advances of funds by their respective subsidiaries and affiliates. The payment of dividends or the making of loans or advances to such holding companies by their respective subsidiaries and affiliates may be subject to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries and affiliates, and are subject to various business considerations. In the case of International, distributions or other payments from foreign subsidiaries and affiliates may also be subject to restrictions on expatriation of funds or adverse currency exchange rates and, in the case of subsidiaries or affiliates that are located in countries where the United States does not have a tax treaty, to increased withholding taxes. Moreover, International does not have voting control over many of the entities in which it has ownership interests and such entities will have no obligation, contingent or otherwise, to make any funds available to International, whether by dividends, advances, loans or other payments. Certain of the subsidiaries or affiliates of such holding companies are, or may in the future be, subject to loan agreements that prohibit or limit the transfer of funds to such holding companies in the form of dividends, loans, or advances and/or require that any indebtedness of such subsidiaries or affiliates to such holding companies be subordinate to the indebtedness under such loan agreements. Further, any right of any of such holding companies as an equity holder to participate in the distribution of the assets of any of its subsidiaries upon liquidation or reorganization will be subject to the prior claims of the creditors (including trade creditors) or such subsidiary. To date, International, for example, has not received any significant distributions or advances from any of its subsidiaries or affiliates. Accordingly, it has had to rely, and expects to rely for the foreseeable future, on outside sources for financing.


     Many of the TCI Ventures Group entities operate in industries, primarily the telecommunications industry, which have experienced and are expected to continue to experience rapid and significant changes in technology. The degree to which these changes will affect such entities and the ability of such entities to compete in their respective businesses cannot be predicted. Also, alternative technologies may develop for the provision of services similar to those provided by such entities. Such entities may be required to select in advance one technology over another, but it will be impossible to predict with any certainty, at the time such entity is required to make its investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage.


     Currently International is the only TCI Ventures Group Entity that has significant businesses outside the United States. International's subsidiaries and affiliates operate solely outside the United States (with the



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exception of Puerto Rico). @Home currently has distribution agreements with two of Canada's leading cable operators, although such operators have not yet begun commercial distribution of @Home's services. @Home's business strategy includes expansion into Canada and other international markets; however, there can be no assurance that @Home will be successful in expanding its product and service offerings into foreign markets because of its extremely limited experience in developing localized versions of its products and services and in developing relationships with international cable system operators. If @Home does commence significant international operations, or in the event any of the other TCI Ventures Group Entities determined to expand into international markets, such entities (along with International) will be subject to the risks inherent in doing business on an international level, such as regulatory requirements and loss of revenue, property and equipment from expropriation, nationalization and confiscatory taxation. International is and such other TCI Ventures Group Entities would also be exposed to the risk of changes to laws and policies that govern foreign investment in countries where they have operations as well as, to a lesser extent, changes in United States laws and regulations relating to investing in or trading with countries in which International and such other TCI Ventures Group Entities may have investment.



     Certain of the countries in which International has operating companies or in which International. @Home or another TCI Ventures Group Entity may operate in the future, may be subject to a substantially greater degree of social, political and economic instability than is the case in other countries. Such instability may result from, among other things, (i) authoritarian governments or military involvement in political and economic decision making, and changes in government through coups or other extra-constitutional means; (ii) social unrest associated with demands for improved economic, social and political conditions; (iii) internal insurgencies and terrorist activities; and (iv) hostile relations with neighboring countries. Risks associated with social, political and economic instability in a particular country could materially adversely affect the results of operations and financial condition of any subsidiary or affiliate of International or any other TCI Ventures Group Entity located within such country or that has significant operations there (and thereby have a potentially material adverse effect on the results of operations or financial condition of International or such Entity) and could result in the loss of International's or such other TCI Ventures Group Entity's investment in such subsidiary or affiliate or the loss by such subsidiary or affiliate of its assets in such country.



     The TCI Ventures Group is exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar (the functional currency of TCI Ventures Group) against the UK pound sterling, the Japanese yen ("Y"), the Argentine peso and various other foreign currencies that are the functional currencies of certain of the TCI Ventures Group's operating subsidiaries and affiliates. Since the enactment of a convertibility plan in April 1991, the Argentine government has maintained an exchange rate of one Argentine peso to one U.S. dollar. No assurance can be given that such an exchange rate will be maintained in future periods.


     Because the TCI Ventures Group's functional currency is the U.S. dollar, any increase or decrease in the value of the U.S. dollar against any foreign currency in which the TCI Ventures Group has funding commitments effectively reduces or increases the U.S. dollar equivalent of such funding commitments. At the same time, any increase or decrease in the value of the U.S. dollar against any foreign currency that is the functional currency of an operating subsidiary or affiliate of TCI Ventures Group will cause the TCI Ventures Group to experience unrealized foreign currency translation losses or gains with respect to amounts already invested in such foreign currencies.

     The TCI Ventures Group and certain of its operating subsidiaries and affiliates are also exposed to foreign currency risk to the extent that they enter into transactions denominated in currencies other than their respective functional currencies. In this regard, the TCI Ventures Group has experienced realized and unrealized currency gains and losses with respect to (i) the UK pound sterling denominated loans made by an indirect subsidiary of TCI Ventures Group to Flextech and (ii) the MultiThematiques Obligation. In addition, Telewest has experienced realized and unrealized foreign currency transaction gains and losses with respect to the Telewest Debentures.

     Because TCI Ventures Group generally views its foreign operating subsidiaries and affiliates as long-term investments, the TCI Ventures Group generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. With respect to funding commitments that are denominated in currencies other than the U.S. dollar, the TCI Ventures Group historically has sought to reduce its exposure to short-term


                                      V-156

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(generally no more than 90 days) movements in the applicable exchange rates once the timing and amount of such funding commitments become fixed. Although the TCI Ventures Group monitors foreign currency exchange rates with the objective of mitigating its exposure to unfavorable fluctuations in such rates, the TCI Ventures Group believes that, given the nature of its business, it is not possible or practical to eliminate the TCI Ventures Group's exposure to unfavorable fluctuations in foreign currency exchange rates.

     In April 1997, (i) Flextech and BBC Worldwide formed the two BBC Joint Ventures and (ii) Flextech acquired from the other shareholders of UKLL and UKGL all of the share capital in those two companies not already owned by Flextech and the TCI Ventures Group through the issuance of new Flextech Ordinary Shares.

     Flextech's outstanding Flextech Non-Preference Shares had been issued in connection with previous acquisition transactions by Flextech due to the TCI Ventures Group's requirement that it maintain specified voting interests in Flextech. With the issuance of the Special Voting Share, the purpose for the Flextech Non-Preference Shares was eliminated. Accordingly, and in order to simplify the capital structure of Flextech, upon the issuance of the Special Voting Share, the Flextech Non-Preference Shares were converted into Flextech Ordinary Shares. Immediately following such conversion, and the issuance of additional Flextech Ordinary Shares in connection with the UKGL and UKLL transactions described above, (i) the TCI Ventures Group's interest in the equity share capital of Flextech was 35.9% and (ii) the TCI Ventures Group's voting interest was approximately 50%.


     Flextech has undertaken to finance the working capital requirements of one of the BBC Joint Ventures (the "Principal Joint Venture"). Flextech has also agreed to make available to the other BBC Joint Venture (the "Second Joint Venture"), if required, funding of up to L10 million ($16 million). To support its funding obligations, Flextech has obtained a revolving credit facility with current borrowing availability of up to L85 million ($139 million), and with a term of up to 5 years, from a syndicate of banks (the "Flextech Revolving Credit Facility"). If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that the TCI Ventures Group assume all of Flextech's funding obligations to the Principal Joint Venture (the "Standby Commitment"). In addition to Flextech's April 1997 purchase of L22 million ($36 million) of ordinary shares in the Principal Joint Venture, Flextech is obligated to provide the Principal Joint Venture with a primary credit facility of L88 million ($144 million) and, subject to certain restrictions, a standby credit facility of L30 million ($49 million). Borrowings under the primary and standby credit facility would be represented by shares of loan stock of the Principal Joint Venture, bearing interest at 2% above LIBOR, which interest would be capitalized quarterly.



     If BBC Worldwide requires the TCI Ventures Group to perform Flextech's funding obligations pursuant to the Standby Commitment, then the TCI Ventures Group will acquire Flextech's entire equity interest in the Principal Joint Venture for L1.00, and will replace Flextech's directors on the board of the Principal Joint Venture with representatives of the TCI Ventures Group. Flextech will pay commitment and standby fees to the TCI Ventures Group for its undertaking under the Standby Commitment. If Flextech repays to the TCI Ventures Group all loans it makes to the Principal Joint Venture (plus interest at International's marginal cost of funds plus 2% per annum) within 180 days after the TCI Ventures Group first becomes obligated to perform Flextech's financial obligations, it may reacquire its interest in the Principal Joint Venture for L1.00. The TCI Ventures Group may also, within the same period, require Flextech to reacquire its interest on the same terms. The Standby Commitment will terminate on the earliest of (i) the date on which Flextech has met all of its required financial obligations to the Principal Joint Venture under the primary and standby credit facilities, or (ii) the date on which Flextech delivers a bank guarantee of all of its funding obligations to the Principal Joint Venture.


     The TCI Ventures Group has significant contingent obligations with respect to Flextech's funding obligations to one of the BBC Joint Ventures (the "Principal Joint Venture") provided by the TCI Ventures Group to the Principal Joint Venture in April 1997. For additional information concerning the effects of the formation of the BBC Joint Ventures and related transactions on the liquidity and capital resources of the TCI Ventures Group and Flextech, see note 4 to the accompanying combined financial statements.


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     On November 20, 1995, International announced its intention to form strategic partnerships with News Corp., Organizacoes Globo and Grupo Televisa S.A. for the development and operation of a direct-to-home satellite service for Latin America, Mexico, and various Central and South American countries (collectively, the "DTH Ventures"). Through December 31, 1996, TCI Ventures Group had contributed $17.9 million to the DTH Ventures. It is anticipated that TCI Ventures Group could be required to make cash contributions totaling $46 million over the next three years in connection with the DTH Ventures.


     On April 19, 1996, International, Torneos y Competencias S.A. ("Torneos") and the Torneos stockholders from whom International previously acquired its 35% interest entered into an agreement (the "International/Torneos Sports Agreement") whereby International agreed to make minimum periodic payments from 1996 through 2004 aggregating $235.2 million to acquire certain rights and considerations, including the exploitation rights to all sports rights owned by Torneos with the exception of any rights which at that time had been contractually committed to any third party.


     Pending the assignment of the rights under the International/Torneos Sports Agreement which fit within the geographic area and business plan of a joint venture ("Sports Venture") formed among TCI Ventures Group, Liberty Media Group and News Corporation Limited ("News Corp.") (the "Sports Venture Rights") to the Sports Venture, TCI Ventures Group, News Corp. and Liberty Media Group have paid their respective portion of any payments made with respect to the Sports Venture Rights. Through March 31, 1997, payments made under the International/Torneos Sports Agreement totaled $20.1 million.

     The TCI Ventures Group and/or other subsidiaries of TCI have guaranteed notes payable and other obligations of certain of the TCI Ventures Group's affiliates (the "Guaranteed Obligations"). At December 31, 1996, the U.S. dollar equivalent of the amounts borrowed pursuant to the Guaranteed Obligations was $39.3 million. Certain of the Guaranteed Obligations allow for additional borrowings in future periods. The TCI Ventures Group also has guaranteed the obligation of an affiliate ("The Premium Movie Partnership") to pay fees for the license to exhibit certain films through the year 2000. If the TCI Ventures Group were to fail to fulfill its obligations under the guarantees, the beneficiaries have the right to demand an aggregate payment of approximately $58 million at December 31, 1996. Although the TCI Ventures Group has not had to perform under such guarantee to date, the TCI Ventures Group cannot be certain that it will not be required to perform under such guarantee in the future.

     On January 10, 1997, the TCI Ventures Group signed an agreement to pay cash consideration of approximately $12.7 million, and to assume certain indebtedness, to acquire the 50% ownership interest in Caguas/Humacao Cable Systems which the TCI Ventures Group did not already own (the "Caguas Acquisition"). At December 31, 1996, the indebtedness to be assumed had a principal balance of $32 million.


     Certain of the agreements underlying the Flextech Transactions and the IFE Acquisitions required the TCI Ventures Group to repurchase an aggregate of 10,467,090 Flextech Non-Preference Shares at fair value (or in the case of the IFE Consideration Shares, at the greater of fair value or L3.64 ($6.23 per share) if such shares have not become convertible into Flextech Ordinary Shares by June 1, 1997. In connection with the closing of the BBC Joint Venture and the issuance to the TCI Ventures Group of the Special Voting Share, all of the Flextech Non-Preference Shares are to be converted into Flextech Ordinary Shares, thereby eliminating TCI Ventures Group's put obligations with respect to such shares, insofar as such obligations are based on the convertibility of such shares.



     If at any time (x) the aggregate of the amount of (i) Flextech securities held by the TCI Ventures Group (ii) the Hallmark and U S WEST subsidiaries' interests in Flextech acquired under the Hallmark Subscription and the U S WEST Subscription, respectively, and (iii) Flextech securities acquired by IFE pursuant to the IFE Acquisitions exceeds 75% of Flextech's issued and outstanding share capital, or (y) subject to certain exceptions, the Flextech Ordinary Shares cease to be admitted to trading on the Official List of the London Stock Exchange as a result of the exercise by the TCI Ventures Group of any of its rights as a Flextech shareholder, the TCI Ventures Group shall be obligated to offer to purchase from the Hallmark and U S WEST subsidiaries, and IFE any Flextech Ordinary Shares or Flextech Non-Preference Shares held by them and which were originally acquired pursuant to the Hallmark Subscription, the U S WEST Subscription, or the IFE Acquisitions, as applicable. Under such circumstances, the offer price for such shares shall be the higher of (i) the then current market price for the Flextech Ordinary Shares and (ii) the highest price paid to any third party by the TCI Ventures Group for any Flextech Ordinary Shares or Flextech Non-Preference Shares during the preceding 12 month period. In the event the TCI Ventures Group is required to purchase any Flextech Non-Preference Shares or Flextech Ordinary Shares, as described above, it may elect, subject to certain limited exceptions, to pay the purchase price thereof in cash or in shares of International Series A common stock, or in certain securities of TCI.

     On December 13, 1995, International invested in MultiThematiques with two French media companies, CANAL + S.A. ("Canal +") and General d'Images S.A. ("GDI"). Canal + and GDI have contributed to MultiThematiques their combined equity interests in four French thematic channels and Canal + has also contributed its equity interest in a Spanish classic movie channel. The TCI Ventures Group contributed 123.1 million French Francs ("FF") ($24.7 million at the applicable exchange rate), FF105.0 million ($20.2 million) and FF100.00 million ($19.3 million) to MultiThematiques in December 1995, December 1996 and February 1997, respectively. The TCI Ventures Group is obligated to contribute an additional FF164.0 million ($31.6 million) no later than December 13, 1997. In order to manage the TCI Ventures Group's foreign exchange currency risk with respect to its December 13, 1997 contribution obligation, the TCI Ventures Group entered into a foreign currency option contract that allows the TCI Ventures Group to purchase FF 164.0 million at a price of FF 5.5367 per U.S. dollar through December 13, 1997. Each of International, Canal + and GDI own a one-third interest in MultiThematiques.

     On January 27, 1997, International announced that it was instituting a stock repurchase program. Under the stock repurchase program, International may repurchase from time to time up to 5% (approximately 5.3 million shares) of its outstanding Series A common stock. As of March 31, 1997, International had repurchased 492,000 shares under such program for an aggregate purchase price of $6.8 million.


     The board of directors of UVSG has authorized it to repurchase from time to time up to an aggregate of 1,000,000 shares of its Class A common stock using existing cash resources. No shares of stock were repurchased during 1996; however, through March 20, 1997, UVSG had repurchased 124,000 shares of stock.



     If the TCI Ventures Group Stock Proposal is approved by stockholders, all debt incurred or preferred stock issued by the Company and its subsidiaries following the issuance by the Company of TCI Ventures Group Stock would be (unless the Board otherwise provides) specifically attributed to and reflected in the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., the TCI Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.



     To the extent cash needs of one Group exceed cash provided by such Group, one of the other Groups may transfer funds to such Group. The TCI Group has provided and will continue to provide centralized cash management functions under which cash receipts of certain entities included in the other Groups are remitted to the TCI Group and certain cash disbursements of the other Groups will be funded by the TCI Group on a daily basis. Such transfers of funds between the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from the TCI Group to either the Liberty Media Group or the TCI Ventures Group, reflected as the creation of an, or an increase in, Inter-Group Interest of the TCI Group in such Group or, in the case of a transfer from either the Liberty Media Group or the TCI Ventures Group to the TCI Group, reflected as a reduction in any then existing Inter-Group Interest of the TCI Group in such Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.


     Except as described with respect to the Credit Facility, loans from one Group to another Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable polices from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.


     The combined balance sheets of a Group would reflect its net loans to or borrowings from the other Groups. Similarly, the respective combined statements of operations of the Groups would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective combined statements of cash flows of the Groups would reflect changes in the amounts of loans or borrowings deemed outstanding. In the historical financial statements, net borrowings of the TCI Ventures Group have been included as a component of the TCI Ventures Group's combined equity. Such net borrowings incurred prior to the consummation of the Exchange Offers will continue to be reflected as a component of the TCI Ventures Group's combined equity. Amounts borrowed by the TCI Ventures Group from another Group on and subsequent to the consummation of the Exchange Offers (including pursuant to the Credit Facility), will be reflected on the TCI Ventures Group's financial statements as indebtedness to the applicable lender.


     Although any increase in the TCI Group's Inter-Group Interest in the TCI Ventures Group resulting from an equity contribution by the TCI Group to the TCI Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from the TCI Ventures Group to the TCI Group would be determined by reference to the market value of the Series A TCI Ventures Group Stock as of the date of such transfer, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.


     All financial impacts of issuances of shares of TCI Ventures Group Stock the proceeds of which are attributed to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and all financial impacts of issuances of shares of TCI Ventures Group Stock the proceeds of which are attributed to the TCI Group in respect of a reduction in the TCI Group's Inter-Group Interest in the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Group. Financial impacts of dividends or other distributions on TCI Ventures Group Stock will be attributed entirely to the TCI Ventures Group, except that dividends or other distributions on the TCI Ventures Group Stock will (if at the time there is an Inter-Group Interest in the TCI Ventures Group) result in the TCI Group being credited, and the TCI Ventures Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Stock and a fraction the numerator of which is the TCI Ventures Group Inter-Group Interest Fraction and the denominator of which is the TCI Ventures Group Outstanding Interest Fraction (both as defined). Financial impacts of repurchases of TCI Ventures Group Stock the consideration for which is charged to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and financial impacts of repurchases of TCI Ventures Group Stock the consideration for which is charged to the TCI Group will be to such extent reflected in the combined financial statements of the TCI Group and will result in an increase in the TCI Group's Inter-Group Interest in the TCI Ventures Group.


     Dividends on the TCI Ventures Group Stock will be payable at the sole discretion of the Board out of the lesser of the assets of TCI legally available for dividends or the available dividend amount with respect to TCI Ventures Group, as defined. Determinations to pay dividends on TCI Ventures Group Stock will be based primarily upon the financial condition, results of operations and business requirements of TCI Ventures Group and TCI as a whole.


     The Board expects to determine, either in specific instances or by setting generally applicable policies from time to time, whether to allocate resources and financial support to or pursue business opportunities or operational strategies through one Group or one or more of the other Groups, after consideration of such factors as it deems relevant. TCI had advised International that TCI intends (a) to make available to International any opportunity to acquire, develop, own and/or manage cable and/or telephony operations outside the United States that is presented to TCI or any of its controlled affiliates and (b) except as provided below, to make available to International any opportunity to acquire, develop, manage and/or operate programming services outside of the United States (an "International Programming Opportunity") that is presented to TCI or any of its controlled affiliates, including those that are a part of the Liberty Media Group. The foregoing does not apply to (1) international programming services owned or managed, directly or indirectly (in whole or in part), by TCI or any of its controlled affiliates other than International as of July 12, 1995 (the date of the prospectus for International's initial public offering), (2) International Programming Opportunities under development by TCI or any of its controlled affiliates other than International that were the subject of a signed letter of intent or other agreement in principle as of July 12, 1995, (3) an International Programming Opportunity in respect of foreign sports programming, which may be pursued either through International or Liberty Media Group, (4) an International Programming Opportunity presented to a public company that is a controlled affiliate of either TCI or any of TCI's controlled affiliates (other than International), (5) an International Programming Opportunity presented to, or cable television or cable telephony services provided by, any company or other entity in which TCI or any of its controlled affiliates has an interest but which is not itself a controlled affiliate of either TCI or any of TCI's controlled affiliates and (6) the distribution outside the United States of a programming service initially distributed within the United States and owned and/or managed by TCI or any of its controlled affiliates (other than International). If International determines not to pursue an International Programming Opportunity, subsidiaries or controlled affiliates of TCI other than International may pursue such International Programming Opportunity or International and another subsidiary of TCI (or any of its other controlled affiliates) may pursue such opportunity jointly. To the extent that TCI or any of its controlled affiliates (other than International) owns rights to worldwide or regional sporting events, TCI or such affiliates may also utilize those rights worldwide, including to provide "backdrop" services. Neither TCI nor any of its controlled affiliates will be obligated to make available to International any International Programming Opportunity to the extent TCI or such controlled affiliate is legally (for example, by a fiduciary duty owned to others) or contractually prohibited from doing so. The foregoing arrangement concerning International Programming Opportunities will, in any event, be terminable at such time as TCI ceases to beneficially own at least a majority in voting power of the outstanding shares of common stock of International.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Tele-Communications, Inc.:

     We have audited and reported separately herein on the consolidated financial statements of Tele-Communications, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996.

     We have also audited the accompanying combined balance sheets of TCI Ventures Group (a combination of certain assets of Tele-Communications, Inc., as defined in note 1) as of December 31, 1996 and 1995, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The combined financial statements of TCI Ventures Group are presented for purposes of additional analysis of the consolidated financial statements of Tele-Communications, Inc. and subsidiaries. As more fully described in note 1, the combined financial statements of TCI Ventures Group are intended to reflect the performance of the businesses of Tele-Communications, Inc. consisting of Tele-Communications, Inc.'s principal international assets and substantially all of Tele-Communications, Inc.'s domestic non-cable and non-programming assets. The combined financial statements of TCI Ventures Group should be read in conjunction with the consolidated financial statements of Tele-Communications, Inc. and subsidiaries.

     In our opinion, the financial statements referred to in the second paragraph above present fairly, in all material respects, the combined financial position of TCI Ventures Group as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP


Denver, Colorado
May 30, 1997, except for the
second paragraph in
note 1 and the second,
third and fourth
paragraphs of note 14,
which are as of
July 11, 1997.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995



                                     ASSETS



                                                                 1996          1995
                                                              ----------    ----------
                                                                AMOUNTS IN THOUSANDS
Cash and cash equivalents...................................  $  105,527       141,754
Trade and other receivables, net............................     115,491        32,600
Film inventory and other prepaid expenses...................      85,998        45,451
Investment in Telewest Communications plc ("Telewest"),
  accounted for under the equity method (note 8)............     488,495       550,216
Investments in Sprint Spectrum Holding Company, L.P. and
  MinorCo, L.P. (and their respective predecessor) and
  PhillieCo (collectively, the "PCS Ventures"), accounted
  for under the equity method (note 9)......................     829,651       689,062
Investments in Teleport Communications Group, Inc., TCG
  Partners and certain local market partnerships
  ("Teleport"), accounted for under the equity method, and
  related receivables (note 10).............................     276,112       244,012
Investments in other affiliates, accounted for under the
  equity method, and related receivables (note 11)..........     474,599       391,649
Property and equipment, at cost:
  Land......................................................       7,837         3,950
  Distribution systems......................................     761,191       470,449
  Support equipment and buildings...........................     208,294       120,455
                                                              ----------    ----------
                                                                 977,322       594,854
  Less accumulated depreciation.............................     240,322       146,312
                                                              ----------    ----------
                                                                 737,000       448,542
                                                              ----------    ----------
Franchise costs and other intangible assets.................   1,029,842       620,914
  Less accumulated amortization.............................     103,631        47,585
                                                              ----------    ----------
                                                                 926,211       573,329
                                                              ----------    ----------
Other assets, net of amortization...........................     220,619       330,554
                                                              ----------    ----------
                                                              $4,259,703     3,447,169
                                                              ==========    ==========
                           LIABILITIES AND COMBINED EQUITY
Accounts payable............................................  $   71,776        28,766
Accrued liabilities.........................................     148,962        60,927
Customer prepayments........................................     100,670         2,407
MultiThematiques Obligation (note 11).......................      47,902        65,876
Capital lease obligations (note 15).........................     199,961       116,872
Debt (note 12)..............................................     526,254       204,189
Deferred income taxes (note 14).............................     220,306       254,816
Other liabilities...........................................      21,477         8,434
                                                              ----------    ----------
         Total liabilities..................................   1,337,308       742,287
                                                              ----------    ----------
Minority interests in equity of subsidiaries (notes 4 and
  5)........................................................     370,879       326,160
Combined equity (notes 4, 5 and 13):
  Combined equity...........................................   2,686,794     2,326,106
  Cumulative foreign currency translation adjustment, net of
    taxes...................................................      26,146        (8,555)
  Unrealized holding gains for available-for-sale
    securities, net of taxes................................      15,077        61,171
                                                              ----------    ----------
                                                               2,728,017     2,378,722
  Due from Tele-Communications, Inc. ("TCI" or the
    "Company")("TCI Note Receivable")(note 13)..............    (176,501)           --
                                                              ----------    ----------
         Total combined equity..............................   2,551,516     2,378,722
                                                              ----------    ----------
Commitments and contingencies (notes 4, 5, 9, 11 and 15)....  $4,259,703     3,447,169
                                                              ==========    ==========


            See accompanying notes to combined financial statements.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                                1996        1995       1994
                                                              ---------    -------    -------
                                                                   AMOUNTS IN THOUSANDS
Revenue (note 13)...........................................  $ 925,676    325,991    103,844
Operating costs and expenses:
  Operating (note 13).......................................    536,457    137,038     75,045
  Programming rights provision..............................      8,706         --         --
  General and administrative (note 13)......................    288,735    142,183     26,428
  Stock compensation (note 15)..............................     (6,954)     4,614       (756)
  Depreciation..............................................     90,411     49,125     22,674
  Amortization..............................................     58,878     25,972      5,996
                                                              ---------    -------    -------
                                                                976,233    358,932    129,387
                                                              ---------    -------    -------
     Operating loss.........................................    (50,557)   (32,941)   (25,543)
Other income (expense):
  Share of losses of Telewest (note 8)......................   (109,357)   (70,274)   (42,520)
  Share of losses of the PCS Ventures (note 9)..............   (133,497)   (33,890)      (992)
  Share of losses of Teleport (note 10).....................    (50,543)   (29,975)   (19,366)
  Share of losses of other affiliates (note 11).............    (74,941)   (60,951)   (35,791)
  Interest income (note 13).................................     30,040     15,267      3,290
  Interest expense..........................................    (51,128)   (41,730)   (12,979)
  Gain on sale of subsidiary stock (note 7).................         --    122,660         --
  Gain on issuance of stock by equity investees (notes 8 and
     10)....................................................     12,668    164,900    161,481
  Gain (loss) on disposition of assets, net.................     12,225     48,710     (6,133)
  Recognized holding gain for available-for-sale securities,
     net....................................................      8,048         --         --
  Minority interests' share of losses (earnings)............     28,177    (14,924)    10,279
  Foreign currency transaction gains (losses)...............      6,994     (2,649)     1,389
  Other, net................................................      3,104     (5,960)       500
                                                              ---------    -------    -------
                                                               (318,210)    91,184     59,158
                                                              ---------    -------    -------
     Earnings (loss) before income taxes....................   (368,767)    58,243     33,615
Income tax benefit (expense) (note 14)......................    110,345      1,797    (20,965)
                                                              ---------    -------    -------
     Net earnings (loss)....................................  $(258,422)    60,040     12,650
                                                              =========    =======    =======
Pro forma net loss per common share (note 2)................  $   (1.26)
                                                              =========


            See accompanying notes to combined financial statements.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                         STATEMENTS OF COMBINED EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                                                 UNREALIZED
                                                                  CUMULATIVE      HOLDING
                                                                    FOREIGN      GAINS FOR
                                                                   CURRENCY      AVAILABLE-
                                                                  TRANSLATION     FOR-SALE
                                                                  ADJUSTMENT,   SECURITIES,                   TOTAL
                                                      COMBINED      NET OF         NET OF       TCI NOTE    COMBINED
                                                       EQUITY        TAXES         TAXES       RECEIVABLE    EQUITY
                                                     ----------   -----------   ------------   ----------   ---------
                                                                           AMOUNTS IN THOUSANDS
Balance at December 31, 1993.......................  $  634,009     (13,504)           --             --      620,505
  Net earnings.....................................      12,650          --            --             --       12,650
  Foreign currency translation adjustment..........          --       9,851            --             --        9,851
  Change in unrealized holding gains for
    available-for-sale securities..................          --          --           575             --          575
  Stock compensation...............................        (756)         --            --             --         (756)
  Revenue from TCI Group and Liberty Media Group...      (7,274)         --            --             --       (7,274)
  Operating costs to TCI Group.....................       2,600          --            --             --        2,600
  Corporate general and administrative cost
    allocations....................................         445          --            --             --          445
  Intergroup tax allocation........................      31,909          --            --             --       31,909
  Other intercompany transfers.....................     498,277          --            --             --      498,277
                                                     ----------     -------       -------       --------    ---------
Balance at December 31, 1994.......................   1,171,860      (3,653)          575             --    1,168,782
  Net earnings.....................................      60,040          --            --             --       60,040
  Foreign currency translation adjustment..........          --      (4,902)           --             --       (4,902)
  Change in unrealized holding gains for
    available-for-sale securities..................          --          --        60,596             --       60,596
  Adjustment in connection with the issuance of
    ordinary shares by Flextech p.l.c. (note 4)....      50,900          --            --             --       50,900
  Issuance of International common stock in 1995
    initial public offering........................     301,343          --            --             --      301,343
  Issuance of International common stock as partial
    consideration for investment...................      11,000          --            --             --       11,000
  Stock compensation...............................       4,614          --            --             --        4,614
  Revenue from TCI Group and Liberty Media Group...     (20,881)         --            --             --      (20,881)
  Operating costs to TCI Group.....................       3,400          --            --             --        3,400
  Corporate general and administrative cost
    allocations....................................       4,120          --            --             --        4,120
  Intergroup tax allocation........................     (55,941)         --            --             --      (55,941)
  Other intercompany transfers.....................     795,651          --            --             --      795,651
                                                     ----------     -------       -------       --------    ---------
Balance at December 31, 1995.......................   2,326,106      (8,555)       61,171             --    2,378,722
  Net loss.........................................    (258,422)         --            --             --     (258,422)
  Issuance of International common stock...........       9,990          --            --             --        9,990
  Minority interest deficit in Satellite Joint
    Venture at formation...........................     (49,169)         --            --             --      (49,169)
  Excess of earnings over distributions to minority
    interest in Satellite Joint Venture............       8,454          --            --             --        8,454
  Foreign currency translation adjustment..........          --      34,701            --             --       34,701
  Recognition of unrealized gain for
    available-for-sale securities, net.............          --          --        (8,048)            --       (8,048)
  Change in unrealized holding gain for
    available-for-sale securities..................          --          --       (38,046)            --      (38,046)
  TCI Note Receivable..............................          --          --            --       (336,375)    (336,375)
  Repayment on TCI Note Receivable.................          --          --            --        159,874      159,874
  Stock compensation...............................      (6,954)         --            --             --       (6,954)
  Revenue from TCI Group and Liberty Media Group...     (38,292)         --            --             --      (38,292)
  Operating costs to TCI Group.....................      38,400          --            --             --       38,400
  Corporate general and administrative cost
    allocations....................................       7,918          --            --             --        7,918
  Interest income on TCI Note Receivable...........     (14,000)         --            --             --      (14,000)
  Intergroup tax allocation........................     (52,660)         --            --             --      (52,660)
  Other intercompany transfers.....................     715,423          --            --             --      715,423
                                                     ----------     -------       -------       --------    ---------
Balance at December 31, 1996.......................  $2,686,794      26,146        15,077       (176,501)   2,551,516
                                                     ==========     =======       =======       ========    =========


            See accompanying notes to combined financial statements.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                                1996         1995        1994
                                                              ---------   ----------   --------
                                                                    AMOUNTS IN THOUSANDS
                                                                        (SEE NOTE 3)
Cash flows from operating activities:
  Net earnings (loss).......................................  $(258,422)      60,040     12,650
  Adjustments to reconcile net earnings (loss) to net cash
    provided (used) by operating activities:
    Depreciation and amortization...........................    149,289       75,097     28,670
    Programming rights provision............................      8,706           --         --
    Stock compensation......................................     (6,954)       4,614       (756)
    Payment of stock compensation...........................         --       (3,270)        --
    Share of losses of Telewest.............................    109,357       70,274     42,520
    Share of losses of PCS Ventures.........................    133,497       33,890        992
    Share of losses of Teleport.............................     50,543       29,975     19,366
    Share of losses of other affiliates.....................     74,941       60,951     35,791
    Gain on sale of subsidiary stock........................         --     (122,660)        --
    Gain on issuance of stock by equity investees...........    (12,668)    (164,900)  (161,481)
    Loss (gain) on disposition of assets....................    (12,225)     (48,710)     6,133
    Recognized holding gain for available-for-sale
     securities.............................................     (8,048)          --         --
    Minority interests' share of earnings (losses)..........    (28,177)      14,924    (10,279)
    Foreign currency transaction losses (gains).............     (6,287)       1,761     (1,389)
    Accretion of discount on MultiThematiques Obligation....      5,751          271         --
    Other noncash charges (credits).........................      6,445       (1,259)         8
    Deferred income tax expense (benefit)...................    (71,643)      45,063    (10,949)
    Intergroup tax allocation...............................    (52,660)     (55,941)    31,909
    Changes in operating assets and liabilities, net of the
     effect of acquisitions:
      Change in receivables.................................    (13,394)      (4,147)    (9,810)
      Change in film inventory and other prepaid expenses...    (16,667)     (31,199)    (2,272)
      Change in payables and accruals.......................     34,471       42,124     (6,602)
                                                              ---------   ----------   --------
        Net cash provided (used) by operating activities....     85,855        6,898    (25,499)
                                                              ---------   ----------   --------
Cash flows from investing activities:
  Investments in and loans to affiliates and others.........   (499,685)  (1,040,896)  (393,137)
  Cash paid for acquisitions, net...........................   (108,790)    (189,752)        --
  Payment of deposit on pending acquisition.................         --           --    (20,000)
  Capital expended for property and equipment...............   (209,378)    (141,569)   (76,050)
  Cash paid to purchase minority interests..................     (4,636)     (24,735)        --
  Proceeds from repayment of loans by affiliates and
    others..................................................     21,628       12,062      1,640
  Proceeds from dispositions of assets......................    142,854       99,335         63
  Other, net................................................      3,304      (47,931)       (56)
                                                              ---------   ----------   --------
        Net cash used in investing activities...............   (654,703)  (1,333,486)  (487,540)
                                                              ---------   ----------   --------
Cash flows from financing activities:
  Issuance of debentures....................................    345,000           --         --
  TCI Note Receivable.......................................   (336,375)          --         --
  Repayments on TCI Note Receivable.........................    159,874           --         --
  Net proceeds from initial public offering.................         --      301,343         --
  Borrowings of debt........................................    191,219      314,815     12,772
  Repayments of debt........................................   (282,541)    (310,216)    (9,282)
  Repayments of capital lease obligations...................    (11,724)      (5,742)    (1,394)
  Net proceeds from issuance of common stock................      9,990           --         --
  Cash proceeds from issuance of shares by Flextech plc.....         --       74,779         --
  Payment of deferred financing costs.......................     (9,524)      (2,105)        --
  Change in cash transfers from other Groups................    457,954    1,081,757    497,285
  Contributions from minority interest owners...............      4,822           --     16,162
  Other, net................................................         --        8,707         --
                                                              ---------   ----------   --------
        Net cash provided by financing activities...........    528,695    1,463,338    515,543
                                                              ---------   ----------   --------
Effect of exchange rate changes on cash.....................      3,926       (3,142)       224
                                                              ---------   ----------   --------
        Net increase (decrease) in cash and cash
        equivalents.........................................    (36,227)     133,608      2,728
  Cash and cash equivalents:
    Beginning of year.......................................    141,754        8,146      5,418
                                                              ---------   ----------   --------
    End of year.............................................  $ 105,527      141,754      8,146
                                                              =========   ==========   ========


            See accompanying notes to combined financial statements.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994



(1) BASIS OF PRESENTATION



     On May 14, 1997, the Board of Directors of TCI (the "Board") authorized, subject to shareholder approval (the "TCI Ventures Group Stock Proposal"), the issuance of two new series of stock ("TCI Ventures Group Common Stock") which are intended to reflect the separate performance of the TCI Ventures Group.



     The TCI Ventures Group Common Stock, if issued, will be intended to reflect the separate performance of the TCI Ventures Group. The TCI Ventures Group would initially consist principally of the following assets and their related liabilities: (i) TCI's 85% equity interest (representing a 92% voting interest) in International, which is the Company's primary vehicle for the conduct of its international cable, telephony and programming businesses (other than those international programming businesses attributed to the Liberty Media Group),
(ii) TCI's principal interests in the Telephony Business, owned through its indirect wholly owned subsidiary TTS-Delaware (together with its consolidated subsidiaries, "TCI Telephony") consisting primarily of the Company's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), the Company's 30% equity interest (representing a 37% voting interest) in Teleport Communications Group Inc. ("Teleport" or "TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. (together with its consolidated subsidiaries, "WTCI"), a wholly owned subsidiary of the Company that provides long distance transport of video, voice and data traffic and other telecommunications services to telecommunications carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (iii) TCI's 40% equity interest (representing an 85% voting interest) in UVSG, which provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, (iv) TCI's 39% equity interest (representing a 72% voting interest) in At Home Corporation ("@Home"), a provider of high speed multimedia Internet services, and (v) other assets, including National Digital Television Center, Inc. ("NDTC"), a wholly owned subsidiary of the Company that provides digital compression and authorization services to programming suppliers and to video distribution outlets, ETC, an 80% owned subsidiary of the Company that develops and distributes for-profit education, training and communication services and products, and TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. (collectively, "SUMMITrak"), wholly owned subsidiaries of the Company that provide an integrated network-based information management system currently to certain of TCI's cable systems with plans to expand its service to include third parties. The stocks of International, TCG, UVSG and @Home are traded on the National Market tier of The Nasdaq Stock Market. The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships"), and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company, through TCI Telephony, has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. (Percentage equity and voting interests provided above have been rounded to the nearest whole number and calculated as of June 30, 1997, except for percentage interests in entities that are not consolidated subsidiaries which have been calculated as of March 31, 1997 and except that the percentage equity and voting interests in @Home have been adjusted to reflect the closing of its initial public offering on July 11, 1997.)


     The TCI Ventures Group would also include such other assets and liabilities of the TCI Group as the Board may in the future determine to attribute or sell to the TCI Ventures Group and such other businesses,

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



assets and liabilities as the Company or any of its subsidiaries may in the future acquire for the TCI Ventures Group, as determined by the Board. It is currently the intention of the Company that any businesses, assets and liabilities so attributed to the TCI Ventures Group in the future would not include assets and liabilities of the Company's domestic programming businesses and investments or its domestic cable operations (including its businesses which utilize its cable plant to distribute telephony and Internet services).


     The TCI Group is intended to reflect the performance of those businesses of TCI not attributed to the Liberty Media Group (which is intended to reflect the performance of TCI's business which produces and distributes programming services) and the TCI Ventures Group. Collectively, the TCI Group, the Liberty Media Group and the TCI Ventures Group are referred to as the "Groups" and individually may be referred to herein as a "Group".

     The common stockholders' equity value of TCI attributable to the TCI Ventures Group that, at any relevant time, is attributed to the TCI Group, and accordingly, not represented by outstanding TCI Ventures Group Stock is referred to as "Inter-Group Interest". Prior to the issuance of any shares of TCI Ventures Group Stock, the Inter-Group Interest of the TCI Group in the TCI Ventures Group is 100%. As any shares of TCI Ventures Group Stock are issued and distributed or sold, the TCI Group's Inter-Group Interest in the TCI Ventures Group will be reduced accordingly.

     While the TCI Ventures Group Stock constitutes common stock of TCI, issuance of the TCI Ventures Group Stock will not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt.

     Holders of Series A TCI Group and Series B TCI Group common stock ("TCI Group Stock"), Series A Liberty Media Group and Series B Liberty Media Group common stock ("Liberty Media Group Stock") and TCI Ventures Group Stock (when issued) will be common stockholders of TCI and will be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities.


     Prior to August 28, 1997, the Company will commence offers (the "Exchange Offers") to exchange shares of Series A TCI Ventures Group Common Stock and Series B TCI Ventures Group Common Stock for up to an aggregate of 188,661,300 shares of Series A TCI Group Stock and 16,266,400 shares of Series B TCI Group Stock, respectively (representing approximately 30% of the shares of each such series outstanding as of June 30, 1997, excluding shares held by majority owned subsidiaries of the Company) in the ratio of one share of the applicable series of TCI Ventures Group Common Stock in exchange for each share of the corresponding series of TCI Group Stock properly tendered. The Exchange Offers will be subject, among other conditions, to the approval by stockholders of the TCI Ventures Group Stock Proposal. If such approval is obtained and other conditions are satisfied, the Company would consummate the Exchange Offers on or about September 10, 1997.



     The aggregate number of shares of TCI Ventures Group Common Stock being offered in the Exchange Offers is intended initially to represent 100% of the common stockholders' equity value of the Company attributable to the TCI Ventures Group. Accordingly, if all of such shares were issued in the Exchange Offers, the Inter-Group Interest of the TCI Group in the TCI Ventures Group would be reduced to zero. If immediately following the consummation of the Exchange Offers the TCI Group has any remaining Inter-Group Interest in the TCI Ventures Group, the Company will extinguish such Inter-Group Interest in consideration of the attribution to the TCI Group of a preferred equity interest in the TCI Ventures Group with a face amount equal to the market value of the shares of TCI Ventures Group Common Stock not issued in the Exchange Offers (which shall be deemed to be the same, on a per share basis, as the market value of the Series A TCI Group Stock on the last trading day preceding the closing of the Exchange Offers), a dividend rate of 5% per annum and a mandatory redemption obligation on the 15th anniversary of the closing of the Exchange Offers. Accrued dividends on the preferred equity interest would accumulate and compound annually (but not be payable currently) until the fifth anniversary of the closing of the Exchange Offers.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



     In addition to the shares of TCI Ventures Group Common Stock to be issued in the Exchange Offers, shares of Series A TCI Ventures Group Common Stock are being reserved for issuance upon conversion, exercise or exchange subsequent to the closing of the Exchange Offers of certain outstanding convertible notes issued by a subsidiary of the Company and upon exercise of certain outstanding options. In lieu of a number of shares of Series A TCI Group Stock equal to 30% of the number of shares of Series A TCI Group Stock currently issuable upon exchange of such convertible notes, an equal number of shares of TCI Ventures Group Common Stock would be issued upon such exchange. Similarly, options to purchase shares of Series A TCI Group Stock that are outstanding under the Company's various stock incentive plans will be adjusted upon consummation of the Exchange Offers by dividing such options into options to purchase shares of Series A TCI Ventures Group Common Stock and options to purchase shares of Series A TCI Group Stock, with 30% of the shares originally subject to the options being allocated to the options to purchase TCI Ventures Group Common Stock and 70% of such shares being allocated to the options to purchase shares of TCI Group Stock. The terms of each of such options at the time of issuance will be the same as the terms of the option that they replace, including as to the exercise price per share and vesting schedule.


     Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among the TCI Group, the Liberty Media Group and the TCI Ventures Group for the purpose of preparing the combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group, the change in the capital structure of the Company contemplated by the TCI Ventures Group Stock Proposal will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of TCI Group Stock, Liberty Media Group Stock and TCI Ventures Group Stock will be common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.

     Financial effects arising from one Group that affect the Company's consolidated results of operations or financial condition could affect the combined results of operations or financial condition of the other Groups and the market price of the TCI Group Stock, the Liberty Media Group Stock and the TCI Ventures Group Stock. In addition, any net losses of any Group, dividends or distributions on, or repurchases of, the TCI Group Stock, the Liberty Media Group Stock or the TCI Ventures Group Stock, and dividends on, or certain repurchases of, preferred stock, will reduce funds of the Company legally available for the payment of dividends on the TCI Group Stock, the Liberty Media Group Stock and the TCI Ventures Group Stock. The combined financial statements of the TCI Group, the Liberty Media Group and the TCI Ventures Group should be read in conjunction with the consolidated financial statements of the Company.


     Dividends on the TCI Ventures Group Stock will be payable at the sole discretion of the Board out of the lesser of the assets of TCI legally available for dividends or the available dividend amount with respect to TCI Ventures Group, as defined. Determinations to pay dividends on TCI Ventures Group Stock are based primarily upon the financial condition, results of operations and business requirements of TCI Ventures Group and TCI as a whole.



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Cash and Cash Equivalents

     TCI Ventures Group considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

  Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1996 and 1995 was not material.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


  Investments

     For those investments in affiliates in which the TCI Ventures Group's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the TCI Ventures Group's share of the net earnings or losses of affiliates as they occur rather than as dividends or other distributions are received. The TCI Ventures Group's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

     Investments in debt securities and marketable equity securities in which the TCI Ventures Group's voting interest is less than 20% are classified as available-for-sale and are carried at fair value. Any unrealized holding gains and losses (net of the related deferred income tax effect) are carried as a separate component of combined equity. Any unrealized holding losses which are deemed to be other than temporary are charged to operations. Other investments in which the TCI Ventures Group's ownership interest is less than 20% are generally carried at cost.

     Changes in the TCI Ventures Group's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity by such subsidiary or equity method investee, are generally recognized as gains or losses in the TCI Ventures Group's statements of operations.

  Film Inventory

     Film inventory includes exhibition and other exploitation rights acquired under license agreements or through production and output agreements. Such rights, along with the related obligation, are recorded at the face amount of the contract at the time the programming becomes available.


     Film inventory is carried at the lower of unamortized cost or net realizable value. Exhibition rights are amortized on a straight-line basis over the available runs in the contract period. Other exploitation rights are amortized based on the percentage that current year revenues bear to estimated future revenues on a program-by-program basis. Estimates of future revenues are periodically reviewed by management and revised when warranted by changing conditions, such as changes in the distribution marketplace or changes in the expected usage of a program.


  Long-Lived Assets


     (a) PROPERTY AND EQUIPMENT


     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Equipment acquired under capital leases are stated at the present value of minimum lease payments, not to exceed the fair value of the leased asset. Construction and initial subscriber installation costs, including interest during construction, material, labor and applicable overhead, are capitalized. Interest capitalized during 1996, 1995 and 1994 was not material.


     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 20 years for distribution systems (3 to 5 years for converters and in-home wiring and 10 to 20 years for the remaining components of the distribution system) and 3 to 40 years for support equipment and buildings (3 to 5 years for support equipment and 10 to 40 years for buildings and improvements). Equipment held under capital leases are depreciated on a straightline basis over the shorter of the lease term or estimated useful life of the asset.


     Repairs and maintenance are charged to operations, and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of cable property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains and losses relating to cable are only recognized in connection with sales of properties in their entirety. Gains and losses relating to all other assets are recognized at the time of disposal.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



     (b) FRANCHISE COSTS AND OTHER INTANGIBLE ASSETS


     Franchise costs and other intangible assets generally include the difference between the cost of acquiring cable, telephony and programming companies and amounts allocated to their tangible assets. Such amounts are amortized on a straight-line basis over their useful lives (10 to 40 years).


     In March of 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("Statement No. 121"), effective for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The TCI Ventures Group adopted Statement No. 121 effective January 1, 1996. Such adoption did not have a significant effect on the financial position or results of operations of the TCI Ventures Group. In accordance with Statement No. 121, the TCI Ventures Group periodically reviews the carrying amount of its long-lived assets, franchise costs and certain other assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. The TCI Ventures Group considers historical and expected future net operating losses to be its primary indicators of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets ("Assets"). The TCI Ventures Group deems Assets to be impaired if the TCI Ventures Group is unable to recover the carrying value of its Assets over their expected remaining useful life through a forecast of undiscounted future operating cash flows directly related to the Assets. If Assets are deemed to be impaired, the loss is measured as the amount by which the carrying amount of the Assets exceeds their fair values. The TCI Ventures Group generally measures fair value by considering sales prices for similar assets or by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.


  Foreign Currency Translation


     The functional currency of TCI Ventures Group is the United States ("U.S.") dollar. The functional currency of the TCI Ventures Group's foreign operations generally is the applicable local currency for each foreign subsidiary and foreign equity method investee. In this regard, the functional currency of Cablevision S.A. and certain affiliated companies ("Cablevision"), Flextech p.1.c. ("Flextech") and the multi-channel video and telecommunications distribution business in Puerto Rico (the "Consolidated Puerto Rico Entities") is the Argentine peso, the United Kingdom ("UK") pound sterling ("L" or "pounds") and the U.S. dollar, respectively. All amounts presented herein with respect to Cablevision are stated in U.S. dollars because the Argentine government has maintained an exchange rate of one U.S. dollar to one Argentine peso since April of 1991. However, no assurance can be given that the Argentine government will maintain such an exchange rate in future periods. Assets and liabilities of foreign subsidiaries and foreign equity investees are translated at the spot rate in effect at the applicable reporting date, and the combined statements of operations and the TCI Ventures Group's share of the results of operations of its foreign equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a separate component of combined equity.


     Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the combined statements of operations as unrealized (based on the applicable period end translation) or realized upon settlement of the transactions.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Cash flows from the TCI Ventures Group's consolidated foreign subsidiaries are calculated in their functional currencies. The effect of exchange rate changes on cash balances held in foreign currencies is reported as a separate line item in the accompanying statements of cash flows.

  Foreign Currency Derivatives

     From time to time, the TCI Ventures Group uses certain derivative financial instruments to manage its foreign currency risks. Amounts receivable or payable pursuant to derivative financial instruments that qualify as hedges of existing assets, liabilities and firm commitments are deferred and reflected as an adjustment of the carrying amount of the hedged item. Market value changes in all other derivative financial instruments are recognized currently in the combined statements of operations. At December 31, 1996 and 1995, the TCI Ventures Group had no material deferred hedging gains or losses.

  Proforma Loss Per Common Share


     Pro forma loss attributable to common shareholders for the year ended December 31, 1996 assumes, solely for the purpose of this calculation, that the Exchange Offers were consummated prior to January 1, 1996 and that, the Exchange Offers were fully subscribed.


  Stock Based Compensation

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement No. 123") was issued by the FASB in October 1995. Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As allowed by Statement No. 123, the TCI Ventures Group continues to account for stock-based employee compensation pursuant to Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25"). For the year ending December 31, 1996, the TCI Ventures Group estimates that compensation expense would not be materially different under Statement No. 123.


  Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


(3) SUPPLEMENTAL DISCLOSURES TO STATEMENTS OF CASH FLOWS


     Cash paid for interest was $36.3 million, $38.0 million and $12.7 million for years ended December 31, 1996, 1995 and 1994, respectively. Cash paid for income taxes was $12.5 million during the year ended December 31, 1996 and was not material during the years ended December 31, 1995 and 1994.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     The net cash paid by the TCI Ventures Group for acquisitions is as follows (amounts in thousands):


                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1996         1995       1994
                                                     ---------    --------    -------
Fair value of assets acquired......................  $ 632,768     589,193     92,536
Issuance of notes payable..........................    (51,727)    (86,755)        --
Liabilities assumed (including deferred income tax
  liabilities of $36.6 million and $177.7 million
  in 1996 and 1995, respectively), net of current
  assets...........................................   (151,273)   (310,022)   (33,857)
Historical cost of contributed net assets..........         --          --    (40,017)
Increase in minority interests in equity of
  subsidiaries due to issuance of shares by
  Flextech.........................................    (43,223)         --         --
Minority interest in equity of acquired entity.....    (81,751)     (2,664)   (18,662)
Increase in combined equity resulting from
  preferred stock issued in acquisition............   (196,004)         --         --
                                                     ---------    --------    -------
  Cash paid for acquisitions.......................  $ 108,790     189,752         --
                                                     =========    ========    =======
Property and equipment purchased under capital
  leases...........................................  $  63,656      77,076     34,058
                                                     =========    ========    =======



(4) FLEXTECH TRANSACTIONS


     On February 2, 1994, the TCI Ventures Group contributed its 100% ownership interests in Flextech Television Limited ("FTV") and Bravo Classic Movies Limited ("Bravo Ltd."), together with its equity method investments in UK Gold Television Limited ("UKGL"), UK Living Limited ("UKLL") and Starstream Limited ("Starstream") (collectively, the "International UK Programming Assets") to Flextech in exchange for 60.4% of Flextech's issued and outstanding ordinary shares.

     The TCI Ventures Group owned, at December 31, 1996, 56,340,598 Flextech Ordinary Shares representing 46.5% of the issued and outstanding Flextech share capital and 50.9% of the aggregate voting interests attributable to such Flextech share capital.


     On June 5, 1995, Flextech completed the sale of newly issued Flextech Ordinary Shares and newly issued convertible non-preference shares ("Flextech Non-Preference Shares") to subsidiaries of Hallmark Cards Incorporated ("Hallmark") (the "Hallmark Subscription") and U S WEST, Inc. ("U S WEST") (the "U S WEST Subscription") in exchange for L48.4 million ($77.2 million using the applicable exchange rate) in cash and convertible redeemable preferred shares of Thomson Directories Limited, respectively. The Hallmark Subscription and the U S WEST Subscription are collectively referred to herein as the "Flextech Transactions."


     In connection with the Flextech Transactions, the TCI Ventures Group recorded a $50.9 million increase to combined equity and a $93.2 million increase to minority interests in equity of subsidiaries. No gain was recognized due primarily to the existence of the TCI Ventures Group's contingent obligations to purchase Flextech Non-Preference Shares and/or Flextech Ordinary Shares from U S WEST (UK) and Hallmark.


     On April 22, 1996, Flextech acquired from International Family Entertainment, Inc. ("IFE") (i) the 61% ownership interest in Maidstone Broadcasting ("Maidstone"), which Flextech did not already own and (ii) a 100% ownership interest in TVS Television Limited. Excluding liabilities assumed, the total consideration paid by Flextech to acquire such ownership interests was L31.4 million ($47.8 million using the applicable exchange rate), of which L3.0 million ($4.5 million using the applicable exchange rate) was paid in cash and the remaining balance was satisfied by Flextech's issuance of convertible non-preference shares (the "IFE Consideration Shares"). In connection with the above-described transactions (collectively, the "IFE Acquisitions"), the TCI Ventures Group granted to IFE the right to put the IFE Consideration Shares to the TCI

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



Ventures Group under certain circumstances. Due primarily to the TCI Ventures Group's contingent purchase obligations under the above-described put option, the TCI Ventures Group recognized no gain in connection with the dilution of the TCI Ventures Group's ownership interest in Flextech that resulted from the issuance of the IFE Consideration Shares. Accordingly, the full value ascribed to the IFE Consideration Shares has been reflected as an increase to minority interests in equity of subsidiaries as set forth in the accompanying December 31, 1996 combined balance sheet. In connection with the BBC Joint Ventures, as defined below, and certain related transactions, all of the IFE Consideration Shares were converted into Flextech Ordinary Shares thereby eliminating the TCI Ventures Group's put obligation with respect to such shares.


     In January 1997, the TCI Ventures Group reduced its voting interest in Flextech to 50% by issuing to a nominee an irrevocable proxy (the "Proxy") to vote 960,850 Flextech Ordinary Shares at any shareholder meeting to be held through December 31, 1997. In April 1997, Flextech and BBC Worldwide Limited ("BBC Worldwide") formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of TCI Ventures Group's ownership interest in Flextech to 35.9% and the issuance to the TCI Ventures Group by Flextech of a special voting share (the "Special Voting Share"). The Special Voting Share when combined with TCI Ventures Group's other share capital in Flextech, allows TCI Ventures Group to cast 50% of the votes on most matters brought to the shareholders of Flextech for vote. So long as the Proxy remains outstanding, TCI Ventures Group's 50% voting interest will be reduced by the 960,850 votes represented by the Proxy. The Special Voting Share will terminate upon the occurrence of the earlier of (i) the third anniversary of issuance or (ii) any transfer of Flextech shares by the TCI Ventures Group outside a specified affiliated group. In light of the TCI Ventures Group's decreased voting interest in Flextech, the TCI Ventures Group, effective January 1, 1997, ceased to consolidate Flextech and began to account for Flextech using the equity method of accounting.


     In connection with the Flextech Combination, the TCI Ventures Group purchased L9.4 million ($14.2 million using the applicable exchange rate) of certain unsecured convertible debt of Flextech (the "Flextech Convertible Debt"). The Flextech Convertible Debt may be converted into Flextech ordinary shares ("Flextech Ordinary Shares") at the rate of L3.00 ($5.14) per Flextech Ordinary Share for a period of 180 days commencing in September 1997. The conversion of such debt, however, would not increase the TCI Ventures Group's voting interest attributable to Flextech share capital so long as the Proxy remains outstanding.


     In April 1997, (i) Flextech and BBC Worldwide formed the two BBC Joint Ventures and (ii) Flextech acquired from the other shareholders of UKLL and UKGL all of the share capital in those two companies not already owned by Flextech and the TCI Ventures Group through the issuance of new Flextech Ordinary Shares.

     Flextech's outstanding Flextech Non-Preference Shares had been issued in connection with previous acquisition transactions by Flextech due to the TCI Ventures Group's requirement that it maintain specified voting interests in Flextech. With the issuance of the Special Voting Share, the purpose for the Flextech Non-Preference Shares was eliminated. Accordingly, and in order to simplify the capital structure of Flextech, upon the issuance of the Special Voting Share, the Flextech Non-Preference Shares were converted into Flextech Ordinary Shares. Immediately following such conversion, and the issuance of additional Flextech Ordinary Shares in connection with the UKGL and UKLL transactions described above, (i) the TCI Ventures Group's interest in the equity share capital of Flextech was 35.9% and (ii) the TCI Ventures Group's voting interest was 50%.


     Flextech has undertaken to finance the working capital requirements of one of the BBC Joint Ventures (the "Principal Joint Venture"). Flextech has also agreed to make available to the other BBC Joint Venture (the "Second Joint Venture"), if required, funding of up to L10 million ($16 million). If Flextech defaults in

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that the TCI Ventures Group assume all of Flextech's funding obligations to the Principal Joint Venture (the "Standby Commitment"). In addition to Flextech's April 1997 purchase of L22 million ($36 million) of ordinary shares in the Principal Joint Venture, Flextech is obligated to provide the Principal Joint Venture with a primary credit facility of L88 million ($144 million) and, subject to certain restrictions, a standby credit facility of L30 million ($49 million).



     If BBC Worldwide requires the TCI Ventures Group to perform Flextech's funding obligations pursuant to the Standby Commitment, then the TCI Ventures Group will acquire Flextech's entire equity interest in the Principal Joint Venture for L1.00, and will replace Flextech's directors on the board of the Principal Joint Venture with representatives of the TCI Ventures Group. Flextech will pay commitment and standby fees to the TCI Ventures Group for its undertaking under the Standby Commitment. If Flextech repays to the TCI Ventures Group all loans it makes to the Principal Joint Venture (plus interest at International's marginal cost of funds plus 2% per annum) within 180 days after the TCI Ventures Group first becomes obligated to perform Flextech's financial obligations, it may reacquire its interest in the Principal Joint Venture for L1.00. The TCI Ventures Group may also, within the same period, require Flextech to reacquire its interest on the same terms. The Standby Commitment will terminate on the earliest of (i) the date on which Flextech has met all of its required financial obligations to the Principal Joint Venture under the primary and standby credit facilities, or (ii) the date on which Flextech delivers a bank guarantee of all of its funding obligations to the Principal Joint Venture.


     So long as the TCI Ventures Group is contingently obligated under the Standby Commitment, it has been agreed that (i) Flextech will not sell any of its direct or indirect interests in the Principal Joint Venture, (ii) Flextech will not conduct its business in such a way as is likely to cause it to be in material breach of any material contracts or to have insufficient working capital to meet its funding obligation to the Principal Joint Venture, and (iii) Flextech will use its available resources to subscribe for any outstanding loan stock of the Principal Joint Venture, if and to the extent required by TCI Ventures Group at any time after December 31, 2011.


(5) ACQUISITIONS


  (a) OCC Acquisition

     On October 1, 1996, Cablevision S.A. ("Cablevision") acquired 99.99% of the issued and outstanding capital stock of Oeste Cable Color S.A. ("OCC"), a cable television operation, for a purchase price of $112.2 million (the "OCC Acquisition"). Cash consideration of $43.7 million was paid at closing and an additional cash payment of $22.1 million was paid on December 1, 1996. The remaining purchase price was satisfied by Cablevision's issuance of $46.4 million principal amount of secured negotiable promissory notes (the "OCC Notes"). The OCC Acquisition has been accounted for by the purchase method. Accordingly, the results of operations of OCC have been consolidated with those of the TCI Ventures Group since the date of acquisition and the TCI Ventures Group recorded OCC's assets and liabilities at fair value.

  (b) UVSG Merger

     On January 25, 1996, the stockholders of UVSG adopted the Agreement and Plan of Merger dated as of July 10, 1995, as amended (the "UVSG Merger Agreement"), among UVSG, TCI and TCI Merger Sub, Inc. ("Merger Sub"), pursuant to which Merger Sub was merged into UVSG, with UVSG as the surviving corporation (the "UVSG Merger"). TCI Ventures Group acquired 12,373,294 shares of UVSG Class B common stock and 2,145,466 shares of UVSG Class A common stock, together representing approximately 40% of the issued and outstanding common stock of UVSG and approximately 86% of the total voting power of UVSG common stock immediately after the UVSG Merger, resulting in UVSG becoming a majority-

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


controlled subsidiary of TCI Ventures Group. The UVSG Merger has been accounted for by the purchase method. Accordingly, the results of operations of UVSG have been consolidated with those of the TCI Ventures Group since the date of acquisition and the TCI Ventures Group recorded UVSG's assets and liabilities at fair value.

  (c) Satellite Joint Venture

     On August 9, 1996, the TCI Ventures Group and Liberty Media Group executed an amended and restated agreement under which UVSG and Liberty Media Group contributed their retail C-band home satellite dish business' assets, obligations and operations, effective April 1, 1996, to Superstar/Netlink Group LLC, a new entity owned 50% each by TCI Ventures Group and Liberty Media Group (the "Satellite Joint Venture"). The combination was accounted for as a merger of businesses under common control, whereby the assets and obligations of both UVSG and Liberty Media Group which were contributed to the venture were reflected at their historical cost. The operations of the Satellite Joint Venture have been consolidated, effective April 1, 1996, with the operating results of the TCI Ventures Group.


     Assets contributed by Liberty Media Group to the Satellite Joint Venture totaled $14.7 million and consisted primarily of $14.3 million of accounts receivable. These assets were subject to liabilities of $64.0 million, consisting of $50.9 million of customer prepayments and $13.1 million of accounts payable and accrued liabilities and resulted in Liberty Media Group contributing net liabilities to the venture. UVSG contributed net liabilities in the same amount to the venture. UVSG has classified the capital deficit of Liberty Media Group in the venture as a reduction to combined equity.


     Unaudited pro forma summarized operating results of the TCI Ventures Group assuming the OCC Acquisition, IFE Acquisitions, the UVSG Merger and the Satellite Joint Venture had been, in each case, consummated on January 1, 1995, are as follows (amounts in thousands):


                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                  1996          1995
                                                              ------------    ---------
Revenue.....................................................    $1,017,447      763,001
                                                                ==========      =======
Net earnings (loss).........................................    $ (259,359)      66,679
                                                                ==========      =======


     The foregoing unaudited pro forma information is based upon historical results of operations and is not necessarily indicative of the results that would have been obtained had the OCC Acquisition, IFE Acquisitions, the UVSG Merger and the Satellite Joint Venture actually occurred on January 1, 1995.

     On April 25, 1995, the TCI Ventures Group acquired a 51% ownership interest in Cablevision for an adjusted purchase price of $282.0 million, before liabilities assumed (the "Cablevision Acquisition"). The purchase price was paid with cash consideration of $195.2 million (including a previously paid $20 million deposit) and the TCI Ventures Group's issuance of $86.8 million principal amount of secured negotiable promissory notes payable (the "Cablevision Notes") to the selling shareholders. The Cablevision Acquisition has been accounted for by the purchase method. Accordingly, the results of operations of Cablevision have been consolidated with those of the TCI Ventures Group since the date of acquisition and the TCI Ventures Group recorded Cablevision's assets and liabilities at fair value.

     None of Cablevision's $65.0 million of net liabilities at the April 25, 1995 acquisition date, and none of Cablevision's post-acquisition operating results have been allocated to Cablevision's 49% minority interest because (i) the minority interest has no obligation to provide any funding to Cablevision and (ii) the minority interest continued to have a negative historical cost basis in Cablevision's net assets at December 31, 1996. To the extent that Cablevision's post-acquisition net earnings (exclusive of the effects of purchase accounting) cause the minority interest's historical cost basis in Cablevision's net assets to become positive, the TCI Ventures Group would begin to allocate 49% of such net earnings to the minority interest. If the minority

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


interest's historical cost basis had been positive for the periods ended December 31, 1996 and 1995, the TCI Ventures Group would have allocated $15.9 million and $11.7 million, respectively, of Cablevision's net earnings (exclusive of the effects of purchase accounting) to the minority interest.


(6) DISPOSITION



     On October 17, 1995, IVS Cable Holdings Limited ("IVS"), a consolidated subsidiary of Flextech, completed the sale of a group of cable television subsidiaries to an unaffiliated third party for aggregate cash proceeds of L62.6 million ($98.9 million using the applicable exchange rate) (the "IVS Subsidiary Sale"). Flextech, which, at the time, indirectly owned 91.7% of IVS, received L59.3 million ($93.7 million using the applicable exchange rate) of the cash proceeds from the IVS Subsidiary Sale.



(7) SALE OF SUBSIDIARY STOCK


     On July 18, 1995, International completed an initial public offering (the "IPO") in which it sold 20 million shares of International Series A common stock to the public for consideration of $16.00 per share aggregating $320 million, before deducting related expenses (approximately $19 million). The shares sold to the public represented 17% of International's total issued and outstanding common stock. As a result of the IPO, the TCI Ventures Group recognized a gain amounting to $123 million.


(8) INVESTMENT IN TELEWEST


     From December 18, 1991 through November 22, 1994, the TCI Ventures Group and certain affiliates of U S WEST, Inc. (the "U S WEST Affiliates") each held a 50% ownership interest in the TCI/U S WEST Cable Communications Group (the "Telewest UK Joint Venture").

     On November 22, 1994, the TCI Ventures Group and the U S WEST UK Affiliates each entered into a series of transactions that resulted in the conversion of their respective 50% ownership interests in the Telewest UK Joint Venture into 302,250,000 ordinary shares and 76,500,000 convertible preference shares of Telewest's predecessor ("Old Telewest") (the "Old Telewest Exchange"). In connection with the Old Telewest Exchange, the TCI Ventures Group and the U S WEST Affiliates entered into an agreement to vote their shares together in such a manner as may be mutually agreed, or in the absence of such agreement, to vote their shares together in such a manner that would be most likely to continue the status quo, without materially increasing Old Telewest's financial obligations, or materially deviating from its approved business plan.


     Following the completion of the Old Telewest Exchange, Old Telewest conducted an initial public offering on November 30, 1994 in which it sold 243,740,000 ordinary shares for aggregate net proceeds of approximately L401.3 million ($627.8 million using the applicable exchange rate) (the "Old Telewest IPO"). Upon completion of the Old Telewest Exchange and the Old Telewest IPO, TCI and the U S WEST Affiliates each indirectly held approximately 36% of the ordinary shares (assuming no conversion of the convertible preference shares) and approximately 38% of the total outstanding ordinary and convertible preference shares of Old Telewest. As a result of the Old Telewest IPO, and the associated dilution of the TCI Ventures Group's ownership interest in Old Telewest, the TCI Ventures Group recognized a $161.5 million non-cash gain (before deducting the related tax expense of $56.5 million) during 1994.


     During the second quarter of 1995, the Old Telewest shares owned by the TCI Ventures Group and the U S WEST Affiliates were contributed to TW Holdings, L.L.C. ("TW Holdings"), an entity in which the TCI Ventures Group and the U S WEST Affiliates each hold an indirect 50% ownership interest.

     On October 3, 1995, the merger of Old Telewest and SBC CableComms (UK) ("SBCC") was consummated whereby a new entity, Telewest (formerly Telewest plc), acquired all of the outstanding share capital of Old Telewest and SBCC (the "SBCC Transaction"). The SBCC Transaction effectively resulted in the conversion of the TCI Ventures Group's 37.8% indirect ownership interest in Old Telewest into a 26.8% indirect ownership interest in Telewest. As a result of the SBCC Transaction, and the associated dilution of

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


the TCI Ventures Group's ownership interest in Telewest, the TCI Ventures Group recognized a non-cash gain of $164.9 million (before deducting estimated deferred income taxes of $57.7 million) during the fourth quarter of 1995. In connection with the SBCC Transaction, Telewest received $1.2 billion of net cash proceeds from the issuance of U.S. dollar denominated senior debentures having an aggregate principal amount of $1.8 billion at maturity (the "Telewest Debentures"). As a result of Telewest's issuance of the Telewest Debentures, changes in the exchange rate used to translate the U.S. dollar into the UK pound sterling will cause Telewest to experience realized and unrealized foreign currency transaction gains and losses throughout the term of the Telewest Debentures, which mature in 2006 and 2007, if not redeemed earlier. During the year ended December 31, 1996 and the period in 1995 following the issuance of the Telewest Debentures, Telewest experienced unrealized foreign currency transaction gains (losses) of $1.7 million and $(23.0 million) respectively, with respect to the Telewest Debentures.

     At December 31, 1996, the TCI Ventures Group indirectly owned through TW Holdings, 132,638,250 or 26.7% of Telewest's convertible preference shares, 246,111,750 or 26.5% (assuming no conversion of the Telewest convertible preference shares) of Telewest's ordinary shares, and 26.6% of Telewest's aggregate convertible preference and ordinary share capital. The rights and privileges of Telewest's convertible preference shares are similar to those of the Telewest ordinary shares except that the Telewest convertible preference shares may only be voted upon resolutions involving the winding up of Telewest or resolutions involving any modification of the rights or privileges of the Telewest convertible preference shares. In accordance with the requirements of the London Stock Exchange, the Telewest convertible preference shares are convertible into Telewest ordinary shares on a one-for-one basis only to the extent that, following conversion, at least 25% of the Telewest ordinary shares remain publicly held. In connection with the formation of TW Holdings, the TCI Ventures Group and the U S WEST Affiliates entered into certain agreements which contain provisions regarding, among other matters, the voting and disposition of the Telewest ordinary and convertible preference shares, which shares represent the only assets of TW Holdings.


     On December 31, 1996, the reported closing price on the London Stock Exchange of the Telewest ordinary shares was L1.24 per share ($2.12 per share).



     Unless the context indicates otherwise, references herein to "Telewest" include Telewest and its predecessor entities (Old Telewest and the Telewest UK Joint Venture).


     The functional currency of Telewest is the UK pound sterling. The average exchange rate used to translate the TCI Ventures Group's share of Telewest's operating results from UK pounds to U.S. dollars was 1.5718 to 1, 1.5799 to 1 and 1.5393 to 1 during the years ended December 31, 1996, 1995 and 1994, respectively. The spot rate used to translate the TCI Ventures Group's share of Telewest's net assets from UK pounds to U.S. dollars was 1.7125 to 1 and 1.5530 to 1 at December 31, 1996 and 1995, respectively.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Summarized financial information for Telewest is as follows:


                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------    ---------
                                                               AMOUNTS IN THOUSANDS
Consolidated Financial Position
  Cash and receivables, net.................................  $  241,117      797,618
  Investments...............................................     162,816      157,426
  Property and equipment, net...............................   2,478,030    1,652,094
  Franchise costs and other assets, net.....................     956,910      948,797
                                                              ----------    ---------
     Total assets...........................................  $3,838,873    3,555,935
                                                              ==========    =========
  Debt......................................................  $1,505,713    1,277,465
  Other liabilities.........................................     499,635      224,242
  Shareholders' equity......................................   1,833,525    2,054,228
                                                              ----------    ---------
     Total liabilities and equity...........................  $3,838,873    3,555,935
                                                              ==========    =========



                                                        YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1996         1995        1994
                                                    ---------    --------    --------
                                                          AMOUNTS IN THOUSANDS
Consolidated Operations
  Revenue.........................................  $ 455,923     228,744     110,871
  Operating, selling, general and administrative
     expenses.....................................   (454,458)   (264,014)   (139,504)
  Depreciation and amortization...................   (245,566)   (107,233)    (49,484)
                                                    ---------    --------    --------
          Operating loss..........................   (244,101)   (142,503)    (78,117)
  Interest expense................................   (164,757)    (42,101)    (15,499)
  Interest income.................................     26,163      24,718       3,527
  Share of losses of affiliates...................    (25,076)    (20,186)    (13,032)
  Foreign exchange gain (loss)....................      1,670     (23,029)        (32)
  Other, net (including realized loss on interest
     rate swap of $13,601,000 in 1995 and
     extraordinary gain of $11,217,000 in 1994)...        242     (14,184)     13,797
                                                    ---------    --------    --------
          Net loss................................  $(405,859)   (217,285)    (89,356)
                                                    =========    ========    ========

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



(9) INVESTMENTS IN THE PCS VENTURES


     Summarized financial information for the PCS Ventures, accounted for under the equity method, is as follows:


                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------    ---------
                                                               AMOUNTS IN THOUSANDS
Combined Financial Position
  Cash......................................................  $   14,427        1,149
  Investments and related receivables.......................   2,611,088    2,296,130
  Other assets, net.........................................   2,028,530       31,972
                                                              ----------    ---------
          Total assets......................................  $4,654,045    2,329,251
                                                              ==========    =========
  Debt......................................................  $  686,192           --
  Other liabilities.........................................   1,407,929       53,436
  Owners' equity............................................   2,559,924    2,275,815
                                                              ----------    ---------
          Total liabilities and equity......................  $4,654,045    2,329,251
                                                              ==========    =========



                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1996         1995       1994
                                                      ---------    --------    ------
                                                           AMOUNTS IN THOUSANDS
Combined Operations
  Revenue...........................................  $  12,647          --        --
  Operating expenses................................   (354,593)    (66,720)   (3,295)
  Depreciation and amortization.....................    (11,297)       (211)      (38)
                                                      ---------    --------    ------
          Operating loss............................   (353,243)    (66,931)   (3,333)
  Other, net........................................    (91,327)    (45,749)       24
                                                      ---------    --------    ------
          Net loss..................................  $(444,570)   (112,680)   (3,309)
                                                      =========    ========    ======


     TCI Ventures Group is a partner in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide, using the "Sprint" brand. The PCS Ventures include Sprint Spectrum Holding Company, L.P. ("Sprint Spectrum") and MinorCo, L.P. (collectively, the "Sprint PCS Partnerships") and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation, Comcast Corporation, Cox Communications, Inc. and the TCI Ventures Group. The partners of PhillieCo are subsidiaries of Sprint, Cox and the TCI Ventures Group.


     From inception through March 1997, the four partners have contributed approximately $3.0 billion to the Sprint PCS Partnerships (of which the TCI Ventures Group contributed an aggregate of approximately $0.9 billion). The remaining capital that the Sprint PCS Partnerships will require to fund the construction of the PCS systems and the commitments made to APC and Cox-California will be substantial. The partners had agreed in forming the Sprint PCS Partnerships to contribute up to an aggregate of approximately $4.2 billion of equity thereto, from inception through fiscal 1999, subject to certain requirements. The TCI Ventures Group expects that the remaining approximately $1.2 billion of such amount (of which the TCI Ventures Group's share is approximately $0.4 billion) will be contributed by the end of the second quarter of 1998 (although there can be no assurance that any additional capital will be contributed). The TCI Ventures Group expects that the Sprint PCS Partnerships will require additional equity thereafter.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Pursuant to an agreement entered into in connection with certain financings by Sprint Spectrum, under certain circumstances the partners in Sprint Spectrum may be required to make additional contributions to Sprint Spectrum to fund projected cash shortfalls to the extent that the amount of the partners' aggregate contributions to Sprint Spectrum (exclusive of certain amounts, including amounts invested in certain affiliates of Sprint Spectrum), following December 31, 1995 are less than $1.0 billion; however, based on the currently expected timing and use of the partners' contributions to Sprint Spectrum, the TCI Ventures Group currently believes that such agreement will not result in the TCI Ventures Group's being required to make any incremental capital contributions in addition to its pro rata portion of the aforementioned $4.2 billion amount.


(10) INVESTMENT IN TELEPORT


     Teleport is a competitive local exchange carrier which provides integrated local telecommunications services in major metropolitan markets nationwide. TCG's customers are principally telecommunications intensive businesses, long distance carriers and resellers of wireless communications companies.

     During 1992, the TCI Ventures Group acquired a 30% ownership interest in Teleport. Subsequent to the acquisition, the TCI Ventures Group advanced funds to Teleport in the form of notes receivable. Such notes receivable bore interest at a variable rate and amounted to (including accrued interest) $87,511,000 and $61,372,000 at December 31, 1995 and 1994, respectively. In conjunction with the Reorganization (as defined below), $57.8 million of such receivables were converted to equity of Teleport. The remaining note receivable of $26 million was exchanged for a new note which bears interest at 7.5% and is due in 2001.

     Also during 1992, Teleport, with Cox, Comcast and Continental Cablevision ("Continental"), (collectively the "Cable Stockholders"), formed TCG Partners to invest, with Teleport, the Cable Stockholders and other cable operators, in 14 partnerships (the "Local Market Partnership") to develop and operate local telecommunications networks.

     The TCI Ventures Group's investment in Teleport is accounted for under the equity method of accounting.


     Summarized financial information for Teleport, accounted for under the equity method, is as follows:



                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------    ---------
                                                               AMOUNTS IN THOUSANDS
Combined Financial Position
  Cash......................................................  $  277,540       32,835
  Investments and related receivables.......................     124,891       99,299
  Other assets, net.........................................   1,655,054      931,297
                                                              ----------    ---------
          Total assets......................................  $2,057,485    1,063,431
                                                              ==========    =========
  Debt......................................................  $  985,567      356,500
  Other liabilities.........................................     275,048      236,421
  Minority interest.........................................          --        4,409
  Owners' equity............................................     796,870      466,101
                                                              ----------    ---------
          Total liabilities and equity......................  $2,057,485    1,063,431
                                                              ==========    =========

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



                                                        YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1996         1995        1994
                                                    ---------    --------    --------
                                                          AMOUNTS IN THOUSANDS
Combined Operations
  Revenue.........................................  $ 267,669     216,445     144,426
  Operating expenses..............................   (242,615)   (215,861)   (160,233)
  Depreciation and amortization...................    (78,416)    (61,482)    (30,149)
                                                    ---------    --------    --------
          Operating loss..........................    (53,362)    (60,898)    (45,956)
  Interest expense................................    (73,633)    (28,953)     (9,862)
  Other, net......................................     12,146     (12,819)     (7,182)
                                                    ---------    --------    --------
          Net loss................................  $(114,849)   (102,670)    (63,000)
                                                    =========    ========    ========


     In June 1996, Teleport and the Cable Stockholders agreed to simplify the Teleport capital structure by consolidating the ownership of TCG Partners and the Local Market Partnerships as wholly owned subsidiaries of Teleport. As part of this process, certain of the other cable operators agreed to exchange their interests in the Local Market Partnerships with Teleport directly or through a Cable Stockholder for Teleport common stock.

     Teleport and the Cable Stockholders entered into a reorganization agreement pursuant to which Teleport, TCG Partners and the Local Market Partnerships were reorganized (the "Reorganization"). The principal transactions comprising the Reorganization include:

          The acquisition by Teleport of TCG Partners in exchange for Teleport Class B common stock issued to the Cable Stockholders.


          The acquisition by Teleport of all interests in 12 of the 14 Local Market Partnerships in exchange for Teleport Class B common stock issued to the Cable Stockholders and Teleport Class A common stock issued to other cable operators.


          The contribution to Teleport of $269 million in aggregate principal amount of indebtedness, plus accrued interest from May 1995, owed by Teleport to the Cable Stockholders (except that the TCI Ventures Group retained a $26 million subordinated note due from Teleport) in exchange for Teleport Class B common stock issued to the Cable Stockholders.

     Teleport conducted an initial public offering (the "Teleport IPO") on July 2, 1996 in which it sold 27,025,000 shares of Class A common stock at $16.00 per share to the public for aggregate net proceeds of approximately $410,000,000. As a result of the Teleport IPO, the TCI Ventures Group's ownership interest in Teleport was reduced from approximately 35% to approximately 31%. Accordingly, the TCI Venture Group recognized a gain amounting to $12 million (before deducting deferred income tax expense of approximately $5 million).

     In consideration of the transfer by each of the Cable Stockholders of its respective interests in TCG Partners and the Local Market Partnerships and the contribution to Teleport of the indebtedness described above, Teleport issued immediately prior to the Teleport IPO approximately 69 million additional shares of Class B common stock to the Cable Stockholders.

     The issuance of shares received by the TCI Ventures Group in the Reorganization assumed that subsequent to the Teleport IPO, the TCI Ventures Group would contribute its partnership interests in TCG San Francisco and TCG Seattle to Teleport. The transfer of such interests occurred in the fourth quarter of 1996.

     Additionally as part of the Reorganization, the TCI Ventures Group was issued 638,862 shares of Teleport Class A common stock in consideration for the transfer to Teleport of the partnership interest which

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



the TCI Ventures Group acquired from MicroNet, Inc. in TCG San Francisco. The TCI Ventures Group also has acquired a 4.2% interest in TCG San Francisco from InterMedia Partners. The TCI Ventures Group was issued 372,666 shares of Teleport Class A common stock for the transfer to Teleport of such acquired partnership interest. These transfers also occurred in the fourth quarter of 1996.


     On December 31, 1996, the reported closing price on the Nasdaq financial market for Teleport's Class A common stock was $30.50 per share.


(11) INVESTMENTS IN OTHER AFFILIATES


     The TCI Ventures Group's affiliates other than Telewest, PCS Ventures and Teleport (the "Other Affiliates") generally are engaged in the cable and/or programming businesses in the U.S. and in various foreign countries.

     The TCI Ventures Group and/or other subsidiaries of TCI have guaranteed notes payable and other obligations of certain of the Other Affiliates (the "Guaranteed Obligations"). At December 31, 1996, the U.S. dollar equivalent of the amounts borrowed pursuant to the Guaranteed Obligations aggregated $39.3 million. Certain of the Guaranteed Obligations allow for additional borrowings in future periods.

     Certain of the Other Affiliates are general partnerships and any subsidiary of the TCI Ventures Group that is a general partner in a general partnership could be liable, depending upon the applicable partnership law, for all debts of that partnership to the extent liabilities of that partnership were to exceed its assets.

     Agreements governing the TCI Ventures Group's investment in certain of the Other Affiliates contain (i) buy-sell and other exit arrangements whereby the TCI Ventures Group could be required to purchase another investor's ownership interest and (ii) performance guarantees whereby the TCI Ventures Group and/or other subsidiaries of TCI have guaranteed the performance of the TCI Ventures Group's subsidiary that directly holds the related investment.

     The following table reflects the TCI Ventures Group's carrying value (including receivables) of the Other Affiliates:


                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996         1995
                                                              ---------    --------
                                                              AMOUNTS IN THOUSANDS
Flextech Affiliates(a)......................................   $129,563     123,156
MultiThematiques S.A. ("MultiThematiques")(b)...............     84,007      89,705
Liberty/TINTA LLC(c)........................................     63,227      29,118
Jupiter Telecommunications Co., Ltd. ("Jupiter")(d).........     47,251      16,268
Bresnan International Partners (Chile), L.P.................     34,408      59,286
Bresnan International Partners (Poland), L.P................     27,951      16,739
DMX, Inc....................................................         --       6,981
Telewest Europe Group ("Telewest Europe")(e)................         --     (16,800)
Other.......................................................     88,192      67,196
                                                               --------     -------
                                                               $474,599     391,649
                                                               ========     =======


  (a) Flextech Affiliates

     At December 31, 1996, the "Flextech Affiliates" were comprised of European Business News Partners (30%-owned by Flextech), HIT Entertainment plc (23%-owned by Flextech), Preview Investments B.V. ("Preview") (33%-owned by Flextech), Scottish Television plc ("STV") (20%-owned by Flextech), UKGL (25%-owned by Flextech) and UKLL (31%-owned by Flextech). Prior to the Maidstone acquisition described in note 4, the "Flextech Affiliates" also included Flextech's 39% interest in Maidstone. The functional currency of Preview is the Netherlands guilder. The functional currency of all other Flextech

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


Affiliates is the UK pound sterling. In connection with the April 1997 formation of the BBC Joint Ventures, Flextech acquired all of the equity share capital of UKGL and UKLL (75% and 68.75%, respectively) that Flextech did not already own.

     The aggregate excess cost over Flextech's proportionate share of the net assets of the Flextech Affiliates is being amortized over estimated useful lives ranging from 10 to 20 years. At December 31, 1996, such aggregate excess cost was approximately $61 million.

  (b) MultiThematiques

     On December 13, 1995, International invested in MultiThematiques, a newly formed European programming company that is one-third-owned by each of the TCI Ventures Group and two French media companies, CANAL + S.A. ("Canal +") and Generale d'Images S.A. ("GDI"). On December 13, 1995, (i) International contributed to MultiThematiques 123.1 million French francs ("FF") ($24.7 million at the applicable exchange rate), (ii) Canal + and GDI contributed to MultiThematiques a combined 70% interest in Planete (a French documentary channel), a combined 85% interest in Canal Jimmy (a lifestyle and entertainment channel) and a combined 60% interest in each of two movie services, Cine Cinema and Cine Cinefil, and (iii) Canal + contributed to MultiThematiques a 50% ownership interest in Cine Classics, a start-up classic movie service. In addition, International contributed FF105.0 million ($20.2 million) and FF100.0 million ($19.3 million) on December 13, 1996 and February 13, 1997, respectively, to MultiThematiques. International also has agreed to contribute FF164.0 million ($31.6 million) no later than December 13, 1997. In order to manage the TCI Ventures Group's foreign currency exchange risk with respect to its December 13, 1997 contribution obligation, the TCI Ventures Group entered into a forward currency option contract that allows the TCI Ventures Group to purchase FF164.0 million at a price of FF5.5367 per U.S. dollar through December 31, 1997.


     Whereas Canal + and GDI were not required to make additional contributions on a pro rata basis, International's obligation to make the above-described additional FF369.1 million ($71.1 million) payment was viewed as additional consideration to be paid by International to acquire its one-third interest in MultiThematiques. Accordingly, the U.S. dollar equivalent of the estimated net present value (using a discount rate of 10%) of the remaining future contributions at December 31, 1996 and 1995 has been reflected as a liability (the "MultiThematiques Obligation") in the accompanying combined balance sheets. The $58.6 million excess of the TCI Ventures Group's investment in MultiThematiques over the TCI Ventures Group's proportionate share of MultiThematiques' net assets is being amortized over an estimated useful life of twenty years. The majority of such excess was created in connection with the recognition of the MultiThematiques Obligation.


     TCI Ventures Group, Canal + and GDI have each agreed not to dispose of any shares in MultiThematiques prior to November 21, 1999. Thereafter, each shareholder may sell all (but not less than all) of its shares to a third party subject to a pro rata right of first refusal by the non-selling shareholders. In the event that any two shareholders propose to sell their shares of MultiThematiques or jointly receive an offer to purchase such shares, the other shareholder has the right to participate in such sale by selling its shares to the prospective buyer on the same terms.

  (c) Liberty/TINTA LLC

     Effective April 29, 1996, TCI Ventures Group, Liberty Media Group and News Corporation Limited ("News Corp.") formed a joint venture including a number of partnerships or other entities under common ownership, (the "Sports Venture"), to operate currently existing sports services in Latin America and Australia and a variety of new sports services throughout the world, excluding the United States, Canada and certain other defined geographic areas. News Corp. owns a 50% interest in the Sports Venture with the remaining 50% owned by Liberty/TINTA LLC, a limited liability company owned in equal parts by

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



subsidiaries of TCI Ventures Group and Liberty Media Group (the "LLC"). As of December 31, 1996, TCI Ventures Group had contributed to the LLC $49.0 million in cash and its 35% equity interest in Torneos y Competencias S.A. ("Torneos"), an Argentinean sports programming production company, and Liberty Media Group had contributed to the LLC its interests in Latin American and Australian Sports programming services and its rights under various television sports programming agreements. The LLC contributed the non-cash assets contributed to it by TCI Ventures Group and Liberty Media Group to the Sports Venture. News Corp. contributed various international sports rights and certain trademark rights in exchange for its 50% interest in the Sports Venture. The carrying value and the TCI Ventures Group's share of earnings (losses) of Torneos prior to its contribution to the LLC have been included with the LLC in the above table.


     TCI Ventures Group may make additional cash contributions totaling $29.0 million to the LLC to fund the operations of the Sports Venture. As part of the formation of the Sports Venture, the LLC is entitled to receive from News Corp. 7.5% of the outstanding stock of STAR Television Limited. Upon the delivery of such stock to the LLC, News Corp. is entitled to receive from the LLC up to $20.0 million and rights under various Asian sports programming agreements. STAR Television Limited operates a satellite-delivered television platform in Asia.

     On April 19, 1996, International, Torneos y Competencias S.A. ("Torneos") and the Torneos stockholders from whom International previously acquired its 35% interest entered into an agreement (the "International/Torneos Sports Agreement") whereby International agreed to make minimum periodic payments from 1996 through 2004 aggregating $235.2 million to acquire certain rights and considerations, including the exploitation rights to all sports rights owned by Torneos with the exception of any rights which at that time had been contractually committed to any third party.

     Pending the assignment of the rights under the International/Torneos Sports Agreement which fit within the geographic area and business plan of the Sports Venture (the "Sports Venture Rights") to the Sports Venture, TCI Ventures Group, News Corp. and Liberty Group have paid their respective portion of any payments made with respect to the Sports Venture Rights. Through December 31, 1996, payments made under the International/Torneos Sports Agreement totaled $9.4 million.

     The $33.0 million excess of the TCI Ventures Group's aggregate historical cost basis in the LLC over the TCI Ventures Group's 50% proportionate share of the LLC's net assets is being amortized over an estimated useful life of 20 years.

  (d) Jupiter


     On January 18, 1995, the TCI Ventures Group and Sumitomo Corporation ("Sumitomo"), a company incorporated in Japan, formed Jupiter for the purpose of owning and operating cable television and telephony businesses in Japan and other parts of Asia. The TCI Ventures Group and Sumitomo own 40% and 60%, respectively of Jupiter. The functional currency of Jupiter is the Japanese yen ("Y").



     The TCI Ventures Group has entered into an option agreement whereby the TCI Ventures Group is entitled to sell Y1.6 billion in exchange for $17.5 million through April 4, 2002. The option is treated as a hedge of the TCI Ventures Group's foreign currency risk with respect to its existing investment in Jupiter.


  (e) TeleWest Europe

     U S WEST Cable Europe, Inc. ("U S WEST Europe"), an indirect wholly-owned subsidiary of U S WEST, and the TCI Ventures Group each owned 50% of TeleWest Europe. TeleWest Europe owned a 91.7% paid-in interest in United Communications International ("UCI"). UCI is a general partnership between TeleWest Europe and UPC.


     During the first quarter of 1996, the TCI Ventures Group and U S WEST Europe agreed to initiate a course of action designed to result in the liquidation and dissolution of TeleWest Europe. During the fourth quarter of 1996, the TCI Ventures Group received a cash distribution of $2.6 million and recognized a gain of $13.0 million in connection with the dissolution of TeleWest Europe.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Summarized financial information of the Other Affiliates by geographic region for the periods in which they were owned by the TCI Ventures Group are as follows:


                                                       DECEMBER 31, 1996
                                     ------------------------------------------------------
                                                              LATIN
                                                             AMERICA
                                                ASIA AND     AND THE    UNITED
                                      EUROPE    AUSTRALIA   CARIBBEAN   STATES      TOTAL
                                     --------   ---------   ---------   -------   ---------
                                                      AMOUNTS IN THOUSANDS
Combined Financial Position
  Property and equipment, net......  $101,612    158,924      13,019     23,317     296,872
  Intangible assets, net...........   293,061    118,083       6,413         --     417,557
Other assets.......................   336,102    132,997     103,498     96,338     668,935
                                     --------    -------     -------    -------   ---------
          Total assets.............  $730,775    410,004     122,930    119,655   1,383,364
                                     ========    =======     =======    =======   =========
  Debt.............................  $162,814    171,248      99,496     35,858     469,416
  Other liabilities................   200,069    107,653       7,807     43,435     358,964
  Owners' equity...................   367,892    131,103      15,627     40,362     554,984
                                     --------    -------     -------    -------   ---------
          Total liabilities and
            equity.................  $730,775    410,004     122,930    119,655   1,383,364
                                     ========    =======     =======    =======   =========



                                                       DECEMBER 31, 1995
                                     ------------------------------------------------------
                                                              LATIN
                                                             AMERICA
                                                ASIA AND     AND THE    UNITED
                                      EUROPE    AUSTRALIA   CARIBBEAN   STATES      TOTAL
                                     --------   ---------   ---------   -------   ---------
                                                      AMOUNTS IN THOUSANDS
Combined Financial Position
  Property and equipment, net......  $200,132    126,109      14,672     14,027     354,940
  Intangible assets, net...........   134,624     30,365      34,735         --     199,724
  Other assets.....................   260,535     60,090      80,956     70,910     472,491
                                     --------    -------     -------    -------   ---------
          Total assets.............  $595,291    216,564     130,363     84,937   1,027,155
                                     ========    =======     =======    =======   =========
  Debt.............................  $176,188     87,828     140,778     21,078     425,872
Other liabilities..................   146,482     78,643      17,297     30,282     272,704
Owners' equity (deficit)...........   272,621     50,093     (27,712)    33,577     328,579
                                     --------    -------     -------    -------   ---------
          Total liabilities and
            equity.................  $595,291    216,564     130,363     84,937   1,027,155
                                     ========    =======     =======    =======   =========



                                                      DECEMBER 31, 1996
                                   -------------------------------------------------------
                                                             LATIN
                                                            AMERICA
                                               ASIA AND     AND THE    UNITED
                                    EUROPE     AUSTRALIA   CARIBBEAN   STATES      TOTAL
                                   ---------   ---------   ---------   -------   ---------
                                                    AMOUNTS IN THOUSANDS
Combined Operations
  Revenue........................  $ 418,874    165,925      24,262     88,362     697,423
  Operating expenses.............   (437,048)  (190,836)    (16,882)   (86,933)   (731,699)
  Depreciation and
     amortization................    (18,330)   (32,365)     (3,411)    (6,168)    (60,274)
                                   ---------   --------     -------    -------   ---------
          Operating income
            (loss)...............    (36,504)   (57,276)      3,969     (4,739)    (94,550)
  Interest expense, net..........     (7,623)   (11,885)    (11,199)    (2,328)    (33,035)
  Other, net.....................     25,706        (86)    (31,866)      (504)     (6,750)
                                   ---------   --------     -------    -------   ---------
          Net loss...............  $ (18,421)   (69,247)    (39,096)    (7,571)   (134,335)
                                   =========   ========     =======    =======   =========

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



                                                       DECEMBER 31, 1995
                                    -------------------------------------------------------
                                                              LATIN
                                                             AMERICA
                                                ASIA AND     AND THE    UNITED
                                     EUROPE     AUSTRALIA   CARIBBEAN   STATES      TOTAL
                                    ---------   ---------   ---------   -------   ---------
                                                     AMOUNTS IN THOUSANDS
Combined Operations
  Revenue.........................  $ 333,487     84,445      28,911     90,117     536,960
  Operating expenses..............   (347,204)   (90,817)    (22,369)   (88,927)   (549,317)
  Depreciation and amortization...    (19,851)   (26,861)     (3,617)    (2,172)    (52,501)
                                    ---------    -------     -------    -------   ---------
          Operating income
            (loss)................    (33,568)   (33,233)      2,925       (982)    (64,858)
  Interest expense, net...........    (20,966)    (9,065)    (11,148)      (342)    (41,521)
  Other, net......................        995     (1,672)     (4,426)    (6,813)    (11,916)
                                    ---------    -------     -------    -------   ---------
          Net loss................  $ (53,539)   (43,970)    (12,649)    (8,137)   (118,295)
                                    =========    =======     =======    =======   =========



                                                       DECEMBER 31, 1994
                                     ------------------------------------------------------
                                                              LATIN
                                                             AMERICA
                                                ASIA AND     AND THE    UNITED
                                      EUROPE    AUSTRALIA   CARIBBEAN   STATES      TOTAL
                                     --------   ---------   ---------   -------   ---------
                                                      AMOUNTS IN THOUSANDS
Combined Operations
  Revenue..........................  $233,723     46,475      21,612     57,381     359,191
  Operating expenses...............  (233,443)   (70,622)    (15,226)   (57,296)   (376,587)
  Depreciation and amortization....   (35,269)    (3,521)     (6,759)    (2,056)    (47,605)
                                     --------    -------     -------    -------   ---------
          Operating loss...........   (34,989)   (27,668)       (373)    (1,971)    (65,001)
  Interest expense, net............   (15,971)    (4,909)     (3,939)      (823)    (25,642)
  Other, net.......................    (3,122)       (19)      5,874     (2,595)        138
                                     --------    -------     -------    -------   ---------
          Net income (loss)........  $(54,082)   (32,596)      1,562     (5,389)    (90,505)
                                     ========    =======     =======    =======   =========



(12) DEBT


     The components of debt are as follows:


                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------     -------
                                                              AMOUNTS IN THOUSANDS
Debentures(a)...............................................  $345,000          --
Cablevision Notes(b)........................................    13,013      65,066
Cablevision bank loans(c)...................................   104,556      58,166
OCC Notes(d)................................................    46,418          --
Flextech Bank Facility......................................        --      67,794
Other.......................................................    17,267      13,163
                                                              --------     -------
                                                              $526,254     204,189
                                                              ========     =======



---------------


(a) On February 8, 1996, International received net cash proceeds of approximately $336 million from the issuance of 4-1/2% Convertible Subordinated Debentures (the "Debentures") due 2006 having an aggregate principal amount of $345 million. The Debentures are convertible into shares of International Series A common stock at a price of $27.30 per share of International Series A common stock, subject to anti-dilution adjustments. Interest on the Debentures is payable on February 15 and August 15 of each

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


    year, commencing August 15, 1996. The Debentures may be redeemed by International in whole or in part, at any time on or after February 15, 1999.Pending its use by International, the net proceeds from the sale of the Debentures were loaned to TCI pursuant to an unsecured promissory note. See note 13.

(b) The Cablevision Notes are secured by the TCI Ventures Group's pledge of the stock representing its 51% interest in Cablevision. The Cablevision Notes bore interest at 10% until May 1, 1996, when interest began to accrue at a bank's prime rate plus 1% (9.25% at December 31, 1996). The Cablevision Notes were paid during the three months ended March 31, 1997.

(c) Cablevision's bank debt, which is denominated in U.S. dollars, bears interest at fixed rates. Including value added tax, the weighted average interest rate of Cablevision's bank debt at December 31, 1996 was 7.81%.

(d) In connection with the OCC Acquisition, Cablevision issued $46.4 million principal amount of secured negotiable promissory notes. The OCC Notes will be repaid in 21 consecutive equal monthly installments commencing on January 10, 1997 and will accrue interest at 9.25%. The OCC Notes are secured by the pledge of 51% of the stock of OCC.


     The U.S. dollar equivalent of the annual maturities of the TCI Ventures Group's debt for each of the next five years are as follows (amounts in thousands):



1997........................................................  $199,692
1998........................................................    24,798
1999........................................................     2,786
2000........................................................       940
2001........................................................       940


     With the exception of the Debentures, which had a fair value of $259.6 million at December 31, 1996, the TCI Ventures Group believes that the fair value and the carrying value of the TCI Ventures Group's debt were approximately equal at December 31, 1996.


(13) COMBINED EQUITY


  General

     If the TCI Ventures Group Stock Proposal is approved by stockholders, the Series A TCI Ventures Group Stock will have one vote per share and the Series B TCI Ventures Group Stock will have ten votes per share.

     Shares of Series B TCI Ventures Group Stock will be convertible at any time at the option of the holder only into the same number of shares of Series A TCI Ventures Group Stock.

     The rights of holders of the TCI Ventures Group Stock upon liquidation of TCI will be based upon the ratio of the aggregate market capitalization, as defined, of the TCI Ventures Group Stock to the aggregate market capitalization, as defined, of the TCI Group Stock, the TCI Ventures Group Stock and the Liberty Media Group Stock.

  Transactions with TCI Group, Liberty Media Group and Other Related Parties

     Certain TCI corporate general and administrative costs are charged to TCI Ventures Group at rates set at the beginning of the year based on projected utilization for that year. The utilization-based charges are set at levels that management believes to be reasonable and that approximate the costs TCI Ventures Group would incur for comparable services on a stand alone basis. During the years ended December 31, 1996, 1995 and 1994, TCI Ventures Group was allocated $7,918,000, $4,120,000 and $445,000, respectively, in corporate general and administrative costs by TCI Group.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Certain of the companies with domestic operations that are attributed to the TCI Ventures Group provide services to companies attributed to one or more of the other Groups, and certain of the companies attributed to the other Groups provide services and the use of facilities to companies attributed to the TCI Ventures Group. Generally, services and rights to use facilities provided pursuant to contractual arrangements to which a member of the TCI Ventures Group that is not a wholly owned subsidiary of the Company is a party will continue to be provided in accordance with the terms of such arrangements following the consummation of the Exchange Offers. For example, Teleport has the indefeasible right to use certain fiber optic and cable transmission facilities of the Company for compensation based on the cost of construction of such facilities. In general, such arrangements were entered into with Teleport by the Company and other multiple cable system operators ("MSOs") that are stockholders of Teleport several years ago when Teleport was a privately owned company. Similarly, @Home has entered into arrangements for the distribution of its @Home service with its stockholders that are MSO's. The TCI Group has agreements with UVSG for, among other things, the carriage of UVSG's Prevue Networks and superstation programming on certain of the cable systems attributed to the TCI Group, and UVSG purchases programming from companies attributed to the Liberty Media Group. Many of these contracts were entered into prior to the UVSG Merger. Because of the presence in each of TCG, @Home and UVSG of other stockholders not affiliated with the Company and the independent management teams at each of these companies, the Company anticipates that future contractual arrangements between these companies and entities attributed to the other Groups will be negotiated on an arm's-length basis.


     In addition to the foregoing entities, WTCI, NDTC, and SUMMITrak, each of which is a wholly owned subsidiary of the Company, provide or may provide services to the other Groups. WTCI provides video transport services to the TCI Group (in addition to services provided to third parties) based on published tariffed rates. NDTC provides digital television services, including digital compression of programming, satellite uplinking, and transponder management, primarily to programming suppliers, many of which are affiliated with the Liberty Media Group, and satellite distributors. Such services provided to affiliated companies are governed by agreements which have been negotiated on a basis which approximates arm's-length terms and the material terms of which are substantially the same as those governing relationships with third parties, except as appropriate to take into account volume differences. NDTC has also recently begun offering on a commercial basis its newly developed service of authorization of addressable set-top boxes and transmission of compressed and encrypted digital programming signals directly to cable operators, and is currently negotiating a long term contract with the TCI Group, for such services. Such negotiations are being carried out on a basis which approximates arm's-length terms and it is expected that the material terms made available to the TCI Group will be substantially the same as those provided to unaffiliated third parties, but will include pricing on a most favored nations basis due to the importance to NDTC of the TCI Group's large customer base. SUMMITrak has been funded by the TCI Group during its development and test phases, which are substantially complete. Currently, the TCI Group is only utilizing SUMMITrak's services on a test basis and has no agreement with SUMMITrak for commercial deployment. If SUMMITrak's services are used by the TCI Group on a commercial basis, such use will be at commercial rates and on a basis which approximates arm's-length terms.


     During the year ended December 31, 1996, revenue earned by UVSG from TCI Group was $8.1 million. Additionally, TCI Group purchased system integration services from UVSG totaling $3.1 million during 1996. UVSG purchases programming from Liberty Media Group and certain affiliates. These purchases totaled $34.1 million for the year ended December 31, 1996.

     Amounts included in revenue for services provided to the other Groups by WTCI and NDTC are $27,092,000, $20,881,000 and $7,274,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Consolidated Puerto Rico Entities purchase programming services from the TCI Group. The charges, which approximate the TCI Group's cost and are based on the aggregate number of subscribers

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


served by the Consolidated Puerto Rico Entities, aggregated $4.3 million, $3.4 million and $2.6 million during the years ended December 31, 1996, 1995 and 1994, respectively. Through December 31, 1995, the Consolidated Puerto Rico Entities also had management arrangements with certain subsidiaries of the TCI Group whereby such subsidiaries' management provided administrative services. As compensation for these services, the Consolidated Puerto Rico Entities paid a monthly fee calculated on a per-subscriber basis. Charges for such services were $680,000 and $676,000 during the years ended December 31, 1995 and 1994, respectively. The above-described programming and management fee charges are included in operating costs in the accompanying combined statements of operations.

     Amounts outstanding under the TCI Note Receivable bear interest at variable rates based on TCI's weighted average cost of bank borrowings of similar maturities (6.25% at December 31, 1996). Principal and interest is due and payable as mutually agreed from time to time by TCI and TINTA. During the year ended December 31, 1996, interest income related to the TCI Note Receivable aggregated $14.0 million.


     If the TCI Ventures Group Stock Proposal is approved by stockholders, all debt incurred or preferred stock issued by the Company and its subsidiaries following the issuance by the Company of TCI Ventures Group Stock would be (unless the Board otherwise provides) specifically attributed to and reflected on the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., the TCI Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected on the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.



     To the extent cash needs of one Group exceed cash provided by such Group, one of the other Groups may transfer funds to such Group. The TCI Group has provided and will continue to provide centralized cash management functions under which cash receipts of certain entities included in the other Groups are remitted to the TCI Group and certain cash disbursements of the other Groups will be funded by the TCI Group on a daily basis. Such transfers of funds between the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from the TCI Group to either the Liberty Media Group or the TCI Ventures Group, reflected as the creation of an, or an increase in any then existing, Inter-Group Interest of the Company in such Group or, in the case of a transfer from either the Liberty Media Group or the TCI Ventures Group to the TCI Group, reflected as a reduction in any then existing Inter-Group Interest of the TCI Group in such Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.


     The TCI Ventures Group is expected to require additional advances from the TCI Group for some period of time. To satisfy this need, the Company has agreed to provide a revolving loan facility (the "Credit Facility") to TCI Ventures Group for a five-year period commencing on the closing of the Exchange Offers. Such facility would permit aggregate borrowings at any one time outstanding of up to $500 million (subject to reduction or increase as provided below), which borrowings would bear interest at a rate per annum equal to The Bank of New York's prime rate (as in effect from time to time) plus 1% per annum, payable quarterly. A commitment fee equal to 3/8% per annum of the average unborrowed availability under the Revolving Credit Facility would be payable by the TCI Ventures Group to the TCI Group on a quarterly basis. The maximum amount of borrowings permitted under the Credit Facility will be reduced on a dollar-for-dollar basis by up to $300 million if and to the extent that the aggregate amount of any additional capital that TCI Ventures Group

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


is required to contribute to Sprint PCS Partnerships subsequent to the closing of the Exchange Offers is less than $300 million.

     Except as described above with respect to the Credit Facility, loans from one Group to another Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable polices from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.


     The combined balance sheets of a Group would reflect its net loans to or borrowings from the other Groups. Similarly, the respective combined statements of operations of the Groups would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective combined statements of cash flows of the Groups would reflect changes in the amounts of loans or borrowings deemed outstanding. In the historical financial statements, net borrowings of the TCI Ventures Group have been included as a component of the TCI Ventures Group's combined equity. Such net borrowings incurred prior to the consummation of the Exchange Offers will continue to be reflected as a component of the TCI Ventures Group's combined equity. Amounts borrowed by the TCI Ventures Group from another Group on and subsequent to the consummation of the Exchange Offers (including pursuant to the Credit Facility), will be reflected on the TCI Ventures Group's financial statements as indebtedness to the applicable lender.


     Although any increase in the TCI Group's Inter-Group Interest in the TCI Ventures Group resulting from an equity contribution by the TCI Group to the TCI Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from the TCI Ventures Group to the TCI Group would be determined by reference to the market value of the Series A TCI Ventures Group Stock as of the date of such transfer, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.


     All financial impacts of issuances of shares of TCI Ventures Group Stock the proceeds of which are attributed to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and all financial impacts of issuances of shares of TCI Ventures Group Stock the proceeds of which are attributed to the TCI Group in respect of a reduction in the TCI Group's Inter-Group Interest in the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Group. Financial impacts of dividends or other distributions on TCI Ventures Group Stock will be attributed entirely to the TCI Ventures Group, except that dividends or other distributions on the TCI Ventures Group Stock will (if at the time there is an Inter-Group Interest in the TCI Ventures Group) result in the TCI Group being credited, and the TCI Ventures Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Stock and a fraction the numerator of which is the TCI Ventures Group Inter-Group Interest Fraction and the denominator of which is the TCI Ventures Group Outstanding Interest Fraction (both as defined). Financial impacts of repurchases of TCI Ventures Group Stock the consideration for which is charged to the TCI Ventures Group will be to such extent reflected in the combined financial statements of the TCI Ventures Group, and financial impacts of repurchases of TCI Ventures Group Stock the consideration for which is charged to the TCI Group will be to such extent reflected in the combined financial statements of the TCI Group and will result in an increase in the TCI Group's Inter-Group Interest in the TCI Ventures Group.



     The Board expects to determine, either in specific instances or by setting generally applicable policies from time to time, whether to allocate resources and financial support to or pursue business opportunities or

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



operational strategies through one Group or one or more of the other Groups, after consideration of such factors as it deems relevant. TCI had advised International that TCI intends (a) to make available to International any opportunity to acquire, develop, own and/or manage cable and/or telephony operations outside the United States that is presented to TCI or any of its controlled affiliates and (b) except as provided below, to make available to International any opportunity to acquire, develop, manager and/or operate programming services outside of the United States (an "International Programming Opportunity") that is presented to TCI or any of its controlled affiliates, including those that are a part of the Liberty Media Group. The foregoing does not apply to (1) international programming services owned or managed, directly or indirectly (in whole or in part), by TCI or any of its controlled affiliates other than International as of July 12, 1995 (the date of the prospectus for International's initial public offering), (2) International Programming Opportunities under development by TCI or any of its controlled affiliates other than International that were the subject of a signed letter of intent or other agreement in principle as of July 12, 1995, (3) an International Programming Opportunity in respect of foreign sports programming, which may be pursued either through International or Liberty Media Group, (4) an International Programming Opportunity presented to a public company that is a controlled affiliate of either TCI or any of TCI's controlled affiliates (other than International), (5) an International Programming Opportunity presented to, or cable television or cable telephony services provided by, any company or other entity in which TCI or any of its controlled affiliates has an interest but which is not itself a controlled affiliate of either TCI or any of TCI's controlled affiliates and (6) the distribution outside the United States of a programming service initially distributed within the United States and owned and/or managed by TCI or any of its controlled affiliates (other than International). If International determines not to pursue an International Programming Opportunity, subsidiaries or controlled affiliates of TCI other than International may pursue such International Programming Opportunity or International and another subsidiary of TCI (or any of its other controlled affiliates) may pursue such opportunity jointly. To the extent that TCI or any of its controlled affiliates (other than International) owns rights to worldwide or regional sporting events, TCI or such affiliates may also utilize those rights worldwide, including to provide "backdrop" services. Neither TCI nor any of its controlled affiliates will be obligated to make available to International any International Programming Opportunity to the extent TCI or such controlled affiliate is legally (for example, by a fiduciary duty owned to others) or contractually prohibited from doing so. The foregoing arrangement concerning International Programming Opportunities will, in any event, be terminable at such time as TCI ceases to beneficially own at least a majority in voting power of the outstanding shares of common stock of International.


     Certain subsidiaries of TCI Group have provided guarantees and other credit enhancements on the TCI Ventures Group's behalf. In this respect, the TCI Ventures Group has entered into an indemnification agreement with TCI Group whereby the TCI Ventures Group will indemnify TCI Group for any loss, claim or liability that TCI Group may incur by reason of certain guarantees and credit enhancements made by TCI Group on the TCI Ventures Group's behalf.


(14) INCOME TAXES


     The TCI Ventures Group and its 80%-or-more-owned domestic subsidiaries are included in the consolidated federal and state income tax returns of TCI. The TCI Ventures Group's income taxes include those items in the consolidated calculation applicable to the TCI Ventures Group ("intercompany tax allocation") and any income taxes of TCI Ventures Group's consolidated foreign or domestic subsidiaries that are excluded from the consolidated federal and state income tax returns of TCI. Intercompany tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable arising from the intercompany tax allocation was recorded as an increase in equity through March 31, 1997.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



     A tax sharing agreement (the "Old Tax Sharing Agreement") among entities attributed to the TCI Ventures Group, Liberty Media Group, the TCI Group and certain subsidiaries of TCI was implemented effective July 1, 1995 for all periods after such effective date and prior to October 1, 1997. The Old Tax Sharing Agreement formalizes certain of the elements of a pre-existing tax sharing arrangement and contains additional provisions regarding the allocation of certain consolidated income tax attributes and the settlement procedures with respect to the intercompany allocation of current tax attributes. Under the Old Tax Sharing Agreement, tax liabilities and benefits of the entities attributed to the TCI Ventures Group, Liberty Media Group, and TCI Group are charged or credited to intercompany accounts between TCI and each of its first tier subsidiaries. The Old Tax Sharing Agreement encompasses U.S. federal, state, local and foreign tax consequences and relies upon the Code, and any applicable state, local and foreign tax law and related regulations. In Connection with the formation of the TCI Ventures Group, the net amount of the balance of each intercompany account under the Old Tax Sharing Agreement that is attributable to entities included in the TCI Ventures Group for the period beginning July 1, 1995 and ending prior to the consummation of the Exchange Offers will be reflected as a component of the TCI Ventures Group's combined equity. The intercompany account existing between TCI and International for the period beginning July 1, 1995 and ending prior to the consummation of the Exchange Offers will be required to be settled by the TCI Ventures Group and International when International ceases to be a member of the TCI consolidated group for federal income tax purposes. Tax liabilities and benefits, as determined under the Old Tax Sharing Agreement, that are generated by the entities comprising the TCI Ventures Group for the period beginning on the consummation of the Exchange Offers and ending prior to October 1, 1997 will be credited or debited to an intercompany account between TCI and the TCI Ventures Group as described below. For the period beginning on the consummation of the Exchange Offers and ending prior to October 1, 1997, the TCI Ventures Group will be responsible to TCI for its share of consolidated income tax liabilities (computed as if the Company was not liable for the alternative minimum tax) determined in accordance with the Old Tax Sharing Agreement. TCI will be responsible to the TCI Venture Group to the extent that the TCI Ventures Group's income tax attributes generated during the period beginning on the consummation of the Exchange Offers and ending prior to October 1, 1997 are utilized by TCI to reduce its consolidated income tax liabilities (computed as if the Company was not liable for the alternative minimum tax). Accordingly, all tax attributes generated by the TCI Ventures Group's operations for the period beginning on the consummation of the Exchange Offers and ending prior to October 1, 1997 (including, but not limited to, net operating losses, tax credits, deferred intercompany gains, and the tax basis of assets) will be inventoried and tracked for the entities comprising the TCI Ventures Group. All intercompany accounts existing under the Old Tax Sharing Agreement with respect to entities attributed to the TCI Group, entities attributed to the Liberty Media Group and, for the period beginning on the consummation of the Exchange Offers, entities attributed to the TCI Ventures Group, will be required to be settled only upon the date that an entity ceases to be a member of the TCI consolidated group for federal income tax purposes. Under the Old Tax Sharing Agreement, TCI retains the burden of any alternative minimum tax and has the right to receive the tax benefits from any alternative minimum tax credit attributable to any tax period beginning on or after July 1, 1995 and ending on or before October 1, 1997.



     For periods from and after October 1, 1997, federal income taxes will be computed pursuant to a new tax sharing agreement (the "New Tax Sharing Agreement") based upon the type of tax paid by the Company (on a regular tax or alternative minimum tax basis) on a separate basis for each Group (applying provisions of the Code, and related regulations as if such Group filed a separate consolidated return for federal income tax purposes, with certain adjustments, but was subject to the same type of tax as the Company). Based upon these separate calculations, an allocation of tax liabilities and benefits will be made such that each Group will be required to make cash payments to the Company based on its allocable share of the Company's consolidated federal income tax liabilities (on a regular tax or alternative minimum tax basis, as applicable). The Company may be required at the times and under the circumstances described below to make cash

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



payments to each Group for tax benefits (on a regular tax or alternative minimum tax basis, as applicable) attributable to such Group and actually used by the Company in reducing its consolidated federal income tax liability. Tax attributes, including but not limited to net operating losses, foreign tax credits, investment tax credits, alternative minimum tax net operating losses, deferred intercompany gains, and tax basis in assets would be inventoried and tracked for ultimate credit to or charge against each Group. Similarly, in each taxable period that the Company pays alternative minimum tax, the federal income tax liabilities and federal income tax benefits of each Group, computed as if such Group were subject to regular tax, would be inventoried and tracked for payment to or payment by each Group (at the difference between the amount such Group would have paid or received under the New Tax Sharing Agreement if the Company had paid regular tax during such taxable period and the amount such Group paid or received under the New Tax Sharing Agreement on an alternative minimum tax basis for such taxable period) in years that the Company utilizes the alternative minimum tax credit associated with such taxable period. Even though the tax benefits of a Group are utilized by the Company in reducing its consolidated federal income tax liability, such Group may not receive current cash payments for such benefit (or the difference between such Group's benefits computed under the New Tax Sharing Agreement on a regular tax basis and on an alternative minimum tax basis) if the Group against the income of which the tax benefits are applied had other separate taxable losses (not currently utilized by the Company) which would offset income attributable to such Group. The Group generating the utilized tax benefits would receive a cash payment only if, and when, the utilized taxable losses of the other Group are actually utilized. If the utilized taxable losses expire without ever being utilized, the Group generating the utilized tax benefits will never receive payment for such benefits. In addition, if the utilized taxable losses are connected with a Group or part of a Group which ceases to be part of the TCI consolidated group for federal income tax purposes, there can be no assurance that the transferee will agree to pay for the eventual use of the utilized taxable losses. In addition, pursuant to the New Tax Sharing Agreement, state and local income taxes are calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes), and the Company's combined or unitary tax liability is allocated among the Groups based upon such separate calculation. The Company has retained the right to file all returns, make all elections and control all audits and contests.



     As detailed elsewhere, unutilized taxable losses of the TCI Ventures Group may be used to offset the obligation of the TCI Ventures Group to pay dividends on the TCI Ventures Group Preferred Interest. Any such taxable losses which are so used will be considered taxable losses of the TCI Group for all calculations under the New Tax Sharing Agreement relating to federal income taxes. Such taxable losses will continue to be treated as taxable losses of the TCI Ventures Group for all calculations relating to state and local income taxes. In addition, any amount owed by the TCI Group with respect to utilized taxable losses of the TCI Ventures Group may be canceled as an offset to the obligation of the TCI Ventures Group to pay dividends on the TCI Ventures Group Preferred Interest.

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Income tax benefit (expense) attributable to the TCI Ventures Group's pre-tax earnings (loss) for the years ended December 31, 1996, 1995 and 1994 consists of (amounts in thousands):


                                                       DEFERRED    CURRENT      TOTAL
                                                       --------    --------    -------
December 31, 1996:
  Intercompany tax allocation........................  $ 52,660         --      52,660
  Federal............................................        --     76,120      76,120
  State and local....................................    (1,721)     3,464       1,743
  Foreign............................................   (12,237)    (7,941)    (20,178)
                                                       --------    -------     -------
                                                       $ 38,702     71,643     110,345
                                                       ========    =======     =======
December 31, 1995:
  Intercompany tax allocation........................  $ 55,941         --      55,941
  Federal............................................        --    (27,689)    (27,689)
  State and local....................................        --     (2,715)     (2,715)
  Foreign............................................    (9,080)   (14,659)    (23,739)
                                                       --------    -------     -------
                                                       $ 46,861    (45,063)      1,798
                                                       ========    =======     =======
December 31, 1994:
  Intercompany tax allocation........................  $(31,909)        --     (31,909)
  Federal............................................        --     10,018      10,018
  State and local....................................        (5)       931         926
  Foreign............................................        --         --          --
                                                       --------    -------     -------
                                                       $(31,914)    10,949     (20,965)
                                                       ========    =======     =======


     Income tax benefit (expense) attributable to the TCI Ventures Group's pre-tax earnings (loss) differs from the amounts computed by applying the U.S. federal income tax rate of 35%, as a result of the following (amounts in thousands):


                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1996       1995       1994
                                                       --------    -------    -------
Computed "expected" tax benefit (expense)............  $129,069    (20,385)   (11,766)
Effect of foreign tax rate differential on earnings
  of foreign subsidiary..............................     1,051      4,516         --
Minority interest in earnings of consolidated
  subsidiaries.......................................     4,657     (8,130)        --
Increase in valuation allowance for deferred tax
  assets resulting from certain unused tax loss
  carryforwards......................................   (23,552)    (7,935)    (5,197)
Adjustment to deferred tax assets and liabilities for
  enacted change in foreign income tax rate..........      (952)        --         --
Amortization not deductible for tax purposes.........    (6,232)    (5,150)      (217)
Gain of sale of subsidiary stock.....................        --     42,931         --
State taxes, net of federal tax effect...............     1,116     (1,743)         4
Other, net...........................................     5,188     (2,306)    (3,789)
                                                       --------    -------    -------
                                                       $110,345      1,798    (20,965)
                                                       ========    =======    =======

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below (amounts in thousands):


                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996         1995
                                                              ---------    --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $  98,633      57,204
  Less-valuation allowance..................................    (62,288)    (42,154)
  Investments in affiliates, due principally to losses of
     affiliates recognized for financial statement purposes
     in excess of losses recognized for tax purposes........     35,556          --
  Foreign currency translation adjustments included in
     equity but not recognized for income tax purposes......         --       2,637
  Future deductible amounts, principally due to accruals not
     currently deductible...................................     15,732       7,066
  Other.....................................................         --         812
                                                              ---------    --------
          Net deferred tax assets...........................     87,633      25,565
                                                              ---------    --------
Deferred tax liabilities:
  Property and equipment, principally due to differences in
     depreciation...........................................    (91,626)    (61,506)
  Franchise costs, not deductible for income tax purposes...   (188,635)   (162,732)
  Foreign currency translation adjustments included in
     equity but not recognized for income tax purposes......    (13,328)         --
  Unrecognized gain on sale of assets.......................    (14,128)    (12,812)
  Investments in affiliates, due principally to losses of
     affiliates recognized for tax in excess of losses
     recognized for financial statement purposes............         --     (43,330)
  Other.....................................................       (222)         --
                                                              ---------    --------
          Total gross deferred tax liabilities..............   (307,939)   (280,380)
                                                              ---------    --------
          Net deferred tax liability........................  $(220,306)   (254,815)
                                                              =========    ========


     At December 31, 1996, the TCI Ventures Group had federal net operating loss carryforwards for income tax purposes aggregating approximately $100 million which, if not utilized to reduce taxable income in future periods, will begin to expire at various dates beginning in the year 2004.

     The TCI Ventures Group has net operating loss carryforwards of approximately $130.1 million available in certain foreign tax jurisdictions. These foreign net operating loss carryforwards may be utilized to reduce taxable income in the applicable foreign tax jurisdictions indefinitely.

     In addition, the TCI Ventures Group has net operating loss carryforwards of approximately $14.4 million available in the Puerto Rico tax jurisdiction. If unused, these net operating loss carryforwards expire at various dates over the next 7 years.


(15) COMMITMENTS AND CONTINGENCIES


     As a partner in certain partnerships, from time to time, the TCI Ventures Group is obligated to make cash payments, either in the form of equity or loans, the most significant of which is the funding of Sprint Spectrum. As previously described, the Partners are obligated to make cash capital contributions to Sprint Spectrum in the aggregate amount of approximately $1.9 billion during the two-year period that commenced January 1, 1996. Pursuant to an agreement entered into in connection with certain financings by Sprint

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


Spectrum, under certain circumstances the Partners may be required to make additional contributions to Sprint Spectrum to fund projected cash shortfalls to the extent that the amount of the Partners' aggregate contributions to Sprint Spectrum (exclusive of certain amounts, including amounts invested in certain affiliates of Sprint Spectrum), following December 31, 1995 are less than $1.0 billion; however, based on the currently expected timing and use of the Partners' contributions to Sprint Spectrum, the TCI Ventures Group currently believes that such agreement will not result in the TCI Ventures Group's being required to make any incremental capital contributions in addition to its pro rata portion of such $1.9 billion amount.

     The TCI Ventures Group has guaranteed the obligation of an affiliate ("The Premium Movie Partnership") to pay fees for the license to exhibit certain films through 2000. Although the aggregate amount of The Premium Movie Partnership's license fee obligations is not currently estimable, the TCI Ventures Group believes that the aggregate payments pursuant to such obligations could be significant. If the TCI Ventures Group were to fail to fulfill its obligations under the guarantee, the beneficiaries have the right to demand an aggregate payment from the TCI Ventures Group of approximately $58 million. Although the TCI Ventures Group has not had to perform under such guarantee to date, the TCI Ventures Group cannot be certain that it will not be required to perform under such guarantee in the future.


     If at any time (x) the aggregate of the amount of (i) Flextech securities held by the TCI Ventures Group, (ii) Hallmark's and U S WEST's interest in Flextech acquired under the Hallmark Subscription and the U S WEST Subscription, respectively, and (iii) Flextech securities acquired by IFE pursuant to the IFE Acquisitions exceeds 75% of Flextech's issued and outstanding share capital, or
(y) subject to certain exceptions, the Flextech Ordinary Shares cease to be admitted to trading on the Official List of the London Stock Exchange as a result of the exercise by the TCI Ventures Group of any of its rights as a Flextech shareholder, the TCI Ventures Group shall be obligated to offer to purchase from Hallmark, U S WEST and IFE any Flextech Ordinary Shares or Flextech Non-Preference Shares held by them and which were originally acquired pursuant to the Hallmark Subscription, the U S WEST Subscription, or the IFE Acquisitions, as applicable. Under such circumstances, the offer price for such shares shall be the higher of (i) the then current market price for the Flextech Ordinary Shares and (ii) the highest price paid to any third party by the TCI Ventures Group for any Flextech Ordinary Shares or Flextech Non-Preference Shares during the preceding 12 month period. In the event the TCI Ventures Group is required to purchase any Flextech Non-Preference Shares or Flextech Ordinary Shares, it may elect, subject to certain limited exceptions, to pay the purchase price thereof in cash or in shares of International Series A common stock, or in certain securities of TCI.


     In light of certain change of control provisions contained in the articles of association of UKGL and UKLL, TCI has agreed to maintain an indirect voting interest of at least 50.01% in a wholly-owned subsidiary of Flextech so long as Flextech continues to hold its ownership interests in UKGL and UKLL. Under Flextech's Articles of Association, if the TCI Ventures Group becomes obligated to purchase any of the Flextech Non-Preference Shares (as described above) and fails to complete such purchase within 12 months from the date such purchase is required to be completed, such Flextech Non-Preference Shares shall become convertible into Flextech Ordinary Shares whether or not the TCI Ventures Group ceases to own at least 50.01% of the voting interest attributable to Flextech's then outstanding ordinary share capital.

     On November 20, 1995, International announced its intention to form strategic partnerships with News Corp., Organizacoes Globo and Grupo Televisa S.A. for the development and operation of a direct-to-home satellite service for Latin America, Mexico, and various Central and South American countries (collectively, the "DTH Ventures"). It is anticipated that International could be required to make cash contributions totaling $46 million over the next three years in connection with the DTH Ventures.

     The TCI Ventures Group leases business offices, has entered into pole rental and transponder lease agreements, and uses certain equipment under lease arrangements. Rental costs under such arrangements

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



amounted to $62 million, $41 million and $27 million for the years ended December 31, 1996, 1995 and 1994, respectively.


     A summary of future minimum lease payments under noncancellable operating and capital leases as of December 31, 1996 follows (amounts in thousands):


                                                              OPERATING    CAPITAL
                                                              ---------    --------
Years ending December 31:
     1997...................................................  $  64,979      31,354
     1998...................................................     57,679      31,376
     1999...................................................     51,641      31,487
     2000...................................................     32,416      31,716
     2001...................................................     25,464      30,164
     Thereafter.............................................    105,427     128,169
                                                              ---------    --------
                                                              $ 337,606     284,266
                                                              =========
Less amounts representing interest..........................                 84,305
                                                                           --------
Capital lease obligations...................................                199,961
                                                                           ========


     It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 1996.


     Flextech has commitments to acquire distribution and exhibition rights for a variety of programming under license agreements with Hallmark Entertainment Inc. ("Hallmark Entertainment"). The rights are limited to the United Kingdom and certain other European markets and have a term for a period of ten years once the license period commences. Through December 31, 1996, programming with an aggregate contractual value of L19.8 million ($33.9 million) had been delivered to Flextech under such agreements. It is estimated that Flextech's remaining commitments to acquire programming will be L10.5 million ($18.0 million). Hallmark Entertainment has provided Flextech a guarantee that it will recover at least L14.6 million ($25.0 million) from the exploitation of such rights. Flextech also agreed to purchase certain programming from STV during the next two years. Flextech's aggregate remaining obligations at December 31, 1996 under such STV programming agreements were expected to range from L1.4 million ($2.4 million) to L6.5 million ($11.1 million).


     Flextech's programming commitments will not be included in TCI Ventures Group's disclosure of its consolidated commitments and contingencies upon the January 1, 1997 deconsolidation of Flextech.

     Certain key employees of TCI involved with TCI Ventures Group matters hold options with tandem stock appreciation rights to acquire Series A TCI Group Stock, Series A Liberty Media Group Stock and International Series A common stock as well as restricted stock awards of Series A TCI Group Stock and International Series A common stock. Additionally, in December of 1996, certain employees of TCI involved with TCI Ventures Group were each granted options representing 1.0% of the common equity of TCI Telephony Services, Inc., TCI Wireline, Inc., and TCI.NET, Inc. The exercise price of each such option will be adjusted for a 6% per annum interest factor to the date of exercise. Additionally, in December of 1996, an employee involved with TCI Ventures Group was granted options representing 1.0% of TCI Satellite Entertainment, Inc.


     Estimates of the compensation relating to the options and/or stock appreciation rights as well as restricted stock awards granted to employees involved with TCI Ventures Group have been recorded in the accompanying combined financial statements, but are subject to future adjustment based upon the market

                              "TCI VENTURES GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


value of the underlying equity and, ultimately, on the final determination of market value when the options or rights are exercised or the restricted shares are vested.

     Estimated compensation relating to the aforementioned restricted stock award and options has been recorded through December 31, 1996 pursuant to APB Opinion No. 25. Such estimate is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised or the restricted stock awards are vested. Had TCI Group accounted for its stock based compensation pursuant to the fair value based accounting method in Statement No. 123, the amount of compensation would not have been materially different from what has been reflected in the accompanying combined financial statements.

                               [FORM OF PROXIES]

                           TELE-COMMUNICATIONS, INC.
                              POST OFFICE BOX 5630
                                DENVER, CO 80217

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints John C. Malone and Stephen M. Brett as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Tele-Communications, Inc. Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, Redeemable Convertible TCI Group Preferred Stock, Series G, and/or Redeemable Convertible Liberty Media Group Preferred Stock, Series H held of record by the undersigned on July 25, 1997, at the Annual Meeting of Stockholders to be held on August 28, 1997 or any adjournment thereof.


        This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS.

                      (Continued, and to be signed and dated on reverse side.)

                                        TELE-COMMUNICATIONS, INC.
                                        P.O. BOX 11030
                                        NEW YORK, N.Y. 10203-0030

1.   ELECTION OF THREE                          FOR all nominees
     DIRECTORS                                  listed below.     [ ]



     WITHHOLD AUTHORITY to vote                 * EXCEPTIONS [ ]
     for all nominees listed below.  [ ]



Nominees: Donne F. Fisher, Kim Magness and J.C. Sparkman


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


* Exceptions
            --------------------------------------------------------------------


2. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the Annual Meeting.

        CHANGE OF ADDRESS OF
        COMMENTS MARK HERE    [ ]

        Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        Dated:                                  , 1997
              ----------------------------------

        ----------------------------------------------
                         Signature

        ----------------------------------------------
                 Signature if held jointly

        VOTES MUST BE INDICATED
        (X) IN BLACK OR BLUE INK   [X]

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                           TELE-COMMUNICATIONS, INC.
                              POST OFFICE BOX 5630
                                DENVER, CO 80217

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints John C. Malone and Stephen M. Brett as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, held of record by the undersigned on July 25, 1997, at the Annual Meeting of Stockholders to be held on August 28, 1997 or any adjournment thereof.

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE TWO PROPOSALS TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION OF TELE-COMMUNICATIONS, INC. (PROPOSALS NO. 2 AND NO. 3) AND AGAINST THE PROPOSAL OF TWO STOCKHOLDERS (IF SUCH PROPOSAL IS PRESENTED AT THE ANNUAL MEETING) (PROPOSAL NO. 4), EACH OF WHICH PROPOSALS IS DESCRIBED ON THE REVERSE SIDE.

                      (Continued, and to be signed and dated on reverse side.)

                                        TELE-COMMUNICATIONS, INC.
                                        P.O. BOX 11030
                                        NEW YORK, N.Y. 10203-0030

Proposals of the Board of Directors - The directors recommend a vote "FOR" proposals 1, 2, and 3


1.      ELECTION OF THREE DIRECTORS           FOR all nominees listed below. [ ]



WITHHOLD AUTHORITY to vote                    * EXCEPTIONS
for all nominees listed below.  [ ]                       [ ]



Nominees: Donne F. Fisher, Kim Magness and J.C. Sparkman



(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)



* Exceptions
            --------------------------------------------------------------------



2. PROPOSAL TO APPROVE the adoption of an amendment to the Restated Certificate of Incorporation of Tele-Communications, Inc. which would among other things, (a) redesignate the Tele-Communications, Inc. Series A Telephony Group Common Stock and the Tele-Communications, Inc. Series B Telephony Group Common Stock as Tele-Communications, Inc. Series A TCI Ventures Group Common Stock and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, respectively, (b) change the name of the Telephony Group to the TCI Ventures Group and redefine the assets and liabilities attributed to such Group, (c) make corresponding changes to the terms of the other existing series of Tele-Communications, Inc. Common Stock, to reflect the redesignation of the Telephony Group Common Stock as TCI Ventures Group Common Stock, and (d) provide for the reservation of shares of Series A TCI Ventures Group Common Stock for issuance upon conversion, exercise or exchange of certain options and convertible notes.


        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]




3. PROPOSAL TO APPROVE the adoption of an amendment to the Restated Certificate of Incorporation of Tele-Communications, Inc. which would permit Tele-Communications, Inc. to redeem the Liberty Media Group Common Stock for stock of a less than wholly owned subsidiary of Tele-Communications, Inc. that holds, directly or indirectly, all the assets and liabilities of the Liberty Media Group if Tele-Communications, Inc.'s ownership of and voting interest in such subsidiary is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of Tele-Communications, Inc.'s interest in such subsidiary to the holders of Liberty Media Group Common Stock to be tax free to such holders.

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]


================================================================================
Proposal of certain stockholders- The directors recommend a vote "AGAINST" the following proposal.


4. PROPOSAL TO ACT UPON, if presented by two stockholders of Tele-Communications, Inc. at the Annual Meeting, a proposal of such stockholders with respect to the elimination of election of directors by classes.


        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]


5. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the Annual Meeting.



        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        Dated:                                  , 1997
              ----------------------------------
        Signature
                 -------------------------------------
        Signature if held jointly
                                 ---------------------

        VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK [X]

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                           TELE-COMMUNICATIONS, INC.
                              POST OFFICE BOX 5630
                                DENVER, CO 80217

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints John C. Malone and Stephen M. Brett as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share, held of record by the undersigned on July 25, 1997, at the Annual Meeting of Stockholders to be held on August 28, 1997 or any adjournment thereof.

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE TWO PROPOSALS TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION OF TELE-COMMUNICATIONS, INC. (PROPOSALS NO. 2 AND NO. 3) AND AGAINST THE PROPOSAL OF TWO STOCKHOLDERS (IF SUCH PROPOSAL IS PRESENTED AT THE ANNUAL MEETING) (PROPOSAL NO. 4), EACH OF WHICH PROPOSALS IS DESCRIBED ON THE REVERSE SIDE.

                      (Continued, and to be signed and dated on reverse side.)

                                        TELE-COMMUNICATIONS, INC.
                                        P.O. BOX 11030
                                        NEW YORK, N.Y. 10203-0030

Proposals of the Board of Directors - The directors recommend a vote "FOR" proposals 1, 2, and 3


1.      ELECTION OF THREE DIRECTORS           FOR all nominees listed below. [ ]



WITHHOLD AUTHORITY to vote                    * EXCEPTIONS
for all nominees listed below.  [ ]                       [ ]



Nominees: Donne F. Fisher, Kim Magness and J.C. Sparkman



(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)



* Exceptions
            --------------------------------------------------------------------



2. PROPOSAL TO APPROVE the adoption of an amendment to the Restated Certificate of Incorporation of Tele-Communications, Inc. which would among other things, (a) redesignate the Tele-Communications, Inc. Series A Telephony Group Common Stock and the Tele-Communications, Inc. Series B Telephony Group Common Stock as Tele-Communications, Inc. Series A TCI Ventures Group Common Stock and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, respectively, (b) change the name of the Telephony Group to the TCI Ventures Group and redefine the assets and liabilities attributed to such Group, (c) make corresponding changes to the terms of the other existing series of Tele-Communications, Inc. Common Stock, to reflect the redesignation of the Telephony Group Common Stock as TCI Ventures Group Common Stock, and (d) provide for the reservation of shares of Series A TCI Ventures Group Common Stock for issuance upon conversion, exercise or exchange of certain options and convertible notes.


        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]





3. PROPOSAL TO APPROVE the adoption of an amendment to the Restated Certificate of Incorporation of Tele-Communications, Inc. which would permit Tele-Communications, Inc. to redeem the Liberty Media Group Common Stock for stock of a less than wholly owned subsidiary of Tele-Communications, Inc. that holds, directly or indirectly, all the assets and liabilities of the Liberty Media Group if Tele-Communications, Inc.'s ownership of and voting interest in such subsidiary is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of Tele-Communications, Inc.'s interest in such subsidiary to the holders of Liberty Media Group Common Stock to be tax free to such holders.

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]


================================================================================
Proposal of certain stockholders- The directors recommend a vote "AGAINST" the following proposal.


4. PROPOSAL TO ACT UPON, if presented by two stockholders of Tele-Communications, Inc. at the Annual Meeting, a proposal of such stockholders with respect to the elimination of election of directors by classes.


        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]


5. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the Annual Meeting.



        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        Dated:                                  , 1997
              ----------------------------------
        Signature
                 -------------------------------------
        Signature if held jointly
                                 ---------------------

        VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK [X]

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                           TELE-COMMUNICATIONS, INC.
                              POST OFFICE BOX 5630
                                DENVER, CO 80217

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints John C. Malone and Stephen M. Brett as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share, held of record by the undersigned on July 25, 1997, at the Annual Meeting of Stockholders to be held on August 28, 1997 or any adjournment thereof.

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE TWO PROPOSALS TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION OF TELE-COMMUNICATIONS, INC. (PROPOSALS NO. 2 AND NO. 3) AND AGAINST THE PROPOSAL OF TWO STOCKHOLDERS (IF SUCH PROPOSAL IS PRESENTED AT THE ANNUAL MEETING) (PROPOSAL NO. 4), EACH OF WHICH PROPOSALS IS DESCRIBED ON THE REVERSE SIDE.

                      (Continued, and to be signed and dated on reverse side.)

                                        TELE-COMMUNICATIONS, INC.
                                        P.O. BOX 11030
                                        NEW YORK, N.Y. 10203-0030

Proposals of the Board of Directors - The directors recommend a vote "FOR" proposals 1, 2, and 3


1.      ELECTION OF THREE DIRECTORS           FOR all nominees listed below. [ ]



WITHHOLD AUTHORITY to vote                    * EXCEPTIONS
for all nominees listed below.  [ ]                       [ ]



Nominees: Donne F. Fisher, Kim Magness and J.C. Sparkman



(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)



* Exceptions
            --------------------------------------------------------------------



2. PROPOSAL TO APPROVE the adoption of an amendment to the Restated Certificate of Incorporation of Tele-Communications, Inc. which would among other things, (a) redesignate the Tele-Communications, Inc. Series A Telephony Group Common Stock and the Tele-Communications, Inc. Series B Telephony Group Common Stock as Tele-Communications, Inc. Series A TCI Ventures Group Common Stock and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, respectively, (b) change the name of the Telephony Group to the TCI Ventures Group and redefine the assets and liabilities attributed to such Group, (c) make corresponding changes to the terms of the other existing series of Tele-Communications, Inc. Common Stock, to reflect the redesignation of the Telephony Group Common Stock as TCI Ventures Group Common Stock, and (d) provide for the reservation of shares of Series A TCI Ventures Group Common Stock for issuance upon conversion, exercise or exchange of certain options and convertible notes.


        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]





3. PROPOSAL TO APPROVE the adoption of an amendment to the Restated Certificate of Incorporation of Tele-Communications, Inc. which would permit Tele-Communications, Inc. to redeem the Liberty Media Group Common Stock for stock of a less than wholly owned subsidiary of Tele-Communications, Inc. that holds, directly or indirectly, all the assets and liabilities of the Liberty Media Group if Tele-Communications, Inc.'s ownership of and voting interest in such subsidiary is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of Tele-Communications, Inc.'s interest in such subsidiary to the holders of Liberty Media Group Common Stock to be tax free to such holders.

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]


================================================================================
Proposal of certain stockholders- The directors recommend a vote "AGAINST" the following proposal.


4. PROPOSAL TO ACT UPON, if presented by two stockholders of Tele-Communications, Inc. at the Annual Meeting, a proposal of such stockholders with respect to the elimination of election of directors by classes.


        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]


5. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the Annual Meeting.



        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        Dated:                                  , 1997
              ----------------------------------
        Signature
                 -------------------------------------
        Signature if held jointly
                                 ---------------------

        VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK [X]

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                           TELE-COMMUNICATIONS, INC.
                              POST OFFICE BOX 5630
                                DENVER, CO 80217

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints John C. Malone and Stephen M. Brett as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share, held of record by the undersigned on July 25, 1997, at the Annual Meeting of Stockholders to be held on August 28, 1997 or any adjournment thereof.

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE TWO PROPOSALS TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION OF TELE-COMMUNICATIONS, INC. (PROPOSALS NO. 2 AND NO. 3) AND AGAINST THE PROPOSAL OF TWO STOCKHOLDERS (IF SUCH PROPOSAL IS PRESENTED AT THE ANNUAL MEETING) (PROPOSAL NO. 4), EACH OF WHICH PROPOSALS IS DESCRIBED ON THE REVERSE SIDE.

                      (Continued, and to be signed and dated on reverse side.)

                                        TELE-COMMUNICATIONS, INC.
                                        P.O. BOX 11030
                                        NEW YORK, N.Y. 10203-0030

Proposals of the Board of Directors - The directors recommend a vote "FOR" proposals 1, 2, and 3


1.      ELECTION OF THREE DIRECTORS           FOR all nominees listed below. [ ]



WITHHOLD AUTHORITY to vote                    * EXCEPTIONS
for all nominees listed below.  [ ]                       [ ]



Nominees: Donne F. Fisher, Kim Magness and J.C. Sparkman



(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)



* Exceptions
            --------------------------------------------------------------------



2. PROPOSAL TO APPROVE the adoption of an amendment to the Restated Certificate of Incorporation of Tele-Communications, Inc. which would among other things, (a) redesignate the Tele-Communications, Inc. Series A Telephony Group Common Stock and the Tele-Communications, Inc. Series B Telephony Group Common Stock as Tele-Communications, Inc. Series A TCI Ventures Group Common Stock and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, respectively, (b) change the name of the Telephony Group to the TCI Ventures Group and redefine the assets and liabilities attributed to such Group, (c) make corresponding changes to the terms of the other existing series of Tele-Communications, Inc. Common Stock, to reflect the redesignation of the Telephony Group Common Stock as TCI Ventures Group Common Stock, and (d) provide for the reservation of shares of Series A TCI Ventures Group Common Stock for issuance upon conversion, exercise or exchange of certain options and convertible notes.


        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]





3. PROPOSAL TO APPROVE the adoption of an amendment to the Restated Certificate of Incorporation of Tele-Communications, Inc. which would permit Tele-Communications, Inc. to redeem the Liberty Media Group Common Stock for stock of a less than wholly owned subsidiary of Tele-Communications, Inc. that holds, directly or indirectly, all the assets and liabilities of the Liberty Media Group if Tele-Communications, Inc.'s ownership of and voting interest in such subsidiary is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of Tele-Communications, Inc.'s interest in such subsidiary to the holders of Liberty Media Group Common Stock to be tax free to such holders.

        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]


================================================================================
Proposal of certain stockholders- The directors recommend a vote "AGAINST" the following proposal.


4. PROPOSAL TO ACT UPON, if presented by two stockholders of Tele-Communications, Inc. at the Annual Meeting, a proposal of such stockholders with respect to the elimination of election of directors by classes.


        FOR [ ]                 AGAINST [ ]                     ABSTAIN [ ]


5. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the Annual Meeting.



        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        Dated:                                  , 1997
              ----------------------------------
        Signature
                 -------------------------------------
        Signature if held jointly
                                 ---------------------

        VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK [X]

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                     [TELE-COMMUNICATIONS, INC. LETTERHEAD]


July 31, 1997


Dear Shareholder,

We believe it is important that you, as a TCI shareholder, understand TCI and participate in decisions regarding its future direction. Enclosed are a number of documents developed to provide you with important information for these purposes. They include:

     PROXY STATEMENT: This document explains the proposals that will be acted on by shareholders at our 1997 Annual Meeting. Included with the proxy statement is a proxy card which should be voted and returned in the self-addressed, stamped envelope.

     TCI'S 1996 ANNUAL REPORT TO STOCKHOLDERS: This report contains in-depth financial information as of year-end 1996 regarding TCI and its family of companies.

     TCI SHAREHOLDER REPORT: This summary report gives shareholders an overview of the TCI family of companies and discusses their recent performance. It also outlines management's future goals for TCI and explains management's strategy to achieve these goals.

We trust that these documents will give you a clearer picture of TCI, as well as an understanding of our vision for the future. We value your ownership in TCI's family of companies, and we thank you for your continuing support.

Sincerely yours,

/s/ JOHN C. MALONE              /s/ LEO J. HINDERY, JR.

John C. Malone                  Leo J. Hindery, Jr.
Chairman and CEO                President and COO
Tele-Communications, Inc.       Tele-Communications, Inc.

                           Tele-Communications, Inc.
                               Shareholder Report




                                   [GRAPHIC]



                                   [TCI LOGO]

TCI HIGHLIGHTS

TCI GROUP

Year end Dec. 31 (In millions)                  1996          1995     % Change
--------------------------------------------------------------------------------
Total Revenue                                 $  6,790      $  5,145        32%
--------------------------------------------------------------------------------
Operating Cash Flow                              2,112         1,972         7%
(total revenue minus
operating and SG&A expense)
--------------------------------------------------------------------------------
Net Earnings (Loss)                               (778)         (144)    (440)%
--------------------------------------------------------------------------------
Total Assets                                    27,154        23,059        18%
--------------------------------------------------------------------------------
Total Debt                                      14,924        12,960        15%
--------------------------------------------------------------------------------
Combined Equity                                  1,863         2,936      (37)%
--------------------------------------------------------------------------------
Shares Outstanding (in millions)
(net of shares held by subsidiaries)

Series A TCI Group Common Stock                    579           572        --

Series B TCI Group Common Stock                     85            85        --


LIBERTY MEDIA GROUP

Year end Dec. 31 (In millions)                  1996          1995      % Change
--------------------------------------------------------------------------------
Total Revenue                                 $1,339       $ 1,441         (7)%
--------------------------------------------------------------------------------
Operating Cash Flow                              164            15         993%
(total revenue minus
operating and SG&A expense)
--------------------------------------------------------------------------------
Net Earnings (Loss)                            1,056           (56)        N/A
--------------------------------------------------------------------------------
Total Assets                                   3,059         2,518          21%
--------------------------------------------------------------------------------
Total Debt                                         2           251        (99)%
--------------------------------------------------------------------------------
Combined Equity                                2,397         1,613          49%
--------------------------------------------------------------------------------
Shares Outstanding (in millions)

Series A Liberty Media
Group Common Stock                               228           225          --

Series B Liberty Media
Group Common Stock                                21            21          --


ORGANIZATION CHART

                                    [CHART]

The Company is strategically structured to combine the strengths of its parallel businesses. TCIGroup includes domestic and international cable operations, non-cable assets and non-programming investments. Liberty Media Group reflects interests in entertainment and information programming, electronic retailing and related businesses. TCI Satellite Entertainment, Inc. was spun off to TCI Group shareholders in December 1996.


FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements contained in this report are forward-looking in nature. These forward-looking statements include matters such as business strategies, market potential, future financial performance, product deployments and other future-oriented matters. Such matters inherently involve many risks and uncertainties (including risks and uncertainties associated with changes in competitive and market conditions, changes in regulation and technology and changes in customer acceptance of new products), which can cause actual results to differ materially from those projected in the forward-looking statements.

MESSAGE FROM THE CHAIRMAN

JOHN C. MALONE
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF TCI


     Since 1968, Tele-Communications, Inc. (TCI) has grown from a small, regional antenna company to a diversified global media company and the largest multiple-system cable operator in the United States. Careful management, strategic planning, entrepreneurial opportunism and employee dedication have created a multinational company with a more than $30 billion portfolio of compatible and complementary assets, ranging from cable television and programming to telecommunications services.

     1996 was a pivotal year in TCI's growth, and one in which we experienced mixed financial and operating results. Our programming business, international operations and technology ventures business performed well, growing at healthy rates, while expanding and creating new opportunities.

     However, the Company's domestic cable operations did not perform as well. During 1996 we encountered industry-wide delays in the development of certain technologies, heightened competition and increased programming and other infrastructure development costs. Nonetheless, the fundamentals of this business remain sound and we have moved forward aggressively to fortify and leverage the strengths of our operations within the context of our dynamic industry.

NEW STRATEGIC DIRECTION

     We continually seek to maximize the power of the assets within the TCI family of companies to promote growth and to enhance shareholder value. As we move toward the next millennium, we are taking a variety of steps to achieve these goals. We are reinvigorating our cable operations and building on the success of our programming business. We are continuing our commitment to diversification, while seeking to organize the Company to make it more easily understood by investors. And at every turn, we remain committed to achieving our goal of steady, sustainable financial and operational results.

A SIMPLER TCI

     We have long recognized the benefits of diversification to better manage risk, identify and leverage new market opportunities, and combine the strengths of parallel businesses. We have been very successful in these efforts. However, as TCI has grown, it has become an increasingly complex company, and we have decided to organize our business structure so shareholders and lenders can


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT





                          [Picture of John C. Malone]
better understand TCI and realize the combined value of our many and varied businesses.

     In 1995, TCI reorganized its equity structure and issued common equity securities that track the performance of specific assets. These securities, known as tracking stocks, facilitate market recognition and provide investors with a method by which to measure the value and contributions of our diverse businesses. Tracking stocks also provide investors with the opportunity to invest in separate securities that reflect the performance of specific companies and to participate in the Company's equity investment in those companies, whether or not they are publicly traded.

     To continue these efforts, we have proposed the creation of a new tracking stock, named TCI Ventures Group, that will further segregate our business activities. TCI common stock is currently traded through two tracking stocks:
Liberty Media Group (Nasdaq: LBTYA/LBTYB) and TCI Group (Nasdaq: TCOMA/
TCOMB). Liberty Media Group reflects the performance of Liberty Media Corporation, which owns interests in entertainment and information programming and in related businesses. TCI Group primarily reflects the performance of TCI's domestic cable operations, composed of TCI Communications, Inc. (TCIC), TKR Cable Company, and other relatively small domestic cable systems held by the TCI parent company.

     TCI Group also includes the Company's interests in United Video Satellite Group; At Home Corporation, a high-speed Internet services company; @Home by TCI.NET, the Company's high-speed Internet distribution service; TCI Technology Ventures, Inc., which manages the Company's investments in various technology companies; Tele-Communications International, Inc. (TINTA), the Company's international cable and programming businesses; Teleport Communications Group, a large independent alternative access communications provider; and Sprint Spectrum Holding Company, L.P. and PhillieCo, L.P., providers of wireless personal communications services.

     If approved by shareholders at the Annual Stockholders' Meeting in August, the new tracking stock, TCI Ventures Group, will include the Company's international assets and substantially all of TCI's non-cable and non-programming domestic assets and investments. TCI Group thereafter will be composed primarily of the Company's domestic cable operations and its high-speed Internet and residential telephony distribution services. I invite you to review the enclosed proxy statement for details regarding this important proposal.

FOCUSING ON OUR STRENGTHS

     Strategic diversification has worked well at TCI and will continue to be important in 1997. However, at the very heart of TCI are its powerful cable and programming operations. These two businesses make a potent partnership, and we will continue to focus on ways to reap maximum value from their alliance.


                          INTERNATIONAL SERVICE AREAS

                                   [GRAPHIC]

             Committed to global expansion and market leadership,
              Tele-Communications International, Inc. operates in
                    countries around the world, including:
               Argentina, Brazil, France, Germany, Japan, Mexico,
                         Spain and the United Kingdom.


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

CABLE

     At TCI, we continue to believe that a hybrid fiber-coaxial terrestrial network is the most cost-effective way to provide the broad array of communications services that consumers will demand in the future. This kind of network has the unique ability to provide broad-based, high-speed, bi-directional video, voice and data connectivity. As compression technologies evolve and the Internet phenomenon grows, the optimal timing and nature of new service offerings continue to change.

     In preparation for these new product offerings, TCI invested heavily in its operating infrastructure. However, deployment was delayed due to technological, regulatory and other factors that were difficult to predict. Moreover, among other things, rising programming costs eroded our cable operating profit margins and placed upward pressure on monthly cable rates. As we passed these costs through to our customers, some elected to reduce or disconnect their cable services.

     Management took immediate steps to strengthen our cable operations. We cut most executive compensation, reduced our work force by 6 percent, implemented rigid cost containment and carefully examined all of our programming contracts, subsequently entering into negotiations with a number of our programming suppliers to secure better programming arrangements.

     We also sharply curtailed and redirected planned 1997 capital spending, recognizing that advances in compression technology would soon allow us to offer the majority of our customers digital video and data services utilizing existing coaxial plant, modified by fiber trunking. This configuration is not only more cost-effective, but also far faster to deploy than total analog system rebuilds. Long term, these same advances should make TCI less vulnerable to direct broadcast satellite (DBS) competition. I am pleased to report that our new capital spending plans, programming agreements and cost reduction activities have had an immediate impact, improving the Company's cable unadjusted operating cash flow by more than 40 percent by the end of the first quarter of 1997, as compared to the same period last year. Adjusting for acquisitions and dispositions, operating cash flow increased 24 percent compared to similarly adjusted 1996 first quarter.

     While our cable operations are not yet where we would like them to be, early results indicate that their progress is on target. We face the future with renewed vigor, enthusiasm and challenging new goals. To provide both leadership and expertise on our mission, I appointed Leo J. Hindery, Jr. to the posts of TCI President and Chief Operating Officer and TCIC President and Chief Executive Officer in early 1997. Leo will also be the Chief Executive Officer of the proposed TCI Ventures Group. Leo was previously Chief Executive Officer and founder of InterMedia Partners, one of the nation's top 10 multiple-system cable operators.

     With almost 30 years of industry, investment banking and finance experience, Leo will guide the strategic shift in our cable business,


                                   [GRAPHIC]

               An on-screen interactive guide provides customers
                  with a user-friendly way to manage the large
                variety of programming available through digital
                               cable television.


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

THE PROPOSED TCI VENTURES GROUP
AS OF 7/15/97


                TELE-COMMUNICATION                                                  TELEPORT
                 INTERNATIONAL,      UNITED VIDEO SATELLITE         AT HOME       COMMUNICATIONS
                      INC.                 GROUP, INC.            CORPORATION       GROUP, INC.         SPRINT PCS
---------------------------------------------------------------------------------------------------------------------------------
                NASDAQ: TINTA     NASDAQ: UVSGA                 NASDAQ: ATHM      NASDAQ: TCGI
---------------------------------------------------------------------------------------------------------------------------------
DESCRIPTION     The Company's     A provider of                 A provider of     A provider of      A provider of wireless
                primary vehicle   satellite-delivered video,    high-speed        competitive        communications
                for the conduct   audio, data and program       multimedia        local exchange     services, using radio
                of its            promotion services to cable   Internet          carrier service.   spectrum for broadband
                international     television systems,           services and                         personal communications
                cable,            satellite dish owners,        the Company's                        services to residential
                telephony and     radio stations and private    interest in                          and business customers
                programming       network users primarily       other                                nationwide.
                businesses.       throughout North America      Internet-related
                                                                assets.
---------------------------------------------------------------------------------------------------------------------------------
                Equity Interest         Equity Interest         Equity Interest    Equity Interest       Equity Interest
   PERCENT            85%                     40%                     39%                30%                   30%
  OWNERSHIP      Voting Control          Voting Control          Voting Control    Voting Control
                      92%                     85%                     72%                37%


while working closely with me in the day-to-day management of TCI. Leo discusses his plans for TCI and for TCIC in his Letter to Shareholders, beginning on page six.

PROGRAMMING

     Our programming operations are led by Robert (Dob) Bennett, Liberty Media's new President and Chief Executive Officer. Dob succeeded Peter Barton, who left Liberty in early 1997 following a very successful career. Dob, who served as Liberty's Executive Vice President and Chief Financial Officer since 1990, has the knowledge and experience to continue Liberty's outstanding record of success.

     Most of Liberty's affiliated networks experienced strong subscriber growth in 1996; this trend continues in 1997, as DBS and other forms of video distribution businesses expand the number of pay television households. Subscriber growth contributed to a 62 percent increase in the attributed cash flow of Liberty's developed businesses in 1996.

     Several of Liberty's affiliates successfully launched new networks in 1996, such as Fox Sports Net, BET Movies/Starz!3 and Discovery's Animal Planet. Discovery also launched four new services designed for the digital platform:
Discovery Science, Discovery Civilization, Discovery Travel & Living and Discovery Kids. These services will be included in TCI's new digital cable services. The established networks also continue to invest in expansion of their brands in Latin America, Asia and Europe.

     During 1996 and the first half of 1997, Liberty was involved in several significant transactions, each of which served the goal of increasing shareholder value. Among these were the Turner/Time Warner merger; the Home Shopping Network/Silver King merger; the proposed sale of Liberty's interest in International Family Entertainment, Inc.; and the April 1996 sports partnership with The News Corporation, followed in June 1997 by a planned alliance with Cablevision, through which Fox/Liberty Sports


                                   [GRAPHIC]

           Liberty Media has a 10 percent, non-voting equity interest in Time Warner.


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

THE PROPOSED TCI VENTURES GROUP
AS OF 7/15/97

                                                                              TCI SUMMITRAK OF TEXAS, INC.   TCI NATIONAL DIGITAL
             WESTERN TELE-COMMUNICATIONS, INC.    ETC W/TCI, INC.                AND TCI SUMMITRAK L.L.C.       TELEVISION CENTER
---------------------------------------------------------------------------------------------------------------------------------
DESCRIPTION  The Company's wholly-owned           A subsidiary of the         Wholly-owned subsidiaries of   A provider of digital
             subsidiary which provides long       Company that develops and   the company that provide an    compression and
             distance transport of video, voice   distributes for-profit      integrated network-based       authorization services
             and data traffic and other           education, training and     information management         to programming
             telecommunications services to       communication services      system to certain of TCI's     suppliers and to video
             telecommunications carriers on a     and products.               cable systems.                 distribution outlets.
             wholesale basis using primarily a
             digital broadband microwave
             network located throughout a
             12-state region.
---------------------------------------------------------------------------------------------------------------------------------
PERCENT                Equity Interest                 Equity Interest               Equity Interest             Equity Interest
OWNERSHIP                   100%                             80%                          100%                        100%



will acquire 40 percent of Cablevision's regional sports networks and its Madison Square Garden business and will own 50 percent of a new national sports network. Dob comments on Liberty's success and on his future plans in his Letter to Shareholders, beginning on page 12.

     My appointments of Leo and Dob bolster our senior management team with two seasoned industry veterans and mark a new era of partnership and cooperation between TCI's cable and programming interests.

A BRIGHT FUTURE

     The events of the past year have positioned TCI to compete more effectively in the future. We have clearly demonstrated our ability to respond swiftly and decisively to changes in market conditions and technology. As indicated by our first quarter results, we have also shown that by exercising careful management, sound judgment, steady operating discipline and rigorous cost containment, we can deliver solid results to our shareholders. We must now show that we can sustain these results over time. We are respectful of the management challenges ahead, and we face each challenge with enthusiasm and a clear focus on the mission at hand.

     In our remarkably fast-paced industry, we expect further change in 1997. One thing however will never change at TCI: we are built on the entrepreneurial philosophy and character of our founder and Chairman, Bob Magness, who passed away last November. Bob had a vision -- a dream -- that drove a small, regional antenna company to become a cable systems and programming powerhouse. He knew that the source of TCI's strength was in the continuing support of our investors and in the dedication, creativity and talent of our approximately 34,000 employees. In this spirit, Leo, Dob and I are working hard to ensure that TCI remains at the forefront of this exciting, rewarding and challenging industry.

/s/ JOHN C. MALONE

JOHN C. MALONE
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER OF TCI
JULY 1997


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

MESSAGE FROM THE PRESIDENT & COO

LEO J. HINDERY, JR.
PRESIDENT AND CHIEF OPERATING OFFICER OF TCI
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF TCIC



     Through the creative foresight and long-range planning of TCI Chairman John Malone and the late Bob Magness, TCI has gathered perhaps the most commanding portfolio of assets in our industry. My charter as TCI's new president is to develop a powerful, unified relationship among those assets to promote thoughtful growth and increase shareholder value.

     Our cable operations are among the strongest of our assets. Through TCI's domestic cable operations, TCI delivers analog basic and expanded basic, premium and pay-per-view video services to more than 14 million customers. As the largest multiple-system cable operator with the broadest reach in the United States, TCI has long been the leader and most prominent player in the cable industry.

     TCI also develops and provides diverse, high-quality programming to our customers through our programming business, Liberty Media Corporation. Liberty and TCI's domestic cable operations work together to maximize the value of Liberty's programming investments and to provide the Company's cable operations with quality programming at reasonable rates.

     If approved by our stockholders at the August Annual Meeting, TCI will create a third tracking stock, TCI Ventures Group. This Group will include the Company's investments in United Video Satellite Group; At Home Corporation, a high-speed Internet services company; Tele-Communications International, Inc. (TINTA), which encompasses the Company's non-U.S. video, telephony and programming assets; the Teleport and Sprint PCS telephony investments; and various technology ventures and investments. Through these three business units, TCI helps develop and introduce new products that continue to position the Company as the leader in our industry and provide growth opportunities.

ENERGIZING OUR CABLE BUSINESS

     Our cable operations represent a large piece of TCI's assets and contribute a significant portion of its cash flow. Accordingly, we continue to energize our organization, so we can more effectively manage the cable systems we own and constructively support the management of our affiliated operators.


                                   [PICTURE]

                             LEO J. HINDERY, JR.


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

@HOME BY TCI.NET SPEED COMPARISON

       [PICTURE]                       [PICTURE]                            [PICTURE]

      CABLE MODEM                       ISDN                                28.8 MODEM

1.6 SECONDS TO DOWNLOAD        2 MINUTES 6 SECONDS TO DOWNLOAD      9 MINUTES 20 SECONDS TO DOWNLOAD
A 2 MEGABYTE FILE              A 2 MEGABYTE FILE                    A 2 MEGABYTE FILE


In sharp contrast to conventional services that rely on telephone modems, @Home by TCI.NET provides round-the-clock cable access and rapid downloading - hundreds of times faster than a typical phone modem. This high-speed Internet service delivers rich multimedia national and local content including news, sports, weather and children's topics, a customized browser and e-mail connectivity via a high-speed cable modem.

LISTENING TO OUR CUSTOMERS

     In an industry dependent upon the loyalty and satisfaction of our customers, it is crucial that we maintain a keen focus on customer needs. We believe that ours is essentially a local business; we attempt to address customers at the local level and demonstrate that we listen to them and respond to their wishes.

     With this in mind, our cable operation's strategy is to get as close as possible to our customers by reaching out to them in their home markets. To facilitate this, we have decentralized and reorganized our cable operations into six regional units, each representing between 2 and 2.5 million customers. Within a newly empowered and localized business structure, managers now have both the authority and the accountability to make local product and service decisions quickly, thereby enhancing customer satisfaction. With better support from central staff functions, managers can now engage more effectively in targeted marketing and sales programs, community efforts and public relations for maximum impact. This structure should help us to nurture our franchise relationships through proactive involvement, partnering with our franchise authorities in the common goal of customer satisfaction.

     To strengthen our position in defined markets, over the past year and a half we have made select acquisitions of key cable systems such as Viacom Cable and the remaining interest in TKR Cable. We have also engaged in strategic system exchanges. More recently, we have agreed to


                                   [PICTURE]

                   Vital to enhancing customer satisfaction,
                     TCI's customer service representatives
                      are available 24 hours a day, seven
                                  days a week.


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

EXISTING PLANT STATUS
AS OF 3/31/97


                                                                  HOMES                  PLANT           PERCENT OF
BANDWITH                               HEADENDS                  PASSED                  MILES          TOTAL PLANT
-------------------------------------------------------------------------------------------------------------------
220 - 270 MHz                               125                     423                  6,554                   2%
300 - 350 MHz                               657                   7,398                 90,949                  35%
400 MHz                                      89                   2,502                 26,261                  10%
-------------------------------------------------------------------------------------------------------------------
Total less than 450 MHz                     871                  10,323                123,764                  47%
-------------------------------------------------------------------------------------------------------------------
450 MHz                                     207                   4,661                 49,294                  19%
550 - 750 MHz                               218                   8,793                 89,926                  34%
-------------------------------------------------------------------------------------------------------------------
Total greater than 450 MHz                  425                  13,454                139,220                  53%
-------------------------------------------------------------------------------------------------------------------
Total                                     1,296                  23,777                262,984                 100%
===================================================================================================================
Fiber Sheath Miles                                                                      18,778                   7%
Fiber Miles                                                                            600,896


enter into several joint ventures and affiliations with quality cable operators which have records of outstanding customer service. This effort is expected to benefit the Company in numerous ways. For example, in each case a market or region will be consolidated, which should result in substantially reduced operating costs per customer and improved customer service. In addition, in aggregate the joint ventures should serve to deleverage the Company's cable operations to the benefit of our shareholders. Finally, we are now partners with a number of well-respected cable operators who share our values and commitment to quality customer service.

     We are excited about the implications and potential of these new joint ventures. We believe that these ventures, combined with our customer focus and local strategy, give the Company a tremendous market advantage -- one that will energize our core cable business and differentiate TCI in an increasingly competitive environment.

A NEW VIEW ON THE MARKET

     Providing cutting-edge technology to our customers is a TCI trademark, and an effort to which we have dedicated significant financial resources. In the past 18 months, advances in digital compression technology have changed


                                   [PICTURE]

   Recognizing that cable service is a local business, dependent on customer loyalty and satisfaction, TCI targets customers in local markets with a variety of direct marketing and sales promotion programs.


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

REGIONAL MAP OF THE UNITED STATES
AS OF 3/31/97

                                     [MAP]


To reach out to customers at the local level, TCI decentralized its cable operations into six regional units, each serving approximately 2.5 million customers. In late 1996 and early 1997, the Company introduced its digital cable television and high-speed Internet and residential telephony distribution services to residents in several major cities.


our industry. These advances mean that digital compression technology, performed by TCI's Headend in the Sky (HITS) facility in Denver, will be able to compress an average of 14 digital channels into the bandwidth previously occupied by just one analog channel, vastly enhancing our distribution capabilities with little additional cost. In addition, these advances allow us to offer our customers the range of products they desire at a minimum 450 MHz bandwidth, as opposed to the 550 or 750 MHz bandwidth that was previously thought to be required. As such we expect our capital expenditures to be one-fourth to one-third less than what would have been required to upgrade our entire plant to 750 MHz.


                                   [PICTURE]

                    TCI provides family-oriented programming
                      and cable television service to more
                     than 14 million direct customers and 3
                         million affiliated customers.


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

     This important development has resulted in a strategic shift for our cable operations. We are now focused on optimizing the existing broadband network or upgrading it as necessary to serve our customers' needs. We apply a "best fit" architecture approach to each market, through which we examine the upgrade costs, demographics, revenue potential and other factors to develop a business plan that makes the greatest economic sense for the specific market and delivers the best return on investment.

     We can now deploy new revenue-generating services more quickly and reduce capital spending, redirecting it to the upgrade of our headend equipment and to the installation of fiber optic cable, which increases system reliability and reduces plant maintenance costs.


                                   [PICTURE]

         Service technicians perform maintenance on the Company's cable system in preparation for making digital cable
                    television available to TCI's customers.


     In addition to our planned achievement of substantially decreased capital spending, we continue our focus on rigid operating cost control. In his letter, John Malone describes a number of the successful corporate cost control measures that have contributed to improved operating margins. None are as important as our efforts to contain programming rate increases, which in 1996 rose by more than 20 percent. Through a series of negotiations with programming suppliers, we have emerged with agreements that will provide our cable operations with more flexibility and will deliver greater value to our customers. Operating margins have already been favorably impacted in the first quarter of 1997.


                                   [PICTURE]

                 TCI uses fiber optics to provide its customers with reliable and cost-efficient communication service.


NEW PRODUCTS, NEW TECHNOLOGIES

     With our ability and commitment to capitalize on our broadband network capabilities while still serving our customers' needs, we continue to develop and deliver a range of new integrated products and services. We have successfully tested three new products: digital cable television, access to Internet services and telephony. All three tests have provided valuable market intelligence upon which we will build in the future.

DIGITAL TELEVISION

     The most immediate and promising of these new products is digital cable television. We


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT expect digital cable television to allow us to expand our cable offerings in an appealing and cost-efficient manner, while generating additional revenue and cash flow and enhancing our competitive position.

     Response in our initial markets indicates that customers are very pleased with the picture, sound, programming choices and ease of use capabilities of digital cable television. In late 1997, we expect to make digital cable television available to the majority of the homes passed by the Company's cable systems.

INTERNET

     As part of our plan to provide integrated services over our broadband network, we have begun to roll out a high-speed Internet service, @Home by TCI.NET. For a one-time installation fee and a monthly subscription charge, customers in these markets will have unlimited Internet use, including e-mail, chat, a customized @Home browser and access to local news, weather, sports and business, all delivered over a very high-speed cable modem. Unlike conventional dial-up services, the @Home by TCI.NET service is always accessible, allowing users to retrieve information from the Internet much faster than the typical telephone modem, with no additional usage charges. The @Home by TCI.NET service is currently available to residents of Fremont, California; Hartford, Connecticut; Arlington Heights, Illinois; and Seattle, Washington.


                                   [PICTURE]

                 In fall 1996, the Company's installation team
                assisted in the introduction of @Home by TCI.NET
                  to residents in the San Francisco Bay area.


TELEPHONY

     We continue to explore ways to provide telephone services via the Company's cable systems. Test marketing has shown that the technology is effective; continued testing will allow us to evaluate customer acceptance and the economic attractiveness of our wireline service.

THE FUTURE

     As the industry leader, we are excited about the future of our cable business. We now have a customer-focused strategy that invites loyalty and satisfaction; we have a solid broadband distribution network that can accommodate not just today's technology, but also tomorrow's; we have a strong sense of partnership between our cable and programming businesses; and we have a number of promising technology investments and new customer products in development or test market. As we move ahead, we will leverage these strengths, improve our financial and operational flexibility and focus on new ways to set us apart from the competition, with a constant goal of maximizing value for TCI's shareholders.


/s/ LEO J. HINDERY, JR.

LEO J. HINDERY, JR.
PRESIDENT AND CHIEF OPERATING OFFICER OF TCI
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF TCIC
JULY 1997


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

MESSAGE FROM THE PRESIDENT & CEO OF LIBERTY MEDIA

ROBERT R. BENNETT
EXECUTIVE VICE PRESIDENT OF TCI
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF LIBERTY MEDIA CORPORATION


     Liberty Media is one of the nation's largest and most diverse providers of television programming. We conduct our business through more than 25 affiliated companies in which we have a broad range of ownership interests. These companies offer movies, sports, documentaries, home shopping and entertainment programming to millions of viewers nationwide and around the world.

     At Liberty, we have a simple objective that we pursue with discipline and focus: to maximize the per share value of our equity over a rolling five- to 10-year horizon. Our strategy for meeting this objective has three principal components. First, we seek to increase the distribution and cash flow of the individual networks in order to make each of these investments more valuable. Second, we encourage our affiliates to lay the foundation for future growth by creating new networks in the United States and abroad. Third, we engage in strategic transactions that are intended to make our overall portfolio of businesses more valuable. All of the above are complemented by cooperation with other companies in the TCI family and leveraged by opportunistic repurchases of our stock. The past 18 months have been very productive on all these fronts.

INTERNAL GROWTH

     Cable and satellite programming networks are enjoying a period of robust growth, driven by the continuing increase in the number of television households subscribing to some form of pay television and by the migration of viewers from traditional television networks to cable and satellite networks. These two factors are driving double-digit growth in revenue without corresponding increases in expenses, resulting in healthy increases in cash flow.

     The talented entrepreneurs/owners who manage our businesses took full advantage of these environmental factors to create a 62 percent increase in the attributed cash flow of our developed businesses in 1996. A few examples:
Discovery Channel cash flow rose by 22 percent over the prior year; Encore cash flow more than tripled; cash flow of our regional sports businesses increased by 44 percent; Home Shopping Network staged a dramatic turnaround; and QVC continued its record of growth with an 18 percent cash flow increase.

DEVELOPING NEW NETWORKS

     In addition to managing the success of the established networks, our affiliated companies invested in new businesses that will supplement the fundamental growth of the more established networks. We successfully launched Fox Sports Net and Animal Planet in late 1996, and STARZ! and FX each saw significant distribution


                                   [PICTURE]

                               ROBERT R. BENNETT


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

[PICTURE]                      [PICTURE]                               [PICTURE]

Significant events among Liberty Media affiliates include Discovery Channel's successful launch of the new Animal Planet network, the combination of Encore and STARZ! national pay television movie services, and creation of a national network of regional sports networks through partnerships with Fox Sports and Cablevision.


gains. Also, virtually all of our businesses expanded the quality and reach of their services in Latin America, Asia and Europe. While pursuing these opportunities requires expenditure of time and money, such investments are crucial to sustaining the growth rates we currently enjoy.

MANAGING THE PORTFOLIO

     In 1996 and the first half of 1997, we initiated, participated in, or completed more than a dozen transactions. Each of them served one or more of the following objectives: enhanced our strategic positioning, combined similar businesses to create scale economies for greater efficiency or market positioning, captured unrealized value in a tax-efficient manner or created liquidity. The following are a few highlights.

     In the 1996 TBS/Time Warner merger, Liberty's 25 percent interest in
TBS was converted into a 10 percent interest in Time Warner, one of the world's leading diversified media companies. We entered into this transaction because we believed that it was financially attractive to Liberty and that the TBS networks would be more valuable in the future as part of a larger and more vertically integrated entity. We are pleased to report that halfway through 1997, our Time Warner shares have a value of approximately $2.8 billion, an increase of $1.1 billion over the value of our TBS shares at the end of 1995.

     In June of 1997, Fox Sports, our partnership with The News Corporation, reached agreement for a strategic alliance and partnership with Cablevision Systems Corporation, majority owner of several regional sports networks and Madison Square Garden. This alliance will complete our long-held objective of creating a nationwide network of regional sports networks. Going forward, Fox Sports will have equity interests in 20 regional sports networks providing service to more than 55 million subscribers coast to coast, including most of the major television markets. In addition, Fox Sports and Cablevision will create a national network that will provide sports programming and sell national advertising for all of our regional networks as well as for several independent networks. This will allow us, for the first time, to take advantage of the high viewership ratings of our regional networks when we sell commercial time to national advertisers.

     In June of 1997, we agreed to sell our interest in International Family Entertainment (IFE) for $345 million of preferred stock of Fox Kids Worldwide, Inc., an affiliate of News Corp. By accepting preferred stock for our IFE shares, we will be able to defer taxes on the substantial financial gain on the transaction while earning a yield, significantly boosting our corporate liquidity.

     While our movie networks, Encore and STARZ!, have been managed together since inception, their ownership interests were combined only in July of this
year.   As a result, Liberty Media Group now owns 80 percent and TCI Group owns
20 percent of the new company,


                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

Encore Media Group ("EMG"). In connection with the transaction, TCI's domestic cable operations entered into a new, long-term affiliation agreement under which it will make fixed monthly payments to EMG. This agreement serves two purposes: for TCI's domestic cable operations, it permits broad flexibility in packaging and pricing the EMG services to its customers; and for Liberty, the assured minimum level of revenue substantially reduces the risk of the business. Ultimately, the success of EMG hinges on our ability to attain significant levels of distribution outside of TCI's domestic cable operations, but we believe this newly configured business has the potential to be one of the largest contributors to our growth in value over the next five years.

FUTURE OPPORTUNITIES

     As of the end of June, at the corporate level, Liberty had in excess of $350 million in cash, no debt and $350 million of available credit lines. We are confident our bank lines can be increased substantially and we are reviewing alternatives for raising longer-term funds. We expect that these sources, combined with internally generated cash flow, will be more than adequate to take advantage of investment and acquisition opportunities as they arise. Among these opportunities is our agreement to repurchase 6.7 million Liberty Media Group shares that will be acquired as part of TCI Group's pending acquisition of Kearns-Tribune Corporation. This transaction is consistent with the 20 percent share repurchase authorization approved by the Board of Directors. Depending on market conditions, availability of cash and the suitability of other investment alternatives, we expect to repurchase additional shares in the future.

     Each of the 12 full-time employees who make up the Liberty corporate staff is a shareholder and each is dedicated to achieving our objective of shareholder equity appreciation. We are greatly assisted in this process by the corporate vision and leadership of John Malone and Leo Hindery and by our association and cooperation with the other companies in the TCI family. These internal strengths, combined with the attractive environment for programming businesses and our superior portfolio of well-managed assets, give us great optimism for the future.


/s/ ROBERT R. BENNETT

ROBERT R. BENNETT
PRESIDENT AND CHIEF EXECUTIVE OFFICER
LIBERTY MEDIA CORPORATION
JULY 1997


LIBERTY MEDIA GROUP ASSETS

MOVIE SERVICES
------------------------------------------------------------------------------

                             SUBSCRIBERS     SUBSCRIBERS    ATTRIBUTED
                             AT 3/31/97      AT 12/31/96    OWNERSHIP
ENTITY                     (in thousands)  (in thousands)  % at 7/15/97
------------------------------------------------------------------------------
Encore Media Group                                              80%
  Encore                          10,538       10,154
  MOVIEplex                        9,452        1,120
  Love Stories                     1,876        1,681
  Westerns                         3,604        3,261
  Mystery                          3,053        2,708
  Action                           1,875        1,664
  True Stories                     1,876        1,660
  WAM! America's Kidz Network      1,897        1,661
  STARZ!                           5,202        4,925
  STARZ!2                            556          537
  BET Movies/STARZ!3                  31          N/A            52%

Request TV                        40,594 (1)   39,639 (1)        40% (2)

Viewer's Choice                   48,880 (1)   44,889 (1)        10%
------------------------------------------------------------------------------


ELECTRONIC RETAILING
--------------------------------------------------------------------------------

                                        SUBSCRIBERS     SUBSCRIBERS    ATTRIBUTED
                                        AT 3/31/97      AT 12/31/96    OWNERSHIP
ENTITY                                (in thousands)  (in thousands)  % at 7/15/97
--------------------------------------------------------------------------------
HSN, Inc. (Nasdaq: HSNI) (3)                                                 (3)
  HSN                                      70,330 (4)   69,665(4)
  America's Store                          11,012 (4)   11,700(4)
  ISN                                     On-line      On-line
  HSN-Germany                               8,300        7,000           11%
  Shop Channel (Japan)                        846          300           11%
  SKTV, Inc.                               28,300 (5)   28,302(5)
  SF Broadcasting                           1,800 (5)    1,800(5)
QVC Inc.                                                                    43%
  QVC Network                              61,702       59,669
  Q2                                       12,994       13,111
  QVC-The Shopping
    Channel (UK)                            5,900        5,750
  QVC-Germany                               4,900        4,500
  IQVC                                    On-line      On-line
--------------------------------------------------------------------------------

                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

ENTERTAINMENT AND INFORMATION
--------------------------------------------------------------------------------

                                             SUBSCRIBERS     SUBSCRIBERS    ATTRIBUTED
                                             AT 3/31/97      AT 12/31/96    OWNERSHIP
ENTITY                                     (in thousands)  (in thousands)  % at 7/15/97
-------------------------------------------------------------------------------------------
Bay TV                                            1,415            1,390         49%

BET Holdings, Inc. (NYSE: BTV)                                                   22%
  BET Cable Network                              48,100           47,000
  BET Action Pay-Per-View                        10,000(1)         9,000(1)
  BET on Jazz                                     3,000            2,200

Court TV                                         27,513           26,453         33%(2)

Discovery Communications, Inc.                                                   49%
  Discovery Channel                              71,034           70,556
  The Learning Channel                           57,097           53,992
  Animal Planet                                  18,090           14,900
  Discovery Science                                  (6)              (6)
  Discovery Civilization                             (6)              (6)
  Discovery Travel & Living                          (6)              (6)
  Discovery Kids                                     (6)              (6)
  Discovery Asia                                  6,753            4,452
  Discovery India                                 4,000            4,625
  Discovery Japan                                    25              N/A
  Discovery Europe                               13,534           13,018
  Discovery Germany                                  25              N/A
  Discovery Italy/Africa                            150              N/A
  Discovery Latin America                         6,742            6,251
  Discovery Latin America
    Kids Network                                  1,400            1,200
  Discovery Channel On-line                     On-line          On-line

The Box Worldwide, Inc.
(Nasdaq: BOXW)                                                                    5%
  The Box                                        23,745           22,189

TCI Music, Inc. (Nasdaq: TUNE)                                                    2%
  DMX                                            19,400(1)        19,400(1)

E! Entertainment Television                      40,852           41,872         10%(2)

International Family Entertainment,
Inc. (NYSE: FAM)                                                                 20%(7)
  The Family Channel                             68,600           65,700
  FiT TV                                         12,000           11,800         25%

International Channel                             7,371            7,355         45%

MacNeil/Lehrer Productions                          N/A              N/A         67%

Odyssey                                          30,100           26,800         49%

Time Warner Inc. (NYSE: TWX)                                                     10%
Time Warner/Turner/Programming Services (8)
-------------------------------------------------------------------------------------------


SATELLITE SERVICES
-------------------------------------------------------------------------------------------

Superstar/Netlink                                   919              981         50%

Netlink Wholesale                                 2,862(9)         2,905(9)     100%

Southern Satellite
Systems, Inc.(10)                                67,674           66,735        100%
-------------------------------------------------------------------------------------------



SPORTS SERVICES
-------------------------------------------------------------------------------------------
                                   SUBSCRIBERS           SUBSCRIBERS        ATTRIBUTED
                                   AT 3/31/97            AT 12/31/96        ECONOMIC(11)
  ENTITY                         (in thousands)        (in thousands)       % at 7/15/97
-------------------------------------------------------------------------------------------
Regional Sports Networks (2)
  Fox Sports-Arizona                          721             744           50%
  Fox Sports-
    Intermountain West                        630             617           50%
  Fox Sports-Midwest                        1,307           1,222           50%
  Fox Sports-Pittsburgh                     1,837           1,698           50%
  Fox Sports-Northwest                      2,440           2,416           50%
  Fox Sports-Rocky Mountain                 1,785           1,690           50%
  Fox Sports-South                          5,380           5,228           44%
  Fox Sports-Southwest                      4,743           4,751           50%
  Fox Sports-West                           3,972(12)       3,956(12)       50%
  Fox Sports-West 2                           N/A             N/A           50%
  Home Team Sports                          3,880           3,835           17%
  SportsChannel Chicago                     2,747           2,707           25%
  SportsChannel Pacific                     4,160           4,083           25%
  SportsChannel
    Philadelphia/PRISM                      2,560           2,534           17%
  Sunshine Network                          3,773           3,706           27%(2)

National Sports Networks
  Fox Sports Americas (US)                  2,233           1,682           25%
  Fox Sports Direct (13)                    4,488           3,731           50%
  Fox Sports Net                           31,790(1)       23,632(1)        50%
  Fox Sports News                          31,790(1)       23,632(1)        50%
  FX                                       30,699          28,673           50%
  Prime Network                            54,611(1)       52,592(1)        25%

International Sports Programming
  Fox Sports Australia                        389             171         12.5%
  Fox Sports Americas                       3,369           2,120           25%
    STAR TV (15)                            220,000(14)     220,000(14)   3.75%
  Torneos y Competencias, S.A                                                9%
-------------------------------------------------------------------------------------------


PUBLIC STOCK INVESTMENTS
--------------------------------------------------------------------------------

COMPANY                              CLASS               SHARES AT 7/15/97
-------------------------------------------------------------------------------------------
BET Holdings, Inc.                A Common               1,831,600
(NYSE-BTV)                        B Common               1,831,600
                                                        ----------
                                                         3,663,200(15)

TCI Music, Inc. (Nasdaq: TUNE)      Common               1,514,765

HSN, Inc.(3)                        Common              12,799,999(16)
(Nasdaq: HSNI)                    B Common               7,966,645(16)
                                                        ----------
                                                        20,766,644(16)

International Family
Entertainment, Inc. (7)           C Common               7,088,732
(NYSE: FAM)              Convertible Notes               2,587,500(17)
                                                        ----------
                                                         9,676,232(15)

Time Warner, Inc.
(NYSE: TWX)           Series LMCN-V Common(18)          57,061,942(15)

The Box Worldwide, Inc.
(Nasdaq: BOXW)                    A Common               1,203,464
-------------------------------------------------------------------------------------------

(1)  Number of subscribers to whom service is available.

(2) The interests of Liberty Media Group in these entities are presently or will become subject to buy-sell procedures under which one owner may initiate the procedure by giving notice setting forth a value for the entity and the other owner(s) may then elect either to buy the interest of the initiating owner or to sell their interests to the initiating owner at a price equal to the value specified by the initiating owner multiplied by the ownership percentage of the selling partner.

(3) Mergers of Silver King Communications, Inc. ("Silver King") with Home Shopping Network, Inc. and Savoy Pictures Entertainment, Inc. were consummated in December 1996 and Silver King subsequently changed its name to HSN, Inc. ("HSNI"). Liberty owns direct and indirect interests in various HSNI and Home Shopping Network, Inc. securities which, if converted or exchanged for HSNI common stock, would result in an ownership interest in HSNI of approximately 36.5%. Liberty currently owns approximately 21% of HSNI.

(4)  Includes broadcast households and cable subscribers.

(5) Number of television households in areas of owned and operated broadcast stations.

(6)  Digital services to be launched on TCI's digital TV service.

(7) Liberty has agreed to sell its IFE stock to Fox Kids Worldwide, Inc. for $345 million of FKW Preferred Securities.

(8)  Includes CNN, Cartoon Network, Headline News, TNT, Turner Classic
     Movies, TBS Superstation, CNNfn, CNN/SI, CNN International, TNT, Latin America, Cartoon Network Latin America, TNT & Cartoon Network Europe, TNT and Cartoon Network Asia, HBO, Cinemax, Comedy Central, HBO Ole, HBO Asia, TVKO and WB Television Network. Following consummation of the Time Warner/Turner merger on October 10, 1996, Liberty is no longer reporting subscriber numbers for these programming services.

(9)  Aggregate number of units. Netlink uplinks six broadcast stations.

(10) Distributes TBS Superstation in the U.S. and Canada. Time Warner has an option to acquire Southern for $213 million.

(11) "Economic" interests and "ownership" interests may vary for certain sports services.

(12) Prior years include subscribers now reported in Fox Sports-Arizona.

(13) Formerly Liberty Satellite Sports, a distributor of sports programming to C-Band home satellite dish and direct broadcast satellite markets.

(14) STAR TV is a satellite-delivered television platform. Programming services on STAR TV's platform include STAR Sports, STAR Plus, Phoenix Chinese Channel, STAR Movies and ZEE TV, among others. STAR TV reaches approximately 220 million people in Asia, India and the Middle East.

(15) Total common equivalent shares.

(16) Common equivalent ownership assuming exchange and exercise of various HSNI and HSN securities (see footnote 5).

(17) $23,000,000 face amount 6% Convertible Secured Notes due 2004, convertible into 2,587,500 shares of Class C Common Stock.

(18) Convertible into an equivalent number of shares of Time Warner Common Stock under certain circumstances.

                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

BOARD OF DIRECTORS

TONY COELHO
Chairman and Chief Executive Officer
ETC w\tci, Inc. and Coelho Associates, LLC

DONNE F. FISHER
Business Executive; Consultant to TCI;
Former Executive Vice President of TCI

JOHN W. GALLIVAN
Chairman of the Board
Kearns-Tribune Corporation

PAUL A. GOULD
Managing Director
Allen & Company, Inc.

LEO J. HINDERY, JR.
President and Chief Operating Officer
Tele-Communications, Inc.

JEROME H. KERN
Business Consultant; Special Counsel to
Baker & Botts, L.L.P.

KIM MAGNESS
Business Executive

DR. JOHN C. MALONE
Chairman of the Board and Chief Executive Officer
Tele-Communications, Inc.

ROBERT A. NAIFY
President and Chief Executive Officer
Todd-AO Corporation

J C SPARKMAN
Consultant and Former
Executive Vice President of TCI


TELE-COMMUNICATIONS, INC. OFFICERS

DR. JOHN C. MALONE
Chairman of the Board and
Chief Executive Officer

LEO J. HINDERY, JR.
President and Chief Operating Officer

President and Chief Executive Officer
TCI Communications, Inc.

ROBERT R. BENNETT
Executive Vice President

President and Chief Executive Officer
Liberty Media Corporation

STEPHEN M. BRETT
Executive Vice President
General Counsel and Secretary

BRENDAN R. CLOUSTON
Executive Vice President

LARRY E. ROMRELL
Executive Vice President

President and Chief Executive Officer
TCI Technology Ventures, Inc.

FRED A. VIERRA
Executive Vice President

Vice Chairman and Chief Executive Officer
Tele-Communications International, Inc.




                  TELE-COMMUNICATIONS, INC. SHAREHOLDER REPORT

SHAREHOLDER INFORMATION

INVESTOR RELATIONS
For more shareholder information, please contact:

TCI GROUP

Linda J. Dill
Vice President
Investor Relations
TCI Communications, Inc.
P.O. Box 5630
Denver, CO 80217
(303) 267-5048

LIBERTY MEDIA GROUP

Vivian J. Carr
Vice President
Liberty Media Corporation
8101 E. Prentice Avenue
Suite 500
Englewood, CO 80111
(303) 721-5406

SHAREHOLDER ACCOUNT ASSISTANCE

For account consolidation, registration changes and other shareholder services, contact The Bank of New York at (800) 524-4458.

For address changes and lost stock certificates, contact Investor Relations at
(303) 267-5048.

TRANSFER AGENT AND REGISTRAR

The Bank of New York
P.O. Box 11258, 11E, Church Street Station
New York, NY 10286-1258
(800) 524-4458
(9 a.m. - 5 p.m. EST)

AUDITORS

KPMG Peat Marwick, LLP
Denver, Colorado

COUNSEL

Baker & Botts, L.L.P.
New York, New York
Sherman & Howard, LLC
Denver, Colorado

STOCK LISTINGS

Tele-Communications, Inc. is traded through the TCI Group and the Liberty Media Group common stocks. TCI Group is traded on the National Market tier of the Nasdaq Market ("Nasdaq") with Series A and Series B TCI Group Common Stock, under the symbols of TCOMA and TCOMB, respectively. Also, the Company's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock is traded on Nasdaq under the symbol TCOMP. Liberty Media Group is traded on Nasdaq with Series A and Series B Common Stock, under the symbols of LBTYA and LBTYB, respectively. Tele-Communications International, Inc., which is traded on Nasdaq under the symbol TINTA, is attributed to the TCI Group. TCI Communications, Inc., the Company's domestic communications subsidiary, trades its Cumulative Exchangeable Preferred Stock, Series A on Nasdaq under the symbol TCICP, its 8.72% Trust Originated Preferred Securities on the New York Stock Exchange under the symbol TFI/pr and its 10% and 9.72% Trust Preferred Securities on the New York Stock Exchange under the symbols TFII and TFIV, respectively.

TCI ON-LINE SERVICES

Additional information on the Company may be found on the Internet at www.tci.com.

FORM 10-K

The Form 10-K filed with the Securities and Exchange Commission (SEC) may be obtained without charge by calling the Investor Relations Department request line at Tele-Communications, Inc., (303) 267-6651, or by accessing the Company's home page at www.tci.com.



(C) 1997 Tele-Communications, Inc.
Printed on Recycled Paper

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